   As filed with the Securities and Exchange Commission on February 11, 1999

                                                      Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        Hearst-Argyle Television, Inc.
            (Exact name of Registrant as Specified in its Charter)

         Delaware                    4833                    74-2717523
     (State or Other          (Primary Standard           (I.R.S. Employer
     Jurisdiction of              Industrial            Identification No.)
     Incorporation or        Classification Code
      Organization)                Number)

                              888 Seventh Avenue
                           New York, New York 10106
                                (212) 887-6800
              (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principal Executive Offices)

                                ---------------

                                Dean H. Blythe
                 Senior Vice President-Corporate Development,
                         Secretary and General Counsel
                        Hearst-Argyle Television, Inc.
                              888 Seventh Avenue
                           New York, New York 10106
                                (212) 887-6800
           (Name, Address, including Zip Code, and Telephone Number,
                  including Area Code, of Agents for Service)

                                ---------------

                                With copies to:

           RICHARD A. PALMER                       STEVEN A. HOBBS
      Fulbright & Jaworski L.L.P.                BONNIE A. BARSAMIAN
           666 Fifth Avenue                      Rogers & Wells LLP
       New York, New York 10103                    200 Park Avenue
            (212) 318-3000                    New York, New York 10166
                                                   (212) 878-8000

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of Pulitzer Publishing Company, with and into the Registrant as provided in the Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998, described in the enclosed Joint Proxy Statement/Prospectus, have been satisfied or waived.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement Number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement Number of the earlier effective registration statement for the same offering. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
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
                                                        Proposed
                                            Proposed     Maximum
                                Amount      Maximum     Aggregate  Amount of
   Title of each Class of       to be    Offering Price Offering  Registration
 Securities to be Registered  Registered  Per Share(1)  Price(1)     Fee(2)
------------------------------------------------------------------------------
Series A Common Stock, $.01
 par value per share........  37,096,774      N/A          N/A     $54,299.48
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) The registration fee for the acquisition of the television broadcast business of Pulitzer Publishing Company ("Pulitzer") has been computed pursuant to Rule 457(f)(1) and (2) under the Securities Act of 1933, as amended (the "Securities Act") on the basis on a rate of $278 per $1,000,000 of the maximum aggregate price of the securities to be received by Hearst-Argyle in the Merger as prescribed by Section 6(b) of the Securities Act. The maximum aggregate price of the securities to be received by Hearst-Argyle is $1,022,661,812.03, determined as follows: the product of (i) the sum of (a) the product of (A) 7,326,561 (the number of shares of Common Stock ("Pulitzer Common Stock"), par value $.01 per share, of Pulitzer issued and outstanding on February 9, 1999), and (B) $82.09375 (the average of the high and low per share trading prices of the Pulitzer Common Stock on the New York Stock Exchange on February 10,
    1999), and (b) the product of (A) 15,297,449 (the number of shares of Class B Common Stock ("Pulitzer Class B Common Stock"), par value $.01 per share, of Pulitzer issued and outstanding on February 10, 1999) and (B) $82.09375 (based on (1) an assumed conversion of each share of Pulitzer Class B Common Stock into one shares of Pulitzer Common Stock (as permitted by Pulitzer's Restated Certificate of Incorporation) and (2) the per share market value of the Pulitzer Common Stock on February 9, 1999 as determined above), multiplied by (ii) 55% (the percentage of the aggregate market value of Pulitzer Common Stock and Pulitzer Class B Common Stock (as determined above) which is attributable to Pulitzer television broadcast business).
(2) Pursuant to Rule 457(b), the registration fee of $284,299.48 is reduced by the fee of $230,000 paid previously to the Commission pursuant to the Securities Exchange Act of 1934, as amended, in connection with the filing of the preliminary proxy materials on Schedule 14A.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        Hearst-Argyle Television, Inc.
                              888 Seventh Avenue
                           New York, New York 10106

                                                              February 11, 1999

Dear Stockholder,

  You are cordially invited to attend the Special Meeting of Stockholders (the "Hearst-Argyle Meeting") of Hearst-Argyle Television, Inc., a Delaware corporation ("Hearst-Argyle"), to be held on Wednesday, March 17, 1999, at 959 Eighth Avenue, New York, New York 10019, starting at 10:00 a.m. (New York time). The Hearst-Argyle Meeting is being held to vote on the proposals described below.

  At the Hearst-Argyle Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), among Pulitzer Publishing Company, a Delaware corporation ("Pulitzer"), Pulitzer Inc., a Delaware corporation and wholly-owned subsidiary of Pulitzer ("New Pulitzer"), and Hearst-Argyle, and all related transactions and agreements, pursuant to which: (i) Pulitzer will contribute to New Pulitzer all of its assets (other than broadcasting assets) and the net proceeds of $700 million of new debt after the satisfaction of certain liabilities (the "New Debt"), subject to all liabilities of Pulitzer (other than broadcasting liabilities, the New Debt and certain other obligations) and distribute shares of capital stock of New Pulitzer to Pulitzer's stockholders and (ii) Pulitzer with its remaining television and radio broadcast assets and liabilities, the New Debt and certain other obligations will be merged with and into Hearst-Argyle with Hearst-Argyle being the surviving corporation in the merger, in exchange for the issuance to Pulitzer stockholders of 37,096,774 shares of Series A Common Stock, par value $.01 per share, of Hearst-Argyle ("Hearst-Argyle Series A Common Stock") on the terms and subject to the conditions contained in the Merger Agreement, all as more fully described in the enclosed Joint Proxy Statement/Prospectus (the "Hearst-Argyle Merger Proposal").

  In addition, at the Hearst-Argyle Meeting, you will also be asked to consider and vote upon a proposal to approve and adopt an amendment to the Amended and Restated Certificate of Incorporation of Hearst-Argyle to increase the number of authorized shares of Hearst-Argyle Common Stock from 200 million to 300 million shares, 200 million of such shares to be designated Hearst-Argyle Series A Common Stock, and 100 million of such shares to be designated Series B Common Stock, par value $.01 per share ("Hearst-Argyle Series B Common Stock") (the "Hearst-Argyle Charter Amendment Proposal").

  The Hearst-Argyle Board of Directors believes that the Hearst-Argyle Merger Proposal offers significant benefits for Hearst-Argyle and its stockholders and is an important step toward Hearst-Argyle's strategic goal of becoming a larger, more significant player in the television broadcasting business and thereby a more profitable and valuable company. The combination of Pulitzer's television and radio stations with the television and radio stations already owned or managed by Hearst-Argyle will create a group of 26 television stations and seven radio stations, and will increase Hearst-Argyle's coverage of U.S. television households from about 12.0% to approximately 17.5%, ranking it as one of the country's two largest independent, or non-network-owned, TV station groups. This combination will also position Hearst-Argyle as the largest ABC affiliate group and the second largest NBC affiliate group.

  The Hearst-Argyle Board believes that the Hearst-Argyle Charter Amendment Proposal is necessary in order to have additional shares of Common Stock available for general corporate purposes, including future acquisitions, equity financings and grants of stock options. The proposed increase in the number of authorized shares of Common Stock will afford Hearst-Argyle the flexibility to take advantage of business and financial opportunities without the delay and expense of seeking stockholder approval for the authorization of additional stock at a later time.

  The Hearst-Argyle Board has unanimously (with one member being absent) approved and adopted the Merger Agreement and the transactions contemplated thereby (including the merger and the issuance of the Hearst-Argyle Series A Common Stock in the merger) and has determined that such transactions are fair to, and in the best interests of, Hearst-Argyle and its stockholders. The Hearst-Argyle Board also has unanimously (with one member being absent) approved the Hearst-Argyle Charter Amendment. The Hearst-Argyle Board recommends that holders of Hearst-Argyle capital stock vote "FOR" the Hearst-Argyle Merger Proposal and "FOR" the Hearst-Argyle Charter Amendment Proposal.

  Hearst Broadcasting, Inc., which owned approximately 87.1% of the outstanding voting power of the Hearst-Argyle common stock and 86.0% of the outstanding voting power of the Hearst-Argyle capital stock as of January 21, 1999, has agreed to vote in favor of the Hearst-Argyle Merger Proposal and has indicated it will vote in favor of the Hearst-Argyle Charter Amendment Proposal.

  A detailed description of the proposed Hearst-Argyle Merger Proposal and Hearst-Argyle Charter Amendment Proposal is set forth in the enclosed Joint Proxy Statement/Prospectus, which you should read carefully. Also, a copy of the Merger Agreement is included as Annex I to the Joint Proxy Statement/Prospectus. A Notice of Special Meeting of Stockholders of Hearst-Argyle is also enclosed. Holders of record of shares of Hearst-Argyle Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock at the close of business on January 21, 1999, the record date for the Hearst-Argyle Meeting, are entitled to notice of, and to vote at, the Hearst-Argyle Meeting and at any adjournments or postponements of the Hearst-Argyle Meeting.

  It is important that your shares be represented at the Hearst-Argyle Meeting, whether or not you plan to attend. Accordingly, you are requested to complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Hearst-Argyle Meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish, even if you have previously returned your proxy card.

  We strongly support the Hearst-Argyle Merger Proposal and Hearst-Argyle Charter Amendment Proposal and join with the other members of the Hearst-Argyle Board in enthusiastically recommending these proposals to you.

                                          Very truly yours,

                                          Bob Marbut
                                          Chairman of the Board
                                          and Co-Chief Executive Officer

                                          John G. Conomikes
                                          President and Co-Chief Executive
                                           Officer

                          Pulitzer Publishing Company
                          900 North Tucker Boulevard
                           St. Louis, Missouri 63101

                                                              February 11, 1999

Dear Fellow Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of Pulitzer Publishing Company, to be held at 10:00 a.m., New York time, on Wednesday, March 17, 1999, at the Hotel Plaza Athenee, Le Trianon Room, 37 East 64th Street, New York, New York 10021. At the Special Meeting, stockholders will be asked to approve two proposals necessary to effectuate the proposed spin-off of the Company's newspaper operations to its stockholders and the proposed merger between the Company and Hearst-Argyle Television, Inc. which were announced in May 1998. The proposals to be considered for approval by the Company's stockholders are the merger agreement with Hearst-Argyle and an amendment to the Company's charter.

  We encourage you to read carefully the enclosed Joint Proxy
Statement/Prospectus which discusses in detail the merger agreement proposal and charter amendment proposal.

  Your Board of Directors has carefully considered the merger agreement and its terms and has unanimously determined that the merger and the charter amendment are in the best interests of the Company and its stockholders. The Board strongly recommends that stockholders approve each proposal.

                             THE MERGER AGREEMENT

  Under the terms of the merger agreement, following the proposed spin-off of the Company's newspaper operations to its stockholders, Hearst-Argyle will acquire the Company's TV and radio broadcasting operations which consist of nine network-affiliated TV stations and five radio stations. In return, the Company's stockholders will exchange their shares of the Company's common stock and Class B common stock for 37,096,774 shares of Hearst-Argyle Series A common stock, all as described in the Joint Proxy Statement/Prospectus. Currently, Hearst-Argyle Series A common stock is listed on the New York Stock Exchange under the symbol "HTV."

                             THE CHARTER AMENDMENT

  The Company's newspaper publishing and related new media businesses will continue after the proposed merger as "Pulitzer Inc." Pulitzer Inc., capitalized with the net proceeds of $700 million in new financing, will be distributed in a tax-free spin-off to the Company's stockholders.

  As part of the spin-off, holders of the Company's common stock will receive shares of Pulitzer Inc. common stock on a share-for-share basis and holders of the Company's Class B common stock will receive shares of Pulitzer Inc. Class B common stock on a share-for-share basis.

  To permit the distribution by the Company of the Pulitzer Inc. common stock to holders of the Company's common stock and Pulitzer Inc. Class B common stock to holders of the Company's Class B common stock pursuant to the spin-off, stockholders will be asked to approve an amendment to the Company's Restated Certificated of Incorporation.

  You should be aware that even though the merger agreement proposal and charter amendment proposal are to be voted upon separately, each is conditional upon the other and the failure of either proposal will cause the Company to abandon its plans with respect to the spin-off and merger.

                            YOUR VOTE IS IMPORTANT!

  Whether or not you plan to attend the Special Meeting in person, it is important that your shares be represented at the meeting. Accordingly, the Board strongly encourages all stockholders to vote by completing, signing and returning the enclosed proxy card as soon as possible.

  Please do not send in your Company stock certificates at this time. If the merger is consummated, you will receive instructions for sending in your share certificates.

  We appreciate your consideration of these proposals and your continuing interest in Pulitzer Publishing Company.

                                          On behalf of the Board of Directors,

                                          Michael E. Pulitzer
                                          Chairman of the Board and
                                          Chief Executive Officer

  If you have questions or need assistance in voting your shares of Pulitzer Publishing Company, you may call MacKenzie Partners, Inc., which is assisting the Board with the Special Meeting, toll-free at (800) 322-2885.

                        Hearst-Argyle Television, Inc.
                              888 Seventh Avenue
                           New York, New York 10106

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

  A Special Meeting of the Stockholders (the "Hearst-Argyle Meeting") of Hearst-Argyle Television, Inc., a Delaware corporation ("Hearst-Argyle"), will be held starting at 10:00 a.m., New York time, on Wednesday, March 17, 1999, at 959 Eighth Avenue, New York, New York 10019. Attendance at the Hearst-Argyle Meeting and any adjournments or postponements thereof will be limited to stockholders of record on January 21, 1999 (the "Hearst-Argyle Record Date") or their proxies, beneficial owners having evidence of ownership on that date and invited guests of Hearst-Argyle. The accompanying Joint Proxy Statement/Prospectus contains detailed information about the matters to be considered at the Hearst-Argyle Meeting.

  The purposes of the Hearst-Argyle Meeting are to consider and vote upon the following proposals (collectively, the "Hearst-Argyle Proposals"):

    1. The approval and adoption of an Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), among Pulitzer Publishing Company, a Delaware corporation ("Pulitzer"), Pulitzer Inc., a Delaware corporation and a wholly owned subsidiary of Pulitzer ("New Pulitzer"), and Hearst-Argyle, and all related transactions and agreements, pursuant to which, in addition to the transactions described in the accompanying Joint Proxy Statement/Prospectus: (i) Pulitzer will contribute to New Pulitzer all of its assets (other than broadcasting assets) and the net proceeds of $700 million of new debt after the satisfaction of certain liabilities (the "New Debt"), subject to all liabilities of Pulitzer (other than broadcasting liabilities, the New Debt and certain other obligations) and distribute shares of capital stock of New Pulitzer to Pulitzer's stockholders and (ii) Pulitzer with its remaining television and radio broadcast assets and liabilities, the New Debt and certain other obligations will be merged with and into Hearst-Argyle with Hearst-Argyle being the surviving corporation in the merger, in exchange for the issuance to Pulitzer stockholders of 37,096,774 shares of Series A Common Stock, par value $.01 per share, of Hearst-Argyle ("Hearst-Argyle Series A Common Stock") on the terms and subject to the conditions contained in the Merger Agreement, all as more fully described in the enclosed Joint Proxy Statement/Prospectus (the "Hearst-Argyle Merger Proposal");

    2. The approval and adoption of an amendment (the "Hearst-Argyle Charter Amendment") to the Amended and Restated Certificate of Incorporation of Hearst-Argyle (the "Hearst-Argyle Charter") to increase the number of authorized shares of common stock of Hearst-Argyle from 200 million to 300 million shares, 200 million of such shares to be designated Hearst-Argyle Series A Common Stock, and 100 million of such shares to be designated Series B Common Stock, par value $.01 per share, of Hearst- Argyle (the "Hearst-Argyle Charter Amendment Proposal"); and,

    3. To transact such other business as may properly come before the Hearst-Argyle Meeting and any adjournments or postponements thereof.

  Only holders of record of shares of Hearst-Argyle Series A Common Stock, Series B Common Stock, par value $.01 per share ("Hearst-Argyle Series B Common Stock"), Series A Preferred Stock, par value $.01 per share ("Hearst-Argyle Series A Preferred Stock"), and Series B Preferred Stock, par value $.01 per share ("Hearst-Argyle Series B Preferred Stock"), at the close of business on the Hearst-Argyle Record Date are entitled to notice of, and to vote at, the Hearst-Argyle Meeting and at any postponements or adjournments thereof. A list of holders of record of shares of Hearst-Argyle Series A Common Stock, Hearst-Argyle Series B Common Stock, Hearst-Argyle Series A Preferred Stock and Hearst-Argyle Series B Preferred Stock at the close of business on the Hearst-Argyle Record Date will be available for inspection at Hearst-Argyle's office during ordinary business hours for the 10-day period prior to the Hearst-Argyle Meeting. Hearst-Argyle's transfer books will not be closed.

  Each of the Hearst-Argyle Proposals will be voted upon separately by the Hearst-Argyle stockholders entitled to vote thereon at the Hearst-Argyle Meeting. The actions contemplated by each of the Hearst-Argyle Merger Proposal and the Hearst-Argyle Charter Amendment Proposal are not conditioned upon approval of the other proposal.

  Whether or not you plan to attend the Hearst-Argyle Meeting in person, you are requested to complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Hearst-Argyle Meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish, even if you have previously returned your proxy card.

  All shares represented at the Hearst-Argyle Meeting by properly executed proxies received prior to or at the Hearst-Argyle Meeting and not properly revoked will be voted at the Hearst-Argyle Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted "FOR" approval of the Hearst-Argyle Proposals.

  THE HEARST-ARGYLE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE HEARST-ARGYLE MERGER PROPOSAL AND "FOR" THE HEARST-ARGYLE CHARTER AMENDMENT PROPOSAL.

                            YOUR VOTE IS IMPORTANT
              PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

                                          By Order of the Board of Directors
                                          of Hearst-Argyle Television, Inc.,

                                          Dean H. Blythe
                                          Secretary

February 11, 1999
New York, New York

                          Pulitzer Publishing Company
                          900 North Tucker Boulevard
                           St. Louis, Missouri 63101

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

  A Special Meeting of the Stockholders (the "Pulitzer Meeting") of Pulitzer Publishing Company, a Delaware corporation ("Pulitzer"), will be held starting at 10:00 a.m., New York time, on Wednesday, March 17, 1999, at the Hotel Plaza Athenee, Le Trianon Room, 37 East 64th Street, New York, New York 10021. Attendance at the Pulitzer Meeting and any adjournments or postponements thereof will be limited to stockholders of record on January 21, 1999 (the "Pulitzer Record Date") or their proxies, beneficial owners having evidence of ownership on that date and invited guests of Pulitzer. The accompanying Joint Proxy Statement/Prospectus contains detailed information about the matters to be considered at the Pulitzer Meeting.

  The purposes of the Pulitzer Meeting are to consider and vote upon the following proposals (collectively, the "Pulitzer Proposals"):

    1. The approval and adoption of an amendment to the Restated Certificate of Incorporation of Pulitzer required in connection with the Spin-Off (as defined below) to permit Pulitzer to distribute one share of Common Stock, par value $.01 per share, of Pulitzer Inc., a Delaware corporation and a wholly owned subsidiary of Pulitzer ("New Pulitzer"), for each outstanding share of Common Stock, par value $.01 per share, of Pulitzer ("Pulitzer Common Stock") and one share of Class B Common Stock, par value $.01 per share, of New Pulitzer for each outstanding share of Class B Common Stock, par value $.01 per share, of Pulitzer ("Pulitzer Class B Common Stock") (the "Pulitzer Charter Amendment Proposal");

    2. The approval and adoption of an Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), among Pulitzer, New Pulitzer and Hearst-Argyle Television, Inc., a Delaware corporation ("Hearst-Argyle"), and all related transactions and agreements, pursuant to which, in addition to the transactions described in the accompanying Joint Proxy Statement/Prospectus: (i) Pulitzer will contribute to New Pulitzer all of its assets (other than broadcasting assets) and the net proceeds of $700 million of new debt (the "New Debt") after the satisfaction of certain liabilities, subject to all liabilities of Pulitzer (other than broadcasting liabilities, the New Debt and certain other obligations) and distribute shares of capital stock of New Pulitzer to Pulitzer's stockholders (collectively, the "Spin-Off") and (ii) Pulitzer, with its remaining television and radio broadcast assets and liabilities, the New Debt and certain other obligations, will be merged with and into Hearst-Argyle with Hearst-Argyle being the surviving corporation in the merger, in exchange for the issuance to Pulitzer stockholders of 37,096,774 shares of Series A Common Stock, par value $.01 per share, of Hearst-Argyle ("Hearst-Argyle Series A Common Stock"), all as more fully described in the accompanying Joint Proxy Statement/Prospectus (the "Pulitzer Merger Proposal"); and

    3. To transact such other business as may properly come before the Pulitzer Meeting and any adjournments or postponements thereof.

  Only holders of record of shares of Pulitzer Common Stock and Pulitzer Class B Common Stock at the close of business on the Pulitzer Record Date are entitled to notice of, and to vote at, the Pulitzer Meeting and at any postponements or adjournments thereof. A list of holders of record of shares of Pulitzer Common Stock and Pulitzer Class B Common Stock at the close of business on the Pulitzer Record Date will be available for inspection at Pulitzer's offices during ordinary business hours for the 10-day period prior to the Pulitzer Meeting. Pulitzer's transfer books will not be closed.

  Each of the Pulitzer Proposals will be voted upon separately by the Pulitzer stockholders entitled to vote thereon at the Pulitzer Meeting. The affirmative vote of a majority of all outstanding shares of Pulitzer Common

Stock and a majority of the outstanding shares of Pulitzer Class B Common Stock entitled to vote thereon, voting together as a single class, and the affirmative vote of a majority of the outstanding shares of Pulitzer Common Stock entitled to vote thereon, voting separately as a class, are necessary to approve the Pulitzer Charter Amendment Proposal. The affirmative vote of a majority of all outstanding shares of Pulitzer Common Stock and Pulitzer Class B Common Stock entitled to vote thereon, voting together as a single class, is necessary to approve the Pulitzer Merger Proposal. The Pulitzer Merger Proposal and the Pulitzer Charter Amendment Proposal are conditional upon one another, and the failure of either Pulitzer Proposal to be approved by the Pulitzer stockholders will result in the abandonment by Pulitzer of all of the transactions described herein.

  Holders of Pulitzer Class B Common Stock are entitled to appraisal rights in connection with the merger, but holders of Pulitzer Common Stock are not entitled to such rights. See "Rights of Dissenting Pulitzer Stockholders" in the accompanying Joint Proxy Statement/Prospectus.

  Whether or not you plan to attend the Pulitzer Meeting in person, you are requested to complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Pulitzer Meeting. If you attend the Pulitzer Meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish, even if you have previously returned your proxy card.

  All shares represented at the Pulitzer Meeting by properly executed proxies received prior to or at the Pulitzer Meeting and not properly revoked will be voted at the Pulitzer Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted "FOR" approval of the Pulitzer Proposals.

  THE PULITZER BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PULITZER MERGER PROPOSAL AND "FOR" THE PULITZER CHARTER AMENDMENT PROPOSAL.

                            YOUR VOTE IS IMPORTANT
              PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

                                          By Order of the Board of Directors
                                          of Pulitzer Publishing Company,

                                          James V. Maloney
                                          Secretary

February 11, 1999
St. Louis, Missouri

                        HEARST-ARGYLE TELEVISION, INC.

                                      AND

                          PULITZER PUBLISHING COMPANY
                             JOINT PROXY STATEMENT

                               ----------------

                        HEARST-ARGYLE TELEVISION, INC.
                                  PROSPECTUS

                               ----------------

  This Joint Proxy Statement/Prospectus is being furnished to holders of common stock and preferred stock of Hearst-Argyle Television, Inc., a Delaware corporation ("Hearst-Argyle"), in connection with the solicitation of proxies by the Board of Directors of Hearst-Argyle (the "Hearst-Argyle Board") for use at a special meeting of stockholders to be held on March 17, 1999, at the time and place specified in the accompanying notice and at any adjournments or postponements thereof (the "Hearst-Argyle Meeting"); and to holders of common stock and Class B common stock of Pulitzer Publishing Company, a Delaware corporation ("Pulitzer"), in connection with the solicitation of proxies by the Board of Directors of Pulitzer (the "Pulitzer Board") for use at a special meeting of stockholders to be held on March 17, 1999, at the time and place specified in the accompanying notice and at any adjournments or postponements thereof (the "Pulitzer Meeting").

  The Hearst-Argyle Meeting has been called to consider and vote upon the following proposals (collectively, the "Hearst-Argyle Proposals"): (i) the approval and adoption of an Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), among Pulitzer, Pulitzer Inc., a Delaware corporation and a wholly owned subsidiary of Pulitzer ("New Pulitzer"), and Hearst-Argyle, and all related transactions and agreements, pursuant to which, in addition to the transactions described below: (x) Pulitzer will contribute to New Pulitzer all of its assets (other than broadcasting assets) and the net proceeds of $700 million of new debt after the satisfaction of certain liabilities (the "New Debt"), subject to all liabilities of Pulitzer (other than broadcasting liabilities, the New Debt and certain other obligations) (the "Contribution"), and distribute shares of capital stock of New Pulitzer to Pulitzer's stockholders (the "Distribution," and together with the Contribution, the "Spin-Off") and (y) Pulitzer, with its remaining television and radio broadcast assets and liabilities, the New Debt and certain other obligations, will be merged with and into Hearst-Argyle with Hearst-Argyle being the surviving corporation in the merger, in exchange for the issuance to Pulitzer stockholders of 37,096,774 shares of Series A Common Stock, par value $.01 per share, of Hearst-Argyle ("Hearst-Argyle Series A Common Stock") as described below and on the terms and subject to the conditions contained in the Merger Agreement (the "Merger") (the "Hearst-Argyle Merger Proposal") and (ii) the approval and adoption of an amendment (the "Hearst-Argyle Charter Amendment") to the Amended and Restated Certificate of Incorporation of Hearst-Argyle (the "Hearst-Argyle Charter") to increase the number of authorized shares of common stock of Hearst-Argyle from 200 million to 300 million shares, 200 million of such shares to be designated Hearst-Argyle Series A Common Stock and 100 million of such shares to be designated Series B Common Stock, par value $.01 per share, of Hearst-Argyle (the "Hearst-Argyle Series B Common Stock" and together with the Hearst-Argyle Series A Common Stock, the "Hearst-Argyle Common Stock") (the "Hearst-Argyle Charter Amendment Proposal"). Hearst-Argyle currently has a sufficient number of authorized shares of common stock (without the additional authorized shares contemplated by the Hearst-Argyle Charter Amendment Proposal) to consummate the Merger. Each of the Hearst-Argyle Proposals will be voted upon separately by the Hearst-Argyle stockholders entitled to vote thereon at the Hearst-Argyle Meeting. The actions contemplated by each of the Hearst-Argyle Merger Proposal and the Hearst-Argyle Charter Amendment Proposal are not conditioned upon approval of the other proposal.

  The Pulitzer Meeting has been called to consider and vote upon the following proposals (collectively, the "Pulitzer Proposals"): (i) the approval and adoption of an amendment (the "Pulitzer Charter Amendment") to the Restated Certificate of Incorporation of Pulitzer (the "Pulitzer Charter") required in connection with the Spin-Off to permit Pulitzer to distribute one share of Common Stock, par value $.01 per share, of New Pulitzer ("New Pulitzer Common Stock") for each outstanding share of Common Stock, par value $.01 per share, of Pulitzer ("Pulitzer Common Stock") and one share of Class B Common Stock, par value $.01 per share, of New Pulitzer ("New Pulitzer Class B Common Stock," and together with the New Pulitzer Common Stock, the "New Pulitzer Stock") for each outstanding share of Class B Common Stock, par value $.01 per share, of Pulitzer ("Pulitzer Class B Common Stock," and together with the Pulitzer Common Stock, the "Pulitzer Stock") (the "Pulitzer Charter Amendment Proposal") and (ii) the approval and adoption of the Merger Agreement and all related transactions and agreements (including the Spin-Off) (the "Pulitzer Merger Proposal"). Each of the Pulitzer Proposals will be voted upon separately by the Pulitzer stockholders entitled to vote thereon at the Pulitzer Meeting. The failure of the Pulitzer stockholders to approve either of the Pulitzer Proposals, however, will result in the abandonment by Pulitzer of the Spin-Off, the Pulitzer Charter Amendment, the Merger and any related transactions.

  On February 9, 1999, the closing sales price of the Hearst-Argyle Series A Common Stock on the New York Stock Exchange, Inc (the "NYSE") was $27.875 per share. Based on this price, the aggregate value of the 37,096,774 shares of Hearst-Argyle Series A Common Stock to be delivered in the Merger is $1,034,072,575.25. The value of such consideration at the time of the closing of the Merger may be more or less than this amount depending on the then market price of the Hearst-Argyle Series A Common Stock.

  Concurrent with the execution and delivery of the Merger Agreement, Hearst-Argyle and certain stockholders of Pulitzer (the "Pulitzer Principal Stockholders") entered into an amended and restated voting agreement, dated as of May 25, 1998 (the "Pulitzer Voting Agreement"), and Hearst Broadcasting, Inc. ("Hearst Broadcasting") and Pulitzer entered into a voting agreement (the "Hearst-Argyle Voting Agreement"). As of January 21, 1999 (the "Pulitzer Record Date") the Pulitzer Principal Stockholders, collectively, had the power to direct the vote of 14,443,209 shares of Pulitzer Class B Common Stock, representing in the aggregate (i) approximately 94.4% of the issued and outstanding shares of Pulitzer Class B Common Stock and (ii) approximately 90.1% of the outstanding voting power of Pulitzer Stock with respect to the Pulitzer Merger Proposal. As of the Pulitzer Record Date, the Pulitzer Principal Stockholders did not own any shares of Pulitzer Common Stock. Pursuant to the Pulitzer Voting Agreement, the Pulitzer Principal Stockholders have agreed to direct the vote of all of their shares of Pulitzer Stock in favor of the Merger Agreement and the transactions contemplated by it (including the Pulitzer Charter Amendment). Therefore, the Pulitzer Principal Stockholders have sufficient voting power to approve the Pulitzer Merger Proposal regardless of the vote of any other stockholders. The consummation of the transactions contemplated by the Pulitzer Merger Proposal, however, is conditioned upon the approval and adoption of the Pulitzer Charter Amendment Proposal. Accordingly, the Spin-Off and the Merger and the related transactions will not be consummated unless the Pulitzer Charter Amendment Proposal is approved and adopted by the requisite votes of Pulitzer stockholders. The Pulitzer Board recommends a vote "FOR" the Pulitzer Proposals.

  Pursuant to the Hearst-Argyle Voting Agreement, Hearst Broadcasting, which as of January 21, 1999 (the "Hearst-Argyle Record Date") owned 100% of the issued and outstanding shares of Hearst-Argyle Series B Common Stock and approximately 37.5% of the issued and outstanding shares of Hearst-Argyle Series A Common Stock, representing in the aggregate approximately 87.1% of the outstanding voting power of the Hearst-Argyle Common Stock and approximately 86.0% of the outstanding voting power of the capital stock of Hearst-Argyle, has agreed to vote all of its shares of capital stock of Hearst-Argyle in favor of the Merger Agreement and the transactions contemplated thereby (including the issuance of the Hearst-Argyle Series A Common Stock to be issued in the Merger). In addition, Hearst Broadcasting has advised Hearst-Argyle that it intends to vote in favor of the Hearst-Argyle Charter Amendment Proposal even though that matter is not covered by the Hearst-Argyle Voting Agreement. Hearst Broadcasting has sufficient voting power to approve the Hearst-Argyle Proposals. Accordingly, the approval of the Hearst-Argyle Proposals is assured regardless of the vote of any other stockholder of Hearst-Argyle. The Hearst-Argyle Board recommends a vote "FOR" the Hearst-Argyle Proposals.

  Upon consummation of the Merger, based on the 37,096,774 shares of Hearst-Argyle Series A Common Stock being delivered to Pulitzer stockholders in the Merger, if the Merger were consummated as of February 9, 1999, and assuming the sale prior to the Merger of all shares of Pulitzer Common Stock proposed to be sold by the Pulitzer Principal Stockholders, the Pulitzer Principal Stockholders, together with the executive officers, directors and other affiliates of Pulitzer, would own as a group approximately 24.9% of the outstanding shares of Hearst-Argyle Common Stock, and Hearst Broadcasting, together with the current executive officers, directors and other affiliates of Hearst-Argyle, would own as a group approximately 53.4% of the outstanding shares of Hearst-Argyle Common Stock.

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of Hearst-Argyle with respect to the shares of Hearst-Argyle Series A Common Stock to be issued to the Pulitzer stockholders in the Merger. The NYSE has approved the listing of such shares of Hearst-Argyle Series A Common Stock on the NYSE, subject to official notice of issuance.

  This Joint Proxy Statement/Prospectus and accompanying forms of proxy are first being mailed to the stockholders of Hearst-Argyle and the stockholders of Pulitzer on or about February 16, 1999.

  See "Risk Factors" commencing on page 61 for certain information that should be considered carefully before voting on the matters described herein.

                               ----------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/ PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

    The date of this Joint Proxy Statement/Prospectus is February 11, 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
AVAILABLE INFORMATION.....................................................   1
INFORMATION INCORPORATED BY REFERENCE.....................................   2
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................   3
SUMMARY...................................................................   4
  Transaction Overview....................................................   4
  The Companies...........................................................   5
  The Special Meetings....................................................   8
  Risk Factors............................................................  10
  The Pre-Merger Transactions.............................................  10
  The Merger and the Merger Agreement.....................................  12
  Control by Affiliates of Vote Required to Approve the Hearst-Argyle and
   Pulitzer Proposals.....................................................  17
  Interests of Officers, Directors and Principal Stockholders in the
   Transactions...........................................................  17
  Hearst-Argyle Stock Repurchase Program..................................  19
  Ownership of Hearst-Argyle Stock after the Merger.......................  20
  Ownership of New Pulitzer after the Spin-Off and the Merger.............  22
  Recommendation of the Boards of Directors...............................  22
  Opinion of Financial Advisor to Pulitzer................................  23
  Opinion of Financial Advisor to Hearst-Argyle...........................  23
  Registration Rights.....................................................  24
  Certain Board Representation Rights.....................................  24
  FCC Agreement...........................................................  25
  Voting Agreements.......................................................  25
  Arizona Diamondbacks Letter Agreement...................................  26
  Certain Federal Income Tax Considerations...............................  27
  Accounting Treatment....................................................  27
  Rights of Dissenting Stockholders.......................................  27
  Comparison of Rights of Stockholders....................................  28
  Exchange Agent..........................................................  28
  Comparative Market Prices and Dividend Data.............................  28
  Selected Historical and Pro Forma Comparative Per Share Data............  29
  Selected Historical Consolidated and Unaudited Pro Forma Combined
   Condensed Financial Information........................................  31
  Hearst-Argyle Unaudited Pro Forma Combined Condensed Financial
   Statements (giving effect to the Merger)...............................  49
  Pro Forma Combined Condensed Statements of Operations of Hearst-Argyle..  57
RISK FACTORS..............................................................  61
  Risk Factors Related to the Hearst-Argyle Merger Stock..................  61
  Federal Income Tax Risks Relating to the Spin-Off and the Merger........  67
  Risk Factors Related to the New Pulitzer Stock..........................  68
  Rule 145 Restrictions...................................................  71
THE SPECIAL MEETINGS......................................................  72
  Times and Places; Purposes..............................................  72
  Record Dates; Stock Entitled to Vote; Quorum............................  72
  Required Votes..........................................................  73
  Solicitation and Voting of Proxies......................................  74

                                                                          Page
                                                                          ----
THE HEARST-ARGYLE MERGER PROPOSAL AND THE PULITZER MERGER PROPOSAL.......  77
  Transaction Overview...................................................  77
  Background of and Pulitzer's Reasons for the Spin-Off and the Merger...  78
  Recommendation of the Pulitzer Board...................................  86
  Opinion of Financial Advisor to Pulitzer...............................  87
  Background of and Hearst-Argyle's Reasons for the Merger...............  92
  Recommendation of the Hearst-Argyle Board..............................  95
  Opinion of Financial Advisor to Hearst-Argyle..........................  95
  Interests of Officers, Directors and Principal Stockholders in the
   Transactions..........................................................  99
  Hearst-Argyle Stock Repurchase Program................................. 101
  Accounting Treatment................................................... 101
THE MERGER AGREEMENT..................................................... 101
  Pre-Merger Transactions................................................ 101
  The Merger............................................................. 103
  Working Capital Adjustment............................................. 106
  Conditions Precedent................................................... 107
  Acquisition Proposals.................................................. 108
  Certain Covenants...................................................... 109
  Certain Representations and Warranties................................. 114
  Indemnification........................................................ 115
  Tax Matters............................................................ 116
  Certain Employee Matters............................................... 117
  Pulitzer Stock Option Plans............................................ 117
  Termination of Merger Agreement........................................ 117
  Amendment; Waiver...................................................... 118
  Regulatory Approvals................................................... 119
  Ancillary Agreements................................................... 120
CAPITALIZATION........................................................... 125
OWNERSHIP OF HEARST-ARGYLE STOCK BEFORE AND AFTER THE MERGER............. 126
OWNERSHIP OF NEW PULITZER STOCK AFTER THE SPIN-OFF AND THE MERGER........ 128
COMPARATIVE PER-SHARE MARKET AND DIVIDEND INFORMATION.................... 128
FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF, THE MERGER AND RELATED
 TRANSACTIONS............................................................ 129
  The Spin-Off........................................................... 129
  The Merger............................................................. 130
  Backup Withholding..................................................... 131
PROPOSAL TO APPROVE AND ADOPT THE HEARST-ARGYLE CHARTER AMENDMENT........ 132
PROPOSAL TO APPROVE AND ADOPT THE PULITZER CHARTER AMENDMENT............. 132
DESCRIPTION OF NEW PULITZER.............................................. 133
  Introduction........................................................... 133
  General................................................................ 133
  Management............................................................. 133
  Operating Strategy..................................................... 133
  Publishing............................................................. 134
  Related "New Media" Operations......................................... 136
  Acquisition Strategy................................................... 137

                                                                          Page
                                                                          ----
  Agency Agreements...................................................... 137
  Competition............................................................ 138
  Employee Relations..................................................... 138
  Raw Materials.......................................................... 139
  Employees.............................................................. 139
DESCRIPTION OF NEW PULITZER CAPITAL STOCK................................ 139
  Common Stock and Class B Common Stock.................................. 139
  Preferred Stock........................................................ 141
  Additional Provisions of the New Pulitzer Charter...................... 141
  New Pulitzer Voting Trust Agreement.................................... 143
  New Pulitzer Registration Rights Agreement............................. 144
  Transfer Agent......................................................... 144
COMPARISON OF RIGHTS OF STOCKHOLDERS OF PULITZER AND NEW PULITZER........ 144
COMPARISON OF RIGHTS OF HOLDERS OF HEARST-ARGYLE SERIES A COMMON STOCK
 AND HOLDERS OF PULITZER COMMON STOCK.................................... 144
NO RIGHTS OF DISSENTING HEARST-ARGYLE STOCKHOLDERS....................... 147
RIGHTS OF DISSENTING PULITZER STOCKHOLDERS............................... 147
  Pulitzer Class B Common Stock.......................................... 147
  Pulitzer Common Stock.................................................. 149
PAYMENTS AND DISTRIBUTIONS TO STOCKHOLDERS............................... 150
LEGAL MATTERS............................................................ 151
EXPERTS.................................................................. 151
FUTURE STOCKHOLDER PROPOSALS............................................. 152
Annex I--Amended and Restated Agreement and Plan of Merger
Annex II--Form of Amendment to Hearst-Argyle's Amended and Restated
 Certificate of Incorporation
Annex III--Form of Amendment to Pulitzer's Restated Certificate of
 Incorporation
Annex IV--Opinion of Financial Advisor to Pulitzer
Annex V--Opinion of Financial Advisor to Hearst-Argyle
Annex VI--Section 262 of the Delaware General Corporation Law
Annex VII--Restated Certificate of Incorporation of Pulitzer Inc.

  All information in this Joint Proxy Statement/Prospectus relating to Hearst-Argyle has been supplied by Hearst-Argyle and all information relating to Pulitzer and New Pulitzer has been supplied by Pulitzer. The unaudited pro forma financial information contained or incorporated by reference herein regarding Hearst-Argyle has been prepared by Hearst-Argyle and includes historical financial information regarding the Pulitzer Broadcasting Business (as defined herein) that was supplied to Hearst-Argyle by Pulitzer. Pulitzer, New Pulitzer and Hearst-Argyle have made certain covenants to each other with respect to the information contained in this Joint Proxy Statement/Prospectus. See "The Merger Agreement--Certain Covenants," and "--Indemnification." Pulitzer and New Pulitzer do not have independent knowledge of the matters set forth herein regarding Hearst-Argyle and take no responsibility for any such information contained herein, and Hearst-Argyle does not have independent knowledge of the matters set forth herein regarding Pulitzer and New Pulitzer and takes no responsibility for any such information contained herein.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HEARST-ARGYLE, PULITZER OR NEW PULITZER (OR THEIR SUCCESSORS). THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HEARST-ARGYLE, PULITZER OR NEW PULITZER SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  Hearst-Argyle has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Hearst-Argyle Series A Common Stock to be issued in the Merger. This Joint Proxy Statement/Prospectus constitutes the Prospectus of Hearst-Argyle filed as part of that Registration Statement. As permitted by the rules and regulations of the SEC, this Joint Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information. Statements contained herein concerning such documents are not necessarily complete and, in each instance, reference is made to the copy of each such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

  Hearst-Argyle and Pulitzer are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information of Hearst-Argyle and Pulitzer can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the public reference branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. Certain securities of Hearst-Argyle and Pulitzer are listed on the New York Stock Exchange, Inc. ("NYSE") and reports and other information concerning Hearst-Argyle and Pulitzer can be inspected at the offices of such exchange at 20 Broad Street, New York, New York 10006.

                     INFORMATION INCORPORATED BY REFERENCE

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO EACH OF HEARST-ARGYLE AND PULITZER THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS RELATING TO HEARST-ARGYLE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: SECRETARY, HEARST-ARGYLE TELEVISION, INC., 888 SEVENTH AVENUE, NEW YORK, NEW YORK 10106, (212) 887-6800. SUCH DOCUMENTS RELATING TO PULITZER (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: SECRETARY, PULITZER PUBLISHING COMPANY, 900 NORTH TUCKER BOULEVARD, ST. LOUIS, MISSOURI 63101, (314) 340-8000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY MARCH 10, 1999.

  The following documents filed by Hearst-Argyle with the SEC (File No. 0-
2700) are incorporated by reference into this Joint Proxy
Statement/Prospectus:

    1. Hearst-Argyle's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by the Form 10-K/A filed on December 16, 1998, the Form 10-K/A filed on January 15, 1999 and the Form 10-K/A filed on February 11, 1999;

    2. Hearst-Argyle's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as amended by the Form 10-Q/A filed on December 10, 1998 and the Form 10-Q/A filed on February 11, 1999; Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, as amended by the Form 10-Q/A filed on December 10, 1998 and the Form 10-Q/A filed on February 11, 1999; and Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, as amended by the Form 10-Q/A filed on February 11, 1999;

    3. Hearst-Argyle's Current Reports on Form 8-K filed on January 13, 1998, March 31, 1998, and May 27, 1998; Current Report on Form 8-K filed September 17, 1998, as amended by the Form 8-K/A filed on December 7, 1998; Current Report on Form 8-K filed on September 29, 1998, as amended by the Form 8-K/A filed on December 16, 1998; and Current Report on Form 8-K filed December 16, 1998, as amended by the Form 8-K/A filed on January 26, 1999 and the Form 8-K/A filed on February 10, 1999;

    4. The description of Hearst-Argyle Series A Common Stock contained in Hearst-Argyle's Registration Statement on Form 8-A/A filed on July 14, 1998;

    5. Argyle's Annual Report on Form 10-K for the year ended December 31, 1996; and,

    6. Argyle's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

  The following documents filed by Pulitzer with the SEC (File No. 1-9329) are incorporated by reference into this Joint Proxy Statement/Prospectus:

    1. Pulitzer's Annual Report on Form 10-K for the year ended December 31, 1997 (except that Items 7 and 8 and Schedule II of this Annual Report are not incorporated herein by reference as they are superseded by the information set forth in Pulitzer's Current Report on Form 8-K filed on January 22, 1999, which is incorporated herein by reference);

    2. Pulitzer's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, as amended by Form 10-Q/A (except that Items 1 and 2 and Exhibit 27 of these Quarterly Reports are not incorporated herein by reference as they are superseded by the information set forth in Pulitzer's Current Report on Form 8-K filed on January 22, 1999, which is incorporated herein by reference);

    3. Pulitzer's Current Reports on Form 8-K filed on June 11, 1998, September 4, 1998, December 16, 1998 and January 22, 1999; and,

    4. The description of the Pulitzer Common Stock contained in Pulitzer's Registration Statement on Form 8-A filed on November 17, 1986.

  In addition, all reports and other documents filed by either Hearst-Argyle or Pulitzer pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the Hearst-Argyle Meeting or the Pulitzer Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus. Subject to the foregoing, all information appearing in this Joint Proxy Statement/Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  This Joint Proxy Statement/Prospectus contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Hearst-Argyle and Pulitzer under "Risk Factors," "The Hearst-Argyle Merger Proposal and The Pulitzer Merger Proposal--Background of and Pulitzer's Reasons for the Spin-Off and the Merger," "--Recommendation of the Pulitzer Board," "--Opinion of Financial Advisor to Pulitzer," "--Background of and Hearst-Argyle's Reasons for the Merger," "--Recommendation of the Hearst-Argyle Board," and "--Opinion of Financial Advisor to Hearst-Argyle" and those statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, Hearst-Argyle and Pulitzer claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Stockholders of Hearst-Argyle and Pulitzer should understand that the following important factors, in addition to those discussed elsewhere in this Joint Proxy Statement/Prospectus and in the documents that are incorporated by reference, could affect the future results of Hearst-Argyle and could cause those results to differ materially from those expressed in each forward-looking statement: material adverse changes in economic conditions in the markets served by Hearst-Argyle; a significant delay in the expected closing of the Merger; future regulatory actions and conditions concerning broadcast radio and television stations or their operating areas; the possibility that currently unanticipated difficulties may arise in integrating the operations of two major businesses; and, competition from others in the broadcast television and newspaper markets served by Hearst-Argyle's and Pulitzer's respective businesses.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus or in documents incorporated herein by reference. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth or incorporated by reference elsewhere in this Joint Proxy Statement/Prospectus and its Annexes, all of which should be reviewed carefully.

Transaction Overview

  General. Hearst-Argyle Television, Inc., a Delaware corporation ("Hearst-Argyle"), Pulitzer Publishing Company, a Delaware corporation ("Pulitzer"), and Pulitzer Inc., a Delaware corporation and a wholly owned subsidiary of Pulitzer ("New Pulitzer"), entered into an Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), which provides for, among other things, (i) the contribution by Pulitzer to New Pulitzer of all its assets (other than broadcasting assets) and the net proceeds of the New Debt (as defined herein) after the satisfaction of certain liabilities, subject to all liabilities of Pulitzer (other than broadcasting liabilities, the New Debt and certain other obligations) and the distribution of shares of capital stock of New Pulitzer to Pulitzer's stockholders and (ii) the Merger (as defined herein) with and into Hearst-Argyle of Pulitzer with its remaining television and radio broadcast assets and liabilities, the New Debt and certain other obligations.

  The Spin-Off. Prior to the Merger, Pulitzer will contribute (the "Contribution") to New Pulitzer (i) all of its assets other than (A) the issued and outstanding capital stock of Pulitzer Broadcasting Company, a wholly owned subsidiary of Pulitzer ("Pulitzer Broadcasting"), and of WESH Television, Inc., KCCI Television, Inc., and WDSU Television, Inc., each an indirect wholly owned subsidiary of Pulitzer (collectively, the "Broadcasting Subsidiaries") and (B) any of the assets of Pulitzer Broadcasting or the Broadcasting Subsidiaries or other assets related primarily to Pulitzer's broadcasting businesses (collectively, the "Broadcasting Assets," and together with Pulitzer Broadcasting and the Broadcasting Subsidiaries, the "Pulitzer Broadcasting Business"); (ii) the net proceeds of $700 million in new financing (the "New Debt") after paying or providing for all of Pulitzer's existing indebtedness (the "Existing Debt") and any fees and expenses incurred by Pulitzer in connection with the transactions contemplated by the Merger Agreement (the "Deal Expenses"); and, (iii) any other remaining cash and cash equivalents then owned by Pulitzer. As part of the Contribution, New Pulitzer will assume all liabilities of Pulitzer except liabilities associated with the Pulitzer Broadcasting Business, the New Debt and certain other obligations. Following the Contribution and prior to the Merger, Pulitzer will distribute one share of Common Stock, par value $.01 per share, of New Pulitzer ("New Pulitzer Common Stock") for each outstanding share of Common Stock, par value $.01 per share, of Pulitzer ("Pulitzer Common Stock"), and one share of Class B Common Stock, par value $.01 per share, of New Pulitzer ("New Pulitzer Class B Common Stock," and together with the New Pulitzer Common Stock, the "New Pulitzer Stock") for each outstanding share of Class B Common Stock, par value $.01 per share, of Pulitzer ("Pulitzer Class B Common Stock," and together with the Pulitzer Common Stock, the "Pulitzer Stock") (the "Distribution," and together with the Contribution, the "Spin-Off"). In order to effect the Distribution, it will be necessary for Pulitzer to amend its Restated Certificate of Incorporation immediately prior thereto as described herein.

  The New York Stock Exchange, Inc. ("NYSE") has approved the listing, subject to official notice of issuance, of the shares of New Pulitzer Common Stock that will be distributed to holders of Pulitzer Common Stock in the Distribution under the symbol "PTZ". The shares of New Pulitzer Class B Common Stock to be distributed to holders of Pulitzer Class B Common Stock in the Distribution will not be listed on any national securities exchange or any over-the-counter market.

  The Merger. Following the Spin-Off, Pulitzer, with its remaining television and radio broadcast assets and liabilities, the New Debt and certain other obligations, will be merged with and into Hearst-Argyle with Hearst-

Argyle being the surviving corporation in the merger, in exchange for the issuance to Pulitzer stockholders of 37,096,774 shares of Series A Common Stock, par value $.01 per share, of Hearst-Argyle ("Hearst-Argyle Series A Common Stock"), as described below and on the terms and subject to the conditions contained in the Merger Agreement (the "Merger"). As a result of the Merger, Hearst-Argyle will assume Pulitzer's indebtedness under the $700 million New Debt financing. The New Debt financing initially will be secured by the cash proceeds of the loan and, upon payment of the Existing Debt and the occurrence of the Spin-Off, the lien on the cash will be released and replaced by a pledge of all of the issued and outstanding shares of capital stock of Pulitzer Broadcasting and the Broadcasting Subsidiaries. The net proceeds of the New Debt will be contributed to New Pulitzer prior to the Merger pursuant to the Contribution in order to capitalize New Pulitzer. In addition, pursuant to a working capital adjustment mechanism in the Merger Agreement, Hearst-Argyle will pay to New Pulitzer or New Pulitzer will pay to Hearst-Argyle, respectively, the amount by which Pulitzer's working capital as of the consummation of the Merger is greater or less than $41 million.

  The NYSE has approved the listing of the shares of Hearst-Argyle Series A Common Stock that will be issued to holders of Pulitzer Stock in the Merger on the NYSE, subject to official notice of issuance.

The Companies

  Hearst-Argyle. Hearst-Argyle owns or manages 17 television stations reaching approximately 12% of U.S. television households. Hearst-Argyle is the largest "pure-play" (owning television stations only) publicly owned television broadcast company in the U.S. and is the fourth-largest, non-network-owned television group. Formed as a Delaware corporation in 1994 under the name Argyle Television, Inc. ("Argyle"), Hearst-Argyle is the successor to the combined operations of Argyle and the television broadcast group of The Hearst Corporation ("Hearst") pursuant to a merger transaction that was consummated on August 29, 1997 (the "Hearst Transaction"). In that transaction, Hearst contributed its television broadcast group and related broadcast operations (the "Hearst Broadcast Group") to Argyle and merged a wholly owned subsidiary of Hearst with and into Argyle, with Argyle as the surviving corporation (renamed "Hearst-Argyle Television, Inc."). Hearst-Argyle currently owns 13 television stations and programs one other television station under a time brokerage agreement, and manages three additional television stations and two radio stations that are owned or operated by Hearst. Hearst-Argyle has an option to acquire one of the managed television stations and Hearst's interests in another of the managed television stations, and has a right of first refusal with respect to the third managed television station. Effective June 1, 1998, Hearst-Argyle completed a tax-deferred exchange with STC Broadcasting, Inc. and certain related entities (collectively, "STC") whereby Hearst-Argyle exchanged its television stations WNAC-TV, Providence, Rhode Island, and WDTN-TV, Dayton, Ohio, for STC's television stations KSBW-TV, Monterey-Salinas, California, and WPTZ-TV/WNNE-TV, Burlington, Vermont/Plattsburgh, New York (the "STC Swap"). Divestiture of WNAC and WDTN was required under the order of the Federal Communications Commission (the "FCC") approving the Hearst Transaction.

  On January 5, 1999 and effective January 1, 1999 for accounting purposes, Hearst-Argyle acquired through a merger transaction all of the partnership interests in Kelly Broadcasting Co., a California limited partnership ("Kelly Broadcasting"), in exchange for approximately $520 million in cash, subject to a working capital adjustment (the "Kelly Transaction"). As a result of the Kelly Transaction, Hearst-Argyle acquired television broadcast station KCRA-TV, Sacramento, California and the programming rights under an existing Time Brokerage Agreement with Channel 58, Inc., a California corporation, with respect to KQCA-TV, Sacramento, California. In addition, Hearst-Argyle acquired substantially all of the assets and certain of the liabilities of Kelleproductions, Inc., a California corporation, for approximately $10 million in cash.

  In late December 1998 and early January 1999, Hearst-Argyle issued $450 million aggregate principal amount of Senior Notes to institutional investors (the "Private Placement Debt"). The notes have a maturity of 12 years, with an average life of 10 years, and bear interest at 7.18% per annum.

  As of the Hearst-Argyle Record Date (as defined herein), Hearst owned through its wholly owned subsidiary, Hearst Broadcasting, Inc. ("Hearst Broadcasting"), 100% of the issued and outstanding shares of Series B Common Stock, par value $.01 per share, of Hearst-Argyle ("Hearst-Argyle Series B Common Stock," and together with the Hearst-Argyle Series A Common Stock, the "Hearst-Argyle Common Stock") and approximately 37.5% of the issued and outstanding shares of Hearst-Argyle Series A Common Stock, representing in the aggregate approximately 87.1% of the outstanding voting power of the Hearst-Argyle Common Stock and approximately 86.0% of the outstanding voting power of the Hearst-Argyle Stock, as of the Hearst-Argyle Record Date. Upon consummation of the Merger, based on the 37,096,774 shares of Hearst-Argyle Series A Common Stock being delivered to Pulitzer stockholders in the Merger, if the Merger were consummated as of February 9, 1999, Hearst Broadcasting would own approximately 51.8% of the outstanding shares of Hearst-Argyle Common Stock. Through its ownership of Hearst-Argyle Series B Common Stock, Hearst Broadcasting is entitled to elect as a class all but two members of the Board of Directors of Hearst-Argyle (the "Hearst-Argyle Board"). The remaining common stock of Hearst-Argyle is in the form of Hearst-Argyle Series A Common Stock, the holders of which are entitled to elect the remaining two members of the Hearst-Argyle Board and which is listed on the NYSE under the symbol "HTV." Additional information regarding Hearst-Argyle is contained in reports filed by Hearst-Argyle with the Securities and Exchange Commission (the "SEC") and is incorporated by reference herein.

  Hearst-Argyle is organized under the laws of the State of Delaware and its principal executive offices are located at 888 Seventh Avenue, New York, New York 10106, (212) 887-6800.

  Pulitzer. Pulitzer is engaged in newspaper publishing and television and radio broadcasting. Its newspaper operations consist of two major metropolitan dailies: the St. Louis Post-Dispatch, the only major daily newspaper serving the St. Louis metropolitan area; and The Arizona Daily Star, serving the Tucson metropolitan area. In addition, the Pulitzer community newspaper group includes 12 dailies that serve smaller markets, primarily in the West and Midwest. Pulitzer's broadcasting operations consist of nine network-affiliated television stations located in Daytona Beach/Orlando, Florida; Greenville, South Carolina; New Orleans, Louisiana; Lancaster, Pennsylvania; Greensboro/Winston-Salem, North Carolina; Albuquerque, New Mexico; Louisville, Kentucky; Des Moines, Iowa; and Omaha, Nebraska; and five radio stations located in Phoenix, Arizona; Eden, North Carolina; and, Louisville, Kentucky.

  The Pulitzer Publishing Company was founded by the first Joseph Pulitzer in 1878 to publish the original St. Louis Post-Dispatch and has operated continuously since that time under the direction of the Pulitzer family. Michael E. Pulitzer, a grandson of the founder, currently serves as Chairman of the Board, President and Chief Executive Officer of Pulitzer.

  Pulitzer is organized under the laws of the State of Delaware and its principal executive offices are located at 900 North Tucker Boulevard, St. Louis, Missouri 63101, (314) 340-8000.

  New Pulitzer. After consummation of the Spin-Off and the Merger, New Pulitzer will operate, directly or through its subsidiaries, the newspaper and related new media businesses of Pulitzer. Financial and other information about each of these businesses is contained in reports filed by Pulitzer with the SEC and is incorporated by reference herein. See "Information Incorporated by Reference."

  On January 1, 1999, Robert C. Woodworth began serving as President and Chief Executive Officer of New Pulitzer, pursuant to a three-year employment agreement with New Pulitzer. Mr. Woodworth was a Vice President-Newspapers of Knight Ridder, Inc. from May 1997 until December 1998. Prior to that, Mr. Woodworth worked for Capital Cities/ABC in various positions, most recently as Publisher of The Kansas City Star and Senior Vice President-Metro Newspapers. Mr. Woodworth will be named a director of New Pulitzer following consummation of the Merger. Mr. Pulitzer will continue to serve as Chairman of the Board of New Pulitzer.

  New Pulitzer was organized in connection with the Spin-Off and the Merger in May 1998 under the laws of the State of Delaware and its principal executive offices are located at 900 North Tucker Boulevard, St. Louis, Missouri 63101,
(314) 340-8000.

  Hearst-Argyle After the Merger. After consummation of the Merger, Hearst-Argyle will own or manage 26 television stations and seven radio stations (collectively, the "Hearst-Argyle Stations"). Under current FCC rules, Hearst-Argyle will not be able to own both the WBAL-TV (Baltimore, Maryland) television station and the WGAL(TV) (Lancaster, Pennsylvania) television station and therefore the FCC, as part of its consent to the Merger, required Hearst-Argyle to file an application to divest either WBAL-TV or WGAL(TV) (or propose such other action that would result in compliance with such FCC rules) within six months following consummation of the Merger. The following tables set forth information for each of the Hearst-Argyle Stations.

                                                                   Percentage of
                           Market  Television   Network           U.S. Television
  Market                  Rank (1)  Station   Affiliation Channel Households (2)
  ------                  -------- ---------- ----------- ------- ---------------
Boston, MA..............      6       WCVB        ABC        5          2.20%
Tampa, FL(3)............     14       WWWB        WB        32          1.47%
Pittsburgh, PA..........     19       WTAE        ABC        4          1.14%
Sacramento, CA..........     20       KCRA        NBC        3          1.14%
Sacramento, CA(4).......     20       KQCA        WB        58           --
*Orlando, FL............     22       WESH        NBC        2          1.08%
Baltimore, MD(5)........     24       WBAL        NBC       11          1.00%
Milwaukee, WI...........     31       WISN        ABC       12          0.81%
Cincinnati, OH..........     32       WLWT        NBC        5          0.81%
Kansas City, MO.........     33       KMBC        ABC        9          0.81%
Kansas City, MO(3)......     33       KCWE        UPN       29           --
*Greenville, SC.........     35       WYFF        NBC        4          0.74%
*New Orleans, LA........     41       WDSU        NBC        6          0.63%
West Palm Beach, FL(3)..     44       WPBF        ABC       25          0.61%
Oklahoma City, OK.......     45       KOCO        ABC        5          0.60%
*Lancaster, PA(5).......     46       WGAL        NBC        8          0.60%
*Greensboro, NC.........     47       WXII        NBC       12          0.59%
*Louisville, KY.........     48       WLKY        CBS       32          0.57%
*Albuquerque, NM(6).....     49       KOAT        ABC        7          0.57%
*Des Moines, IA.........     70       KCCI        CBS        8          0.39%
Honolulu, HI............     71       KITV        ABC        4          0.38%
*Omaha, NE..............     73       KETV        ABC        7          0.38%
Jackson, MS.............     89       WAPT        ABC       16          0.30%
Burlington, VT..........     91    WPTZ/WNNE      NBC      5/31         0.29%
Ft. Smith/Fayetteville,
 AR.....................    117    KHBS/KHOG    ABC/ABC    40/29        0.22%
Monterey-Salinas, CA....    119       KSBW        NBC        8          0.22%
                                                                       -----
  Total.................                                               17.55%
                                                                       =====

                                            Market   Radio
  Market                                    Rank(7) Station        Format
  ------                                    ------- -------- -------------------
*Phoenix, AR...............................    17   KTAR--AM        News
                                                    KMVP--AM       Sports
                                                    KKLT--FM     Light Rock
Baltimore, MD(3)...........................    19   WBAL--AM        News
                                                    WIYY--FM Album Oriented Rock
*Greensboro, NC............................    40   WXII--AM        News
*Louisville, KY............................    52   WLKY--AM        News

--------
* Designates a station to be owned or operated by Hearst-Argyle as a consequence of the Merger.
(1) Market rank is based on the relative size of the Designated Market Area (defined by A.C. Nielsen Co. ("Nielsen") as geographic markets for the sale of national "spot" and local advertising time) ("DMA") among the 211 generally recognized DMAs in the U.S., based on Nielsen estimates for the 1998-99 season.
(2) Based on Nielsen estimates for the 1998-99 season.
(3) WWWB-TV and WPBF-TV television stations and WBAL-AM and WIYY-FM radio stations are managed by Hearst-Argyle under a management agreement with Hearst. In addition, Hearst-Argyle provides certain management services to Hearst in order to allow Hearst to fulfill its obligations under a program services and time brokerage agreement between Hearst and the permittee of KCWE in Kansas City, Missouri.
(4) Provides programming and other services under a time brokerage agreement with Channel 58, Inc., the FCC licensee of KQCA.
(5) Under current FCC rules, Hearst-Argyle would not be able to own both the WBAL-TV (Baltimore, Maryland), and the WGAL(TV) (Lancaster, Pennsylvania) television stations. The FCC, as part of its order granting consent to the transfer of control of Pulitzer, has granted to Hearst-Argyle a temporary, six-month waiver (from the date of consummation of the Merger) of the applicable rule in order to enable it to divest one of the stations in order to achieve compliance with the rules.
(6) Market Rank and Percentage of U.S. Television Households include information relating to two satellite stations currently owned by Pulitzer, which Hearst-Argyle will own after consummation of the Merger: KOCT(TV), Channel 6 in Carlsbad, New Mexico and KOVT(TV), Channel 10 in Silver City, New Mexico.
(7) Market rank is based on BIA Research Inc.'s Investing in Radio 1998 Market Report.

The Special Meetings

  Hearst-Argyle. A Special Meeting of the Stockholders of Hearst-Argyle (the "Hearst-Argyle Meeting") will be held at 959 Eighth Avenue, New York, New York 10019, on March 17, 1999, beginning at 10:00 a.m. New York time. The purpose of the Hearst-Argyle Meeting is to consider and vote upon the following proposals (the "Hearst-Argyle Proposals"): (i) the approval and adoption of the Merger Agreement and all related transactions and agreements (the "Hearst-Argyle Merger Proposal") and (ii) the approval and adoption of an amendment (the "Hearst-Argyle Charter Amendment") to the Amended and Restated Certificate of Incorporation of Hearst-Argyle (the "Hearst-Argyle Charter") to increase the number of authorized shares of Hearst-Argyle Common Stock from 200 million to 300 million shares, 200 million of such shares to be designated Hearst-Argyle Series A Common Stock and 100 million of such shares to be designated Hearst-Argyle Series B Common Stock (the "Hearst-Argyle Charter Amendment Proposal"). A copy of the Merger Agreement is attached hereto as Annex I. A copy of the Hearst-Argyle Charter Amendment is attached hereto as Annex II. See "The Special Meetings--Solicitation and Voting of Proxies--Hearst-Argyle."

  The record date for the Hearst-Argyle Meeting is January 21, 1999 (the "Hearst-Argyle Record Date"). Accordingly, holders of record of Hearst-Argyle Series A Common Stock, Hearst-Argyle Series B Common Stock, Series A Preferred Stock, par value $.01 per share, of Hearst-Argyle ("Hearst-Argyle Series A Preferred Stock") and Series B Preferred Stock, par value $.01 per share, of Hearst-Argyle ("Hearst-Argyle Series B

Preferred Stock," and together with the Hearst-Argyle Series A Preferred Stock and the Hearst-Argyle Common Stock, the "Hearst-Argyle Stock") as of the Hearst-Argyle Record Date will be entitled to notice of and to vote at, the Hearst-Argyle Meeting. As of the Hearst-Argyle Record Date, 10,752,457 shares of Hearst-Argyle Series A Common Stock, 41,298,648 shares of Hearst-Argyle Series B Common Stock, 10,938 shares of Hearst-Argyle Series A Preferred Stock and 10,938 shares of Hearst-Argyle Series B Preferred Stock were issued and outstanding and entitled to vote at the Hearst-Argyle Meeting. Each share of Hearst-Argyle Series A Common Stock and Hearst-Argyle Series B Common Stock is entitled to one vote per share and each share of Hearst-Argyle Series A Preferred Stock and Hearst-Argyle Series B Preferred Stock is entitled to 29 votes per share.

  Under the Delaware General Corporation Law (the "DGCL"), the affirmative vote of the holders of a majority of the outstanding shares of Hearst-Argyle Series A Common Stock, Hearst-Argyle Series B Common Stock, Hearst-Argyle Series A Preferred Stock and Hearst-Argyle Series B Preferred Stock, voting together as a single class, is required for approval of the Hearst-Argyle Merger Proposal. Stockholder approval of the Hearst- Argyle Merger Proposal will also constitute approval of the issuance of the 37,096,774 shares of Hearst-Argyle Series A Common Stock being delivered to Pulitzer stockholders in the Merger, which by the rules of the NYSE must be approved by a majority of the votes cast by the holders of the Hearst-Argyle Series A Common Stock, Hearst-Argyle Series B Common Stock, Hearst-Argyle Series A Preferred Stock and Hearst-Argyle Series B Preferred Stock, voting together as a single class, provided that the total vote cast in respect of the proposal represents a majority of all shares of capital stock of Hearst-Argyle entitled to vote thereon.

  Under the DGCL, the Hearst-Argyle Charter and the By-Laws of Hearst-Argyle (the "Hearst-Argyle By- Laws"), approval of the Hearst-Argyle Charter Amendment Proposal requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Hearst-Argyle Series A Common Stock, Hearst-Argyle
Series B Common Stock, Hearst-Argyle Series A Preferred Stock and Hearst-Argyle Series B Preferred Stock represented in person or by proxy at the Hearst-Argyle Meeting and voting together as a single class and (ii) the holders of a majority of the outstanding shares of Hearst-Argyle Series A Common Stock and Hearst-Argyle Series B Common Stock, represented in person or by proxy at the Hearst-Argyle Meeting and voting together as a single class. The actions contemplated by each of the Hearst-Argyle Merger Proposal and the Hearst-Argyle Charter Amendment Proposal are not conditioned upon the approval of the other proposal.

  As of the Hearst-Argyle Record Date, Hearst Broadcasting owned 100% of the issued and outstanding shares of Hearst-Argyle Series B Common Stock and 4,036,725 of the issued and outstanding shares of Hearst- Argyle Series A Common Stock representing in the aggregate approximately 87.1% of the outstanding voting power of the Hearst-Argyle Common Stock and 86.0% of the outstanding voting power of the Hearst-Argyle Stock. Therefore, Hearst Broadcasting has sufficient voting power to approve the Hearst-Argyle Proposals regardless of the vote of any other stockholders. See "--Control by Affiliates of Vote Required to Approve the Hearst-Argyle and Pulitzer Proposals." Hearst Broadcasting has entered into a voting agreement with Pulitzer pursuant to which it has agreed to vote in favor of the Hearst-Argyle Merger Proposal. Hearst Broadcasting has also advised Hearst-Argyle that it intends to vote in favor of the Hearst-Argyle Charter Amendment Proposal even though that matter is not covered by the Hearst-Argyle Voting Agreement. As of the Hearst-Argyle Record Date, the directors and executive officers of Hearst-Argyle as a group beneficially owned approximately 2.8% of the outstanding shares of Hearst-Argyle Common Stock. These shares are not subject to any voting agreements and such directors and executive officers have not indicated any intention as to how they will vote. See "The Merger Agreement--Ancillary Agreements--Hearst-Argyle Voting Agreement."

  Pulitzer. A Special Meeting of the Stockholders of Pulitzer (the "Pulitzer Meeting") will be held at the Hotel Plaza Athenee, Le Trianon Room, 37 East 64th Street, New York, New York 10021, on March 17, 1999, beginning at 10:00 a.m. New York time. The purpose of the Pulitzer Meeting is to consider and vote upon the following proposals (collectively, the "Pulitzer Proposals"): (i) the approval and adoption of an amendment (the "Pulitzer Charter Amendment") to the Restated Certificate of Incorporation of Pulitzer (the "Pulitzer Charter") required in connection with the Spin-Off to permit Pulitzer to effect the Distribution (the "Pulitzer Charter

Amendment Proposal") and (ii) the approval and adoption of the Merger Agreement and all related transactions and agreements (the "Pulitzer Merger Proposal"). A copy of the Pulitzer Charter Amendment is attached hereto as Annex III. See "The Special Meetings--Solicitation and Voting of Proxies--Pulitzer."

  The record date for the Pulitzer Meeting is January 21, 1999 (the "Pulitzer Record Date"). Accordingly, holders of record of Pulitzer Common Stock and Pulitzer Class B Common Stock as of the Pulitzer Record Date will be entitled to notice of and to vote at the Pulitzer Meeting. As of the Pulitzer Record Date, 7,321,465 shares of Pulitzer Common Stock and 15,297,449 shares of Pulitzer Class B Common Stock were issued and outstanding and entitled to vote at the Pulitzer Meeting. Each share of Pulitzer Common Stock is entitled to one vote per share and each share of Pulitzer Class B Common Stock is entitled to 10 votes per share.

  Under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of the Pulitzer Stock, voting together as a single class, is required for approval of the Merger Agreement. Under the DGCL, the Pulitzer Charter and the By-Laws of Pulitzer (the "Pulitzer By-Laws"), the affirmative vote of the holders of a majority of the outstanding shares of the Pulitzer Stock, voting together as a single class, and the vote of the holders of a majority of the outstanding shares of the Pulitzer Common Stock, voting separately as a class, are required for approval of the Pulitzer Charter Amendment.

  As of the Pulitzer Record Date, certain holders of Pulitzer Stock (the "Pulitzer Principal Stockholders"), including David E. Moore, Emily Rauh Pulitzer and Michael E. Pulitzer, individually or as trustees or controlling persons of certain Pulitzer Principal Stockholders, collectively, had the power to direct the vote of 14,443,209 shares of Pulitzer Class B Common Stock, representing approximately 94.4% of the issued and outstanding shares of Pulitzer Class B Common Stock and approximately 90.1% of the outstanding voting power of Pulitzer Stock with respect to the Pulitzer Merger Proposal. As of the Pulitzer Record Date, the Pulitzer Principal Stockholders did not own any shares of Pulitzer Common Stock. Pursuant to the Pulitzer Voting Agreement, the Pulitzer Principal Stockholders have agreed to direct the vote of all their shares or Pulitzer Stock in favor of the Merger Agreement and the transactions contemplated by it (including the Pulitzer Charter Amendment). Therefore, the Pulitzer Principal Stockholders have sufficient voting power to approve the Pulitzer Merger Proposal regardless of the vote of any other stockholders. The consummation of the transactions contemplated by the Pulitzer Merger Proposal, however, is conditioned upon the approval and adoption of the Pulitzer Charter Amendment Proposal. Accordingly, the Spin-Off and the Merger and the related transactions will not be consummated unless the Pulitzer Charter Amendment Proposal is approved and adopted by the requisite votes of Pulitzer stockholders. See "--Control by Affiliates of Vote Required to Approve the Hearst-Argyle and Pulitzer Proposals" and "--Interests of Officers, Directors and Principal Stockholders in the Transactions." The Pulitzer Principal Stockholders have entered into a voting agreement with Hearst-Argyle pursuant to which they have agreed to vote or direct the vote of all their shares of Pulitzer Stock in favor of the Pulitzer Proposals. See "The Merger Agreement-- Ancillary Agreements--Pulitzer Voting Agreement."

Risk Factors

  In determining whether to vote for the Hearst-Argyle Proposals and the Pulitzer Proposals, stockholders should carefully read and evaluate certain risks associated with Hearst-Argyle, Pulitzer, New Pulitzer, the Spin-Off and the Merger, including, without limitation, risk factors related to the Hearst-Argyle Merger Stock, certain tax and other risk factors associated with the transactions contemplated by the Spin-Off and the Merger, risk factors related to the New Pulitzer Stock and risk factors related to certain legal restrictions on the sale of Hearst-Argyle Merger Stock after the Merger. See "Risk Factors."

The Pre-Merger Transactions

  Prior to and as a condition to the Merger, each of the following transactions must be consummated. See "The Merger Agreement--Pre-Merger Transactions" for a more complete description of these transactions.

  Financing. Prior to the Spin-Off, Pulitzer has agreed to use commercially reasonable efforts to obtain the New Debt through a financing in the amount of $700 million on terms reasonably and mutually acceptable to Pulitzer and Hearst-Argyle, which may be secured by the proceeds thereof, the Broadcasting Assets or the issued and outstanding shares of capital stock of Pulitzer Broadcasting and/or the Broadcasting Subsidiaries. Pulitzer expects to enter into a commitment letter with The Chase Manhattan Bank ("Chase"), pursuant to which Chase, subject to the negotiation, execution and delivery of definitive documentation and several conditions, will commit to lend to Pulitzer $700 million, which loan will be due and payable upon two days' prior written notice and secured initially by the cash proceeds of the loan. Upon payment of the Existing Debt and the occurrence of the Spin-Off, the lien on the cash will be released and replaced by a pledge of all the issued and outstanding shares of capital stock of Pulitzer Broadcasting and the Broadcasting Subsidiaries. On or before the closing date of the Merger, Pulitzer will use a portion of the proceeds of the New Debt to pay or provide for the payment of the Existing Debt and the Deal Expenses. Pulitzer will contribute the balance of the proceeds of the New Debt, along with any other remaining cash and cash equivalents then owned by Pulitzer, to New Pulitzer pursuant to the Contribution Agreement (as defined herein).

  Under the terms of the proposed commitment letter, Pulitzer will pay a corporate finance fee to Chase of $500,000, payable on or before the Closing Date. If for any reason the Merger is not consummated, Pulitzer expects to repay a portion of the New Debt with the proceeds remaining after any payment of Existing Debt or Deal Expenses. However, under such circumstances, if the New Debt is not fully repaid on the day after the New Debt is borrowed, Chase Securities Inc. ("CSI"), on behalf of Chase, will be permitted to structure, arrange and syndicate senior secured credit facilities in the amount of $700 million, the proceeds of which will be applied to refinance the New Debt. If the New Debt remains unpaid and outstanding for more than three business days, Pulitzer will pay to Chase an advisory fee in the amount of $5.25 million, provided that if the New Debt is repaid from the proceeds of a syndicated financing arranged or underwritten by CSI or any of its affiliates, the advisory fee will be credited against any syndication or underwriting fees payable to Chase in connection with the refinancing.

  Spin-Off. Prior to the closing of the Merger, Pulitzer will effect the Contribution by contributing and transferring to New Pulitzer and/or its wholly owned subsidiaries (collectively, the "New Pulitzer Group") all the assets of Pulitzer other than the issued and outstanding capital stock of Pulitzer Broadcasting and the Broadcasting Subsidiaries, any of the Broadcasting Assets and certain other rights (the "Retained Assets"), pursuant to a Contribution and Assumption Agreement between Pulitzer and New Pulitzer, a form of which is attached as Exhibit C to Annex I hereto (the "Contribution Agreement"). In connection with the Contribution, New Pulitzer, among other things, will (i) assume all liabilities of Pulitzer that exist as of, or otherwise relate to any period ending on or prior to the effective time of the Merger, other than those liabilities associated with the Pulitzer Broadcasting Business, the New Debt and Pulitzer's obligations under the Merger Agreement and the other agreements contemplated thereby (the "Retained Liabilities") and (ii) issue and deliver to Pulitzer such number of shares of New Pulitzer Common Stock and New Pulitzer Class B Common Stock as will be required for the Distribution.

  Following the Contribution, and immediately prior to the Merger, Pulitzer will effect the Distribution by distributing to each holder of Pulitzer Common Stock one share of New Pulitzer Common Stock for each share of Pulitzer Common Stock held and to each holder of Pulitzer Class B Common Stock one share of New Pulitzer Class B Common Stock for each share of Pulitzer Class B Common Stock held. As a result, each holder of Pulitzer capital stock immediately prior to the Distribution will own the same number and class of shares in New Pulitzer as such holder owns in Pulitzer. Each share of Pulitzer Stock owned directly or indirectly by Pulitzer as treasury stock will be cancelled at the time of the Distribution. Each share of the capital stock of New Pulitzer issued and outstanding immediately prior to the Distribution and owned, directly or indirectly, by Pulitzer or any of its subsidiaries (other than those to be distributed in accordance with the Distribution) will be cancelled at the time of the Distribution.

  The Contribution and the Distribution collectively constitute the Spin-Off. As part of the Contribution, Pulitzer will agree to indemnify, defend and hold harmless the New Pulitzer Group, and their respective successors-in-interest and each of their respective past and present directors and officers from all losses, claims, damages or liabilities, joint or several, of Pulitzer, to the extent they arise out of, or are based upon or otherwise relate to, the Retained Liabilities, the Retained Assets or the operations of Pulitzer Broadcasting or the Broadcasting Subsidiaries, except for certain liabilities relating to taxes, employee benefits, litigation and certain other matters. See "The Merger Agreement--Indemnification." Notwithstanding the foregoing, New Pulitzer will be responsible for all tax liabilities of Pulitzer and its subsidiaries for periods through the date (the "Closing Date") on which the closing of the Merger and related transactions occurs (the "Closing"), and Hearst-Argyle, as the surviving corporation, will be responsible for all such liabilities pertaining to the Retained Liabilities or the Retained Assets for periods thereafter. New Pulitzer will also be responsible for certain taxes arising from or relating to the Merger, the Contribution, the Spin-Off and related transactions. See "The Merger Agreement--Tax Matters."

  Amendments to Organizational Documents of Pulitzer and New Pulitzer. Prior to the Spin-Off, the Pulitzer Charter will be amended in order to permit the Distribution. Currently, the Pulitzer Charter provides that, if dividends or other distributions (other than of Pulitzer Stock) are declared, the amount of such dividend or other distribution payable on each share of Pulitzer Stock shall in all cases be equal to the amount of such dividend or other distribution payable on each other share of Pulitzer Stock. This provision prohibits the distribution of shares of New Pulitzer Common Stock to holders of Pulitzer Common Stock and the simultaneous distribution of shares of New Pulitzer Class B Common Stock to holders of Pulitzer Class B Common Stock, as contemplated by the Distribution. The Pulitzer Charter Amendment, if approved and adopted, will permit such distributions by creating a specific exception for distributions of shares of New Pulitzer. See "Proposal to Approve and Adopt the Pulitzer Charter Amendment" and a copy of the form of Pulitzer Charter Amendment attached as Annex III hereto. The New Pulitzer Certificate of Incorporation (the "New Pulitzer Charter") has been amended and restated and contains provisions substantially similar to the current Pulitzer Charter, as proposed to be amended by the Pulitzer Charter Amendment. See "Comparison of Rights of Stockholders of Pulitzer and New Pulitzer" and a copy of the New Pulitzer Charter attached as Annex VII hereto.

The Merger and the Merger Agreement

  General. In addition to providing for the transactions described above under "--The Pre-Merger Transactions," the Merger Agreement provides that, subject to
(i) the requisite adoption and approval by Hearst- Argyle stockholders of the Hearst-Argyle Merger Proposal; (ii) the requisite adoption and approval by Pulitzer stockholders of the Pulitzer Proposals; and, (iii) the satisfaction or waiver of certain other conditions, at the Effective Time (as defined herein), Pulitzer (which, at the time of the Merger, will own only the Pulitzer Broadcasting Business subject to the related liabilities, the New Debt and certain other obligations) will be merged with and into Hearst-Argyle, the separate existence of Pulitzer will cease, and Hearst-Argyle will continue as the surviving corporation in the Merger. As a result of the Merger, (i) Hearst-Argyle will acquire the Pulitzer Broadcasting Business and, with certain exceptions, will be responsible for all of the liabilities of Pulitzer relating to the Pulitzer Broadcasting Business, the New Debt and the obligations of Pulitzer under the Merger Agreement and the other agreements contemplated thereby and (ii) shares of Pulitzer Stock outstanding immediately prior to the Merger will be converted into shares of Hearst-Argyle Merger Stock (as defined below). Because the Merger is structured as a merger of Pulitzer with and into Hearst-Argyle, Hearst-Argyle will assume all liabilities of Pulitzer as a matter of law at the Effective Time, including the New Debt. Pursuant to the Merger Agreement and the Contribution Agreement, Pulitzer, New Pulitzer and Hearst-Argyle have agreed to indemnify each other with respect to certain matters, including New Pulitzer's indemnification of Hearst-Argyle in respect of all liabilities of Pulitzer not related to the Pulitzer Broadcasting Business (including any tax to which Pulitzer is subject as a result of the Spin-Off) other than the New Debt and the obligations of Pulitzer under the Merger Agreement and the other agreements contemplated thereby and the indemnification of Hearst-Argyle in respect of certain liabilities relating to the Pulitzer Broadcasting Business. See "The Hearst-Argyle Merger Proposal and The Pulitzer Merger Proposal" and "The Merger Agreement--Indemnification."

  Effective Time of Merger. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with applicable law (the "Effective Time"). It is anticipated that, if approved by the stockholders of both Hearst-Argyle and Pulitzer, the Merger will become effective in March 1999; however, because the Merger and the related transactions are conditioned upon, among other things, certain regulatory approvals and third party consents, no assurances can be given as to when the consummation of the Merger will actually occur, if at all.

  Merger Consideration. Pursuant to the Merger Agreement and without any action on the part of the holder of any shares of capital stock, at the Effective Time each share of Pulitzer Stock outstanding immediately prior to the Merger (except for shares of Pulitzer Class B Common Stock with respect to which dissenters' rights are properly exercised) will be converted into and become the number of fully-paid and nonassessable shares of Hearst-Argyle Series A Common Stock (the "Common Stock Conversion Number") equal to the quotient obtained by dividing the 37,096,774 shares of Hearst-Argyle Series A Common Stock to be delivered to Pulitzer stockholders in the Merger (the "Hearst-Argyle Merger Stock") by the number of shares of Pulitzer Stock outstanding immediately prior to the Effective Time. Based on the number of shares of Pulitzer Stock outstanding on the Pulitzer Record Date, if the Merger were consummated on the date hereof, the Common Stock Conversion Number (or the number of shares of Hearst-Argyle Series A Common Stock to be delivered per share of Pulitzer Stock) would be 1.64 shares. On February 9, 1999, the closing price of Hearst-Argyle Series A Common Stock on the NYSE was $27.875. Based on this price, the aggregate value of the Hearst-Argyle Merger Stock is $1,034,072,575.25 and the value of Hearst-Argyle Merger Stock to be received per share of Pulitzer Stock is $45.717. Because the aggregate number of shares of Hearst-Argyle Merger Stock is fixed and the actual market price of the Hearst-Argyle Series A Common Stock is subject to fluctuation, the actual aggregate market value of Hearst-Argyle Merger Stock and market value of Hearst-Argyle Merger Stock to be received per share of Pulitzer Stock, at the Effective Time, may be greater or less than these amounts.

  If, between May 25, 1998 and the Effective Time, the outstanding shares of Hearst-Argyle Series A Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or if any extraordinary dividend or distribution is made with respect to the Hearst-Argyle Series A Common Stock, then the Common Stock Conversion Number will be correspondingly adjusted to reflect such event.

  The Merger Agreement provides that no fractional shares of Hearst-Argyle Merger Stock will be issued in connection with the Merger. In lieu of any such fractional interests, each holder of Pulitzer Stock entitled to receive Hearst-Argyle Merger Stock in the Merger will be entitled to receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the fractional interest in the share of Hearst-Argyle Merger Stock to which such holder would otherwise be entitled (after taking into account all shares of Pulitzer Stock then held of record by such holder) by the closing sale price of a share of Hearst-Argyle Series A Common Stock on the NYSE on the Closing Date. Hearst-Argyle currently expects that any such payments will be made from cash on hand.

  Payment for Shares. For a description of the method of delivery of shares of Hearst-Argyle Series A Common Stock to be issued to Pulitzer stockholders in the Merger, see "Payments and Distributions to Stockholders." PULITZER STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

  Working Capital Adjustment. The Merger Agreement provides that two days prior to the Effective Time, Pulitzer will inform Hearst-Argyle of its estimate of the difference between its total current assets and its total current liabilities (other than the New Debt, the Existing Debt and the Deal Expenses) (the "Working Capital

Amount") as of the end of the most recently available month end period immediately preceding the Effective Time and after giving effect to the Contribution, the Distribution and the disposition of cash and cash equivalents (the "Estimated Working Capital Amount"). At the Effective Time, if the Estimated Working Capital Amount exceeds $41 million, Hearst-Argyle will pay to New Pulitzer the amount of such excess, and if $41 million exceeds the Estimated Working Capital Amount, New Pulitzer will pay to Hearst-Argyle the amount of such excess.

  Within 90 days after the Effective Time, Hearst-Argyle will deliver to New Pulitzer its determination of the Working Capital Amount as of the Closing Date (the "Closing Working Capital Amount"). Within 10 days thereafter (or within 10 days of the resolution of any dispute regarding such determination, which dispute, if not resolved by Hearst-Argyle and New Pulitzer, will be resolved by an independent certified public accounting firm mutually acceptable to Hearst-Argyle and New Pulitzer, the decision of which shall be final and binding on Hearst- Argyle and New Pulitzer), adjustment payments will be made as follows:
If the Closing Working Capital Amount as adjusted, if at all, by the preceding dispute resolution process (the "Final Working Capital Amount") exceeds the Estimated Working Capital Amount, then Hearst-Argyle will pay to New Pulitzer the amount of such excess, and if the Estimated Working Capital Amount exceeds the Final Working Capital Amount, New Pulitzer will pay to Hearst-Argyle the amount of excess. Any such payments will include interest from the Closing Date to the date of payment at the prime rate charged by Citibank, N.A. in New York City, will be made in immediately available funds and will be made on an after-tax basis.

  Conditions to the Merger; Regulatory and Other Approvals. The obligations of the parties to consummate the Merger and each of the other transactions contemplated by the Merger Agreement are subject to the fulfillment or waiver of various conditions, including, among others: conditions relating to stockholder approval; consummation of the Spin-Off (including receipt of the proceeds from the New Debt); the declaration of effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part; receipt of FCC approval (which has been received) and other regulatory approvals; the expiration or termination (which has occurred) of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); receipt from the United States Internal Revenue Service (the "IRS") of the IRS Ruling (as defined herein) (which has been received); approval of the Hearst-Argyle Merger Stock for listing on the NYSE (which has been obtained, subject to official notice of issuance) and the New Pulitzer Common Stock for listing on the NYSE (which has been obtained, subject to official notice of issuance); the absence of certain governmental orders or judgments prohibiting any of the transactions contemplated by the Merger Agreement or that could have a material adverse effect on the Pulitzer Broadcasting Business or Hearst-Argyle; continued accuracy of representations and warranties; receipt of certain third party consents and legal opinions; and delivery of conveyancing and other closing documents. There can be no assurance that any or all of these conditions will be satisfied as expected.

  Neither Hearst-Argyle nor Pulitzer currently intends to waive any material conditions to the consummation of the Merger Agreement and the transactions contemplated thereby. In determining whether to waive a material condition to the Merger Agreement, each of the Hearst-Argyle Board and the Board of Directors of Pulitzer (the "Pulitzer Board"), consistent with its fiduciary duties, would consider all relevant facts and circumstances existing at that time, including, without limitation, the advice of its legal counsel, in determining whether a resolicitation of its stockholders is necessary. See "The Merger Agreement--Conditions Precedent."

  Acquisition Proposals. The Merger Agreement prohibits Pulitzer, its subsidiaries and their respective officers, directors, representatives and agents from, directly or indirectly, knowingly encouraging, soliciting, initiating or participating in any way in discussions or negotiations with, or knowingly providing any confidential information to, any individual, partnership, corporation or any other person (other than Hearst-Argyle or any affiliate or associate of Hearst-Argyle and their respective directors, officers, employees, representatives and agents) concerning any merger, consolidation, business combination, recapitalization, liquidation or dissolution of Pulitzer, Pulitzer Broadcasting or any Broadcasting Subsidiary, the sale of any substantial part of the assets of Pulitzer Broadcasting or any of the Broadcasting Subsidiaries (other than in the ordinary course of business consistent with past practice), the sale of any shares of capital stock of Pulitzer Broadcasting or any of the Broadcasting Subsidiaries, or the sale of shares representing a controlling interest of the capital stock of Pulitzer, Pulitzer Broadcasting or the Broadcasting Subsidiaries or any similar transactions or series of transactions involving Pulitzer Broadcasting. However, the Pulitzer Board may (i) take and disclose to Pulitzer's stockholders a position with respect to a tender offer for Pulitzer Stock by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; (ii) make such disclosure to Pulitzer's stockholders as, in the judgment of the Pulitzer Board, with the advice of outside counsel, may be required under applicable law; and, (iii) respond to any unsolicited third party proposal or inquiry by advising the individual, partnership, corporation or any other person making such proposal or inquiry of the terms of the provisions summarized in this paragraph. In addition, the Merger Agreement provides that the Pulitzer Board may respond to any proposal, offer or any expression of interest by any third party relating to a transaction described above (an "Acquisition Proposal") and may provide information and afford access to, and negotiate and hold discussions with, any third party or group in connection therewith if the Pulitzer Board determines, with the advice of outside counsel, that it may be required to do so to comply with its fiduciary duties. Subject to the fiduciary duties of the Pulitzer Board, in the event that Pulitzer, New Pulitzer or any of their subsidiaries or any of their respective officers, directors, employees, representatives or agents receives from any third party an Acquisition Proposal, Pulitzer must advise Hearst-Argyle promptly of such Acquisition Proposal and thereafter keep Hearst-Argyle reasonably and promptly informed of all material facts and circumstances relating to the Acquisition Proposal and Pulitzer's response thereto.

  The Merger Agreement also requires Hearst-Argyle to notify Pulitzer and provide it with pertinent information in the event Hearst-Argyle or any of its subsidiaries, or any of their respective directors, officers, representatives or agents (i) solicits, initiates or participates in any way in discussions or negotiations with, or provides any confidential information to, any third party concerning any merger, sale of substantially all of the assets of Hearst-Argyle, sale of shares representing a controlling interest of capital stock of Hearst-Argyle or similar transactions or series of transactions involving Hearst-Argyle or (ii) receives any proposal or inquiry in respect of any such transaction or any request to provide any such information or hold any such negotiations or discussions.

  Termination of Merger Agreement. The Merger Agreement may be terminated and the transactions contemplated thereby, including the Merger, abandoned at any time prior to the Closing: (i) by mutual written consent duly authorized by the Boards of Directors of Pulitzer, New Pulitzer and Hearst-Argyle; (ii) by either Hearst-Argyle or Pulitzer if the stockholders of Hearst-Argyle fail to approve the Hearst-Argyle Merger Proposal or the stockholders of Pulitzer fail to approve the Pulitzer Proposals; (iii) by either Pulitzer or Hearst-Argyle, provided the terminating party is not then in breach of its obligations under the Merger Agreement, if the Merger is not consummated by May 1, 1999 (the "Termination Date"); (iv) by Pulitzer, provided neither it nor New Pulitzer is then in breach of any of its material obligations under the Merger Agreement, if either (A) Hearst-Argyle fails to perform, in any material respect, any covenant in the Merger Agreement and fails to cure such failure within 20 business days after written notice by Pulitzer of such failure or (B) if any condition to the obligations of Pulitzer and New Pulitzer has not been satisfied and is not capable of being satisfied prior to the Termination Date;
(v) by Pulitzer, whether or not the conditions to its obligations under the Merger Agreement have been satisfied, if its Board determines, with the advice of outside counsel, in the exercise of its fiduciary duties to approve or recommend a Superior Proposal (as defined herein) or to authorize Pulitzer to enter into an agreement with respect to a Superior Proposal; (vi) by Hearst-Argyle, provided it is not then in breach of any of its material obligations under the Merger Agreement, if either (A) Pulitzer or New Pulitzer fails to perform, in any material respect, any covenant in the Merger Agreement and fails to cure such failure within 20 business days after written notice by Hearst-Argyle of such failure, or, (B) any condition to the obligations of Hearst-Argyle has not been satisfied and is not capable of being satisfied prior to the Termination Date; (vii) by either Pulitzer or Hearst-Argyle if either receives a notice that the United States Department of Justice or the United States Federal Trade Commission has authorized the institution of litigation challenging the Merger and related transactions under the antitrust laws of the United States, which litigation includes a motion seeking to prohibit the consummation of the Merger and related transactions; or, (viii) by Hearst-Argyle if the Pulitzer Board shall have withdrawn or modified in any manner materially adverse to Hearst-Argyle its approval or recommendation of the Merger Agreement or the transactions contemplated thereby or has approved or recommended a Superior Proposal. "Superior Proposal" is defined in the Merger Agreement to mean an Acquisition Proposal that the Pulitzer Board determines in the good faith exercise of its business judgment (after consultation with Pulitzer's independent financial advisors) to be more favorable to Pulitzer's stockholders than the Merger.

  If the Merger Agreement is terminated for any reason set forth above, the Merger Agreement will become void and there will be no liability or obligation on the part of Pulitzer, New Pulitzer or Hearst-Argyle, or the directors, officers or stockholders of any party, except that (i) the parties' indemnification obligations with respect to misstatements or omissions in documents filed with the SEC shall survive; (ii) the provisions of the confidentiality agreement Hearst-Argyle entered into with Pulitzer on February 24, 1998 shall survive; (iii) certain provisions with respect to the reimbursement of expenses and the payment by Pulitzer or Hearst-Argyle, as the case may be, of a termination fee under certain circumstances, as described below, and certain other expense allocation provisions, shall survive; and,
(iv) each party will remain liable for any breach of the Merger Agreement.

  Termination Fees. If the Merger Agreement is terminated (i) by Pulitzer, because the Pulitzer Board determines, in the exercise of its fiduciary duties, to approve or recommend or to authorize Pulitzer to enter into an agreement with respect to a Superior Proposal; (ii) by Pulitzer or Hearst-Argyle if the Merger and related transactions are not approved by the stockholders of Pulitzer; or, (iii) by Hearst-Argyle if the Pulitzer Board shall have modified or withdrawn in any manner materially adverse to Hearst-Argyle its approval and recommendation of the Merger and related transactions, as described above, then Pulitzer will pay to Hearst-Argyle a fee of $50 million.

  If the Merger Agreement is terminated by either Pulitzer or Hearst-Argyle because the Merger and related transactions are not approved by the stockholders of Hearst-Argyle, then Hearst-Argyle will pay to Pulitzer a fee of $50 million. In addition, Hearst-Argyle has agreed to pay Pulitzer a fee of $50 million in the event that Pulitzer is unable to obtain the New Debt at the time that the Merger Agreement is terminated (i) by the mutual agreement of Pulitzer, New Pulitzer and Hearst-Argyle; (ii) because the Merger has not occurred by the Termination Date; or, (iii) due to Hearst-Argyle's failure to perform, in any material respect, any covenant in the Merger Agreement when performance thereof is due and is not cured within 20 business days after written notice by Pulitzer thereof, in each case, for any reason other than (A) Pulitzer's failure to use commercially reasonable efforts to obtain the New Debt or (B) a breach of the Merger Agreement by Pulitzer. See "The Merger Agreement--Termination of the Merger Agreement--Termination Fee."

  Indemnification. The Merger Agreement provides for indemnification by each of Pulitzer, New Pulitzer and Hearst-Argyle for misleading statements or omissions in documents filed with the SEC, certain tax liabilities and certain third party claims and stockholder suits. In addition, the Merger Agreement and the Contribution Agreement provide for New Pulitzer's indemnification of Hearst-Argyle for certain employee benefit liabilities, certain amounts that may be due to certain stockholders of Pulitzer as a result of the Merger and all liabilities of Pulitzer other than those relating to the Pulitzer Broadcasting Business, the New Debt and the obligations of Pulitzer under the Merger Agreement and the other agreements contemplated thereby. The Contribution Agreement also provides for, subject to certain limited exceptions, Pulitzer's indemnification of New Pulitzer against liabilities relating to the Retained Liabilities, the Retained Assets and the operations of the Pulitzer Broadcasting Business. See "The Merger Agreement--Indemnification" and "--Tax Matters."

  For a more detailed description of the terms of the Merger Agreement, see "The Merger Agreement." A conformed copy of the Merger Agreement is set forth as Annex I to this Joint Proxy Statement/Prospectus. The Merger Agreement is incorporated herein by reference.

Control by Affiliates of Vote Required to Approve the Hearst-Argyle and Pulitzer Proposals

  Hearst Broadcasting, which is a wholly owned subsidiary of Hearst, owned 100% of the issued and outstanding shares of Hearst-Argyle Series B Common Stock and approximately 37.5% of the issued and outstanding shares of Hearst-Argyle Series A Common Stock, representing in the aggregate approximately 87.1% of the outstanding voting power of the Hearst-Argyle Common Stock and 86.0% of the outstanding voting power of the Hearst-Argyle Stock as of the Hearst-Argyle Record Date. As such, Hearst Broadcasting has voting power sufficient to approve the Hearst-Argyle Proposals regardless of the vote of any other stockholders of Hearst-Argyle entitled to vote on the Hearst-Argyle Proposals. Hearst Broadcasting has entered into a voting agreement with Hearst-Argyle and Pulitzer pursuant to which it has agreed to vote in favor of the Hearst-Argyle Merger Proposal. Hearst Broadcasting has also advised Hearst-Argyle that it intends to vote in favor of the Hearst-Argyle Charter Amendment Proposal even though that matter is not covered by the Hearst-Argyle Voting Agreement. See "The Merger Agreement--Ancillary Agreements--Hearst-Argyle Voting Agreement."

  As of the Pulitzer Record Date, the Pulitzer Principal Stockholders, collectively, had the power to direct the vote of 14,443,209 shares of Pulitzer Class B Common Stock, representing in the aggregate (i) approximately 94.4% of the issued and outstanding shares of Pulitzer Class B Common Stock and (ii) approximately 90.1% of the outstanding voting power of Pulitzer Stock with respect to the Pulitzer Merger Proposal. As of the Pulitzer Record Date, the Pulitzer Principal Stockholders did not own any shares of Pulitzer Common Stock. Pursuant to the Pulitzer Voting Agreement, the Pulitzer Principal Stockholders have agreed to direct the vote of all their shares of Pulitzer Stock in favor of the Merger Agreement and the transactions contemplated by it (including the Pulitzer Charter Amendment). Therefore, the Pulitzer Principal Stockholders have sufficient voting power to approve the Pulitzer Merger Proposal regardless of the vote of any other holders of Pulitzer Stock. The consummation of the transactions contemplated by the Pulitzer Merger Proposal, however, is conditioned upon the approval and adoption of the Pulitzer Charter Amendment Proposal. Accordingly, the Spin-Off and the Merger and the related transactions will not be consummated unless the Pulitzer Charter Amendment Proposal is approved and adopted by the requisite votes of Pulitzer stockholders. The Pulitzer Principal Stockholders have entered into a voting agreement with Hearst-Argyle pursuant to which they have agreed to vote or direct the vote of all their shares of Pulitzer Stock in favor of the Pulitzer Proposals. In accordance with the terms of the Voting Trust Agreement, dated June 19, 1995, by and among certain holders of Pulitzer Class B Common Stock, including the Pulitzer Principal Stockholders (the "Pulitzer Voting Trust Agreement"), pursuant to which the shares of Pulitzer Class B Common Stock held by the Pulitzer Principal Stockholders have been deposited into a voting trust (the "Pulitzer Trust"), each of the Pulitzer Principal Stockholders will instruct, or cause the instruction of, the trustees of the Pulitzer Trust to vote in favor of the Pulitzer Proposals. See "The Merger Agreement--Ancillary Agreements--Pulitzer Voting Agreement." David E. Moore, Emily Rauh Pulitzer and Michael E. Pulitzer (collectively, the "Pulitzer Parties"), each of whom is a director of Pulitzer and New Pulitzer and a voting trustee of the Pulitzer Trust, beneficially own certain shares of Pulitzer Stock held by the Pulitzer Principal Stockholders.

Interests of Officers, Directors and Principal Stockholders in the Transactions

  In connection with the execution of the Merger Agreement, the Pulitzer Parties and Hearst-Argyle entered into a Registration Rights Agreement, dated May 25, 1998, pursuant to which the Pulitzer Parties and related parties will be entitled to certain registration rights with respect to public offerings of Hearst-Argyle Series A Common Stock. In addition, the Pulitzer Parties, Hearst-Argyle and Hearst Broadcasting entered into a Board Representation Agreement, dated May 25, 1998, pursuant to which the Pulitzer Parties have been granted the right, subject to certain conditions and restrictions, to cause Hearst-Argyle to nominate for election to the Hearst-Argyle Board, and Hearst Broadcasting to vote in favor of the election of, two individuals designated by the Pulitzer Parties. Subject to the terms and conditions of the Board Representation Agreement (as described herein), after the consummation of the Merger, Michael E. Pulitzer and Ken J. Elkins shall serve as the initial directors nominated by the Pulitzer Parties on the Hearst-Argyle Board. See "The Merger Agreement--Ancillary Agreements--Registration Rights Agreement" and "--Board Representation Agreement."

  The Pulitzer Principal Stockholders have advised Pulitzer that they expect to sell a portion of the Pulitzer Common Stock issuable upon conversion of their shares of Pulitzer Class B Common Stock prior to the consummation of the Spin-Off and the Merger. These sales may occur in transactions (that may include block transactions) on the NYSE, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Pulitzer Principal Stockholders may effect such transactions by selling Pulitzer Common Stock directly to purchasers or to or through broker-dealers that may act as agents or principals. The Pulitzer Principal Stockholders intend to sell up to 1,126,000 shares of Pulitzer Common Stock, although any such sales are not expected to exceed 5% of the total combined voting power and equity value of all the issued and outstanding shares of Pulitzer Stock.

  Other than the Pulitzer Parties, as of the Pulitzer Record Date, executive officers or directors of Pulitzer beneficially owned an aggregate of 79,421 shares of Pulitzer Common Stock, representing approximately 1.1% of the outstanding shares of Pulitzer Common Stock, and no shares of Pulitzer Class B Common Stock.

  Directors and executive officers of Hearst-Argyle beneficially owned 1,432,511 shares of Hearst-Argyle Series A Common Stock, or approximately 13.3% of the outstanding shares of Hearst-Argyle Series A Common Stock, as of the Hearst-Argyle Record Date. As indicated above, Hearst Broadcasting beneficially owned all of the outstanding shares of Hearst-Argyle Series B Common Stock and 4,036,725 shares of Hearst-Argyle Series A Common Stock as of the Hearst-Argyle Record Date.

  Upon consummation of the Merger, based on the 37,096,774 shares of Hearst-Argyle Merger Stock being delivered to Pulitzer stockholders in the Merger and assuming the sale prior to the Merger of all shares of Pulitzer Common Stock proposed to be sold by the Pulitzer Principal Stockholders, if the Merger were consummated as of February 9, 1999, the Pulitzer Principal Stockholders, together with the executive officers, directors and other affiliates of Pulitzer, would own as a group approximately 24.9% of the outstanding shares of Hearst-Argyle Common Stock, and Hearst Broadcasting, together with the current executive officers, directors and other affiliates of Hearst-Argyle, would own as a group approximately 53.4% of the outstanding shares of Hearst-Argyle Common Stock.

  Pursuant to the Merger Agreement and the Contribution Agreement, Hearst-Argyle, Pulitzer and New Pulitzer have agreed to indemnify each other's respective officers and directors for certain customary matters, including for misleading statements or omissions in documents filed with the SEC, certain third party claims and liabilities relating to the Pulitzer Broadcasting Business and Pulitzer's publishing business. See "The Merger Agreement-- Indemnification."

  Pulitzer is a party to agreements with each of Michael E. Pulitzer, Ken J. Elkins, Nicholas G. Penniman IV, Ronald H. Ridgway, C. Wayne Godsey and John Kueneke (collectively, the "Pulitzer Executives") pursuant to which Pulitzer has agreed to pay each Pulitzer Executive a retention award on the earlier of
(i) January 1, 2000, and (ii) the Closing Date, provided the Pulitzer Executive remains in the continuous employ of Pulitzer until such earlier date. The amounts of the retention awards are $900,000, $600,000, $150,000, $450,000,
$250,000 and $250,000, respectively. These agreements also provide for the payment of bonuses upon completion of the Merger. The amounts of the transaction completion bonuses are $1,000,000, $1,000,000, $150,000, $450,000,
$375,000 and $375,000, respectively. The Compensation Committee of the Pulitzer Board may award additional transaction completion bonuses to each Pulitzer Executive and certain other management personnel, other than Messrs. Elkins, Godsey and Kueneke. The agreements for Messrs. Elkins, Godsey and Kueneke provide for cash separation payments of approximately $1,350,000, $850,000 and $650,000 respectively. The exact amount of the cash separation payments to these individuals will depend in large part upon the values assigned to the accelerated vesting of their unvested stock options and other non-cash benefits, and may be limited by the deductibility provisions of Section 280G of the Internal Revenue Code. Each of these agreements provides for full payment to the Pulitzer Executive's estate if the Pulitzer Executive dies before the Closing. Pulitzer has entered into similar agreements with certain of its other officers and executives who will be entitled to receive transaction completion bonuses aggregating approximately $984,000. Certain of these individuals will also be entitled to receive, among other things, retention awards aggregating approximately $289,000. In addition, pursuant to the Merger Agreement, Hearst-Argyle has agreed to assume the obligation to make payments of retirement or other benefits that have been earned as of the Effective Time (which will become fully vested at that time) to certain broadcasting executives of Pulitzer under Pulitzer's supplemental executive retirement plan. New Pulitzer has agreed to pay to Hearst-Argyle an amount equal to the aggregate amount of such payments net of a deferred tax benefit. The net amount has been estimated to be $100,000, although the actual amount may be higher or lower depending on the final actuarial calculations at the Effective Time.

  Pulitzer and New Pulitzer anticipate that following the consummation of the Merger, upon approval of New Pulitzer's Board of Directors and the recommendation of its outside compensation consultants, New Pulitzer will enter into an employment agreement with each of Messrs. Pulitzer and Ridgway. It is anticipated that these agreements will be for varying terms and will provide each with salary and other compensation substantially similar to the salary and other compensation currently provided by Pulitzer. New Pulitzer has entered into employment agreements with Messrs. Cole C. Campbell, Terry Egger and James
V. Maloney that will become effective upon consummation of the Merger. Mr. Campbell will serve as Editor of the St. Louis Post-Dispatch, Mr. Egger will serve as General Manager of the St. Louis Post-Dispatch and Mr. Maloney will serve as Secretary, Director of Shareholder Relations of New Pulitzer. Each of these agreements is for a term of three years, and each agreement includes salary and bonus opportunities that are substantially similar to what is currently provided by Pulitzer, except that the agreement with Mr. Egger includes a provision for a restricted stock grant that would vest if his employment with New Pulitzer continues until the end of the three-year term.

  James M. Snowden, Jr., who is a director of Pulitzer and a director of New Pulitzer, is an executive vice president of Huntleigh Securities Corporation ("Huntleigh"). Since November 6, 1995, Huntleigh has had a retainer relationship with Pulitzer with respect to general financial advisory services. In addition, in December 1997, Pulitzer entered into an engagement letter with Huntleigh pursuant to which Huntleigh has acted as a financial advisor to Pulitzer with respect to various alternatives regarding the Pulitzer Broadcasting Business. Pursuant to this engagement letter, Pulitzer has paid Huntleigh $200,000 in financial advisory fees. In addition, Pulitzer will be obligated to pay Huntleigh a fee of $1.5 million upon consummation of the Spin-Off and additional fees aggregating approximately $9.1 million (based on the closing price of Hearst-Argyle Series A Common Stock on January 21, 1999) upon consummation of the Merger. New Pulitzer intends to retain Huntleigh in the future as a financial advisor in connection with such matters as it deems appropriate. Pulitzer has agreed to reimburse Huntleigh, and its affiliates, partners, directors, agents, employees and control persons for certain legal and other expenses and to indemnify Huntleigh against certain liabilities, including certain liabilities under the federal securities laws.

  William Bush, who is a director of Pulitzer and a director of New Pulitzer, is a partner in Fulbright & Jaworski L.L.P. Pulitzer has retained, and New Pulitzer intends to retain in the future, Fulbright & Jaworski L.L.P. as legal counsel in connection with such legal matters as it deems appropriate.

Hearst-Argyle Stock Repurchase Program

  Simultaneously with the public announcement of the Merger Agreement, the Hearst-Argyle Board authorized a market repurchase program (the "Repurchase Program") pursuant to which Hearst-Argyle may purchase, at such times and on such terms as it determines appropriate, up to $300 million of Hearst-Argyle Series A Common Stock. The Hearst-Argyle Board authorized the Repurchase Program in order to adjust the capital structure of Hearst-Argyle in respect of the debt to equity ratio in light of the significant amount of equity to be issued in the Merger. Hearst-Argyle has no obligation to Pulitzer or New Pulitzer to make any such purchases. As of February 9, 1999, Hearst-Argyle had, pursuant to the Repurchase Program, purchased

1,835,727 shares of Hearst-Argyle Series A Common Stock for aggregate consideration of $54.0 million. In addition, at the time of the public announcement of the Merger Agreement, Hearst Broadcasting notified Hearst-Argyle of its intention to purchase up to 10 million shares of Hearst-Argyle Series A Common Stock from time to time in the open market, in private transactions or otherwise. As of February 9, 1999, and subsequent to the public announcement of the Merger Agreement, Hearst Broadcasting had purchased 4,136,698 shares of Hearst-Argyle Series A Common Stock for an aggregate consideration of $124.5 million.

Ownership of Hearst-Argyle Stock after the Merger

  If the Merger were consummated as of the Hearst-Argyle Record Date, the 37,096,774 shares of Hearst-Argyle Merger Stock being delivered to Pulitzer stockholders in the Merger would represent approximately 77.5% of the outstanding Hearst-Argyle Series A Common Stock on the Hearst-Argyle Record Date and approximately 41.6% of the outstanding Hearst-Argyle Common Stock on such date (each on a pro forma basis for the Merger), and the stockholders of Pulitzer would receive 1.64 shares of Hearst-Argyle Series A Common Stock per share of Pulitzer Stock. The closing price of Hearst-Argyle Series A Common Stock on the NYSE on February 9, 1999 was $27.875 per share.

  The following table sets forth, based on information as of the Hearst-Argyle Record Date, the ownership of Hearst-Argyle Common Stock before the Merger and the anticipated beneficial ownership of Hearst-Argyle Common Stock after giving effect to the Merger, as to (i) all Hearst-Argyle stockholders, as a group; (ii) all Hearst-Argyle directors and executive officers, as a group;
(iii) Hearst Broadcasting; (iv) unaffiliated Hearst-Argyle stockholders, as a group; (v) all Pulitzer stockholders, as a group; (vi) the Pulitzer Principal Stockholders; (vii) all Pulitzer directors and executive officers, as a group; and, (viii) unaffiliated Pulitzer stockholders.

                                             Before the Merger
                           -------------------------------------------------------
                                                                             % of
                                       % of               % of              Common
                            Series A  Series   Series B  Series    Common   Stock
                           ---------- ------  ---------- ------  ---------- ------
Hearst-Argyle
Stockholders, (as a
group)...................  10,752,457 100.0%  41,298,648 100.0%  52,051,105 100.0%
All Hearst-Argyle
directors and executive
officers (as a group) (16
persons)(1)..............   1,432,511  13.3%         --    --     1,432,511   2.8%
Hearst Broadcasting,
Inc......................   4,036,725  37.5%  41,298,648 100.0%  45,335,373  87.1%
Non-affiliates (as a
group)...................   5,283,221  49.1%         --    --     5,283,221  10.2%
Pulitzer Stockholders (as
a group)(2)..............         --    --           --    --           --    --
Pulitzer Principal
Stockholders.............         --    --           --    --           --    --
All Pulitzer directors
and executive officers
(as a group) (14
persons).................         --    --           --    --           --    --
Non-affiliates of
Pulitzer (as a group)....         --    --           --    --           --    --
                                             After the Merger
                           -------------------------------------------------------
                                                                             % of
                                       % of               % of              Common
                            Series A  Series   Series B  Series    Common   Stock
                           ---------- ------  ---------- ------  ---------- ------
Hearst-Argyle
Stockholders, (as a
group)(3)................  10,752,457  22.5%  41,298,648 100.0%  52,051,105  58.4%
All Hearst-Argyle
directors and executive
officers (as a group) (18
persons)(1)(3)...........   7,589,200  15.9%         --    --     7,589,200   8.5%
Hearst Broadcasting,
Inc......................   4,036,725   8.4%  41,298,648 100.0%  45,335,373  50.9%
Non-affiliates (as a
group)...................   5,283,221  11.0%         --    --     5,283,221   5.9%
Pulitzer Stockholders (as
a group)(2)(3)...........  37,096,774  77.5%         --    --    37,096,774  41.6%
Pulitzer Principal
Stockholders(3)..........  23,687,983  49.5%         --    --    23,687,983  26.6%
All Pulitzer directors
and executive officers
(as a group) (14
persons)(2)(3)...........  23,818,539  49.8%         --    --    23,818,539  26.7%
Non-affiliates of
Pulitzer (as a group)....  13,278,235  27.8%         --    --    13,278,235  14.9%

----
(1) Does not include 343,336 presently exercisable options.
(2) Assumes all outstanding options as of the Pulitzer Record Date are cashed out and terminated. See "The Merger Agreement--Pulitzer Stock Option Plans."
(3) Upon consummation of the Merger, two current Pulitzer stockholders (who are also Pulitzer directors, and one of whom is a Pulitzer Principal Stockholder) will become directors of Hearst-Argyle. The shares of Hearst-Argyle Series A Common Stock to be held by these two Pulitzer stockholders after the Merger (6,156,689) are not included in the row "Hearst-Argyle Stockholders," but are included in the following rows: "All Hearst-Argyle directors and executive officers;" "Pulitzer Stockholders;" "Pulitzer Principal Stockholders;" and, "All Pulitzer directors and executive officers."

See "Ownership of Hearst-Argyle Stock Before and After the Merger."

Ownership of New Pulitzer after the Spin-Off and the Merger

  Following the Spin-Off and the Merger, holders of shares of Pulitzer Common Stock and Pulitzer Class B Common Stock immediately prior to the Spin-Off will own the same number of shares of New Pulitzer Common Stock and New Pulitzer Class B Common Stock, respectively, constituting 100% of the equity and voting power of New Pulitzer, that such holders owned of the corresponding class of Pulitzer Stock immediately prior to the Spin-Off. See "Ownership of New Pulitzer Stock After the Spin-Off and Merger."

Recommendation of the Boards of Directors

  Hearst-Argyle. The Hearst-Argyle Board has unanimously (with one member being absent) approved and adopted the Merger Agreement and the transactions contemplated thereby (including the Merger and the issuance of the Hearst-Argyle Merger Stock) and has determined that such transactions are fair to, and in the best interests of, Hearst-Argyle and its stockholders. The Hearst-Argyle Board also has unanimously (with one member being absent) approved the Hearst-Argyle Charter Amendment. The Hearst-Argyle Board recommends that holders of Hearst-Argyle Stock vote "FOR" each of the Hearst-Argyle Proposals.

  In reaching its determination with respect to the Hearst-Argyle Merger Proposal, the Hearst-Argyle Board considered, among other things, the following: (i) the judgment, advice and analyses of Hearst-Argyle's management;
(ii) regulatory, competitive, technological and other developments affecting the broadcast television industry; (iii) the characteristics and locations of the Pulitzer television stations; (iv) the financial condition, results of operations and cash flows of the Pulitzer Broadcasting Business and Hearst-Argyle, on a historical basis and a prospective basis; (v) the strategic benefits of the proposed Merger; (vi) the financial terms of the proposed transaction; (vii) the financial presentation of Hearst-Argyle's financial advisor, Credit Suisse First Boston Corporation ("CSFB"), to the Hearst-Argyle Board on May 15, 1998 (see "--Opinion of Financial Advisor to Hearst-Argyle");
(viii) the terms and conditions of the Merger Agreement and related documents;
(ix) historical market prices of, trading information for and expected market impact on Hearst-Argyle Series A Common Stock; and, (x) any impact on existing Hearst-Argyle stockholders of the issuance of a significant amount of Hearst-Argyle Series A Common Stock in the proposed Merger. The foregoing factors were all of the material factors considered by the Board in making its decision. The Hearst-Argyle Board did not assign relative weights to the above factors or determine that any factor was of particular or controlling significance. The Hearst-Argyle Board did consider each such material factor in arriving at its decision, which was based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the Hearst-Argyle Board assigned different weights to different factors. See "The Hearst-Argyle Merger Proposal and the Pulitzer Merger Proposal--Background of and Hearst-Argyle's Reasons for the Merger" and "--Recommendation of the Hearst-Argyle Board."

  The Hearst-Argyle Board is recommending that the holders of Hearst-Argyle Stock voting as a single class, approve and adopt the Merger Agreement and the transactions contemplated thereby and the Hearst-Argyle Charter Amendment, and that the holders of Hearst-Argyle Common Stock, voting as a single class, also approve and adopt the Hearst-Argyle Charter Amendment.

  Pulitzer. The Pulitzer Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby (including the Pulitzer Charter Amendment, the Spin-Off and the Merger) and has determined that such transactions are fair to, and in the best interests of, Pulitzer and its stockholders. The Pulitzer Board recommends that holders of Pulitzer Stock vote "FOR" each of the Pulitzer Proposals.

  In reaching its determination, the Pulitzer Board considered, among other things, the following factors: (i) Pulitzer's business, operations, financial condition and prospects, particularly in relation to the substantial operating scale needed to compete in the television and radio broadcast industries, and the business, operations, financial condition, earnings and prospects of Pulitzer Broadcasting; (ii) the business, operations, financial condition, earnings and prospects of Hearst-Argyle, including the combined operating scale of Pulitzer and Hearst-Argyle's broadcast television and radio stations; (iii) the value and liquidity of Hearst-Argyle Merger Stock to be received by the stockholders of Pulitzer; (iv) the oral opinion of Goldman, Sachs & Co., one of the financial advisors to Pulitzer (subsequently confirmed in a written opinion, dated as of May 25, 1998) and Goldman, Sachs & Co.'s written opinion, dated as of February 11, 1999, described below, see "--Opinion of Financial Advisor to Pulitzer"; (v) other possible transactions available to Pulitzer, as presented in the proposals submitted by other potential merger partners; and, (vi) the terms and conditions of the Merger Agreement. See "The Hearst-Argyle Merger Proposal and The Pulitzer Merger Proposal--Background of and Pulitzer's Reasons for the Spin-off and the Merger" and "--Recommendation of the Pulitzer Board."

  The Pulitzer Board is recommending that holders of Pulitzer Common Stock and Pulitzer Class B Common Stock, voting together as a single class, approve and adopt the Merger Agreement and the Merger and that holders of Pulitzer Common Stock and Pulitzer Class B Common Stock, voting together as a single class, and the holders of Pulitzer Common Stock, voting separately as a class, approve and adopt the Pulitzer Charter Amendment.

Opinion of Financial Advisor to Pulitzer

  Goldman Sachs & Co. ("Goldman"), financial advisor to Pulitzer, has delivered its written opinion to the Pulitzer Board that, as of February 11, 1999, the consideration to be received by the holders of Pulitzer Stock in the Spin-Off and the Merger, taken as a whole, is fair from a financial point of view to the holders of Pulitzer Stock.

  The full text of the written opinion of Goldman, dated as of February 11, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex IV and is incorporated herein by reference (the "Goldman Opinion"). Holders of Pulitzer Stock are urged to, and should, read such opinion in its entirety. The Goldman Opinion is directed to the Pulitzer Board and relates only to the fairness, from a financial point of view, of the consideration to be received by the holders of Pulitzer Stock in the Merger and the Spin-Off, taken as a whole, and does not address any other aspect of the Merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Pulitzer Meeting. Pulitzer requested that the Goldman Opinion relate to the consideration to be received by the holders of Pulitzer Stock in the Spin-Off and the Merger taken as a whole (rather than just the Merger consideration), because consummation of each transaction is contingent upon the consummation of the other, and, if the Merger is consummated, holders of Pulitzer Stock would receive shares of New Pulitzer Stock as a result of the Spin-Off and shares of Hearst-Argyle Series A Common Stock as a result of the Merger. See "The Hearst-Argyle Merger Proposal and The Pulitzer Merger Proposal--Opinion of Financial Advisor to Pulitzer."

Opinion of Financial Advisor to Hearst-Argyle

  Credit Suisse First Boston Corporation ("CSFB"), financial advisor to Hearst-Argyle, rendered to the Hearst-Argyle Board a written opinion dated May 25, 1998 (the original execution date of the Merger Agreement) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be paid by Hearst-Argyle in the Merger was fair to Hearst-Argyle from a financial point of view. CSFB has confirmed its earlier opinion by delivery of a written opinion to the Hearst-Argyle Board dated January 15, 1999 (the date on which the Hearst-Argyle Board approved the terms of the amendment to the Merger Agreement). A copy of the written opinion of CSFB dated January 15, 1999 is attached hereto as Annex V and should be read carefully in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion of CSFB is directed to the Hearst-Argyle Board and relates only to the fairness of the consideration to be paid by Hearst-Argyle in the Merger from a financial point of view to Hearst-Argyle, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Hearst-Argyle Meeting. See "The Hearst-Argyle Merger Proposal and The Pulitzer Merger Proposal--Opinion of Financial Advisor to Hearst-Argyle."

Registration Rights

  In connection with the execution of the Merger Agreement, Hearst-Argyle and the Pulitzer Parties entered into a Registration Rights Agreement, dated May 25, 1998, relating to the Hearst-Argyle Merger Stock to be issued to the Pulitzer Parties and their respective affiliates pursuant to the Merger, in the form attached as Exhibit D to Annex I hereto. Such agreement provides that, subject to certain terms and conditions contained in the agreement, until May 25, 2005 each of the Pulitzer Parties will generally be entitled to two demand registrations and after such date, if such two demand registrations were not used, one additional demand registration and unlimited "piggyback" registrations until May 25, 2005 with respect to public offerings of Hearst-Argyle Series A Common Stock. See "The Merger Agreement--Ancillary Agreements-- Registration Rights Agreement."

Certain Board Representation Rights

  In connection with the execution of the Merger Agreement, Hearst-Argyle, Hearst Broadcasting and the Pulitzer Parties entered into a Board Representation Agreement, dated May 25, 1998 (the "Representation Agreement"). The Representation Agreement grants the Pulitzer Parties the right to designate two persons (the "Designees") for election as additional members of the Hearst-Argyle Board following consummation of the Merger. The initial Designees will be Michael E. Pulitzer and Ken J. Elkins.

  Hearst-Argyle has agreed that the Designees would be proposed for election to the Hearst-Argyle Board either (i) if, following the consummation of the Merger, there are one or more vacancies on the Hearst-Argyle Board or the members of such Board have the power to create new directorships, at the first meeting of the Hearst-Argyle Board following consummation of the Merger or (ii) if there are no such vacancies or power to create new directorships, at the first meeting of stockholders of Hearst-Argyle held after consummation of the Merger. Following the election of the initial Designees, in each instance in which individuals are nominated for election to the Hearst-Argyle Board, Hearst-Argyle agreed to cause the Designees to be validly and timely nominated for election to the Hearst-Argyle Board in the same manner as other proposed directors are nominated and Hearst Broadcasting agreed to vote all the Hearst-Argyle Stock it owns for the election of the Designees to the Hearst-Argyle Board.

  The parties to the Representation Agreement have further agreed that Hearst-Argyle's and Hearst Broadcasting's obligations thereunder shall be suspended for so long as the nomination or appointment of, or the Pulitzer Parties' right to designate a Designee would, (i) create a violation or, as a result of any proposed acquisition of an ownership interest in, management or control of, or other relationship with, a radio or television broadcast station, a potential violation by Hearst-Argyle or any of its subsidiaries of any rule, regulation or policy of the FCC, including the FCC rules and policies regarding attribution of ownership (collectively, the "FCC Cross-Ownership Rules"), or
(ii) restrict or prohibit or, as a result of any proposed acquisition of an ownership interest in, management or control of, or other relationship with, a radio or television broadcast station, would restrict or prohibit Hearst-Argyle or any of its subsidiaries from maintaining, obtaining or renewing any license, approval or authorization granted by the FCC (in each case, an "Ownership Conflict"). Subject to applicable law, in the event that by virtue of such an Ownership Conflict, the Pulitzer Parties are no longer entitled to representation on the Hearst-Argyle Board, or in the event the Pulitzer Parties should elect from time to time in lieu of a seat or seats on the Hearst-Argyle Board, the Pulitzer Parties shall be entitled to designate a non-voting observer or observers to the Hearst-Argyle Board. In addition, the rights of the Pulitzer Parties under the Representation Agreement shall terminate if the Pulitzer Parties cease to beneficially own in the aggregate at least 50% of the Hearst-Argyle Merger Stock received by such Pulitzer Parties. See "The Merger Agreement--Ancillary Agreements--Board Representation Agreement."

FCC Agreement

  In connection with the execution of the Merger Agreement, Hearst-Argyle and the Pulitzer Principal Stockholders entered into an FCC Agreement, dated May 25, 1998 (the "FCC Agreement"). The FCC Agreement provides that if, at any time (including at the Effective Time), whether as a consequence of action by the Pulitzer Principal Stockholders, New Pulitzer or Hearst-Argyle, the Pulitzer Principal Stockholders' ownership of shares of Hearst-Argyle Series A Common Stock would cause an Ownership Conflict to arise, then each Pulitzer Principal Stockholder whose ownership of shares of Hearst-Argyle Series A Common Stock is determined, according to the FCC's ownership attribution principles, to be a contributing cause of Hearst-Argyle's non-compliance (each an "Attributable Stockholder") will exchange its shares of Hearst-Argyle Series A Common Stock for new shares in Hearst-Argyle (the "Replacement Shares") to the limited extent necessary for Hearst-Argyle to be in compliance with the FCC Cross-Ownership Rules.

  The FCC Agreement provides that the Replacement Shares will possess characteristics identical in every respect to the then existing shares held by the Pulitzer Principal Stockholders, provided however, that (i) they will be non-voting in nature, except on such matters as the rules, regulations and policies of the FCC and relevant decisions of the FCC would permit, consistent with preserving the non-attributable status of the Replacement Shares, and except as otherwise required by law and (ii) to the extent the Replacement Shares are shares of Hearst-Argyle Series A or Series B Preferred Stock, such Replacement Shares shall be senior to shares of common stock of Hearst-Argyle in liquidation as to the par value of such shares. In addition, each Replacement Share shall be convertible into a full voting common share of Hearst-Argyle at the Attributable Stockholder's election, at such time as an Ownership Conflict no longer would exist upon such conversion. See "The Merger Agreement--Ancillary Agreements--FCC Agreement."

Voting Agreements

  Hearst-Argyle Voting Agreement. In connection with the execution of the Merger Agreement, Hearst Broadcasting and Pulitzer entered into the Hearst-Argyle Voting Agreement, dated May 25, 1998 (the "Hearst- Argyle Voting Agreement"), pursuant to which Hearst Broadcasting agreed that from May 25, 1998 until either the Merger is consummated or the Merger Agreement is terminated, at any meeting of the holders of Hearst-Argyle Stock, however called, or in connection with any written consent of the holders of Hearst-Argyle Stock, Hearst Broadcasting will vote (or cause to be voted) all shares of Hearst-Argyle Stock held of record or beneficially owned by Hearst Broadcasting (i) in favor of the Merger, the Merger Agreement, and each of the other transactions and actions contemplated by the Merger Agreement and the Hearst-Argyle Voting Agreement and (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Hearst-Argyle under the Merger Agreement or Hearst-Argyle Voting Agreement or that would result in any of the conditions to the obligations of Hearst-Argyle under the Merger Agreement not being fulfilled.

  Hearst Broadcasting owned 100% of the outstanding shares of Hearst-Argyle Series B Common Stock and 4,036,725 shares of Hearst-Argyle Series A Common Stock, representing in the aggregate approximately 87.1% of the outstanding voting power of the Hearst-Argyle Common Stock and 86.0% of the outstanding voting power of the Hearst-Argyle Stock as of the Hearst-Argyle Record Date. Therefore, Hearst Broadcasting has sufficient voting power to approve the Hearst-Argyle Proposals regardless of the vote of any other stockholders. See "The Merger Agreement--Ancillary Agreements--Hearst-Argyle Voting Agreements," "The Special Meetings Required Votes" and "--Solicitation and Voting Proxies."

  Pulitzer Voting Agreement. In connection with and as a condition to the execution and delivery of the Merger Agreement, Hearst-Argyle and the Pulitzer Principal Stockholders entered into the Amended and Restated Pulitzer Voting Agreement, dated as of May 25, 1998 (the "Pulitzer Voting Agreement," and together with the Hearst-Argyle Voting Agreement, the "Voting Agreements"), pursuant to which each Pulitzer Principal

Stockholder agreed that from May 25, 1998 until either the Merger is consummated or the Merger Agreement is terminated, at any meeting or by written consent of the holders of Pulitzer Stock, such Pulitzer Principal Stockholder shall vote (or cause to be voted) all shares of Pulitzer Stock that it may vote or of which it may direct the vote (i) in favor of the Merger, the Merger Agreement and the Contribution Agreement and the approval of the terms thereof, and each of the other actions contemplated by the Merger Agreement, the Contribution Agreement and the Pulitzer Voting Agreement; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Pulitzer under the Merger Agreement, the Contribution Agreement or the Voting Agreement; and, (iii) except as otherwise agreed to in writing in advance by Hearst-Argyle, against the following actions (other than the Merger, the transactions contemplated by the Merger Agreement and the Contribution Agreement and the Pulitzer Charter Amendment): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Pulitzer or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of Pulitzer or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of Pulitzer or its subsidiaries;
(C) any change in a majority of the persons who constitute the Pulitzer Board;
(D) any change in the present capitalization of Pulitzer or any amendment of Pulitzer's Charter or By-Laws; (E) any other material change in Pulitzer's corporate structure or business; or, (F) any other action involving Pulitzer or its subsidiaries that is intended, or could reasonably be expected, to interfere with, postpone, or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement, the Contribution Agreement and the Pulitzer Voting Agreement.

  As of the Pulitzer Record Date, the Pulitzer Principal Stockholders, collectively, had the power to direct the vote of 14,443,209 shares of Pulitzer Class B Common Stock, representing in the aggregate (i) approximately 94.4% of the issued and outstanding shares of Pulitzer Class B Common Stock and (ii) approximately 90.1% of the outstanding voting power of Pulitzer Stock with respect to the Pulitzer Merger Proposal. As of the Pulitzer Record Date, the Pulitzer Principal Stockholders did not own any shares of Pulitzer Common Stock. Pursuant to the Pulitzer Voting Agreement, the Pulitzer Principal Stockholders have agreed to direct the vote of all their shares of Pulitzer Stock in favor of the Merger Agreement and the transactions contemplated by it (including the Pulitzer Charter Amendment). See "--Interests of Officers, Directors and Principal Stockholders in the Transactions." Therefore, the Pulitzer Principal Stockholders have voting power sufficient to approve the Pulitzer Merger Proposal, regardless of the vote of any other holders of Pulitzer Stock. The consummation of the transactions contemplated by the Pulitzer Merger Proposal, however, is conditioned upon the approval and adoption of the Pulitzer Charter Amendment Proposal. Accordingly, the Spin-Off and the Merger and the related transactions will not be consummated unless the Pulitzer Charter Amendment Proposal is approved and adopted by the requisite votes of Pulitzer stockholders. See "The Merger Agreement--Ancillary Agreements--Pulitzer Voting Agreement," "The Special Meetings--Required Votes" and "--Solicitation and Voting of Proxies."

Arizona Diamondbacks Letter Agreement

  In connection with the execution of the Merger Agreement, Pulitzer, New Pulitzer and Hearst-Argyle entered into a Letter Agreement, dated May 25, 1998, whereby Hearst-Argyle agreed to acquire and New Pulitzer agreed to sell all the issued and outstanding shares (the "Pulitzer Sports Shares") of capital stock of Pulitzer Sports, Inc. ("Pulitzer Sports"), a Delaware corporation and wholly owned subsidiary of Pulitzer Broadcasting. Pulitzer Sports owns certain partnership interests in AZPB Limited Partnership, a partnership that owns a certain percentage of the Arizona Diamondbacks Major League Baseball team. In consideration of the transfer by New Pulitzer of the Pulitzer Sports Shares to Hearst-Argyle, Hearst-Argyle has agreed to pay to New Pulitzer the sum of $5 million. The consummation date of the transfer of the Pulitzer Sports Shares shall be the date of (i) the Effective Time or (ii) three (3) business days after receipt of all necessary consents and authorizations of Major League Baseball and the National League with respect to the transfer of the Pulitzer Sports Shares. See "The Merger Agreement--Ancillary Agreements--Arizona Diamondbacks Letter Agreement."

Certain Federal Income Tax Considerations

  The IRS has issued to Pulitzer a private letter ruling (the "IRS Ruling") that the Spin-Off will qualify as a reorganization within the meaning of
Section 368(a)(1)(D) of the Code and as a tax-free distribution to Pulitzer stockholders under Section 355(a) of the Code. A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be revoked or modified by the IRS retroactively. Pulitzer and Hearst-Argyle are not currently aware of any facts or circumstances that would cause the IRS to revoke or modify the IRS Ruling.

  Pulitzer will be required under Section 355(e) of the Code to recognize taxable gain in an amount equal to the excess, if any, of the fair market value of the New Pulitzer Stock distributed to Pulitzer's stockholders in the Distribution over Pulitzer's adjusted tax basis in such New Pulitzer Stock immediately prior to the Distribution. There can be no assurance that the IRS will agree with Pulitzer's determination of the fair market value of the New Pulitzer Stock distributed to Pulitzer's stockholders in the Distribution or Pulitzer's resulting tax liability. Under the Merger Agreement, New Pulitzer will be liable and will indemnify Hearst-Argyle and its subsidiaries, on an after-tax basis, for any unpaid tax liabilities of Pulitzer or any Pulitzer subsidiaries arising by reason of the application of Section 355(e) of the Code to the Spin-Off.

  Rogers & Wells LLP, counsel to Hearst-Argyle, and Fulbright & Jaworski L.L.P., counsel to Pulitzer, have opined that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Accordingly, in the Merger, no gain or loss will be recognized by Pulitzer stockholders, except in respect of cash received in lieu of fractional shares of Hearst-Argyle Merger Stock, and no gain or loss will be recognized by Pulitzer, Hearst-Argyle or Hearst-Argyle stockholders. The opinions of Rogers & Wells LLP and Fulbright & Jaworski L.L.P. are based on various assumptions and conditioned upon certain representations made by Pulitzer and Hearst-Argyle as to factual matters. Opinions of counsel are not binding on the IRS or the courts, and there can be no assurance that the IRS will agree with the conclusions set forth in such opinions. For a more detailed discussion of the material federal income tax consequences of the Spin-Off and the Merger, and certain other matters related thereto, see "Federal Income Tax Consequences of the Spin-Off, the Merger and Related Transactions." All Pulitzer stockholders are also urged to consult with their own tax advisors regarding the federal, state, local and foreign tax consequences of the Spin-Off and the Merger in their particular circumstances.

Accounting Treatment

  The Merger will be accounted for by Hearst-Argyle using the purchase method. Pulitzer's historical basis in its assets and liabilities relating to its newspaper publishing and related new media businesses will be carried over to New Pulitzer. The Merger, the Spin-Off and the related transactions will be accounted for by New Pulitzer as a reverse-spin transaction. See "The Hearst-Argyle Merger Proposal and The Pulitzer Merger Proposal--Accounting Treatment."

Rights of Dissenting Stockholders

  Hearst-Argyle. Holders of Hearst-Argyle Stock will not be entitled to dissenters' appraisal rights in connection with the Merger.

  Pulitzer. Holders of record of Pulitzer Class B Common Stock are entitled to dissenters' appraisal rights in connection with the Merger, but holders of Pulitzer Common Stock are not entitled to such rights. Pursuant to the DGCL, any holder of Pulitzer Class B Common Stock who files a demand for appraisal in writing prior to the vote taken at the Pulitzer Meeting, whose shares are not voted in favor of the Merger and who satisfies certain other conditions shall be entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). See "Rights of Dissenting Pulitzer Stockholders--Pulitzer Class B Common Stock" for a description of such rights, including a summary of the steps that must be taken to comply with Section 262. A copy of the text of Section 262 is set forth as Annex VI hereto. See "Rights of Dissenting Pulitzer Stockholders-- Pulitzer Common Stock."

Comparison of Rights of Stockholders

  The rights of holders of Pulitzer Common Stock currently are governed by the DGCL, the Pulitzer Charter and the Pulitzer By-Laws. Upon the consummation of the Spin-Off and the Merger, Pulitzer stockholders, other than holders of record of Pulitzer Class B Common Stock who exercise and perfect their statutory dissenters' rights, will become New Pulitzer stockholders and Hearst-Argyle stockholders. The rights of New Pulitzer stockholders will be governed by the DGCL, the New Pulitzer Charter and the by-laws of New Pulitzer (the "New Pulitzer By-Laws"). The rights of the Hearst-Argyle stockholders will be governed by the DGCL, the Hearst-Argyle Charter, and the Hearst-Argyle By-Laws. See "Comparison of Rights of Stockholders of Pulitzer and New Pulitzer" and "Comparison of Rights of Holders of Hearst-Argyle Series A Common Stock and Holders of Pulitzer Common Stock."

Exchange Agent

  Harris Trust and Savings Bank will act as the exchange agent in connection with the Merger (the "Exchange Agent"). As soon as practicable after the Effective Time, the Exchange Agent will mail a letter of transmittal to each holder of record of Pulitzer Stock (other than Pulitzer, New Pulitzer or any of their respective subsidiaries) immediately prior to the Effective Time to be used by such holder in surrendering such holder's certificates evidencing shares of Pulitzer Stock for certificates evidencing the shares of Hearst-Argyle Merger Stock to which such holder has become entitled pursuant to the Merger and, if applicable, cash in lieu of a fractional share of Hearst-Argyle Merger Stock. The letter of transmittal will be accompanied by instructions specifying the other details of the exchange. Pulitzer stockholders should not send in their certificates until they receive the letter of transmittal. See "Payments and Distributions to Stockholders."

Comparative Market Prices and Dividend Data

  The NYSE is the principal exchange on which Hearst-Argyle Series A Common Stock (symbol: "HTV") and the Pulitzer Common Stock (symbol: "PTZ") are traded. Prior to July 22, 1998, the Hearst-Argyle Series A Common Stock was quoted on the Nasdaq National Market (symbol: "HATV"). Neither Hearst-Argyle Series B Common Stock nor Pulitzer Class B Common Stock is listed or traded on any exchange. On May 22, 1998, the last full trading day prior to the public announcement of the Merger, the closing price of the Hearst-Argyle Series A Common Stock on the Nasdaq National Market and the Pulitzer Common Stock on the NYSE, was $34.25 per share and $90.00 per share, respectively. On February 9, 1999, the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, the closing price of the Hearst-Argyle Series A Common Stock and the Pulitzer Common Stock, in each case on the NYSE, was $27.875 per share and $81.25 per share, respectively. Holders of Hearst-Argyle Stock and Pulitzer Stock are urged to obtain current market quotations for the Hearst-Argyle Series A Common Stock and the Pulitzer Common Stock prior to making any decision with respect to the Merger and other transactions contemplated by the Merger Agreement. See "Comparative Per-Share Market and Dividend Information."

  Following the Spin-Off and the Merger, New Pulitzer expects to pay quarterly dividends on the New Pulitzer Common Stock and the New Pulitzer Class B Common Stock at the same rate as that currently paid with respect to the Pulitzer Common Stock and the Pulitzer Class B Common Stock. Future dividends will, however, be subject to the earnings, financial condition and capital requirements of New Pulitzer as well as the limitations under any credit agreement or other agreement to which New Pulitzer may become a party in the future.

  Hearst-Argyle has not paid any dividends on the Hearst-Argyle Series A Common Stock since its inception and does not anticipate that it will pay any dividends on the Hearst-Argyle Series A Common Stock in the foreseeable future. Hearst-Argyle's senior credit facility limits the ability of Hearst-Argyle to pay dividends on the Hearst-Argyle Series A Common Stock except under certain conditions.

Selected Historical and Pro Forma Comparative Per Share Data

  The following historical and unaudited pro forma financial information reflects certain comparative per share data relating to income per share from continuing operations, book value per share and dividends per share (i) on an historical basis for Hearst-Argyle; (ii) on a historical basis for Pulitzer;
(iii) on an unaudited pro forma basis for Hearst-Argyle per share of Hearst-Argyle Common Stock assuming consummation of the Merger; (iv) on an unaudited equivalent pro forma basis per share of Pulitzer Stock for Hearst-Argyle Series A Common Stock assuming consummation of the Merger; and, (v) on an unaudited pro forma basis for New Pulitzer per share of Pulitzer Stock assuming consummation of the Merger and related transactions.

  The information shown below should be read in conjunction with the consolidated historical financial statements of Hearst-Argyle and Pulitzer, respectively, including the respective notes thereto, and the unaudited pro forma combined condensed financial statements of Hearst-Argyle and Pulitzer, respectively, including the notes thereto, incorporated by reference and/or included herein, in this Joint Proxy Statement/Prospectus. See "Information Incorporated by Reference." The unaudited pro forma per share data are presented for comparative purposes only and are not necessarily indicative of the financial position or results of operations that would have been realized had the Merger and certain other transactions of Hearst-Argyle and Pulitzer been consummated during the periods or as of the dates for which the unaudited pro forma data are presented. The unaudited interim financial information presented herein is not necessarily indicative of the financial position as of the end of, or results of operations for, the full year. See also "--Selected Historical Consolidated and Unaudited Pro Forma Combined Condensed Financial Information--Selected Financial Data of Hearst-Argyle," "--Selected Historical Financial Data of Argyle," and "--Selected Historical Financial Data of Pulitzer."

          Selected Historical and Pro Forma Comparative Per Share Data

                                                                   Nine Months
                                                      Year Ended      Ended
                                                     December 31, September 30,
                                                         1997         1998
                                                     ------------ -------------
Historical:
Hearst-Argyle
 Basic and diluted income (loss) per share from
  continuing operations before extraordinary item...    $ 1.13       $ 0.69
 Book value per share...............................    $ 6.07       $ 6.24
Pulitzer (a)
 Basic income per share from continuing operations..    $ 2.99       $ 2.33
 Diluted income per share from continuing
  operations........................................    $ 2.94       $ 2.29
 Book value per share...............................    $14.00       $15.84
 Dividends per share................................    $ 0.52       $ 0.45
Unaudited Pro Forma:
Hearst-Argyle per Hearst-Argyle Common Stock (b)
 Basic and diluted income per share from continuing
  operations........................................    $ 0.22       $ 0.20
 Book value per share...............................       N/A       $16.41
Equivalent Hearst-Argyle per Pulitzer Stock (c)
 Basic and diluted income per share from continuing
  operations........................................    $ 0.36       $ 0.33
 Book value per share...............................       N/A       $26.91
New Pulitzer per Pulitzer Stock (d)
 Basic income per share from continuing operations..    $(0.44)      $(0.72)
 Diluted income per share from continuing
  operations........................................    $(0.43)      $(0.71)
 Book value per share...............................       N/A       $33.76
 Dividends per share (e)............................    $ 0.52       $ 0.45

See notes on the following page.

Notes to Selected Historical and Pro Forma Comparative Per Share Data:

(a) Historical Pulitzer includes the operations of both the publishing and related new media businesses that will continue as New Pulitzer after the Spin-off and the Broadcasting Business that will be acquired by Hearst-Argyle through the Merger.
(b) Assumes the market price of Hearst-Argyle Series A Common Stock on the Closing Date is $31.00 per share.
(c) Pro forma equivalent Hearst-Argyle per Pulitzer common share data represents the equivalent per share interest of Pulitzer stockholders in Hearst-Argyle and the Pulitzer Broadcasting Business, assuming consummation of the Spin-Off and Merger and that the market price of Hearst-Argyle Series A Common Stock on the Closing Date is $31.00 per share. These amounts were calculated assuming that the outstanding shares of Pulitzer Common Stock and Pulitzer Class B Common Stock are exchanged for Hearst-Argyle Series A Common Stock at an assumed exchange ratio of 1.64 shares for each share of Pulitzer Common Stock and Pulitzer Class B Common Stock outstanding immediately prior to the Merger. The assumed exchange ratio is based upon the fixed number of shares of Hearst-Argyle Series A Common Stock (37,096,774 shares) that will be exchanged for outstanding shares of Pulitzer Common Stock and Pulitzer Class B Common Stock (22,618,914 shares as of the Pulitzer Record Date). These amounts are the product of the assumed exchange ratio of 1.64 multiplied by the data for the Hearst-Argyle per Hearst-Argyle Common Stock.
(d) New Pulitzer income per share amounts include the historical operations of the publishing and related new media businesses as well as pro forma adjustments which reduce net income by approximately $35.4 million. The pro forma adjustments represent the cash-out of outstanding stock options and the payment of management bonuses at the time of the Spin-off and Merger. Dividend per share amounts and shares outstanding for New Pulitzer are equivalent to the historical Pulitzer amounts. In addition, the Distribution of New Pulitzer Common Stock and New Pulitzer Class B Common Stock for Pulitzer Common Stock and Pulitzer Class B Common Stock will be on a one-for-one basis, resulting in a New Pulitzer capital structure unchanged from historical Pulitzer.
(e) Management of New Pulitzer expects to pay quarterly dividends at the same rate as that currently paid by Pulitzer. Future dividends, however, will be subject to the earnings, financial condition and capital requirements of New Pulitzer as well as the limitations under any credit agreement or other agreement to which New Pulitzer may become a party in the future.

Selected Historical Consolidated and Unaudited Pro Forma Combined Condensed Financial Information

  Selected Financial Data of Hearst-Argyle. The selected financial data should be read in conjunction with the historical and unaudited pro forma combined condensed financial statements and notes thereto incorporated herein by reference and included herein. On August 29, 1997, effective September 1, 1997 for accounting purposes, Hearst contributed its television broadcast group and related broadcast operations, Hearst Broadcast Group, to Argyle and merged the wholly-owned subsidiary of Hearst with and into Argyle, with Argyle as the surviving corporation (renamed Hearst-Argyle Television). The merger was accounted for as a purchase of Argyle by Hearst in a reverse acquisition. The assets and liabilities of Argyle have been adjusted to the extent acquired by Hearst to their estimated fair values based upon purchase price allocations. The net assets of the Hearst Broadcast Group have been reflected at their historical cost basis. In a reverse acquisition, the accounting treatment differs from the legal form of the transaction, as the continuing legal parent company (Argyle) is not assumed to be the acquiror and the historical financial statements of the entity become those of the accounting acquiror (Hearst Broadcast Group). Consequently, the presentation of Hearst-Argyle's consolidated historical financial statements prior to September 1, 1997 have been revised to reflect the financial statements of the Hearst Broadcast Group. In addition, the divisional equity of the Hearst Broadcast Group, which includes the amounts due to Hearst and affiliates, has been reclassified retroactively to reflect the par value of the approximately 41.3 million shares received by Hearst in the Hearst Transaction in the Hearst-Argyle historical financial statements incorporated herein by reference.

  The historical financial data for the year ended December 31, 1993 have been derived from the unaudited combined financial statements of the Hearst Broadcast Group. The historical financial data for the years ended December 31, 1994, 1995 and 1996 have been derived from the audited combined financial statements of the Hearst Broadcast Group. The historical financial data for the year ended December 31, 1997 have been derived from the audited consolidated financial statements of Hearst-Argyle and the nine-months ended September 30, 1997 and 1998 have been derived from the unaudited condensed consolidated financial statements of Hearst-Argyle. The unaudited pro forma combined condensed financial data for the year ended December 31, 1997 and the nine-months ended September 30, 1997 and 1998 have been prepared as if the transaction consummated on January 31, 1997 in which Argyle exchanged its WZZM and WGRZ stations for Gannett Co., Inc.'s WLWT and KOCO stations located in Cincinnati, OH and Oklahoma City, OK, respectively (the "Gannett Swap"), the Hearst Transaction, the STC Swap and the Kelly Transaction had been completed at the beginning of each period presented. Such pro forma data is not necessarily indicative of the actual results that would have occurred nor of results that may occur. The historical financial data for the year ended December 31, 1993 and for the nine-months ended September 30, 1997 and 1998 are unaudited but, in the opinion of management of Hearst-Argyle, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. Results for the nine-months ended September 30, 1997 and 1998 are not necessarily indicative of the results for a full year.

                                                                 Hearst-Argyle
                        ---------------------------------------------------------------------------------------------------
                                                                                      Nine Months           Pro Forma
                                                                       Pro Forma         Ended             Nine Months
                                  Years Ended December 31,            December 31,   September 30,     Ended September 30,
                        --------------------------------------------  ------------ ------------------  --------------------
                          1993     1994     1995     1996   1997(a)     1997(b)    1997(c)   1998(d)    1997(b)    1998(b)
                        -------- -------- -------- -------- --------  ------------ --------  --------  ---------  ---------
                                                     (In thousands, except per share data)
Statement of
operations data:
Total revenues........  $224,067 $259,459 $279,340 $283,971 $333,661    $453,708   $221,296  $292,010  $ 324,088  $ 344,714
Station operating
expenses..............   103,880  106,281  117,535  121,501  142,096     202,318     96,919   127,595    147,237    150,772
Amortization of
program rights........    37,087   40,266   38,619   40,297   40,129      46,816     29,201    32,027     33,934     37,980
Depreciation and
amortization..........    26,008   23,071   22,134   16,971   22,924      57,169     13,694    26,678     37,177     39,462
                        -------- -------- -------- -------- --------    --------   --------  --------  ---------  ---------
Station operating
income................    57,092   89,841  101,052  105,202  128,512     147,405     81,482   105,710    105,740    116,500
Corporate expenses....     5,924    8,007    7,857    7,658    9,527      12,635      6,546     9,619      9,619      9,619
                        -------- -------- -------- -------- --------    --------   --------  --------  ---------  ---------
Operating income......    51,168   81,834   93,195   97,544  118,985     134,770     74,936    96,091     96,121    106,881
Interest expense,
net...................    22,773   22,678   22,218   21,235   32,484      75,138     20,524    29,978     56,354     56,354
                        -------- -------- -------- -------- --------    --------   --------  --------  ---------  ---------
Income from continuing
operations before
income taxes..........    28,395   59,156   70,977   76,309   86,501      59,632     54,412    66,113     39,767     50,527
Income taxes..........    17,123   25,265   30,182   31,907   35,363      25,045     22,362    28,111     16,702     21,221
                        -------- -------- -------- -------- --------    --------   --------  --------  ---------  ---------
Income from continuing
operations............    11,272   33,891   40,795   44,402   51,138      34,587     32,050    38,002     23,065     29,306
Extraordinary
item(e)...............                                       (16,212)                         (10,826)
                        -------- -------- -------- -------- --------    --------   --------  --------  ---------  ---------
Net income............    11,272   33,891   40,795   44,402   34,926      34,587     32,050    27,176     23,065     29,306
Less: preferred stock
dividends(f)..........                                         (711)      (1,422)      (355)   (1,066)    (1,066)    (1,066)
                        -------- -------- -------- -------- --------    --------   --------  --------  ---------  ---------
Income applicable to
common stockholders...  $ 11,272 $ 33,891 $ 40,795 $ 44,402 $ 34,215    $ 33,165   $ 31,695  $ 26,110  $  21,999  $  28,240
                        ======== ======== ======== ======== ========    ========   ========  ========  =========  =========
Basic:
Income from continuing
operations per common
share.................  $   0.27 $   0.82 $   0.99 $   1.08 $   1.13    $   0.62   $   0.75  $   0.69  $    0.41  $    0.53
                        ======== ======== ======== ======== ========    ========   ========  ========  =========  =========
Income applicable to
common stockholders
per common share......  $   0.27 $   0.82 $   0.99 $   1.08 $   0.77    $   0.62   $   0.75  $   0.49  $    0.41  $    0.53
                        ======== ======== ======== ======== ========    ========   ========  ========  =========  =========
Number of shares used
in per share
calculation...........    41,299   41,299   41,299   41,299   44,632      53,828     42,208    53,678     53,678     53,678
                        ======== ======== ======== ======== ========    ========   ========  ========  =========  =========
Diluted:
Income from continuing
operations per common
share.................  $   0.27 $   0.82 $  0.99  $  1.08  $  1.13     $   0.62   $   0.75  $   0.68  $    0.41  $    0.52
                        ======== ======== ======== ======== ========    ========   ========  ========  =========  =========
Income applicable to
common stockholders
per common share......  $   0.27 $   0.82 $  0.99  $  1.08  $  0.77     $   0.62   $   0.75  $   0.48  $    0.41  $    0.52
                        ======== ======== ======== ======== ========    ========   ========  ========  =========  =========
Number of shares used
in per share
calculation...........    41,299   41,299   41,299   41,299   44,674      53,873     42,223    53,943     53,943     53,943
                        ======== ======== ======== ======== ========    ========   ========  ========  =========  =========

See notes on the following page.

                                                                    Hearst-Argyle
                          --------------------------------------------------------------------------------------
                                                                                              Nine Months
                                                                              Pro Forma          Ended
                                    Years Ended December 31,                 December 31,    September 30,
                          -------------------------------------------------  ------------ ---------------------
                           1993      1994      1995      1996     1997(a)      1997(b)     1997(c)    1998(d)
                          -------  --------  --------  --------  ----------  ------------ ---------  ----------
                                                          (In thousands, except per share data)
Other data:
Broadcast cash
flow(g).........          $82,626  $113,999  $123,038  $117,947  $  150,972    $204,043   $  94,897  $  131,762
Broadcast cash
flow margin(h)..             36.9%     43.9%     44.0%     41.5%       45.2%       45.0%       42.9%       45.1%
Operating cash
flow(i).........          $79,147  $108,749  $117,087  $109,457  $  141,445    $191,408   $  88,351  $  122,143
Operating cash
flow margin(j)..             35.3%     41.9%     41.9%     38.5%       42.4%       42.2%       39.9%       41.8%
Cash flows from
operating
activities......              N/A  $ 44,460  $ 61,185  $ 65,802  $   67,689      87,096   $  57,630  $   71,850
Cash flows used
in investing
activities......              N/A  $ (8,430) $ (8,621) $ (7,764) $ (131,973)         (m)  $(114,838) $  (34,437)
Cash flows from
(used in)
financing
activities......              N/A  $(33,584) $(52,020) $(58,145) $   74,161          (m)  $  84,990  $    1,082
After--tax cash
flow(k).........          $37,280  $ 56,962  $ 62,929  $ 61,373  $   74,062    $ 91,756   $  45,744  $   64,680
Capital
expenditures....          $ 4,879  $  8,430  $  8,621  $  7,764  $   21,897         N/A   $   3,762  $   12,775
Program
payments........          $37,561  $ 39,179  $ 38,767  $ 44,523  $   40,593    $ 47,347   $  29,480  $   32,653
Balance sheet
data (at year
end):
Cash and cash
equivalents.....              N/A  $  2,446  $  2,990  $  2,882  $   12,759         N/A   $  30,664  $   51,254
Total assets....              N/A  $387,984  $385,406  $366,956  $1,044,109         N/A   $ 937,342  $1,084,504
Total debt
(including
current
portion)........              N/A       N/A       N/A       N/A  $  490,000         N/A   $ 565,000  $  502,596
Divisional/Stockholders'
equity(l).......              N/A  $283,988  $272,762  $259,020  $  326,654         N/A   $ 150,149  $  332,345
                              Pro Forma
                             Nine Months
                                Ended
                            September 30,
                          --------------------
                          1997(b)    1998(b)
                          --------- ----------
Other data:
Broadcast cash
flow(g).........          $141,563  $ 156,819
Broadcast cash
flow margin(h)..              43.7%      45.5%
Operating cash
flow(i).........          $131,944  $ 147,200
Operating cash
flow margin(j)..              40.7%      42.7%
Cash flows from
operating
activities......            73,762     79,367
Cash flows used
in investing
activities......                (m)       (m)
Cash flows from
(used in)
financing
activities......                (m)       (m)
After--tax cash
flow(k).........          $ 60,242  $  68,768
Capital
expenditures....               N/A        N/A
Program
payments........          $ 35,288  $  37,123
Balance sheet
data (at year
end):
Cash and cash
equivalents.....               N/A     53,282
Total assets....               N/A  1,635,695
Total debt
(including
current
portion)........               N/A  1,032,596
Divisional/Stockholders'
equity(l).......               N/A    332,345

----
(a) The Hearst Transaction was consummated on August 29, 1997. The selected financial data includes results from (i) WCVB, WTAE, WBAL, WISN, KMBC and WDTN for the entire period presented; (ii) WAPT, KITV, KHBS/KHOG, WLWT, KOCO and Hearst-Argyle's share of the 1996 Joint Marketing and Programming Agreement relating to television station WNAC, with the owner of another television station in the same market (the "Clear Channel Venture") from September 1 through December 31, 1997; and, (iii) the management fees derived by Hearst-Argyle from WWWB, WPBF, KCWE and WBAL-radio (the "Managed Stations") from September 1 through December 31, 1997.
(b) Includes the results of operations of the Argyle Stations, Hearst Broadcast Group and the management fee derived by Hearst-Argyle from the Managed Stations on a combined pro forma basis as if the Hearst Transaction, the Gannett Swap, the STC Swap and the Kelly Transaction had occurred at the beginning of the period presented.
(c) Includes results from (i) WCVB, WTAE, WBAL, WISN, KMBC and WDTN for the entire period presented; (ii) WAPT, KITV, KHBS/KHOG, WLWT, KOCO and Hearst-Argyle's share of the Clear Channel Venture for September only; and, (iii) the management fees derived by Hearst-Argyle from the Managed Stations for September only.
(d) Includes the results of operations of Hearst-Argyle, which includes: (i) WCVB, WTAE, WBAL, WISN and KMBC for the entire period presented; (ii) WLWT, KOCO, WAPT, KITV and KHBS/KHOG for the entire period presented;
    (iii) the management fee derived by Hearst-Argyle from the Managed Stations for the entire-period presented; (iv) Hearst-Argyle's share of the Clear Channel Venture and WDTN from January 1 through May 31, 1998; and, (v) KSBW and WPTZ/WNNE from June 1 through September 30, 1998.
(e) Represents the write-offs of unamortized financing costs and premiums paid upon early extinguishment of debt for Hearst-Argyle.
(f) Gives effect to dividends on the Preferred Stock issued in connection with the acquisition of KHBS/KHOG.
(g) Broadcast cash flow is defined as station operating income, plus depreciation and amortization and write down of intangible assets, plus amortization of program rights, minus program payments. The Company has included broadcast cash flow data because management utilizes and believes that such data are commonly used as a measure of performance among companies in the broadcast industry. Broadcast cash flow ia also frequently used by investors, analysts, valuation firms and lenders as one of the important determinants of underlying asset value. Broadcast cash flow should not be considered in isolation or as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the entity's operating performance, or to cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. This measure is believed to be, but may not be, comparable to similarly titled measures used by other companies.
(h) Broadcast cash flow margin is broadcast cash flow divided by total revenues, expressed as a percentage.
(i) Operating cash flow is defined as operating income, plus depreciation and amortization and write down of intangible assets, plus amortization of program rights, minus program payments, plus non-cash compensation expense. The Company has included operating cash flow data, also known as EBITDA, because management utilizes and believes that such data are commonly used as a measure of performance among companies in the broadcast industry. Operating cash flow is also used by investors, analysts, rating agencies and lenders to measure a company's ability to service debt. Operating cash flow should not be considered in isolation or as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the entity's operating performance, or of cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. This measure is believed to be, but may not be, comparable to similarly titled measures used by other companies.
(j) Operating cash flow margin is broadcast cash flow divided by total revenues, expressed as a percentage.
(k) After-tax cash flow is defined as income before extraordinary item plus depreciation and amortization. The Company has included after-tax cash flow data because management utilizes and believes that such data are commonly used by investors, analysts, rating agencies and lenders to measure a company's ability to service debt and as an alternative determinant of enterprise value. After-tax cash flow should not be considered in isolation or as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the entity's operating performance, or to cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. This measure is believed to be, but may not be, comparable to similarly titled measures used by other companies.
(l) Hearst-Argyle has not paid any dividends on its Series A Common Stock since inception.
(m) The cash flow data for investing activities and financing activities is not determinable for pro forma purposes.

  Selected Historical Financial Data of Argyle. The selected consolidated financial data of Argyle should be read in conjunction with Argyle's historical financial statements and notes thereto incorporated by reference elsewhere herein. The historical financial data for the years ended December 31, 1993 and 1994 have been derived from the audited combined financial statements of WZZM, WAPT and WNAC (collectively, the "Northstar") acquired by Argyle effective January 4, 1995, the accounting predecessor to Argyle. The historical financial data for the years ended December 31, 1995 and 1996 have been derived from the audited consolidated financial statements of Argyle.

  The historical financial data for the six-months ended June 30, 1997 are unaudited but, in the opinion of management of Hearst-Argyle, have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. Results for the six-months ended June 30, 1997 are not necessarily indicative of the results for a full year.

                                   Northstar                 Argyle
                                  Historical               Historical
                                ----------------  ------------------------------
                                  Years Ended        Years Ended      Six Months
                                 December 31,       December 31,        Ended
                                ----------------  ------------------   June 30,
                                 1993     1994      1995      1996       1997
                                -------  -------  --------  --------  ----------
                                                   (In thousands, except per
                                (In thousands)            share data)
Statement of operations data:
Total revenues................  $28,440  $34,538  $ 46,944  $ 73,294   $39,765
Station operating expenses....   14,295   16,430    23,603    37,639    21,367
Amortization program rights...    3,876    3,600     3,961     4,725     2,119
Depreciation and
 amortization.................    2,884    3,126    12,294    23,965    12,760
                                -------  -------  --------  --------   -------
Station operating income......    7,385   11,382     7,086     6,965     3,519
Corporate expenses............    1,174    1,103     2,324     4,285     1,904
Non-cash compensation
 expense......................                         675       675       503
                                -------  -------  --------  --------   -------
Operating income..............    6,211   10,279     4,087     2,005     1,112
Interest expense, net.........    5,885    4,745    12,052    16,566     9,407
                                -------  -------  --------  --------   -------
Income (loss) from continuing
 operations before income
 taxes........................      326    5,534    (7,965)  (14,561)   (8,295)
Income taxes..................      301      170
                                -------  -------  --------  --------   -------
Income (loss) from continuing
 operations...................       25    5,364    (7,965)  (14,561)   (8,295)
Cumulative effect of a change
 in accounting principle(a)...     (213)
Extraordinary item(b).........              (774)   (7,842)
                                -------  -------  --------  --------   -------
Net income (loss).............  $  (188) $ 4,590   (15,807)  (14,561)   (8,295)
                                =======  =======
Less: preferred stock
 dividends....................                                  (829)     (711)
                                                  --------  --------   -------
Loss applicable to common
 stockholders.................                    $(15,807) $(15,390)  $(9,006)
                                                  ========  ========   =======
Basic:
Loss from continuing
 operations before
 extraordinary item per common
 share........................                    $  (1.25) $  (1.37)  $ (0.79)
                                                  ========  ========   =======
Loss from continuing
 operations per common share..                    $  (2.47) $  (1.37)  $ (0.79)
                                                  ========  ========   =======
Number of shares used in per
 share calculation............                    $  6,388  $ 11,246   $11,347
                                                  ========  ========   =======
Diluted:
Loss from continuing
 operations before
 extraordinary item per common
 share........................                    $  (1.25) $  (1.37)  $ (0.79)
                                                  ========  ========   =======
Loss from continuing
 operations per common share..                    $  (2.47) $  (1.37)  $ (0.79)
                                                  ========  ========   =======
Number of shares used in per
 share calculation............                    $  6,388  $ 11,246   $11,347
                                                  ========  ========   =======

See notes on the following page.

                                Northstar                  Argyle
                                Historical               Historical
                             -----------------  -------------------------------
                               Years Ended         Years Ended       Six Months
                               December 31,        December 31,        Ended
                             -----------------  -------------------   June 30,
                              1993      1994      1995       1996       1997
                             -------  --------  ---------  --------  ----------
                                                  (In thousands, except per
                              (In thousands)             share data)
Other data:
Broadcast cash flow, as
 defined(c)................  $ 9,868  $ 14,223  $  20,440  $ 31,889   $ 16,060
Broadcast cash flow
 margin(d).................     34.7%     41.2%      43.5%     43.5%      40.4%
Operating cash flow, as
 defined(e)................  $ 8,694  $ 13,120  $  18,116  $ 27,604   $ 14,156
Operating cash flow
 margin(f).................     30.6%     38.0%      38.6%     37.7%      35.6%
Cash flows from operating
 activities................  $ 9,734  $ 12,774  $   6,859  $  6,943   $  1,601
Cash flows used in
 investing activities......  $(1,103) $   (668) $(237,501) $(28,745)  $(27,179)
Cash flows from (used in)
 financing activities......  $(8,734) $(10,887) $ 232,846  $ 20,545   $ 26,789
Capital Expenditures.......  $ 1,136  $    701  $   3,767  $  6,633   $  4,091
Program payments...........  $ 4,277  $  3,885  $   2,901  $  3,766   $  2,338
Balance sheet data:
Cash and cash equivalents..  $    93  $  1,313  $   2,206  $    949   $  2,160
Total assets...............  $76,015  $ 78,575  $ 291,141  $328,608   $338,468
Total debt (including
 current portion)..........  $63,235  $ 42,670  $ 150,000  $171,500   $199,000
Stockholders' equity.......  $(3,440) $ 24,513  $ 116,293  $129,152   $120,650

--------
(a) Represents the cumulative effect of the adoption of SFAS No. 109, Accounting for Income Taxes.
(b) Represents the write-offs of unamortized financing costs and premiums paid upon early extinguishment of debt for each respective company.
(c) Broadcast cash flow is defined as station operating income, plus depreciation and amortization and write down of intangible assets, plus amortization of program rights, minus program payments. The Company has included broadcast cash flow data because management utilizes and believes that such data are commonly used as a measure of performance among companies in the broadcast industry. Broadcast cash flow is also frequently used by investors, analysts, valuation firms and lenders as one of the important determinants of underlying asset value. Broadcast cash flow should not be considered in isolation or as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the entity's operating performance, or to cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. This measure is believed to be, but may not be, comparable to similarly titled measures used by other companies.
(d) Broadcast cash flow margin is broadcast cash flow divided by total revenues, expressed as a percentage.
(e) Operating cash flow is defined as operating income, plus depreciation and amortization and write down of intangible assets, plus amortization of program rights, minus program payments, plus non-cash compensation expense. The Company has included operating cash flow data, also known as EBITDA, because management utilizes and believes that such data are commonly used as a measure of performance among companies in the broadcast industry. Operating cash flow is also used by investors, analysts, rating agencies and lenders to measure a company's ability to service debt. Operating cash flow should not be considered in isolation or as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the entity's operating performance, or to cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. This measure is believed to be, but may not be, comparable to similarly titled measures used by other companies.
(f) Operating cash flow margin is broadcast cash flow divided by total revenues, expressed as a percentage.

  Selected Unaudited Pro Forma Financial Data of Hearst-Argyle, including estimated impact of the Merger. The unaudited pro forma combined condensed financial data for Hearst-Argyle as of September 30, 1998 and for the nine-months ended September 30, 1997 and 1998 and for the year ended December 31, 1997, are presented to reflect the estimated impact of the Merger on the unaudited pro forma combined condensed financial statements of Hearst-Argyle. The Merger will be accounted for by Hearst-Argyle using the purchase method. For a description of the purchase method of accounting with respect to the Merger, see "--Accounting Treatment." The unaudited pro forma combined condensed statement of operations data assume that the Merger, the Hearst Transaction, the Gannett Swap, the STC Swap and the Kelly Transaction had been consummated as of the beginning of the periods presented and the unaudited pro forma combined condensed balance sheet data assume that the Kelly Transaction and the Merger, assuming that the market price of Hearst-Argyle Series A Common Stock on the Closing Date is $31.00 per share, had been consummated on September 30, 1998. The selected unaudited pro forma combined condensed financial data presented herein have been derived from, and should be read in conjunction with, Hearst-Argyle's historical and unaudited pro forma combined condensed financial statements and other financial information included elsewhere herein and contained in Hearst-Argyle's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Forms 10-K/A, Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, as amended by Form 10-Q/A, and Current Report on Form 8-K dated December 16, 1998, as amended by Forms 8-K/A. See "Information Incorporated by Reference" and "--Hearst-Argyle Unaudited Pro Forma Combined Condensed Financial Statements." The results presented in Hearst-Argyle's unaudited pro forma combined condensed financial statements are not necessarily indicative of the results for the full year nor are they necessarily indicative of the results that actually would have occurred had the Merger, as well as certain other transactions described in related unaudited pro forma financial information, occurred on the dates indicated or that may result in the future.

                                         Pro Forma including the Merger
                                     -----------------------------------------
                                                       Nine Months Ended
                                       Year Ended        September 30,
                                      December 31,  --------------------------
                                        1997(a)      1997(a)       1998(b)
                                     --------------------------  -------------
                                     (In thousands, except per share data)
Statement of Operations Data:
Total revenues.....................    $   689,762  $   495,723  $     524,592
Station operating expenses.........        317,692      232,714        239,033
Amortization of program rights.....         59,306       43,379         47,144
Depreciation and amortization......        131,062       94,603         95,761
                                       -----------  -----------  -------------
Station operating income...........        181,702      125,027        142,654
Corporate expenses.................         15,800       11,850         11,850
                                       -----------  -----------  -------------
Operating income...................        165,902      113,177        130,804
Interest expense, net..............        124,138       93,104         93,104
                                       -----------  -----------  -------------
Income before income taxes.........         41,764       20,073         37,700
Income taxes.......................         20,047        9,635         18,096
                                       -----------  -----------  -------------
Net income.........................         21,717       10,438         19,604
Less: preferred stock dividends....         (1,422)      (1,066)        (1,066)
                                       -----------  -----------  -------------
Income applicable to common stock..    $    20,295  $     9,372  $      18,538
                                       ===========  ===========  =============
Basic:
Income per common share............    $      0.22  $      0.10  $        0.20
                                       ===========  ===========  =============
Number of shares used in per share
 calculation.......................         90,925       90,775         90,775


Diluted:
Income per common share............    $      0.22  $      0.10  $        0.20
                                       ===========  ===========  =============
Number of shares used in per share
 calculation.......................         90,970       91,040         91,040
Other Data:
Broadcast cash flow(c).............    $   312,623  $   218,256  $     239,668
Broadcast cash flow margin(d)......           45.3%        44.0%          45.7%
Operating cash flow(e).............    $   296,823  $   206,406  $     227,818
Operating cash flow margin(f)......           43.0%        41.6%          43.4%
Cash flows from operating
 activities........................        142,159      116,867        131,865
Cash flows from investing
 activities........................        (h)          (h)            (h)
Cash flows from financing
 activities........................        (h)          (h)            (h)
After-tax cash flow(g).............    $   152,779  $   105,041  $     115,365
Program payments...................    $    59,447  $    44,753  $      45,891
Balance Sheet Data (at period end):
Total assets.......................            N/A          N/A  $   4,219,642
Long-term debt.....................            N/A          N/A  $   1,732,596
Stockholders' equity...............            N/A          N/A  $   1,482,345

See notes on the following page.

--------
(a) Includes the results of operations of the Hearst Broadcast Group, Argyle, the management fee derived by Hearst-Argyle from the Managed Stations, Pulitzer Broadcasting and Kelly Broadcasting on a combined pro forma basis as if the Hearst Transaction, the Gannett Swap, the STC Swap, the Kelly Transaction and the Merger had occurred at the beginning of the periods presented.
(b) Includes the results of operations of Hearst-Argyle, Pulitzer Broadcasting and Kelly Broadcasting on a combined pro forma basis as if the STC Swap, the Kelly Transaction and the Merger had occurred at the beginning of the period presented.
(c) Broadcast cash flow is defined as station operating income, plus depreciation and amortization and write down of intangible assets, plus amortization of program rights, minus program payments. The Company has included broadcast cash flow data because management utilizes and believes that such data are commonly used as a measure of performance among companies in the broadcast industry. Broadcast cash flow is also frequently used by investors, analysts, valuation firms and lenders as one of the important determinants of underlying asset value. Broadcast cash flow should not be considered in isolation or as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the entity's operating performance, or to cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. This measure is believed to be, but may not be, comparable to similarly titled measures used by other companies.
(d) Broadcast cash flow margin is broadcast cash flow divided by total revenues, expressed as a percentage.
(e) Operating cash flow is defined as operating income, plus depreciation and amortization and write down of intangible assets, plus amortization of program rights, minus program payments, plus non-cash compensation expense. The Company has included operating cash flow data, also known as EBITDA, because management utilizes and believes that such data are commonly used as a measure of performance among companies in the broadcast industry. Operating cash flow is also used by investors, analysts, rating agencies and lenders to measure a company's ability to service debt. Operating cash flow should not be considered in isolation or as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the entity's operating performance, or to cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. This measure is believed to be, but may not be, comparable to similarly titled measures used by other companies.
(f) Operating cash flow margin is broadcast cash flow divided by total revenues, expressed as a percentage.
(g) After-tax cash flow is defined as income before extraordinary item plus depreciation and amortization. The Company has included after-tax cash flow data because management utilizes and believes that such data commonly used by investors, analysts, rating agencies and lenders to measure a company's ability to service debt and as an alternative determinant of enterprise value. After-tax cash flow should not be considered in isolation or as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the entity's operating performance, or to cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. This measure is believed to be, but may not be, comparable to similarly titled measures used by other companies.
(h) The cash flow data for investing activities and financing activities is not determinable for pro forma purposes.

  Selected Historical Financial Data of Pulitzer. The following table sets forth selected consolidated historical financial data for each of the five years in the period ended December 31, 1997 and for the nine-month periods ended September 30, 1998 and 1997 for Pulitzer. Such data has been derived from, and should be read in conjunction with, the audited consolidated financial statements and notes thereto and the unaudited consolidated financial statements and notes thereto for the nine months ended September 30, 1998 and 1997 included in Pulitzer's Current Report on Form 8-K, filed on January 22, 1999. See "Information Incorporated by Reference." The historical financial data below include the operations of both the publishing and related new media businesses that will continue as New Pulitzer after the Spin-Off and the Pulitzer Broadcasting Business that will be acquired by Hearst-Argyle through the Merger.

                                                                                  For the
                                                                             Nine Months Ended
                                                                                    or
                                                                              As of September
                            For the Years Ended or As of December 31,               30,
                          -------------------------------------------------  ------------------
                          1993(a)(h) 1994(a)   1995(g)   1996(e)     1997      1997      1998
                          ---------- --------  --------  --------  --------  --------  --------
                                       (In thousands, except per share data)
Consolidated Income
 Statement Data:
Operating revenues--
 net....................   $426,985  $485,579  $472,327  $534,088  $584,985  $428,648  $448,888
                           --------  --------  --------  --------  --------  --------  --------
Operating expenses:
  Operations............    180,998   191,570   190,013   205,885   214,935   157,939   165,980
  Selling, general and
   administrative.......    163,578   174,239   155,996   172,838   190,429   140,447   144,720
  St. Louis Agency
   adjustment...........     10,660    14,706    12,502    13,972    19,450    14,749    15,926
  Depreciation and
   amortization.........     23,792    30,486    27,150    31,102    36,454    27,435    26,750
                           --------  --------  --------  --------  --------  --------  --------
    Total operating
     expenses...........    379,028   411,001   385,661   423,797   461,268   340,570   353,376
                           --------  --------  --------  --------  --------  --------  --------
Operating income........     47,957    74,578    86,666   110,291   123,717    88,078    95,512
Interest income.........      1,090     1,971     5,203     4,522     4,652     3,476     3,541
Interest expense........     (9,823)  (12,009)  (10,171)  (13,592)  (16,081)  (12,553)  (10,255)
Gain on sale of
 properties (a).........                2,791
Net other expense (b)...     (1,011)   (1,461)   (2,330)   (5,449)   (1,203)     (867)   (1,303)
                           --------  --------  --------  --------  --------  --------  --------
Income before provision
 for income taxes and
 cumulative effects of
 changes in accounting
 principles.............     38,213    65,870    79,368    95,772   111,085    78,134    87,495
Provision for income
 taxes..................     15,260    25,960    30,046    38,272    45,057    31,735    35,422
                           --------  --------  --------  --------  --------  --------  --------
Income before cumulative
 effects of changes in
 accounting principles..     22,953    39,910    49,322    57,500    66,028    46,399    52,073
Cumulative effects of
 changes in accounting
 principles, net of tax
 (c)....................        360      (719)
                           --------  --------  --------  --------  --------  --------  --------
Net income..............   $ 23,313  $ 39,191  $ 49,322  $ 57,500  $ 66,028  $ 46,399  $ 52,073
                           ========  ========  ========  ========  ========  ========  ========

                                                                                 For the
                                                                          Nine Months Ended or
                            For the Years Ended or As of December 31,      As of September 30,
                          ----------------------------------------------- ---------------------
                          1993(a)(h) 1994(a)   1995(g)  1996(e)    1997      1997       1998
                          ---------- --------  -------- -------- -------- ---------- ----------
                                         (In thousands, except per share data)
Per Share Data (d) (f):
Basic Earnings per Share
 of Stock:
  Earnings per share
   before cumulative
   effects of changes in
   accounting
   principles...........   $   1.13  $   1.84  $   2.26 $   2.62 $   2.99 $     2.10 $     2.33
  Cumulative effects of
   changes in accounting
   principles (c).......       0.02     (0.03)
                           --------  --------  -------- -------- -------- ---------- ----------
  Earnings per share....   $   1.15  $   1.81  $   2.26 $   2.62 $   2.99 $     2.10 $     2.33
                           ========  ========  ======== ======== ======== ========== ==========
  Weighted average
   number of shares
   outstanding..........     20,371    21,655    21,800   21,926   22,110     22,088     22,343
                           ========  ========  ======== ======== ======== ========== ==========
Diluted Earnings per
 Share of Stock:
  Earnings per share
   before cumulative
   effects of changes in
   accounting
   principles...........   $   1.11  $   1.83  $   2.23 $   2.58 $   2.94 $     2.07 $     2.29
  Cumulative effects of
   changes in accounting
   principles (c).......       0.02     (0.03)
                           --------  --------  -------- -------- -------- ---------- ----------
  Earnings per share....   $   1.13  $   1.80  $   2.23 $   2.58 $   2.94 $     2.07 $     2.29
                           ========  ========  ======== ======== ======== ========== ==========
  Weighted average
   number of shares
   outstanding..........     20,609    21,822    22,097   22,273   22,452     22,427     22,726
                           ========  ========  ======== ======== ======== ========== ==========
  Dividends per share of
   common stock and
   Class B common
   stock................   $   0.32  $   0.35  $   0.41 $   0.46 $   0.52 $     0.39 $     0.45
                           ========  ========  ======== ======== ======== ========== ==========
Consolidated Balance
 Sheet Data:
Working capital.........   $ 60,688  $ 96,729  $128,853 $ 95,330 $ 99,322 $   86,900 $  134,881
Total assets............    461,618   468,312   495,073  683,851  682,956    673,061    714,886
Long-term debt, less
 current maturities.....    161,920   128,750   114,500  235,410  172,705    186,705    160,000
Stockholders' equity....    122,143   155,019   198,771  249,937  310,777    287,929    355,938

--------
(a) In 1994, the gain on the sale of Pulitzer's Chicago publishing subsidiary added $1,051 (after tax) to net income ($0.05 per share); the subsidiary's operating results are included in 1993 and 1994 through the sale on December 22, 1994.
(b) In 1996, a joint venture investment of $2,700 was written off resulting in an after-tax charge of $1,600 or $0.07 per share.
(c) Effective January 1, 1994, Pulitzer adopted the provisions of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." Effective January 1, 1993, Pulitzer adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which recalculated deferred income taxes at the lower 34% federal statutory rate as opposed to the higher tax rates that were in effect when the deferred income taxes originated.
(d) In 1996, shares outstanding, dividends per share and earnings per share were adjusted for 1996 and restated for 1995, 1994 and 1993 to reflect the impact of a four-for-three stock split (payable in the form of a 33 1/3% Pulitzer Common Stock and Pulitzer Class B Common Stock dividend) declared by Pulitzer on September 12, 1996.
(e) The year 1996 included a partial year of operation of Scripps League Newspapers, Inc. (subsequently renamed Pulitzer Community Newspapers, Inc.) following its acquisition on July 1, 1996.
(f) In 1994, shares outstanding, dividends per share and earnings per share were adjusted for 1994 and restated for 1993 to reflect the impact of a five-for-four stock split (payable in the form of a 25% Pulitzer Common Stock and Pulitzer Class B Common Stock dividend) declared by Pulitzer on January 4, 1995.
(g) Pulitzer's fiscal year ends on the last Sunday of the calendar year, which in 1995 resulted in a 53-week year.
(h) The year 1993 included a partial year of operations for WESH-TV and KCCI-TV, acquired on June 30, 1993 and September 9, 1993, respectively.

  Selected Historical Financial Data of the Pulitzer Broadcasting Business. The following table sets forth selected consolidated historical financial data for each of the five years in the period ended December 31, 1997 and for the nine-month periods ended September 30, 1998 and 1997 for Pulitzer Broadcasting. Such data has been derived from, and should be read in conjunction with, the consolidated financial statements and notes thereto of Pulitzer Broadcasting contained in Pulitzer's Current Report on Form 8-K, filed with the SEC on January 22, 1999, incorporated herein by reference. See "Information Incorporated by Reference." The consolidated income statement data for the years ended December 31, 1997, 1996 and 1995 and the balance sheet data as of December 31, 1997 and 1996 have been derived from the audited consolidated financial statements of Pulitzer Broadcasting. The data for the remaining periods presented below are derived from the unaudited consolidated financial statements of Pulitzer Broadcasting, which, in the opinion of Pulitzer's management, include all adjustments necessary for a fair presentation of financial position and results of operations for such periods.

                                                                                   For the
                                                                            Nine Months Ended or
                           For the Years Ended or As of December 31,         As of September 30,
                          ------------------------------------------------  ----------------------
                          1993(b)     1994    1995(c)     1996      1997       1997        1998
                          --------  --------  --------  --------  --------  ----------  ----------
                                                    (In thousands)
Consolidated Income
 Statement Data:
Operating revenues--
 net....................  $136,839  $180,800  $202,939  $224,992  $227,016  $  165,002  $  173,681
                          --------  --------  --------  --------  --------  ----------  ----------
Operating expenses:
 Operations.............    52,778    61,351    64,202    66,626    69,205      51,502      54,313
 Selling, general and
  administrative........    41,506    49,613    53,707    56,535    55,885      41,514      41,633
 Depreciation and
  amortization..........    16,854    24,358    22,843    22,442    23,447      17,622      16,512
                          --------  --------  --------  --------  --------  ----------  ----------
 Total operating
  expenses..............   111,138   135,322   140,752   145,603   148,537     110,638     112,458
                          --------  --------  --------  --------  --------  ----------  ----------
Operating income........    25,701    45,478    62,187    79,389    78,479      54,364      61,223
Interest expense........    (9,823)  (12,009)  (10,171)  (13,592)  (16,081)    (12,553)    (10,255)
Net other income
 (expense)..............         5         5        (4)      434        10           8          11
                          --------  --------  --------  --------  --------  ----------  ----------
Income before provision
 for income taxes and
 cumulative effect of
 change in accounting
 principle..............    15,883    33,474    52,012    66,231    62,408      41,819      50,979
Provision for income
 taxes..................     6,500    13,786    19,433    25,876    24,387      16,344      19,918
                          --------  --------  --------  --------  --------  ----------  ----------
Income before cumulative
 effect of change in
 accounting principle...     9,383    19,688    32,579    40,355    38,021      25,475      31,061
Cumulative effect of
 change in accounting
 principle, net of
 tax(a).................       432
                          --------  --------  --------  --------  --------  ----------  ----------
Net income..............  $  9,815  $ 19,688  $ 32,579  $ 40,355  $ 38,021  $   25,475  $   31,061
                          ========  ========  ========  ========  ========  ==========  ==========
Consolidated Balance
 Sheet Data:
Working capital.........  $  7,923  $ 14,317  $ 15,864  $ 16,403  $ 23,491  $   19,929  $   18,582
Total assets............   281,349   263,254   260,696   260,278   256,688     256,429     242,108
Long-term debt, less
 current maturities.....   161,920   128,750   114,500   235,410   172,705     186,705     160,000
Stockholder's equity
 (deficit)..............    59,927    82,447    94,409   (28,767)   36,069      19,996      34,043

--------
(a) Effective January 1, 1993, Pulitzer adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which recalculated deferred income taxes at the lower 34% federal statutory rate as opposed to the higher tax rates that were in effect when the deferred income taxes originated.
(b) The year 1993 included a partial year of operations of WESH (Daytona Beach/Orlando, Florida) following its acquisition on June 30, 1993 and KCCI (Des Moines, Iowa) following its acquisition on September 9, 1993.
(c) Pulitzer's fiscal year ends on the last Sunday of the calendar year, which in 1995 resulted in a 53-week year.

  Unaudited Pro Forma Condensed Consolidated Financial Statements. The following unaudited pro forma condensed statement of consolidated financial position as of September 30, 1998 and the unaudited pro forma condensed statements of consolidated income for the nine months ended September 30, 1998 and for the year ended December 31, 1997 give effect to the Spin-Off, the Merger and related transactions described in this Joint Proxy Statement/Prospectus. The pro forma condensed statement of consolidated financial position is presented as if the Spin-Off, the Merger and related transactions had occurred on September 30, 1998, and the pro forma condensed statements of consolidated income are presented as if the Spin-Off, the Merger and related transactions had occurred as of the beginning of the periods presented. The "Pulitzer As Adjusted" amounts show the effects on reported results of operations and financial position of Pulitzer assuming the proposed Spin-Off and Merger were consummated, and as a result, the Pulitzer Broadcasting Business was presented as discontinued operations. These financial statements are presented on a pro forma basis pending the occurrence of the event that would establish the measurement date for treatment of the Pulitzer Broadcasting Business as discontinued operations, namely the approval of the Spin-Off, Merger and related stockholder proposals by Pulitzer's stockholders. The pro forma information is presented for illustrative purposes only and may not be indicative of the results that would have been obtained had the Spin-Off, the Merger and related transactions actually occurred on the dates assumed nor is it necessarily indicative of the future consolidated results of operations.

  Several of the pro forma adjustments included herein are computed based upon the closing share prices for Pulitzer Common Stock and, in one adjustment, Hearst-Argyle Series A Common Stock. Depending on the share prices of Pulitzer Common Stock and Hearst-Argyle Series A Common Stock near and/or on the dates of the Spin-Off and Merger, the actual amounts may differ significantly from the pro forma adjustments. Disclosures are included in each of the notes to these pro forma adjustments to provide a range of possible results for changes in the share prices of Pulitzer Common Stock and Hearst-Argyle Series A Common Stock.

  The unaudited pro forma condensed statement of consolidated financial position should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Pulitzer, incorporated by reference into this Joint Proxy Statement/Prospectus from Pulitzer's Current Report on Form 8-K, filed on January 22, 1999. See "Information Incorporated by Reference."

                  Pulitzer Publishing Company and Subsidiaries
   Unaudited Pro Forma Condensed Statement of Consolidated Financial Position
                            As of September 30, 1998
                                 (In thousands)

                                                    Pro Forma
                                    ---------------------------------------------
                                                    Divestiture of
                          Pulitzer   Additions         Pulitzer
                         Historical (Deductions)   Broadcasting (j)  New Pulitzer
                         ---------- ------------   ----------------  ------------
Assets
Current Assets:
  Cash and cash
   equivalents..........  $107,291    $700,000 (a)    $  (7,625)(k)    $525,993
                                      (174,793)(b)
                                       (21,800)(b)
                                       (33,600)(c)
                                         5,000 (d)
                                             0 (e)
                                       (40,369)(f)
                                        (8,111)(g)
  Accounts receivable--
   net..................    78,663         --           (41,770)(k)      36,893
  Other.................    21,474         --           (11,688)(k)       9,786
                          --------    --------        ---------        --------
   Total Current
    Assets..............   207,428     426,327          (61,083)        572,672
                          --------    --------        ---------        --------
Properties--Net.........   163,663         --           (82,806)         80,857
Intangibles--Net........   277,148         --           (96,744)        180,404
Receivable from The
 Herald Company.........    37,339         --               --           37,339
Other Assets............    29,308      (3,400)(c)       (2,756)         49,316
                                        (5,000)(d)
                                        31,164 (h)
                          --------    --------        ---------        --------
    Total Assets........  $714,886    $449,091        $(243,389)       $920,588
                          ========    ========        =========        ========
Liabilities and
 Stockholders' Equity
  Current portion of
   long-term debt.......  $ 12,705    $(12,705)(b)    $     --         $    --
  Interest payable......     2,088      (2,088)(b)          --              --
  Other.................    57,754         --           (20,083)(k)      37,671
                          --------    --------        ---------        --------
    Total Current
     Liabilities........    72,547     (14,793)         (20,083)         37,671
                          --------    --------        ---------        --------
Long-term Debt..........   160,000     700,000 (a)     (700,000)            --
                                      (160,000)(b)
Postretirement and
 Postemployment Benefit
 Obligations............    91,495         --            (2,711)         88,784
Other Long-term
 Liabilities............    34,906       4,838 (f)       (9,134)         35,399
                                         4,789 (g)
Commitments and
 Contingencies (l)......                   --
Stockholders' Equity:
  Common stock..........        71         --               --               71
  Class B common stock..       271        (117)(i)          --              154
  Additional paid-in
   capital..............   142,077     (37,000)(c)      488,539         405,760
                                             0 (e)
                                      (187,856)(i)
  Retained earnings.....   401,492     (21,800)(b)          --          352,749
                                       (45,207)(f)
                                       (12,900)(g)
                                        31,164 (h)
  Treasury stock........  (187,973)    187,973 (i)          --              --
                          --------    --------        ---------        --------
    Total Stockholders'
     Equity.............   355,938     (85,743)         488,539         758,734
                          --------    --------        ---------        --------
    Total Liabilities
     and Equity.........  $714,886    $449,091        $(243,389)       $920,588
                          ========    ========        =========        ========

See Notes to Unaudited Pro Forma Condensed Statement of Consolidated Financial Position on the following pages.

Notes to Unaudited Pro Forma Condensed Statement of Consolidated Financial Position of New Pulitzer:

(a) To record the borrowing of the New Debt by Pulitzer. See "The Merger Agreement--Pre-Merger Transactions." The New Debt will be assumed by Hearst-Argyle in the Merger.

(b) To record the prepayment of Pulitzer's Existing Debt ($172.7 million) and related interest payable ($2.1 million). In connection with the debt prepayment, a prepayment penalty based on current interest rates and remaining years to maturity will be payable to the lender. For purposes of this pro forma, a prepayment penalty of $21.8 million was computed assuming a prepayment date of December 31, 1998. This will be reflected as an extraordinary charge in Pulitzer's financial statements in the period incurred. The actual prepayment penalty may be higher or lower depending primarily on interest rate levels on the date of the debt prepayment. See "The Merger Agreement--Pre-Merger Transactions."

(c) To record the payment of estimated professional fees of $37 million related to the Spin-Off and Merger. These fees will be recorded as a reduction in the contribution to New Pulitzer at the time of the Spin-Off and Merger. As of September 30, 1998, approximately $3.4 million of fees had been paid and recorded as a deferred charge in "Other Assets."

(d) To record Hearst-Argyle's acquisition, separate from the Merger, of Pulitzer's investment in the Arizona Diamondbacks Major League Baseball franchise for $5 million.

(e) To the extent a gain is generated by the Spin-Off and Merger, a corporate-level income tax (the "Spin-Off Tax") will be due. The gain is measured by the excess, if any, of the fair market value of the New Pulitzer Stock distributed by Pulitzer to its stockholders in the Spin-Off over Pulitzer's adjusted tax basis in such New Pulitzer Stock immediately prior to the distribution. For purposes of this pro forma, the fair market value of the New Pulitzer Stock was estimated as the difference between the closing price of Pulitzer Common Stock on December 31, 1998 ($86.63) and an estimate of the fair market value for the Pulitzer Broadcasting Business of $54.32 per share. The fair market value for the Pulitzer Broadcasting Business was estimated based upon the fixed number of shares of Hearst-Argyle Series A Common Stock (37,096,774 shares) that will be exchanged for Pulitzer Stock (22,536,412 shares at December 31, 1998) and the closing price of Hearst-Argyle Series A Common Stock on December 31, 1998 ($33.00) (i.e., 37,096,774 shares multiplied by $33.00 per share divided by 22,536,412 shares equals $54.32). Using a fair market value of $32.31 (the excess of $86.63 over $54.32) per common share for the New Pulitzer Stock, no gain (or tax) would result from the Spin-Off and the Merger because the adjusted tax basis of the New Pulitzer Stock would be approximately $34.20 per share.

  The following table illustrates the calculation of several Spin-Off Tax estimates under various common stock closing prices for Pulitzer and Hearst-Argyle.

                                       As of           For the Month Ended
                                  January 19, 1999      December 31, 1998
                                  ---------------- ----------------------------
                                                        High           Low
   Closing price of Pulitzer
    Common Stock...............    $        85.19  $        86.63  $      76.63
                                   --------------  --------------  ------------
   Estimated fair market value
    for Pulitzer Broadcasting
    Business:
    Hearst-Argyle shares to be
     exchanged for Pulitzer
     shares....................        37,096,774      37,096,774    37,096,774
    Closing price of Hearst-
     Argyle Series A Common
     Stock.....................    $        30.94  $        33.00  $      24.38
                                   --------------  --------------  ------------
    Estimated fair market
     value.....................    $1,147,774,188  $1,224,193,542  $904,419,350
    Divide by the number of
     shares of Pulitzer Stock
     outstanding on December
     31, 1998..................        22,536,412      22,536,412    22,536,412
                                   --------------  --------------  ------------
    Estimated fair market value
     per share for Pulitzer
     Broadcasting Business.....    $        50.93  $        54.32  $      40.13
                                   --------------  --------------  ------------
   Estimated fair market value
    per share for New Pulitzer
    Stock......................    $        34.26  $        32.31  $      36.50
   Estimated tax basis per
    share for New Pulitzer
    Stock......................    $        34.25  $        34.20  $      34.52
                                   --------------  --------------  ------------
   Estimated gain (loss) per
    share from Spin-Off........    $         0.01  $        (1.89) $       1.98
   Estimated Number of shares
    of New Pulitzer Stock at
    the time of the
    Spin-Off (based on the
    number of shares of
    Pulitzer Stock outstanding
    on December 31, 1998)......        22,536,412      22,536,412    22,536,412
                                   --------------  --------------  ------------
   Estimated gain (loss) from
    Spin-Off...................    $      225,364  $  (42,593,819) $ 44,622,096
   Estimated U.S. federal and
    state income tax rate......                39%             39%           39%
                                   --------------  --------------  ------------
   Estimated Spin-Off Tax......    $       87,892             N/A  $ 17,402,617
                                   ==============  ==============  ============

  The above amounts are estimates provided to show the range of possible results based upon historical price per share data for Pulitzer and Hearst-Argyle. The actual gain and related income tax will depend on the fair market value of, and Pulitzer's adjusted tax basis in, the New Pulitzer Stock at the time of the Spin-Off. See "The Merger Agreement--Tax Matters."

(f) To record the redemption of all outstanding stock options, whether or not vested, at the time of the Merger. See "The Merger Agreement--Pulitzer Stock Option Plans." The cash-out value (the "Cash-out Value") will be equal to the difference between the option exercise price and the average daily closing price of Pulitzer Common Stock for the 10 trading days immediately prior to the Closing Date (the

  "Cash-Out Measurement Period"). The pro forma adjustment was computed using data as of December 31, 1998 including 876,873 options outstanding, a weighted average exercise price of $35.07 and a closing price of $86.63 for Pulitzer Common Stock. Payment of approximately $4.8 million of the approximate total $45.2 million cash-out value will be deferred and has been recorded in "Other Long-term Liabilities." Based upon the number of options outstanding on December 31, 1998, for every $1.00 change in the Cash-out Value, the total cash-out value of all outstanding stock options will change by approximately $877,000. The actual cash-out value may be higher or lower depending on the closing price of Pulitzer Common Stock over the Cash-Out Measurement Period and the number of shares of Pulitzer Common Stock underlying stock options then outstanding.

(g) To record management bonuses related to the Merger. The pro forma adjustment includes both fixed payments (approximately $10.2 million) that are contractually due upon the closing of the Merger and discretionary payments (approximately $2.7 million) that may be awarded by the Compensation Committee of the Pulitzer Board. Payment of approximately $4.8 million of the total $12.9 million pro forma adjustment will be deferred and has been recorded in "Other Long-term Liabilities."

(h) To record changes in deferred tax assets, assuming a U.S. federal and state income tax rate of 39%, due to the impact of the following adjustments:

       Prepayment penalty (note (b))................................... $21,800
       Stock option cash-out (note (f))................................  45,207
       Management bonuses (note (g))...................................  12,900

(i) To record the elimination of Pulitzer Common Stock and Pulitzer Class B Common Stock held in treasury, as such shares will be cancelled without the payment of consideration therefor in connection with the Spin-Off. See "The Merger Agreement--Pre-Merger Transactions."

(j) To record the divestiture of the net liabilities of the Pulitzer Broadcasting Business, including the New Debt of $700 million which will be assumed by Hearst-Argyle and the working capital adjustment related to the Merger (see note (k) below).

(k) To record the estimated working capital adjustment related to the Merger. Pursuant to the Merger Agreement, a cash payment is required by either Hearst-Argyle or Pulitzer for the difference between $41 million and the working capital balance of the Pulitzer Broadcasting Business on the date of the Merger. See "The Merger Agreement--Working Capital Adjustment." Based upon Pulitzer Broadcasting Business' working capital balance of approximately $33.4 million as of September 30, 1998, a payment of approximately $7.6 million would be due Hearst-Argyle from Pulitzer. The actual working capital adjustment may be higher or lower depending on Pulitzer Broadcasting Business' working capital balance on the date of the Merger. For tax purposes, a payment by either Pulitzer or Hearst-Argyle to the other will be treated as having been made immediately prior to the Spin-Off and thus may reduce or increase Pulitzer's taxable gain upon the Spin-Off (see note (e) above).

(l) In connection with the September 1986 purchase of Pulitzer Class B Common Stock from certain selling stockholders (the "1986 Selling Stockholders"), Pulitzer agreed, under certain circumstances, to make an additional payment to the 1986 Selling Stockholders in the event of a Gross-Up Transaction (as defined herein). A "Gross-Up Transaction" was defined to mean, among other transactions, (i) any merger, in any transaction or series of related transactions, of more than 85% of the voting securities or equity of Pulitzer pursuant to which holders of Pulitzer Common Stock receive securities other than Pulitzer Common Stock and (ii) any recapitalization, dividend or distribution, or series of related recapitalizations, dividends or distributions, in which holders of Pulitzer Common Stock receive securities (other than Pulitzer Common Stock) having a Fair Market Value (as defined herein) of not less than 33 1/3% of the Fair Market Value of the shares of Pulitzer Common Stock immediately prior to such transaction. The amount of the additional payment, if any, would equal (x) the product of (i) the amount by which the Transaction Proceeds (as defined herein) exceeds the Imputed Value (as defined herein) multiplied by (ii) the applicable percentage (i.e., 50% for the period from May 13, 1996 through May 12, 2001) multiplied by (iii) the number of shares of Pulitzer Common Stock issuable upon conversion of the shares of Pulitzer Class B Common Stock owned by the 1986 Selling Stockholders, adjusted for, among other things, stock dividends and stock splits; less (y) the sum of any additional payments previously received by the 1986 Selling Stockholders; provided, however, that in the event of any recapitalization, dividend or distribution, the amount by which the Transaction Proceeds exceed the Imputed Value shall not exceed the amount paid or distributed pursuant to such recapitalization, dividend or distribution in respect of one share of Pulitzer Common Stock. The term "Transaction Proceeds" was defined to mean, in the case of a merger, the aggregate Fair Market Value (as defined herein) of the consideration received pursuant thereto by the holder of one share of Pulitzer Common Stock, and, in the case of a recapitalization, dividend or distribution, the aggregate Fair Market Value of the amounts paid or distributed in respect of one share of Pulitzer Common Stock plus the aggregate Fair Market Value of one share of Pulitzer Common Stock following such transaction. The "Imputed Value" for one share of Pulitzer Common Stock on a given date was defined to mean an amount equal to $28.82 compounded annually from May 12, 1986 to such given date at the rate of 15% per annum, the result of which is $154.19 at May 12, 1998. There was no specific provision for adjustment of the $28.82 amount, but if it were adjusted to reflect all stock dividends and stock splits of Pulitzer since September 30, 1986, it would now equal $15.72, which if compounded annually from May 12, 1986 at the rate of 15% per annum would now equal $84.11. "Fair Market Value," in the case of any consideration other than cash received in a Gross-Up Transaction, was defined to mean the fair market value thereof as agreed to by a valuation firm selected by Pulitzer and a valuation firm selected by the 1986 Selling Stockholders, or, if the two valuation firms do not agree on the fair market value, the fair market value of such consideration as determined by a third valuation firm chosen by the two previously selected valuation firms. Any such agreement or determination shall be final and binding on the parties. As a result of the foregoing, the amount of additional payments, if any, that may be payable by New Pulitzer with respect to the Merger and the Distribution cannot be determined at this time. However, if the Distribution were determined to be a Gross-Up Transaction and if the Fair Market Value of the Transaction Proceeds with respect to the Merger and the Distribution were determined to exceed the Imputed Value, then the additional payments to the 1986 Selling Stockholders would equal approximately $5.9 million for each $1.00 by which the Transaction Proceeds exceed the Imputed Value. Accordingly, depending on the ultimate resolution of the meaning and application of various provisions of the Gross-Up Transaction agreements, including the determination of Imputed Value and Fair Market Value of the Transaction Proceeds, in the opinion of Pulitzer's management, the amount of an additional payment, if any, could be material to the consolidated financial statements of Pulitzer. The additional payment, if any, to the 1986 Selling Stockholders will be recorded directly to additional paid-in capital as the payment of this contingent amount is a direct cost of the disposal of the Pulitzer Broadcasting Business.

  The following table illustrates the calculation of potential additional payments under the Gross-up Transaction agreements, assuming, among other things, a determination of a Gross-up Transaction, an Imputed Value of $84.11 and a Fair Market Value of Transaction Proceeds of various amounts above and below $84.11.

                                                      For the Period May 25,
                                                       1998 (date of Merger
                              For the Month Ended     press release) through
                               December 31, 1998         December 31, 1998
                            ------------------------  ------------------------
                               High          Low         High          Low
                            -----------  -----------  -----------  -----------
   Fair Market Value of
    Transaction Proceeds
    (using high and low
    closing prices of
    Pulitzer Common
    Stock)................. $     86.63  $     76.63  $     89.25  $     64.94
   Less Imputed Value
    (assumes adjustment to
    reflect stock dividends
    and stock splits since
    1986).................. $     84.11  $     84.11  $     84.11  $     84.11
                            -----------  -----------  -----------  -----------
   Transaction Proceeds in
    excess of Imputed
    Value.................. $      2.52          n/a  $      5.14          n/a
   Multiply by applicable
    percentage.............          50%          50%          50%          50%
   Multiply by the number
    of shares of Pulitzer
    Common Stock issuable
    upon Conversion of the
    shares of Pulitzer
    Class B Common Stock
    owned by the 1986
    Selling Stockholders,
    adjusted for stock
    dividends and stock
    splits since 1986......  11,700,850   11,700,850   11,700,850   11,700,850
                            -----------  -----------  -----------  -----------
   Additional payment to
    the 1986 Selling
    Stockholders........... $14,743,071  $         0  $30,071,185  $         0
                            ===========  ===========  ===========  ===========

  If the Imputed Value is determined to be $154.19 instead of $84.11, no additional payment to the 1986 Selling Stockholders would be required under any of the above calculations.

  In the opinion of Pulitzer's management, the amount of additional payment, if any, is not likely to have a material adverse effect on the existing day-to-day newspaper publishing and related new media properties now operated by Pulitzer and, following the Spin-Off, to be operated by New Pulitzer. The amount of additional payment, if any, will reduce, however, the amount of cash available to New Pulitzer to finance potential acquisition opportunities in the future.

                  Pulitzer Publishing Company and Subsidiaries
         Unaudited Pro Forma Condensed Statement of Consolidated Income
                          Year Ended December 31, 1997
                     (In thousands, except per share data)

                                                Historical                                   Pro Forma
                          ---------------------------------------------------------- ---------------------------
                                       Discontinued Operations (a)
                                    -----------------------------------
                                      Pulitzer    Additions               Pulitzer    Additions
                          Pulitzer  Broadcasting (Deductions)  Subtotal  As Adjusted (Deductions)   New Pulitzer
                          --------  ------------ ------------  --------  ----------- ------------   ------------
Operating revenues--
 net....................  $584,985    $227,016                 $227,016   $357,969                    $357,969
Operating expenses:
 Operations.............   214,935      69,205                   69,205    145,730                     145,730
 Selling, general and
  administrative........   190,429      55,885      (3,701)(b)   52,184    138,245       45,207 (c)    196,352
                                                                                         12,900 (d)
 St. Louis Agency
  adjustment............    19,450         --                       --      19,450                      19,450
 Depreciation and
  amortization..........    36,454      23,447                   23,447     13,007                      13,007
                          --------    --------      ------     --------   --------     --------       --------
   Total operating
    expenses............   461,268     148,537      (3,701)     144,836    316,432       58,107        374,539
                          --------    --------      ------     --------   --------     --------       --------
Operating income........   123,717      78,479       3,701       82,180     41,537      (58,107)       (16,570)
Interest income.........     4,652          10                       10      4,642                       4,642
Interest expense........   (16,081)    (16,081)                 (16,081)       --                          --
Net other expense.......    (1,203)        --                               (1,203)                     (1,203)
                          --------    --------      ------     --------   --------     --------       --------
Income from continuing
 operations before
 provision for income
 taxes..................   111,085      62,408       3,701       66,109     44,976      (58,107)       (13,131)
Provision for income
 taxes (benefits).......    45,057      24,387       1,444 (e)   25,831     19,226      (22,662)(e)     (3,436)
                          --------    --------      ------     --------   --------     --------       --------
Income from continuing
 operations.............    66,028      38,021       2,257       40,278     25,750      (35,445)        (9,695)
Income from discontinued
 operations.............       --                                           40,278      (40,278)           --
                          --------                                        --------     --------       --------
Net income (loss).......  $ 66,028                                        $ 66,028     $(75,723)      $ (9,695)
                          ========                                        ========     ========       ========
Basic earnings per share
 of stock:
 Income from continuing
  operations............  $   2.99                                        $   1.17                    $  (0.44)
 Income from
  discontinued
  operations............       --                                             1.82                         --
                          --------                                        --------                    --------
   Earnings (loss) per
    share...............  $   2.99                                        $   2.99                    $  (0.44)
                          ========                                        ========                    ========
Weighted average number
 of shares outstanding..    22,110                                          22,110                      22,110
                          ========                                        ========                    ========
Diluted earnings per
 share of stock:
 Income from continuing
  operations............  $   2.94                                        $   1.15                    $  (0.43)
 Income from
  discontinued
  operations............       --                                             1.79                         --
                          --------                                        --------                    --------
   Earnings (loss) per
    share...............  $   2.94                                        $   2.94                    $  (0.43)
                          ========                                        ========                    ========
Weighted average number
 of shares outstanding..    22,452                                          22,452                      22,452
                          ========                                        ========                    ========


See Notes to Unaudited Pro Forma Condensed Statements of Consolidated Income on the following pages.

                  Pulitzer Publishing Company and Subsidiaries
         Unaudited Pro Forma Condensed Statement of Consolidated Income
                      Nine Months Ended September 30, 1998
                     (In thousands, except per share data)

                                               Historical                                Pro Forma
                          -------------------------------------------------------  -----------------------
                                        Discontinued Operations(a)
                                    -----------------------------------                                     ---
                                                                         Pulitzer
                                      Pulitzer    Additions                 As      Additions       New
                          Pulitzer  Broadcasting (Deductions)  Subtotal  Adjusted  (Deductions)   Pulitzer
                          --------  ------------ ------------  --------  --------  ------------   --------
Operating revenues--
 net....................  $448,888    $173,681                 $173,681  $275,207                 $275,207
Operating expenses:
 Operations.............   165,980      54,313                   54,313   111,667                  111,667
 Selling, general and
  administrative........   144,720      41,633      (2,863)(b)   38,770   105,950      45,207 (c)  164,057
                                                                                       12,900 (d)
 St. Louis Agency
  adjustment............    15,926         --                       --     15,926                   15,926
 Depreciation and
  amortization..........    26,750      16,512                   16,512    10,238                   10,238
                          --------    --------      ------     --------  --------    --------     --------
   Total operating
    expenses............   353,376     112,458      (2,863)     109,595   243,781      58,107      301,888
                          --------    --------      ------     --------  --------    --------     --------
Operating income........    95,512      61,223       2,863       64,086    31,426     (58,107)     (26,681)
Interest income.........     3,541          11                       11     3,530                    3,530
Interest expense........   (10,255)    (10,255)                 (10,255)      --                       --
Net other expense.......    (1,303)        --                       --     (1,303)                  (1,303)
                          --------    --------      ------     --------  --------    --------     --------
Income from continuing
 operations before
 provision for income
 taxes..................    87,495      50,979       2,863       53,842    33,653     (58,107)     (24,454)
Provision for income
 taxes (benefits)           35,422      19,918       1,117 (e)   21,035    14,387     (22,662)(e)   (8,275)
                          --------    --------      ------     --------  --------    --------     --------
Income from continuing
 operations.............    52,073      31,061       1,746       32,807    19,266     (35,445)     (16,179)
Income from discontinued
 operations.............       --                                          32,807     (32,807)         --
                          --------                                       --------    --------     --------
Net income (loss).......  $ 52,073                                       $ 52,073    $(68,252)    $(16,179)
                          ========                                       ========    ========     ========
Basic earnings per share
 of stock:
 Income from continuing
  operations............  $   2.33                                       $   0.86                 $  (0.72)
 Income from
  discontinued
  operations............       --                                            1.47                      --
                          --------                                       --------                 --------
   Earnings (loss) per
    share...............  $   2.33                                       $   2.33                 $  (0.72)
                          ========                                       ========                 ========
Weighted average number
 of shares outstanding..    22,343                                         22,343                   22,343
                          ========                                       ========                 ========
Diluted earnings per
 share of stock:
 Income from continuing
  operations............  $   2.29                                       $   0.85                 $  (0.71)
 Income from
  discontinued
  operations............       --                                            1.44                      --
                          --------                                       --------                 --------
   Earnings (loss) per
    share...............  $   2.29                                       $   2.29                 $  (0.71)
                          ========                                       ========                 ========
Weighted average number
 of shares outstanding..    22,726                                         22,726                   22,726
                          ========                                       ========                 ========


See Notes to Unaudited Pro Forma Condensed Statements of Consolidated Income on
                              the following pages.

Notes to Unaudited Pro Forma Condensed Statements of Consolidated Income of New
Pulitzer:

(a) The "Discontinued Operations" columns in the unaudited pro forma condensed statements of consolidated income represent the historical results of operations of the Pulitzer Broadcasting Business and the effects of certain adjustments, which are reasonable in the opinion of Pulitzer's management, to properly present such results as discontinued operations. See "Summary-- Selected Historical Consolidated and Unaudited Pro Forma Combined Condensed Financial Information--Selected Historical Financial Data of Pulitzer Broadcasting Business."

(b) To reverse the historical allocation of Pulitzer general corporate expenses because such amounts will no longer be allocated after the Spin-Off and Merger. For purposes of the historical Pulitzer Broadcasting Business financial statements, the allocation was computed using a formula that considered revenues, payroll expense and operating profits of the Pulitzer Broadcasting Business.

(c) To record the redemption of all outstanding stock options, whether or not vested, at the time of the Merger. See "The Merger Agreement--Pulitzer Stock Option Plans." The Cash-out Value will be equal to the difference between the option exercise price and the average daily closing price of Pulitzer Common Stock during the Cash-Out Measurement Period. The pro forma adjustment was computed using data as of December 31, 1998 including 876,873 options outstanding, a weighted average exercise price of $35.07 and a closing price of $86.63 for Pulitzer Common Stock. Based upon the number of options outstanding on December 31, 1998, for every $1.00 change in the Cash-out Value, the total cash-out value of all outstanding stock options will change by approximately $877,000. The actual cash-out value may be higher or lower depending on the closing price of Pulitzer Common Stock during the Cash-Out Measurement Period and the number of shares of Pulitzer Common Stock underlying stock options then outstanding.

(d) To record management bonuses related to the Merger. The pro forma adjustment includes both fixed payments (approximately $10.2 million) that are contractually due upon the closing of the Merger and discretionary payments (approximately $2.7 million) that may be awarded by the Compensation Committee of the Pulitzer Board.

(e) To record the income tax provision (benefit), assuming a U.S. federal and state income tax rate of 39%, due to the impact of the adjustments included herein.

Hearst-Argyle Unaudited Pro Forma Combined Condensed Financial Statements (giving effect to the Merger)

  The following unaudited pro forma combined condensed financial statements of Hearst-Argyle (the "Pro Forma Statements") give effect to the Merger, pursuant to which Hearst-Argyle will issue to Pulitzer stockholders 37,096,774 shares of Hearst-Argyle Series A Common Stock and will assume the New Debt ($700 million). The Pro Forma Statements assume the market price of Hearst-Argyle Series A Common Stock on the Closing Date is $31.00 per share. See "The Merger Agreement--Pre-Merger Transactions" and "--The Merger--Merger Consideration."

  The Merger will be accounted for by Hearst-Argyle using the purchase method with Hearst-Argyle as the acquiror of the Pulitzer Broadcasting Business. Accordingly, the Pulitzer Broadcasting Business assets and liabilities have been adjusted to their estimated fair values based upon preliminary purchase price allocations which have been made solely for the purposes of developing the unaudited pro forma combined condensed financial statements. Any subsequent adjustments and any uncertainties affecting the pro forma presentation based upon such allocations are not expected to be significant. The results of operations of the Pulitzer Broadcasting Business will be included in the consolidated financial statements of Hearst-Argyle subsequent to its date of acquisition.

  The unaudited pro forma combined condensed statements of operations for the nine-months ended September 30, 1997 and 1998 and for the year ended December 31, 1997 give effect to the Merger as if the transaction had been completed at the beginning of each period presented. The unaudited pro forma combined condensed statements of operations of Hearst-Argyle, including the estimated impact of the Merger, have been prepared based upon the unaudited pro forma combined condensed statements of operations of Hearst-Argyle, excluding the estimated impact of the Merger and the historical statements of operations of the Pulitzer Broadcasting Business. The unaudited pro forma combined condensed statements of operations of Hearst-Argyle for the year ended December 31, 1997 and for the nine-months ended September 30, 1997, excluding the estimated impact of the Merger, give effect to the Gannett Swap, the Hearst Transaction, the STC Swap and the Kelly Transaction as if all such transactions had occurred at the beginning of 1997 and for the nine-months ended September 30, 1998 excluding the estimated impact of the Merger gives effect to the STC Swap and the Kelly Transaction as if such transactions had occurred at the beginning of 1998.

  The unaudited pro forma combined condensed balance sheet at September 30, 1998 gives effect to the Kelly Transaction and the Merger as if the Kelly Transaction and the Merger, assuming the market price of Hearst-Argyle Series A Common Stock on the Closing Date is $31.00 per share, had occurred on September 30, 1998 and is based upon the historical consolidated balance sheets of Hearst-Argyle, Kelly Broadcasting and the Pulitzer Broadcasting Business.

  The Pro Forma Statements should be read in conjunction with the Hearst-Argyle historical consolidated and unaudited pro forma combined condensed financial statements and the Kelly Broadcasting and the Pulitzer Broadcasting Business historical consolidated financial statements either included herein or incorporated by reference elsewhere in this document. The Pro Forma Statements are not necessarily indicative of the actual results of operations or financial position of Hearst-Argyle that would have occurred had the Merger, the Hearst Transaction, the Gannett Swap, the STC Swap and the Kelly Transaction occurred on the dates indicated nor are they necessarily indicative of future operating results or financial position.

  For purposes of the Pro Forma Statements, the estimated purchase price of the Pulitzer Broadcasting Business was determined as follows assuming the market price of Hearst-Argyle Series A Common Stock on the Closing Date is $31.00 (in thousands, except share data):

                                                       Purchase
                                                        Price    Shares Issued
                                                      ---------- -------------
Value of Series A Common Stock issued to Pulitzer
 stockholders........................................ $1,150,000  37,096,774
New Debt assumed.....................................    700,000
Estimated transaction costs..........................     20,000
                                                      ----------
Total estimated purchase price....................... $1,870,000
                                                      ==========

  For purposes of the Pro Forma Statements, the total estimated purchase price of the Pulitzer Broadcasting Business is allocated as follows (in thousands):

Fair value of the Pulitzer Broadcasting Business net
 assets.............................................. $  116,385
Intangible assets....................................  1,753,615
                                                      ----------
Total estimated purchase price....................... $1,870,000
                                                      ==========

  The estimated purchase price and the resulting allocations are based on management's preliminary estimations and have been made solely for purposes of developing the Pro Forma Statements. Any subsequent adjustments and any uncertainties affecting the pro forma presentation based upon such allocations are not expected to be significant. As the purchase price is dependent upon the market price of the Hearst-Argyle Series A Common Stock on the Closing Date, the accounting values assigned to the consideration exchanged on the Closing Date may fluctuate from the values assigned in the unaudited pro forma combined condensed financial statements. On the Closing Date, the fair value of the consideration exchanged will be valued based upon the market price times the 37,096,774 shares issued in the Merger.

  The variance in the market price of the Hearst-Argyle Series A Common Stock on the Closing Date impacts the total estimated purchase price and therefore impacts amortization of intangible assets, income taxes, net income and pro forma basic and diluted earnings per share. The following table sets forth the impact on net income and pro forma basic and diluted earnings per share (including the Merger) given a range of market prices of the Hearst-Argyle Series A Common Stock on the Closing Date:

                               Value of
         Market Price          Hearst-                                Impact on
       of Hearst-Argyle         Argyle          Incremental           Pro Forma
       Series A Common         Series A           Annual          Basic and Diluted
         Stock on the        Common Stock        Impact on          Earnings per
         Closing Date         Issued(a)         Net Income            Share(b)
       ----------------      ------------       -----------       -----------------
                       (In thousands, except share prices)
            $42.50            $1,576,613         $(15,038)             $(0.17)
            $40.25            $1,493,145         $(12,096)             $(0.13)
            $38.75            $1,437,500         $(10,134)             $(0.11)
            $35.25            $1,307,661         $ (5,558)             $(0.06)
            $32.75            $1,214,919         $ (2,288)             $(0.03)
            $31.00            $1,150,000         $    --               $  --
            $30.25            $1,122,177         $    981              $ 0.01
            $30.00
                              $1,112,903         $  1,308              $ 0.01
            $27.75
                              $1,029,435         $  4,250              $ 0.05
            $26.25
                              $  973,790         $  6,211              $ 0.07

--------
(a)Does not include the New Debt assumed of $700 million and estimated transaction costs of $20 million.
(b) Calculated as the Incremental Annual Impact on Net Income divided by the sum of the Hearst-Argyle Merger Stock plus the historical Hearst-Argyle basic and diluted number of shares outstanding as of September 30, 1998.

                         Hearst-Argyle Television, Inc.
              Unaudited Pro Forma Combined Condensed Balance Sheet
                            as of September 30, 1998
                                 (In thousands)

                                                                                Pulitzer
                                    Kelly        Kelly                        Broadcasting
                   Hearst-Argyle Broadcasting Transaction         Pro Forma     Business     Merger           Pro Forma
                    Historical    Historical  Adjustments       Hearst-Argyle  Historical  Adjustments          Merger
                   ------------- ------------ -----------       ------------- ------------ -----------        ----------
Assets
Current assets:
 Cash and cash
  equivalents....   $   51,254     $  2,028                      $   53,282                                   $   53,282
 Accounts
  receivable,
  net............       76,820        9,121    $  1,460 (c)          87,401     $ 41,770   $    7,625 (f)        136,796
 Program rights..       45,614        9,458                          55,072       10,283                          65,355
 Deferred tax
  asset..........        4,172                                        4,172                                        4,172
 Other...........        7,984          384                           8,368        1,405                           9,773
                    ----------     --------    --------          ----------     --------   ----------         ----------
 Total current
  assets.........      185,844       20,991       1,460             208,295       53,458        7,625            269,378
Property, plant
 and equipment,
 net.............      125,351       14,704                         140,055       82,806                         222,861
Intangible
 assets, net.....      712,115       76,819     (76,819)(a)       1,218,779       96,744      (96,744)(d)      3,650,737
                                                506,664 (a)                                 1,753,615 (d)
                                                                                              678,343 (d)
Other:
 Deferred
  acquisition and
  financing
  costs, net.....       29,144                                       29,144                                       29,144
 Program rights,
  noncurrent.....        4,993        6,447                          11,440                                       11,440
 Other assets....       27,057        1,664        (739)(a)          27,982        9,100       (6,000)(d)         36,082
                                                                                                5,000 (g)
                    ----------     --------    --------          ----------     --------   ----------         ----------
 Total assets....   $1,084,504     $120,625    $430,566          $1,635,695     $242,108   $2,341,839         $4,219,642
                    ==========     ========    ========          ==========     ========   ==========         ==========
Liabilities and
 Stockholders'
 Equity
Current
 liabilities:
 Accounts payable
  and accrued
  liabilities....   $   40,058     $  4,738    $  2,000 (b)      $   45,978     $ 11,062   $   22,912 (d)(g)  $   79,952
                                                   (818)(a)
 Current portion
  of long-term
  debt...........                                                                 12,705      (12,705)(d)            --
 Program rights
  payable........       45,890        7,530                          53,420        9,846                          63,266
 Other current
  liabilities....          185                                          185        1,263                           1,448
                    ----------     --------    --------          ----------     --------   ----------         ----------
 Total current
  liabilities....       86,133       12,268       1,182              99,583       34,876       10,207            144,666
Deferred tax
 liability.......      157,588                                      157,588                   678,343 (d)        836,409
                                                                                                  478 (h)
Program rights
 payable,
 noncurrent......        5,028        7,633                          12,661                                       12,661
Other
 liabilities.....          814          108                             922        3,888         (867)(d)          3,465
                                                                                                 (478)(h)
Pension
 obligations.....                                                                  6,590       (1,801)(d)          4,789
Post-retirement
 benefit
 obligations.....                                                                  2,711                           2,711
Credit facility..                                80,000 (b)          80,000                   700,000 (e)        780,000
Senior notes.....      500,000                                      500,000                                      500,000
Senior
 subordinated
 notes...........        2,596                                        2,596                                        2,596
Long-term debt...                    86,948     363,052 (a)(b)      450,000      160,000     (160,000)(d)        450,000
                    ----------     --------    --------          ----------     --------   ----------         ----------
Total
 liabilities.....      752,159      106,957     444,234           1,303,350      208,065    1,225,882          2,737,297
                    ----------     --------    --------          ----------     --------   ----------         ----------
Partners'
 Capital.........                    13,668     (13,668)(a)
Stockholders'
 equity
 Preferred stock
  series A.......            1                                            1                                            1
 Preferred stock
  series B.......            1                                            1                                            1
 Series A common
  stock..........          125                                          125                       371 (e)            496
 Series B common
  stock..........          413                                          413                                          413
 Common stock....                                                                     10          (10)(d)            --
 Additional paid-
  in capital.....      201,889                                      201,889       11,924      (11,924)(d)      1,351,518
                                                                                            1,149,629 (e)
 Intercompany
  balance........                                                                (90,561)      90,561 (d)            --
 Retained
  earnings
  (deficit)......      151,138                                      151,138      112,670     (112,670)(d)        151,138
 Treasury stock..      (21,222)                                     (21,222)                                     (21,222)
                    ----------     --------    --------          ----------     --------   ----------         ----------
Total
 stockholders'
 equity..........      332,345          --          --              332,345       34,043    1,115,957          1,482,345
                    ----------     --------    --------          ----------     --------   ----------         ----------
Total liability
 and
 stockholders'
 equity..........   $1,084,504     $120,625    $430,566          $1,635,695     $242,108   $2,341,839         $4,219,642
                    ==========     ========    ========          ==========     ========   ==========         ==========
                   Divestiture  Pro Forma
                     WGAL(i)   Divestiture
                   ----------- ------------
Assets
Current assets:
 Cash and cash
  equivalents....              $   53,282
 Accounts
  receivable,
  net............   $ (4,468)     132,328
 Program rights..     (1,701)      63,654
 Deferred tax
  asset..........                   4,172
 Other...........       (128)       9,645
                   ----------- ------------
 Total current
  assets.........     (6,297)     263,081
Property, plant
 and equipment,
 net.............     (5,765)     217,096
Intangible
 assets, net.....    (10,378)   3,640,359
Other:
 Deferred
  acquisition and
  financing
  costs, net.....                  29,144
 Program rights,
  noncurrent.....                  11,440
 Other assets....                  36,082
                   ----------- ------------
 Total assets....   $(22,440)  $4,197,202
                   =========== ============
Liabilities and
 Stockholders'
 Equity
Current
 liabilities:
 Accounts payable
  and accrued
  liabilities....   $   (846)  $   79,106
 Current portion
  of long-term
  debt...........                     --
 Program rights
  payable........     (2,532)      60,734
 Other current
  liabilities....       (312)       1,136
                   ----------- ------------
 Total current
  liabilities....     (3,690)     140,976
Deferred tax
 liability.......     (2,467)     833,942
Program rights
 payable,
 noncurrent......                  12,661
Other
 liabilities.....                   3,465
Pension
 obligations.....       (663)       4,126
Post-retirement
 benefit
 obligations.....       (929)       1,782
Credit facility..    (14,691)     765,309
Senior notes.....                 500,000
Senior
 subordinated
 notes...........                   2,596
Long-term debt...                 450,000
                   ----------- ------------
Total
 liabilities.....    (22,440)   2,714,857
                   ----------- ------------
Partners'
 Capital.........
Stockholders'
 equity
 Preferred stock
  series A.......                       1
 Preferred stock
  series B.......                       1
 Series A common
  stock..........                     496
 Series B common
  stock..........                     413
 Common stock....                     --
 Additional paid-
  in capital.....               1,351,518
 Intercompany
  balance........                     --
 Retained
  earnings
  (deficit)......                 151,138
 Treasury stock..                 (21,222)
                   ----------- ------------
Total
 stockholders'
 equity..........        --     1,482,345
                   ----------- ------------
Total liability
 and
 stockholders'
 equity..........   $(22,440)  $4,197,202
                   =========== ============

See notes on the following pages.

Notes to Unaudited Pro Forma Combined Condensed Balance Sheets Adjustments:

(a) To reflect the Kelly Transaction and the adjustment of the Kelly Broadcasting net assets to their estimated fair values of the net assets acquired, elimination of existing long-term debt and partners' capital.

(b) To record the issuance of long-term debt to be incurred in connection with the purchase price paid for Kelly Broadcasting and related transaction costs. Hearst-Argyle has used: (i) amounts available under its Credit Facility and (ii) the proceeds from the issuance of $450 million of 7.18% Private Placement Debt having a maturity of 12 years and an average life of ten years, to finance the Kelly Transaction.

(c) To record the amount Kelly Broadcasting will owe Hearst-Argyle to the extent the estimated working capital is less than $11 million
    (approximately $1.5 million) which is based upon the working capital of Kelly Broadcasting as of September 30, 1998.

(d) To reflect the Merger and the adjustment of the Pulitzer Broadcasting Business net assets to their estimated fair values of the net assets acquired, elimination of existing long-term debt and stockholders' equity and to record the tax effect of the differences between book and tax basis of the net assets acquired.

(e) Issuance of 37,096,774 shares of Hearst-Argyle Merger Stock, assuming the market price of Hearst-Argyle Series A Common Stock on the Closing Date is
    31.00 per share, to the Pulitzer stockholders and the assumption of the New Debt ($700 million) for the net assets of the Pulitzer Broadcasting Business.

(f) To record the amount New Pulitzer will owe Hearst-Argyle to the extent the Estimated Working Capital is less than $41 million (approximately $7.6 million) which is based upon the working capital of the Pulitzer Broadcasting Business as of September 30, 1998. See "Working Capital Adjustment."

(g) To record the purchase of the investment in the Arizona Diamondbacks. See "The Merger Agreement--Ancillary Agreements--Arizona Diamondbacks Letter Agreement."

(h) Reclassification of Pulitzer Broadcasting Business account balances to conform with Hearst-Argyle presentation.

(i) Upon consummation of the Merger, Hearst-Argyle will own two television stations in an area (WGAL in Lancaster, PA and WBAL in Baltimore, MD) with overlapping service contours in violation of the FCC's current local ownership rules. The FCC's current rules prohibit the ownership of two stations in the same geographic area whose service contours overlap. Accordingly, the FCC, as part of its consent to the Merger, required Hearst-Argyle to file an application to divest one of the aforementioned stations (or propose such other action that would result in compliance with such FCC rules) within six months following consummation of the Merger. If WGAL is sold for cash, the proceeds of such sale will be used to reduce indebtedness under Hearst-Argyle's Credit Agreement, dated August 29, 1997, with The Chase Manhattan Bank and certain lenders party thereto (the "Chase Credit Facility"), and therefore the pro forma balance sheet reflects the effect of a reduction in Credit Facility by an amount equal to $14.7 million, the net book value of WGAL. The net book value has been used in the unaudited pro forma combined condensed financial statements for the divestiture of WGAL because no other valuation currently can be based on an independent third party offer. The divestiture of WGAL at net book value would be equivalent to selling WGAL at a price equal to less than two times WGAL's 1997 broadcast cash flow. Given the valuations of broadcasting properties in recent transactions, including the valuation of the Pulitzer Broadcasting Business implied by the Hearst-Argyle Merger Stock, Hearst-Argyle management believes that any divestiture of WGAL would occur at a valuation significantly higher than its net book value. See "The Merger Agreement--Regulatory Approvals."

                         Hearst-Argyle Television, Inc.
         Unaudited Pro Forma Combined Condensed Statement Of Operations
                          Year Ended December 31, 1997
                     (In thousands, except per share data)

                                      Pulitzer
                         Pro Forma  Broadcasting
                          Hearst-     Business     Merger       Pro Forma    Divestiture  Pro Forma
                         Argyle(a)   Historical  Adjustments     Merger        WGAL(g)   Divestiture
                         ---------  ------------ -----------    ---------    ----------- -----------
Total revenues.......... $453,708     $227,016    $  9,038 (i)  $689,762      $(29,772)   $659,990
Station operating
 expenses...............  202,318      125,090         600 (b)   317,692        (9,876)    307,816
                                                   (10,316)(i)
Amortization of program
 rights.................   46,816                   12,490 (i)    59,306        (1,748)     57,558
Depreciation and
 amortization...........   57,169       23,447      50,446 (c)   131,062        (1,367)    129,695
                         --------     --------    --------      --------      --------    --------
Station operating
 income.................  147,405       78,479     (44,182)      181,702       (16,781)    164,921
Corporate general and
 administrative
 expenses...............   12,635                   (3,689)(d)    15,800                    15,800
                                                     6,854 (i)
                         --------     --------    --------      --------      --------    --------
Operating income........  134,770       78,479     (47,347)      165,902       (16,781)    149,121
Interest expense, net...  (75,138)     (16,081)    (32,919)(e)  (124,138)        1,028    (123,110)
Other income, net.......                    10         (10)(i)
                         --------     --------    --------      --------      --------    --------
Income before income
 taxes..................   59,632       62,408     (80,276)       41,764       (15,753)     26,011
Income taxes............   25,045       24,387     (29,385)(f)    20,047        (7,562)     12,485
                         --------     --------    --------      --------      --------    --------
Income from continuing
 operations.............   34,587     $ 38,021    $(50,891)       21,717      $ (8,191)     13,526
                                      ========    ========                    ========
Less: preferred stock
 dividends..............   (1,422)                                (1,422)                   (1,422)
                         --------                               --------                  --------
Income applicable to
 common stock........... $ 33,165                               $ 20,295                  $ 12,104
                         ========                               ========                  ========
Basic
 Income per common
  share................. $   0.62                               $   0.22                  $   0.13
                         ========                               ========                  ========
 Number of shares used
  in per share
  calculation...........   53,828                                 90,925(h)                 90,925(h)
Diluted:
 Income per common
  share................. $   0.62                               $   0.22                  $   0.13
                         ========                               ========                  ========
 Number of shares used
  in per share
  calculation...........   53,873                                 90,970(h)                 90,970(h)

See notes on the following pages.

                         Hearst-Argyle Television, Inc.
         Unaudited Pro Forma Combined Condensed Statement of Operations
                      Nine Months Ended September 30, 1997
                     (In thousands, except per share data)

                                      Pulitzer
                         Pro Forma  Broadcasting
                          Hearst-     Business     Merger       Pro Forma    Divestiture  Pro Forma
                         Argyle(a)   Historical  Adjustments     Merger        WGAL(g)   Divestiture
                         ---------  ------------ -----------    ---------    ----------- -----------
Total revenues.......... $324,088     $165,002    $  6,633(i)   $495,723      $(21,483)   $474,240
Station operating
 expenses...............  147,237       93,016      (7,989)(i)   232,714        (7,474)    225,240
                                                       450 (b)
Amortization of program
 rights.................   33,934                    9,445 (i)    43,379        (1,330)     42,049
Depreciation and
 amortization...........   37,177       17,622      39,804 (c)    94,603        (1,029)     93,574
                         --------     --------    --------      --------      --------    --------
Station operating
 income.................  105,740       54,364     (35,077)      125,027       (11,650)    113,377
Corporate general and
 administrative
 expenses...............    9,619                   (2,938)(d)    11,850                    11,850
                                                     5,169 (i)
                         --------     --------    --------      --------      --------    --------
Operating income........   96,121       54,364     (37,308)      113,177       (11,650)    101,527
Interest expense, net...  (56,354)     (12,553)    (24,197)(e)   (93,104)          771     (92,333)
Other income, net.......                     8          (8)(i)       --                        --
                         --------     --------    --------      --------      --------    --------
Income before income
 taxes..................   39,767       41,819     (61,513)       20,073       (10,879)      9,194
Income taxes............   16,702       16,344     (23,411)(f)     9,635        (5,222)      4,413
                         --------     --------    --------      --------      --------    --------
Income from continuing
 operations.............   23,065     $ 25,475    $(38,102)       10,438      $ (5,657)      4,781
                                      ========    ========                    ========
Less: preferred stock
 dividends..............   (1,066)                                (1,066)                   (1,066)
                         --------                               --------                  --------
Income applicable to
 common stock........... $ 21,999                               $  9,372                  $  3,715
                         ========                               ========                  ========
Basic:
 Income per common
  share................. $   0.41                               $   0.10                  $   0.04
                         ========                               ========                  ========
 Number of shares used
  in per share
  calculation...........   53,678                                 90,775(h)                 90,775(h)
Diluted:
 Income per common
  share................. $   0.41                               $   0.10                  $   0.04
                         ========                               ========                  ========
 Number of shares used
  in per share
  calculation...........   53,943                                 91,040(h)                 91,040(h)

See notes on the following pages.

                         Hearst-Argyle Television, Inc.
         Unaudited Pro Forma Combined Condensed Statement of Operations
                      Nine Months Ended September 30, 1998
                     (In thousands, except per share data)

                                      Pulitzer
                         Pro Forma  Broadcasting
                          Hearst-     Business     Merger       Pro Forma     Divestiture  Pro Forma
                         Argyle(a)   Historical  Adjustments     Merger         WGAL(g)   Divestiture
                         ---------  ------------ -----------    ---------     ----------- -----------
Total revenues.......... $344,714     $173,681    $  6,197 (i)  $524,592       $(21,659)   $502,933
Station operating
 expenses...............  150,772       95,946      (8,135)(i)   239,033         (7,452)    231,581
                                                       450 (b)
Amortization of program
 rights.................   37,980                    9,164 (i)    47,144         (1,285)     45,859
Depreciation and
 amortization...........   39,462       16,512      39,787 (c)    95,761         (1,008)     94,753
                         --------     --------    --------      --------       --------    --------
Station operating
 income.................  116,500       61,223     (35,069)      142,654        (11,914)    130,740
Corporate general and
 administrative
 expenses...............    9,619                   (2,926)(d)    11,850                     11,850
                                                     5,157 (i)
                         --------     --------    --------      --------       --------    --------
Operating income........  106,881       61,223     (37,300)      130,804        (11,914)    118,890
Interest expense, net...  (56,354)     (10,255)    (26,495)(e)   (93,104)           771     (92,333)
Other income, net.......                    11         (11)(i)       --                         --
                         --------     --------    --------      --------       --------    --------
Income before income
 taxes..................   50,527       50,979     (63,806)       37,700        (11,143)     26,557
Income taxes............   21,221       19,918     (23,043)(f)    18,096         (5,349)     12,747
                         --------     --------    --------      --------       --------    --------
Income from continuing
 operations.............   29,306     $ 31,061    $(40,763)       19,604       $ (5,794)     13,810
                                      ========    ========                     ========
Less: preferred stock
 dividends..............   (1,066)                                (1,066)                    (1,066)
                         --------                               --------                   --------
Income applicable to
 common stock........... $ 28,240                               $ 18,538                   $ 12,744
                         ========                               ========                   ========
Basic:
 Income per common
  share................. $   0.53                               $   0.20                   $   0.14
                         ========                               ========                   ========
 Number of shares used
  in per share
  calculation...........   53,678                                 90,775 (h)                 90,775 (h)
Diluted:
 Income per common
  share................. $   0.52                               $   0.20                   $   0.14
                         ========                               ========                   ========
 Number of shares used
  in per share
  calculation...........   53,943                                 91,040 (h)                 91,040 (h)

See notes on the following pages.

Notes to Unaudited Pro Forma Combined Condensed Statements of Operations
Adjustments:

(a) On a pro forma basis assuming the Gannett Swap, the Hearst Transaction, the STC Swap and the Kelly Transaction had occurred as of January 1, 1997. See "--Pro Forma Combined Condensed Statements of Operations of Hearst-Argyle."
(b) Estimated pension costs associated with the newly-established defined benefit pension plan to be created for the transferred Pulitzer Broadcasting Business employees, including the assets to be transferred to Hearst-Argyle per the terms of the Merger Agreement, net of pension costs recorded in the historical consolidated financial statements.
(c) Amortization of intangible assets resulting from purchase accounting adjustments, net of amortization recorded in the historical consolidated financial statements of Pulitzer Broadcasting Business. The estimated useful lives for these intangible assets were as follows: Goodwill--40 years; FCC licenses--40 years; network affiliation agreements--40 years and other intangible assets 2 to 5 years.
(d) Change in corporate general and administrative expenses due to the Merger as a result of certain contractual agreements expected to be entered into upon consummation of the Merger, including the Services Agreement with Hearst (which includes certain administrative services such as accounting, financial, legal, tax, insurance, data processing and employee benefits) which will be amended upon consummation of the Merger, net of corporate general and administrative expenses recorded in the historical financial statements of Pulitzer Broadcasting Business.
(e) Interest expense relating to the New Debt ($700 million) assumed in the Merger at an assumed interest rate of 7.1% which approximates the rate Hearst-Argyle pays for debt, net of interest expense recorded in the historical consolidated financial statements of Pulitzer Broadcasting Business. If the interest rate were to increase or decrease 1/8%, the difference in interest expense would equal $875,000.
(f) Estimated income tax effect of the above adjustments, giving effect to the Merger.
(g) Upon consummation of the Merger, Hearst-Argyle will own two television stations in an area (WGAL in Lancaster, PA and WBAL in Baltimore, MD) with overlapping service contours in violation of the FCC's current local ownership rules. The FCC's current rules prohibit the ownership of two stations in the same geographic area whose service contours overlap. Accordingly, the FCC, as part of its consent to the Merger, required Hearst-Argyle to file an application to divest one of the aforementioned stations (or propose such other action that would result in compliance with such FCC rules) within six months following consummation of the Merger. If WGAL is sold for cash, the proceeds of such sale will be used to reduce indebtedness under the Credit Facility and therefore the Pro Forma Statements of operations reflects the effects of a reduction in the Credit Facility by an amount equal to $14.7 million, the net book value of WGAL. The net book value has been used in the unaudited pro forma combined condensed financial statements for the divestiture of WGAL because no other valuation currently can be based on an independent third party offer. The divestiture of WGAL at net book value would be equivalent to selling WGAL at a price equal to less than two times WGAL's 1997 broadcast cash flow. Given the valuations of broadcasting properties in recent transactions, including the valuation of the Pulitzer Broadcasting Business implied by the Hearst-Argyle Merger Stock, Hearst-Argyle management believes that any divestiture of WGAL would occur at a valuation significantly higher than its net book value. See "The Merger Agreement--Regulatory Approvals."
(h) Includes the issuance of Hearst-Argyle Series A Common Stock to the New Pulitzer Stockholders.
(i) Reclassification of Pulitzer Broadcasting Business account balances to conform with Hearst-Argyle presentation.

Pro Forma Combined Condensed Statements of Operations of Hearst-Argyle

  The Unaudited Pro Forma Combined Condensed Statements of Operations of Hearst-Argyle for the year ended December 31, 1997 and the nine-months ended September 30, 1997 and 1998 have been prepared as if the Gannett Swap, the Hearst Transaction, the STC Swap and the Kelly Transaction had been completed as of the beginning of the periods presented. The Gannett Swap, the Hearst Transaction, the STC Swap and the Kelly Transaction are accounted for using the purchase method of accounting. Any subsequent adjustments and any uncertainties affecting the pro forma presentation are not expected to be significant. The pro forma statements of operations presented herein are not necessarily indicative of Hearst-Argyle's results of operations that might have occurred had such transactions been completed at the beginning of the periods indicated and do not purport to represent Hearst-Argyle's consolidated results of operations for any future period.

                         Hearst-Argyle Television, Inc.
         Unaudited Pro Forma Combined Condensed Statement of Operations
                          Year Ended December 31, 1997
                                 (In thousands)

                                                         Gannett        Hearst       STC Swap           Kelly        Kelly
                           Hearst-Argyle(a) Historical     Swap       Transaction   Adjustments      Broadcasting Transaction
                              Historical    Argyle(b)  Adjustments    Adjustments    and Other        Historical  Adjustments
                           ---------------- ---------- -----------    -----------   -----------      ------------ -----------
Total revenues..               $333,661      $ 51,826     $975(h)       $ 1,320 (c)   $   615 (i)      $65,311
Station
 operating
 expenses.......                142,096        27,610      681(d)(h)     (1,944)(o)       995 (i)(j)    39,499     $ (6,619)(q)
Amortization of
 program
 rights.........                 40,129         2,833       16(h)                      (1,461)(i)                     5,299 (q)
Depreciation and
 amortization...                 22,924        16,955      138(e)(f)     (3,777)(f)     3,704 (e)(f)     4,483       12,742 (f)
                               --------      --------     ----          -------       -------          -------     --------
Station
 operating
 income.........                128,512         4,428      140            7,041        (2,623)          21,329      (11,422)
Corporate
 general and
 administrative expenses..        9,527         2,700                      (227)(l)                                   1,320 (q)
                                                                                                                       (685)(l)
Non-cash
 compensation
 expense........                                3,518                    (3,518)(k)
                               --------      --------     ----          -------       -------          -------     --------
Operating income
 (loss).........                118,985        (1,790)     140           10,786        (2,623)          21,329      (12,057)
Interest
 expense, net...                (32,484)      (12,749)                    8,005 (m)                     (1,203)     (36,707)(m)
                               --------      --------     ----          -------       -------          -------     --------
Income (loss)
 before income
 taxes..........                 86,501       (14,539)     140           18,791        (2,623)          20,126      (48,764)
Income taxes....                 35,363                                   2,430 (g)    (1,093)(g)                   (11,655)(g)
                               --------      --------     ----          -------       -------          -------     --------
Income (loss)
 from
 continuing operations..       $ 51,138      $(14,539)    $140          $16,361       $(1,530)         $20,126     $(37,109)
                               ========      ========     ====          =======       =======          =======     ========
                             Pro Forma
                           Hearst-Argyle
                           -------------
Total revenues..             $453,708
Station
 operating
 expenses.......              202,318
Amortization of
 program
 rights.........               46,816
Depreciation and
 amortization...               57,169
                           -------------
Station
 operating
 income.........              147,405
Corporate
 general and
 administrative expenses..     12,635
Non-cash
 compensation
 expense........                  --
                           -------------
Operating income
 (loss).........              134,770
Interest
 expense, net...              (75,138)
                           -------------
Income (loss)
 before income
 taxes..........               59,632
Income taxes....               25,045
                           -------------
Income (loss)
 from
 continuing operations..     $ 34,587
                           =============

See notes on the following pages.

                         Hearst-Argyle Television, Inc.
         Unaudited Pro Forma Combined Condensed Statement of Operations
                      Nine Months Ended September 30, 1997
                                 (In thousands)

                                                                 Hearst       STC Swap           Kelly        Kelly
                    Hearst-Argyle    Argyle     Gannett Swap   Transaction   Adjustments      Broadcasting Transaction
                    Historical(p) Historical(b) Adjustments    Adjustments    and Other        Historical  Adjustments
                    ------------- ------------- ------------   -----------   -----------      ------------ -----------
Total revenues....    $221,296      $ 51,826        $975(h)      $ 1,320 (c)   $   362 (i)      $48,309
Station operating
 expenses.........      96,919        27,610         681(d)(h)    (1,944)(o)       211 (i)(j)    27,660      $(3,900)(q)
Amortization of
 program rights...      29,201         2,833          16(h)                     (1,209)(i)                     3,093 (q)
Depreciation and
 amortization.....      13,694        16,955         138(e)(f)    (7,151)(f)     1,965 (e)(f)     1,938        9,638 (f)
                      --------      --------        ----         -------       -------          -------     --------
Station operating
 income...........      81,482         4,428         140          10,415          (605)          18,711       (8,831)
Corporate general
 and
 administrative
 expenses.........       6,546         2,700                         373 (l)                                    (807)(l)
                                                                                                                 807 (q)
Non-cash
 compensation
 expense..........                     3,518                      (3,518)(k)
                      --------      --------        ----         -------       -------          -------     --------
Operating income..      74,936        (1,790)        140          13,560          (605)          18,711       (8,831)
Interest expense,
 net..............     (20,524)      (12,749)                      5,352 (m)                       (139)     (28,294)(m)
                      --------      --------        ----         -------       -------          -------     --------
Income (loss)
 before income
 taxes............      54,412       (14,539)        140          18,912          (605)          18,572      (37,125)
Income taxes......      22,362                                     2,675 (g)      (251)                       (8,084)(g)
                      --------      --------        ----         -------       -------          -------     --------
Income (loss) from
 continuing
 operations.......    $ 32,050      $(14,539)       $140         $16,237       $  (354)         $18,572     $(29,041)
                      ========      ========        ====         =======       =======          =======     ========
                    Pro Forma
                     Hearst-
                     Argyle
                    ----------
Total revenues....  $324,088
Station operating
 expenses.........   147,237
Amortization of
 program rights...    33,934
Depreciation and
 amortization.....    37,177
                    ----------
Station operating
 income...........   105,740
Corporate general
 and
 administrative
 expenses.........     9,619
Non-cash
 compensation
 expense..........
                    ----------
Operating income..    96,121
Interest expense,
 net..............   (56,354)
                    ----------
Income (loss)
 before income
 taxes............    39,767
Income taxes......    16,702
                    ----------
Income (loss) from
 continuing
 operations.......  $ 23,065
                    ==========

See notes on the following pages.

                         Hearst-Argyle Television, Inc.
         Unaudited Pro Forma Combined Condensed Statement of Operations
                      Nine Months Ended September 30, 1998
                                 (In thousands)

                                           STC Swap            Kelly        Kelly
                         Hearst-Argyle(n) Adjustments       Broadcasting Transaction         Pro Forma
                            Historical     and Other         Historical  Adjustments       Hearst-Argyle
                         ---------------- -----------       ------------ -----------       -------------
Total revenues..........     $292,010       $   51  (i)       $52,653                        $344,714
Station operating ex-
 penses.................      127,595          903  (i)(j)     30,341     $ (8,067)(q)        150,772
Amortization of program
 rights.................       32,027         (643) (i)                      6,596 (q)         37,980
Depreciation and
 amortization...........       26,678        1,179  (e)(f)      6,716        4,889 (f)(q)      39,462
                             --------       ------            -------     --------           --------
Station operating in-
 come...................      105,710       (1,388)            15,596       (3,418)           116,500
Corporate general and
 administrative
 expenses...............        9,619                                       (1,091)(l)          9,619
                                                                             1,091 (q)
                             --------       ------            -------     --------           --------
Operating income........       96,091       (1,388)            15,596       (3,418)           106,881
Interest expense, net...      (29,978)       2,057  (m)        (5,504)     (22,929)(m)        (56,354)
                             --------       ------            -------     --------           --------
Income before income
 taxes..................       66,113          669             10,092      (26,347)            50,527
Income taxes............       28,111          271  (g)                     (7,161)(g)         21,221
                             --------       ------            -------     --------           --------
Income from continuing
 operations.............     $ 38,002       $  398            $10,092     $(19,186)          $ 29,306
                             ========       ======            =======     ========           ========

See notes on the following pages.

Notes to Unaudited Pro Forma Combined Condensed Statements of Operations of Hearst-Argyle:

(a) The Hearst Transaction was consummated on August 29, 1997. The historical financial data includes Argyle for the four months ended December 31, 1997. Includes results from (i) WCVB, WTAE, WBAL, WISN, KMBC and WDTN for the entire period presented; (ii) WAPT, KITV, the Arkansas Stations, WLWT, KOCO and Hearst-Argyle's shares of the Clear Channel Venture from September 1 through December 31, 1997; and, (iii) the management fees derived by Hearst-Argyle from WWWB, WPBF, KCWE and WBAL-radio (the "Managed Stations") from September 1 through December 31, 1997.
(b) Includes the results of operations of Argyle, which includes: (i) WAPT, KITV, the Arkansas Stations, Argyle's share of broadcast cash flows from the Clear Channel Venture for January 1 to August 31, 1997; (ii) WZZM and WGRZ for January 1997 only; and, (iii) WLWT and KOCO from February 1 through August 31, 1997.
(c) Management fees derived by Hearst-Argyle from the Managed Stations from the beginning of each period presented.
(d) Elimination of certain expenses which would not have been incurred under Hearst-Argyle's management.
(e) Change in depreciation expense due to purchase accounting adjustments to equipment and buildings, net of depreciation recorded in the historical financial statements. The estimated useful lives used for equipment range from 5 to 25 years and the estimated useful life used for buildings range from 25 to 39 years.
(f) Amortization of intangible assets resulting from purchase accounting adjustments, net of amortization recorded in the historical financial statements. The estimated useful lives used for these intangible assets were as follows: FCC licenses, network affiliation agreements and goodwill--40 years; other intangibles--2 to 5 years.
(g) Estimated income tax effect of the pro forma adjustments.
(h) The inclusion of WLWT and KOCO and the exclusion of WZZM and WGRZ results of operations from the beginning of the period presented.
(i) The inclusion of WPTZ/WNNE and KSBW and the exclusion of WDTN and WNAC results of operations from the beginning of the periods presented.
(j) Additional expenses which would have been incurred under Hearst-Argyle's management.
(k) Conforming the accounting policies related to stock based compensation.
(l) Change in corporate expenses associated with Hearst-Argyle's new organizational structure as a result of contractual agreements for administrative services, such as accounting, financial, legal, tax, insurance, data processing and employee benefits and other applicable contractual agreements that were entered into upon the close of the Hearst Transaction and the Kelly Transaction.
(m) Interest expense on the pro forma debt as follows (in thousands):

                                                           Pro Forma
                                                    --------------------------
                                                    12/31/97  9/30/97  9/30/98
                                                    --------  -------  -------
   Senior Notes due 2007 at an interest rate of
    7.0%..........................................  $ 8,752   $ 6,564  $ 6,564
   Senior Notes due 2018 at an interest rate of
    7.0%..........................................   14,000    10,500   10,500
   Senior Notes due 2027 at an interest rate of
    7.5%..........................................   13,124     9,843    9,843
   Senior Subordinated Notes due 2005 at an inter-
    est rate of 9.75%.............................      252       189      189
   Private Placement Debt at an interest rate of
    7.18%.........................................   32,310    24,233   24,233
   Credit Facility at an interest rate of 7.0%....    5,600     4,200    4,200
   Commitment fees for the unused Credit Facili-
    ty............................................    1,252       939      939
   Non-cash interest charges......................    2,248     1,686    1,686
   Interest income................................   (2,400)   (1,800)  (1,800)
                                                    -------   -------  -------
   Total Interest Expense, net....................  $75,138   $56,354  $56,354
                                                    =======   =======  =======

(n) Includes the results of operations of Hearst-Argyle, which includes: (i) WLWT, KOCO, WAPT, KITV and the Arkansas Stations; (ii) WCVB, WTAE, WISN, WBAL and KMBC; (iii) the management fee derived by Hearst-Argyle from the Managed Stations for the full-period presented; (iv) Hearst-Argyle's share of the Clear Channel Venture and WDTN from January 1 through May 31, 1998; and, (iv) KSBW and WPTZ/WNNE from June 1 through September 30, 1998.
(o) Reduction of pension expense resulting from the actuarial valuation of the newly-established qualified defined benefit pension plan.
(p) The historical financial data includes Argyle for the month of September 1997 only. Includes results from (i) WCVB, WTAE, WBAL, WISN, KMBC and WDTN for the entire period presented; (ii) WAPT, KITV, the Arkansas Stations, WLWT, KOCO, and Hearst-Argyle's share of the Clear Channel Venture for the month September 1997 only; and, (iii) management fees derived by Hearst-Argyle from the Managed Stations for the month of September 1997 only.
(q) Reclassification of Kelly Broadcasting account balances to conform with Hearst-Argyle presentation.

                                 RISK FACTORS

  In considering whether to vote in favor of the Hearst-Argyle Proposals and the Pulitzer Proposals, holders of Hearst-Argyle Stock, and holders of Pulitzer Stock, respectively, should consider the following matters.

Risk Factors Related to the Hearst-Argyle Merger Stock

  Reliance on Network Affiliation Agreements; Television Programming. Each of the television stations owned by Hearst-Argyle (including the television stations that will be owned by Hearst-Argyle upon consummation of the Merger) is a party to a network affiliation agreement giving such station the right to rebroadcast programs transmitted by the network. Following the consummation of the Merger, 10 of the stations will be parties to affiliation agreements with ABC, 10 with NBC and two with CBS. The television viewership levels for each station are materially dependent upon network programming. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future. In addition, although Hearst-Argyle expects to continue to be able to renew the network affiliation agreements, no assurance can be given that such renewals will be obtained on as favorable terms or at all. The termination or non-renewal, or renewal at less favorable terms, of the affiliation agreements could have an adverse effect on the operations of Hearst-Argyle.

  Television programming is one of Hearst-Argyle's most significant operating cost components. There can be no assurance that Hearst-Argyle will not be exposed in the future to increased programming costs. Should such an increase occur, it could have an adverse effect on Hearst-Argyle's results from operations. In addition, television networks recently have been seeking agreements from their affiliates to share the network's programming costs and to change the structure of network compensation. Hearst-Argyle cannot predict the nature or scope of any such potential compensation arrangements or the effect, if any, on Hearst-Argyle's operations. Acquisitions of program rights are usually made two or three years in advance and may require multi-year commitments, making it difficult to predict accurately how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs.

  Dependence on Advertising; Effect of Economic Conditions. Hearst-Argyle relies to a significant extent upon sales of advertising for its revenues. On a pro forma basis after giving effect to the Hearst Transaction, advertising revenue accounted for 92.3% of the total revenues of Hearst-Argyle for the year ended December 31, 1997. The stations compete for advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, the Internet and local cable systems. The stations are located in highly competitive markets. Hearst-Argyle's results of operations are and will continue to be dependent upon the ability of each of its stations to compete successfully for advertising revenues in its respective market.

  In addition to the activities of its direct competitors and of competing advertising media, Hearst-Argyle's ability to generate advertising revenues is and will continue to be heavily dependent on the relative popularity of its programming and cyclical changes in the national economy, as well as on regional economic conditions in each of the markets in which its stations operate, particularly as such conditions may affect advertising expenditures. Hearst-Argyle's revenues could therefore be adversely affected by a future local, regional or national recessionary environment. The advertising revenues of the stations generally are highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the holiday season. In addition, advertising revenues in even-numbered years benefit from advertising placed by candidates for political offices and demand for advertising time in Olympic broadcasts. Proposals have been advanced in the U.S. Congress to require television broadcast stations to provide advertising time to political candidates at no charge, which would eliminate in whole or in part advertising revenues from political candidates.

  Control by Majority Stockholder; Conflicts of Interest. Through Hearst Broadcasting, its wholly owned subsidiary, Hearst currently owns approximately 88.8% of the outstanding shares of Hearst-Argyle Common Stock as of February 9, 1999, and, by virtue of its ownership of 100% of the Hearst-Argyle Series B Common Stock, is entitled to elect as a class all but two members of the Hearst-Argyle Board. Currently, Hearst Broadcasting elects nine of the 11 directors of Hearst-Argyle (the "Hearst-Argyle Directors"). As a result, Hearst is able to control substantially all actions to be taken by Hearst-Argyle stockholders, and is able to maintain control over the operations and business of Hearst-Argyle. This control, as well as certain provisions of the Hearst-Argyle Charter and of the DGCL, may make Hearst-Argyle a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, tender offer or other transaction involving an actual or potential change of control of Hearst-Argyle. Based on the 37,096,774 shares of Hearst-Argyle Merger Stock being delivered to Pulitzer stockholders in the Merger, if the Merger were consummated as of February 9, 1999, Hearst Broadcasting would own approximately 51.8% of the outstanding shares of Hearst-Argyle Common Stock.

  In addition, the interests of Hearst, which owns or has significant investments in other businesses, including cable television networks, newspapers, magazines and electronic media, may from time to time be competitive with, or otherwise diverge from, the interests of Hearst-Argyle, particularly with respect to new business opportunities and future acquisitions. Under the Amended and Restated Merger Agreement dated as of March 26, 1997, among Hearst, Argyle and certain wholly owned subsidiaries of Hearst (the "Hearst-Argyle Merger Agreement"), entered into in connection with the Hearst Transaction, Hearst and Hearst-Argyle have agreed that, without the prior written consent of the other, neither Hearst-Argyle, on the one hand, nor Hearst, on the other hand, will make any acquisition or purchase any assets if such an acquisition or purchase by one party would require the other party to divest or otherwise dispose of any of its assets because of regulatory or other legal prohibitions. As a result, under current law and given newspaper properties Hearst currently owns, Hearst-Argyle would be precluded, without Hearst's consent (and even with Hearst's consent, only if Hearst were to agree to sell newspapers in the corresponding markets), from acquiring television broadcast stations in Albany--Schenectady--Troy, New York; Flint--Saginaw--Bay City, Michigan; Beaumont--Port Arthur, Texas; Houston, Texas; Laredo, Texas; Lubbock, Texas; Odessa-Midland, Texas; San Antonio, Texas; San Francisco--Oakland--San Jose, California; Seattle--Tacoma, Washington; and, St. Louis, Missouri. Proposals to eliminate the rule banning newspaper-television cross-ownership in the same market have been introduced in the U.S. Congress. The FCC separately has asked for comment as to whether it should alter the cross-ownership rule. Whether these proposals will be enacted into law or whether the FCC proceeding ultimately will lead to a change in the rule is unknown at this time. Additionally, Hearst is not precluded from purchasing television stations, newspapers or other assets in other markets, the ownership of which assets by Hearst could preclude, under FCC rules, Hearst-Argyle from owning television stations in such markets in the future.

  Hearst and Hearst-Argyle also have ongoing relationships that may create situations where the interests of the two parties could conflict. Hearst and Hearst-Argyle are parties to a series of agreements with each other, including a Management Agreement (whereby Hearst-Argyle provides certain management services, such as sales, news, programming and financial and accounting management services with respect to certain Hearst owned or operated television and radio stations); an Option Agreement (whereby Hearst has granted Hearst-Argyle an option to acquire certain Hearst owned or operated television stations, as well as a right of first refusal with respect to another television station if Hearst proposes to sell such station within 36 months of its acquisition); a Studio Lease Agreement (whereby Hearst leases from Hearst-Argyle certain premises for Hearst's radio broadcast stations); a Tax Sharing Agreement (whereby Hearst and Hearst-Argyle have established the sharing of federal, state and local taxes after Hearst-Argyle became part of the consolidated tax returns of Hearst); a Name License Agreement (whereby Hearst permits Hearst-Argyle to use the Hearst name in connection with the Hearst-Argyle name and operation of its business); and a Services Agreement (whereby Hearst provides Hearst-Argyle certain administrative services, such as accounting, financial, legal, tax, insurance, data processing and employee benefits). Hearst-Argyle believes that the terms of these agreements are reasonable to both sides; there can be no assurance, however, that more favorable terms would not be available from third parties.

  Television Industry Competition and Technology. The television broadcast industry is highly competitive. Some of the stations that compete with Hearst-Argyle's stations are owned and operated by large national or regional companies that may have greater resources, including financial resources, than Hearst-Argyle. Hearst-Argyle's stations face strong competition in their respective markets for audience share and, as discussed above, advertising revenues. There can be no assurance that any one of these stations will be able to maintain or increase its current audience share or revenue share. To the extent that certain of Hearst-Argyle's competitors have, or may in the future obtain, greater resources than Hearst-Argyle, Hearst-Argyle's ability to compete successfully in its broadcasting markets may be impeded.

  Technological innovation, and the resulting proliferation of programming alternatives such as cable, direct satellite-to-home services, pay-per-view and home video and entertainment systems have fractionalized television viewing audiences and subjected television broadcast stations to new types of competition. Over the past decade, cable television has captured an increasing market share, while the aggregate viewership of the major television networks has declined. In addition, the expansion of cable television and other industry changes have increased, and may continue to increase, competitive demand for programming. Such increased demand, together with rising production costs, may in the future increase Hearst-Argyle's programming costs or impair its ability to acquire programming. In addition, new television networks such as UPN and the WB Network have created additional competition. The FCC has adopted rules for implementing digital (including high-definition) television ("DTV") service in the United States. Implementation of DTV is expected to improve the technical quality of television. Under certain circumstances, however, conversion to DTV operations may reduce a station's geographical coverage area or provide a competitive advantage to one or more competing stations in the market. Implementation of DTV is expected to impose additional costs that are higher than normal on television stations providing the new service, due to increased equipment costs and possible spectrum-related fees. While Hearst-Argyle is unable to predict the implementation costs of DTV, these costs are expected to be significant. Hearst-Argyle cannot predict the effect the authorization of DTV service will have on the business of Hearst-Argyle.

 Regulatory Matters.

  FCC Consent to Transfer Control of Pulitzer. The television operations of Hearst-Argyle are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"), most recently amended further by the Telecommunications Act of 1996 (the "Telecommunications Act"). Approval of the FCC is required for the issuance, renewal and transfer or assignment of television station operating licenses. Hearst-Argyle is dependent upon its continuing ability to maintain broadcasting licenses from the FCC. License renewals filed after 1996 customarily will be granted for terms of eight years. While broadcast licenses are typically renewed by the FCC, there can be no assurance that the licenses for Hearst-Argyle's stations will be renewed at their expiration dates or, if renewed, that the renewal terms will be for eight-year periods. The non-renewal or revocation of one or more of the FCC licenses held by Hearst-Argyle could have a material adverse effect on the operations of Hearst-Argyle.

  The rules of the FCC also include restrictions on the common ownership or control of interests in television stations and certain other media interests in the same market, including television and radio broadcast stations, as well as cable television systems and English language daily newspapers. In addition, no person is permitted to hold an attributable interest in television stations collectively reaching more than 35% of all U.S. television households, subject to a 50% discount for UHF television stations. If an acquisition results in an acquiror having holdings that conflict with the common ownership rules, divestiture of one or more of the common interests is generally required. The FCC, in certain cases, may grant permanent waivers of such common ownership. The FCC, however, generally only grants temporary waivers of common ownership in order to afford the acquiror a reasonable period of time following the consummation of the acquisition to comply with the applicable law and regulations through disposition of one or more of the common interests.

  Request for Waiver of FCC Rules. On November 24, 1998, the Mass Media Bureau (the "Bureau") of the FCC, acting pursuant to delegated authority, granted the application for consent to the transfer of control of the Pulitzer stations to Hearst-Argyle (the "Transfer Application"). As a result of prohibitions by the FCC's "television duopoly" and "one-to-a-market" rules on certain combinations created as a result of the Merger, the FCC's consent to the Transfer Application included the following waivers of the FCC's rules: (i) a temporary, six-month waiver of the television duopoly rule to permit the common ownership of WBAL-TV, Baltimore, Maryland, and WGAL(TV), Lancaster, Pennsylvania for a brief period of time following consummation of the Merger; (ii) a conditional waiver of the television duopoly rule to permit the common ownership of WWWB(TV), Lakeland, Florida, and WESH(TV), Daytona Beach, Florida; (iii) a conditional waiver of the television duopoly rule to permit the common ownership of WLWT(TV), Cincinnati, Ohio, and WLKY-TV, Louisville, Kentucky; (iv) a continued permanent waiver of the television duopoly rule to permit the common ownership of KCCI(TV), Des Moines, Iowa, and KETV(TV), Omaha, Nebraska; (v) a continued waiver of the one-to-a-market rule to permit the common ownership of WXII-TV, Winston-Salem, North Carolina, and WXII(AM), Kernersville, North Carolina; and, (vi) a continued waiver of the one-to-a-market rule to permit the common ownership of WLKY-TV, Louisville, Kentucky, and WLKY(AM), Louisville, Kentucky. The conditional waivers are based on an ongoing FCC rulemaking which, among other things, is considering changes to the FCC's television duopoly rule. The FCC has proposed to allow common ownership of stations with overlapping Grade B contours as long as there is no overlap of the stations' Grade A signal contours and the stations are located in separate Designated Market Areas (defined by A.C. Nielsen Co. as geographic markets for the sale of national "spot" and local advertising time) (each, a "DMA"). The FCC has stated that it will grant temporary waivers of the rule in circumstances in which these criteria are met, although such waivers will be conditioned on the outcome of the rulemaking. Some commentators have urged the FCC to eliminate the rule entirely, or to allow common ownership of stations licensed to communities in separate DMA's regardless of the amount of signal overlap.

  Although the Bureau granted the conditional waivers requested in the Transfer Application, there can be no guarantee that the duopoly rule ultimately will be changed in a manner that would allow permanent common ownership of the stations subject to the conditional waivers. If the rule is not changed in such a manner, the Bureau's order requires the licensees subject to such a conditional waiver to come into compliance with the rule within six-months of completion of the rulemaking proceeding.

  Petition to Deny Transfer Applications. On July 20, 1998, WLOS Licensee, Inc. ("WLOS"), licensee of WLOS(TV), Asheville, North Carolina, filed with the FCC a petition to deny the FCC transfer application with respect to WYFF(TV), claiming that Pulitzer lacked the requisite qualifications to be a FCC licensee as the result of certain pleadings Pulitzer filed with the FCC opposing WLOS' application to acquire WLOS(TV) and a separate but related application to assign WFBC-TV, Anderson, South Carolina, to a third party with which WLOS intended to enter into a local marketing agreement. On August 13, 1998, Pulitzer Broadcasting filed an opposition to WLOS's petition to deny the FCC transfer application. Pulitzer Broadcasting subsequently filed a supplement to its opposition on August 14, 1998. WLOS submitted a reply to the Pulitzer Broadcasting opposition on August 20, 1998. In granting the Transfer Application, the Bureau considered the merits of the WLOS petition and denied it. Under FCC rules, WLOS or, under certain circumstances, other interested parties, had until December 28, 1998 to ask the Bureau to reconsider its grant of the Transfer Application, or ask the full FCC to review the Bureau's action. No such request for reconsideration or review was filed.

  Acquisition of KCRA-TV. An application seeking the consent of the FCC to the Kelly Transaction was filed on August 28, 1998. Currently, the Grade A contour of KCRA-TV overlaps with the Grade A contour of KSBW(TV), Salinas, California. The FCC's television duopoly rule prohibits the common ownership of two television stations with overlapping Grade A or Grade B contours. Pursuant to an ongoing rulemaking proceeding considering changes to the television duopoly rule, however, the FCC has adopted a policy of granting waivers conditioned on the outcome of the rulemaking proceeding in situations where the two television stations have no overlap of their Grade A contours and the stations are located in separate DMAs. An application seeking the modification of the facilities of KSBW(TV) in a manner that would eliminate the Grade A (but not the Grade B) contour overlap between KSBW(TV) and KCRA-TV (the "KSBW(TV) Modification Application") has been granted by the FCC. On December 11, 1998, the FCC granted its consent to the Kelly Transaction. Because of the signal contour overlap between KCRA and Hearst-Argyle's KSBW(TV), the FCC's grant was conditioned on (i) Hearst-Argyle completing the modification of the KSBW facilities that will eliminate the Grade A signal contour overlap between the stations within nine months of the consummation of the Kelly Transaction; and (ii) the outcome of the pending FCC rulemaking considering changes to the duopoly rule that would, if adopted, allow the common ownership of certain stations, including KCRA and the modified KSBW, with overlapping Grade B signal contours. As noted above, the FCC requires that licensees subject to duopoly waivers conditioned on the outcome of the pending rulemaking proceeding to come into compliance with the duopoly rule if the rule is not changed to allow permanent common ownership of the stations. The Kelly Transaction was consummated on January 5, 1999.

  In addition, the U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, materially adversely affect the operation and ownership of Hearst-Argyle. Among other things, the FCC is considering whether, and under what circumstances, to subject television local marketing agreements or time brokerage agreements to various multiple ownership rules of the FCC. Depending on the outcome of those considerations, Hearst-Argyle may be required to modify or terminate its local marketing or time brokerage arrangements. The FCC has not yet fully implemented the Telecommunications Act. Hearst-Argyle is unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on Hearst-Argyle's operations.

  Risks Associated with Integration of the Combined Operations and Possible Expansion. As a result of the Hearst Transaction, the Kelly Transaction and the Merger, Hearst-Argyle has and will continue to experience significant expansion, including expansion into markets in which Hearst-Argyle has not previously operated. As a result, Hearst-Argyle's management is now and will continue to be required to manage a substantially larger number of television stations than historically has been the case. There can be no assurance that Hearst-Argyle will be able to implement effectively the organizational and operational systems necessary for optimal management and integration of its newly expanded group of television stations, the television stations to be acquired pursuant to the Merger or any television stations to be acquired in the future, or that Hearst-Argyle will be able to manage its growth successfully. In addition, the management of Hearst-Argyle is evaluating, and will continue to evaluate, the nature and scope of its operations and various short-term and long-term strategic considerations, and will assess to what extent integration, consolidation or other modification of its businesses is appropriate. Some operational and strategic decisions with respect to the combined company have not yet been made. Some uncertainties and risks relating to the integration of the combined operations may exist and, therefore, it is difficult to predict or quantify the impact of such decisions on the results of operations and financial condition of Hearst-Argyle.

  As part of its business strategy, Hearst-Argyle intends to pursue further expansion through the acquisition of additional television stations or television station groups, and intends to continue to evaluate acquisition opportunities. Such acquisition opportunities, however, may become more limited as a consequence of the consolidation of ownership occurring in the television broadcast industry. Hearst-Argyle competes and will continue to compete for the acquisition of television stations with other prospective purchasers, some of whom have greater financial resources than Hearst-Argyle. In addition, any such acquisitions will be subject to FCC approval, FCC limitations on the number and location of broadcasting properties that any one person or entity may own, and FCC rules restricting the ownership of television stations and newspapers in the same market. As a result of these and other factors, there can be no assurance that future acquisitions will be available on attractive terms, if at all.

  While management expects to realize certain operating synergies and cost savings as a result of the Merger and any future acquisitions, there can be no assurance that such synergies and savings will be achieved, that the integration of Hearst-Argyle and newly acquired stations can be accomplished successfully or on a timely basis, or that Hearst-Argyle's business strategy can be implemented. As a result, the Merger and any future acquisitions may have an adverse effect on Hearst-Argyle's financial position and results of operations.

  Shares Eligible for Future Sale; Dilution; Share Repurchase Program. As of the Hearst-Argyle Record Date, Hearst-Argyle has outstanding 10,752,457 shares of Hearst-Argyle Series A Common Stock and 41,298,648 shares of Hearst-Argyle Series B Common Stock. Hearst-Argyle also has outstanding 10,938 shares of Hearst-Argyle Series A Preferred Stock and 10,938 shares of Hearst-Argyle Series B Preferred Stock. Hearst-Argyle Series A Preferred Stock is convertible at any time, prior to December 31, 2000, into an aggregate of 312,514 shares of Hearst-Argyle Series A Common Stock (based on a $35 conversion price), and for each year after December 31, 2000, into shares of Hearst-Argyle Series A Common Stock at a conversion price equal to 1.1 times the preceding year's conversion price. Hearst-Argyle Series B Preferred Stock is convertible at any time after July 11, 2001, into shares of Hearst-Argyle Series A Common Stock at a conversion price equal to the average of the current market price of the Hearst-Argyle Series A Common Stock for the 10 trading days preceding the conversion date. In addition, as of the Hearst-Argyle Record Date, Hearst-Argyle has outstanding options to purchase 2,103,761 shares of Hearst-Argyle Series A Common Stock, of which options are currently exercisable for 677,137 shares. All of the shares of Hearst-Argyle Series A Common Stock, Hearst-Argyle Series A Preferred Stock and Hearst-Argyle Series B Preferred Stock generally will be freely tradeable without restriction or further registration under the Securities Act, except that any shares held by persons who are "affiliates" of Hearst-Argyle, as that term is defined in Rule 144 under the Securities Act, may generally be sold only subject to certain restrictions as to timing, manner, volume, notice and current public information regarding Hearst-Argyle, and any shares held by persons who were affiliates of Argyle at the time of Argyle's shareholder vote on the Hearst Transaction, may generally be sold only subject to certain restrictions as to current public information regarding Hearst-Argyle. In this regard, Hearst-Argyle has in effect a registration statement covering the resale from time to time of 4,599,260 shares of Hearst-Argyle Series A Common Stock received in the Hearst Transaction by certain former limited partners of partnerships that prior to the Hearst Transaction owned shares of Argyle common stock in order to permit such persons to sell their shares without regard to the restrictions discussed in the preceding sentence. The holders of approximately 4,443,406 shares of Hearst-Argyle Series A Common Stock covered by such registration statement have additional rights under a Registration Rights Agreement dated as of August 29, 1997. The Hearst-Argyle Series B Common Stock held by Hearst Broadcasting and the Hearst-Argyle Series A Common Stock into which the Hearst-Argyle Series B Common Stock is convertible may not be sold in the absence of registration under the Securities Act or unless an exemption from registration is available, including the exemption afforded by Rule 144 under the Securities Act.

  No prediction can be made as to the effect, if any, that sales of shares of Hearst-Argyle Series A Common Stock, or the availability of shares for future sale, will have on the market price of the Hearst-Argyle Series A Common Stock prevailing from time to time following the Merger. Sales of substantial amounts of Hearst-Argyle Series A Common Stock (including shares owned upon the exercise of options) in the public market, or the perception that such sales could occur, could depress the prevailing market price for the Hearst-Argyle Series A Common Stock. Such sales may also make it more difficult for Hearst-Argyle to sell equity securities or equity-related securities in the future at a time and price that it deems appropriate. In addition, the Hearst-Argyle Board has authorized a share repurchase program, pursuant to which Hearst-Argyle may repurchase up to $300 million of Hearst-Argyle Series A Common Stock from time to time, in the open market or in private transactions, subject to market conditions. In addition, Hearst Broadcasting has notified Hearst-Argyle of its intention to purchase up to 10 million shares of Hearst-Argyle Series A Common Stock from time to time in the open market, in private transactions or otherwise. Such repurchases and purchases may affect the market price of the Hearst-Argyle Series A Common Stock.

  Dividend Policy; Limitation on Dividends. Hearst-Argyle has not paid any dividends on the Hearst-Argyle Series A Common Stock since its inception, and does not anticipate that it will pay any dividends on the Hearst-Argyle Series A Common Stock in the foreseeable future. Hearst-Argyle's senior credit facility limits the ability of Hearst-Argyle to pay dividends on the Hearst-Argyle Series A Common Stock under certain conditions.

  Impact on Net Income. Hearst-Argyle's pro forma net income from continuing operations for the year ended December 31, 1997 (excluding the Merger) was $35.4 million. Pro forma income from continuing operations for the year ended December 31, 1997 (including the Merger) is $25.9 million. The Merger,

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

therefore, will result in a decline in pro forma (for the transactions) net income of Hearst-Argyle. The decline in net income is attributable to the increase in depreciation and amortization resulting from the write-up of the assets of the properties acquired in the Merger to an amount equal to the respective purchase prices.

  Uncertainty as to Market Price of Hearst-Argyle Series A Common Stock. On February 9, 1999, the market price of Hearst-Argyle Series A Common Stock was $27.875. Based on this price, the aggregate value of the Hearst-Argyle Merger Stock to be delivered in the Merger is $1.034 billion. Because the number of shares of Hearst-Argyle Merger Stock being delivered to Pulitzer stockholders in the Merger is fixed and because the market price of the Hearst-Argyle Series A Common Stock is subject to fluctuation, the actual aggregate market value of the Hearst-Argyle Merger Stock may be greater or less than this amount. There can be no assurance that at or after the Effective Time the shares of the Hearst-Argyle Series A Common Stock will trade at or near the market price on February 9, 1999. The prices at which shares of the Hearst-Argyle Series A Common Stock trade may be influenced by many factors, including, without limitation, the liquidity of the Hearst-Argyle Series A Common Stock, any dilutive effect of the issuance of the Hearst-Argyle Merger Stock, investor perceptions of Hearst-Argyle and the television and radio broadcasting industries, Hearst-Argyle's operating results, Hearst-Argyle's dividend policy, possible future changes in regulation of the television and radio broadcasting industries and general economic and market conditions.

Federal Income Tax Risks Relating to the Spin-Off and the Merger

  Federal Income Tax Risks Relating to the Spin-Off. Pulitzer has received the IRS Ruling that the Spin-Off will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and as a tax-free distribution to Pulitzer stockholders under Section 355(a) of the Code. A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be revoked or modified by the IRS retroactively. If the Spin-Off did not qualify as a tax-free distribution to Pulitzer stockholders under Section 355(a) of the Code, each Pulitzer stockholder would be treated as having received a taxable dividend in an amount equal to the fair market value of the New Pulitzer Stock received to the extent of such stockholder's pro rata share of Pulitzer's current and accumulated earnings and profits (including any earnings and profits attributable to any gain that Pulitzer recognizes for federal income tax purposes in connection with the Spin-Off). In addition, the adjusted tax basis of the Pulitzer Stock held by such Pulitzer stockholder would be reduced to the extent that the amount received by such Pulitzer stockholder exceeded his or her pro rata share of Pulitzer's current and accumulated earnings and profits, and such Pulitzer stockholder would be required to recognize taxable gain to the extent that the amount received by such Pulitzer stockholder exceeded the sum of his or her pro rata share of Pulitzer's current and accumulated earnings and profits and the adjusted tax basis of the Pulitzer Stock held by such Pulitzer stockholder.

  Pulitzer will be required under Section 355(e) of the Code to recognize taxable gain in an amount equal to the excess, if any, of the fair market value of the New Pulitzer Stock distributed to Pulitzer's stockholders in the Distribution over Pulitzer's adjusted tax basis in such New Pulitzer Stock immediately prior to the Distribution. There can be no assurance that the IRS will agree with Pulitzer's determination of the fair market value of the New Pulitzer Stock distributed to Pulitzer's stockholders in the Distribution or Pulitzer's resulting tax liability. Under the Merger Agreement, New Pulitzer will be liable and will indemnify Hearst-Argyle and its subsidiaries, on an after-tax basis, for any unpaid tax liabilities of Pulitzer or any Pulitzer subsidiaries arising by reason of the application of Section 355(e) of the Code to the Spin-Off. See "The Merger Agreement--Tax Matters" and "Federal Income Tax Consequences of the Spin-Off, the Merger and Related Transactions-- The Spin-Off."

  Federal Income Tax Risks Relating to the Merger. Each of Pulitzer and Hearst-Argyle has received an opinion of its tax counsel that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Such opinions are based on various assumptions and conditioned upon certain representations made by Pulitzer and Hearst-Argyle as to factual matters. Opinions of counsel, however, are not binding on the IRS or the courts, and there can be no assurance that the IRS will agree with the conclusions set forth in such opinions. No ruling from the IRS has been or will be requested with respect to the federal income tax consequences of the Merger. If the Merger did not qualify as a reorganization within the meaning of Section

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

368(a)(1)(A) of the Code, each Pulitzer stockholder would be required to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Hearst-Argyle Merger Stock received by such Pulitzer stockholder plus any cash received by such Pulitzer stockholder in lieu of a fractional share of Hearst-Argyle Merger Stock and (ii) the adjusted tax basis of the Pulitzer Stock held by such Pulitzer stockholder immediately before the Merger, and Pulitzer would be required to recognize taxable gain in an amount equal to the excess of (x) the sum of the aggregate fair market value of the Hearst-Argyle Merger Stock received, any cash received in lieu of fractional shares of Hearst-Argyle Merger Stock and the amount of the New Debt and other liabilities of Pulitzer assumed by Hearst-Argyle in the Merger, over (y) the aggregate adjusted tax basis of Pulitzer's assets. Under the Merger Agreement, New Pulitzer will be liable and will indemnify Hearst-Argyle and its subsidiaries, on an after-tax basis, against any tax liability of Pulitzer or any Pulitzer subsidiaries attributable to any tax period (or portion thereof) prior to the consummation of the Merger (including any taxable gain to Pulitzer as described above), except for any tax liability of Pulitzer resulting from the Merger not qualifying as a reorganization by reason of actions taken by Hearst-Argyle after consummation of the Merger. In addition, if the Merger did not qualify as a reorganization under Section 368(a)(1)(A) of the Code, the Spin-Off would likely not qualify as a tax-free distribution to Pulitzer stockholders under Section 355(a) of the Code. See "The Merger Agreement--Tax Matters" and "Federal Income Tax Consequences of the Spin-Off, the Merger and Related Transactions--The Merger."

Pulitzer stockholders are urged to consult with their respective tax advisors regarding the particular tax consequences of the Spin-Off and the Merger to them and to review the discussion under "Federal Income Tax Consequences of the Spin-Off, the Merger and Related Transactions."

Risk Factors Related to the New Pulitzer Stock

  Stand-Alone Company. New Pulitzer was recently formed for purposes of effecting the Spin-Off and the Merger and does not have any operating history. Although Pulitzer has a substantial operating history with respect to the newspaper publishing business and related new media operations to be contributed to New Pulitzer, there can be no assurance that, upon consummation of the Contribution, New Pulitzer will be able to continue or improve such operating history.

  Competition. The Pulitzer publications that will be contributed to New Pulitzer compete for readership and advertising revenues in varying degrees with other newspapers and other publications as well as with television, radio, cable, Internet, online services and other new media technologies, direct mail, yellow page directories, billboards and other news and advertising media. Competition for advertising is based upon circulation levels, readership demographics, price and advertiser results, while competition for circulation is generally based upon the content, journalistic quality and price of the publication. In St. Louis and its surrounding suburban communities, the Post-Dispatch's print competition for circulation and advertising revenues includes paid suburban daily newspapers as well as a chain of community newspapers and shoppers. These community newspapers and shoppers target selected geographic markets throughout the St. Louis metropolitan area.

  Certain of Pulitzer's competitors in print media are larger and have greater financial resources than will New Pulitzer. The extent and nature of such competition are, in large part, determined by the location and demographics of the market and the number of media alternatives in those markets. There can be no assurance that New Pulitzer will be able to compete effectively in its markets in the future or that alternative technologies may not in the future replace newspapers as a preferred form of media.

  Dependence on Local Economies; Importance of the St. Louis Post-Dispatch; Importance of the Arizona Daily Star. New Pulitzer's advertising revenues and, to a lesser extent, circulation revenues, will be dependent on a variety of factors specific to the communities that Pulitzer's newspapers serve. These factors include, among others, the size and demographic characteristics of the local population, local economic conditions in general, and the related retail segments in particular. If the local economy or prevailing retail environment of the

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

communities that New Pulitzer's newspapers serve were to be adversely affected, there could be no assurance that New Pulitzer's financial condition or results of operations would not be adversely affected.

  The St. Louis Post-Dispatch (the "Post-Dispatch") has historically represented a significant portion of Pulitzer's revenue and operating cash flow, and New Pulitzer expects that the Post-Dispatch will continue to represent a significant portion of its revenues and operating cash flow for the foreseeable future. The Post-Dispatch accounted for approximately 73% and 66%, respectively, and 37% and 35%, respectively, of Pulitzer's newspaper revenue and operating cash flow for its 1996 and 1997 fiscal years. In addition, Pulitzer's newspaper operations derived 71% and 65%, respectively, of its advertising revenue from the Post-Dispatch during the same periods. A significant decline in the performance of the Post-Dispatch or in general advertising spending could have a material adverse effect on New Pulitzer's business, financial condition and results of operations.

  The Arizona Daily Star (the "Star") has historically represented a significant portion of Pulitzer's newspaper operations, and New Pulitzer expects that the Star will continue to represent a significant portion of its revenues and operating cash flow for the foreseeable future. The Star accounted for approximately 16% and 15%, respectively, and 43% and 33%, respectively, of Pulitzer's newspaper revenue and operating cash flow for its 1996 and 1997 fiscal years. In addition, Pulitzer's newspaper operations derived 17% and 15%, respectively, of its advertising revenue from the Star during the same periods. A significant decline in the performance of the Star or in general advertising spending could have a material adverse effect on New Pulitzer's business, financial condition and results of operations.

  Fluctuation of Quarterly Results. Newspaper companies tend to follow a distinct and recurring seasonal pattern. The first quarter of the year (January-March) tends to be the weakest quarter because advertising volume is then at its lowest level. Correspondingly, the fourth quarter (October-December) tends to be the strongest quarter, as it includes heavy holiday season advertising. New Pulitzer expects that seasonal fluctuations will continue to affect its results of operations in future periods. Results of operations in any period should not be considered indicative of the results to be expected for any future periods.

  Acquisition Strategy. Pulitzer has grown through, and New Pulitzer anticipates that it will continue to grow through, acquisitions of daily and non-daily newspapers and similar publications. Acquisitions may expose New Pulitzer to particular risks, including, without limitation, diversion of management's attention, assumption of liabilities and amortization of goodwill and other acquired intangible assets, some or all of which could have a material adverse effect on the financial condition or results of operations of New Pulitzer. Depending on the value and nature of the consideration paid by New Pulitzer for acquisitions, such acquisitions may have a dilutive impact on New Pulitzer's earnings per share. In making acquisitions, New Pulitzer will compete for acquisition targets with other companies, many of which are larger and have greater financial resources than New Pulitzer. There can be no assurance that New Pulitzer will be successful in identifying acquisition opportunities, assessing the value, strengths and weaknesses of such opportunities, consummating such opportunities on terms favorable to New Pulitzer or managing the publications it acquires and improving their operating efficiency. Historically, Pulitzer has financed acquisitions through cash on hand and borrowings. New Pulitzer anticipates that it will finance any future acquisitions through cash on hand (including the net proceeds of the New Debt to be received by New Pulitzer as a result of the Contribution) borrowings and, under certain circumstances, issuances of capital stock. See "--Gross-Up Matters."

  Price and Availability of Newsprint. The basic raw material for newspapers is newsprint. Newsprint expense represents the single largest raw material expense of Pulitzer and, after wages and employee benefits expense, accounted for approximately 20% of total 1997 newspaper operating expenses. During 1997, Pulitzer used approximately 100,900 metric tons of newsprint in its production process at a total cost of approximately $56.8 million. Consumption at the Post-Dispatch represented approximately 72,600 metric tons of Pulitzer's total newsprint usage in 1997. In the last five years, Pulitzer's average cost per ton of newsprint has varied from a low of $452 per metric ton in 1994 to a high of $675 per metric ton in 1995. For the first nine months of 1998, Pulitzer's average cost for newsprint was approximately $590 per metric ton, compared to approximately $555 per metric ton in 1997. A price increase to $615 per metric ton on September 1, 1998 was subsequently rescinded

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

by all of Pulitzer's newsprint suppliers. As a result, Pulitzer expects its cost of newsprint for the fourth quarter of 1998 to be in the range of $580 to $590 per metric ton. In the fourth quarter of 1997, Pulitzer's average cost of newsprint was approximately $585 per metric ton.

  The Post-Dispatch obtains the newsprint necessary for its operations from five separate mills, three of which are located in Canada and two in the United States. The Post-Dispatch has guaranteed the future supply of certain volume levels through long-term agreements with two of its newsprint suppliers. New Pulitzer believes that the absence of long-term agreements with the remaining three newsprint suppliers will not affect New Pulitzer's ability to obtain newsprint at competitive prices.

  Pulitzer acquired five newsprint contracts with the purchase of the Pulitzer Community Newspaper group ("PCN Group") in 1996. Combined with the tonnage purchased for the Post-Dispatch, Pulitzer has been able to leverage its pricing power to obtain the best price available for the PCN Group, and to assure adequate supplies for all locations. There can be no assurance, however, that New Pulitzer will be able to enter into similar contractual arrangements with respect to its other newsprint requirements or upon the expiration of these arrangements. Significant increases in newsprint prices could have a material adverse effect on New Pulitzer's business, financial condition and results of operations. New Pulitzer will seek to manage the effects of any increase in prices of newsprint through a combination of, among other things, technology improvements, including web width reductions, inventory management and advertising and circulation price increases.

  Environmental Matters. New Pulitzer's operations will be subject to federal, state and local environmental laws and regulations pertaining to air and water quality, storage tanks and the management and disposal of wastes at its facilities. Neither Pulitzer nor New Pulitzer can predict with any certainty whether future events, such as changes in existing laws and regulations or the discovery of conditions not currently known to them, may give rise to additional costs that could be material. Furthermore, actions by federal, state and local governments concerning environmental matters could result in laws or regulations that could have a material adverse effect on the financial condition or results of operations of New Pulitzer.

  Potential Litigation Exposure. Pulitzer has been involved, from time to time, in various claims and lawsuits incidental to the ordinary course of its business, including such matters as libel, slander and defamation actions and complaints alleging discrimination. While the results of litigation cannot be predicted, management of Pulitzer and New Pulitzer believe the ultimate outcome of such existing litigation will not have a material adverse effect on the consolidated financial statements of New Pulitzer and its subsidiaries.

  Gross-Up Matters. The Merger Agreement provides that New Pulitzer shall be liable for, shall pay and shall indemnify and hold Hearst-Argyle, its subsidiaries, their affiliates and their respective directors, officers and employees harmless against any liabilities and/or expenses arising from any claim or dispute relating to those certain Gross-Up Agreements (the "Gross-Up Agreements") entered into by Pulitzer with certain former stockholders of Pulitzer. In connection therewith, Pulitzer agreed under certain circumstances to make additional payments (the "Additional Payments") to these former stockholders in the event that a Gross-Up Transaction occurred prior to May 13, 2001. For the reasons discussed below in "The Merger Agreement--Certain Covenants--Gross-Up Matters," the amount of the Additional Payments, if any, that may be payable by New Pulitzer with respect to the Merger and the Distribution cannot be determined at this time. Depending on the ultimate resolution of the meaning and application of various provisions of the Gross-Up Agreements, in the opinion of Pulitzer's management, the amount of the Additional Payments, if any, could be material to the consolidated financial statements of Pulitzer. The additional payment, if any, to these former stockholders will be recorded directly to additional paid-in capital as the payment of this contingent amount is a direct cost of the disposal of the Pulitzer Broadcasting Business. See "The Merger--Certain Covenants--Gross-Up Matters."

  Control of New Pulitzer. Following consummation of the Spin-Off and the Merger and subject to the terms of the New Pulitzer Voting Trust Agreement (as defined below), the Pulitzer Principal Stockholders will have the power to vote or direct the vote of an aggregate of approximately 94.0% of the outstanding shares of New Pulitzer Class B Common Stock, each share of which shall be entitled to ten votes, representing approximately 88.7% of the total outstanding voting power of New Pulitzer (in each case, assuming the sale of all shares

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

proposed to be sold by the Pulitzer Principal Stockholders, as disclosed in the registration statement filed with the SEC). See "The Hearst-Argyle Merger Proposal and the Pulitzer Merger Proposal--Interests of Officers, Directors and Principal Stockholders in the Transactions."

  In connection with the consummation of the Spin-Off and the Merger, the Pulitzer Principal Stockholders will deposit their shares of Pulitzer Class B Common Stock into a voting trust (the "New Pulitzer Trust"), pursuant to a voting trust agreement (the "New Pulitzer Voting Trust Agreement"). The trustees of the New Pulitzer Trust will include each of the Pulitzer Parties. Except in certain circumstances, the trustees of the New Pulitzer Trust will have the power to direct the vote of all of the shares of New Pulitzer Class B Common Stock deposited in the New Pulitzer Trust. See "Description of New Pulitzer Capital Stock--New Pulitzer Voting Trust Agreement."

  Following consummation of the Spin-Off and the Merger and subject to the terms of the New Pulitzer Voting Trust Agreement, the Pulitzer Principal Stockholders, collectively, will control any stockholder vote of New Pulitzer Stock (other than a separate class vote of the New Pulitzer Common Stock). Such control and concentration of voting power may make New Pulitzer a less attractive target for a takeover than it otherwise might be or render more difficult or discourage a merger proposal, tender offer or other transaction involving an actual or potential change of control of New Pulitzer and have the effect of precluding holders of New Pulitzer Stock from receiving any premium above market price for their New Pulitzer Stock that would otherwise be offered in connection with any attempt to acquire control of New Pulitzer. See "Description of New Pulitzer Capital Stock."

  Anti-Takeover Effect of Certain Certificate of Incorporation and By-Laws Provisions. Certain provisions of New Pulitzer's Certificate of Incorporation and By-laws could have the effect of making it more difficult for a third party to acquire a majority of the outstanding capital stock of New Pulitzer. These provisions include the disparate voting rights of New Pulitzer Class B Common Stock and New Pulitzer Common Stock. See "Description of New Pulitzer Capital Stock."

  No Prior Public Market. Prior to the consummation of the Spin-Off and the Merger, there will not have been any trading market for the New Pulitzer Class B Common Stock or the New Pulitzer Common Stock. The NYSE has approved the listing, subject to official notice of issuance, of the New Pulitzer Common Stock to be distributed to the holders of Pulitzer Common Stock pursuant to the Distribution. The New Pulitzer Common Stock will trade on the NYSE under the symbol "PTZ." The New Pulitzer Class B Common Stock to be distributed to holders of Pulitzer Class B Common Stock in the Spin-Off will not be listed on any national securities exchange or quoted on any over-the-counter-market. There can be no assurance as to the prices at which trading in the New Pulitzer Common Stock will occur after the completion of the transactions contemplated by the Merger Agreement. Prices for such shares will be determined in the marketplace and may be influenced by many factors, including the operating performance of New Pulitzer, the depth and liquidity of the market for such shares and investor perception of such shares.

Rule 145 Restrictions

  The shares of Hearst-Argyle Series A Common Stock that will be issued to Pulitzer stockholders pursuant to the Merger will be freely transferable, except that shares of Hearst-Argyle Series A Common Stock issued to persons who are deemed to be "affiliates" (as such term is defined in Rule 144 under the Securities Act) of Pulitzer at the time of the Pulitzer Meeting may be resold by them only pursuant to an effective registration statement covering such securities, in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Hearst-Argyle after the Merger) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Pulitzer or Hearst-Argyle generally include individuals or entities that control, are controlled by, or are under common control with, such person and may include certain officers and directors of such person as well as principal stockholders of such person. Based on the 37,096,774 shares of Hearst-Argyle Merger Stock being delivered to

Pulitzer stockholders in the Merger and the number of shares of Pulitzer Stock outstanding on the Pulitzer Record Date, if the Merger were consummated as of February 9, 1999 and assuming the sale prior to the Merger of all shares of Pulitzer Common Stock proposed to be sold by the Pulitzer Principal Stockholders, affiliates of Pulitzer will receive approximately 22.2 million shares of Hearst-Argyle Series A Common Stock pursuant to the Merger. The Merger Agreement requires Pulitzer to use reasonable efforts to deliver or cause to be delivered to Hearst-Argyle, prior to the Closing Date, from each person identified by Pulitzer as an affiliate, a letter agreement to the effect that such person will not sell or otherwise dispose of any of the shares of Hearst-Argyle Series A Common Stock issued to such person pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act or (ii) in a transaction which, in the reasonable opinion of Hearst-Argyle's counsel, is not required to be registered under the Securities Act and is permissible under Rule 145. See "The Merger Agreement-- Conditions Precedent."

                             THE SPECIAL MEETINGS

Times and Places; Purposes

  Hearst-Argyle. The Hearst-Argyle Meeting will be held at 959 Eighth Avenue, New York, New York 10019, on March 17, 1999, beginning at 10:00 a.m. New York time. At the Hearst-Argyle Meeting, holders of shares of Hearst-Argyle Series A Common Stock, Hearst-Argyle Series B Common Stock, Hearst-Argyle Series A Preferred Stock and Hearst-Argyle Series B Preferred Stock will be asked to consider and vote upon (i) the Hearst-Argyle Merger Proposal and (ii) the Hearst-Argyle Charter Amendment Proposal. Such stockholders also will consider and vote upon such other matters as may properly be brought before the Hearst-Argyle Meeting.

  THE BOARD OF DIRECTORS OF HEARST-ARGYLE HAS UNANIMOUSLY (WITH ONE MEMBER BEING ABSENT) APPROVED THE HEARST-ARGYLE PROPOSALS AND RECOMMENDS THAT HEARST-ARGYLE STOCKHOLDERS VOTE "FOR" EACH HEARST-ARGYLE PROPOSAL.

  Pulitzer. The Pulitzer Meeting will be held at the Hotel Plaza Athenee, Le Trianon Room, 37 East 64th Street, New York, New York 10021, on March 17, 1999, beginning at 10:00 a.m. New York time. At the Pulitzer Meeting, holders of Pulitzer Common Stock and Pulitzer Class B Common Stock will be asked to consider and vote upon (i) the Pulitzer Charter Amendment Proposal and (ii) the Pulitzer Merger Proposal. Such stockholders also will consider and vote upon such other matters as may properly be brought before the Pulitzer Meeting.

  THE BOARD OF DIRECTORS OF PULITZER HAS UNANIMOUSLY APPROVED THE PULITZER PROPOSALS AND RECOMMENDS THAT PULITZER STOCKHOLDERS VOTE "FOR" EACH PULITZER PROPOSAL.

Record Dates; Stock Entitled to Vote; Quorum

  Hearst-Argyle. The Hearst-Argyle Record Date is January 21, 1999. Accordingly, holders of record of Hearst-Argyle Series A Common Stock, Hearst-Argyle Series B Common Stock, Hearst-Argyle Series A Preferred Stock and Hearst-Argyle Series B Preferred Stock as of the Hearst-Argyle Record Date will be entitled to notice of and to vote at, the Hearst-Argyle Meeting. As of the Hearst-Argyle Record Date, 10,752,457 shares of Hearst-Argyle Series A Common Stock, 41,298,648 shares of Hearst-Argyle Series B Common Stock, 10,938 shares of Hearst-Argyle Series A Preferred Stock and 10,938 shares of Hearst-Argyle Series B Preferred Stock were issued and outstanding and entitled to vote at the Hearst-Argyle Meeting. Each share of Hearst-Argyle Series A Common Stock and Hearst-Argyle Series B Common Stock is entitled to one vote per share and each share of Hearst-Argyle Series A Preferred Stock and Hearst-Argyle Series B Preferred Stock is entitled to 29 votes per share.

  The representation in person or by proxy of holders of a majority of the shares of Hearst-Argyle Stock issued, outstanding and entitled to vote as of the Hearst-Argyle Record Date is required to constitute a quorum for the transaction of business at any meeting of stockholders. Abstentions are included in the determination of the number of shares of Hearst-Argyle Stock present for purposes of determining a quorum.

  Pulitzer. The Pulitzer Record Date is January 21, 1999. Accordingly, holders of record of Pulitzer Common Stock and Pulitzer Class B Common Stock as of the Pulitzer Record Date will be entitled to notice of and to vote at, the Pulitzer Meeting. As of the Pulitzer Record Date, 7,321,465 shares of Pulitzer Common Stock and 15,297,449 shares of Pulitzer Class B Common Stock were issued and outstanding and entitled to vote at the Pulitzer Meeting. Each share of Pulitzer Common Stock is entitled to one vote per share, and each share of Pulitzer Class B Common Stock is entitled to 10 votes per share.

  The representation, in person or by proxy, of shares representing a majority of the aggregate voting power of the outstanding shares of Pulitzer Stock as of the Pulitzer Record Date is required to constitute a quorum for the transaction of business at the Pulitzer Meeting with respect to the Pulitzer Merger Proposal. In addition, the representation, in person or by proxy, of shares representing a majority of the outstanding shares of Pulitzer Common Stock as of the Pulitzer Record Date is required to constitute a quorum for the transaction of business at the Pulitzer Meeting with respect to the Pulitzer Charter Amendment Proposal. Abstentions and broker non-votes are included in the determination of the number of shares of Pulitzer Stock present for purposes of determining a quorum.

Required Votes

  Hearst-Argyle. Under the Delaware General Corporation Law (the "DGCL"), the affirmative vote of the holders of a majority of the outstanding shares of Hearst-Argyle Series A Common Stock, Hearst-Argyle Series B Common Stock, Hearst-Argyle Series A Preferred Stock and Hearst-Argyle Series B Preferred Stock, voting together as a single class, is required for approval of the Hearst-Argyle Merger Proposal. Stockholder approval of the Hearst-Argyle Merger Proposal will also constitute approval of the issuance of the Hearst-Argyle Merger Stock, which by the rules of the NYSE (the "NYSE Rules") must be approved by a majority of the votes cast by the holders of the Hearst-Argyle Series A Common Stock, Hearst-Argyle Series B Common Stock, Hearst-Argyle Series A Preferred Stock and Hearst-Argyle Series B Preferred Stock, voting together as a single class, provided that the total vote cast in respect of the proposal represents a majority of all shares of Hearst-Argyle Stock entitled to vote thereon. The NYSE Rules are applicable to the vote on the Hearst-Argyle Merger Proposal since the Hearst-Argyle Series A Common Stock is listed on the NYSE and the Hearst-Argyle Merger Stock constitutes over 20% of the Hearst-Argyle Common Stock currently outstanding. The NYSE Rules require shareholder approval prior to the issuance of shares of common stock in connection with the acquisition of the stock of another company if the number of shares to be issued equals or exceeds 20% of the common stock outstanding prior to such issuance.

  Under the DGCL, the Hearst-Argyle Charter and the Hearst-Argyle By-Laws, approval of the Hearst-Argyle Charter Amendment Proposal requires the affirmative vote of (i) the holders of a majority of the shares of Hearst-Argyle Series A Common Stock, Hearst-Argyle Series B Common Stock, Hearst-Argyle Series A Preferred Stock and Hearst-Argyle Series B Preferred Stock represented in person or by proxy at the Hearst-Argyle Meeting and voting together as a single class and (ii) the holders of a majority of the shares of Hearst-Argyle Series A Common Stock and Hearst-Argyle Series B Common Stock represented in person or by proxy at the Hearst-Argyle Meeting and voting together as a single class. The actions contemplated by each of the Hearst-Argyle Merger Proposal and the Hearst-Argyle Charter Amendment Proposal are not conditioned upon the approval of the other proposal.

  As of the Hearst-Argyle Record Date, directors and executive officers of Hearst-Argyle as a group beneficially owned approximately 2.8% of the outstanding shares of Hearst-Argyle Common Stock. As of the Hearst-Argyle Record Date, Hearst Broadcasting owned 100% of the outstanding shares of Hearst-Argyle Series B Common Stock and 4,036,725 shares of the issued and outstanding shares of Hearst-Argyle Series A Common Stock representing in the aggregate approximately 87.1% of the outstanding voting power of the Hearst-Argyle Common Stock and 86.0% of the outstanding voting power of the Hearst-Argyle Stock. Therefore, Hearst

Broadcasting has sufficient voting power to approve the Hearst-Argyle Proposals regardless of the vote of any other stockholders. Hearst Broadcasting has entered into a voting agreement with Pulitzer pursuant to which it has agreed to vote in favor of the Hearst-Argyle Merger Proposal. In addition, Hearst Broadcasting has advised Hearst-Argyle that it intends to vote in favor of the Hearst-Argyle Charter Amendment Proposal even though that matter is not covered by the Hearst-Argyle Voting Agreement. The shares held by executive officers and directors of Hearst-Argyle are not subject to any voting agreements and such directors and executive officers have not indicated any intention as to how they will vote. See "Ownership of Hearst-Argyle Stock Before and After the Merger," and "The Merger Agreement--Ancillary Agreements--Hearst-Argyle Voting Agreement."

  Pulitzer. Under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of the Pulitzer Common Stock and Pulitzer Class B Common Stock, voting together as a single class, is required to approve the Pulitzer Merger Proposal. Under the DGCL, the Pulitzer Charter and the Pulitzer By-Laws, the affirmative vote of the holders of a majority of the outstanding shares of Pulitzer Common Stock and Pulitzer Class B Common Stock represented in person or by proxy at the Pulitzer Meeting and voting together as a single class, and the affirmative vote of a majority of the outstanding shares of Pulitzer Common Stock, represented in person or by proxy at the Pulitzer Meeting and voting separately as a class, are required to approve the Pulitzer Charter Amendment Proposal.

  As of the Pulitzer Record Date, the Pulitzer Principal Stockholders, collectively, had the power to direct the vote of 14,443,209 shares of Pulitzer Class B Common Stock, representing in the aggregate (i) approximately 94.4% of the issued and outstanding shares of Pulitzer Class B Common Stock and (ii) approximately 90.1% of the outstanding voting power of Pulitzer Stock with respect to the Pulitzer Merger Proposal. As of the Pulitzer Record Date, the Pulitzer Principal Stockholders did not own any shares of Pulitzer Common Stock. Pursuant to the Pulitzer Voting Agreement, the Pulitzer Principal Stockholders have agreed to direct the vote of all their shares of Pulitzer Stock in favor of the Merger Agreement and the transactions contemplated by it (including the Pulitzer Charter Amendment). See "The Hearst-Argyle Merger Proposal and the Pulitzer Merger Proposal--Interests of Officers, Directors and Principal Stockholders in the Transactions." Therefore, the Pulitzer Principal Stockholders have sufficient voting power to approve the Pulitzer Merger Proposal regardless of the vote of any other stockholders. The consummation of the transactions contemplated by the Pulitzer Merger Proposal, however, is conditioned upon the approval and adoption of the Pulitzer Charter Amendment Proposal. Accordingly, the Spin-Off and the Merger and the related transactions will not be consummated unless the Pulitzer Charter Amendment Proposal is approved and adopted by the requisite vote of Pulitzer stockholders. The Pulitzer Principal Stockholders have entered into a voting agreement with Hearst-Argyle pursuant to which they have agreed to vote or direct the vote of all their shares of Pulitzer Stock in favor of the Pulitzer Proposals. See "The Merger Agreement--Ancillary Agreements--Pulitzer Voting Agreement."

  Each Pulitzer Proposal will be voted upon separately by the Pulitzer stockholders entitled to vote at the Pulitzer Meeting. Failure of the Pulitzer stockholders to approve both of the Pulitzer Proposals will result in the abandonment by Pulitzer of the Pulitzer Charter Amendment and the Merger Agreement and the related transactions, including the Spin-Off.

Solicitation and Voting of Proxies

  Hearst-Argyle. Holders of record of Hearst-Argyle Series A Common Stock, Hearst-Argyle Series B Common Stock, Hearst-Argyle Series A Preferred Stock and Hearst-Argyle Series B Preferred Stock, on the Hearst-Argyle Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Hearst-Argyle Meeting. All shares represented at the Hearst-Argyle Meeting by properly executed proxies received prior to or at the Hearst-Argyle Meeting and not properly revoked will be voted at the Hearst-Argyle Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted "FOR" approval of the Hearst-Argyle Proposals. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, since the affirmative vote of a majority of the shares of Hearst-Argyle Stock outstanding on the Hearst-Argyle Record

Date, voting together as a single class, is required for approval of the Hearst-Argyle Merger Proposal and the affirmative vote of the majority of the shares of Hearst-Argyle Stock, voting together as a single class, and of the majority of the shares of Hearst-Argyle Common Stock, voting together as a single class, and in each case represented in person or by proxy and entitled to vote is required for approval of the Hearst-Argyle Charter Amendment Proposal, a proxy marked "ABSTAIN" will have the effect of a vote "AGAINST" the Hearst-Argyle Merger Proposal and the Hearst-Argyle Charter Amendment Proposal. In accordance with the NYSE Rules, brokers and nominees are precluded from exercising their voting discretion on the Hearst-Argyle Merger Proposal and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the Hearst-Argyle Merger Proposal. Therefore, because the affirmative vote of a majority of the shares of Hearst-Argyle Stock outstanding on the Hearst-Argyle Record Date is required for approval of the Hearst-Argyle Merger Proposal and the affirmative vote of a majority of the shares of Hearst-Argyle Stock represented in person or by proxy and entitled to vote on the Hearst-Argyle Charter Amendment Proposal is required to approve the Hearst-Argyle Charter Amendment Proposal, a broker non-vote (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) with respect to the Hearst-Argyle Merger Proposal will have the effect of a vote "AGAINST" the Hearst-Argyle Merger Proposal but will not be counted with respect to the Hearst-Argyle Charter Amendment Proposal. Shares of Hearst-Argyle Stock represented by broker non-votes will, however, be counted for purposes of determining whether there is a quorum at the Hearst-Argyle Meeting. The Hearst-Argyle Board does not know of any matters, other than the matters described in the Hearst-Argyle Notice of Special Meeting attached to this Joint Proxy Statement/Prospectus, that will come before the Hearst-Argyle Meeting.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by: (i) filing with the Secretary of Hearst-Argyle, at or before the Hearst-Argyle Meeting, a written notice of revocation bearing a date later than the date of the proxy; (ii) duly executing a subsequent proxy relating to the same shares, bearing a date later than the previously executed proxy, and delivering it to the Secretary of Hearst-Argyle at or before the Hearst-Argyle Meeting; or, (iii) attending the Hearst-Argyle Meeting and voting in person (although attendance at the Hearst-Argyle Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to: Secretary, Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106.

  Proxies are being solicited by and on behalf of the Hearst-Argyle Board. All expenses in connection with the solicitation of Hearst-Argyle shareholders, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus (except for printing and certain other costs, which will be shared with Pulitzer), will be borne by Hearst-Argyle. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Hearst-Argyle in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Hearst-Argyle Stock held of record by such persons, and Hearst-Argyle may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  AS OF THE HEARST-ARGYLE RECORD DATE, HEARST BROADCASTING OWNED SHARES OF HEARST-ARGYLE COMMON STOCK REPRESENTING APPROXIMATELY 87.1% OF THE OUTSTANDING VOTING POWER OF THE HEARST-ARGYLE COMMON STOCK AND 86.0% OF THE OUTSTANDING VOTING POWER OF THE HEARST-ARGYLE STOCK. THEREFORE, HEARST BROADCASTING HAS SUFFICIENT VOTING POWER TO APPROVE THE HEARST-ARGYLE PROPOSALS REGARDLESS OF THE VOTE OF ANY OTHER STOCKHOLDERS.

  Pulitzer. Stockholders of record on the Pulitzer Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Pulitzer Meeting. All shares represented at the Pulitzer Meeting by properly executed proxies received prior to or at the Pulitzer Meeting and not properly revoked will be voted at the Pulitzer Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted "FOR" approval of the Pulitzer Proposals. The Pulitzer Board does not know of any matters, other than the matters described in the Pulitzer Notice of Special Meeting attached to this Joint Proxy Statement/Prospectus, that will come before the Pulitzer Meeting.

  Since the affirmative vote of a majority of the shares of Pulitzer Stock outstanding on the Pulitzer Record Date, voting together as a single class, is required for approval of the Pulitzer Merger Proposal, and since the affirmative votes of the majority of the outstanding shares of Pulitzer Common Stock, voting as a separate class, and of the majority of the outstanding shares of Pulitzer Stock, voting as a single class, is required for approval of the Pulitzer Charter Amendment Proposal, each proxy marked "ABSTAIN" will have the effect of a vote "AGAINST" each of the Pulitzer Proposals. In accordance with the NYSE Rules, brokers and nominees are precluded from exercising their voting discretion on the Pulitzer Proposals and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the Pulitzer Proposals. Therefore, because the affirmative vote of the holders of a majority of the outstanding shares of Pulitzer Common Stock and Pulitzer Class B Common Stock, voting together as a single class, is required to approve the Pulitzer Merger Proposal, and the affirmative vote of the holders of a majority of the outstanding shares of Pulitzer Common Stock and Pulitzer Class B Common Stock represented in person or by proxy at the Pulitzer Meeting and voting together as a single class, and the affirmative vote of a majority of the outstanding shares of Pulitzer Common Stock, represented in person or by proxy at the Pulitzer Meeting and voting separately as a class, are required to approve the Pulitzer Charter Amendment Proposal, a broker non-vote (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) with respect to the Pulitzer Proposals will have the effect of a vote "AGAINST" the Pulitzer Proposals. The Pulitzer Board does not know of any matters, other than the matters described in the Pulitzer Notice of Special Meeting attached to this Joint Proxy Statement/Prospectus, that will come before the Pulitzer Meeting.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by: (i) filing with the Secretary of Pulitzer, at or before the Pulitzer Meeting, a written notice of revocation bearing a date later than the date of the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Pulitzer at or before the Pulitzer Meeting; or, (iii) attending the Pulitzer Meeting and voting in person (although attendance at the Pulitzer Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to: Secretary, Pulitzer Publishing Company, 900 North Tucker Boulevard, St. Louis, Missouri 63101.

  Proxies are being solicited by and on behalf of the Pulitzer Board. All expenses in connection with the solicitation of Pulitzer stockholders, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus (except for printing and certain other costs, which will be shared with Hearst-Argyle), will be borne by Pulitzer. Pulitzer has retained MacKenzie Partners, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for the Pulitzer Meeting. MacKenzie Partners, Inc. will be paid a fee of approximately $10,000, plus reimbursement for reasonable out-of-pocket expenses. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Pulitzer in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Pulitzer Common Stock held of record by such persons and to the beneficial owners of Pulitzer Class B Common Stock held of record by the voting trustees of the Pulitzer Voting Trust. Pulitzer may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  AS OF THE PULITZER RECORD DATE, THE PULITZER PRINCIPAL STOCKHOLDERS, COLLECTIVELY, HAD THE POWER TO DIRECT THE VOTE OF 14,443,209 SHARES OF PULITZER CLASS B COMMON STOCK REPRESENTING IN THE AGGREGATE (I) APPROXIMATELY 94.4% OF THE ISSUED AND OUTSTANDING SHARES OF PULITZER CLASS B COMMON STOCK AND (II) APPROXIMATELY 90.1% OF THE OUTSTANDING VOTING

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

POWER OF PULITZER STOCK WITH RESPECT TO THE PULITZER MERGER PROPOSAL. AS OF THE PULITZER RECORD DATE, THE PULITZER PRINCIPAL STOCKHOLDERS DID NOT OWN ANY SHARES OF PULITZER COMMON STOCK. PURSUANT TO THE PULITZER VOTING AGREEMENT, THE PULITZER PRINCIPAL STOCKHOLDERS HAVE AGREED TO DIRECT THE VOTE OF ALL THEIR SHARES OF PULITZER STOCK IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT (INCLUDING THE PULITZER CHARTER AMENDMENT). THEREFORE, THE PULITZER PRINCIPAL STOCKHOLDERS HAVE SUFFICIENT VOTING POWER TO APPROVE THE PULITZER MERGER PROPOSAL REGARDLESS OF THE VOTE OF ANY OTHER HOLDERS OF PULITZER STOCK. THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PULITZER MERGER PROPOSAL, HOWEVER, IS CONDITIONED UPON THE APPROVAL AND ADOPTION OF THE PULITZER CHARTER AMENDMENT PROPOSAL. ACCORDINGLY, THE SPIN-OFF AND THE MERGER AND THE RELATED TRANSACTIONS WILL NOT BE CONSUMMATED UNLESS THE PULITZER CHARTER AMENDMENT PROPOSAL IS APPROVED AND ADOPTED BY THE REQUISITE VOTE OF PULITZER STOCKHOLDERS.

      THE HEARST-ARGYLE MERGER PROPOSAL AND THE PULITZER MERGER PROPOSAL

Transaction Overview

  General. Hearst-Argyle, Pulitzer and New Pulitzer entered into the Merger Agreement, which is dated as of May 25, 1998, and which provides for, among other things, (i) the contribution by Pulitzer to New Pulitzer of all its assets (other than broadcasting assets) and the net proceeds of the New Debt after the satisfaction of certain liabilities, subject to all liabilities of Pulitzer (other than broadcasting liabilities, the New Debt and certain other obligations) and the distribution of shares of capital stock of New Pulitzer to Pulitzer's stockholders and (ii) the Merger with and into Hearst-Argyle of Pulitzer with its remaining television and radio broadcast assets and liabilities, the New Debt and certain other obligations.

  The Spin-Off. Prior to the Merger, Pulitzer will contribute (the "Contribution") to New Pulitzer (i) all of its assets other than (A) the issued and outstanding capital stock of Pulitzer Broadcasting Company, a wholly owned subsidiary of Pulitzer ("Pulitzer Broadcasting"), and of WESH Television, Inc., KCCI Television, Inc., and WDSU Television, Inc., each an indirect wholly owned subsidiary of Pulitzer (collectively, the "Broadcasting Subsidiaries") and (B) any of the assets of Pulitzer Broadcasting or the Broadcasting Subsidiaries or other assets related primarily to Pulitzer's broadcasting businesses (collectively, the "Broadcasting Assets," and together with Pulitzer Broadcasting and the Broadcasting Subsidiaries, the "Pulitzer Broadcasting Business"); (ii) the net proceeds of $700 million in new financing (the "New Debt") after paying or providing for all of Pulitzer's existing indebtedness (the "Existing Debt") and any fees and expenses incurred by Pulitzer in connection with the transactions contemplated by the Merger Agreement (the "Deal Expenses"); and, (iii) any other remaining cash and cash equivalents then owned by Pulitzer. As part of the Contribution, New Pulitzer will assume all liabilities of Pulitzer except liabilities associated with the Pulitzer Broadcasting Business, the New Debt and certain other obligations. Following the Contribution and prior to the Merger, Pulitzer will distribute one share of New Pulitzer Common Stock for each outstanding share of Pulitzer Common Stock and one share of New Pulitzer Class B Common Stock for each outstanding share of Pulitzer Class B Common Stock (the "Distribution," and together with the Contribution, the "Spin-Off"). In order to effect the Distribution, it will be necessary for Pulitzer to amend its Restated Certificate of Incorporation immediately prior thereto as described herein.

  The NYSE has approved the listing, subject to official notice of issuance, of the shares of New Pulitzer Common Stock that will be distributed to holders of Pulitzer Common Stock in the Distribution under the symbol "PTZ". The shares of New Pulitzer Class B Common Stock to be distributed to holders of Pulitzer Class B Common Stock in the Distribution will not be listed on any national securities exchange or any over-the-counter market.

  The Merger. Following the Spin-Off, Pulitzer, with its remaining television and radio broadcast assets and liabilities, the New Debt and certain other obligations, will be merged with and into Hearst-Argyle with Hearst-Argyle being the surviving corporation in the Merger, in exchange for the issuance to Pulitzer stockholders of 37,096,774 shares of Hearst-Argyle Series A Common Stock and on the terms and subject to the conditions contained in the Merger Agreement. As a result of the Merger, Hearst-Argyle will assume Pulitzer's indebtedness under the $700 million New Debt financing. The New Debt financing initially will be secured by the cash proceeds of the loan and, upon payment of the Existing Debt and the occurrence of the Spin-Off, the lien on the cash will be released and replaced by a pledge of all of the issued and outstanding shares of capital stock of Pulitzer Broadcasting and the Broadcasting Subsidiaries. The net proceeds of the New Debt will be contributed to New Pulitzer prior to the Merger pursuant to the Contribution in order to capitalize New Pulitzer. In addition, pursuant to a working capital adjustment mechanism in the Merger Agreement, Hearst-Argyle will pay to New Pulitzer or New Pulitzer will pay to Hearst-Argyle, respectively, the amount by which Pulitzer's working capital as of the consummation of the Merger is greater or less than $41 million.

  The NYSE has approved the listing of the shares of Hearst-Argyle Series A Common Stock that will be issued to holders of Pulitzer Stock in the Merger on the NYSE, subject to official notice of issuance.

Background of and Pulitzer's Reasons for the Spin-Off and the Merger

  The following is a summary of the background of, and Pulitzer's reasons for, the Spin-Off and the Merger.

  The Radio and Television Broadcasting Industry. The radio and television broadcasting industry has undergone significant changes in recent years as a result of several factors, including industry consolidation, technological advances, regulatory developments and increased competition. The Telecommunications Act effected sweeping changes in the established regulatory landscape by, among other things, substantially liberalizing the FCC regulations governing the multiple, common and cross ownership of broadcast stations, eliminating the cap, subject to certain national audience reach limitations, on the number of TV stations a party may own nationwide, and repealing certain statutory prohibitions against a cable television system from carrying the signal of a television broadcast station if such system owns, operates, controls or has an interest in a broadcast television station that serves substantially the same area being served by the cable television system (although the FCC rule containing such restrictions currently remains in effect). The Telecommunications Act also ratified the FCC's policy to rely increasingly upon the interplay of marketplace forces in lieu of direct government regulation and to encourage increasing competition among different electronic communication media.

  In response to these factors, many radio and television broadcasting operators have been taking steps to increase their operating scales. Increased scale offers several benefits including the ability to consolidate programming purchases and the likelihood of lower programming costs, an improved ability to develop and deploy new technologies and services that require a substantial capital commitment, reduction of the cost of sales as a result of station representative consolidation, and decreased susceptibility to new competitive forces. In order to capitalize on new technology and increase operating scales, radio and television broadcasting companies must commit substantial capital to acquire additional radio and television broadcasting stations and to build new or upgrade existing physical facilities.

  Pulitzer. Although Pulitzer has been a pioneer in both the radio and television broadcasting businesses, prior to 1976 it was principally engaged in the newspaper publishing business. In 1976, Pulitzer acquired its third television station, and by 1979 had acquired its fourth and fifth television stations and two radio stations in Phoenix, Arizona. During the 1980s, Pulitzer acquired five and sold three television stations because FCC regulations then limited Pulitzer to owning seven television stations. Pulitzer acquired two more television stations in 1993, a third Phoenix, Arizona radio station in 1996 and two additional radio stations in 1997 in Louisville, Kentucky and Kernersville, North Carolina, respectively.

  Beginning in the mid-1990s, the growing trend of consolidation in the broadcasting industry, the development and introduction of new technologies and the emergence of new competitors affected strategic planning regarding the Pulitzer Broadcasting Business. These and other developments increased Pulitzer's awareness of the growing challenges facing traditional radio and television broadcasting companies and raised the prospect that the continued success of the Pulitzer Broadcasting Business might be dependent upon increased scale of operations. In light of the various challenges, costs and risks associated with increased scale of operations and the market for broadcasting businesses generally in the current industry climate, and for the other reasons described in this Joint Proxy Statement/Prospectus, the Pulitzer Board has determined that it is in the best interests of its stockholders to sell the Pulitzer Broadcasting Business at this time and, as New Pulitzer, to retain and focus on the newspaper publishing and related new media operations.

  In May 1997, Michael E. Pulitzer, Pulitzer's Chairman, President and Chief Executive Officer, initiated discussions with Pulitzer directors Emily Rauh Pulitzer and David E. Moore (together with Michael E. Pulitzer, the "Pulitzer Parties") and James M. Snowden, Jr., a director of Pulitzer and an executive vice president and then director of Huntleigh Securities Corporation ("Huntleigh"), William Bush, a director of Pulitzer and a partner in Fulbright & Jaworski L.L.P., counsel to Pulitzer, and Peter J. Repetti, a then director-emeritus of Pulitzer and retired partner of Fulbright & Jaworski L.L.P. These discussions continued over several months, between May and early December 1997, and also involved the participation of Goldman, Sachs & Co. ("Goldman"). These discussions led to the formulation of a preliminary proposal (the "Preliminary Proposal"), which Michael E. Pulitzer, on behalf of the Pulitzer Parties, introduced and presented formally to the Pulitzer Board at a special meeting held on December 11, 1997.

  Presentation of Preliminary Proposal to Pulitzer's Board of Directors. At the special meeting of the Pulitzer Board on December 11, 1997, Mr. Pulitzer explained that the Preliminary Proposal consisted of two integrated parts and that each part was expressly conditioned on the effectuation of the other. The first part involved the possible distribution to Pulitzer's stockholders of the shares of a newly formed company ("New Pulitzer"), which would own and conduct Pulitzer's existing newspaper publishing and related new media businesses. New Pulitzer would be publicly held and would have essentially the same two-tier capital structure and voting rights as Pulitzer. New Pulitzer also would have significant capitalization, providing it with sufficient financial resources to potentially expand over time, through a series of acquisitions, Pulitzer's present newspaper operations.

  The second part of the Preliminary Proposal involved a possible merger or sale, joint venture or other business combination involving all or substantially all of the Pulitzer Broadcasting Business. Mr. Pulitzer advised that the Preliminary Proposal did not contemplate the sale of Pulitzer as a whole, but rather, in effect, the retention and future expansion of the newspaper publishing and related new media businesses and the disposition only of the Pulitzer Broadcasting Business. Mr. Pulitzer indicated that, in the opinion of the Pulitzer Parties, it was the appropriate time to focus on Pulitzer's future because Pulitzer was performing very well, the market value of the Pulitzer Broadcasting Business was high and the prospects for the newspaper operations appeared attractive.

  Following Mr. Pulitzer's introduction, representatives of Goldman then made a presentation to the Pulitzer Board relating to the Preliminary Proposal, discussing, among other subjects, an equity market overview, a merger market overview, the market for broadcasting properties, the market for newspaper properties, a potential partner analysis, an analysis of potential newspaper acquisition candidates and possible structures that might address various objectives, including liquidity, continued operation and control of Pulitzer's newspaper assets, value realization, investment diversification and income.

  At this special meeting, the Pulitzer Board took no formal action regarding the Preliminary Proposal other than to ratify Pulitzer's entry into formal engagement letters with Goldman and Huntleigh and to approve the retention of Fulbright & Jaworski L.L.P. and other legal advisors, accountants and consultants to assist management of Pulitzer and the Pulitzer Board in their consideration of the Preliminary Proposal.


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

  At the January 6, 1998 special meeting of the Pulitzer Board, representatives of Goldman reported on their work relating to the Preliminary Proposal since the Pulitzer Board's special meeting on December 11, 1997. Prior to this special meeting of the Pulitzer Board, Alice B. Hayes, a director, had met separately with Michael E. Pulitzer and a representative of Goldman to further discuss the Preliminary Proposal.

  Preliminary Authorization to Explore Advisability of Proposal. At the regularly scheduled meeting of the Pulitzer Board on January 26, 1998, Goldman made a presentation to the Board relating to the Preliminary Proposal. Goldman discussed, among other things, potential transaction structures and their tax implications, valuation, a potential partner analysis (including a summary of pro forma merger plans), a preliminary timetable, a comparable company analysis, examples of comparable transactions and a current stock market environment analysis.

  At this January 26, 1998 special meeting, the Pulitzer Board unanimously adopted resolutions authorizing: (i) Pulitzer's management, in conjunction with Goldman, Huntleigh and counsel for Pulitzer, to (A) continue exploring the viability and advisability of the Preliminary Proposal and (B) complete preparation of a detailed confidential information memorandum with respect to the Pulitzer Broadcasting Business (the "Confidential Information Memorandum") and (ii) Goldman to distribute the Confidential Information Memorandum (once approved by the Chairman of the Pulitzer Board) to potentially interested parties on a confidential basis.

  Distribution of Confidential Information Memorandum. In March 1998, Goldman distributed the Confidential Information Memorandum to 29 parties, including Hearst-Argyle, that had entered into confidentiality agreements with Pulitzer. Goldman, on behalf of Pulitzer, invited those parties to submit preliminary non-binding proposals for the acquisition of the Pulitzer Broadcasting Business. Goldman informed those parties that Pulitzer proposed to structure the disposition of the Pulitzer Broadcasting Business through a Spin-Off of Pulitzer's newspaper publishing and related new media businesses to its stockholders and a subsequent merger of Pulitzer (which would contain at that time only the Pulitzer Broadcasting Business) into the acquiring corporation. Goldman also informed these parties that Pulitzer was proposing this structure in order to effect a transaction that would be tax-free to the stockholders of Pulitzer. Goldman indicated that the Spin-Off, however, could result in a taxable gain to Pulitzer. Goldman also indicated that Pulitzer would consider alternative structures.

  Receipt by Pulitzer of Non-Binding Indications of Interest. Interested parties were asked to submit their written, preliminary proposals by April 2, 1998, and to include in their proposals, among other things, information regarding the aggregate consideration they would be willing to pay for the Pulitzer Broadcasting Business and the amount of debt they would be willing to assume as part of the proposed transaction. In early April 1998, Goldman received, on behalf of Pulitzer, preliminary, written, non-binding proposals to acquire the Pulitzer Broadcasting Business from five parties in the television industry, including Hearst-Argyle. In addition, one additional party expressed an interest in being invited to participate in the next phase, and following April 2, 1998, Goldman had a series of discussions with another party that, on an oral basis, had indicated potential valuation ranges. Three additional parties also expressed interest in acquiring certain specific Pulitzer television stations, and four parties expressed an interest in acquiring certain Pulitzer radio stations.

  At a special meeting of the Pulitzer Board on April 8, 1998, representatives of Goldman discussed with the directors certain matters with respect to the parties interested in acquiring all or portions of the Pulitzer Broadcasting Business. Goldman discussed a summary of the financial terms of each of the non-binding preliminary proposals, including the range of values proposed and the structure of the transactions proposed, and discussed the relative advantages and disadvantages of a transaction with each of the interested parties.

  The Pulitzer directors then discussed the merits of each interested company and its specific proposal. The discussion focused on, among other things, each interested party's broadcasting operations, leverage, management structure, capital structure, dividend policy and diversification of asset mix.


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  Following this discussion, the Pulitzer Board unanimously decided to continue to explore the viability and advisability of the Preliminary Proposal and to authorize Goldman to pursue discussions with each of the interested parties recommended by Goldman. Pulitzer then invited four interested parties to conduct extensive due diligence of Pulitzer and the Pulitzer Broadcasting Business with a view to their making a definitive acquisition proposal. Shortly thereafter and after further valuation discussions with Goldman, one party elected not to proceed with the process.

  Pulitzer prepared a data room in St. Louis, Missouri, and provided the three remaining interested parties with an opportunity to review business, financial and legal information with respect to Pulitzer and the Pulitzer Broadcasting Business. In the course of each interested party's visit to the data room, senior executives of Pulitzer, Pulitzer Broadcasting and the general managers of the Pulitzer broadcasting stations made a detailed presentation, and provided an opportunity to ask questions, about the Pulitzer Broadcasting Business.

  Request by Pulitzer for Final Proposals. Goldman invited the three interested parties to submit final proposals and marked-up copies of a previously provided draft merger agreement and related documents. The final proposals were to include a detailed description of the aggregate amount and form of consideration (including descriptions of alternative equity securities, if applicable, and levels of debt assumed) to be paid for the Pulitzer Broadcasting Business. In addition, bidders were requested to separately state the additional amount offered for Pulitzer's approximately 3.5% interest in the Arizona Diamondbacks Limited Partnership, which was to be sold in a separate transaction to the same acquiror. Bidders were requested to discuss their ability to enter into the merger agreement and to consummate the contemplated transaction, including the anticipated need for consents and approvals not referred to in the draft merger agreement, as well as any other material conditions to signing and closing. They were also requested to list any markets where they had potential overlaps and to indicate key issues or assumptions made regarding the deal structure that had a significant impact on the value of their proposals. It was indicated that while Pulitzer would consider all factors in selecting a final proposal, it would give great weight to: (i) the enterprise value offered for the Pulitzer Broadcasting Business;
(ii) the quality of the equity securities offered as part of the consideration; (iii) the extent and nature of any revisions to the draft merger agreement; and, (iv) the timing and conditions of a closing.

  Prior to the submission of final proposals, Michael E. Pulitzer met with one or more senior executives of each of the interested parties. Representatives of Goldman and a representative of Huntleigh also participated in certain of those meetings. The purposes of these meetings were twofold: (i) to enable Pulitzer to learn more about the interested party and its plans with respect to the Pulitzer Broadcasting Business, including the implications of a transaction for employees of the Pulitzer Broadcasting Business and (ii) to enable the interested party to gain more information about Pulitzer's objectives with respect to the final proposals.

  Receipt by Pulitzer of Final Proposals; Negotiation of Terms of the
Merger. Final proposals, including the draft merger agreement marked with proposed revisions, were submitted to Pulitzer on May 20, 1998, by Hearst-Argyle and the two other interested parties. Various Pulitzer directors worked with Goldman and Pulitzer's legal advisors between May 20 and May 23, 1998, analyzing the bids and comparing their relative strengths and weaknesses.

  Hearst-Argyle offered to acquire the Pulitzer Broadcasting Business for consideration consisting of a fixed dollar amount of shares of Hearst-Argyle Series A Common Stock, subject to certain adjustments, and a fixed amount of debt and other liabilities. Hearst-Argyle's proposal included a price protection or "collar" mechanism that would adjust the number of shares of Hearst-Argyle Series A Common Stock to be delivered based on the price of the Hearst-Argyle Series A Common Stock within a range of specified prices. Such proposal also included a right for Pulitzer to terminate the proposed merger if the price of such Hearst-Argyle stock declined below a specified price.

  A second bidder (the "Second Bidder") offered to acquire the Pulitzer Broadcasting Business for an aggregate consideration less than that under the Hearst-Argyle proposal, but indicated orally to Goldman that it could potentially increase its bid within a specified range (the highest end of that range might have exceeded the

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

aggregate consideration offered by Hearst-Argyle). The consideration offered by the Second Bidder consisted of shares of its common stock with a specified aggregate "equity value," subject to certain adjustments, and a fixed amount of debt and other liabilities to be assumed. The Second Bidder's proposal also included a collar mechanism that was based on changes in the market price of its common stock from a stipulated execution price. This proposal did not include a right for Pulitzer to terminate the proposed merger if the price of the Second Bidder's common stock declined more than a specified percentage. Additionally, the Second Bidder's proposal contained no "fiduciary outs" for the Pulitzer Board to accept an alternative transaction.

  The proposal submitted by a third bidder (the "Third Bidder") involved an offer to acquire not only the Pulitzer Broadcasting Business but also certain newspaper assets of Pulitzer. The aggregate consideration, as well as the equity value portion thereof, offered by the Third Bidder was less than under the proposals submitted by Hearst-Argyle and the Second Bidder.

  Between May 20 and May 22, 1998, representatives of Goldman conducted discussions with representatives of Hearst-Argyle and the Second Bidder regarding certain elements of their respective proposals, including, among other things, the draft merger agreement, the form and amount of consideration of such proposals, and the mechanics and terms of the proposed value protection mechanisms. The proposal of the Third Bidder was deemed by Pulitzer to be inadequate as to price and certain other factors relative to the proposals of Hearst-Argyle and the Second Bidder as described above, and no further discussions were initiated with the Third Bidder.

  Following these discussions and prior to the May 22, 1998 Meeting (as defined below), Hearst-Argyle submitted a revised written proposal increasing the "equity value" of the consideration offered and decreasing the debt and other liabilities to be assumed, thereby increasing the enterprise value of its offer. Furthermore, Hearst-Argyle's revised proposal stipulated that it would expire by its terms on May 26, 1998. In addition, the Second Bidder modified its original proposal by, among other things, offering two alternative enterprise value/collar structures. Under each alternative, the enterprise value was less than under Hearst-Argyle's revised proposal.

  The results of Goldman's discussions were then compiled for presentation to a group of Pulitzer directors consisting of the Pulitzer Parties, James M. Snowden, Jr., William Bush and Alice B. Hayes on Friday afternoon, May 22, 1998 (the "May 22, 1998 Meeting"). At that meeting, Goldman reviewed a comparison of the final proposals of Hearst-Argyle and the Second Bidder (the "Comparison"). Goldman presented an analysis of the financial terms of each proposal and certain financial, ownership, stock price, trading and business mix information for each of Hearst-Argyle and the Second Bidder and then discussed the relative advantages and disadvantages of a transaction with Hearst-Argyle and the Second Bidder. Following this presentation, the participating directors engaged in a detailed discussion of the relative merits of the Hearst-Argyle proposal and the alternative versions of the Second Bidder's proposal. Goldman and Pulitzer's legal advisors responded to questions from the participating directors regarding various aspects of the proposals. Among the questions were several regarding the collars, the business and acquisition strategies, and the relative values of the securities being offered by Hearst-Argyle and the Second Bidder.

  Pulitzer's legal advisors discussed the relevant provisions of Delaware law relating to breakup fees and fiduciary responsibilities. Pulitzer's legal advisors and Goldman also indicated that the Second Bidder had proposed more revisions to the draft merger agreement than had Hearst-Argyle and that in their view it could potentially take longer to conclude negotiations with the Second Bidder.

  At the conclusion of the discussion regarding the comparative proposals of Hearst-Argyle and the Second Bidder, the participating directors preliminarily concluded that the Hearst-Argyle proposal was preferable and agreed that Pulitzer should conduct further discussions with Hearst-Argyle with a view to reaching a final agreement and preparing definitive merger and related documents for approval and execution by Monday, May 25, 1998. The participating directors determined that senior executives of Hearst-Argyle and the parent

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company of its controlling stockholder, Hearst, should be invited to make a presentation to the Pulitzer directors immediately prior to their special meeting on Monday, May 25, 1998.

  Goldman and Pulitzer's legal advisors initiated discussions with Hearst-Argyle on Friday evening, May 22, 1998, and on Saturday, May 23, 1998 Pulitzer's legal counsel provided Hearst-Argyle and its legal counsel a revised draft of the merger agreement and certain related documents.

  On May 23, 1998, Goldman participated by conference call in a meeting with James M. Snowden, Jr. and the three management directors who did not participate in the May 22, 1998 Meeting to review the discussions at that meeting. Following that conference call, Goldman participated by a conference call in a meeting (the "May 23, 1998 Meeting") with all the directors of Pulitzer except Alice B. Hayes to review the preliminary conclusion reached at the May 22, 1998 Meeting that the Hearst-Argyle proposal was preferable. At the May 23, 1998 Meeting, Goldman discussed the Comparison and the information considered at the May 22, 1998 Meeting. At the conclusion of the May 23, 1998 Meeting, the participating directors unanimously concluded that the revised Hearst-Argyle proposal was the preferred proposal and that management, Goldman and Pulitzer's counsel should continue to negotiate and attempt to finalize the documentation for the sale of the Pulitzer Broadcasting Business to Hearst-Argyle and to report back to the Pulitzer Board at a special meeting to be held on Monday, May 25, 1998.

  In accordance with the directors' conclusions at the May 22, 1998 Meeting and the May 23, 1998 Meeting, Pulitzer's legal advisors and Goldman met in person with representatives of Hearst-Argyle and its legal advisors on May 24 and 25, 1998. By early afternoon on May 25, 1998, Pulitzer's representatives and Hearst-Argyle's representatives had negotiated a mutually satisfactory definitive merger agreement, subject to approval by the Pulitzer Board.

  At the invitation of Pulitzer, the senior executives of Hearst-Argyle, Frank
A. Bennack, Jr., the President and Chief Executive Officer of Hearst (who is also a member of the Boards of Directors of Hearst and Hearst-Argyle) and William R. Hearst III, a member of the Boards of Directors of Hearst and Hearst-Argyle, made a presentation to the members of the Pulitzer Board, its legal advisors and Goldman. During this presentation, the Hearst-Argyle executives discussed, among other matters, the history of Hearst-Argyle, its operating philosophy, its financial condition and its future goals. The President and Chief Executive Officer of Hearst then described the growth and operating philosophy of Hearst, its approval of the proposed transaction and its support for the future goals of Hearst-Argyle. William R. Hearst III discussed his various associations with Hearst and Hearst-Argyle. The presentation concluded with remarks by Michael E. Pulitzer and responses by representatives of Hearst-Argyle and Hearst to questions posed by various Pulitzer directors.

  Later that same afternoon, the Pulitzer Board met to formally consider the Hearst-Argyle revised proposal. The Pulitzer Board first discussed the presentation by representatives of Hearst-Argyle and Hearst. Pulitzer's advisors then reviewed with the Pulitzer Board a presentation Goldman had prepared relating to the bidding process, the merger transaction involving the Pulitzer Broadcasting Business, and an overview of Hearst-Argyle and New Pulitzer. Goldman reviewed the parties who participated in the bidding process and any bids that were submitted. The materials pertaining to the bidding process included a summary of the preliminary and final proposals, a comparative analysis of the final proposals of Hearst-Argyle and the Second Bidder and an analysis of the proceeds to be received based on the Hearst-Argyle proposal. The materials relating to the proposed merger with Hearst-Argyle included an analysis of the Hearst-Argyle final proposal, and Goldman presented a summary of the analyses it performed in rendering its oral opinion to the Pulitzer Board, including but not limited to a discussion of the potential valuation of New Pulitzer and the potential for its growth through acquisitions. The overview of Hearst-Argyle included information about, among other things, Hearst-Argyle's markets, Hearst and its commitment to Hearst-Argyle, its historical results, its stock price history, a comparative valuation analysis with other broadcasters, its stock ownership and its management.

  Following a discussion of those materials, Pulitzer's legal advisors reviewed the proposed definitive merger agreement for the sale of the Pulitzer Broadcasting Business to Hearst-Argyle as well as related agreements,

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

including the voting agreements to be executed by Hearst Broadcasting and Pulitzer and Hearst-Argyle and the Pulitzer Principal Stockholders, respectively.

  In response to a query from the Chairman and Chief Executive Officer of Pulitzer, Goldman expressed its view that the bidding process had been extensive. Goldman then delivered its oral opinion (which was subsequently confirmed in writing) that the consideration to be received by the holders of Pulitzer Stock in the Merger and the Spin-Off, taken as a whole, is fair from a financial point of view to the holders of Pulitzer Stock.

  At the conclusion of the ensuing discussion, the Pulitzer Board was of the unanimous opinion that the Hearst-Argyle proposal was preferable to the Second Bidder's proposal. The Pulitzer Board based its view on a number of factors, including (i) the higher "enterprise value" of the Hearst-Argyle proposal;
(ii) the structure of the Second Bidder's proposal; (iii) the more favorable "fiduciary out" provision under the Hearst-Argyle proposal; (iv) the financial strength of Hearst, its commitment to Hearst-Argyle and the financial structure of Hearst-Argyle; and, (v) the business mix, strategic fit and acquisition strategy of Hearst-Argyle compared to that of the Second Bidder, including the complementary nature of the Hearst-Argyle and Pulitzer television station markets and the increased geographic and network diversification resulting from a transaction with Hearst-Argyle. The Pulitzer Parties then confirmed that they were prepared to enter into a voting agreement obligating them to vote in favor of, among other things, the merger agreement, the Merger and the Spin-Off. At that point the Pulitzer Board concluded its deliberations and, acting unanimously, accepted the final proposal of Hearst-Argyle and approved the Spin-Off, the merger agreement, the Merger and the relevant transaction documents.

  Following this meeting, on May 25, 1998, Pulitzer, New Pulitzer and Hearst-Argyle entered into the merger agreement (the "Original Merger Agreement"); Pulitzer and Hearst Broadcasting entered into the Hearst-Argyle Voting Agreement; and Hearst-Argyle and the Pulitzer Principal Stockholders entered into the Pulitzer Voting Agreement (in its form prior to amendment).

  In early January 1999, Pulitzer, its legal advisors and Goldman and Huntleigh, discussed the possibility of fixing the number of shares of Hearst-Argyle Series A Common Stock to be delivered to Pulitzer stockholders in the Merger and of eliminating the equity adjustment (i.e., "collar") mechanism provided in the Original Merger Agreement. The collar mechanism had provided for the Hearst-Argyle Series A Common Stock to be valued at a minimum of $29.75 per share, subject to certain termination and "top-up" rights, and a maximum of $38.50 per share. At the request of Pulitzer, William Bush, a Director of Pulitzer and a partner of Fulbright & Jaworski L.L.P., counsel to Pulitzer, discussed the possibility with Dean Blythe, Senior Vice President-- Corporate Development of Hearst-Argyle, by telephone on January 12, 1999.

  On January 13, 1999, at the New York offices of Fulbright & Jaworski L.L.P., Mr. Bush and Mr. Blythe discussed the range of trading prices of the Hearst-Argyle Series A Common Stock during various periods since May 25, 1998, the execution date of the Original Merger Agreement, and various parameters for establishing a fixed number of shares of Hearst-Argyle Series A Common Stock to be delivered.

  On January 14, 1999, in a telephone conversation with Mr. Blythe, Mr. Bush indicated that Pulitzer would not submit to the Pulitzer Board a fixed number of shares of Hearst-Argyle Series A Common Stock less than that number determined by dividing $1.15 billion, the value of the equity consideration provided for in the Original Merger Agreement, by $31.00 per share, or a total of 37,096,774 shares. In the course of their conversation, Mr. Bush and Mr. Blythe also discussed removing the collar mechanism, thereby eliminating Pulitzer's right to terminate the Original Merger Agreement relative to fluctuations in the price of Hearst-Argyle Series A Common Stock, and extending the unilateral termination date under the Original Merger Agreement. Later that afternoon, Mr. Blythe telephoned Mr. Bush and indicated that Hearst-Argyle would be willing to fix the number of shares at 37,096,774, subject to formal approval of that and other previously discussed changes to the Original Merger Agreement by the Pulitzer Board and by the Hearst-Argyle Board.

  On January 15, 1999, the Pulitzer Board met by conference call to formally consider a proposal (the "1999 Proposal") that would, among other things, (i) fix the number of shares of Hearst-Argyle Series A Common Stock to be delivered to Pulitzer stockholders in the Merger at 37,096,774 shares; (ii) remove the collar mechanism; and (iii) extend the unilateral termination date under the Original Merger Agreement from April 1,

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to May 1, 1999. William Bush presented a history of the 1999 Proposal and the related discussions with Dean Blythe of Hearst-Argyle. Goldman then discussed the 1999 Proposal, including valuation of the Broadcasting Business based upon 37,096,774 shares of Hearst-Argyle Series A Common Stock (the "Fixed Shares"). Goldman explained, among other things, that, based upon the Fixed Shares, Pulitzer stockholders would be assured of receiving 37,096,774 shares of Hearst-Argyle Merger Stock. Goldman further explained that while there might be initial downward pressure on the share price of Hearst-Argyle Series A Common Stock following announcement of the 1999 Proposal due to arbitrage activity, fixing the number of shares would have the effect of protecting Pulitzer stockholders against increases prior to the Closing in the price of the Hearst-Argyle Series A Common Stock up to $38.50 per share, the maximum collar price under the Original Merger Agreement. Goldman noted that the Fixed Shares would be approximately 7.2 million more shares of Hearst-Argyle Series A Common Stock than the Pulitzer stockholders would receive at the maximum collar price, 3.5 million more shares than at the price of $34.25, the price per share on May 25, 1998 (the execution date of the Original Merger Agreement), and 2.0 million more shares than at the price of $32.76, the volume weighted average of the Hearst-Argyle Series A Common Stock trading price for the 15 trading days ended January 15, 1999. Goldman further noted that, in exchange, Pulitzer stockholders would be giving up the potential to receive an additional 1.6 million shares of Hearst-Argyle Merger Stock at $29.75 per share, the minimum collar price under the Original Merger Agreement, and Pulitzer's ability to terminate the Original Merger Agreement if the price of Hearst-Argyle Series A Common Stock falls below the minimum collar price. Goldman then indicated that, subject to satisfactorily conducting updated due diligence of Pulitzer and Hearst-Argyle and to reviewing the written documentation relating to the 1999 Proposal, Goldman fully anticipated that it would be prepared to deliver a new written opinion that the consideration to be received by the holders of Pulitzer Stock in the Merger and the Spin-Off, taken as a whole, is fair from a financial point of view to the holders of Pulitzer Stock.

  At the conclusion of the ensuing discussion, the Pulitzer Board, acting unanimously, approved the 1999 Proposal and authorized William Bush to so notify Hearst-Argyle. The Pulitzer Board's decision was based upon a variety of factors, including (i) the recent volatility in the stock market and in the price of Hearst-Argyle Series A Common Stock in particular and Pulitzer's ability to lock in a fixed number of shares of Hearst-Argyle Series A Common Stock during such period of volatility; (ii) the valuation of the Pulitzer Broadcasting Business based upon the Fixed Shares; and (iii) the elimination of investor uncertainty regarding the consummation of the Spin-Off and Merger attributable to fluctuations in the market price of the Hearst-Argyle Series A Common Stock.

  That afternoon, Mr. Bush advised Mr. Blythe that the Pulitzer Board had approved the 1999 Proposal, and later that afternoon, Mr. Blythe informed Mr. Bush that the Hearst-Argyle Board had approved the 1999 Proposal. On January 17, 1999, Pulitzer, New Pulitzer and Hearst-Argyle executed the Merger Agreement, as amended and restated.

  All of the members of the Pulitzer Board attended in person or via conference call hookup the formal meetings held on December 11, 1997 and January 6, January 26, February 24, March 12, April 8, May 25, 1998 and January 15, 1999.

  Throughout the course of the entire process described above, including the negotiations with Hearst-Argyle and the approval and recommendation of the Merger Agreement, the Merger and the Spin-Off, all the members of the Pulitzer Board were aware of and considered the relationships of each of James M. Snowden, Jr. and William Bush, two of Pulitzer's directors, with Huntleigh and Fulbright & Jaworski L.L.P., respectively, and any potential conflicts of interest that may exist as a result of such relationships. Each of Mr. Snowden and Mr. Bush abstained from the vote of the Pulitzer Board to retain their respective firms in connection with the transactions contemplated by the Pulitzer Proposals. The Pulitzer Board unanimously approved all other matters that it considered and approved, including the approval and recommendation of the Merger Agreement, the Merger and the Spin-Off.

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Recommendation of the Pulitzer Board

  THE PULITZER BOARD RECOMMENDS THAT HOLDERS OF PULITZER STOCK VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE PULITZER PROPOSALS.

  At the special meeting of the Pulitzer Board held on May 25, 1998, by unanimous vote of the directors, the Pulitzer Board determined that the Spin-Off and the Merger are fair to, and in the best interests of, Pulitzer and all its stockholders, approved and adopted the Original Merger Agreement and the transactions contemplated thereby (including the Pulitzer Charter Amendment, the Spin-Off and the Merger), and resolved to recommend that stockholders of Pulitzer vote FOR approval and adoption of the Original Merger Agreement and the transactions contemplated thereby (including the Pulitzer Charter Amendment, the Spin-Off and the Merger).

  In reaching its decision, the Pulitzer Board considered the following factors, which were all of the material factors considered by the Pulitzer Board in making its decision. The Pulitzer Board did not assign relative weights to the following factors or determine that any factor was of particular or controlling significance. The Pulitzer Board did consider each such material factor in arriving at its decision, which was based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the Pulitzer Board assigned different weights to different factors.

  The Pulitzer Board's familiarity with and review of the business operations, financial condition, earnings and prospects of the Pulitzer Broadcasting Business. The Pulitzer Board considered the importance of scale to the continued participation in the radio and television broadcasting business and the growing capital requirements of the broadcasting business in relation to the financial condition and current and probable future earnings of, strategic plans for and capital needs of its newspaper publishing and related new media businesses. In light of these factors, the Pulitzer Board determined that the Pulitzer Broadcasting Business could best be developed by a large television broadcast company with greater scale.

  The Pulitzer Board's review of the business, operations, financial condition, earnings and prospects of Hearst-Argyle, and the enhanced opportunities for growth that the Merger made possible. In choosing Hearst-Argyle as its merger partner, the Pulitzer Board considered and viewed favorably the excellent quality and reputation of Hearst-Argyle's management, Hearst-Argyle's growth, Hearst's commitment to, and backing of, Hearst-Argyle and the benefits to Hearst-Argyle of Hearst's size, media diversity and related access to capital. The Pulitzer Board determined that the Pulitzer stockholders would share in the benefits of the sizeable scale of the combined Pulitzer Broadcasting Business and Hearst-Argyle's broadcasting operations and the strategic fit of the Pulitzer Broadcasting Business with Hearst-Argyle's broadcasting operations. In addition, the Pulitzer Board noted the opportunities for increased profitability of the Pulitzer Broadcasting Business resulting from potential synergies and efficiencies that might be obtained through the Merger, including, without limitation, programming discounts, geographic and network affiliation diversification, reduced sales costs and increased purchasing power. The Pulitzer Board also considered the risks and disadvantages associated with the Merger, including those risks associated with the ownership of Hearst-Argyle Series A Common Stock, any potential dilution and the incurrence of the New Debt.

  The value of Hearst-Argyle Series A Common Stock to be received by Pulitzer stockholders in the Merger. An integral part of the determination by the Pulitzer Board that the Merger is in the best interests of, and fair to, the Pulitzer stockholders was a determination of the value of the Hearst-Argyle Series A Common Stock. As detailed above under "--Background of and Pulitzer's Reasons for the Spin-Off and the Merger" the Pulitzer Board received detailed presentations at several meetings with respect to the value and liquidity of the Hearst-Argyle Series A Common Stock to be received by the Pulitzer stockholders. During these presentations, members of the Pulitzer Board posed various questions to the representatives of Goldman and Huntleigh, and the ensuing responses and discussions enhanced the Pulitzer Board's understanding of the Merger and related transactions. Finally, the Pulitzer Board noted that the value of the consideration to be received in the Merger was the result of an extensive process that resulted in proposals from three bidders and the ultimate selection of Hearst-Argyle's proposal and that Goldman had rendered its opinion that the consideration to be received by the holders of Pulitzer Stock in the Merger and the Spin-Off pursuant to the Original Merger Agreement, taken as a whole, is fair from a financial point of view to the holders of Pulitzer Stock.


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  Other possible transactions available to Pulitzer. As discussed above under
"--Background of and Pulitzer's Reasons for the Spin-Off and the Merger," the Pulitzer Board carefully reviewed proposals submitted by three potential merger partners. The Pulitzer Board was cognizant of the differences in the consideration offered by Hearst-Argyle, the Second Bidder and the Third Bidder, and concluded that the proposal of Hearst-Argyle was superior to those of the Second Bidder and the Third Bidder in financial terms.

  The terms of the Merger. The Pulitzer Board reviewed with its legal advisors and Goldman the provisions of the Merger Agreement and determined that its terms permitted Pulitzer to achieve the tax-free disposition of the Pulitzer Broadcasting Business in a manner that is fair to, and in the best interest of, Pulitzer and its stockholders.

  At the special meeting of the Pulitzer Board held by conference call on January 15, 1999, by unanimous vote of the directors, the Pulitzer Board determined that the terms of the 1999 Proposal are fair to, and in the best interests of, Pulitzer and all of its stockholders, approved and adopted the 1999 Proposal, and resolved to recommend that stockholders of Pulitzer vote FOR approval and adoption of the Merger Agreement, as amended and restated, and the transactions contemplated thereby (including the Pulitzer Charter Amendment, the Spin-Off and the Merger).

  In reaching its decision, the Pulitzer Board considered the following factor as well as all the factors described above, which were all of the material factors considered by the Pulitzer Board in making its decision. The Pulitzer Board did not assign relative weights to these factors or determine that any factor was of particular or controlling significance. The Pulitzer Board did consider each such material factor in arriving at its decision, which was based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the Pulitzer Board assigned different weights to different factors.

  The ability to "lock-in' a fixed number of shares during a time of substantial market volatility. The Pulitzer Board recognized the volatility of the equity markets during the later part of 1998 and early 1999. By eliminating the collar mechanism and agreeing to the Fixed Shares, Pulitzer would assure that the Pulitzer stockholders receive 37,096,774 shares of Hearst-Argyle Merger Stock, in comparison to 29,870,130 shares based on the maximum collar price of $38.50 per share, 33,576,642 shares based on $34.25, the price per share on May 25, 1998 (the date of the Original Merger Agreement), 35,103,785 shares based on $32.76, the volume weighted average of the Hearst-Argyle Series A Common Stock trading price for the 15 trading days ended January 15, 1999, and 38,655,462 shares based on the minimum collar price of $29.75 per share. Finally, the Pulitzer Board noted that Goldman had indicated that, subject to satisfactorily conducting updated due diligence of Pulitzer and Hearst-Argyle and to reviewing the written documentation relating to the 1999 Proposal, Goldman fully anticipated that it would be prepared to deliver a new written opinion. Goldman subsequently delivered its written opinion, dated February 11, 1999, to the effect that as of such date the consideration to be received by the holders of Pulitzer Stock in the Merger and Spin-Off pursuant to the Merger Agreement, taken as a whole, is fair from a financial point of view to the holders of Pulitzer Stock.

  The Pulitzer Board is recommending that holders of Pulitzer Common Stock and Pulitzer Class B Common Stock, voting together as a single class, approve and adopt the Merger Agreement and the Merger and that holders of Pulitzer Common Stock and Pulitzer Class B Common Stock, voting together as a single class, and the holders of Pulitzer Common Stock, voting separately as a class, approve and adopt the Pulitzer Charter Amendment.

Opinion of Financial Advisor to Pulitzer

  At the May 25, 1998 meeting of the Pulitzer Board, Goldman rendered its oral opinion to the Pulitzer Board that as of such date, the consideration to be received by the holders of Pulitzer Stock in the Merger and the Spin-Off pursuant to the Original Merger Agreement, taken as a whole, is fair from a financial point of view to the holders of Pulitzer Stock. Goldman subsequently delivered to the Pulitzer Board a written opinion dated as of May 25, 1998 confirming its oral opinion. Goldman subsequently delivered its written opinion, dated February 11, 1999, to the effect that as of such date the consideration to be received by the holders of Pulitzer Stock in the Merger and the Spin-Off pursuant to the Merger Agreement, taken as a whole, is fair from a financial point of view to the holders of Pulitzer stock.

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  The full text of the written opinion of Goldman dated as of February 11,
1999 (the "Goldman Opinion"), which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex IV to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Stockholders of Pulitzer are urged to, and should, read such opinion in its entirety. The Goldman Opinion is addressed to the Pulitzer Board and does not constitute a recommendation to any Pulitzer stockholder as to how such stockholder should vote at the Pulitzer Meeting and should not be relied upon by any stockholder as such. The summary of the Goldman Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of Goldman's written opinion attached hereto as Annex IV.

  In connection with its opinion, Goldman reviewed, among other things, (i) the Merger Agreement and the ancillary agreements thereto; (ii) the Contribution Agreement; (iii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of Pulitzer for the five years ended December 31, 1997, of Argyle, a predecessor of Hearst-Argyle for the two years ended December 31, 1996 and of Hearst-Argyle for the year ended December 31, 1997; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Pulitzer and Hearst-Argyle; (v) certain other communications from Pulitzer and Hearst-Argyle to their respective stockholders; and, (vi) certain internal financial estimates, analyses and forecasts for Pulitzer and Hearst-Argyle prepared by their respective managements. Goldman also held discussions with members of the senior management of Pulitzer and Hearst-Argyle regarding the strategic rationale for, and the potential benefits of, the transactions contemplated by the Merger Agreement and the ancillary agreements thereto and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman reviewed the reported price and trading activity for Pulitzer Common Stock and Hearst-Argyle Series A Common Stock, compared certain financial and stock market information for Pulitzer and Hearst-Argyle with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the television broadcasting industry specifically and performed such other studies and analyses as it considered appropriate.

  Goldman relied upon the accuracy and completeness of all of the financial and other information it reviewed and has assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman assumed, with Pulitzer's consent, that the financial forecasts provided by the respective managements of Pulitzer and Hearst-Argyle have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of Pulitzer and Hearst-Argyle. In addition, Goldman did not make an independent evaluation or appraisal of the assets and liabilities of Pulitzer or Hearst-Argyle or any of their subsidiaries and Goldman was not furnished with any such evaluation or appraisal. With Pulitzer's consent, Goldman assumed that obtaining any necessary regulatory and third-party consents and approvals will not have an adverse effect on Pulitzer or Hearst-Argyle, as applicable. Goldman further assumed, with Pulitzer's consent, that the Merger would be tax-free to Pulitzer and that the receipt of shares of Hearst-Argyle Series A Common Stock and New Pulitzer Stock by the holders of Pulitzer Stock will be tax-free to such holders. Goldman further assumed, with Pulitzer's consent, that the level of income tax incurred by Pulitzer as a result of the Spin-Off will be consistent with levels described to Goldman. Goldman was not asked to solicit, and accordingly did not solicit, third parties with respect to potential alternative transactions, including the sale of all of Pulitzer. Goldman did not express any opinion as to the prices at which New Pulitzer Common Stock or Hearst-Argyle Series A Common Stock will trade if and when they are issued. Goldman's advisory services and its opinion were provided for the information and assistance of the Pulitzer Board in connection with its consideration of the transactions contemplated by the Merger Agreement and the ancillary agreements thereto and such opinion does not constitute a recommendation as to how any holders of Pulitzer Stock should vote with respect to such transactions.

  The following is a summary of the material financial analyses used by Goldman in connection with providing its written opinions to the Pulitzer Board, dated as of May 25, 1998 and February 11, 1999.

  Pulitzer Common Stock Performance. Goldman reviewed the historical trading prices for Pulitzer from May 1988 to May 1998 and compared such performance during such period to that of (i) the S&P 500 Index;

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(ii) a group consisting of the following television broadcasting companies:
Ackerley Group Inc., A.H. Belo Corp, Granite Publishing, Gray Communications Systems Inc., Sinclair Broadcasting Group Inc., and Young Broadcasting Inc. (the "TV Broadcasting Comparables"); and, (iii) two groups consisting of the following newspaper companies: Hollinger International Inc., Central Newspapers Inc., McClatchy Newspapers Inc., Media General Inc., and Journal Register Co. (the "Small Cap Newspaper Comparables"), and A.H. Belo Corp., Dow Jones & Co. Inc., E.W. Scripps Co., Gannett Co. Inc., Knight-Ridder Inc., New York Times Co., Tribune Co., Times Mirror Co. and the Washington Post Co. (the "Large Cap Newspaper Comparables"), and, together with the Small Cap Newspaper Comparables, the "Newspaper Comparables"). The indices of the TV Broadcasting Comparables and the Newspaper Comparables were adjusted to reflect companies that did not exist or were not publicly traded during certain periods between May 1988 to May 1998. From May 23, 1988 to May 22, 1998, based on closing prices on the NYSE, Pulitzer Common Stock achieved a high of $92.13 and a low of $9.14. On February 25, 1998 (one trading day prior to Pulitzer's announcement that it intended to explore strategic alternatives for the Pulitzer Broadcasting Business), Pulitzer Common Stock closed at a price of $66.19 and on May 22, 1998 Pulitzer Common Stock closed at a price of $90.00. Treating closing stock prices on May 23, 1988 as representing a baseline price index of 100, by February 25, 1998, Pulitzer Common Stock had grown to a price index of 536 and by May 22, 1998, Pulitzer Common Stock had grown to a price index of 579, the S&P 500 Index had grown to a price index of 443, the TV Broadcasting Comparables had grown to a price index of 333, the Small Cap Newspaper Comparables had grown to a price index of 367 and the Large Cap Newspaper Comparables had grown to a price index of 384. Treating closing stock prices on May 24, 1993 as representing a baseline price index of 100, by May 22, 1998, Pulitzer Common Stock had grown to a price index of 513, the S&P 500 Index had grown to a price index of 248, the TV Broadcasting Comparables had grown to a price index of 330, the Small Cap Newspaper Comparables had grown to a price index of 343 and the Large Cap Newspaper Comparables had grown to a price index of 262.

  Hearst-Argyle Common Stock Performance. Goldman reviewed the historical trading prices for Hearst-Argyle Series A Common Stock from September 1, 1997 to May 22, 1998 and compared such performance to that of the S&P 500 Index and the TV Broadcasting Comparables. During this period, based on closing prices on the Nasdaq National Market ("NASDAQ"), Hearst-Argyle Series A Common Stock achieved a high of $38.00 and a low of $26.25. Hearst-Argyle Series A Common Stock closed at a price of $34.25 on May 22, 1998. Treating closing prices on September 1, 1997 as representing a baseline price index of 100, by May 22, 1998, Hearst-Argyle Series A Common Stock had grown to a price index of 121, the S&P 500 Index had grown to a price index of 124 and the TV Broadcasting Comparables had grown to a price index of 124.

  Hearst-Argyle Comparable Companies Analysis. Goldman reviewed and compared certain financial information relating to Hearst-Argyle to corresponding financial information, ratios and public market multiples for a group consisting of the following television broadcasting companies: A.H. Belo Corp, Granite Publishing, Paxson Communications Corp., Sinclair Broadcasting Group Inc., Young Broadcasting Inc., and Univision Communications Inc. (the "TV Selected Companies"). The TV Selected Companies were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to Hearst-Argyle. The multiples of Hearst-Argyle were calculated using a price of $34.25 per share, the closing price of Hearst-Argyle Common Stock on the NASDAQ on May 22, 1998 and the multiples for the TV Selected Companies were calculated using their respective closing prices on May 22, 1998. The multiples and ratios for Hearst-Argyle and the TV Selected Companies were based on the most recent publicly available information, including estimates from the Institutional Broker Estimate System ("IBES"), and from selected equity research reports. With respect to the TV Selected Companies, Goldman considered (i) equity market value as a multiple of after-tax cash flow ("ATCF"), which is net income plus depreciation, amortization and deferred taxes, for the estimated calendar year 1998 ("1998E") and the estimated calendar year 1999 ("1999E"); (ii) equity market value as a multiple of free cash flow ("FCF"), which is net income plus depreciation, amortization and deferred taxes, less capital expenditures for 1998E and 1999E; and, (iii) levered market capitalization (equity market value plus total debt, less cash) as a multiple of broadcast cash flow ("BCF"), which is earnings before interest, taxes, depreciation and amortization plus certain corporate expenses for 1998E and 1999E. The TV Selected Companies' multiples of (i) 1998E ATCF ranged from 12.1x to 35.0x, with a median of 16.8x and 1999E ATCF

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ranged from 10.9x to 26.2x, with a median of 11.7x; (ii) 1998E FCF ranged from
13.6x to 64.7x, with a median of 19.7x and 1999E FCF ranged from 13.0x to 28.8x, with a median of 15.5x; and, (iii) 1998E BCF ranged from 9.6x to 53.3x, with a median of 11.9x and 1999E BCF ranged from 8.8x to 17.1x, with a median of 11.1x. Hearst-Argyle's multiple of (i) 1998E ATCF was 18.3x and 1999E ATCF was 16.5x; (ii) 1998E FCF was 20.4x and 1999E FCF was 18.5x; and, (iii) 1998E BCF was 11.7x and 1999E BCF was 11.1x. Goldman also considered the 3-5 year estimated free cash flow growth rates ("Estimated FCF Growth Rates") of the TV Selected Companies, which ranged from 14.5% to 37.0%, with a median of 18.0%, and the latest twelve month ("LTM") BCF Margin, which ranged from 33.7% to 45.9%, with a median of 42.8%, compared to 18.0% and 45.1%, respectively, for Hearst-Argyle.

  Pulitzer Comparable Companies Analysis. Goldman reviewed and compared certain financial information relating to Pulitzer to corresponding financial information, ratios and public market multiples for the Newspaper Comparables. The Newspaper Comparables were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to Pulitzer. The multiples of Pulitzer were calculated using a price of $90.00 per share and $66.19 per share, the closing price of Pulitzer Common Stock on the NYSE on May 22, 1998 and February 25, 1998, respectively, and the multiples for the Newspaper Comparables were calculated using their respective closing prices on May 22, 1998. The multiples and ratios for Pulitzer and the Newspaper Comparables were based on the most recent publicly available information, including estimates from IBES and from selected equity research reports. With respect to the Newspaper Comparables, Goldman considered (i) stock price as a multiple of earnings per share ("P/E") for LTM, 1998E and 1999E and (ii) levered market capitalization, which is equity market value plus total debt, less cash, as a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA") for LTM, 1998E and 1999E. The Newspaper Comparables' multiples of (i)(A) LTM P/E ranged from 16.7x to 38.1x, with a median of 22.4x for the Small Cap Newspaper Comparables and from 14.0x to 37.1x, with a median of 27.3x for the Large Cap Newspaper Comparables, (B) 1998E P/E ranged from 16.9x to 28.6x, with a median of 21.6x for the Small Cap Newspaper Comparables and from 21.5x to 30.5x, with a median of 25.2x for the Large Cap Newspaper Comparables, (C) 1999E P/E ranged from 15.0x to 23.9x, with a median of 19.3x for the Small Cap Newspaper Comparables, and from 19.3x to 26.0x, with a median of 22.3x for the Large Cap Newspaper Comparables and
(ii) (A) LTM EBITDA ranged from 7.5x to 14.0x, with a median of 9.1x for the Small Cap Newspaper Comparables and from 9.1x to 17.0x, with a median of 12.3x for the Large Cap Newspaper Comparables, (B) 1998E EBITDA ranged from 7.6x to 10.5x, with a median of 8.4x for the Small Cap Newspaper Comparables and from 8.9x to 15.1x, with a median of 11.6x for the Large Cap Newspaper Comparables, and, (C) 1999E EBITDA ranged from 6.8x to 9.7x, with a median of 7.7x for the Small Cap Newspaper Comparables and from 8.2x to 12.9x, with a median of 10.9x for the Large Cap Newspaper Comparables. As of February 25, 1998 (one trading day prior to Pulitzer's announcement that it intended to sell the Pulitzer Broadcasting Business), Pulitzer's multiple of (i) LTM P/E was 22.4x, 1998E P/E was 20.1x, and 1999E P/E was 18.8x and (ii) LTM EBITDA was 10.0x and 1998E EBITDA was 9.3x. As of May 22, 1998, Pulitzer's multiple of (i) LTM P/E was 29.8x, 1998E P/E was 27.8x, and 1999E P/E was 25.5x and (ii) LTM EBITDA was 13.1x, 1998E EBITDA was 12.3x and 1999E EBITDA was 11.8x. Goldman also considered the 5-year estimated earnings per share growth rate based on research estimates obtained by Goldman from IBES ("Estimated EPS Growth"), which ranged from 11% to 20%, with a median of 15% for the Small Cap Newspaper Comparables and from 8% to 15%, with a median of 12% for the Large Cap Newspaper Comparables, and the ratio of the 1998E P/E to the Estimated EPS Growth ("P/E to EPS Growth"), which ranged from 1.0x to 2.2x, with a median of 1.1x for the Small Cap Newspaper Comparables and from 1.5x to 2.9x, with a median of 1.8x for the Large Cap Newspaper Comparables. As of February 25, 1998, the Estimated EPS Growth of Pulitzer was 12.5% and P/E to EPS Growth of Pulitzer was 1.6x. As of May 22, 1998, the Estimated EPS Growth of Pulitzer was 12.5% and P/E to EPS Growth of Pulitzer was 2.2x.

  Selected Transactions Analysis. Goldman analyzed certain information relating to selected transactions in the television broadcasting industry since 1996, which, in the judgment of Goldman, were comparable to the Merger for the purposes of this analysis (the "Selected Transactions"). The Selected Transactions include (Buyer/Seller): (i) New York Times Co./Palmer Communications Inc.; (ii) NBC/New World Communications Group Inc.; (iii) Tribune Co./Renaissance; (iv) Ellis Communications/Federal Enterprises Inc.;
(v) Media General

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Inc./Park Broadcasting Inc.; (vi) News Corp Ltd./New World Communications
Group Inc.; (vii) Raycom Media/AFLAC Inc.; (viii) A.H. Belo Corp./Providence Journal Co.; (ix) Meredith Corp./First Media Corporation; (x) Hearst Corporation/Argyle Television Inc.; (xi) Sinclair Broadcast Group Inc./Heritage Media Corp.; (xii) Hicks, Muse, Tate & Furst/LIN TV; (xiii) Sinclair Broadcast Group/Sullivan Broadcasting Co. Inc.; and, (xiv) Emmis Broadcasting Corp./S. F. Broadcasting; (xv) Chancellor Media Group/LIN Television Corp.; (xvi) Meredith Corp./Kelly Broadcasting (certain assets);
(xvii) Hearst-Argyle Television, Inc./Kelly Broadcasting (certain assets); and, (xviii) Sinclair Broadcast Group, Inc./Guy Gannett Communications Inc.

  Such analysis indicated that for the Selected Transactions levered aggregate consideration as a multiple of current year BCF ranged from 10.8x to 18.8x, with a median of 12.7x, as compared to 15.7x (based on a closing sales price of $31.00 per share of Hearst-Argyle Series A Common Stock) for the aggregate consideration to be paid in the Merger. Goldman also analyzed certain information relating to a larger group of 67 selected transactions in the television broadcasting industry since 1995 (which included the Selected Transactions) in which levered aggregate consideration as a multiple of BCF ranged from 8.0x to 21.0x, with a median of 12.2x.

  Pro Forma Merger Analysis on Hearst-Argyle. Goldman reviewed the pro forma analysis of the financial impact of the Merger to Hearst-Argyle's ATCF per share ("ATCFPS"). Based on projections for Hearst-Argyle and Pulitzer for the two calendar years in the period ended December 31, 2000 provided by management of Hearst-Argyle, Goldman calculated pro forma ATCF for Hearst-Argyle and compared the estimated ATCFPS for status quo Hearst-Argyle (without giving effect to the Merger) to the estimated ATCFPS of Hearst-Argyle after giving effect to the Merger. As part of its analysis, Goldman assumed a 6.5% cost of debt (and associated interest payable thereon), a 40% tax rate, and an estimate of the likely pre-tax synergies that potentially would result from the Merger in the calendar year ended December 31, 1999 and 2000. Based on these assumptions and an assumed stock price for Hearst-Argyle Series A Common Stock of $31.00 per share, the analysis indicated that the Merger would be approximately (8.4)% and (8.3)% dilutive to Hearst-Argyle's ATCFPS in 1999 and 2000, respectively.

  Fixed Share Analysis. In connection with the February 11, 1999 Goldman Opinion, Goldman compared the Fixed Shares received of 37,096,774 (based on the $31.00 per share price of Hearst-Argyle Series A Common Stock) implied under the Merger Agreement with possible shares received of 38,655,462 shares, 37,025,113 shares, 33,576,642 shares, 29,870,130 shares (based on prices of $29.75 (the minimum collar price), $31.06, $34.25, and $38.50 (the maximum collar price) per share of Hearst-Argyle Series A Common Stock) implied under the Original Merger Agreement.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Goldman Opinion. In arriving at its fairness determination, Goldman considered the results of all such analyses, together with the underlying strategic rationale, taken as a whole. Furthermore, in arriving at its fairness opinion, Goldman did not attribute any particular weight to any analysis or factor considered by it. No company or transaction used in the above analyses as a comparison is identical to Pulitzer, the television broadcasting business, the newspaper publishing business, Hearst-Argyle, the Merger or the Spin-Off. The analyses were prepared solely for purposes of Goldman providing its opinion to the Pulitzer Board as to the fairness, from a financial point of view, to the holders of Pulitzer Stock of the consideration to be received by the holders of Pulitzer Stock in the Merger and the Spin-Off, taken as a whole, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Pulitzer, Hearst-Argyle, Goldman or any other person assumes responsibility if future results are materially different from those forecast.

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  As described above, Goldman's presentation of its oral opinion to the
Pulitzer Board was one of many factors taken into consideration by the Pulitzer Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman and is qualified by reference to the Goldman Opinion set forth in Annex IV hereto.

  Goldman, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Pulitzer selected Goldman as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and the Distribution. Goldman is familiar with Pulitzer, having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement and the Contribution Agreement.

  Goldman provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Pulitzer and/or Hearst-Argyle for its own account and for the account of customers. In addition, it is anticipated that Goldman will act as the sole managing underwriter in a public offering of shares of Pulitzer Stock by certain of the Pulitzer Principal Stockholders prior to the Effective Time. It is anticipated that Goldman will receive customary fees and indemnification against certain liabilities, including certain liabilities under the federal securities laws, in connection with so acting.

  Pursuant to a letter agreement, dated December 8, 1997 (the "Engagement Letter"), Pulitzer engaged Goldman to act as its financial advisor in connection with certain potential transactions. Pursuant to the terms of the Engagement Letter, Pulitzer has agreed to pay Goldman (i) $500,000 in financial advisory fees (previously paid); (ii) upon consummation of the Spin-Off a fee of $3 million; and, (iii) a success fee if the Merger is consummated based on the average of the last sales prices of Hearst-Argyle Series A Common Stock on the five trading days ending five days prior to the Closing of the Merger. Based on the closing price of Hearst-Argyle Series A Common Stock on January 21, 1999, the success fee would be equal to approximately $15 million. Pulitzer has agreed to reimburse Goldman, and its affiliates, partners, directors, agents, employees and control persons for certain legal and other expenses and to indemnify Goldman against certain liabilities, including certain liabilities under the federal securities laws.

Background of and Hearst-Argyle's Reasons for the Merger

  Hearst-Argyle continuously considers potential acquisitions of broadcast television stations and companies and, from time to time, has made such acquisitions on an opportunistic basis.

  In January 1998 (prior to being contacted by Goldman regarding a potential transaction with Pulitzer), Hearst-Argyle and its advisors commenced a review of publicly available information regarding Pulitzer. In early February 1998, Mr. Frank A. Bennack, Jr., a Hearst-Argyle Board member, contacted Mr. Michael
E. Pulitzer, Pulitzer's Chairman, President and Chief Executive Officer, requesting a meeting among Mr. Bennack, Mr. Bob Marbut, Hearst-Argyle's Chairman and Co-CEO, and Mr. Pulitzer. Mr. Bennack did not specify the purpose of the meeting. Mr. Pulitzer agreed to meet with Messrs. Bennack and Marbut on February 24, 1998.

  On February 19, 1998, representatives of Goldman contacted Mr. Dean Blythe, Hearst-Argyle's Senior Vice President--Corporate Development, to invite Hearst-Argyle to consider a possible acquisition of the Pulitzer Broadcasting Business. The Goldman representatives also suggested and Hearst-Argyle agreed that the February 24 meeting be cancelled.

  On February 24, 1998, Hearst-Argyle entered into a confidentiality agreement with Pulitzer, and in early March 1998, Hearst-Argyle received a copy of a confidential offering memorandum describing various aspects of the Pulitzer Broadcasting Business. Hearst-Argyle and its advisors reviewed and analyzed the information contained in the confidential offering memorandum. On March 19, 1998, on behalf of Pulitzer, Goldman invited

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Hearst-Argyle to submit a preliminary, non-binding written indication of interest in a possible transaction involving the Pulitzer Broadcasting Business. By letter dated April 2, 1998, Hearst-Argyle submitted to Goldman and the Pulitzer Board a preliminary, non-binding indication of interest regarding the acquisition of the Pulitzer Broadcasting Business. Shortly thereafter, senior members of Hearst-Argyle management met with senior members of Pulitzer's management and one or more of the Pulitzer Principal Stockholders to discuss the indication of interest submitted by Hearst-Argyle. At that time, Hearst-Argyle was invited to participate in the second phase of the sale process.

  In April 1998, Hearst-Argyle and its advisors began a due diligence review of certain business, financial and legal information with respect to Pulitzer and the Pulitzer Broadcasting Business. By letter dated May 6, 1998, Goldman sent to Hearst-Argyle bid instructions with respect to the submission of definitive proposals regarding a potential acquisition of the Pulitzer Broadcasting Business. Shortly thereafter, Hearst-Argyle and its advisors received and began their review of drafts of a proposed merger agreement and related agreements.

  On May 14, 1998, senior management of Hearst-Argyle met, together with Hearst-Argyle's legal and financial advisors, to consider and, if appropriate, to formulate a recommendation to the Hearst-Argyle Board regarding the possible acquisition by Hearst-Argyle of the Pulitzer Broadcasting Business. Hearst-Argyle evaluated the relative merits of the proposed transaction structure, reviewed certain financial information relating to Pulitzer with management and Credit Suisse First Boston Corporation ("CSFB"), financial advisor to Hearst-Argyle, and certain transaction issues related to the proposed structure. It was determined that the transaction with Pulitzer presented an attractive opportunity that should be presented to the Hearst-Argyle Board.

  On May 15, 1998, members of the Hearst-Argyle Board were provided with detailed information prepared by Hearst-Argyle management, which information included an analysis of the Pulitzer Broadcasting Business, a summary of the transaction structure and the agreements proposed by Pulitzer, management's valuation of the business, a financial impact analysis and a management summary of the proposed bid. Management's valuation was based on (i) historical results of the Pulitzer Broadcasting Business; (ii) management's projections of future results of the Pulitzer Broadcasting Business and the future results of Hearst-Argyle pro forma for an acquisition of the Pulitzer Broadcasting Business; (iii) the quality of the assets and markets comprising the Pulitzer Broadcasting Business; (iv) the terms and conditions of the proposed transaction and the related acquisition agreements; and, (v) the financial presentation of CSFB as more fully described under "--Opinion of Financial Advisor to Hearst-Argyle." The financial impact analysis included a presentation on the impact of a transaction at various price levels on Hearst-Argyle's ATCF per share, EBITDA per share, and ATCF per share and EBITDA valuation multiples. On May 15, 1998, a special meeting of the Hearst-Argyle Board was convened to consider the possible acquisition. All but one member of the Hearst-Argyle Board participated in the meeting.

  At the Hearst-Argyle Board meeting, management presented a review of the Pulitzer Broadcasting Business, management's valuation of the business, the transaction structure (including a review of the proposed form of merger agreement) and the status and timing of a possible transaction. Bob Marbut, Chairman and Co-Chief Executive Officer of Hearst-Argyle, informed the Hearst-Argyle Board that management recommended the purchase of the Pulitzer Broadcasting Business and suggested pricing and certain other terms and conditions for the transaction. The pricing terms described by Mr. Marbut were within the range of management's valuation of the Pulitzer Broadcasting Business, with the upper limit of the pricing terms lower than the high end of the range of this valuation. Representatives of CSFB reviewed with the Hearst-Argyle Board the financial analyses performed by CSFB in connection with the proposed Merger and advised the Hearst-Argyle Board that, based upon the pricing terms suggested by Mr. Marbut and subject to certain customary matters, including review of the definitive agreement for the proposed Merger, CSFB would be prepared to deliver an opinion as to the fairness from a financial point of view to Hearst-Argyle of the consideration to be paid by Hearst-Argyle in the proposed Merger. Following extensive discussions regarding the Pulitzer Broadcasting Business, the financial and legal aspects of the proposed transaction and various other related matters, the Hearst-Argyle Board unanimously (with one member being absent) approved the proposed acquisition subject to the pricing limitations suggested by Mr. Marbut and authorized management to negotiate and enter into a definitive merger agreement and related agreements subject to the terms outlined by management.

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  Hearst-Argyle submitted a final proposal, including transaction documents marked with proposed revisions, to Goldman and Pulitzer by letter dated May 20, 1998. Hearst-Argyle's proposal offered to acquire the Pulitzer Broadcasting Business for shares of Hearst-Argyle Series A Common Stock at a fixed aggregate value subject to certain adjustments. Hearst-Argyle's proposal included a price protection or "collar" mechanism that would adjust the number of shares of Hearst-Argyle Series A Common Stock to be delivered based on the price of the Hearst-Argyle Series A Common Stock within a range of specified prices. The proposal also included a right for Pulitzer to terminate the proposed merger if the price of the Hearst-Argyle Series A Common Stock declined below the specified price.

  Following discussions with Goldman between May 20 and 22, 1998, on May 22, Hearst-Argyle submitted a revised proposal, increasing the aggregate value of the Hearst-Argyle Series A Common Stock and adjusting the collar prices, and otherwise containing terms and conditions ultimately incorporated into the Merger Agreement. The valuation of the Pulitzer Broadcasting Business contained in the May 22 proposal (equal to the value of the Hearst-Argyle Series A Common Stock to be delivered plus the amount of the debt to be assumed) was within the range of management's valuation of the Pulitzer Broadcasting Business and the pricing terms approved at the May 15 meeting of the Hearst-Argyle Board. Hearst-Argyle and its advisors continued negotiation with Goldman and Pulitzer's legal advisors on May 23, 24 and 25, 1998. On May 25, 1998, Pulitzer, New Pulitzer and Hearst-Argyle entered into the Merger Agreement, Pulitzer and Hearst Broadcasting entered into the Hearst-Argyle Voting Agreement, and Hearst-Argyle and the Pulitzer Principal Stockholders entered into the Pulitzer Voting Agreement.

  On January 12, 1999, Mr. Blythe telephoned Mr. William Bush, a director of Pulitzer and a partner in Fulbright & Jaworski L.L.P., counsel to Pulitzer, to discuss comments from the SEC to the proxy materials that had been received that day, and the probable timing of the stockholders' meetings and Closing of the Merger. During the course of the call, Messrs. Blythe and Bush discussed recent volatility in the financial markets and the fact that each of Pulitzer and Hearst-Argyle initially had thought the transaction would be completed by the end of 1998. The possibility of fixing the number of shares to be delivered by Hearst-Argyle in the Merger was discussed, and Messrs. Blythe and Bush agreed to meet the following day to continue the discussion.

  On January 13, 1999, Mr. Blythe met Mr. Bush at Fulbright & Jaworski's New York offices. They reviewed historical stock prices for Hearst-Argyle Series A Common Stock for various periods since the Original Merger Agreement was signed on May 25, 1998, and a range of stock prices on which to base the fixed number of Hearst-Argyle shares to be delivered. They agreed to continue the discussion on the following day.

  On January 14, 1999, in a telephone conversation Mr. Bush proposed that the fixed number of shares to be delivered by Hearst-Argyle in the Merger be determined by dividing the original $1.15 billion of equity consideration provided in the Original Merger Agreement by $31.00, for a total of 37,096,774 shares, and that the unilateral termination date thereof be extended from April 1, to May 1, 1999. Mr. Blythe agreed to contact Mr. Bush later in the day to provide Hearst-Argyle's response.

  Between January 12 and January 14, Mr. Blythe and Mr. Marbut contacted each of the members of the Hearst-Argyle Board to inform them of the discussions, and to solicit input on the proposed amendment to the Original Merger Agreement. In these conversations, the Hearst-Argyle Board members expressed support for the amendment on the terms proposed in the January 14 call from Mr. Bush.

  On the afternoon of January 14, 1999, Mr. Blythe telephoned Mr. Bush and informed him that Hearst-Argyle would be willing to enter into the amendment as proposed. Mr. Bush indicated that the Pulitzer Board would consider the proposal on January 15, and that Mr. Bush would contact Mr. Blythe after the Pulitzer Board meeting.

  On the afternoon of January 15, Mr. Bush informed Mr. Blythe that the Pulitzer Board was willing to enter into the Merger Agreement amendment as proposed. On January 15, 1999, the Hearst-Argyle Board considered the Merger Agreement amendment, and CFSB rendered an oral opinion (which opinion was subsequently

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confirmed by delivery of a written opinion dated such date) to the Hearst-
Argyle Board as to the fairness from a financial point of view to Hearst-Argyle of the consideration to be paid by Hearst-Argyle in the Merger under the terms of the proposed amendment to the Merger Agreement. By Unanimous Written Consent dated January 15, 1999, the Hearst-Argyle Board approved the Merger Agreement proposal. On January 17, 1999, Hearst-Argyle and Pulitzer executed the Merger Agreement, as amended and restated.

Recommendation of the Hearst-Argyle Board

  THE HEARST-ARGYLE BOARD RECOMMENDS THAT THE HOLDERS OF HEARST-ARGYLE STOCK VOTE "FOR" THE HEARST-ARGYLE PROPOSALS.

  The Hearst-Argyle Board has unanimously (with one member being absent) approved and adopted the Merger Agreement and the transactions contemplated thereby (including the Merger and the issuance of the Hearst-Argyle Merger Stock) and has determined that such transactions are fair to, and in the best interests of, Hearst-Argyle and its stockholders. The Hearst-Argyle Board also has unanimously (with one member being absent) approved the Hearst-Argyle Charter Amendment. The Hearst-Argyle Board recommends that holders of Hearst-Argyle Stock vote "FOR" each of the Hearst-Argyle Proposals.

  In reaching its determination with respect to the Hearst-Argyle Merger Proposal, the Hearst-Argyle Board considered, among other things, the following: (i) the judgment, advice and analyses of Hearst-Argyle's management; (ii) regulatory, competitive, technological and other developments affecting the broadcast television industry; (iii) the characteristics and locations of the Pulitzer television stations; (iv) the financial condition, results of operations and cash flows of the Pulitzer Broadcasting Business and Hearst-Argyle, on a historical basis and a prospective basis; (v) the strategic benefits of the proposed Merger; (vi) the financial terms of the proposed transaction; (vii) the financial presentation of CSFB to the Hearst-Argyle Board on May 15, 1998 (see "--Opinion of Financial Advisor to Hearst-Argyle"); (viii) the terms and conditions of the Merger Agreement and related documents; (ix) historical market prices of, trading information for and expected market impact on Hearst-Argyle Series A Common Stock; and, (x) any impact on existing Hearst-Argyle stockholders of the issuance of a significant amount of Hearst-Argyle Series A Common Stock in the proposed Merger. The foregoing factors were all of the material factors considered by the Board in making its decision. The Hearst-Argyle Board did not assign relative weights to the above factors or determine that any factor was of particular or controlling significance. The Hearst-Argyle Board did consider each such material factor in arriving at its decision, which was based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the Hearst-Argyle Board assigned different weights to different factors.

  The Hearst-Argyle Board believes that the Merger would allow Hearst-Argyle to move toward the fulfillment of the following key strategic goals: (i) broadening the national household reach of Hearst-Argyle's television stations; (ii) enhancing the diversity of the network affiliation of its television stations among the three major networks; (iii) reducing Hearst-Argyle's dependence on the performance of any one television station; (iv) providing Hearst-Argyle with a larger presence in the Southeast and adding several rapidly growing markets to the markets in which Hearst-Argyle competes; (v) enhancing the scale of Hearst-Argyle's television broadcasting operations; (vi) creating a stronger capital structure; and, (vii) providing a broader array of career opportunities for Hearst-Argyle employees.

Opinion of Financial Advisor to Hearst-Argyle

  CSFB has acted as financial advisor to Hearst-Argyle in connection with the Merger. CSFB, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, lending, private placements and valuations for estate, corporate or other purposes. CSFB was selected by Hearst-Argyle as its financial advisor because it is an internationally recognized investment banking firm that has relevant and substantial expertise in transactions similar to the Merger. CSFB is familiar with Hearst-Argyle and Hearst, having participated in the merger of Argyle and the broadcast business of Hearst that resulted in the formation of Hearst-Argyle as well as various financings for Hearst-Argyle and its predecessors.

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

  In connection with CSFB's engagement, Hearst-Argyle requested that CSFB evaluate the fairness of the consideration to be paid by Hearst-Argyle in the Merger from a financial point of view to Hearst-Argyle. On May 15, 1998, at a meeting of the Hearst-Argyle Board held to evaluate the proposed Merger, CSFB reviewed with the Hearst-Argyle Board the financial analyses performed by CSFB in connection with its evaluation of the proposed Merger, and on May 25, 1998, the date on which the Merger Agreement was executed, CSFB rendered to the Hearst-Argyle Board a written opinion to the effect that, as of May 25, 1998 and based upon and subject to certain matters stated in such opinion, the consideration to be paid by Hearst-Argyle in the Merger was fair to Hearst-Argyle from a financial point of view. On January 15, 1999 CSFB confirmed its earlier opinion by delivery of an oral opinion (which opinion was confirmed by delivery of a written opinion dated January 15, 1999). In connection with its opinion dated January 15, 1999, CSFB updated certain of the analyses performed in connection with its earlier opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection with such opinion.

  The full text of CSFB's written opinion dated January 15, 1999 to the Hearst-Argyle Board, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex V to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Holders of Hearst-Argyle Common Stock are urged to read this opinion carefully in its entirety. CSFB's opinion is addressed to the Hearst-Argyle Board and relates only to the fairness of the consideration to be paid by Hearst-Argyle in the Merger from a financial point of view to Hearst-Argyle, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Hearst-Argyle Meeting. The summary of the opinion of CSFB set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  In arriving at its opinion, CSFB reviewed the Merger Agreement and certain publicly available business and financial information relating to the Pulitzer Broadcasting Business and Hearst-Argyle. CSFB also reviewed certain other information relating to the Pulitzer Broadcasting Business and Hearst-Argyle, including financial forecasts, provided to CSFB by Pulitzer and Hearst-Argyle, and met with managements of Pulitzer and Hearst-Argyle to discuss the businesses and prospects of the Pulitzer Broadcasting Business and Hearst-Argyle. CSFB also considered certain financial and stock market data of Pulitzer and Hearst-Argyle and compared certain financial and stock market data of Pulitzer with certain financial and stock market data for other publicly held companies in businesses similar to Pulitzer and Hearst-Argyle and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently effected. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that CSFB deemed relevant.

  In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, CSFB assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Pulitzer and Hearst-Argyle as to the future financial performance of Pulitzer and Hearst-Argyle and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. In addition, CSFB was not requested to, and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pulitzer or Hearst-Argyle, nor was CSFB furnished with any such evaluations or appraisals. CSFB's opinion was necessarily based upon information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, CSFB on the date of its opinion. CSFB did not express any opinion as to the actual value of the Hearst-Argyle Series A Common Stock when issued pursuant to the Merger or the prices at which the Hearst-Argyle Series A Common Stock will trade subsequent to the Merger. Although CSFB evaluated the consideration to be paid by Hearst-Argyle in the Merger from a financial point of view, CSFB was not requested to, and did not, recommend the specific consideration payable in the Merger, which consideration was determined between Pulitzer and Hearst-Argyle. No other limitations were imposed on CSFB with respect to the investigations made or procedures followed by CSFB in rendering its opinion.

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

  In preparing its opinion to the Hearst-Argyle Board, CSFB performed a variety of financial and comparative analyses, including those described below performed by CSFB in connection with its opinion dated May 25, 1998. The summary of CSFB's analyses set forth below does not purport to be a complete description of the analyses underlying CSFB's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CSFB made numerous assumptions with respect to Hearst-Argyle, Pulitzer, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hearst-Argyle and Pulitzer. No company, transaction or business used in such analyses as a comparison is identical to Hearst-Argyle or Pulitzer or the proposed Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. CSFB's opinion and financial analyses were only one of many factors considered by the Hearst-Argyle Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Hearst-Argyle Board or the management of Hearst-Argyle with respect to the Merger or the consideration to be paid by Hearst-Argyle in the Merger.

  The following is a summary of the material analyses performed by CSFB in connection with its financial presentation and opinion to the Hearst-Argyle Board dated May 25, 1998.

  Selected Companies Analysis. CSFB compared certain financial and operating data of the Pulitzer Broadcasting Business to corresponding data of selected publicly traded companies in the television broadcasting industry. Such companies included: Hearst-Argyle; Clear Channel Communications, Inc.; Granite Broadcasting Corporation; Gray Communications Systems, Inc.; Sinclair Broadcasting Group, Inc.; and Young Broadcasting Inc. (collectively, the "Selected Companies"). CSFB compared, among other things, enterprise values (equity market value plus net debt) as multiples of estimated 1998 and 1999 broadcasting cash flow and EBITDA. All multiples were based on closing stock prices on May 13, 1998. Applying a range of selected multiples for the Selected Companies of enterprise value relative to estimated 1998 and 1999 broadcasting cash flow of 10.4x to 11.4x and 9.5x to 11.4x, respectively, and estimated 1998 and 1999 EBITDA of 11.0x to 12.0x and 10.5x to 11.5x, respectively, to corresponding financial data of the Pulitzer Broadcasting Business indicated an implied enterprise reference range for the Pulitzer Broadcasting Business (before any premium for private market transactions) of approximately $1,280 million to $1,530 million, and an implied equity reference range of approximately $580 million to $830 million.

  Selected Transactions Analysis. Using publicly available information, CSFB analyzed the purchase prices and implied transaction multiples paid in selected transactions in the television broadcasting industry, including (acquiror/target): Sinclair Broadcast Group, Inc./Max Media Properties, L.L.C.; Sinclair Broadcast Group, Inc./Sullivan Broadcast Holdings, Inc.; Hicks, Muse, Tate & Furst Inc./LIN Television Corp.; Sinclair Broadcast Group, Inc./Heritage Media Corp.; The Hearst Corporation/Argyle Television, Inc.; Hicks, Muse, Tate & Furst Inc./Jupiter/Smith TV Holdings; Meredith Corporation/First Media Television, L.P.; A.H. Belo Corporation/The Providence Journal Company; Raycom Media, Inc./AFLAC Incorporated; Tribune Company/Renaissance Communications Corp.; News Corp./New World Communications Group Inc.; and, Media General, Inc./Park

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

Communications, Inc. (collectively, the "Selected Transactions"). CSFB compared the purchase prices paid in each Selected Transaction as a multiple of broadcasting cash flow projected for the calendar year in which such transaction was announced. Applying a range of selected multiples for the Selected Transactions of purchase price to estimated 1998 and 1999 broadcasting cash flow of the Pulitzer Broadcasting Business of 14.0x to 15.5x and 13.0x to 14.5x, respectively, resulted in an implied enterprise reference range for the Pulitzer Broadcasting Business of approximately $1,730 million to $1,950 million, and an implied equity reference range of approximately $1,030 million to $1,260 million.

  Discounted Cash Flow Analysis. CSFB estimated the present value of the unlevered free cash flow that the Pulitzer Broadcasting Business could produce on a pro forma basis for the years ended 1998 through 2007, based on certain operating and financial forecasts and other information provided by the management of Hearst-Argyle and certain sensitivities to such estimates to reflect potentially lower revenue growth. Ranges of terminal values were estimated using multiples of projected 2007 broadcasting cash flow of 11.0x to 13.0x. The free cash flow streams and estimated terminal values were then discounted to present value using discount rates ranging from 9.5% to 10.5%. This analysis indicated an implied enterprise reference range for the Pulitzer Broadcasting Business of approximately $1,665 million to $2,270 million, and an implied equity reference range of approximately $965 million to $1,570 million.

  Aggregate Reference Ranges. On the basis of the valuation methodologies employed in the analyses described above, CSFB derived aggregate enterprise and equity reference ranges for the Pulitzer Broadcasting Business of approximately $1,750 million to $2,000 million and $1,050 million to $1,300 million, respectively.

  Pro Forma Merger Analysis. CSFB analyzed the potential pro forma effect of the Merger on the estimated ATCF and EBITDA per share of Hearst-Argyle for fiscal years 1999 through 2001, based on financial forecasts provided by the management of Hearst-Argyle. Based on an assumption that the Merger would be consummated at a value of $35.00 per share of Hearst-Argyle common stock, an assumed cost of debt of 6.0% and a tax rate of 40%, this analysis indicated that the proposed Merger would be approximately (2.6)% and (0.2)% dilutive to Hearst-Argyle's estimated ATCF per share in calendar years 1999 and 2000, respectively, approximately 1.4% accretive to Hearst-Argyle's estimated ATCF per share in calendar year 2001, and approximately 3.4%, 4.2% and 4.0% accretive to Hearst-Argyle's estimated EBITDA per share in calendar years 1999, 2000 and 2001, respectively. Based on an additional assumption that Hearst-Argyle would repurchase approximately $300 million of its common stock at an average repurchase price of $37.50 per share, this analysis indicated that the proposed Merger would be approximately 0.8%, 6.5% and 9.5% accretive to Hearst-Argyle's estimated ATCF per share in calendar years 1999, 2000 and 2001, respectively, and approximately 8.4%, 13.4% and 14.6% accretive to Hearst-Argyle's estimated EBITDA per share in calendar years 1999, 2000 and 2001, respectively. The actual results achieved by the combined company may vary from projected results and the amount and price of any shares repurchased by Hearst-Argyle may vary from those assumed in this analysis and, in each case, the variations may be material.

  Other Factors and Analyses. In the course of preparing its opinion, CSFB performed certain other analyses and considered certain other information and data, including, among other things, (i) the relative contributions of Hearst-Argyle and the Pulitzer Broadcasting Business to certain operational measures of the combined company in fiscal year 1998 and (ii) the history of trading prices for Hearst-Argyle and Pulitzer Common Stock and the relationship between movements of such common stock.

  Miscellaneous. Pursuant to the terms of CSFB's engagement, Hearst-Argyle has agreed to pay CSFB for its financial advisory services in connection with the Merger an aggregate fee equal to 0.50% of the total consideration (including liabilities assumed) payable in the Merger, as calculated and payable upon the closing, not to exceed $8.5 million. If the Merger were consummated as of February 9, 1999, the aggregate financial advisory fee payable to CSFB would be $8.5 million. Hearst-Argyle also has agreed to reimburse CSFB for all out-of-pocket expenses incurred by CSFB in performing its services, including the fees and expenses for legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related persons and entities against certain liabilities under the federal securities laws, arising out of CSFB's engagement.

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

  CSFB and its affiliates have in the past provided financial services to Hearst-Argyle unrelated to the proposed Merger, for which CSFB and its affiliates have received compensation. In the ordinary course of its business, CSFB and its affiliates may actively trade both the debt and equity securities of both Hearst-Argyle and Pulitzer for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

Interests of Officers, Directors and Principal Stockholders in the
Transactions

  In connection with the execution of the Merger Agreement, the Pulitzer Parties and Hearst-Argyle entered into a Registration Rights Agreement, dated May 25, 1998, pursuant to which the Pulitzer Parties and related parties will be entitled to certain registration rights with respect to public offerings of Hearst-Argyle Series A Common Stock. In addition, the Pulitzer Parties, Hearst-Argyle and Hearst Broadcasting entered into a Board Representation Agreement, dated May 25, 1998, pursuant to which the Pulitzer Parties have been granted the right, subject to certain conditions and restrictions, to cause Hearst-Argyle to nominate for election to the Hearst-Argyle Board, and Hearst Broadcasting to vote in favor of the election of, two individuals designated by the Pulitzer Parties. Subject to the terms and conditions of the Board Representation Agreement (as described herein), after the consummation of the Merger, Michael E. Pulitzer and Ken J. Elkins shall serve as the initial directors nominated by the Pulitzer Parties on the Hearst-Argyle Board. See "The Merger Agreement--Ancillary Agreements--Registration Rights Agreement" and "--Board Representation Agreement."

  The Pulitzer Principal Stockholders have advised Pulitzer that they expect to sell a portion of the Pulitzer Common Stock issuable upon conversion of their shares of Pulitzer Class B Common Stock prior to the consummation of the Spin-Off and the Merger. These sales may occur in transactions (that may include block transactions) on the NYSE, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Pulitzer Principal Stockholders may effect such transactions by selling Pulitzer Common Stock directly to purchasers or to or through broker-dealers that may act as agents or principals. Pulitzer has filed a registration statement relating to the proposed sale by certain of the Pulitzer Principal Stockholders of up to 1,126,000 shares of Pulitzer Common Stock, although any such sales are not expected to exceed 5% of the total combined voting power and equity value of all the issued and outstanding shares of Pulitzer Stock.

  Other than the Pulitzer Parties, as of the Pulitzer Record Date, executive officers or directors of Pulitzer beneficially owned an aggregate of 79,425 shares of Pulitzer Common Stock, representing approximately 1.1% of the outstanding shares of Pulitzer Common Stock, and no shares of Pulitzer Class B Common Stock.

  Directors and executive officers of Hearst-Argyle beneficially owned 1,432,511 shares of Hearst-Argyle Series A Common Stock, or approximately 13.3% of the outstanding shares of Hearst-Argyle Series A Common Stock, as of the Hearst-Argyle Record Date. Hearst Broadcasting beneficially owned all of the outstanding shares of Hearst-Argyle Series B Common Stock and 4,036,725 shares of Hearst-Argyle Series A Common Stock as of the Hearst-Argyle Record Date.

  Upon consummation of the Merger, based on the 37,096,774 shares of Hearst-Argyle Merger Stock being delivered to Pulitzer stockholders in the Merger, if the Merger were consummated as of February 9, 1999, and assuming the sale prior to the Merger of all shares of Pulitzer Common Stock proposed to be sold by the Pulitzer Principal Stockholders (as disclosed in the registration statement filed with the SEC), the Pulitzer Principal Stockholders, together with the executive officers, directors and other affiliates of Pulitzer, would own as a group approximately 24.9% of the outstanding shares of Hearst-Argyle Common Stock; and Hearst Broadcasting, together with the current executive officers, directors and other affiliates of Hearst-Argyle, would own as a group approximately 53.4% of the outstanding shares of Hearst-Argyle Common Stock.

  Pursuant to the Merger Agreement and the Contribution Agreement, Hearst-Argyle, Pulitzer and New Pulitzer have agreed to indemnify each other's respective officers and directors for certain customary matters, including for misleading statements or omissions in documents filed with the SEC, certain third party claims and liabilities relating to the Pulitzer Broadcasting Business and Pulitzer's publishing business. See "The Merger Agreement-- Indemnification."

  Pulitzer is a party to agreements with each of Michael E. Pulitzer, Ken J. Elkins, Nicholas G. Penniman IV, Ronald H. Ridgway, C. Wayne Godsey and John Kueneke (collectively, the "Pulitzer Executives") pursuant to which Pulitzer has agreed to pay each Pulitzer Executive a retention award on the earlier of
(i) January 1, 2000, and (ii) the Closing Date, provided the Pulitzer Executive remains in the continuous employ of Pulitzer until such earlier date. The amounts of the retention awards are $900,000, $600,000, $150,000, $450,000, $250,000 and $250,000, respectively. These agreements also provide for the payment of bonuses on or after the completion of the Merger. The amounts of the transaction completion bonuses are $1,000,000, $1,000,000, $150,000, $450,000, $375,000 and $375,000, respectively. The Compensation
Committee of the Pulitzer Board may award additional transaction completion bonuses to each Pulitzer Executive and certain other management personnel, other than Messrs. Elkins, Godsey and Kueneke. The agreements for Messrs. Elkins, Godsey and Kueneke provide for cash separation payments of approximately $1,350,000, $850,000 and $650,000, respectively. The exact amount of the cash separation payments to these individuals will depend in large part upon the values assigned to the accelerated vesting of their unvested stock options and other non-cash benefits, and may be limited by the deductibility provisions of Section 280G of the Internal Revenue Code. Each of these agreements provides for full payment to the Pulitzer Executive's estate if the Pulitzer Executive dies before the Closing. Pulitzer has entered into similar agreements with certain of its other officers and executives who will be entitled to receive transaction completion bonuses aggregating approximately $984,000. Certain of these individuals will also be entitled to receive, among other things, retention awards aggregating approximately $289,000. In addition, pursuant to the Merger Agreement, Hearst-Argyle has agreed to assume the obligation to make payments of retirement or other benefits that have been earned as of the Effective Time (which will become fully vested at that time) to certain broadcasting executives of Pulitzer under Pulitzer's supplemental executive retirement plan. New Pulitzer has agreed to pay to Hearst-Argyle an amount equal to the aggregate amount of such payments net of a deferred tax benefit. The net amount has been estimated to be $100,000, although the actual amount may be higher or lower depending on the final actuarial calculations at the Effective Time.

  Pulitzer and New Pulitzer anticipate that following the consummation of the Merger, upon approval of New Pulitzer's Board of Directors and the recommendation of its outside compensation consultants, New Pulitzer will enter into an employment agreement with each of Messrs. Pulitzer and Ridgway. It is anticipated that these agreements will be for varying terms and will provide each with salary and other compensation substantially similar to the salary and other compensation currently provided by Pulitzer. New Pulitzer has entered into employment agreements with Messrs. Cole C. Campbell, Terry Egger, and James V. Maloney that become effective upon consummation of the Merger. Mr. Campbell will serve as Editor of the St. Louis Post-Dispatch, Mr. Egger will serve as General Manager of the St. Louis Post-Dispatch, and Mr. Maloney will serve as Secretary, Director of Shareholder Relations of New Pulitzer. Each of these agreements is for a term of three years, and each agreement includes salary and bonus opportunities that are substantially similar to what is currently provided by Pulitzer, except that the agreement with Mr. Egger includes a provision for a restricted stock grant that would vest if his employment with New Pulitzer continues until the end of the three-year term.

  James M. Snowden, Jr., who is a director of Pulitzer and a director of New Pulitzer, is an executive vice president of Huntleigh. Since November 6, 1995, Huntleigh has had a retainer relationship with Pulitzer with respect to general financial advisory services. In addition, in December 1997, Pulitzer entered into an engagement letter with Huntleigh pursuant to which Huntleigh has acted as a financial advisor to Pulitzer with respect to various alternatives regarding the Pulitzer Broadcasting Business. Pursuant to this engagement letter, Pulitzer has paid Huntleigh $200,000 in financial advisory fees. In addition, Pulitzer will be obligated to pay Huntleigh a fee of $1.5 million upon consummation of the Spin-Off and additional fees aggregating approximately $9.1 million (based on the closing price of Hearst-Argyle Series A Common Stock on January 21, 1999) upon consummation of the Merger. New Pulitzer intends to retain Huntleigh in the future as a financial advisor in connection with such matters as it deems appropriate. Pulitzer has agreed to reimburse Huntleigh, and its affiliates, partners, directors, agents, employees and control persons for certain legal and other expenses and to indemnify Huntleigh against certain liabilities, including certain liabilities under the federal securities laws.

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

  William Bush, who is a director of Pulitzer and a director of New Pulitzer, is a partner in Fulbright & Jaworski L.L.P. Pulitzer has retained, and New Pulitzer intends to retain in the future, Fulbright & Jaworski L.L.P. as legal counsel in connection with such legal matters as it deems appropriate.

Hearst-Argyle Stock Repurchase Program

  Simultaneously with the public announcement of the Merger Agreement, the Hearst-Argyle Board authorized a market repurchase program (the "Repurchase Program") pursuant to which Hearst-Argyle may purchase, at such times and on such terms as it determines appropriate, up to $300 million of Hearst-Argyle Series A Common Stock. The Hearst-Argyle Board authorized the Repurchase Program in order to adjust the capital structure of Hearst-Argyle with respect to its debt to equity ratio in light of the significant amount of equity to be issued in the Merger. Hearst-Argyle has no obligation to Pulitzer or New Pulitzer to make any such purchases. As of February 9, 1999, Hearst-Argyle had, pursuant to the Repurchase Program, purchased 1,835,727 shares of Hearst-Argyle Series A Common Stock for aggregate consideration of $54.0 million. In addition, at the time of the public announcement of the Merger Agreement, Hearst Broadcasting notified Hearst-Argyle of its intention to purchase up to 10 million shares of Hearst-Argyle Series A Common Stock from time to time in the open market, in private transactions or otherwise. As of February 9, 1999 and subsequent to the public announcement of the Merger Agreement, Hearst Broadcasting had purchased 4,132,698 shares of Hearst-Argyle Series A Common Stock for an aggregate consideration of $124.5 million.

Accounting Treatment

  The Merger will be accounted for by Hearst-Argyle using the purchase method. Hearst-Argyle will be the acquiror of the Pulitzer Broadcasting Business and, as a result, the assets and liabilities of the Pulitzer Broadcasting Business will be consolidated with those of Hearst-Argyle at their estimated fair values. The results of operations of the Pulitzer Broadcasting Business will be included in the consolidated financial statements of Hearst-Argyle subsequent to the Closing Date of the Merger.

  Pulitzer's historical basis in its assets and liabilities contributed to and assumed by New Pulitzer will be carried over to New Pulitzer. The Merger, the Spin-Off and the related transactions will be accounted for by New Pulitzer as a reverse-spin transaction, and accordingly New Pulitzer's results of operations for periods reported prior to the consummation of the Merger, the Spin-Off and related transactions will represent the historical results of operations previously reported by Pulitzer. See "Information Incorporated By Reference."

                             THE MERGER AGREEMENT

  The following is a summary of the material provisions of the Merger Agreement and the exhibits and schedules thereto, a copy of which is attached as Annex I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full and complete text of the Merger Agreement.

Pre-Merger Transactions

  Prior to and as a condition to the Merger, each of the following transactions must be consummated.

  Financing. Prior to the Spin-Off, Pulitzer has agreed to use commercially reasonable efforts to obtain the New Debt through a financing in the amount of $700 million on terms reasonably and mutually acceptable to Pulitzer and Hearst-Argyle, which may be secured by the proceeds thereof, the Broadcasting Assets to be acquired by Hearst-Argyle in the Merger or the issued and outstanding shares of capital stock of Pulitzer Broadcasting and/or the Broadcasting Subsidiaries. Pulitzer expects to enter into a commitment letter with The Chase Manhattan Bank ("Chase"), pursuant to which Chase, subject to the negotiation, execution and delivery of definitive documentation and several conditions, will commit to lend to Pulitzer $700 million, which loan will

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

be due and payable upon two days' prior written notice and secured initially by the cash proceeds of the loan. Upon payment of the Existing Debt and the occurrence of the Spin-Off, the lien on the cash will be released and replaced by a pledge of all the issued and outstanding shares of capital stock of Pulitzer Broadcasting and the Broadcasting Subsidiaries. On or before the Closing Date, Pulitzer will use a portion of the proceeds of the New Debt to pay or provide for the payment of Existing Debt and the Deal Expenses. Pulitzer will contribute the balance of the proceeds of the New Debt, along with any other remaining cash and cash equivalents then owned by Pulitzer, to New Pulitzer pursuant to the Contribution Agreement. Under the terms of the proposed commitment letter, Pulitzer will pay a corporate finance fee to Chase of $500,000, payable on or before the Closing Date. If for any reason the Merger is not consummated, Pulitzer expects to repay a portion of the New Debt with the proceeds remaining after any payment of Existing Debt or Deal Expenses. However, under such circumstances, if the New Debt is not fully repaid on the day after the New Debt is borrowed, Chase Securities Inc. ("CSI"), on behalf of Chase, will be permitted to structure, arrange and syndicate senior secured credit facilities in the amount of $700 million, the proceeds of which will be applied to refinance the New Debt. If the New Debt remains unpaid and outstanding for more than three business days, Pulitzer will pay to Chase an advisory fee in the amount of $5.25 million, provided that if the New Debt is repaid from the proceeds of a syndicated financing arranged or underwritten by CSI or any of its affiliates, the advisory fee will be credited against any syndication or underwriting fees payable to Chase in connection with the refinancing.

  Spin-Off. The Merger Agreement provides that, pursuant to a Contribution and Assumption Agreement between Pulitzer and New Pulitzer, a form of which is attached as Exhibit C to Annex I hereto (the "Contribution Agreement"), prior to the Closing, Pulitzer will effect the Contribution by contributing and transferring to New Pulitzer and/or its wholly owned subsidiaries (collectively, the "New Pulitzer Group") (i) all of its assets other than (A) the issued and outstanding capital stock of Pulitzer Broadcasting and of the Broadcasting Subsidiaries and (B) the Broadcasting Assets; (ii) the net proceeds of the New Debt after paying or providing for the Existing Debt and the Deal Expenses; and, (iii) any other remaining cash and cash equivalents then owned by Pulitzer. The assets and certain other rights that will not be contributed to the New Pulitzer Group are hereinafter referred to as the "Retained Assets." In connection with the Contribution, New Pulitzer, among other things, will (i) assume all liabilities of Pulitzer that exist as of, or otherwise relate to any period ending on or prior to, the Effective Time, other than those liabilities associated with the Pulitzer Broadcasting Business, the New Debt and Pulitzer's obligations under the Merger Agreement and the other agreements contemplated thereby (the "Retained Liabilities") and
(ii) issue and deliver to Pulitzer such number of shares of New Pulitzer Common Stock and New Pulitzer Class B Common Stock as will be required for the Distribution.

  Following the Contribution, and immediately prior to the Merger, Pulitzer will effect the Distribution by distributing to each holder of Pulitzer Common Stock one share of New Pulitzer Common Stock for each share of Pulitzer Common Stock held and to each holder of Pulitzer Class B Common Stock one share of New Pulitzer Class B Common Stock for each share of Pulitzer Class B Common Stock held. As a result, each holder of Pulitzer capital stock immediately prior to the Distribution will own the same number and class of shares in New Pulitzer as such holder owns in Pulitzer. Each share of Pulitzer Stock owned directly or indirectly by Pulitzer as treasury stock will be cancelled at the time of the Distribution. Each share of the capital stock of New Pulitzer issued and outstanding immediately prior to the Distribution and owned, directly or indirectly, by Pulitzer or any of its subsidiaries (other than those to be distributed in accordance with the Distribution) will be cancelled at the time of the Distribution.

  The Contribution and the Distribution collectively constitute the Spin-Off. As part of the Contribution, Pulitzer will agree to indemnify, defend and hold harmless the New Pulitzer Group, and their respective successors-in-interest and each of their respective past and present directors and officers from all losses, claims, damages or liabilities, joint or several, of Pulitzer, to the extent they arise out of, or are based upon or otherwise relate to, the Retained Liabilities, the Retained Assets or the operations of Pulitzer Broadcasting or the Broadcasting Subsidiaries, except for certain liabilities relating to taxes, employee benefits, litigation and certain other matters. See "The Merger Agreement--Indemnification." Notwithstanding the foregoing, New Pulitzer

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

will be responsible for all tax liabilities of Pulitzer and its subsidiaries for periods through the date (the "Closing Date") on which the closing of the Merger and related transactions occurs (the "Closing"), and Hearst-Argyle, as the surviving corporation, will be responsible for all Retained Liabilities and all liabilities pertaining to the Retained Assets for periods thereafter. New Pulitzer will also be responsible for certain taxes arising from or relating to the Merger, the Contribution, the Spin-Off and related transactions. See "The Merger Agreement--Tax Matters."

  Amendments to Organizational Documents of Pulitzer and New Pulitzer. Prior to the Contribution and Distribution, the Pulitzer Charter will be amended in connection with the Spin-Off in order to permit the Distribution. Currently, the Pulitzer Charter provides that, if dividends or other distributions (other than of Pulitzer Stock) are declared, the amount of such dividend or other distribution payable on each share of Pulitzer Stock shall in all cases be equal to the amount of such dividend or other distribution payable on each other share of Pulitzer Stock. This provision prohibits the distribution to holders of Pulitzer Common Stock of New Pulitzer Common Stock and the simultaneous distribution to holders of Pulitzer Class B Common Stock of New Pulitzer Class B Common Stock, as contemplated by the Distribution. The Pulitzer Charter Amendment, if approved and adopted, will permit such distributions by creating a specific exception for distributions of shares of New Pulitzer. See "Proposal to Approve and Adopt the Pulitzer Charter Amendment" and a copy of the form of Pulitzer Charter Amendment attached as Annex III hereto. The New Pulitzer Certificate of Incorporation (the "New Pulitzer Charter") has been amended and restated and contains provisions substantially similar to the current Pulitzer Charter, as proposed to be amended by the Pulitzer Charter Amendment. See "Comparison of Rights of Stockholders of Pulitzer and New Pulitzer" and a copy of the New Pulitzer Charter attached as Annex VII hereto.

The Merger

  General. In addition to providing for the transactions described above under "--The Pre-Merger Transactions," the Merger Agreement provides that, subject to (i) the requisite adoption and approval by Hearst-Argyle stockholders of the Hearst-Argyle Merger Proposal; (ii) the requisite adoption and approval by Pulitzer stockholders of the Pulitzer Proposals; and, (iii) the satisfaction or waiver of certain other conditions, at the Effective Time, Pulitzer (which, at the time of the Merger, will own only the Pulitzer Broadcasting Business subject to the related liabilities, the New Debt and certain other obligations) will be merged with and into Hearst-Argyle, the separate existence of Pulitzer will cease, and Hearst-Argyle will continue as the surviving corporation in the Merger. As a result of the Merger, (i) Hearst-Argyle will acquire the Pulitzer Broadcasting Business and, with certain exceptions, will be responsible for all of the liabilities of Pulitzer relating to the Pulitzer Broadcasting Business, the New Debt and the obligations of Pulitzer under the Merger Agreement and the other agreements contemplated thereby and (ii) shares of Pulitzer Stock outstanding immediately prior to the Merger will be converted into shares of Hearst-Argyle Merger Stock (as defined below). Because the Merger is structured as a merger of Pulitzer with and into Hearst-Argyle, Hearst-Argyle will assume all liabilities of Pulitzer as a matter of law at the Effective Time, including the New Debt. Pursuant to the Merger Agreement and the Contribution Agreement, Pulitzer, New Pulitzer and Hearst-Argyle have agreed to indemnify each other with respect to certain matters, including New Pulitzer's indemnification of Hearst-Argyle in respect of all liabilities of Pulitzer not related to the Pulitzer Broadcasting Business (including any tax to which Pulitzer is subject as a result of the Spin-Off) other than the New Debt and the obligations of Pulitzer under the Merger Agreement and the other agreements contemplated thereby, and the indemnification of Hearst-Argyle in respect of certain liabilities relating to the Pulitzer Broadcasting Business. See "-- Indemnification."

  Effective Time of Merger. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with applicable law (the "Effective Time"). It is anticipated that, if approved by the stockholders of both Hearst-Argyle and Pulitzer, the Merger will become effective in March 1999; however, because the Merger and the related transactions are conditioned upon, among other things, certain regulatory approvals and third party consents, no assurances can be given as to when the consummation of the Merger will actually occur, if at all.

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

  Merger Consideration. Pursuant to the Merger Agreement and without any action on the part of the holder of any shares of Pulitzer capital stock, at the Effective Time each share of Pulitzer Stock issued and outstanding immediately prior to the Merger (except for shares of Pulitzer Class B Common Stock with respect to which dissenters' rights are properly exercised) will be converted into and become the number of fully-paid and nonassessable shares of Hearst-Argyle Series A Common Stock (the "Common Stock Conversion Number") equal to the quotient obtained by dividing the 37,096,774 shares of Hearst-Argyle Series A Common Stock to be delivered to Pulitzer stockholders in the Merger (the "Hearst-Argyle Merger Stock") by the number of shares of Pulitzer Stock outstanding immediately prior to the Effective Time. Based on the number of shares of Pulitzer Stock outstanding on the Pulitzer Record Date, if the Merger were consummated on the date hereof, the Common Stock Conversion Number (or the number of shares of Hearst-Argyle Series A Common Stock to be delivered per share of Pulitzer Stock) would be 1.64 shares. The fixed number of shares of Hearst-Argyle Merger Stock was determined under the Merger Agreement by dividing an aggregate consideration of $1.15 billion by a price of $31.00 per share for the Hearst-Argyle Series A Common Stock. On February 9, 1999, the closing price of Hearst-Argyle Series A Common Stock on the NYSE was $27.875 per share. Based on this price, the aggregate value of the Hearst-Argyle Merger Stock is $1,034,072,575.25, and the value of Hearst-Argyle Merger Stock to be received per share of Pulitzer Stock is $45.717. Because the aggregate number of shares of Hearst-Argyle Merger Stock is fixed and the actual market price of the Hearst-Argyle Series A Common Stock is subject to fluctuation, the actual aggregate market value of Hearst-Argyle Merger Stock and market value of Hearst-Argyle Merger Stock to be received per share of Pulitzer Stock, at the Effective Time, may be greater or less than these amounts.

  If, between May 25, 1998 and the Effective Time, the outstanding shares of Hearst-Argyle Series A Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or if any extraordinary dividend or distribution is made with respect to the Hearst-Argyle Series A Common Stock, then the Common Stock Conversion Number will be correspondingly adjusted to reflect such event.

  The Merger Agreement provides that no fractional shares of Hearst-Argyle Merger Stock will be issued in connection with the Merger. In lieu of any such fractional interests, each holder of Pulitzer Stock entitled to receive Hearst-Argyle Merger Stock in the Merger will be entitled to receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the fractional interest in the share of Hearst-Argyle Merger Stock to which such holder would otherwise be entitled (after taking into account all shares of Pulitzer Stock then held of record by such holder) by the closing sales price of a share of Hearst-Argyle Series A Common Stock on the NYSE on the Closing Date. Hearst-Argyle currently expects that any such payments will be made from cash on hand.

  If the Merger were consummated on the date hereof, the 37,096,774 shares of Hearst-Argyle Merger Stock being delivered to holders of Pulitzer Stock would represent approximately 77.5% of the outstanding Hearst-Argyle Series A Common Stock on the Hearst-Argyle Record Date and approximately 41.6% of the outstanding Hearst-Argyle Common Stock on such date (each on a pro forma basis for the Merger). See "Ownership of Hearst-Argyle Stock Before and After the Merger."

  Payment for Shares. As soon as practicable after the Effective Time, a letter of transmittal will be mailed by the Exchange Agent to each holder of record of Pulitzer Stock (other than Pulitzer, New Pulitzer or any of their respective subsidiaries) immediately prior to the Effective Time to be used in forwarding such holder's certificates evidencing such shares for surrender and exchange for certificates evidencing the shares of Hearst-Argyle Merger Stock to which such holder has become entitled and, if applicable, cash in lieu of a fractional share of Hearst-Argyle Series A Common Stock. The letter of transmittal will be accompanied by instructions specifying the other details of the exchange. PULITZER STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL.

  After the Effective Time, each certificate formerly representing Pulitzer Stock, until surrendered and exchanged, will be deemed for all purposes to evidence the number of full shares of Hearst-Argyle Series A

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

Common Stock into which the shares of Pulitzer Stock shall have been so converted pursuant to the Merger and cash in lieu of a fractional share of Hearst-Argyle Series A Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividend or other distribution payable by Hearst-Argyle to its stockholders until such certificate is surrendered. Subject to the effect of applicable law, such holders of unexchanged certificates shall not be entitled to receive interest on any dividends or distributions. All such dividends or other distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Hearst-Argyle, after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to Hearst-Argyle for payment or delivery of such dividends or distributions, as the case may be.

  Appraisal Rights. Any holder of record of shares of Pulitzer Class B Common Stock outstanding immediately prior to the Merger that has validly exercised such holder's appraisal rights under Section 262 of the DGCL will not be entitled to receive, in respect of the shares of Pulitzer Class B Common Stock as to which such holder has validly exercised such appraisal rights, shares of Hearst-Argyle Merger Stock unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment for such holder's shares of Pulitzer Class B Common Stock under
Section 262 of the DGCL. In such event, such holder shall be entitled to receive the Hearst-Argyle Merger Stock (in addition to the shares of New Pulitzer Class B Common Stock received pursuant to the Distribution) that such holder would have been entitled had such holder not exercised appraisal rights. Pulitzer, Hearst-Argyle and New Pulitzer have reached certain agreements relating to any such exercise of appraisal rights, including Hearst-Argyle's agreement, as the surviving corporation of the Merger, to pay any amount payable to any such stockholder who becomes entitled under Section 262 of the DGCL for such holder's shares of Pulitzer Class B Common Stock. See "Rights of Dissenting Pulitzer Stockholders" for further information concerning the rights of holders of Pulitzer Class B Common Stock to dissent, including a discussion of the mechanics of perfecting such rights.

  Certificate of Incorporation and By-Laws; Directors and Officers. The Merger Agreement provides that the Hearst-Argyle Charter and the Hearst-Argyle By-Laws, each as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and By-Laws of the surviving corporation. In addition, the directors and officers of Hearst-Argyle immediately prior to the Effective Time will be the directors and officers of the surviving corporation; provided, however, that pursuant to the Board Representation Agreement entered into by Hearst-Argyle, Hearst Broadcasting and the Pulitzer Parties, the Pulitzer Parties will have certain rights to representation on the Hearst-Argyle Board. See "--Ancillary Agreements--Board Representation Agreement."

  Closing and Closing Date. The Closing will take place as soon as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement and summarized below (but no later than five business days thereafter) or on such other date as Hearst-Argyle, Pulitzer and New Pulitzer may agree.

  Restrictions on Transfer of Hearst-Argyle Merger Stock. The shares of Hearst-Argyle Series A Common Stock that will be issued to Pulitzer stockholders pursuant to the Merger will be freely transferable, except that shares of Hearst-Argyle Series A Common Stock issued to persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Pulitzer at the time of the Pulitzer Meeting may be resold by them only pursuant to an effective registration statement covering such securities, in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Hearst-Argyle after the Merger) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Pulitzer or Hearst-Argyle generally include individuals or entities that control, are controlled by, or are under common control with, such person and may include certain officers and directors of such person as well as principal stockholders of such person. Based on the 37,096,774 shares of Hearst-Argyle Merger Stock being delivered to Pulitzer stockholders in the Merger and the number of shares of Pulitzer Stock outstanding on the Pulitzer Record Date, if the Merger were consummated as of February 9, 1999 and assuming the sale prior to the Merger of all shares of Pulitzer Common Stock proposed to be sold by the Pulitzer Principal Stockholders, affiliates of Pulitzer will receive approximately 22.2 million shares of Hearst-Argyle Series A

Common Stock pursuant to the Merger. The Merger Agreement requires Pulitzer to use reasonable efforts to deliver or cause to be delivered to Hearst-Argyle, prior to the Closing Date, from each person identified by Pulitzer as an affiliate, a letter agreement to the effect that such person will not sell or otherwise dispose of any of the shares of Hearst-Argyle Series A Common Stock issued to such person pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act or (ii) in a transaction which, in the reasonable opinion of Hearst-Argyle's counsel, is not required to be registered under the Securities Act and is permissible under Rule 145. See "--Conditions Precedent."

  Restrictions on Transfer of New Pulitzer Stock. The shares of New Pulitzer Stock received by Pulitzer stockholders pursuant to the Spin-Off will not be subject to any restrictions on transfer (other than those that may be related to federal and state securities laws or, if applicable, the provisions of the New Pulitzer Voting Trust Agreement). However, each holder of 5% or more of either the total combined voting power or equity value of the issued and outstanding Pulitzer Stock has represented that such holder has no present plan or intention to dispose of any of the shares of New Pulitzer Stock that such holder will receive in the Spin-Off, except for possible gifts to charitable organizations, trusts or split-interest trusts, gifts for estate planning purposes to family members or to entities beneficially owned by family members or the donor and sales of a limited amount of shares of New Pulitzer Stock that will only be made simultaneously with, and in proportion, to sales of the Hearst-Argyle Merger Stock received by them pursuant to the Merger. All such gifts, transfers or sales by such 5% Pulitzer stockholders will not exceed in the aggregate 9.5% of the number of shares of stock of either Hearst-Argyle or New Pulitzer outstanding immediately after the Merger. Such 5% Pulitzer stockholders have further agreed that in the absence of unanticipated events or circumstances necessitating a change of their respective present plans and intentions, they will not dispose of shares of New Pulitzer Stock for a period of one year after the Spin-Off and the Merger other than the permitted gifts, transfers or sales described above.

  Transfers of shares of New Pulitzer Class B Common Stock will be further restricted by certain provisions of the New Pulitzer Charter, as amended from time to time.

Working Capital Adjustment

  Two days prior to the Effective Time, Pulitzer will inform Hearst-Argyle of its estimate of the difference between its total current assets and its total current liabilities (other than the New Debt, the Existing Debt and the Deal Expenses) (the "Working Capital Amount") as of the end of the most recently available month end period immediately preceding the Effective Time and after giving effect to the Contribution, the Distribution and the disposition of cash and cash equivalents (the "Estimated Working Capital Amount"). At the Effective Time, if the Estimated Working Capital Amount exceeds $41 million, Hearst-Argyle will pay to New Pulitzer the amount of such excess, and if $41 million exceeds the Estimated Working Capital Amount, New Pulitzer will pay to Hearst-Argyle the amount of such excess.

  Within 90 days after the Effective Time, Hearst-Argyle will deliver to New Pulitzer its determination of the Working Capital Amount as of the Closing Date (the "Closing Working Capital Amount"). Within 10 days thereafter (or within 10 days of the resolution of any dispute regarding such determination, which dispute, if not resolved by Hearst-Argyle and New Pulitzer, will be resolved by an independent certified public accounting firm mutually acceptable to Hearst-Argyle and New Pulitzer, the decision of which shall be final and binding on Hearst-Argyle and New Pulitzer), adjustment payments will be made as follows: If the Closing Working Capital Amount as adjusted, if at all, by the preceding dispute resolution process (the "Final Working Capital Amount") exceeds the Estimated Working Capital Amount, then Hearst-Argyle will pay to New Pulitzer the amount of such excess, and if the Estimated Working Capital Amount exceeds the Final Working Capital Amount, New Pulitzer will pay to Hearst-Argyle the amount of excess. Any such payments will include interest from the Closing Date to the date of payment at the prime rate charged by Citibank, N.A. in New York City, will be made in immediately available funds and will be made on an after-tax basis.

Conditions Precedent

  Conditions to the Obligations of All Parties. The respective obligations of Hearst-Argyle, on the one hand, and Pulitzer and New Pulitzer, on the other hand, to consummate the Merger and each of the transactions contemplated by the Merger Agreement are conditioned on the following:

    (i) the Hearst-Argyle Merger Proposal shall have been approved and adopted by the stockholders of Hearst-Argyle;

    (ii) the Pulitzer Proposals shall have been approved and adopted by the stockholders of Pulitzer;

    (iii) the Spin-Off, the Pulitzer Charter Amendment and certain amendments to the New Pulitzer Charter shall have been consummated in accordance with the terms of the Merger Agreement and Pulitzer shall have drawn down in its entirety the New Debt;

    (iv) any waiting period applicable to the consummation of the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated (which has occurred), and any other governmental or regulatory approvals, notices or temporary or permanent waivers or other licenses or grants, required with respect to the transactions contemplated thereby shall have been either filed or received and be in effect;

    (v) no federal, state or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and that has the effect of making the transactions contemplated by the Merger Agreement illegal or otherwise prohibiting such transactions or that questions the validity or the legality of the transactions contemplated by the Merger Agreement and that in any case could reasonably be expected to have a material adverse effect on the Pulitzer Broadcasting Business or on Hearst-Argyle and its subsidiaries taken as a whole; and,

    (vi) the Registration Statement of which this Joint Proxy
  Statement/Prospectus is a part shall have been declared effective under the Securities Act, and no stop orders with respect thereto shall have been issued.

  Conditions to Obligations of Pulitzer and New Pulitzer. The obligations of Pulitzer and New Pulitzer to effect the Merger and each of the transactions contemplated by the Merger Agreement are conditioned on the following:

    (i) the representations and warranties of Hearst-Argyle in the Merger Agreement or in any agreement contemplated thereby or any other document delivered pursuant thereto shall be true and correct in all material respects on and as of the Closing Date, and at the Closing, Hearst-Argyle shall have delivered to Pulitzer and New Pulitzer a certificate to that effect;

    (ii) each of the obligations of Hearst-Argyle to be performed on or before the Closing Date pursuant to the terms of the Merger Agreement or the agreements contemplated thereby shall have been duly performed in all material respects on or before the Closing Date, and at the Closing Hearst-Argyle shall have delivered to Pulitzer and New Pulitzer a certificate to that effect;

    (iii) the Hearst-Argyle Merger Stock shall have been approved for listing on the NYSE (which has occurred), subject to official notice of issuance;

    (iv) the New Pulitzer Common Stock shall have been approved for listing on the NYSE (which has occurred), subject to official notice of issuance;

    (v) Pulitzer shall have received from the IRS a private letter ruling (which has been received) that the Spin-Off will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and as a tax-free distribution to Pulitzer stockholders under Section 355(a) of the Code (see "Federal Income Tax Consequences of the Spin-Off, the Merger and Related Transactions--The Spin-Off");

    (vi) Pulitzer shall have received from its counsel, Fulbright & Jaworski L.L.P. (or another nationally recognized law firm acceptable to Pulitzer), an opinion (which has been received) that the Merger constitutes a reorganization under Section 368(a)(1)(A) of the Code (with appropriate exceptions, assumptions and qualifications and based upon appropriate representations, certificates and letters) (see "Federal Income Tax Consequences of the Spin-Off, the Merger and Related Transactions--The Merger"); and,

    (vii) Pulitzer and New Pulitzer shall have received all customary closing documents they may reasonably request relating to the existence of Hearst-Argyle and the authority of Hearst-Argyle to enter into the Merger Agreement and the transactions contemplated thereby, all in form and substance reasonably satisfactory to Pulitzer and New Pulitzer.

  Conditions to Obligations of Hearst-Argyle. The obligations of Hearst-Argyle to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

    (i) the representations and warranties of Pulitzer and New Pulitzer contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct in all material respects on and as of the Closing Date, and at the Closing Pulitzer and New Pulitzer shall have delivered to Hearst-Argyle their respective certificates to that effect;

    (ii) each of the obligations of Pulitzer and New Pulitzer to be performed on or before the Closing Date pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing Pulitzer and New Pulitzer shall have delivered to Hearst-Argyle their respective certificates to that effect;

    (iii) Pulitzer shall have delivered to Hearst-Argyle a certificate signed by the Chief Financial Officer of Pulitzer certifying, as of the Closing Date, as to the number of shares of capital stock of Pulitzer outstanding, indicating the class and series of such shares;

    (iv) Hearst-Argyle shall have received all customary closing documents it may reasonably request relating to the existence of Pulitzer, New Pulitzer, Pulitzer Broadcasting, and the Broadcasting Subsidiaries, and the authority of Pulitzer and New Pulitzer to enter into the Merger Agreement and the transactions contemplated by the Merger Agreement, all in form and substance reasonably satisfactory to Hearst-Argyle;

    (v) Hearst-Argyle shall have received from its counsel, Rogers & Wells LLP (or another nationally recognized law firm acceptable to Hearst-Argyle) an opinion (which has been received), that the Merger constitutes a reorganization under Section 368(a)(1)(A) of the Code (with appropriate exceptions, assumptions and qualifications and based upon appropriate representations, certificates and letters) (see "Federal Income Tax Consequences of the Spin-Off, the Merger and Related Transactions--The Merger");

    (vi) Pulitzer shall have paid in full the Existing Debt as of the Closing;

    (vii) There shall have been obtained and delivered to Hearst-Argyle all necessary approvals and consents to the assignment to Hearst-Argyle of the network affiliation agreements of Pulitzer's television and radio stations (the "Pulitzer Stations"); and,

    (viii) Each of the persons deemed to be an affiliate of Pulitzer pursuant to Rule 145 under the Securities Act shall have executed and delivered to Hearst-Argyle a letter agreement (a form of which is attached as Exhibit J to the Merger Agreement) whereby each such affiliate agrees to certain restrictions on the sale of the Hearst-Argyle Merger Stock.

Acquisition Proposals

  The Merger Agreement prohibits Pulitzer, its subsidiaries and their respective officers, directors, representatives and agents from, directly or indirectly, knowingly encouraging, soliciting, initiating or participating in any way in discussions or negotiations with, or knowingly providing any confidential information to, any individual, partnership, corporation or any other person (other than Hearst-Argyle or any affiliate or associate of Hearst-Argyle and their respective directors, officers, employees, representatives and agents) concerning any merger, consolidation, business combination, recapitalization, liquidation or dissolution of Pulitzer, Pulitzer Broadcasting or any Broadcasting Subsidiary, the sale of any substantial part of the assets of Pulitzer Broadcasting or any of the Broadcasting Subsidiaries (other than in the ordinary course of business consistent with past practice), the sale of any shares of capital stock of Pulitzer Broadcasting or any of the Broadcasting Subsidiaries, or the sale of shares representing a controlling interest of the capital stock of Pulitzer, Pulitzer Broadcasting or the Broadcasting Subsidiaries or any similar transactions or series of transactions involving Pulitzer Broadcasting. However, the Pulitzer Board may
(i) take and disclose to Pulitzer's stockholders a position with respect to a tender offer for Pulitzer Stock by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; (ii) make such disclosure to Pulitzer's stockholders as, in the judgment of the Pulitzer Board, with the advice of outside counsel, may be required under applicable law; and, (iii) respond to any unsolicited third party proposal or inquiry by advising the individual, partnership, corporation or any other person making such proposal or inquiry of the terms of the provisions summarized in this paragraph.

  The Merger Agreement also provides that notwithstanding anything to the contrary set forth above, the Pulitzer Board may respond to any Acquisition Proposal and may provide information and afford access to, and negotiate and hold discussions with, any third party or group in connection therewith if the Pulitzer Board determines, with the advice of outside counsel, that it may be required to do so to comply with its fiduciary duties. An "Acquisition Proposal" means any proposal, offer or any expression of interest by any third party relating to a possible transaction as described above, other than Hearst-Argyle. Subject to the fiduciary duties of Pulitzer's Board of Directors, in the event that Pulitzer, New Pulitzer or any of their subsidiaries or any of their respective officers, directors, employees, representatives or agents receives from any third party an Acquisition Proposal, Pulitzer must advise Hearst-Argyle promptly of such Acquisition Proposal and thereafter keep Hearst-Argyle reasonably and promptly informed of all material facts and circumstances relating to the Acquisition Proposal and Pulitzer's response thereto.

  The Merger Agreement requires Hearst-Argyle to notify Pulitzer and provide it with pertinent information in the event Hearst-Argyle or any of its subsidiaries, or any of their respective directors, officers, representatives or agents (i) solicits, initiates or participates in any way in discussions or negotiations with, or provides any confidential information to, any third party (other than Pulitzer or any affiliate or associates of Pulitzer and their respective directors, officers, employees, representatives and agents) concerning any merger, sale of substantially all of the assets of Hearst-Argyle, sale of shares representing a controlling interest of capital stock of Hearst-Argyle or similar transactions or series of transactions involving Hearst-Argyle or (ii) receives any proposal or inquiry in respect of any such transaction or any request to provide any such information or hold any such negotiations or discussions.

Certain Covenants

  Interim Operations of Pulitzer. Pursuant to the Merger Agreement, Pulitzer has agreed, among other things, that from May 25, 1998 to the Closing Date, Pulitzer shall not, without the prior written consent of Hearst-Argyle:

    (i) amend the Pulitzer Charter or the Pulitzer By-Laws;

    (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than cash dividends declared and paid consistent with Pulitzer's past practice (except that (A) any subsidiary of Pulitzer other than Pulitzer Broadcasting or any Broadcasting Subsidiary may declare and pay dividends that are payable to Pulitzer or to any other subsidiary of Pulitzer; (B) Pulitzer Broadcasting or any Broadcasting Subsidiary may declare and pay dividends in cash and cash equivalents that are payable to Pulitzer or to any other subsidiary of Pulitzer; and, (C) Pulitzer Broadcasting may declare and pay a dividend of all of the capital stock of Pulitzer Sports (as defined herein) to Pulitzer), or redeem or otherwise acquire any of its securities other than for cash;

    (iii) except pursuant to the terms of the Pulitzer Class B Common Stock, the Pulitzer Option Plans, or the Pulitzer Employee Stock Purchase Plan (as defined herein), split, combine or reclassify any of its capital

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

  stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of any shares of its capital stock;

    (iv) except (A) to the extent that Pulitzer is acting in the ordinary course of business or is otherwise released therefrom in connection with the Contribution or Distribution or (B) any investment or acquisition relating to the newspaper business or any activity related thereto, (x) create, incur or assume any debt (other than New Debt) not outstanding as of May 25, 1998 (including obligations in respect of capital leases); (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or, (z) make any loans, advances or capital contributions to, or investments in, any person or entity other than New Pulitzer or another subsidiary;

    (v) except pursuant to the terms of the Pulitzer Class B Common Stock, the Pulitzer Option Plans or the Pulitzer Employee Stock Purchase Plan, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or amend any of the terms of any such securities outstanding on May 25, 1998;

    (vi) terminate, amend, modify or waive compliance with any of the provisions, terms or conditions of the Contribution Agreement directly or indirectly in respect of the assets or the liabilities retained by Pulitzer or affecting the rights or obligations of Pulitzer thereunder from and after the Effective Time;

    (vii) subject to the fiduciary duties of the Pulitzer Board, terminate, amend, modify or waive any of the terms or conditions of any confidentiality agreement in effect as of May 25, 1998 between Pulitzer and any other prospective acquiror of Pulitzer, Pulitzer Broadcasting or the Broadcasting Subsidiaries, provided that Pulitzer, Pulitzer Broadcasting or any Broadcasting Subsidiary may waive, and Hearst-Argyle will not enforce after Closing, any restriction on employment of any employee of Pulitzer, Pulitzer Broadcasting or any Broadcasting Subsidiary who is not employed by Hearst-Argyle, Pulitzer Broadcasting or any Broadcasting Subsidiary at Closing or whose employment with any of them is terminated after Closing; or,

    (viii) take or agree in writing or otherwise to take any of the foregoing actions or any actions that would (A) make any representation or warranty of Pulitzer or New Pulitzer contained in the Merger Agreement untrue or incorrect, in any material respect, as of the date made or as of the Closing Date; (B) result in any of the conditions to Closing in the Merger Agreement not being satisfied; or, (C) be inconsistent, in any material respect, with the terms of the Merger Agreement or the transactions contemplated thereby.

  Interim Operations of Pulitzer Broadcasting. Pursuant to the Merger Agreement, Pulitzer has agreed that, from May 25, 1998 to the Closing Date, it will cause Pulitzer Broadcasting and the Broadcasting Subsidiaries to conduct their operations in the ordinary course of business consistent with past practices. Pulitzer has also agreed that, except as otherwise contemplated by the Merger Agreement (without the prior written consent of Hearst-Argyle), it will not permit Pulitzer Broadcasting or any of the Broadcasting Subsidiaries to:

    (i) amend its Certificate of Incorporation or By-Laws;

    (ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other equity securities or amend any of the terms of any securities outstanding on May 25, 1998;

    (iii) acquire, lease, sell or dispose of any assets or any of the television station licenses granted by the FCC, other than acquisitions, leases, sales or dispositions of inventory and equipment in the ordinary course of business consistent with past practices or inventory items repurchased, depleted or worn out in accordance with Pulitzer Broadcasting's normal operating procedures;

    (iv) except for certain permitted exceptions, subject to any lien any of its properties or assets, tangible or intangible;

    (v) increase the amount of any cash compensation payable to its employees if such increase would cause the aggregate cash compensation payable to all employees on an annualized basis to exceed, by more than 5%, the cash compensation payable by Pulitzer Broadcasting to all of its employees under its 1998 budget; provided, that the foregoing restrictions do not apply to the employment, bonus, and/or severance agreements made with the corporate executives of Pulitzer Broadcasting and the managers of the Pulitzer Stations;

    (vi) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities, except that Pulitzer Broadcasting and the Broadcasting Subsidiaries may pay cash dividends, or otherwise make cash distributions, to Pulitzer or any of its subsidiaries as described herein in "--Excess Cash";

    (vii) fail to maintain the Broadcasting Assets at customary levels;

    (viii) by any act or omission to act within its reasonable knowledge and power, surrender, modify, adversely affect or forfeit any of the material licenses;

    (ix) enter into or amend any program license or program contract for any Pulitzer Station that will be in effect after the Effective Time, or enter into or amend any other contract or agreement that, in each case, will be in effect after the Effective Time and requiring payments to or by Pulitzer Broadcasting or any of the Broadcasting Subsidiaries of more than $250,000;

    (x) (A) create, incur or assume any indebtedness not currently outstanding (including obligations in respect of capital leases); (B) except in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or, (C) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any person other than New Pulitzer or another subsidiary; and,

    (xi) take or agree to take any of the foregoing actions or any action that would (A) make any representation or warranty of Pulitzer or New Pulitzer contained in the Merger Agreement untrue or incorrect, in any material respect, as of the date when made or as of the Closing Date; (B) result in any of the conditions to Closing in the Merger Agreement not being satisfied; or, (C) be inconsistent, in any material respect, with the terms of the Merger Agreement or the transactions contemplated thereby.

  In addition, Pulitzer has agreed to use its commercially reasonable efforts to (i) maintain the present operations of the Pulitzer Stations; (ii) preserve intact the business organization of the Pulitzer Stations; (iii) preserve the Pulitzer Stations' existing relationships with employees, suppliers, customers and their agencies and others having business with the Pulitzer Stations; and,
(iv) maintain in full force and effect the Pulitzer Stations' network affiliation agreements.

  Interim Operations of Hearst-Argyle. Hearst-Argyle has agreed that, except as contemplated by the Merger Agreement, during the period from May 25, 1998 to the Closing Date, Hearst-Argyle will not, without the prior written consent of Pulitzer:

    (i) amend the Hearst-Argyle Charter (other than to provide for the issuance of preferred stock and to increase its authorized shares of common stock or any series thereof);

    (ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class; provided, however, that Hearst-Argyle may (A) issue shares of its capital stock upon the exercise of options outstanding on May 25, 1998;
  (B) grant options to purchase shares of its capital stock (and issue any shares of capital stock upon exercise of such options) pursuant to employee compensation arrangements consistent with past practices; (C) issue shares of common stock upon conversion of any shares of capital stock; and, (D) issue shares of capital stock at or above fair market value;

    (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends declared and paid consistent with Hearst-Argyle's past practice;

    (iv) (A) enter into a transaction or (B) except for indebtedness incurred in connection with the New Debt, create, incur or assume any indebtedness not currently outstanding (including obligations in respect of capital leases but excluding indebtedness incurred in refinancing, replacement or substitution of indebtedness that is currently outstanding) that in the case of clauses (i) or (ii) would result in a down-grading below investment grade in the rating of any rated debt securities of Pulitzer by both Standard & Poor's Corporation and Moody's Investors Service;

    (v) sell, lease or dispose of any assets material to Hearst-Argyle and its subsidiaries taken as a whole, other than (A) sales of inventory in the ordinary course of business consistent with past practices; and, (B) in connection with or in exchange for acquisitions of assets related to the business of Hearst-Argyle;

    (vi) make any material change in the lines of business in which it participates or is engaged; or,

    (vii) take, or agree in writing or otherwise to take, any of the foregoing actions or any other actions that would (A) make any representation or warranty of Hearst-Argyle contained in the Merger Agreement untrue or incorrect, in any material respect, as of the date when made or as of the Closing Date; (B) result in any of the conditions to Closing in the Merger Agreement not being satisfied in any material respect; or, (C) be inconsistent, in any material respect, with the terms of the Merger Agreement or the transactions contemplated thereby.

  Excess Cash. The Merger Agreement provides that, from time to time, after May 25, 1998 and until the Effective Time, and subject to applicable law, (i) Pulitzer Broadcasting and the Broadcasting Subsidiaries may pay cash dividends, or otherwise make cash distributions, to Pulitzer or any of its subsidiaries and (ii) Pulitzer shall contribute to New Pulitzer cash held by Pulitzer, including the proceeds of the New Debt after payment or provision for the Existing Debt and the Deal Expenses. Immediately prior to the Contribution, Pulitzer Broadcasting and the Broadcasting Subsidiaries have agreed, to the extent permitted by law, to pay dividends in cash or cash equivalents, or otherwise make contributions in cash or cash equivalents, to Pulitzer and its subsidiaries so that neither Pulitzer Broadcasting nor the Broadcasting Subsidiaries owns any cash or cash equivalents at the Effective Time except that each of the television and radio stations owned by Pulitzer may retain cash in those operating and payroll accounts in existence as of May 25, 1998, in amounts necessary, as determined by Pulitzer, for general operating purposes of each of such stations or group of such stations, as the case may be.

  Capital Expenditures. The Merger Agreement provides that, prior to the Effective Time, Pulitzer Broadcasting and the Broadcasting Subsidiaries shall be responsible for and pay all capital expenditures incurred in the ordinary and usual course of their respective businesses based upon Pulitzer's plans concerning the timing of such capital expenditures during 1998.

  SEC Filings. The Merger Agreement requires Pulitzer, New Pulitzer and Hearst-Argyle to prepare and file any filings required to be filed by each of them under the Securities Act, the Exchange Act or any other federal or state laws relating to the transactions contemplated by the Merger Agreement and to use their reasonable best efforts to respond to any comments of the SEC or any other appropriate government official with respect thereto. In addition, Pulitzer, New Pulitzer and Hearst-Argyle have agreed to cooperate with each other and provide to each other all information necessary in order to prepare such filings.

  Gross-Up Matters. The Merger Agreement provides that New Pulitzer shall be liable for, shall pay and shall indemnify and hold Hearst-Argyle, its subsidiaries, their affiliates and their respective directors, officers and employees harmless against any liabilities and/or expenses arising from any claim or dispute relating to those certain Gross-Up Agreements (the "Gross-Up Agreements"), entered into by Pulitzer with certain former stockholders of Pulitzer (the "1986 Selling Stockholders"). In connection with the Gross-Up Agreements, Pulitzer agreed under certain circumstances to make additional payments (the "Additional Payments") to the 1986 Selling Stockholders in the event that a Gross-Up Transaction (as defined herein) occurred prior to May 13, 2001. A "Gross-Up Transaction" is defined in the Gross-Up Agreements to mean, among other transactions, (i) any merger in any transaction or series of related transactions, of more than 85% of the voting securities or equity of, Pulitzer pursuant to which holders of Pulitzer Common Stock receive securities other than Pulitzer Common Stock and (ii) any recapitalization, dividend or distribution, or series of related recapitalizations, dividends or distributions in which holders of Pulitzer Common Stock receive securities (other than Pulitzer Common Stock) having a Fair Market Value (as defined herein) of not less than 33 1/3% of the Fair Market Value of the shares of Pulitzer Common Stock immediately prior to such transaction. The amount of the Additional Payments, if any, would equal
(x) the product of (i) the amount by which the Transaction Proceeds (as defined herein) exceeds the Imputed Value (as defined herein) multiplied by
(ii) the Applicable Percentage (i.e., 50% for the period from May 13, 1996 through May 12, 2001) multiplied by (iii) the number of shares of Pulitzer Common Stock issuable upon conversion of the shares of Pulitzer Class B Common Stock owned by the 1986 Selling Stockholders, adjusted for, among other things, stock dividends and stock splits; less (y) the sum of any additional payments previously received by the 1986 Selling Stockholders; provided, however, that in the event of any recapitalization, dividend or distribution, the amount by which the Transaction Proceeds exceed the Imputed Value shall not exceed the amount paid or distributed pursuant to such recapitalization, dividend or distribution in respect of one share of Pulitzer Common Stock.

  The term "Transaction Proceeds" is defined in the Gross-Up Agreements to mean, in the case of a merger, the aggregate Fair Market Value of the consideration received pursuant thereto by the holder of one share of Pulitzer Common Stock, and, in the case of a recapitalization, dividend or distribution, the aggregate Fair Market Value of the amounts paid or distributed in respect of one share of Pulitzer Common Stock plus the aggregate Fair Market Value of one share of the Pulitzer Common Stock following such transaction. The "Imputed Value" for one share of Pulitzer Common Stock on a given date is defined in the Gross-Up Agreements to mean an amount equal to $28.82 compounded annually from May 12, 1986 to such given date at the rate of 15% per annum, the result of which is $154.19 at May 12, 1998. There was no specific provision for adjustment of the $28.82 amount, but if it were adjusted to reflect all stock dividends and stock splits of Pulitzer since September 30, 1986, it would now equal $15.72, which if compounded annually from May 12, 1986 at the rate of 15% per annum would now equal $84.11.

  "Fair Market Value," in the case of any consideration other than cash received in a Gross-Up Transaction, is defined in the Gross-Up Agreements to mean the fair market value thereof as agreed to by a valuation firm selected by Pulitzer and a valuation firm selected by the 1986 Selling Stockholders, or, if the two valuation firms do not agree on the fair market value, the fair market value of such consideration as determined by a third valuation firm selected by the two other valuation firms. Any such agreement or determination shall be final and binding on the parties.

  As a result of the foregoing, the amount of the Additional Payments, if any, which may be payable by New Pulitzer with respect to the Merger and the Distribution cannot be determined at this time. However, if the Distribution were determined to be a Gross-Up Transaction and if the Fair Market Value of the Transaction Proceeds with respect to the Merger and the Distribution were determined to exceed the Imputed Value, then the Additional Payments to the 1986 Selling Stockholders would equal approximately $5.9 million for each $1.00 by which the Transaction Proceeds exceed the Imputed Value. Accordingly, depending on the ultimate resolution of the meaning and application of various provisions of the Gross-Up Agreements, including the determination of Imputed Value and Fair Market Value of the Transaction Proceeds, in the opinion of Pulitzer's management, the amount of an additional payment, if any, could be material to the consolidated financial statements of Pulitzer. The additional payment, if any, to the 1986 Selling Stockholders will be recorded directly to additional paid-in capital as the payment of this contingent amount is a direct cost of the disposal of the Pulitzer Broadcasting Business.

  The following table illustrates the calculation of potential additional payments under the Gross-up Transaction agreements, assuming, among other things, a determination of a Gross-up Transaction, an Imputed Value of $84.11 and a Fair Market Value of Transaction Proceeds of various amounts above and below $84.11.

                                                       For the Period May 25,
                                                                1998
                                                       (date of Merger press
                                                              release)
                               For the Month Ended      through December 31,
                                December 31, 1998               1998
                              -----------------------  -----------------------
                                 High         Low         High         Low
                              -----------  ----------  -----------  ----------
Fair Market Value of
 Transaction Proceeds (using
 high and low closing prices
 of Pulitzer's Common
 Stock)...................... $     86.63  $    76.63  $     89.25  $    64.94
Less Imputed Value (assumes
 adjustment to reflect stock
 dividends and stock splits
 since 1986)................. $     84.11  $    84.11  $     84.11  $    84.11
                              -----------  ----------  -----------  ----------
Transaction Proceeds in
 excess of Imputed Value..... $      2.52         n/a  $      5.14         n/a
Multiply by applicable
 percentage..................          50%         50%          50%         50%
Multiply by the number of
 shares of Pulitzer Common
 Stock issuable upon
 conversion of the shares of
 Pulitzer Class B Common
 Stock owned by the 1986
 Selling Stockholders,
 adjusted for stock dividends
 and stock splits since
 1986........................  11,700,850  11,700,850   11,700,850  11,700,850
                              -----------  ----------  -----------  ----------
Additional payment to the
 1986 Selling Stockholders... $14,743,071  $        0  $30,071,185  $        0
                              ===========  ==========  ===========  ==========

  If the Imputed Value is determined to be $154.19 instead of $84.11, no additional payment to the 1986 Selling Stockholders would be required under any of the above calculations.

  In the opinion of Pulitzer's management, the amount of additional payment, if any, is not likely to have a material adverse effect on the existing day-to-day newspaper publishing and related new media properties now operated by Pulitzer and, following the Spin-Off, to be operated by New Pulitzer. The amount of additional payment, if any, will reduce, however, the amount of cash available to New Pulitzer to finance potential acquisition opportunities in the future.

  Internal Revenue Service Private Letter Ruling. Pulitzer has received the IRS Ruling that the Spin-Off will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and that the Pulitzer stockholders will recognize no gain or loss (and no amount will be included in the income of the Pulitzer stockholders) as a result of the Spin-Off under Section 355(a) of the Code. The receipt of the IRS Ruling is a condition to the obligation of Pulitzer to consummate the Merger. See "--The Merger--Closing and Closing Date," "--The Merger--Conditions Precedent" and "Federal Income Tax Consequences of the Spin-Off, the Merger and Related Transactions--The Spin-Off."

Certain Representations and Warranties

  The Merger Agreement contains customary representations and warranties by each of Hearst-Argyle, Pulitzer, and New Pulitzer. The representations and warranties of the parties will not survive beyond the Closing Date.

  The representations of Pulitzer and New Pulitzer are made with respect to those companies, Pulitzer Broadcasting and the Broadcasting Subsidiaries, and in certain cases with respect to the other subsidiaries of Pulitzer, and relate generally to: (i) due organization, good standing, qualification and corporate power; (ii) absence of violations of, among other things, their respective organizational documents, by-laws, certain contracts, applicable laws, orders and judgments; (iii) required consents and approvals of governmental authorities; (iv) approval by the Boards of Directors of Pulitzer and New Pulitzer of the Merger Agreement, the

Contribution, the Distribution, and the other transactions contemplated thereby, the stockholder vote required, and, in the case of Pulitzer, receipt of the Goldman Opinion as to the fairness of the consideration to be received by Pulitzer shareholders in the Merger and the Spin-Off; (v) the capital structure of Pulitzer, New Pulitzer, Pulitzer Broadcasting and the Broadcasting Subsidiaries; (vi) the accuracy of information contained in certain SEC reports and financial statements; (vii) the absence of certain material changes or undisclosed liabilities; (viii) compliance with applicable laws; (ix) the Pulitzer Station network affiliation agreements; (x) taxes;
(xi) litigation; (xii) employee benefits; (xiii) labor matters; (xiv) title to properties; (xv) the filing of appropriate SEC and FCC reports; (xvi) environmental matters; and, (xvii) brokers and finders.

  The representations of Hearst-Argyle are made only with respect to itself and relate generally to: (i) due organization, good standing, qualification and corporate power; (ii) absence of violations of, among other things, its charter documents, by-laws, certain contracts, applicable laws, orders and judgments; (iii) required consents and approvals of governmental authorities;
(iv) approval by the Hearst-Argyle Board of the Merger Agreement, the other agreements executed in connection with the Merger, and the other transactions contemplated thereby, and the stockholder vote required; (v) the capital structure of Hearst-Argyle; (vi) the accuracy of information contained in certain SEC reports and financial statements; (vii) the filing of appropriate SEC reports; (viii) certain tax matters; (ix) the absence of certain material changes or undisclosed liabilities; (x) compliance with applicable laws; (xi) taxes; (xii) litigation; (xiii) brokers and finders; (xiv) solvency; and, (xv) FCC qualification.

Indemnification

  Pursuant to the Merger Agreement and the Contribution Agreement, Hearst-Argyle, Pulitzer, and New Pulitzer will indemnify one another and each other's respective officers and directors with respect to various matters summarized below.

  Hearst-Argyle will indemnify Pulitzer and New Pulitzer, each of their officers and directors and each other person, if any, who controls any of the foregoing within the meaning of the Exchange Act, against losses that arise out of material misstatements of fact or omissions for which Hearst-Argyle is responsible in documents filed with the SEC in connection with the Merger and the related transactions and agreements. New Pulitzer (and, if the Merger Agreement is terminated prior to the consummation of the Merger, Pulitzer) will indemnify Hearst-Argyle, each of its officers and directors and each other person, if any, who controls any of the foregoing within the meaning of the Exchange Act, against any losses that arise out of such material misstatements of fact or omissions for which New Pulitzer or Pulitzer is responsible in documents filed with the SEC in connection with the Merger and the related transactions and agreements.

  Each of Hearst-Argyle and New Pulitzer also has agreed to indemnify the other and their respective subsidiaries against losses attributable to certain tax liabilities. See "--Tax Matters."

  New Pulitzer, from and after the Closing Date, will indemnify Hearst-Argyle, its subsidiaries (including Pulitzer Broadcasting and the Broadcasting Subsidiaries), any of their affiliates, and any person who was an officer, director, partner or employee of Pulitzer, Pulitzer Broadcasting or any of the Broadcasting Subsidiaries against losses to the extent they arise from any suit, action, proceeding or investigation pending at or arising after the Closing Date relating to Pulitzer's subsidiaries (other than Pulitzer Broadcasting and the Broadcasting Subsidiaries) and their respective operations prior to the Effective Time of the Merger. In addition, New Pulitzer will indemnify Hearst-Argyle, Pulitzer Broadcasting and its affiliates against all losses related to liabilities and obligations under any employee benefit plan not assumed by Hearst-Argyle and liabilities for any payments made pursuant to the Gross-Up Agreements. See "--Certain Employee Matters." Pulitzer and New Pulitzer, jointly and severally, prior to the Effective Time, and New Pulitzer after the Effective Time, will indemnify Hearst-Argyle and its subsidiaries against all losses arising from or relating to any claim, action or proceeding brought by or on behalf of the holders of Pulitzer Stock in connection with the Merger and the related transactions and agreements except for losses arising from the actions or omissions of Hearst-Argyle or losses that arise out of material misstatements of fact or omissions for which Pulitzer and New Pulitzer are not responsible in documents filed with the SEC in connection with the Merger and the related transactions and agreements.

  Hearst-Argyle will indemnify New Pulitzer, its subsidiaries, any of their affiliates, and any person who was an officer, director, partner or employee of Pulitzer Broadcasting or any of the Broadcasting Subsidiaries prior to the Closing Date against losses to the extent they arise from any suit, action, proceeding or investigation pending at or arising after the Closing Date relating to the business and operations of Pulitzer Broadcasting or any of the Broadcasting Subsidiaries. Hearst-Argyle has also agreed to indemnify Pulitzer and New Pulitzer against all losses arising from or relating to any claim, action or proceeding brought by or on behalf of the holders of Hearst-Argyle Series A Common Stock in connection with the Merger and the related transactions and agreements except for losses arising from the actions or omissions of Pulitzer or losses that arise out of such material misstatements of fact or omissions for which Hearst-Argyle is not responsible in documents filed with the SEC in connection with the Merger and the related transactions and agreements.

  In addition, pursuant to the terms of the Contribution Agreement and except as otherwise provided in the Merger Agreement, (i) Pulitzer will indemnify New Pulitzer and its subsidiaries and their respective successors-in-interest and each of their respective past and present officers and directors against all losses (including any legal or any other expenses reasonably incurred), with certain exceptions (including losses relating to taxes, employee benefits, litigation, payments pursuant to the Gross-Up Agreements and certain other matters), to the extent they arise out of or relate to Pulitzer Broadcasting or the Broadcasting Subsidiaries or any of the assets or liabilities retained by Pulitzer in connection with the Spin-Off, and (ii) New Pulitzer will indemnify Pulitzer, Pulitzer Broadcasting and each of the Broadcasting Subsidiaries and their respective successors-in-interest and each of their respective past and present officers and directors against all losses (including any legal or any other expenses reasonably incurred), with certain exceptions (including losses relating to taxes and litigation), for any loss arising out of or related to any of the assets received or liabilities assumed by New Pulitzer in connection with the Spin-Off. See "--Tax Matters."

Tax Matters

  New Pulitzer will be liable for, will pay and will indemnify and hold harmless Hearst-Argyle (as the surviving corporation in the Merger) and its subsidiaries, on an after-tax basis, against (i) any tax liability of Pulitzer or any subsidiary of Pulitzer attributable to any tax period (or portion thereof) ending on or before the Closing Date ("Pre-Closing Tax Period"), including tax liabilities resulting from the Spin-Off, but not including tax liabilities of Pulitzer resulting from the Merger not qualifying as a reorganization under Section 368(a)(1)(A) of the Code by reason of any action or inaction of Hearst-Argyle subsequent to the Effective Time or primarily from Hearst-Argyle's breach of certain covenants concerning the representations that it makes in connection with the request for a private letter ruling filed with the IRS and the conduct of Hearst-Argyle's operations after the Closing Date, (ii) any tax liability of New Pulitzer or any subsidiary of New Pulitzer, whether attributable to a Pre-Closing Tax Period or any tax period beginning after the Closing Date ("Post-Closing Tax Period"); and, (iii) any transfer tax liability attributable to the Spin-Off.

  Hearst-Argyle (as the acquiring and surviving corporation in the Merger) will be liable for, will pay and will indemnify and hold harmless New Pulitzer and its subsidiaries, on an after-tax basis, against (i) any tax liability of Hearst-Argyle or any subsidiary of Hearst-Argyle (other than Pulitzer or any subsidiary of Pulitzer) attributable to any Pre-Closing Tax Period; (ii) any tax liability of Hearst-Argyle or any subsidiary of Hearst-Argyle attributable to any Post-Closing Tax Period; (iii) any transfer tax liability attributable to the Merger; and, (iv) any tax liability (including any income taxes for which any stockholders of Pulitzer immediately prior to the Effective Time are liable as a result of transactions contemplated by the Merger Agreement) arising primarily as a result of a breach by Hearst-Argyle of covenants set forth in the Merger Agreement relating to the conduct of its operations after the Closing Date (provided that actions or omissions of New Pulitzer do not materially contribute to the incurrence of such tax liabilities).

  Hearst-Argyle will be responsible for the preparation and filing of all tax returns relating to the business or assets of Pulitzer and Pulitzer Broadcasting required to be filed after the Closing Date (other than certain Pulitzer consolidated tax returns described in the Merger Agreement that relate to Pre-Closing Tax Periods, which will be prepared and filed by New Pulitzer).

  To the extent required or permitted by applicable law or administrative practice, the then-current tax period of Pulitzer or any subsidiary of Pulitzer will terminate as of the close of the Closing Date. Any taxes imposed with respect to any tax period that begins before and ends after the Closing Date will be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books of Pulitzer in the manner prescribed in the Merger Agreement. Each party will be entitled to all refunds or credits of any tax for which it is liable under the Merger Agreement.

  Hearst-Argyle and New Pulitzer will cooperate with each other in a timely manner in the preparation and filing of any tax returns, payment of any taxes in accordance with the Merger Agreement, and the conduct of any audit or other proceeding.

Certain Employee Matters

  Employees of Pulitzer, Pulitzer Broadcasting and the Broadcasting Subsidiaries ("Broadcast Employees") will generally continue to be so employed as of the Effective Time. From and after the Effective Time, except with respect to benefits accrued and unpaid prior to the Effective Time, in general, Broadcast Employees shall cease to be covered by all employee benefit plans and arrangements previously extended to them by Pulitzer or any of its affiliates ("Pulitzer Benefit Plans") but shall be fully vested in their benefits accrued through the Effective Time under Pulitzer's pension plans for the Broadcast Employees. As of the Effective Time, in general, New Pulitzer will assume all liabilities and responsibilities with respect to Broadcast Employees or former employees of Pulitzer Broadcasting under, or relating to, the Pulitzer Benefit Plans except with respect to certain health and welfare benefits (including certain post-retirement medical obligations).

  At the Effective Time, Hearst-Argyle will provide or cause all Broadcast Employees to be provided with compensation and employee benefits, including a group health care plan, which are, in general, no less favorable in the aggregate than the benefits previously provided under the Pulitzer Benefit Plans. Any employee benefit plan of Hearst-Argyle (which covers Broadcast Employees) will grant Broadcast Employees credit for prior service with Pulitzer and its affiliates prior to the Effective Time for purposes of eligibility, vesting and seniority. All account balances held for the Broadcast Employees under the Pulitzer Retirement Savings Plan and all accrued benefits under the Pulitzer Pension Plan will be transferred in cash to, and the related obligations to make benefit payments will be assumed by, respectively, an existing or newly established qualified defined contribution or defined benefits plan sponsored by Hearst-Argyle or Pulitzer Broadcasting.

Pulitzer Stock Option Plans

  At or immediately prior to the Effective Time, Pulitzer will cause all options then outstanding under Pulitzer's 1986 and 1994 stock option plans (the "Pulitzer Option Plans"), whether or not vested, to be cashed out and terminated. The amount payable by Pulitzer in respect of the termination of an outstanding Pulitzer stock option will be equal to the difference between the exercise price of the option and the average daily closing price of Pulitzer Common Stock for the 10 trading days immediately prior to the Closing Date. Pulitzer may prohibit the exercise of vested options after a specified cutoff date prior to the Effective Time in order to facilitate the orderly liquidation and termination of the remaining vested and nonvested outstanding options. Participation in the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan (the "Pulitzer Employee Stock Purchase Plan") was suspended as of September 30, 1998.

Termination of Merger Agreement

  General. The Merger Agreement may be terminated and the transactions contemplated thereby, including the Merger, abandoned at any time prior to the
Closing: (i) by mutual written consent duly authorized by the Boards of Directors of Pulitzer, New Pulitzer and Hearst-Argyle; (ii) by either Hearst-Argyle or Pulitzer if the stockholders of Hearst-Argyle fail to approve the Hearst-Argyle Merger Proposal or the stockholders of Pulitzer fail to approve the Pulitzer Proposals; (iii) by either Pulitzer or Hearst-Argyle, provided the terminating party is not then in breach of its obligations under the Merger Agreement, if the Merger is not consummated by May 1, 1999 (the "Termination Date"); (iv) by Pulitzer, provided neither it nor New Pulitzer is then in breach of any of its material obligations under the Merger Agreement, if either (A) Hearst-Argyle fails to perform, in any material respect, any covenant in the Merger Agreement and fails to cure such failure within 20 business days after written notice by Pulitzer of such failure, or (B) if any condition to the obligations of Pulitzer and New Pulitzer has not been satisfied and is not capable of being satisfied prior to the Termination Date; (v) by Pulitzer, whether or not the conditions to its obligations under the Merger Agreement have been satisfied, if its Board determines, with the advice of outside counsel, in the exercise of its fiduciary duties, to approve or recommend a Superior Proposal or to authorize Pulitzer to enter into an agreement with respect to a Superior Proposal; (vi) by Hearst-Argyle, provided it is not then in breach of any of its material obligations under the Merger Agreement, if either (A) Pulitzer or New Pulitzer fails to perform, in any material respect, any covenant in the Merger Agreement and fails to cure such failure within 20 business days after written notice by Hearst-Argyle of such failure, or, (B) any condition to the obligations of Hearst-Argyle has not been satisfied and is not capable of being satisfied prior to the Termination Date; (vii) by either Pulitzer or Hearst-Argyle if either receives a notice that the United States Department of Justice or the United States Federal Trade Commission has authorized the institution of litigation challenging the Merger and related transactions under the antitrust laws of the United States, which litigation includes a motion seeking to prohibit the consummation of the Merger and related transactions; or, (viii) by Hearst-Argyle if the Pulitzer Board shall have withdrawn or modified in any manner materially adverse to Hearst-Argyle its approval or recommendation of the Merger Agreement or the transactions contemplated thereby or has approved or recommended a Superior Proposal. "Superior Proposal" is defined in the Merger Agreement to mean an Acquisition Proposal that the Pulitzer Board determines in the good faith exercise of its business judgment (after consultation with Pulitzer's independent financial advisors) to be more favorable to Pulitzer stockholders than the Merger.

  If the Merger Agreement is terminated for any reason set forth above, the Merger Agreement will become void and there will be no liability or obligation on the part of Pulitzer, New Pulitzer or Hearst-Argyle, or the directors, officers or stockholders of any party, except that (i) the parties' indemnification obligations with respect to misstatements or omissions in documents filed with the SEC shall survive; (ii) certain confidentiality provisions shall survive; (iii) certain provisions with respect to the reimbursement of expenses and the payment by Pulitzer or Hearst-Argyle of a termination fee under certain circumstances, as described below, and certain other expense allocation provisions, shall survive; and, (iv) each party will remain liable for any breach of the Merger Agreement.

  Termination Fees. If the Merger Agreement is terminated (i) by Pulitzer, because the Pulitzer Board determines, in the exercise of its fiduciary duties, to approve or recommend or to authorize Pulitzer to enter an agreement with respect to a Superior Proposal; (ii) by Pulitzer or Hearst-Argyle if the Merger and related transactions are not approved by the stockholders of Pulitzer; or, (iii) by Hearst-Argyle if the Pulitzer Board shall have modified or withdrawn its approval and recommendation of the Merger and related transactions, as described above, then Pulitzer will pay to Hearst-Argyle a fee of $50 million.

  If the Merger Agreement is terminated by either Pulitzer or Hearst-Argyle because the Merger and related transactions are not approved by the stockholders of Hearst-Argyle, then Hearst-Argyle will pay to Pulitzer a fee of $50 million. In addition, Hearst-Argyle has agreed, to pay Pulitzer a fee of $50 million in the event that Pulitzer is unable to obtain the New Debt at the time that the Merger Agreement is terminated (i) by the mutual agreement of Pulitzer, New Pulitzer and Hearst-Argyle; (ii) because the Merger has not occurred by the Termination Date; or, (iii) due to Hearst-Argyle's failure to perform, in any material respect, any covenant in the Merger Agreement when performance thereof is due and is not cured within 20 Business Days after written notice by Pulitzer thereof, in each case, for any reason other than
(A) Pulitzer's failure to use commercially reasonable efforts to obtain the New Debt or (B) a breach of the Merger Agreement by Pulitzer.

Amendment; Waiver

  Subject to applicable law, (i) the Merger Agreement may be amended at any time (including after the approval of the Pulitzer Proposals and after the approval of the Hearst-Argyle Proposal) by an instrument in writing signed on behalf of all of the parties thereto and (ii) the parties may (A) extend any time for performance of any of the obligations of the other parties to the Merger Agreement; (B) waive inaccuracies in the representations and warranties of any other party; or, (C) waive compliance with any of the agreements or conditions for their respective benefit therein.

Regulatory Approvals

  Consummation of the Merger requires: (i) notification pursuant to, and expiration or termination of the waiting period under, the HSR Act and the rules and regulations thereunder and (ii) consents of the FCC to the transfer of control of certain licenses issued by the FCC to Pulitzer. Early termination of the initial waiting period under the HSR Act has been granted and the FCC consents have been obtained.

  On November 24, 1998, the Mass Media Bureau (the "Bureau") of the FCC, acting pursuant to delegated authority, granted the Transfer Application. The FCC's consent to the transfer of control of the Pulitzer Stations to Hearst-Argyle included the following waivers of the FCC's rules: (i) a temporary, six-month waiver of the television duopoly rule to permit the common ownership of WBAL-TV, Baltimore, Maryland, and WGAL(TV), Lancaster, Pennsylvania following consummation of the Merger; (ii) a conditional waiver of the television duopoly rule to permit the common ownership of WWWB(TV), Lakeland, Florida, and WESH(TV), Daytona Beach, Florida; (iii) a conditional waiver of the television duopoly rule to permit the common ownership of WLWT(TV), Cincinnati, Ohio, and WLKY-TV, Louisville, Kentucky; (iv) a continued permanent waiver of the television duopoly rule to permit the common ownership of KCCI(TV), Des Moines, Iowa, and KETV(TV), Omaha, Nebraska; (v) a continued waiver of the one-to-a-market rule to permit the common ownership of WXII-TV, Winston-Salem, North Carolina, and WXII(AM), Kernersville, North Carolina; and, (vi) a continued waiver of the one-to-a-market rule to permit the common ownership of WLKY-TV, Louisville, Kentucky, and WLKY(AM), Louisville, Kentucky. The conditional waivers are based on an ongoing FCC rulemaking, which among other things is considering changes to the FCC's television duopoly rule, which currently prohibits the common ownership of television stations with overlapping Grade B signal contours. The FCC has proposed to allow common ownership of stations with overlapping Grade B contours as long as there is no overlap of the stations' Grade A signal contours and the stations are located in separate DMAs. The FCC has stated that it will grant temporary waivers of the rule in circumstances in which these criteria are met, although such waivers will be conditioned on the outcome of the rulemaking. Some commentators have urged the FCC to eliminate the rule entirely, or to allow common ownership of stations licensed to communities in separate DMAs, regardless of the amount of signal overlap.

  Although the Bureau granted the conditional waivers requested in the Transfer Application, there can be no guarantee the duopoly rule ultimately will be changed in a manner that would allow permanent common ownership of the stations subject to the conditional waivers. If the rule is not changed in such a manner, the Bureau's order requires the licensees subject to such a conditional waiver to come into compliance with the rule within six-months of completion of the rulemaking proceeding.

  On July 20, 1998, WLOS Licensee, Inc. ("WLOS"), licensee of WLOS(TV), Asheville, North Carolina, filed with the FCC a petition to deny the Transfer Application to WYFF(TV), claiming that Pulitzer lacked the requisite qualifications to be an FCC licensee as the result of certain pleadings Pulitzer filed with the FCC opposing WLOS's application to acquire WLOS(TV) and a separate but related application to assign WFBC-TV, Anderson, South Carolina, to a third party with which WLOS intended to enter into a local marketing agreement. On August 13, 1998, Pulitzer Broadcasting filed an opposition to WLOS's petition to deny the Transfer Application. Pulitzer Broadcasting subsequently filed a supplement to its opposition on August 14, 1998. WLOS submitted a reply to the Pulitzer Broadcasting opposition on August 20, 1998. In granting the Transfer Application, the Bureau considered the merits of the WLOS petition and denied it. Under FCC rules, WLOS or, under certain circumstances, other interested parties had until December 28, 1998 to ask the Bureau to reconsider its grant of the Transfer Application, or ask the full FCC to review the Bureau's action. No such request for reconsideration or review was filed.

  An application seeking the consent of the FCC to the Kelly Transaction was filed on August 28, 1998. Currently, the Grade A contour of KCRA-TV overlaps with the Grade A contour of KSBW(TV), Salinas,

California. The FCC's television duopoly rule prohibits the common ownership of two television stations with overlapping Grade A or Grade B contours. Pursuant to an ongoing rulemaking proceeding considering changes to the television duopoly rule, however, the FCC has adopted a policy of granting waivers conditioned on the outcome of the rulemaking proceeding in situations where two television stations have no overlap of their Grade A contours and the stations are located in separate DMAs. An application seeking the modification of the facilities of KSBW(TV) in a manner that would eliminate the Grade A (but not the Grade B) contour overlap between KSBW(TV) and KCRA-TV (the "KSBW(TV) Modification Application") has been granted by the FCC. On December 11, 1998, the FCC granted its consent to the Kelly Transaction. Because of the signal contour overlap between KCRA and Hearst-Argyle's KSBW(TV), the FCC's grant was conditioned on (i) Hearst-Argyle completing the modification of the KSBW facilities that will eliminate the Grade A signal contour overlap between the stations within nine months of the consummation of the Kelly Transaction; and (ii) the outcome of the pending FCC rulemaking considering changes to the duopoly rule that would, if adopted, allow the common ownership of certain stations, including KCRA and the modified KSBW, with overlapping Grade B signal contours. As noted above, the FCC requires that licensees subject to duopoly waivers conditioned on the outcome of the pending rulemaking proceeding to come into compliance with the duopoly rule if the rule is not changed to allow permanent common ownership of the stations. The Kelly Transaction was consummated on January 5, 1999.

Ancillary Agreements

  In accordance with the terms of the Merger Agreement, the following additional ancillary agreements have been or will be entered into:

  Board Representation Agreement. In connection with the execution of the Merger Agreement, Hearst-Argyle, Hearst Broadcasting and the Pulitzer Parties entered into a Board Representation Agreement, dated May 25, 1998 (the "Representation Agreement"). The Representation Agreement grants the Pulitzer Parties the right to designate two persons (the "Designees") for election as additional members of the Hearst-Argyle Board following consummation of the Merger. The initial Designees will be Michael E. Pulitzer and Ken J. Elkins.

  Hearst-Argyle agreed that the Designees would be proposed for election to the Hearst-Argyle Board either (i) if following the consummation of the Merger there are one or more vacancies on the Hearst-Argyle Board or the members of such Board have the power to create new directorships, at the first meeting of the Hearst-Argyle Board following consummation of the Merger or (ii) if there are no such vacancies or power to create new directorships, at the first meeting of stockholders of Hearst-Argyle held after consummation of the Merger. Following the election of the initial Designees, in each instance in which individuals are nominated for election to the Hearst-Argyle Board, Hearst-Argyle agreed to cause the Designees to be validly and timely nominated for election to the Hearst-Argyle Board in the same manner as other proposed directors are nominated and Hearst Broadcasting agreed to vote all the Hearst-Argyle Stock it owns for the election to the Hearst-Argyle Board of the Designees.

  The parties to the Representation Agreement further agreed that Hearst-Argyle and Hearst Broadcasting's obligations thereunder shall be suspended for so long as the nomination or appointment of, or the Pulitzer Parties' right to designate a Designee, would (i) create a violation or, as a result of any proposed acquisition of an ownership interest in, management or control of or other ownership with a radio or television broadcast station, a potential violation by Hearst-Argyle or any of its subsidiaries of any rule, regulation or policy of the FCC, including the FCC rules and policies regarding attribution of ownership or (ii) restrict or prohibit or, as a result of any proposed acquisition of an ownership interest in, management or control of or other ownership with a radio or television broadcast station, would restrict or prohibit Hearst-Argyle or any of its subsidiaries from maintaining, obtaining or renewing any license, approval or authorization granted by the FCC (in each case, an "Ownership Conflict"). Subject to applicable law, in the event that by virtue of such an Ownership Conflict, the Pulitzer Parties are no longer entitled to representation on the Hearst-Argyle Board, or in the event the Pulitzer Parties should elect from time to time in lieu of a seat or seats on the Hearst-Argyle Board, the Pulitzer Parties shall be entitled to designate a non-voting observer or observers to the Hearst-Argyle Board. In addition, the rights of the Pulitzer Parties under the Representation Agreement shall terminate if the Pulitzer Parties cease to beneficially own in the aggregate at least 50% of the Hearst-Argyle Merger Stock received by such Pulitzer Parties.

  Registration Rights Agreement. Hearst-Argyle and the Pulitzer Parties have entered into a Registration Rights Agreement, dated May 25, 1998 (the "Registration Rights Agreement"), relating to the Hearst-Argyle Merger Stock to be issued to the Pulitzer Parties and their respective affiliates in the Merger. Pursuant to the Registration Rights Agreement, Hearst-Argyle will have certain obligations to register under the Securities Act the shares of Hearst-Argyle Merger Stock issued to the Pulitzer Parties and their respective affiliates in the Merger (which would approximate 23.7 million shares) (the "Registrable Shares"). After May 25, 1999, each Pulitzer Party may make a written request, from time to time, for registration under the Securities Act of all or a portion of the Registrable Shares held by such Pulitzer Party (a "Demand Registration"). Until May 25, 2005, a maximum of two Demand Registrations may be requested by each Pulitzer Party. Thereafter, only one Demand Registration may be requested by each Pulitzer Party, provided that such Pulitzer Party shall not have previously requested two Demand Registrations that were effected or deemed effected, in which event such Pulitzer Party may not request any further Demand Registrations.

  Hearst-Argyle will not, however, be obligated to effect a Demand Registration if each Demand Registration effected prior to May 25, 2001, is not in respect of Registrable Shares with a fair market value in excess of $50 million, each Demand Registration effected on or after May 25, 2001 and prior to May 25, 2003 is not in respect of Registrable Shares with a fair market value in excess of $75 million, and each Demand Registration effected on or after May 25, 2003 is not in respect of Registrable Shares with a fair market value in excess of $100 million. In addition, Hearst-Argyle is not obligated to effect a Demand Registration within 12 months after the effective date of a previous Demand Registration, and Hearst-Argyle has the right to postpone for up to 120 days any Demand Registration if Hearst-Argyle reasonably believes it would be detrimental or otherwise disadvantageous to Hearst-Argyle or its stockholders to file such registration statement. Hearst-Argyle cannot exercise its right to postpone a Demand Registration more than once during any twelve-month period. In addition, subject to certain terms and conditions contained in the Registration Rights Agreement, the Pulitzer Parties, subject to certain limitations, have the right until May 25, 2005 to include Registrable Shares in any registration statement filed by Hearst-Argyle in respect of a primary or secondary offering of Hearst-Argyle Series A Common Stock (other than on Form S-4 or Form S-8).

  The Registration Rights Agreement prohibits the Pulitzer Parties, at the request of the underwriters managing a registered public offering, from disposing of any of their shares of Hearst-Argyle capital stock for 15 days prior to and 90 days following the effective date of any underwritten offering. Hearst-Argyle is also prohibited from publicly selling (except pursuant to benefit plans and registrations on Form S-4) any Hearst-Argyle Series A Common Stock (or securities convertible into such stock) during the 15-day period prior to, and the 90-day period following, the effective date of an underwritten public offering that is a Demand Registration. In addition, Hearst-Argyle will be obligated to use its reasonable efforts to cause all holders of 5% or more of any class of capital stock of Hearst-Argyle and all other holders of securities of Hearst-Argyle purchased from Hearst-Argyle other than in a public offering to enter into agreements with Hearst-Argyle with restrictions similar to those in the preceding sentence.

  The Registration Rights Agreement provides that all expenses incurred by Hearst-Argyle in complying with its obligation under the Registration Rights Agreement including, without limitation, all registration and filing fees, fees and expenses of complying with securities and blue sky laws, listing fees, printing expenses and fees and disbursements of accountants and counsel for Hearst-Argyle will be paid by Hearst-Argyle. The expenses paid by Hearst-Argyle will not include underwriting discounts and commissions attributable to shares of the Pulitzer Parties and the fees and disbursements of counsel to the Pulitzer Parties.

  Hearst-Argyle Voting Agreement. In connection with the execution of the Merger Agreement, Hearst Broadcasting entered into the Hearst-Argyle Voting Agreement, dated May 25, 1998 (the "Hearst-Argyle Voting

Agreement") with Pulitzer, relating to the shares of Hearst-Argyle Stock owned by Hearst Broadcasting. Pursuant to the Hearst-Argyle Voting Agreement, Hearst Broadcasting agreed, from May 25, 1998 until either the Merger is consummated or the Merger Agreement is terminated, that at any meeting of the holders of Hearst-Argyle Stock, however called, or in connection with any written consent of the holders of Hearst-Argyle Stock, Hearst Broadcasting shall vote (or cause to be voted) all shares of Hearst-Argyle Stock held of record or beneficially owned by Hearst Broadcasting, whether owned as of May 25, 1998 or thereafter acquired (i) in favor of the Merger, the execution and delivery by Hearst-Argyle of the Merger Agreement, and the approval of the terms thereof, and each of the other transactions and actions contemplated by the Merger Agreement and the Hearst-Argyle Voting Agreement (and the matters related to the consummation thereof) and any actions required in furtherance thereof and
(ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Hearst-Argyle under the Merger Agreement or Hearst-Argyle Voting Agreement or that would result in any of the conditions to the obligations of Hearst-Argyle under the Merger Agreement not being fulfilled.

  As of the Hearst-Argyle Record Date, Hearst Broadcasting owned 100% of the issued and outstanding shares of Hearst-Argyle Series B Common Stock and 4,036,725 of the issued and outstanding shares of Hearst-Argyle Series A Common Stock, representing in the aggregate approximately 87.1% of the outstanding voting power of the Hearst-Argyle Common Stock and 86.0% of the outstanding voting power of the Hearst-Argyle Stock. Therefore, Hearst Broadcasting has sufficient voting power to approve the Hearst-Argyle Proposals regardless of the vote of any other stockholders.

  Pulitzer Voting Agreement. In connection with and as a condition to the execution and delivery of the Merger Agreement, Hearst-Argyle and the Pulitzer Principal Stockholders entered into the Amended and Restated Pulitzer Voting Agreement, dated as of May 25, 1998 (the "Pulitzer Voting Agreement," and together with the Hearst-Argyle Voting Agreement, the "Voting Agreements"), relating to shares of Pulitzer Stock that the Pulitzer Principal Stockholders may vote or of which they may direct the vote. The Pulitzer Voting Agreement provides that each Pulitzer Principal Stockholder, during the period commencing on May 25, 1998 and continuing until the first to occur of the effective time of the Merger or the date on which the Merger Agreement is terminated, in connection with any meeting or written consent of the holders of Pulitzer Stock, shall vote (or cause to be voted) all shares of Pulitzer Stock that it may vote or of which it may direct the vote, whether owned on May 25, 1998 or thereafter acquired (i) in favor of the Merger, the execution and delivery by Pulitzer of the Merger Agreement and the Contribution Agreement and the approval of the terms thereof, and each of the other actions contemplated by the Merger Agreement, the Contribution Agreement and the Pulitzer Voting Agreement and any actions required in furtherance thereof;
(ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Pulitzer under the Merger Agreement or the Contribution Agreement; and, (iii) except as otherwise agreed to in writing in advance by Hearst-Argyle, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and the Contribution Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Pulitzer or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of Pulitzer or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of Pulitzer or its subsidiaries; (C) any change in a majority of the persons who constitute the board of directors of Pulitzer;
(D) any change in the present capitalization of Pulitzer or any amendment of Pulitzer's Charter or By-Laws; (E) any other material change in Pulitzer's corporate structure or business; or, (F) any other action involving Pulitzer or its subsidiaries that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement, the Contribution Agreement and the Pulitzer Voting Agreement.

  AS OF THE PULITZER RECORD DATE, THE PULITZER PRINCIPAL STOCKHOLDERS, COLLECTIVELY, HAD THE POWER TO DIRECT THE VOTE OF 14,443,209 SHARES OF PULITZER CLASS B COMMON STOCK, REPRESENTING IN THE AGGREGATE (I) APPROXIMATELY 94.4% OF THE ISSUED AND OUTSTANDING SHARES OF PULITZER CLASS

B COMMON STOCK AND (II) APPROXIMATELY 90.1% OF THE OUTSTANDING VOTING POWER OF PULITZER STOCK WITH RESPECT TO THE PULITZER MERGER PROPOSAL. AS OF THE PULITZER RECORD DATE, THE PULITZER PRINCIPAL STOCKHOLDERS DID NOT OWN ANY SHARES OF PULITZER COMMON STOCK. PURSUANT TO THE PULITZER VOTING AGREEMENT, THE PULITZER PRINCIPAL STOCKHOLDERS HAVE AGREED TO DIRECT THE VOTE OF ALL OF THEIR SHARES OF PULITZER STOCK IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT (INCLUDING THE PULITZER CHARTER AMENDMENT). THEREFORE, THE PULITZER PRINCIPAL STOCKHOLDERS HAVE SUFFICIENT VOTING POWER TO APPROVE THE PULITZER MERGER PROPOSAL REGARDLESS OF THE VOTE OF ANY OTHER HOLDERS OF PULITZER STOCK. THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PULITZER MERGER PROPOSAL, HOWEVER, IS CONDITIONAL UPON THE APPROVAL AND ADOPTION OF THE PULITZER CHARTER AMENDMENT PROPOSAL. ACCORDINGLY, THE SPIN-OFF AND THE MERGER AND THE RELATED TRANSACTIONS WILL NOT BE CONSUMMATED UNLESS THE PULITZER CHARTER AMENDMENT PROPOSAL IS APPROVED AND ADOPTED BY THE REQUISITE VOTE OF PULITZER STOCKHOLDERS.

  Execution of the Pulitzer Voting Agreement and Hearst-Argyle Voting Agreement was a condition to Hearst-Argyle and Pulitzer's entering into the Merger Agreement, and no compensation was paid to any person in consideration for entering into such agreements.

  FCC Agreement. In connection with the execution of the Merger Agreement, Hearst-Argyle and the Pulitzer Principal Stockholders entered into an FCC Agreement, dated May 25, 1998 (the "FCC Agreement"). The FCC Agreement provides that if an Ownership Conflict arises at any time (including at the Effective Time), whether as a consequence of action by the Pulitzer Principal Stockholders, New Pulitzer or Hearst-Argyle (including, without limitation, the acquisition or proposed acquisition of an ownership interest in, or management or control of, or other relationship with, a radio or television broadcast station by Hearst-Argyle or any of its subsidiaries) or otherwise, such that such Pulitzer Principal Stockholder's ownership of shares of Hearst-Argyle Series A Common Stock would (i) cause Hearst-Argyle to be non-compliant with the rules and regulations of the FCC governing ownership of mass media facilities by broadcast licensees including, but not limited to, the FCC's rules and policies concerning attribution of ownership (collectively, the "FCC Cross-Ownership Rules") or any other rule, regulation or policy of the FCC (together with the FCC Cross-Ownership Rules, the "FCC Rules") or (ii) restrict or prohibit Hearst-Argyle's ability to maintain, renew or obtain any license, approval or authorization granted by the FCC, then each Pulitzer Principal Stockholder whose ownership of shares of Hearst-Argyle Series A Common Stock is determined, according to the FCC's ownership attribution principles, to be a contributing cause of Hearst-Argyle's non-compliance (each an "Attributable Stockholder") will exchange its shares of Hearst-Argyle Series A Common Stock for new shares in Hearst-Argyle (the "Replacement Shares") to the limited extent necessary for Hearst-Argyle to be in compliance with the FCC Cross-Ownership Rules.

  The Replacement Shares shall possess characteristics identical in every respect to the then-existing shares held by the Pulitzer Principal Stockholders; provided, however, that (i) they will be non-voting in nature, except on such matters as the FCC Rules and relevant decisions of the FCC would permit, consistent with preserving the non-attributable status of the Replacement Shares, and except as otherwise required by law and (ii) to the extent the Replacement Shares are shares of Hearst-Argyle Series A or Series B Preferred Stock, such Replacement Shares shall be senior to shares of common stock of Hearst-Argyle in liquidation as to the par value of such shares. In addition, each Replacement Share shall be convertible into a full voting common share of Hearst-Argyle at the Attributable Stockholder's election, at such time as an Ownership Conflict no longer would exist upon such conversion, including, without limitation, in the event that: (i) a change in either Hearst-Argyle's ownership of mass media facilities or New Pulitzer's ownership of mass media facilities, or both, makes the Replacement Shares no longer necessary to preserve Hearst-Argyle's compliance with the FCC Rules; (ii) the FCC Rules are repealed or amended or other circumstances arise such that the Replacement Shares are no longer necessary to preserve Hearst-Argyle's compliance therewith; or, (iii) any Attributable Stockholder desires to sell or otherwise transfer the Replacement Shares to a person or persons whose ownership of such shares will not result in an Ownership Conflict.

  Unless otherwise agreed upon by the applicable Pulitzer Principal Stockholder and Hearst-Argyle, the Replacement Shares shall be exchanged for shares of Hearst-Argyle Series A Common Stock on a pro rata basis among the Attributable Stockholders. As a condition of any transfer of Hearst-Argyle Common Stock by a Pulitzer Principal Stockholder, as a result of which the transferee shall hold a direct or indirect interest in 5% or more of Hearst-Argyle Stock, the Pulitzer Principal Stockholder shall cause such transferee to execute and deliver to Hearst-Argyle a joinder agreement whereby such transferee shall agree to take and hold such Hearst-Argyle Stock subject to the FCC Agreement.

  Arizona Diamondbacks Letter Agreement. On May 25, 1998, Pulitzer, New Pulitzer and Hearst-Argyle entered into a Letter Agreement whereby Hearst-Argyle agreed to acquire and New Pulitzer agreed to sell all the issued and outstanding shares (the "Pulitzer Sports Shares") of capital stock of Pulitzer Sports, Inc. ("Pulitzer Sports"), a Delaware corporation and wholly owned subsidiary of Pulitzer Broadcasting. Pulitzer Sports owns certain partnership interests in AZPB Limited Partnership, a partnership that owns a certain percentage of the Arizona Diamondbacks Major League Baseball team. In consideration of the transfer by New Pulitzer of the Pulitzer Sports Shares to Hearst-Argyle, Hearst-Argyle has agreed to pay to New Pulitzer the sum of $5 million. The consummation date of the transfer of the Pulitzer Sports Shares shall be the later of (i) the Effective Time or (ii) three (3) business days after receipt of all necessary consents and authorizations of Major League Baseball and the National League with respect to the transfer of the Pulitzer Sports Shares.

                                CAPITALIZATION

  The following table sets forth the capitalization of Hearst-Argyle as of September 30, 1998, and the pro forma capitalization of Hearst-Argyle after giving effect to (i) the Kelly Transaction; (ii) the Kelly Transaction and the Merger; and, (iii) the Kelly Transaction and the Merger, net of the divestiture of WGAL. This table presents the pro forma capitalization of Hearst-Argyle after giving effect to the issuance of 37,096,774 shares of Hearst-Argyle Series A Common Stock to the Pulitzer stockholders in accordance with the Merger Agreement. This table should be read in conjunction with the Hearst-Argyle unaudited pro forma combined condensed financial statements giving effect to the Kelly Transaction and to the Merger included elsewhere in this document and the Hearst-Argyle, Kelly Broadcasting and Pulitzer Broadcasting Business historical consolidated financial statements, including notes thereto, which are incorporated by reference elsewhere herein.

                                       Pro Forma                Elimination of Net      Pro
                                        Hearst-    Pro Forma      Book Value of        Forma
                         Hearst-Argyle Argyle(a)   Merger(b)(c)      WGAL(d)       Divestiture(c)
                         ------------- ----------  ------------ ------------------ --------------
                                                     (in thousands)
Borrowings:
 Credit Facility........               $   80,000   $  780,000       $(14,691)       $  765,309
 Senior Notes...........   $500,000       500,000      500,000                          500,000
 Senior Subordinated
  Notes.................      2,596         2,596        2,596                            2,596
 Long-term debt.........                  450,000      450,000                          450,000
                           --------    ----------   ----------       --------        ----------
   Total................    502,596     1,032,596    1,732,596        (14,691)        1,717,905
                           --------    ----------   ----------       --------        ----------
Stockholders' Equity:
 Preferred Stock........          2             2            2                                2
 Series A Common
  Stock.................        125           125          496                              496
 Series B Common
  Stock.................        413           413          413                              413
 Additional Paid-in
  Capital...............    201,889       201,889    1,351,518                        1,351,518
 Accumulated Deficit....    151,138       151,138      151,138                          151,138
 Treasury Stock.........    (21,222)      (21,222)     (21,222)                         (21,222)
                           --------    ----------   ----------       --------        ----------
   Total................    332,345       332,345    1,482,345            --          1,482,345
                           --------    ----------   ----------       --------        ----------
Total Capitalization....   $834,941    $1,364,941   $3,214,941       $(14,691)       $3,200,250
                           ========    ==========   ==========       ========        ==========

--------

(a) Pro Forma Hearst-Argyle includes Hearst-Argyle and the Kelly Transaction as of September 30, 1998.
(b) Pro Forma Merger includes Hearst-Argyle, the Kelly Transaction and the Merger as of September 30, 1998.
(c) Assumes the issuance to Pulitzer Stockholders of 37,096,774 shares of Hearst-Argyle Series A Common Stock, assuming the market price of Hearst-Argyle Series A Common Stock on the Closing Date is $31.00 per share, and Hearst-Argyle's assumption of the New Debt ($700 million) for the Pulitzer Broadcasting Business and Hearst-Argyle's assumption of $530 million of long-term debt for the Kelly Transaction.
(d) Upon consummation of the Merger, Hearst-Argyle will own two television stations in an area (WGAL in Lancaster, PA and WBAL in Baltimore, MD) with overlapping service contours in violation of the FCC's local ownership rules. The FCC's rules prohibit the ownership of two stations in the same geographic area whose service contours overlap. Accordingly, the FCC, as part of its consent to the Merger, required Hearst-Argyle to file an application to divest one of the aforementioned stations (or propose such other action that would result in compliance with such FCC rules) within six months from consummation of the Merger. If WGAL is sold for cash, the proceeds of such sale will be used to reduce indebtedness under the Chase Credit Facility and therefore the pro forma capitalization reflects the effects of a reduction in the Chase Credit Facility by an amount equal to $14.7 million, the net book value of WGAL. The net book value has been used in the capitalization table for the divestiture of WGAL because no other valuation currently can be based on an independent third party offer. The divestiture of WGAL at net book value would be equivalent to selling WGAL at a price equal to less than two times WGAL's 1997 broadcast cash flow. Given the valuations of broadcasting properties in recent transactions, including the valuation of the Pulitzer Broadcasting Business implied by the Hearst-Argyle Merger Stock, Hearst-Argyle management believes that the divestiture of WGAL will occur at a valuation significantly higher than its net book value. See "The Merger Agreement-- Regulatory Approvals."

         OWNERSHIP OF HEARST-ARGYLE STOCK BEFORE AND AFTER THE MERGER

  The following table sets forth, based on information as of the Hearst-Argyle Record Date, the ownership of Hearst-Argyle Common Stock before the Merger and the anticipated beneficial ownership of Hearst-Argyle Common Stock after giving effect to the Merger, as to (i) each Hearst-Argyle director and executive officer; (ii) all Hearst-Argyle directors and executive officers, as a group; (iii) all Pulitzer stockholders, as a group; and, (iv) each person known to Hearst-Argyle to be the beneficial owner of 5% or more of any class or series of Hearst-Argyle voting securities and each person expected to be the beneficial owner of 5% or more of any class or series of Hearst-Argyle voting securities.

                                          Before the Merger
                      ---------------------------------------------------------
                                                                          % of
                      Series A   % of   Series B                Total    Total
                       Common   Series   Common   % of Series   Common   Common
                      --------- ------ ---------- ----------- ---------- ------
Bob Marbut(1)...      1,005,461   9.3%        --       --      1,005,461   1.9%
John Conomikes..          5,000     *         --       --          5,000     *
David J.
 Barrett(2).....         77,667     *         --       --         77,667     *
Anthony J.
 Vinciquerra(3)..        61,403     *         --       --         61,403     *
Dean H.
 Blythe(4)......         45,730     *         --       --         45,730     *
Harry T.
 Hawks(5).......        137,983   1.3%        --       --        137,983     *
Ibra
 Morales(5).....        236,634   2.2%        --       --        236,634     *
Philip
 Stolz(6).......         26,667     *         --       --         26,667     *
Frank A.
 Bennack, Jr....         20,000     *         --       --         20,000     *
Victor F.
 Ganzi..........         20,000     *         --       --         20,000     *
George R.
 Hearst, Jr.....          5,000     *         --       --          5,000     *
William R.
 Hearst III.....         10,000     *         --       --         10,000     *
Gilbert C.
 Maurer.........         10,000     *         --       --         10,000     *
David
 Pulver(7)......         81,656     *         --       --         81,656     *
Virginia H.
 Randt..........            --    --          --       --            --    --
Caroline L.
 Williams(7)....         32,646     *         --       --         32,646     *
All Hearst-
 Argyle
 directors and
 executive
 officers as a
 group
 (16 persons)(8)(9).. 1,775,847  16.0%        --       --      1,775,847   3.4%
Hearst
 Broadcasting,
 Inc............      4,036,725  37.5% 41,298,648    100.0%   45,335,373  87.1%
Pulitzer
 Stockholders
 (as a group)...            --    --          --       --            --    --
Ken J.
 Elkins(10).....            --    --          --       --            --    --
David E. Moore..            --    --          --       --            --    --
Emily Rauh
 Pulitzer.......            --    --          --       --            --    --
Michael E.
 Pulitzer(10)...            --    --          --       --            --    --
                                             After the Merger
                      ---------------------------------------------------------------
                                                                                % of
                       Series A               Series B                Total    Total
                        Common   % of Series   Common   % of Series   Common   Common
                      ---------- ----------- ---------- ----------- ---------- ------
Bob Marbut(1)...       1,005,461     2.1%           --       --      1,005,461   1.1%
John Conomikes..           5,000       *            --       --          5,000     *
David J.
 Barrett(2).....          77,667       *            --       --         77,667     *
Anthony J.
 Vinciquerra(3)..         61,403       *            --       --         61,403     *
Dean H.
 Blythe(4)......          45,730       *            --       --         45,730     *
Harry T.
 Hawks(5).......         137,983       *            --       --        137,983     *
Ibra
 Morales(5).....         236,634       *            --       --        236,634     *
Philip
 Stolz(6).......                                                        26,667     *
Frank A.
 Bennack, Jr....          20,000       *            --       --         20,000     *
Victor F.
 Ganzi..........          20,000       *            --       --         20,000     *
George R.
 Hearst, Jr.....           5,000       *            --       --          5,000     *
William R.
 Hearst III.....          10,000       *            --       --         10,000     *
Gilbert C.
 Maurer.........          10,000       *            --       --         10,000     *
David
 Pulver(7)......          81,656       *            --       --         81,656     *
Virginia H.
 Randt..........             --      --             --       --            --    --
Caroline L.
 Williams(7)....          32,646       *            --       --         32,646     *
All Hearst-
 Argyle
 directors and
 executive
 officers as a
 group
 (16 persons)(8)(9)..  7,905,869    16.4%           --       --      7,905,869   8.8%
Hearst
 Broadcasting,
 Inc............       4,036,725     8.4%    41,298,648    100.0%   45,335,373  50.9%
Pulitzer
 Stockholders
 (as a group)...      37,096,774    77.5%           --       --     37,096,774  41.6%
Ken J.
 Elkins(10).....          29,567       *            --       --         29,567     *
David E. Moore..       6,440,042    13.5%           --       --      6,440,042   7.2%
Emily Rauh
 Pulitzer.......      11,120,820    23.2%           --       --     11,120,820  12.5%
Michael E.
 Pulitzer(10)...       6,127,122    12.8%           --       --      6,127,122   6.9%

------
 * Less than 1%
 (1) Includes 50,000 presently exercisable options.
 (2) Includes 76,667 presently exercisable options.
 (3) Includes 50,000 presently exercisable options.
 (4) Includes 43,334 presently exercisable options.
 (5) Includes 33,334 presently exercisable options.
 (6) Includes 26,667 presently exercisable options.
 (7) Includes 15,000 presently exercisable options.
 (8) Includes 316,669 presently exercisable options.
 (9) After Merger, 18 persons.
(10) To join Hearst-Argyle Board after the Merger.

       OWNERSHIP OF NEW PULITZER STOCK AFTER THE SPIN-OFF AND THE MERGER

  Following the Spin-Off and the Merger, holders of Pulitzer Class B Common Stock and holders of Pulitzer Common Stock will own New Pulitzer Class B Common Stock and New Pulitzer Common Stock, respectively, constituting 100% of the issued and outstanding shares of each such class of New Pulitzer capital stock in the same proportion as shares of Pulitzer Class B Common Stock and Pulitzer Common Stock, respectively, were held immediately prior to the Spin-Off.

             COMPARATIVE PER-SHARE MARKET AND DIVIDEND INFORMATION

  As of July 22, 1998, the Hearst-Argyle Series A Common Stock has been listed on the NYSE under the symbol "HTV." Prior to listing on NYSE, Hearst-Argyle Series A Common Stock was quoted on the Nasdaq National Market under the Symbol "HATV." Prior to the consummation of the Hearst Transaction, shares of Series A Common Stock of Argyle were traded on the Nasdaq National Market under the Symbol "ARGL." The Pulitzer Common Stock is listed on the NYSE under the symbol "PTZ." Neither the Hearst-Argyle Series B Stock nor the Pulitzer Class B Common Stock is publicly traded.

  The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of the Series A Common Stock of Argyle prior to the consummation of the Hearst Transaction on August 29, 1997 and of the Hearst-Argyle Series A Common Stock subsequent to the consummation of the Hearst Transaction, on the Nasdaq National Market or the NYSE, as the case may be, and the reported high and low sales prices of the Pulitzer Common Stock on the NYSE.

                                                 Hearst-Argyle
                                                   Series A        Pulitzer
                                                 Common Stock    Common Stock
                                                 ------------- -----------------
                                                  High   Low     High     Low
                                                 ------ ------ -------- --------
1997
  First Quarter................................. 29 1/8 23 7/8 50 5/8   43 1/4
  Second Quarter................................ 25 1/2 22 1/2 54 1/4   40 7/8
  Third Quarter................................. 30 5/8 24 7/8 57 1/2   49 3/4
  Fourth Quarter................................ 32 5/8 26 1/4 63 11/16 51 13/16
1998
  First Quarter................................. 38     27 1/4 87 7/16  57 7/16
  Second Quarter................................ 41 1/4 32 5/8 92 1/8   77 3/4
  Third Quarter................................. 40 1/4 31 5/8 89 5/16  74 3/8
  Fourth Quarter................................ 33 1/4 24     86 11/16 64 3/8

  On May 22, 1998, the last full trading day prior to the public announcement of the Merger, the closing price of the Hearst-Argyle Series A Common Stock on the Nasdaq National Market and the Pulitzer Common Stock on the NYSE was $34.25 per share and $90.00 per share, respectively. On February 9, 1999, the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, the closing price of the Hearst-Argyle Series A Common Stock and the Pulitzer Common Stock, in each case on the NYSE, was $27.875 per share and $81.25 per share, respectively. Holders of Hearst-Argyle Stock and Pulitzer Stock are urged to obtain current market quotations for the Hearst-Argyle Series A Common Stock and the Pulitzer Common Stock prior to making any decision with respect to the Merger and other transactions contemplated by the Merger Agreement.

  Following the Spin-Off and the Merger, New Pulitzer expects to pay quarterly dividends on New Pulitzer Common Stock and New Pulitzer Class B Common Stock at the same rate as that currently paid with respect to the Pulitzer Common Stock and the Pulitzer Class B Common Stock. Future dividends will, however, be subject to the earnings, financial condition and capital requirements of New Pulitzer, as well as the limitations under any credit agreement or other agreement to which New Pulitzer may become a party in the future.

  Hearst-Argyle has not paid any dividends on the Hearst-Argyle Series A Common Stock since its inception and does not anticipate that it will pay any dividends on the Hearst-Argyle Series A Common Stock in the foreseeable future. Hearst-Argyle's senior credit facility limits the ability of Hearst-Argyle to pay dividends on the Hearst-Argyle Series A Common Stock under certain conditions.

          FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF, THE MERGER
                           AND RELATED TRANSACTIONS

  The following is a summary of the material federal income tax consequences to the Pulitzer stockholders of the Spin-Off, the Merger and the transactions contemplated thereby. The tax treatment of a stockholder may vary depending upon his particular situation, and certain stockholders (including individuals who hold options in respect of Pulitzer Common Stock, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, and persons who are neither citizens nor residents of the United States, or which are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) may be subject to special rules not discussed below. The following summary is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements, and judicial decisions as of the date hereof, all of which are subject to change (possibly with retroactive effect), and does not address any state, local or foreign tax consequences.

  EACH PULITZER STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

The Spin-Off

  Pulitzer has received the IRS Ruling that the Spin-Off will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and as a tax-free distribution to Pulitzer stockholders under Section 355(a) of the Code. A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be revoked or modified by the IRS retroactively. Pulitzer and Hearst-Argyle are not currently aware of any facts or circumstances that would cause the IRS to revoke or modify the IRS Ruling.

  Taxation to Pulitzer Stockholders. The IRS Ruling confirms that the Spin-Off will have the following effects: (i) the Spin-Off will be a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code; (ii) Pulitzer stockholders will recognize no gain or loss (and no amount will be included in their income) as a result of their receipt of New Pulitzer Stock in the Spin-Off; (iii) the aggregate adjusted tax basis of the New Pulitzer Stock and Pulitzer Stock in the hands of each Pulitzer stockholder will be the same as the adjusted tax basis of the Pulitzer Stock held by such Pulitzer stockholder immediately prior to the Distribution, allocated in proportion to the respective fair market values of the New Pulitzer Stock and Pulitzer Stock owned by such Pulitzer stockholder (if the Pulitzer stockholder holds blocks of Pulitzer Stock that were purchased at different times or for different prices, such allocation must be separately calculated for each of such blocks of Pulitzer Stock); and, (iv) the holding period of the New Pulitzer Stock received from Pulitzer by a Pulitzer stockholder in the Spin-Off will in each instance include the holding period of the Pulitzer Stock held by such Pulitzer stockholder immediately before the Distribution, provided that such Pulitzer stockholder held the Pulitzer Stock as a capital asset on the date of the Distribution.

  If the Spin-Off did not qualify as a tax-free distribution to Pulitzer stockholders under Section 355(a) of the Code, each Pulitzer stockholder would be required to recognize taxable income and/or gain and thus could be liable for income tax in an amount that could be material. See "Risk Factors--Risk Factors Associated with the Spin-Off and the Merger--Federal Income Tax Risks Relating to the Spin-Off."

  Each Pulitzer stockholder who receives New Pulitzer Stock in the Spin-Off must attach to such stockholder's federal income tax return, for the year in which the New Pulitzer Stock is received, a statement that describes the applicability of Section 355 of the Code to the Spin-Off. Pulitzer will provide to each Pulitzer stockholder of record as of the date of the Distribution the information necessary in order to furnish such statement to the IRS.

  Taxation to Pulitzer. As a result of the Spin-Off and the Merger, Pulitzer will be required under Section 355(e) of the Code to recognize taxable gain in an amount equal to the excess, if any, of the fair market value of the New Pulitzer Stock distributed to Pulitzer's stockholders in the Distribution over Pulitzer's adjusted tax basis in such New Pulitzer Stock immediately prior to the Distribution. There can be no assurance that the IRS will agree with Pulitzer's determination of the fair market value of the New Pulitzer Stock distributed to Pulitzer's stockholders in the Distribution or Pulitzer's resulting tax liability. Under the Merger Agreement, New Pulitzer will be liable and will indemnify Hearst-Argyle and its subsidiaries, on an after tax basis, for any unpaid tax liabilities of Pulitzer arising by reason of the application of Section 355(e) of the Code to the Spin-Off.

The Merger

  Fulbright & Jaworski L.L.P., counsel for Pulitzer, has delivered an opinion that the description of the Federal income tax consequences of the Merger to Pulitzer and Pulitzer stockholders contained under this heading correctly sets forth the material Federal income tax consequences of the Merger to Pulitzer and Pulitzer stockholders. Rogers & Wells LLP, counsel for Hearst-Argyle, has delivered an opinion that the description of the Federal income tax consequences of the Merger to Hearst-Argyle and Hearst-Argyle stockholders contained under this heading correctly sets forth the material Federal income tax consequences of the Merger to Hearst-Argyle and Hearst-Argyle stockholders. These opinions are based upon, among other things, representation letters provided by Pulitzer and Hearst-Argyle containing customary statements relating to certain technical requirements under the Code, including statements by Hearst-Argyle (similar to those previously made to the IRS in connection with the IRS Ruling request) concerning the continuation of the Broadcasting Business and the use of certain assets of Pulitzer after the Merger.

  Based upon the representation letters provided to counsel, which will be confirmed by Pulitzer and Hearst-Argyle prior to the closing of the Merger, it is the opinion of Fulbright & Jaworski L.L.P. that:

  (i) the Merger will qualify as a reorganization under Section 368(a)(1)(A) of the Code;

  (ii) no gain or loss will be recognized by Pulitzer as a result of consummation of the Merger;

  (iii) no gain or loss will be recognized by a Pulitzer stockholder upon the exchange of shares of Pulitzer Stock for shares of Hearst-Argyle Merger Stock pursuant to the Merger, except upon the receipt of cash in lieu of a fractional share or Hearst-Argyle Merger Stock;

  (iv) the aggregate adjusted tax basis of shares of Hearst-Argyle Merger Stock received (including a fractional share deemed received) by a Pulitzer stockholder pursuant to the Merger will be the same as the aggregate adjusted tax basis of the shares of Pulitzer Stock surrendered in exchange therefor;

  (v) the holding period of the shares of Hearst-Argyle Merger Stock received (including a fractional share deemed received) by a Pulitzer stockholder pursuant to the Merger will include the holding period of the shares of Pulitzer Stock surrendered in exchange therefor, provided that such Pulitzer Stock is held as a capital asset by the Pulitzer stockholder at the consummation of the Merger; and

  (vi) a Pulitzer stockholder who receives cash in lieu of a fractional share of Hearst-Argyle Merger Stock will be treated as if the fractional share had been distributed as part of the exchange and then such Pulitzer stockholder had received a cash distribution in redemption of such fractional share, which will be taxed as provided in Section 302 of the Code.

  Based upon the representation letters provided to counsel, which will be confirmed by Pulitzer and Hearst-Argyle prior to the closing of the Merger, it is the opinion of Rogers & Wells LLP that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Accordingly, no gain or loss will be recognized by Hearst-Argyle or Hearst-Argyle stockholders.

  The IRS takes the position that the consequences of a transaction such as the Merger are adequately established in the tax law and it will not issue a ruling as to whether such a transaction qualifies as a reorganization under
Section 368(a)(1)(A) of the Code. Therefore, no ruling from the IRS has been or will be requested with respect to the federal income tax consequences of the Merger.

  It is a condition to the obligation of Hearst-Argyle and Pulitzer to consummate the Merger that each shall have received confirmation, dated the closing date, of the opinion of its respective counsel contained under this heading. A copy of each such opinion has been filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

  An opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the tax treatment of the Merger. Further, the opinions of Fulbright & Jaworski L.L.P. and Rogers & Wells LLP are dependent upon future events, such as Hearst-Argyle continuing to own and conduct the Broadcasting Business after the Merger, the results of which will not be reviewed by counsel. Pulitzer and Hearst-Argyle are not currently aware of any facts or circumstances that would cause the representations that they have made to counsel to be untrue or incorrect in any material respect.

  If the Merger did not qualify as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, the Merger would be treated as a taxable exchange for federal income tax purposes. In that event, each Pulitzer stockholder would be required to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Hearst-Argyle Merger Stock received by such Pulitzer stockholder plus any cash received by such Pulitzer stockholder in lieu of fractional share of Hearst-Argyle Merger Stock and (ii) the adjusted tax basis of the Pulitzer Stock held by such Pulitzer stockholder immediately before the Merger, and Pulitzer would be required to recognize taxable gain in an amount equal to the excess of (x) the sum of the aggregate fair market value of the Hearst-Argyle Merger Stock received, any cash received in lieu of fractional shares of Hearst-Argyle Merger Stock, and the amount of the New Debt and other liabilities of Pulitzer assumed by Hearst-Argyle in the Merger, over (y) the aggregate adjusted tax basis of Pulitzer's assets. Under the Merger Agreement, New Pulitzer will be liable and will indemnify Hearst-Argyle and its subsidiaries, on an after-tax basis, against any tax liability of Pulitzer or any Pulitzer subsidiaries attributable to any tax period (or portion thereof) prior to the consummation of the Merger (including any taxable gain to Pulitzer as described above), except for any tax liability of Pulitzer resulting from the Merger not qualifying as a reorganization by reason of actions taken by Hearst-Argyle after consummation of the Merger. In addition, if the Merger did not qualify as a reorganization under Section 368(a)(1)(A) of the Code, the Spin-Off would likely not qualify as a tax-free distribution to Pulitzer stockholders under
Section 355(a) of the Code. See "Risk Factors--Risk Factors Associated with the Spin-Off and the Merger--Federal Income Tax Risks Relating to the Merger" and "The Merger Agreement--Tax Matters."

  The highest marginal individual Federal income tax rate (which applies to ordinary income and gain from the sale or exchange of capital assets held for one year or less) is 39.6%. The maximum regular Federal income tax rate on capital gains derived by individual taxpayers generally is 20% for sales and exchanges of capital assets held for more than one year. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate income tax rates of up to 35%.

Backup Withholding

  Under the backup withholding rules, a holder of New Pulitzer Stock and Hearst-Argyle Series A Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of redemption (including cash received in lieu of a fractional share of Hearst-Argyle Merger Stock in the Merger), unless such stockholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the stockholders's federal income tax liability. New Pulitzer or Hearst-Argyle may require holders of New Pulitzer Stock or Hearst-Argyle

Series A Common Stock, respectively, to establish an exemption from backup withholding or to make arrangements satisfactory to New Pulitzer or Hearst-Argyle, respectively, with respect to the potential application of backup withholding. A stockholder who does not provide New Pulitzer or Hearst-Argyle with his or her current taxpayer identification number may be subject to penalties imposed by the IRS.

       PROPOSAL TO APPROVE AND ADOPT THE HEARST-ARGYLE CHARTER AMENDMENT

  The Hearst-Argyle Board has approved and declared advisable, and is submitting to the Hearst-Argyle stockholders for their approval and adoption the Hearst-Argyle Charter Amendment Proposal. The Hearst-Argyle Charter Amendment will increase the number of authorized shares of Hearst-Argyle Common Stock from 200 million to 300 million shares, 200 million of such shares to be designated Hearst-Argyle Series A Common Stock and 100 million of such shares to be designated Hearst-Argyle Series B Common Stock. Currently, the 200 million shares of Hearst-Argyle Common Stock authorized by the Hearst-Argyle Charter are designated as 100 million shares of Hearst-Argyle Series A Common Stock and 100 million shares of Hearst-Argyle Series B Common Stock. Because Hearst-Argyle has a sufficient number of authorized shares of Common Stock (without the additional authorized shares contemplated by the Hearst-Argyle Charter Amendment Proposal), the approval of the Hearst-Argyle Charter Amendment Proposal is not a condition to the approval of the Hearst-Argyle Merger Proposal. This description is qualified in its entirety by reference to the complete text of the Hearst-Argyle Charter Amendment, a copy of which is attached as Annex II hereto and incorporated herein by reference.

  The Board of Directors is seeking approval and adoption of the Hearst-Argyle Charter Amendment Proposal in order to have the additional shares of Common Stock available for general corporate purposes, including future acquisitions, equity financings, and grants of stock options. The proposed increase in the number of authorized shares of Common Stock will afford Hearst-Argyle the flexibility to take advantage of business and financial opportunities without the delay and expense of seeking stockholder approval for the authorization of additional stock at a later time. The Board of Directors believes that, if the proposed amendment to the Certificate of Incorporation is not approved by Hearst-Argyle's stockholders, Hearst-Argyle's ability to engage in certain future acquisition or capital raising transactions will be adversely affected.

         PROPOSAL TO APPROVE AND ADOPT THE PULITZER CHARTER AMENDMENT

  The Pulitzer Board has approved and declared advisable, and is submitting to the Pulitzer stockholders for their approval, the Pulitzer Charter Amendment Proposal. The Pulitzer Charter Amendment permits Pulitzer to distribute to holders of Pulitzer Stock one share of New Pulitzer Common Stock for each share of Pulitzer Common Stock held and one share of New Pulitzer Class B Common Stock for each share of Pulitzer Class B Common Stock held. The Pulitzer Charter Amendment Proposal is required in connection with the Spin-Off. This description is qualified in its entirety by reference to the complete text of the Pulitzer Charter Amendment Proposal, a copy of the form of which is attached as Annex III hereto and incorporated herein by reference.

                          DESCRIPTION OF NEW PULITZER

Introduction

  Pulitzer is engaged in newspaper publishing and television and radio broadcasting. Pursuant to the Spin-Off, New Pulitzer will continue the newspaper publishing and related new media operations of Pulitzer. Pursuant to the Merger, Hearst-Argyle will receive the television and radio broadcasting operations of Pulitzer. Set forth below is a description of the newspaper publishing and related new media businesses of Pulitzer that will continue to operate through New Pulitzer.

General

  Pulitzer is engaged in newspaper publishing and related "new media" businesses. Its newspaper operations consist of two major metropolitan dailies: the St. Louis Post-Dispatch (the "Post-Dispatch"), the only major daily newspaper serving the St. Louis metropolitan area; and the Arizona Daily Star (the "Star"), serving the Tucson metropolitan area. Each of these publications also operates electronic news, information and communication web sites on the Internet. In addition, Pulitzer's Pulitzer Community Newspaper group (the "PCN Group") includes 12 dailies that serve smaller markets, primarily in the West and Midwest, as well as a number of weekly and bi-weekly publications.

  The Pulitzer Publishing Company was founded by the first Joseph Pulitzer in 1878 to publish the original St. Louis Post-Dispatch and has operated continuously since that time under the direction of the Pulitzer family. Michael E. Pulitzer, a grandson of the founder, currently serves as Chairman of the Board, President and Chief Executive Officer of Pulitzer.

Management

  On January 1, 1999, Robert C. Woodworth began serving as President and Chief Executive Officer of New Pulitzer, pursuant to a three-year employment agreement with New Pulitzer. Mr. Woodworth was a Vice President-Newspapers of Knight Ridder, Inc. from May 1997 until December 1998. Prior to that, Mr. Woodworth worked for Capital Cities/ABC in various positions, most recently as Publisher of The Kansas City Star. Mr. Woodworth will be named a director of New Pulitzer following consummation of the Merger. Mr. Pulitzer will continue to serve as Chairman of the Board of New Pulitzer.

  New Pulitzer has also entered into employment agreements with Messrs. Cole
C. Campbell, Terrance C.Z. Egger and James V. Maloney, which become effective upon consummation of the Merger. Mr. Campbell will serve as Editor of the St. Louis Post-Dispatch, Mr. Egger will serve as General Manager of the St. Louis Post-Dispatch, and Mr. Maloney will serve as Secretary and Director of Shareholder Relations of New Pulitzer, the same positions Messrs. Campbell, Egger and Maloney currently hold with Pulitzer, respectively.

  New Pulitzer anticipates that, following consummation of the Merger, upon approval of New Pulitzer's Board of Directors and the recommendation of outside compensation consultants, New Pulitzer will enter into an employment agreement with each of Messrs. Pulitzer and Ronald H. Ridgway. Mr. Pulitzer would serve as Chairman of the Board of Directors, and Mr. Ridgway would serve as Senior Vice President-Finance, the same position he currently holds with Pulitzer.

  It is anticipated that most of the other directors and officers of Pulitzer will continue as directors and officers of New Pulitzer.

Operating Strategy

  Pulitzer's long-term operating strategy for its media assets has been, and New Pulitzer's long-term operating strategy will be, to maximize each property's growth and profitability through maintenance of editorial excellence, leadership in locally responsive news, and prudent control of costs. Management believes that editorial excellence and leadership in locally responsive news will, over the long-term, allow New Pulitzer to maximize its market share in each of its respective markets. Experienced local managers implement Pulitzer's strategy in each media market, with centralized Pulitzer management providing oversight and guidance in all areas of planning and operations.

  Pulitzer complements its internal growth strategies with a disciplined and opportunistic acquisition strategy that is focused on acquiring media properties that Pulitzer believes are a good fit with its operating strategy, possess attractive growth potential and meet Pulitzer's objectives for after-tax cash flow. Management believes that Pulitzer's reputation, financial position, cash flow and conservative capital structure, among other factors, will assist New Pulitzer in pursuing acquisitions. New Pulitzer intends to seek out acquisition opportunities, with particular emphasis on small- to medium-sized markets.

  New Pulitzer believes that cost controls are an important tool in the management of media properties that are subject to significant fluctuations in advertising volume. New Pulitzer believes that prudent control of costs will permit it to respond quickly when positive operating conditions offer opportunities to expand market share and profitability and, alternatively, when deteriorating operating conditions require cost reductions to protect profitability. Pulitzer's disciplined budgeting process is one of the key elements in controlling costs. Pulitzer employs, and New Pulitzer will continue to employ, production technology in all of its media operations in order to minimize production costs and produce an attractive and timely news product for its readers.

  Pulitzer's newspaper operations are geographically diverse, placing Pulitzer in the Midwest, Southwest and Western regions of the United States. Due to the close relationship between economic activity and advertising volume, New Pulitzer believes that geographic diversity will provide New Pulitzer with valuable protection from regional economic variances.

Publishing

  New Pulitzer intends to continue the tradition of reporting and editorial excellence that has resulted in Pulitzer's receiving 17 Pulitzer Prizes* over the years.

  Pulitzer publishes two major metropolitan daily newspapers, the St. Louis Post-Dispatch and The Arizona Daily Star. Both daily newspapers have weekly total market coverage sections that provide advertisers with market saturation, and both offer alternative delivery systems that provide advertisers with either targeted or total market coverage.

  The PCN Group's 12 daily community newspapers have a combined average daily circulation of approximately 162,000. The smaller markets served by these newspapers and their locations will provide New Pulitzer with further diversification and participation in several higher growth areas of the western United States. A strong focus on local reporting and editorial excellence is also considered the key to long-term success in these markets.

St. Louis Post-Dispatch

  Founded in 1878 by the first Joseph Pulitzer, the Post-Dispatch has a long history of reporting and editorial excellence and innovation in newspaper publishing under the direction of the Pulitzer family. The Post-Dispatch is a morning daily and Sunday newspaper serving primarily the greater St. Louis metropolitan area. St. Louis is currently the 17th largest metropolitan statistical area in the United States with a population of approximately 2.6 million.

  Over the past several years, Pulitzer has taken a number of steps designed to strengthen the market position of the Post-Dispatch. In 1997, the Post-Dispatch completed an extensive redesign intended to make the newspaper more accessible and relevant to readers, and Pulitzer is continuing to make investments to enhance its news coverage capabilities and strengthen its circulation and advertising operations.
--------
* Pulitzer Prizes are awarded annually at Columbia University by the Pulitzer Prize Board, an independent entity affiliated with the Columbia University School of Journalism, founded by the first Joseph Pulitzer.

  The Post-Dispatch operates under an Agency Agreement, dated March 1, 1961, as amended (the "St. Louis Agency Agreement"), between Pulitzer and The Herald Company, Inc. (the "Herald Company") pursuant to which Pulitzer performs all activities relating to the day-to-day operations of the newspaper, but pursuant to which it must share one-half of the agency's operating income or one-half of the agency's operating loss with the Herald Company (the "St. Louis Agency").

  The Post-Dispatch has consistently been a leader in technological innovation in the newspaper industry. Pulitzer's commitment to the ongoing enhancement of its operating systems has enabled the Post-Dispatch to offer a continually improving product to both readers and advertisers while also realizing substantial savings in labor cost. New Pulitzer believes the Post-Dispatch has adequate facilities to sustain up to at least a 35% increase in daily circulation without incurring significant capital expenditures. The Post-Dispatch is in the process of upgrading and modifying its systems to make them "Year-2000" compatible and expects to achieve full compliance during 1999.

  The Post-Dispatch is distributed primarily through independent home delivery carriers and single copy dealers. Home delivery accounted for approximately 76% of circulation for the daily Post-Dispatch and approximately 55% of circulation for the Sunday edition during 1997.

The Arizona Daily Star

  Founded in 1877, the Star is published in Tucson, Arizona, by Pulitzer's wholly owned subsidiary, Star Publishing Company. Following the consummation of the Spin-Off and Merger, Star Publishing Company will be a wholly owned subsidiary of New Pulitzer. The Star, a morning and Sunday newspaper, and the Tucson Citizen (the "Citizen"), an afternoon newspaper owned by Gannett Co., Inc. ("Gannett"), are southern Arizona's leading dailies. The Star and the Citizen are published through an agency operation (the "Tucson Agency") pursuant to an Agency Agreement, dated March 28, 1940, as amended and restated (the "Tucson Agency Agreement"), and have a combined weekday circulation of approximately 140,000. Tucson is currently the 69th largest metropolitan statistical area in the United States with a population of approximately 781,000.

  The Tucson Agency operates through TNI Partners, an agency partnership that is owned half by Pulitzer and half by Gannett. TNI Partners is responsible for all aspects of the business of the two newspapers other than editorial opinion and gathering and reporting news. Revenues and expenses are generally shared equally by the Star and the Citizen. Unlike the St. Louis Agency, Pulitzer's consolidated financial statements include only its share of the combined operating revenues and operating expenses of the two newspapers. See "--Agency Agreements."

  As a result of the Tucson Agency, the financial performance of Pulitzer's Star Publishing Company subsidiary is directly affected by the operations and performance of both the Star and Citizen.

  In 1997, the Star's daily edition accounted for approximately 69% of the combined daily circulation of the Tucson Agency publications. The Star's daily and Sunday editions accounted for approximately 60% of the agency's total advertising lineage.

  The Star and the Citizen are printed at TNI Partners' modern, computerized facility equipped with two eight-unit Metro offset presses. The writing, editing and composing functions have been computerized, increasing efficiency and reducing workforce requirements.

Pulitzer Community Newspapers, Inc.

  On July 1, 1996, Pulitzer acquired for approximately $216 million all the stock of Scripps League Newspapers, Inc. (subsequently renamed "Pulitzer Community Newspapers, Inc."), a privately owned publisher of community newspapers that serve smaller markets, primarily in the West and Midwest. The PCN Group's 12 daily newspapers now include the Troy Daily News, which the PCN Group acquired, together with a sister publication called the Miami Valley Sunday News, at the end of October 1998 for an aggregate purchase price of approximately $20 million. The PCN Group's daily newspapers publish morning or afternoon editions during the week and, generally, morning editions on the weekend. Home delivery through independent contract carriers accounts for the significant portion of each newspaper's circulation. With daily circulations ranging from approximately 31,000 to 5,000, the 12 daily newspapers in the PCN Group, ranked in order of daily circulation, are:

   The Daily Herald..................................... Provo, Utah
   Santa Maria Times.................................... Santa Maria, California
   The Napa Valley Register............................. Napa, California
   The World............................................ Coos Bay, Oregon
   The Hanford Sentinel................................. Hanford, California
   The Arizona Daily Sun................................ Flagstaff, Arizona
   Troy Daily News...................................... Troy, Ohio
   The Daily Chronicle.................................. De Kalb, Illinois
   The Daily Journal.................................... Park Hills, Missouri
   The Garden Island.................................... Lihue, Hawaii
   The Ravalli Republic................................. Hamilton, Montana
   The Daily News....................................... Rhinelander, Wisconsin

  In addition, the PCN Group operates weekly newspapers in Petaluma, California and Farmington and Fredericktown, Missouri and two weekly newspaper groups in conjunction with the properties in Hanford and Santa Maria, California.

  The smaller markets served by PCN properties are attractive because they generally have desirable demographic characteristics and above-average growth rates. Collectively, the PCN Group markets exceed U.S. averages in such key measures as annual household growth rate, average household income and average household wealth; in addition, the average median home value in these markets is nearly double the U.S. median average.

  Further, these markets, which are often not served by major metropolitan media, tend to be characterized by less media competition, which gives New Pulitzer an opportunity to sustain and expand market shares.

  PCN was acquired by Pulitzer on July 1, 1996. For the year ended December 31, 1997, PCN had consolidated operating revenues of approximately $69.7 million, of which advertising, preprints and circulation accounted for approximately 66%, 12% and 19%, respectively. For the six-month period ended December 31, 1996, PCN had consolidated operating revenues of approximately $34.9 million, of which advertising, preprints and circulation accounted for approximately 67%, 11% and 18%, respectively.

  Pulitzer has recently made a significant investment in new computer systems that handle typesetting, editing and web publishing, as well as financial and statistical reporting, for its PCN Group properties. The standardized systems, which are "Year-2000" compatible, permit centralized maintenance and support.

Related "New Media" Operations

  Pulitzer has developed "new media" operations that are designed to enhance, complement and add value to its traditional newspaper publishing businesses by providing subscriber and advertiser services through various forms of electronic distribution, including electronic publishing, voice services delivered by phone, and electronic dissemination of information via the world wide web/Internet. Pulitzer's objective in these operations is to develop and expand its ability to provide advertisers access to a large and attractive online audience.

  Pulitzer is an Internet service provider as a central element of its strategy in both St. Louis and Tucson. Full access to each newspaper's "electronic publication" web site, as well as full Internet access, is provided on a subscription basis. The Star's service, StarNet
(www.azstarnet.com), began operations in May 1995 and had

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

approximately 12,500 subscribers at December 31, 1998. The service provided by the Post-Dispatch, POSTnet (www.stlnet.com), started in January 1996 and had approximately 16,400 subscribers as of December 31, 1998. The websites provide access to current and archive material, including news, editorials and classified advertising, from each newspaper, as well as interactive Internet-specific enhancements such as message boards and chat rooms. Pulitzer is currently developing enhanced online services featuring the three major classified advertising categories--automotive, real estate and help wanted.

  In addition, Pulitzer is a founding member of PAFET, a consortium of six newspaper companies that is pursuing a program of research and investment designed to help its members understand and participate in the opportunities and challenges that the new media provide for newspaper properties.

Acquisition Strategy

  One of Pulitzer's primary growth strategies has been a disciplined and opportunistic acquisition program. In evaluating acquisition opportunities, Pulitzer generally requires that candidates must: (i) be in businesses related to Pulitzer's core publishing competencies; (ii) have strong cash flows; (iii) reflect Pulitzer's preference for small- to medium-sized markets that possess good growth or economic characteristics and, where possible, offer a clustering opportunity with respect to present or future properties; (iv) provide an opportunity for its disciplined management approach to add value; and, (v) offer an attractive return on investment. Management of New Pulitzer intends to pursue a similar growth strategy.

Agency Agreements

  Newspapers in approximately 15 cities operate under joint operating or agency agreements. Agency agreements generally provide for newspapers servicing the same market to share certain printing and other facilities and to pool certain revenues and expenses in order to decrease aggregate expenses and thereby allow the continuing operation of multiple newspapers serving the same market. The Newspaper Preservation Act of 1970 permits joint operating agreements between newspapers under certain circumstances without violation of the Federal antitrust laws.

  St. Louis Agency. An agency operation between Pulitzer and The Herald Company is conducted under the provisions of the St. Louis Agency Agreement. For many years, the Post-Dispatch was the afternoon and Sunday newspaper serving St. Louis, and the Globe Democrat was the morning paper and also published a weekend edition. Although separately owned, from 1961 through February 1984, the publication of both the Post-Dispatch and the Globe Democrat was governed by the St. Louis Agency Agreement. From 1961 to 1979, the two newspapers controlled their own news, editorial, advertising, circulation, accounting and promotion departments and Pulitzer managed the production and printing of both newspapers. In 1979, Pulitzer assumed full responsibility for advertising, circulation, accounting and promotion for both newspapers. In February 1984, after a number of years of unfavorable financial results at the St. Louis Agency, the Globe Democrat was sold by the Herald Company and the St. Louis Agency Agreement was revised to eliminate any continuing relationship between the two newspapers and to permit the repositioning of the daily Post-Dispatch as a morning newspaper.

  Following the renegotiation of the St. Louis Agency Agreement at the time of the sale of the Globe-Democrat, the Herald Company retained the contractual right to half the profits or losses (as defined) of the operations of the St. Louis Agency, which from February 1984 forward consisted solely of the publication of the Post-Dispatch. The St. Louis Agency Agreement generally provides for the Herald Company to share half the cost of, and to share in a portion of the proceeds from the sale of, capital assets used in the production of the Post-Dispatch. Under the St. Louis Agency Agreement, Pulitzer supervises, manages and performs all activities relating to the day-to-day publication of the Post-Dispatch and is solely responsible for the news and editorial policies of the newspaper.

  The consolidated financial statements of Pulitzer include all the operating revenues and expenses of the St. Louis Agency. An agency adjustment is provided as an operating expense reflecting that portion of the operating

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

income of the St. Louis Agency allocated to The Herald Company. Under the St. Louis Agency Agreement, for fiscal 1997, 1996, 1995, 1994 and 1993, Pulitzer paid the Herald Company $19,450,000, $13,972,000, $12,502,000, $14,706,000,
and $10,660,000, respectively, for the Herald Company's share of the operating income of the St. Louis Agency. As a result of such agency adjustment, Pulitzer is, and during the term of the St. Louis Agency New Pulitzer will continue to be, entitled to half the profits (as defined) from the operations of the St. Louis Agency, the amount of which cannot be determined until the end of each fiscal year.

  The current term of the St. Louis Agency Agreement runs through December 31, 2034, following which either party may elect to renew the agreement for successive periods of 30 years each.

  Tucson Agency. The Tucson Agency Agreement has, since 1940, governed the joint operations of the Star and Citizen. For financial reporting purposes, the operations of the Tucson Agency are reflected in Pulitzer's consolidated financial statements differently from the operations of the St. Louis Agency. The consolidated financial statements of Pulitzer include only Pulitzer's share of the combined revenues, operating expenses and income of the Star and Citizen. TNI Partners, Inc. ("TNI Partners"), as agent for Pulitzer and Gannett, is responsible for advertising and circulation, printing and delivery and collection of all revenues of the Star and the Citizen. The Board of Directors of TNI Partners presently consists of three directors chosen by Pulitzer and three chosen by Gannett. Budgetary, personnel and other non-news and editorial policy matters, such as advertising and circulation policies and rates or prices, are determined by the Board of Directors of TNI Partners. Each newspaper is responsible for its own news and editorial content. Revenues and expenses are recorded by TNI Partners, and the resulting profit is generally split 50-50 between Pulitzer and Gannett. Both partners have certain administrative costs, which are borne separately. As a result of the Tucson Agency, the Star and the Citizen benefit from increases and can be adversely affected by decreases in each other's circulation.

  The Tucson Agency Agreement runs through June 1, 2015, and contains renewal provisions for successive periods of 25 years each.

Competition

  Pulitzer's publications compete for readership and advertising revenues in varying degrees with other metropolitan, suburban, neighborhood and national newspapers and other publications as well as with television, radio, cable, Internet, online services and other new media technologies, direct mail, yellow page directories, billboards and other news and advertising media. Competition for advertising is based upon circulation levels, readership demographics, price and advertiser results, while competition for circulation is generally based upon the content, journalistic quality and price of the publication. In St. Louis and its surrounding suburban communities, the Post-Dispatch's print competition for circulation and advertising revenues includes paid suburban daily newspapers as well as a chain of community newspapers and shoppers. These community newspapers and shoppers target selected geographic markets throughout the St. Louis metropolitan area.

  Due to the agency relationship existing in Tucson, the Star and the Citizen cannot be viewed as competitors for advertising or circulation revenues. The Star and the Citizen compete primarily against other media and against Phoenix-area and suburban, neighborhood and national newspapers and other publications.

Employee Relations

  The Post-Dispatch has contracts with substantially all of its production unions, with expiration dates ranging from February 1999 through February 2010. In addition, the Post-Dispatch has a multi-year contract with the St. Louis Newspaper Guild, which expires in January 2003. All of the Post-Dispatch labor contracts contain no-strike provisions.

  TNI Partners' contract with Tucson Graphic Communications Union Local No. 212, covering certain pressroom employees, expired on December 31, 1998. While negotiating a new contract, the union is operating under the provisions of the previous contract. In each of the last several years, this contract has been renegotiated for a one-year term.

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

Raw Materials

  Pulitzer's newspaper operations are significantly impacted by the cost of newsprint, which accounted for approximately 20% of the total 1997 operating expenses. During 1997, Pulitzer used approximately 100,900 metric tons of newsprint in its production process at a total cost of approximately $56.8 million. Consumption at the Post-Dispatch represented approximately 72,600 metric tons of Pulitzer's total newsprint usage in 1997. In the last five years, Pulitzer's average cost per ton of newsprint has varied from a low of $452 per metric ton in 1994 to a high of $675 per metric ton in 1995. For the first nine months of 1998, Pulitzer's average cost for newsprint was approximately $590 per metric ton, compared to approximately $555 per metric ton in 1997. A price increase to $615 per metric ton on September 1, 1998 was subsequently rescinded by all of Pulitzer's newsprint suppliers. As a result, Pulitzer expects its cost of newsprint for the fourth quarter of 1998 to be in the range of $580 to $590 per metric ton. In the fourth quarter of 1997, Pulitzer's average cost of newsprint was approximately $585 per metric ton.

  The Post-Dispatch obtains the newsprint necessary for its operations from five separate mills, three of which are located in Canada and two in the United States. The Post-Dispatch has guaranteed the future supply of certain volume levels through long-term agreements with two of its newsprint suppliers. Pulitzer believes that the absence of long-term agreements with the remaining three newsprint suppliers will not affect Pulitzer's ability to obtain newsprint at competitive prices.

  Pulitzer acquired five newsprint contracts with the purchase of the PCN group in 1996. Combined with the tonnage purchased for the Post-Dispatch, Pulitzer has been able to leverage its pricing power to obtain the best price available for the PCN Group and to assure adequate supplies for all locations.

  TNI Partners obtains the newsprint necessary for the Tucson Agency's operations pursuant to an arrangement with Gannett, the owner of the Citizen. Gannett purchases newsprint on behalf of TNI Partners under various contractual arrangements and agreements. Newsprint is also purchased on the spot market.

Employees

  At December 31, 1998, Pulitzer's publishing operations had approximately 2,300 full-time employees. In St. Louis, a majority of the approximately 1,200 full-time employees engaged in publishing are represented by unions. Pulitzer considers its relationship with its employees to be good.

                   DESCRIPTION OF NEW PULITZER CAPITAL STOCK

  Pulitzer now owns all 100 issued and outstanding shares of New Pulitzer Stock. Prior to the Spin-Off, Pulitzer will cause the New Pulitzer Charter to be amended and restated and to contain provisions substantially similar to the Pulitzer Charter as proposed to be amended, except that the authorized capital stock of New Pulitzer will consist of 100,000,000 shares of each of New Pulitzer Common Stock, New Pulitzer Class B Common Stock and New Pulitzer Preferred Stock (as defined below).

Common Stock and Class B Common Stock

  Dividends. Each share of New Pulitzer Common Stock and New Pulitzer Class B Common Stock is entitled to dividends if, as and when dividends may be declared by the Board of Directors of New Pulitzer (the "New Pulitzer Board") and paid. Under the DGCL, New Pulitzer may declare and pay dividends only out of its surplus, or in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of New Pulitzer has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution. Dividends must be paid on both the New Pulitzer Common Stock and the New Pulitzer Class B Common Stock at any time that dividends are paid on either. Any dividend so declared and payable in cash, capital stock of New Pulitzer (other than New Pulitzer Common Stock or New Pulitzer Class B Common Stock) or other property will be paid equally, share for share, on the New Pulitzer Class B Common Stock and New Pulitzer Common Stock, except under certain circumstances. Dividends and distributions payable in shares of New Pulitzer Class B Common Stock may be paid only on or to shares of New Pulitzer Class B Common Stock, and dividends and distributions payable in shares of New Pulitzer Common Stock may be paid only on or to shares of New Pulitzer Common Stock. If a dividend or distribution payable in New Pulitzer Common Stock is made on the New Pulitzer Common Stock, New Pulitzer must also make a simultaneous dividend or distribution payable in New Pulitzer Class B Common Stock on the New Pulitzer Class B Common Stock. If a dividend or distribution payable in New Pulitzer Class B Common Stock is made on the New Pulitzer Class B Common Stock, New Pulitzer must also make a simultaneous dividend or distribution payable in New Pulitzer Common Stock on the New Pulitzer Common Stock. Pursuant to any such dividend or distribution, each share of New Pulitzer Class B Common Stock will receive a number of shares of New Pulitzer Class B Common Stock equal to the number of shares of New Pulitzer Common Stock payable on each share of New Pulitzer Common Stock. Notwithstanding the foregoing, in the case of any dividend or other distribution payable in stock of any corporation which immediately prior to the time of such dividend or other distribution is a wholly-owned subsidiary of New Pulitzer and which possesses authority to issue shares of capital stock with voting characteristics substantially similar to those of the shares of New Pulitzer Common Stock and New Pulitzer Class B Common Stock, respectively, including a distribution pursuant to a stock dividend or division or split-up of the shares of New Pulitzer, (i) only shares of capital stock of such a subsidiary with voting characteristics substantially similar to those of the New Pulitzer Class B Common Stock shall be distributed with respect to shares of New Pulitzer Class B Common Stock and only shares of capital stock of such a subsidiary with voting characteristics substantially similar to those of the New Pulitzer Common Stock shall be distributed with respect to shares of New Pulitzer Common Stock; (ii) the number of shares of such subsidiary's Class B common stock payable on each share of New Pulitzer Class B Common Stock pursuant to such dividend or other distribution shall be equal to the number of shares of such subsidiary's common stock payable on each share of New Pulitzer Common Stock pursuant to such dividend or other distribution; and,
(iii) such dividends or other distributions of shares of such subsidiary's common stock and Class B common stock shall be made simultaneously.

  Voting Rights. Each share of New Pulitzer Common Stock is entitled to one vote, and each share of New Pulitzer Class B Common Stock is entitled to 10 votes, on all matters. Except as described below, the New Pulitzer Common Stock and the New Pulitzer Class B Common Stock will vote together as a single class on all matters presented for a vote of the stockholders, including the election of directors. The holders of a majority of the outstanding shares of New Pulitzer Common Stock or New Pulitzer Class B Common Stock, voting as separate classes, must approve certain amendments affecting shares of such class. Specifically, if there is any proposal to amend the New Pulitzer Charter in a manner that would increase or decrease the number of authorized shares of New Pulitzer Common Stock or New Pulitzer Class B Common Stock, increase or decrease the par value of the shares of New Pulitzer Common Stock or New Pulitzer Class B Common Stock or alter or change the powers, preferences or special rights of the shares of New Pulitzer Common Stock or New Pulitzer Class B Common Stock so as to affect them adversely, such an amendment must be approved by a majority of the outstanding shares of the affected class, voting separately as a class. In addition, any merger or consolidation in which each share of New Pulitzer Common Stock receives consideration that is not of the same type or is less than the amount of the consideration to be received by each share of New Pulitzer Class B Common Stock must be approved by a majority of the outstanding shares of New Pulitzer Common Stock, voting separately as a class. Shares of New Pulitzer Common Stock and New Pulitzer Class B Common Stock do not have cumulative voting rights.

  Terms of Conversion. Each share of New Pulitzer Class B Common Stock is convertible at any time, at the option of and without cost to the stockholder, into one share of New Pulitzer Common Stock. If at any time (i) the aggregate voting power of all outstanding shares of New Pulitzer Class B Common Stock represents less than 20% of the aggregate voting power of all issued and outstanding shares of New Pulitzer Common Stock and New Pulitzer Class B Common Stock or (ii) the New Pulitzer Board and the holders of a majority of the outstanding shares of New Pulitzer Class B Common Stock approve the conversion of all of the New Pulitzer Class B Common Stock into New Pulitzer Common Stock, then each outstanding share of New Pulitzer Class B

Common Stock shall be converted automatically into one share of New Pulitzer Common Stock without any action by the holder. In the event of such a conversion, certificates formerly representing outstanding shares of New Pulitzer Class B Common Stock will thereafter be deemed to represent an equal number of shares of New Pulitzer Common Stock.

  Restrictions on Transfers of New Pulitzer Class B Common Stock. The transfer of the New Pulitzer Class B Common Stock, except upon its conversion into New Pulitzer Common Stock as described above, is restricted by the New Pulitzer Charter to Permitted Transferees (as defined therein), which, in general, includes only (A) as to holders of New Pulitzer Common Stock who are natural persons, the original holders of such stock, their spouses or former spouses, their lineal descendants and any spouse or former spouse of such lineal descendants, and entities (such as trusts, corporations, partnerships, limited liability companies and charitable organizations) controlled by the holders of such New Pulitzer Class B Common Stock or their Permitted Transferees, or by New Pulitzer's executive officers or directors and (B) as to holders of New Pulitzer Class B Common Stock that are (i) corporations, partnerships, limited liability companies or charitable organizations, any person who transferred such shares of New Pulitzer Class B Common Stock to such entity and such person's Permitted Transferees or (ii) trusts, any person who established the trust and any person who would be a Permitted Transferee thereof, any original holder or Permitted Transferee thereof, and any person to whom or for whose benefit any portion of the principal of the trust may be distributed either during or at the end of the term of such trust. Stockholders who desire to sell their shares of New Pulitzer Class B Common Stock to other than Permitted Transferees may convert their shares of New Pulitzer Class B Common Stock into shares of New Pulitzer Common Stock and sell the shares of New Pulitzer Common Stock, subject, however, to the limitations imposed by the proposed New Pulitzer Voting Trust with respect to the shares of New Pulitzer Class B Common Stock that will be deposited thereunder.

  Liquidation Rights. In the event of the liquidation, dissolution or winding up of New Pulitzer, holders of the shares of New Pulitzer Common Stock and New Pulitzer Class B Common Stock are entitled to share equally, share for share, in the net assets available for distribution.

  Other. Following the Spin-Off, additional shares of New Pulitzer Class B Common Stock may only be issued upon stock splits of, or stock dividends on, the existing New Pulitzer Class B Common Stock. No stockholder of New Pulitzer will have preemptive or other rights to subscribe for additional shares of New Pulitzer.

Preferred Stock

  The New Pulitzer Board is authorized to issue, by resolution, without any action by the stockholders, up to 100 million shares of preferred stock ("New Pulitzer Preferred Stock") and has the authority to establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of New Pulitzer Preferred Stock.

Additional Provisions of the New Pulitzer Charter

  Following the Distribution, New Pulitzer will have a substantial number of unissued and unreserved shares of New Pulitzer Common Stock and unissued and undesignated shares of New Pulitzer Preferred Stock. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions and could be utilized, under certain circumstances, as a method of preventing or making more difficult a takeover or change in control of New Pulitzer.

  In addition, certain other charter provisions, which are described below, may have the effect, alone or in combination with each other or with the existence of authorized but unissued stock, of rendering more difficult or discouraging an acquisition of New Pulitzer deemed undesirable by its Board.

  Classification of the Board of Directors. It is anticipated that, upon consummation of the Merger, the New Pulitzer Board will consist initially of nine directors. The New Pulitzer Charter provides for a classified Board divided into three equal classes serving staggered three-year terms. If at any time the size of the Board is changed, the increase or decrease in the number of directors would be apportioned among the three classes to make all classes as nearly equal as possible.

  Business Combination Provision. The New Pulitzer Charter requires the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of the outstanding shares of New Pulitzer's voting stock, voting together as a single class (with each share of New Pulitzer Class B Common Stock entitled to 10 votes), as a condition for any merger (other than certain mergers with subsidiaries), consolidation or sale of all or substantially all the property and assets of New Pulitzer and for certain Business Combinations (as defined herein) with, or proposed by or on behalf of, any Interested Stockholder (as defined herein) unless such transaction shall have been approved by a majority of the entire New Pulitzer Board. This voting requirement applies even though the DGCL requires a simple majority or no stockholder vote to approve the transaction. An Interested Stockholder is defined as any person or group (other than New Pulitzer or any of its subsidiaries or employee benefit plans) (i) that is, or was at any time within the two-year period immediately prior to the date in question, the beneficial owner of 10% or more of the voting stock of New Pulitzer, but excludes any person (including any Permitted Transferee of such person) who or which, immediately prior to the Effective Time, is the beneficial owner of 10% or more of the outstanding New Pulitzer Class B Common Stock, or (ii) is an assignee of, or has otherwise succeeded to, any shares of New Pulitzer voting stock of which an Interested Stockholder was the beneficial owner at any time within the two year period immediately prior to the date in question, provided such assignment or succession shall not have occurred in the course of a transaction or series of transactions involving a public offering. The term "beneficial owner" includes persons directly and indirectly owning or having the right to acquire or vote shares. Under certain circumstances, an Interested Stockholder could include persons or entities affiliated or associated with the Interested Stockholder. A Business Combination includes:
(i) a merger or consolidation of New Pulitzer or any subsidiary with an Interested Stockholder or an affiliate or associate of an Interested Stockholder; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition by New Pulitzer or a subsidiary to or with, or proposed by or on behalf of, an Interested Stockholder or an affiliate or associate of an Interested Stockholder of assets having an aggregate fair market value equal to or greater than 1% of the total assets of New Pulitzer; (iii) the issuance or transfer of stock or other securities of New Pulitzer or of a subsidiary to, or proposed by or on behalf of, an Interested Stockholder or an affiliate or associate of an Interested Stockholder in exchange for cash or property (including stock or other securities) having an aggregate fair market value equal to or greater than 1% of the total assets of New Pulitzer; (iv) the adoption of any plan or proposal for the liquidation or dissolution of New Pulitzer, or any spin-off or split-up of any kind of New Pulitzer or any subsidiary, proposed by or on behalf of an Interested Stockholder or an affiliate or associate of an Interested Stockholder; (v) any reclassification of securities, recapitalization of New Pulitzer, or merger or consolidation with a subsidiary or other transaction that has the effect, directly or indirectly, of increasing the percentage of the outstanding stock of any class of New Pulitzer or a subsidiary owned, directly or indirectly, by an Interested Stockholder or an affiliate or an associate of an Interested Stockholder; (vi) any other transaction with an Interested Stockholder or an affiliate or an associate of an Interested Stockholder that requires the approval of the stockholders under Delaware law; or, (vii) any agreement, contract or other arrangement providing for any one or more of the foregoing actions.

  The New Pulitzer Charter provides that the New Pulitzer Board, when evaluating any offer of another party to make a tender or exchange offer for any equity security of New Pulitzer, to merge or consolidate New Pulitzer with another company or to purchase or otherwise acquire all or substantially all the properties and assets of New Pulitzer, shall, in connection with the exercise of its judgment in determining what is in the best interest of New Pulitzer and its stockholders, give due consideration to the effect of such a transaction on the editorial and publishing integrity and the character and quality of New Pulitzer's newspaper and other operations, all other relevant factors, including, without limitation, the social, legal and economic effects on the employees, customers, suppliers and other affected persons, firms and companies and on the communities and geographical areas in which New Pulitzer and its subsidiaries operate or are located and on any of the businesses and properties of New Pulitzer or any of its subsidiaries, as well as such other factors as the directors deem relevant.

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

  Supermajority Voting Provision. The affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding New Pulitzer voting stock, voting together as a single class, is required for the amendment or repeal of, or the adoption of any provision inconsistent with the provisions of the New Pulitzer Charter, relating to: (i) Business Combination; (ii) the specific voting rights of the New Pulitzer Common Stock and New Pulitzer Preferred Stock and the required stockholder approval necessary to effect (A) the consolidation or merger of New Pulitzer with or into another corporation or of a corporation with or into New Pulitzer (other than with a corporation of which at least 90% of the outstanding capital stock is owned by New Pulitzer); and (B) the sale, lease or exchange of all or substantially all of New Pulitzer's property and assets; (iii) the power, number, qualification, classification, nomination and removal of directors;
(iv) the terms of the New Pulitzer Common Stock and the New Pulitzer Class B Common Stock; (v) the terms of the New Pulitzer Preferred Stock; (vi) meetings of stockholders; (vii) the indemnification of directors, officers, employees and agents for liability incurred as a result of their activities on behalf of New Pulitzer; (viii) the amendment of the New Pulitzer Charter or the New Pulitzer By-Laws; or, (ix) the issuance of New Pulitzer Common Stock and New Pulitzer Preferred Stock. This supermajority provision, however, is inapplicable where the proposed amendment is approved by a majority of the entire New Pulitzer Board. The By-Laws of New Pulitzer may only be amended by a majority of the entire New Pulitzer Board or by the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding New Pulitzer voting stock, voting together as a single class.

  Liability of Directors. The New Pulitzer Charter limits a director's liability for monetary damages for breach of fiduciary duty to the fullest extent permitted by Delaware law, as now in effect or hereafter amended, including breach of fiduciary duty of care and a breach resulting from gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law. The Delaware statute does not eliminate a director's duty of care and has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

New Pulitzer Voting Trust Agreement

  Following the consummation of the Spin-Off and pursuant to the New Pulitzer Voting Trust Agreement, certain holders of New Pulitzer Class B Common Stock, including the Pulitzer Parties, individually or as trustees of certain holders of New Pulitzer Class B Common Stock, will deposit their shares of New Pulitzer Class B Common Stock into the New Pulitzer Trust and will receive from the New Pulitzer Trust certificates (each, a "New Pulitzer Voting Trust Certificate") evidencing their interests in the shares so deposited.

  It is contemplated that the trustees of the New Pulitzer Trust will be Cole
C. Campbell, David E. Moore, Emily Rauh Pulitzer, Michael E. Pulitzer, Ronald
H. Ridgway and Robert C. Woodworth (collectively, the "New Pulitzer Trustees"). It is contemplated that pursuant to the New Pulitzer Voting Trust Agreement, the New Pulitzer Trustees will generally have all voting rights with respect to the shares of New Pulitzer Class B Common Stock subject to the New Pulitzer Trust; however, in connection with certain matters, including any proposal for a merger, consolidation, recapitalization or dissolution of New Pulitzer or disposition of all or substantially all New Pulitzer's assets, the calling of a special meeting of stockholders and the removal of directors, the New Pulitzer Trustees may not vote the shares of New Pulitzer Class B Common Stock deposited in the New Pulitzer Trust except in accordance with written instructions from the holders of the New Pulitzer Voting Trust Certificates. It is contemplated that the New Pulitzer Voting Trust Agreement will also permit the conversion of the New Pulitzer Class B Common Stock deposited in the New Pulitzer Trust into New Pulitzer Common Stock in connection with certain permitted events, including, without limitation, sales exempt from the registration requirements of the Securities Act, sales which meet the volume and manner of sale requirements of Rule 144 promulgated thereunder, and sales pursuant to registered public offerings. It is contemplated that the New Pulitzer Trust will terminate with the written consent of holders of two-thirds in interest of all outstanding New Pulitzer Voting Trust Certificates. Unless extended or terminated by the parties thereto, the New Pulitzer Voting Trust Agreement will expire on or about the tenth anniversary of the Spin-Off.


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New Pulitzer Registration Rights Agreement

  It is contemplated that upon consummation of the Merger, New Pulitzer will enter into a registration rights agreement (the "New Pulitzer Registration Rights Agreement") with certain holders of its Class B Common Stock, including the Pulitzer Parties, individually or as trustees or controlling persons of certain holders of New Pulitzer Stock. Subject to certain terms and conditions, the New Pulitzer Registration Rights Agreement will grant the parties thereto the right to cause New Pulitzer to register under the Securities Act for sale to the public all or part of the shares of New Pulitzer Common Stock issuable upon conversion of their shares of New Pulitzer Class B Common Stock. The New Pulitzer Registration Rights Agreement will also grant the parties thereto the right, subject to certain terms and conditions, to include such shares of New Pulitzer Common Stock in other registrations made by New Pulitzer. New Pulitzer will bear the Registration Expenses (as defined therein) related to any such registration.

Transfer Agent

  The transfer agent for the New Pulitzer Common Stock is First Chicago Trust Company of New York.

       COMPARISON OF RIGHTS OF STOCKHOLDERS OF PULITZER AND NEW PULITZER

  New Pulitzer and Pulitzer are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Pulitzer Common Stock and Pulitzer Class B Common Stock and New Pulitzer Common Stock and New Pulitzer Class B Common Stock will arise primarily from differences in their respective certificates of incorporation and by-laws. The New Pulitzer Charter and the New Pulitzer By-Laws are substantially similar to the Pulitzer Charter and the Pulitzer By-Laws, respectively.

               COMPARISON OF RIGHTS OF HOLDERS OF HEARST-ARGYLE
          SERIES A COMMON STOCK AND HOLDERS OF PULITZER COMMON STOCK

  Upon consummation of the Merger, the holders of Pulitzer Stock will become holders of Hearst-Argyle Series A Common Stock and their rights will be governed by the Hearst-Argyle Charter and the Hearst-Argyle By-Laws. The following discussion is not complete and is qualified in its entirety by reference to the DGCL and to the Hearst-Argyle Charter and Hearst-Argyle By-Laws, which are incorporated herein by reference.

  Since both Hearst-Argyle and Pulitzer are organized under the laws of the State of Delaware, any differences in the rights of the stockholders of Hearst-Argyle and Pulitzer would arise solely from differences in their respective certificates of incorporation and by-laws. Among the differences between the rights of the holders of Hearst-Argyle Series A Common Stock and Pulitzer Stock are the following:

  Capital Stock. The total number of authorized shares of capital stock of Hearst-Argyle is 201 million shares, consisting of 100 million shares of Series A Common Stock, with a par value of $.01 per share, 100 million shares of Series B Common Stock, with a par value of $.01 per share, and 1 million shares of Preferred Stock, with a par value of $.01 per share, of which 12,500 shares have been designated Series A Preferred Stock and 12,500 shares have been designated Series B Preferred Stock. The total number of authorized shares of capital stock of Pulitzer is 175 million shares, consisting of 100 million shares of Common Stock with a par value of $.01 per share, 50 million shares of Class B Common Stock with a par value of $.01 per share, and 25 million shares of Preferred Stock with a par value of $.01 per share.

  Voting Rights. Under the Hearst-Argyle Charter, each share of Hearst-Argyle Common Stock is entitled to one vote on all matters submitted to a vote of the stockholders. Each share of Hearst-Argyle Series A Preferred Stock is entitled to the number of votes on all matters submitted to a vote of holders of Hearst-Argyle Series A Common Stock equal to a quotient determined by dividing $1,000 by the Series A Conversion Price, which is $35 on or before December 31, 2000, and, during each calendar year after December 31, 2000, the product of

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

1.1 times the Series A Conversion Price for the immediately preceding calendar year. Each share of Hearst-Argyle Series B Preferred Stock is entitled to 29 votes on all matters submitted to a vote of holders of Hearst-Argyle Series A Common Stock before July 11, 2001, and, on or after July 11, 2001, to the number of votes equal to a quotient determined by dividing $1,000 by the average of the closing prices for the Hearst-Argyle Series A Common Stock as reported by the NYSE for each of the 10 trading days prior to the last day of the month immediately preceding the record date for the stockholder meeting at which such votes are to be cast. Under the Pulitzer Charter, each share of Pulitzer Common Stock is entitled to one vote and each share of Pulitzer Class B Common Stock is entitled to 10 votes on all matters upon which stockholders are entitled to vote.

  Except with respect to the election of Hearst-Argyle directors as described below and as required by the DGCL, each series of Hearst-Argyle Common Stock entitles the holders thereof to vote separately as a class only with respect to amendments to the Hearst-Argyle Charter that alter or change the powers, preferences, or special rights of their respective series so as to affect them adversely. Except as required by the DGCL, the holders of Pulitzer Common Stock are entitled to vote separately as a class with respect to the approval of any consolidation or merger involving Pulitzer, unless the consideration to be received by each of the holders of Pulitzer Common Stock and Pulitzer Class B Common Stock is a type identical and equal in value.

  With respect to any election of directors by the Hearst-Argyle stockholders, the holders of Hearst-Argyle Series A Common Stock are entitled to vote separately as a class in order to elect two directors of the Hearst-Argyle Board and the holders of Hearst-Argyle Series B Common Stock are entitled to vote separately as a class in order to elect the balance of the Hearst-Argyle Board provided, however, that such number shall not be less than the number of directors that will constitute a majority of the Hearst-Argyle Board. A Hearst-Argyle director may only be removed for cause by the vote of a majority of the holders of Hearst-Argyle Common Stock voting together as a class. With respect to any election of directors by the Pulitzer stockholders, the holders of Pulitzer Stock voting together as a class elect the Pulitzer directors. A Pulitzer director may be removed, with or without cause, by the affirmative vote of the holders of record of at least two-thirds of the aggregate voting power of all outstanding shares of Pulitzer Stock then entitled to vote generally in the election of directors, voting together as a single class. Any Pulitzer director may be removed by the affirmative vote of a majority of the entire Pulitzer Board in the event a director fails to meet the qualifications stated in the Pulitzer By-Laws for election as a director or in the event such Pulitzer director is in breach of any agreement between such Pulitzer director and Pulitzer relating to such director's services as a Pulitzer director or employee of Pulitzer.

  Supermajority Voting Rights. The Hearst-Argyle Charter only grants supermajority voting rights in connection with amendments to the Hearst-Argyle Charter that affect the provisions on directors, voting rights and transfers of Hearst-Argyle Series B Common Stock. In these cases approval of the holders of the Hearst-Argyle Stock representing at least two-thirds of the Hearst-Argyle Stock then entitled to vote is required. The Pulitzer Charter grants supermajority voting rights in connection with the following matters unless approved by the affirmative vote of not less than a majority of the entire Pulitzer Board: (i) any merger, consolidation or other Business Combination (as defined herein) involving Pulitzer; (ii) amendments to the Pulitzer Charter that affect the provisions on Business Combinations, voting rights, directors, stockholders' meetings, or Pulitzer By-Laws; (iii) amendment of the Pulitzer By-Laws; and, (iv) the sale, lease or exchange of substantially all of Pulitzer's assets. A "Business Combination" is defined in the Pulitzer Charter, as, among other things, any merger or consolidation of Pulitzer or any of Pulitzer's subsidiaries; any sale, lease or exchange of substantially all of Pulitzer's assets; the adoption of any plan or proposal for the liquidation or dissolution of Pulitzer; or, any similar transaction. In these cases approval by the affirmative vote of the holders of record of at least two-thirds of the aggregate voting power of all outstanding shares of Pulitzer stock is required. In addition, the Pulitzer Charter permits removal of any Pulitzer director or the entire Pulitzer Board at any time, with or without cause, only by the affirmative vote of the holders of record of at least two-thirds of the aggregate voting power of all outstanding shares of Pulitzer Stock.

  Directors. The Hearst-Argyle Charter states that the number of directors of Hearst-Argyle shall be no fewer than seven and shall be fixed and may be altered from time to time as provided in the Hearst-Argyle By-

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

Laws. Currently, the Hearst-Argyle By-Laws designates the number of directors at 11 and sets the minimum number of directors as seven and the maximum number of directors as 15. For as long as there are no more than two directors elected by the holders of Hearst-Argyle Series A Common Stock, the Hearst-Argyle directors are divided, as equally as possible, into two classes. For as long as there are three or more directors elected by the Hearst-Argyle Series A Common Stock, the Hearst-Argyle directors are divided, as equally as possible, into three classes. Each Hearst-Argyle director generally serves for two years from the date of the annual meeting at which such director was elected, with the term of office of a class of Hearst-Argyle directors expiring each year. The Pulitzer Charter states that the number of Pulitzer directors shall be fixed at a number not less than six by, or in a manner provided in, the Pulitzer By-Laws. Currently, the Pulitzer By-Laws set the number of Pulitzer directors as nine. The Pulitzer directors are divided, as equally as possible, into three classes and serve for terms of three years, with the term of office of one class of Pulitzer directors expiring each year.

  Nomination of Directors. The Pulitzer Charter provides that a stockholder's notice in connection with the nomination of directors is timely if received by Pulitzer not less than 50 days nor more than 75 days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than 60 days' notice of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the secretary or the assistant secretary of Pulitzer not later than the close of business on the 10th day following the day on which the notice of meeting was mailed, while the Hearst-Argyle Charter and By-Laws are silent on this issue.

  Restrictions on Stock Transfers. The Hearst-Argyle Charter restricts the transfer of the Hearst-Argyle Series B Common Stock. Unless all necessary FCC approvals have been obtained and the transfer of Hearst-Argyle Series B Common Stock is to Hearst or any other entity majority owned or controlled by Hearst, no shares of Hearst-Argyle Series B Common Stock may be transferred. The Pulitzer Charter also restricts transfers of Pulitzer Class B Common Stock except in accordance with its terms. In addition, both the Hearst-Argyle Charter and the Pulitzer Charter contain restrictions on the transfer and/or ownership of their stock by individuals or entities that may violate provisions of the Federal communications laws.

  Conversion Rights. The Hearst-Argyle Charter grants each holder of Hearst-Argyle Series B Common Stock the right to convert all or a portion of such shares into shares of Hearst-Argyle Series A Common Stock at any time on a share-for-share basis and subject to certain restrictions. The Pulitzer Charter contains a similar provision permitting conversion of Pulitzer Class B Common Stock into Pulitzer Common Stock. In addition, the Hearst-Argyle Charter grants each holder of Hearst-Argyle Series A and Series B Preferred Stock the right to convert all or a portion of such shares into Hearst-Argyle Series A Common Stock. Subject to certain restrictions, holders of Hearst-Argyle Series A Preferred Stock may convert such shares into a number of Hearst-Argyle Series A Common Shares equal to a quotient determined by dividing $1,000 by the Series A Conversion Price, which is $35 on or before December 31, 2000, and, during each calendar year after December 31, 2000, the product of 1.1 times the Series A Conversion Price for the immediately preceding calendar year. Subject to certain restrictions, holders of Hearst-Argyle Series B Preferred Stock may convert such shares into a number of Hearst-Argyle Series A Common Shares equal to a quotient determined by dividing $1,000 by the average of the closing prices for the Hearst-Argyle Series A Common Stock as reported by the NYSE for each of the 10 trading days prior to the conversion date. In addition, the Hearst-Argyle Charter contains a provision mandating the automatic conversion of all outstanding shares of Hearst-Argyle Series B Common Stock into an equal number of shares of Hearst-Argyle Series A Common Stock in the event that Hearst and any entity owned or controlled by Hearst first hold less than 20% of all shares of Hearst-Argyle Common Stock then outstanding. The Pulitzer Charter mandates automatic conversion of Pulitzer Class B Common Stock into Pulitzer Common Stock when the aggregate voting power of all outstanding shares of Pulitzer Class B Common Stock falls below 20% of the aggregate voting power of all outstanding shares of Pulitzer Common Stock and Pulitzer Class B Common Stock.

  Controlling Stockholder. As of the Hearst-Argyle Record Date, Hearst Broadcasting owned 100% of the issued and outstanding shares of Hearst-Argyle Series B Common Stock, and 4,036,725 of the issued and outstanding shares of Hearst-Argyle Series A Common Stock, representing in the aggregate approximately 87.1% of the outstanding voting power of the Hearst-Argyle Common Stock and 86.0% of the outstanding voting power

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

of the Hearst-Argyle Stock. Based on the 37,096,774 shares of Hearst-Argyle Merger Stock being delivered to holders of Pulitzer Stock and the number of shares of Pulitzer Stock outstanding on the Pulitzer Record Date, if the Merger were consummated as of February 9, 1999, Hearst Broadcasting would own approximately 51.8% of the outstanding shares of Hearst-Argyle Common Stock. Through its ownership of Hearst-Argyle Series B Common Stock, Hearst Broadcasting is entitled to elect as a class all but two members of the Hearst-Argyle Board. Currently, Hearst Broadcasting elects 9 of the eleven Hearst-Argyle directors. As a result, Hearst Broadcasting is able to control substantially all actions to be taken by Hearst-Argyle stockholders, and is able to maintain control over the operations and business of Hearst-Argyle. As of the Pulitzer Record Date, the Pulitzer Principal Stockholders, collectively, had the power to direct the vote of 14,443,209 shares of Pulitzer Class B Common Stock, representing in the aggregate (i) approximately 94.4% of the issued and outstanding shares of Pulitzer Class B Common Stock and (ii) approximately 90.1% of the outstanding voting power of Pulitzer Stock with respect to the Pulitzer Merger Proposal. As of the Pulitzer Record Date, the Pulitzer Principal Stockholders did not own any shares of Pulitzer Common Stock. As a result, the Pulitzer Principal Stockholders are able to control substantially all actions to be taken by the Pulitzer stockholders and are able to maintain control over the operations and business of Pulitzer. See "Risk Factors--Risk Factors Related to the Hearst-Argyle Merger Stock--Control by Majority Stockholder."

  Indemnification. The Hearst-Argyle Charter provides that Hearst-Argyle shall indemnify any and all of its directors and officers, or former directors and officers, or any person who may have served at Hearst-Argyle's request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise. In addition, the Hearst-Argyle Charter provides that no director or former director of Hearst-Argyle shall be liable to Hearst-Argyle or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. The Hearst-Argyle By-Laws provide that officers, directors, former directors and officers, and any person who is serving or has served as a director or officer of another enterprise at Hearst-Argyle's request shall be indemnified by Hearst-Argyle to the fullest extent permitted by applicable law. The Pulitzer By-Laws contain a provision that limits a director's, officer's and any Pulitzer agent's liability to the fullest extent permitted by the DGCL. The Pulitzer Charter provides that any person who is or was a director, officer, or agent of Pulitzer, or served in such capacity at another enterprise at Pulitzer's request shall be indemnified against judgments, and amounts paid in settlement and expenses (including attorneys' fees), actually and reasonably incurred in connection with any threatened, pending or completed action (other than an action by or in the right of Pulitzer) by reason of the fact that any such individual is or was a director, officer, or agent of Pulitzer if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Pulitzer.

              NO RIGHTS OF DISSENTING HEARST-ARGYLE STOCKHOLDERS

  Holders of Hearst-Argyle Stock will not be entitled to dissenters' rights of appraisal in connection with the Merger.

                  RIGHTS OF DISSENTING PULITZER STOCKHOLDERS

Pulitzer Class B Common Stock

  Holders of record of Pulitzer Class B Common Stock are entitled to dissenters' appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established by Section 262. Section 262 is reprinted in its entirety as Annex IV to this Joint Proxy Statement/Prospectus. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex IV. This discussion and Annex IV should be reviewed carefully by any Pulitzer stockholder who owns Pulitzer Class B Common Stock and wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

  A record holder of Pulitzer Class B Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his Pulitzer Class B Common Stock. All references in Section 262 and in this summary of appraisal rights to a "Pulitzer stockholder" or "holders" of shares are to the record holder or holders of Pulitzer Class B Common Stock.

  Holders of record of Pulitzer Class B Common Stock who desire to exercise their appraisal rights must deliver a separate written demand for appraisal to Pulitzer prior to the vote by the Pulitzer stockholders on the Merger. A demand for appraisal must be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on the certificate or certificates representing Pulitzer Class B Common Stock. A person having a beneficial interest in Pulitzer Class B Common Stock that is of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If Pulitzer Class B Common Stock is owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If Pulitzer Class B Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

  A record owner, such as a broker, fiduciary or other nominee, who holds Pulitzer Class B Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all Pulitzer Class B Common Stock outstanding in the name of such record owner.

  A Pulitzer stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: 900 North Tucker Boulevard, St. Louis, Missouri 63101, Attention: Secretary. The written demand for appraisal should specify the Pulitzer stockholder's name and mailing address, the number of shares of Pulitzer Class B Common Stock owned, and that the holder is thereby demanding appraisal of his or her shares. A proxy or vote against the Merger will not constitute such a demand. Within 10 days after the Effective Time, Hearst-Argyle as the surviving corporation (the "Surviving Corporation") must provide notice to all holders who have complied with Section 262 that the Merger has become effective.

  Within 120 days after the Effective Time, Hearst-Argyle or any holder who has complied with the required conditions of Section 262, may file a petition in the Delaware Court of Chancery, with a copy served on Hearst-Argyle in the case of a petition filed by a holder, demanding a determination of the fair value of the shares of all dissenting holders. Hearst-Argyle does not presently intend to file an appraisal petition and holders seeking to exercise appraisal rights should not assume that Hearst-Argyle will file such a petition or that Hearst-Argyle will initiate any negotiations with respect to the fair value of such shares. Accordingly, Pulitzer stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any Pulitzer stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Hearst-Argyle a statement setting forth the aggregate number of shares of Pulitzer Class B Common Stock not voted in favor of the Merger and with respect to which demands for appraisal were received by Pulitzer and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by Hearst-Argyle or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.


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

  If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which holders are entitled to appraisal rights and will appraise Pulitzer Class B Common Stock owned by such holders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger (and after giving effect to the Spin-Off), together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

  Pulitzer stockholders considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting Pulitzer stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting holder in connection with the appraisal proceeding, including without limitation reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

  Any record holder of Pulitzer Class B Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions (including the distribution of the New Pulitzer Class B Common Stock thereon) payable to stockholders of record at a date prior to the Effective Time.

  At any time within 60 days after the Effective Time, any Pulitzer stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger. After this period, such stockholder may withdraw such demand for appraisal only with the consent of Hearst-Argyle. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, holders' rights to appraisal shall cease, and all holders of Pulitzer Class B Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as Hearst-Argyle has no obligation to file such a petition and has no present intention to do so, any holder of Pulitzer Class B Common Stock who desires such a petition to be filed is advised to file it on a timely basis.

  IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY HOLDER OF PULITZER CLASS B COMMON STOCK WHO IS CONSIDERING DISSENTING FROM THE MERGER AND EXERCISING DISSENTERS' RIGHTS OF APPRAISAL MAY WISH TO CONSULT HIS OR HER LEGAL ADVISOR.

Pulitzer Common Stock

  Pursuant to Section 262 of the DGCL, holders of Pulitzer Common Stock will not have the right to dissent from the Merger and elect to have the fair value of their shares of Pulitzer Common Stock judicially determined and paid to them in cash.


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

  Under Section 262 of the DGCL, dissenters' rights of appraisal are not available to the stockholders of a corporation that is a party to a merger if the following conditions are satisfied: (i) as of the record date of the meeting of stockholders to approve the merger, a corporation's stock is either
(a) listed on a national securities exchange or (b) held of record by more than 2,000 stockholders and (ii) the consideration to be received by such stockholders in the merger consists only of (A) shares of the capital stock of the surviving corporation in the merger; (B) shares of the capital stock of any other corporation provided that such stock, as of the date on which the merger becomes effective, is either (1) listed on a national securities exchange or (2) held of record by more than 2,000 stockholders; (C) cash in lieu of a fractional share; or, (D) a combination of the foregoing. As of the Pulitzer Record Date, the Pulitzer Common Stock was listed on the NYSE and held of record by more than 2,000 stockholders. In the Merger, the holders of Pulitzer Common Stock will receive shares of capital stock of Hearst-Argyle, which is the Surviving Corporation. As a result, holders of Pulitzer Common Stock will not have the right to dissent from the Merger and elect to have the fair value of their shares of Pulitzer Common Stock judicially determined and paid to them in cash.

                  PAYMENTS AND DISTRIBUTIONS TO STOCKHOLDERS

  No payment will be made to holders of, and no exchange or distribution will be made in respect of, Hearst-Argyle Stock in connection with the Spin-Off, the Merger or the other transactions contemplated herein.

  Pursuant to the Spin-Off, Pulitzer will cause to be distributed to each holder of record of Pulitzer Stock (other than Pulitzer, New Pulitzer or any of their respective subsidiaries) certificates evidencing the shares of New Pulitzer Stock to which such holder has become entitled by reason of the Spin-Off.

  In order to receive shares of Hearst-Argyle Merger Stock, together with any cash in lieu of fractional interests, pursuant to the Merger, each stockholder of Pulitzer will be required to surrender the certificates evidencing such stockholder's shares of Pulitzer Stock to the Exchange Agent. Promptly after the Effective Time, the Exchange Agent will mail or make available to each stockholder a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Pulitzer Stock shall pass, only upon proper delivery of the shares to the Exchange Agent) advising such stockholder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of shares in connection therewith. Promptly after surrender of such shares the stockholder will receive Hearst-Argyle Merger Stock, together with any cash in lieu of a fractional share. Pulitzer stockholders should surrender shares only with a letter of transmittal. Please do not send shares with the enclosed proxy.

  If payment of the Hearst-Argyle Merger Stock, together with any cash in lieu of a fractional share, is to be made to a person other than a person in whose name shares of Pulitzer Stock are registered, it shall be a condition of payment that the shares so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the shares, or shall establish to the satisfaction of New Pulitzer and Hearst-Argyle that such tax either has been paid or is not applicable.

  Until surrendered and exchanged in accordance with the Merger Agreement, after the Effective Time each share of Pulitzer Stock shall represent only the right to receive Hearst-Argyle Merger Stock, together with any cash in lieu of a fractional share, to which such shares are entitled. At the close of business on the day prior to the date of the Effective Time, the stock transfer books of Pulitzer shall be closed and no further transfers shall be made. If, thereafter, any shares are presented for transfer, such shares shall be canceled and exchanged for Hearst-Argyle Merger Stock, together with any cash in lieu of a fractional share. No party shall be liable to any holder of certificates formerly representing Pulitzer Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                 LEGAL MATTERS

  Certain tax matters will be passed upon by Fulbright & Jaworski L.L.P., New York, New York, counsel to Pulitzer and New Pulitzer. Certain legal matters relating to the validity of the shares of Hearst-Argyle Series A Common Stock and certain tax matters will be passed upon by Rogers & Wells LLP, New York, New York, counsel to Hearst-Argyle.

                                    EXPERTS

  The consolidated financial statements and the related financial statement schedule of Hearst-Argyle for each of the three years in the period to December 31, 1997 incorporated in this prospectus by reference from Hearst-Argyle's Annual Report on Form 10-K, as amended by the Form 10-K/A, filed on December 16, 1998 and the Form 10-K/A filed on January 15, 1999 and the Form 10-K/A filed on February 11, 1999, for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Argyle Television, Inc. included in Argyle Television, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996, as set forth in their report, which is incorporated in this prospectus by reference. The consolidated financial statements and schedule of Argyle Television, Inc. are incorporated by reference in reliance on their report given on their authority as experts in accounting and auditing.

  The financial statements of Kelly for the years ended December 31, 1997, 1996 and 1995 incorporated in this Joint Proxy Statement/Prospectus by reference from Hearst-Argyle's Current Report on Form 8-K, dated September 17, 1998, as amended by the Form 8-K/A filed on December 7, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report given on the authority of said firm as experts in accounting and auditing.

  The financial statements and the related financial statement schedule of Pulitzer as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated in this Joint Proxy Statement/Prospectus by reference from Pulitzer's Current Report on Form 8-K, dated January 22, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The financial statements of Pulitzer Broadcasting and the Broadcasting Subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated in this Joint Proxy Statement/Prospectus by reference from Pulitzer's Current Report on Form 8-K, dated January 22, 1999 and Hearst-Argyle's Current Report on Form 8-K, dated December 16, 1998, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         FUTURE STOCKHOLDER PROPOSALS

  Hearst-Argyle. All stockholder proposals that are intended to be presented at the 1999 Annual Meeting of Hearst-Argyle's stockholders, must have been received by Hearst-Argyle at its offices in New York, New York, addressed to the Secretary of Hearst-Argyle, not later than December 10, 1998, for inclusion in Hearst-Argyle's proxy statement and form of proxy relating to such meeting. Such proposals must comply with the Hearst-Argyle By-Laws and the requirements of Regulation 14A of the Exchange Act.

  New Pulitzer. If the Merger and related transactions are consummated, the first Annual Meeting of New Pulitzer's stockholders after such consummation is expected to be held in May 1999. All stockholder proposals that are intended to be presented at the 1999 Annual Meeting of New Pulitzer's stockholders must be received by New Pulitzer at its offices in St. Louis, Missouri, addressed to the Secretary of New Pulitzer, not later than March 15, 1999 for inclusion in New Pulitzer's proxy statement and form of proxy relating to such meeting. Such proposals must comply with the New Pulitzer By-Laws and the requirements of Regulation 14A of the Exchange Act.

  Pulitzer. If the Merger and related transactions are not consummated, all stockholder proposals that are intended to be presented at the 1999 Annual Meeting of Pulitzer's stockholders must have been received by Pulitzer at its offices in St. Louis, Missouri, addressed to the Secretary of Pulitzer, not later than December 15, 1998 for inclusion in Pulitzer's proxy statement and form of proxy relating to such meeting. Such proposals must comply with the Pulitzer By-Laws and the requirements of Regulation 14A of the Exchange Act.

                                                                         ANNEX I


               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                  By and Among

                          PULITZER PUBLISHING COMPANY,

                                 PULITZER INC.,

                                      and

                         HEARST-ARGYLE TELEVISION, INC.

                            dated as of May 25, 1998

                               TABLE OF CONTENTS

                                                                             Page
                                                                             ----
ARTICLE I THE MERGER
  1.01. THE MERGER..........................................................   6
  1.02. EFFECT OF THE MERGER ON CAPITAL STOCK...............................   6
  1.03. EFFECTIVE TIME OF THE MERGER........................................   7
  1.04. EXCHANGE OF CERTIFICATES............................................   7
  1.05. DISTRIBUTION WITH RESPECT TO SHARES REPRESENTED BY UNEXCHANGED
       CERTIFICATES.........................................................   8
  1.06. NO FRACTIONAL SHARES................................................   9
  1.07. NO LIABILITY........................................................   9
  1.08. LOST CERTIFICATES...................................................   9
ARTICLE II CERTAIN PRE-MERGER TRANSACTIONS
  2.01. AMENDMENTS TO CHARTERS; FINANCING...................................   9
  2.02. CONTRIBUTION OF ASSETS TO AND ASSUMPTION OF LIABILITIES BY NEWCO;
       DISTRIBUTION OF NEWCO STOCK..........................................  10
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
           AND NEWCO
  3.01. ORGANIZATION AND AUTHORITY..........................................  11
  3.02. NO BREACH...........................................................  12
  3.03. CONSENTS AND APPROVALS..............................................  12
  3.04. APPROVALS OF THE BOARDS; FAIRNESS OPINION; VOTE REQUIRED............  12
  3.05. CAPITALIZATION......................................................  13
  3.06. SEC REPORTS.........................................................  13
  3.07. FINANCIAL STATEMENTS................................................  14
  3.08. ABSENCE OF CERTAIN CHANGES..........................................  14
  3.09. ABSENCE OF UNDISCLOSED LIABILITIES..................................  14
  3.10. COMPLIANCE WITH LAW.................................................  14
  3.11. TAXES...............................................................  14
  3.12. LITIGATION..........................................................  15
  3.13. BROKERS AND FINDERS.................................................  15
  3.14. ENVIRONMENTAL MATTERS...............................................  15
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING BROADCASTING
  4.01. ORGANIZATION AND AUTHORITY..........................................  15
  4.02. CAPITALIZATION......................................................  16
  4.03. FINANCIAL STATEMENTS................................................  16
  4.04. ABSENCE OF CERTAIN CHANGES..........................................  16
  4.05. ABSENCE OF UNDISCLOSED LIABILITIES..................................  16

  4.06. COMPLIANCE WITH LAW.................................................  16
  4.07. STATION NETWORK AFFILIATION AGREEMENTS..............................  16
  4.08. CONDITION OF ASSETS; TITLE TO PROPERTIES; ENCUMBRANCES..............  17

                                                                            Page
                                                                            ----
  4.09. LITIGATION.........................................................  18
  4.10. EMPLOYEE BENEFIT MATTERS...........................................  18
  4.11. LABOR MATTERS......................................................  19
  4.12. ENVIRONMENTAL MATTERS..............................................  20
  4.13. COMPLAINTS.........................................................  20
  4.14. REPORTS............................................................  20
ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR
  5.01. ORGANIZATION AND AUTHORITY.........................................  20
  5.02. NO BREACH..........................................................  21
  5.03. CONSENTS AND APPROVALS.............................................  21
  5.04. APPROVAL OF THE BOARD; VOTE REQUIRED...............................  21
  5.05. CAPITALIZATION.....................................................  22
  5.06. SEC REPORTS........................................................  22
  5.07. FINANCIAL STATEMENTS...............................................  22
  5.08. ABSENCE OF CERTAIN CHANGES.........................................  23
  5.09. ABSENCE OF UNDISCLOSED LIABILITIES.................................  23
  5.10. COMPLIANCE WITH LAW................................................  23
  5.11. TAXES..............................................................  23
  5.12. LITIGATION.........................................................  23
  5.13. BROKERS AND FINDERS................................................  23
  5.14. SOLVENCY...........................................................  24
  5.15. FCC QUALIFICATION..................................................  24
ARTICLE VI OTHER AGREEMENTS
  6.01. NO SOLICITATION....................................................  24
  6.02. CONDUCT OF BUSINESS OF THE COMPANY.................................  25
  6.03. CONDUCT OF BUSINESS OF BROADCASTING................................  26
  6.04. CONDUCT OF BUSINESS OF ACQUIROR....................................  27
  6.05. ACCESS TO INFORMATION..............................................  27
  6.06. SEC FILINGS........................................................  28
  6.07. REASONABLE BEST EFFORTS............................................  30
  6.08. PUBLIC ANNOUNCEMENTS...............................................  30
  6.09. TAX MATTERS........................................................  30
  6.10. NOTIFICATION.......................................................  35
  6.11. EMPLOYEE BENEFIT MATTERS...........................................  35
  6.12. EMPLOYEE STOCK OPTIONS.............................................  38
  6.13. MEETINGS OF STOCKHOLDERS...........................................  38
  6.14. REGULATORY AND OTHER AUTHORIZATIONS................................  38
  6.15. FURTHER ASSURANCES.................................................  40
  6.16. IRS RULING.........................................................  40
  6.17. RECORDS RETENTION..................................................  40

                                                                            Page
                                                                            ----
  6.18. STOCK EXCHANGE LISTING.............................................  41
  6.19. COMPANY NAMES......................................................  41
  6.20. OTHER AGREEMENTS...................................................  41
  6.21. FORM 8-K; PROVISION OF FINANCIAL STATEMENTS........................  41
  6.22. WORKING CAPITAL ADJUSTMENT.........................................  41
  6.23. CAPITAL EXPENDITURES...............................................  42
  6.24. EXCESS CASH........................................................  42
  6.25. INDEMNITY RELATING TO CERTAIN LITIGATION...........................  43
  6.26. CANCELLATION OF INTERCOMPANY ARRANGEMENTS..........................  43
  6.27. NETWORK AFFILIATION AGREEMENTS.....................................  43
  6.28. GROSS-UP MATTERS...................................................  43
  6.29. AFFILIATE LETTERS; FCC LETTERS.....................................  44
ARTICLE VII CLOSING AND CLOSING DATE; CONDITIONS TO CLOSING
  7.01. CLOSING AND CLOSING DATE...........................................  44
  7.02. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY, NEWCO AND ACQUIROR...  44
  7.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND NEWCO.............  45
  7.04. CONDITIONS TO OBLIGATIONS OF ACQUIROR..............................  46
ARTICLE VIII TERMINATION
  8.01. TERMINATION........................................................  46
  8.02. EFFECT OF TERMINATION..............................................  47
  8.03. FEES AND EXPENSES..................................................  47
ARTICLE IX MISCELLANEOUS
  9.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.........................  48
  9.02. ENTIRE AGREEMENT...................................................  48
  9.03. NOTICES............................................................  48
  9.04. GOVERNING LAW......................................................  49
  9.05. KNOWLEDGE OF THE COMPANY...........................................  49
  9.06. PARTIES IN INTEREST................................................  49
  9.07. COUNTERPARTS.......................................................  49
  9.08. PERSONAL LIABILITY.................................................  49
  9.09. BINDING EFFECT; ASSIGNMENT.........................................  49
  9.10. AMENDMENT..........................................................  50
  9.11. EXTENSION; WAIVER..................................................  50
  9.12. LEGAL FEES; COSTS..................................................  50
  9.13. DRAFTING...........................................................  50
  9.14. CONSENT TO JURISDICTION AND SERVICE OF PROCESS.....................  50

ARTICLE X DEFINITIONS
  10.01  DEFINITIONS.......................................................  50
  10.02  INTERPRETATION....................................................  58

                             EXHIBITS AND SCHEDULES

  Exhibit A           Form of Company Charter Amendment
  Exhibit B           Form of Newco Charter Amendment
  Exhibit C           Form of Contribution and Assumption Agreement
  Exhibit D           Form of Registration Rights Agreement
  Exhibit E           Form of FCC Agreement
  Exhibit F           Form of Board Representation Agreement
  Exhibit G           Form of Arizona Diamondbacks Agreement
  Exhibit H           Form of Acquiror Voting Agreement
  Exhibit I           Form of Pulitzer Voting Agreement
  Exhibit J           Form of Affiliate Letter
  Schedule 1.01       Directors of Surviving Corporation
  Schedule 3.02       Right of Termination, Cancellation, Modification or
                      Acceleration and Requirement of Notice or Approval
  Schedule 3.09       Additional Company Liabilities
                      Material Claims and Investigations for Taxes of Company
  Schedule 3.11(b)    or Its Subsidiaries
  Schedule 3.12       Company Litigation
  Schedule 3.14       Environmental Liabilities of Company
  Schedule 4.03       Broadcasting Financial Statements
  Schedule 4.05       Additional Broadcasting Liabilities
  Schedule 4.06       Material Licenses and Authorizations held by Broadcasting
  Schedule 4.07       Station Network Affiliation Agreements
  Schedule 4.08(b)    Personal Property Permitted Exceptions
  Schedule 4.08(c)    Personal Property Leases
  Schedule 4.08(d)(1) Real Property
  Schedule 4.08(d)(2) Real Estate Exceptions
  Schedule 4.09       Broadcasting Litigation
  Schedule 4.10(a)    Employee Plans Currently Maintained or Contributed to by
                      the Company or PBC for the Benefit of any Broadcasting
                      Employee
  Schedule 4.11(a)    Labor or Collective Bargaining Agreements of Broadcasting
  Schedule 4.11(b)    Broadcasting Employees Represented by Labor Organizations
  Schedule 4.12(a)    Environmental Liabilities of Broadcasting
  Schedule 5.02(a)    Right of Termination, Cancellation, Modification or
                      Acceleration and Requirement of Notice or Approval
                      Relating to Agreements or Obligations of Acquiror
  Schedule 5.02(b)    Restrictions
  Schedule 5.05(a)    Existing Options, Warrants, Etc. of Acquiror
  Schedule 5.09       Additional Acquiror Liabilities
  Schedule 5.11(b)    Material Claims and Investigations for Taxes of Acquiror
  Schedule 5.15       Acquiror FCC Qualifications
  Schedule 6.03(a)(v) 1998 Broadcasting Budget
  Schedule 6.11(f)(2) Employment and Related Agreements of the Company
                      Broadcasting Employees Plans Maintained Exclusively for
  Schedule 6.11(f)(3) Broadcasting Employees
                      Post-Retirement Medical or Other Welfare Benefits Payable
  Schedule 6.11(f)(4) to Transferring Employees
  Schedule 6.11(g)    Participation and Severance Agreements

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

  This Amended and Restated Agreement and Plan of Merger (this "Agreement"), dated as of May 25, 1998, is made by and among Pulitzer Publishing Company, a Delaware corporation (the "Company"), Pulitzer Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Newco"), and Hearst-Argyle Television, Inc., a Delaware corporation ("Acquiror").

                                   RECITALS

  WHEREAS, the Boards of Directors of the Company, Newco and Acquiror have determined that it is in the best interests of their respective stockholders to enter into this Agreement which, among other things, provides for (i) the Company to contribute to Newco or its wholly-owned Subsidiary certain assets of the Company (other than those assets described in the Contribution Agreement as being retained by the Company) and to distribute to its stockholders shares of capital stock of Newco so that the stockholders of the Company will become the stockholders of Newco; and (ii) the Company (immediately following such contribution and distribution) to merge with and into Acquiror, as a result of which the stockholders of the Company immediately prior to such merger will become stockholders of Acquiror; and

  WHEREAS, for federal income tax purposes, it is intended that such transactions will qualify as reorganizations within the meaning of Sections 368(a)(1)(D) and 368(a)(1)(A) of the Code, respectively; and

  WHEREAS, the parties hereto have determined to amend certain provisions of this Agreement and to amend and restate this Agreement in accordance herewith.

  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.01. THE MERGER. Subject to the terms and conditions hereof, at the Effective Time: (i) the Company shall be merged with and into Acquiror (the "Merger") and the separate existence of the Company shall cease and Acquiror shall continue as the surviving corporation in the Merger (the "Surviving Corporation"); (ii) the Articles of Incorporation of Acquiror, as in effect immediately prior to the Effective Time, shall continue as the Articles of Incorporation of the Surviving Corporation; (iii) the Bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall continue as the Bylaws of the Surviving Corporation; (iv) the Persons listed on Schedule 1.01 shall be the directors of the Surviving Corporation; and (v) the officers of Acquiror immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation. From and after the Effective Time, the Merger will have all the effects provided by applicable law.

  1.02. EFFECT OF THE MERGER ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock:

    (a) Subject to Sections 1.02(b) and 1.02(e) hereof, each share of Company Stock issued and outstanding immediately prior to the Merger shall be converted into and shall become that number of fully paid and nonassessable shares of Acquiror Common Stock equal to the Common Stock Conversion Number.

    (b) Each share of Company Stock issued and outstanding immediately prior to the Merger and owned directly or indirectly by the Company as treasury stock, by Newco or by any of the Company's or Newco's respective Subsidiaries shall be cancelled, and no consideration shall be delivered in exchange therefor.

    (c) Each share of the capital stock of Acquiror issued and outstanding immediately prior to the Merger shall remain outstanding.

    (d) "Common Stock Conversion Number" shall mean the quotient obtained by dividing (i) the aggregate number of shares of Acquiror Common Stock into which Company Stock shall be converted (the

  "Aggregate Shares Delivered") by (ii) the number of shares of Company Stock outstanding immediately prior to the Effective Time (the "Outstanding Company Stock").

  For purposes hereof, the Aggregate Shares Delivered shall equal the quotient obtained by dividing the Aggregate Consideration by $31.00.

  For purposes hereof, the "Aggregate Consideration" shall be $1,150,000,000.

  Without limiting the provisions of Section 6.04, if, between the date hereof and the Effective Time, the outstanding shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or if any extraordinary dividend or distribution is made with respect to the Acquiror Common Stock, then the Aggregate Shares Delivered shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, extraordinary dividend or distribution or other similar event.

    (e) The holder of any shares ("Dissenting Shares") of Company Stock outstanding immediately prior to the Merger that has validly exercised such holder's appraisal rights, if any, under the Delaware General Corporation Law (the "DGCL") shall not be entitled to receive, in respect of the shares of Company Stock as to which such holder has validly exercised appraisal rights, shares of Acquiror Common Stock unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment for such holder's shares of Company Stock under the DGCL. In such event, such holder shall be entitled to receive the Acquiror Common Stock (in addition to the shares of either Newco Common Stock or Newco Class B Common Stock received pursuant to the Distribution) which such holder would have been entitled to receive had such holder not exercised appraisal rights. The Company shall give Acquiror prompt notice upon receipt by the Company (i) prior to or at the meeting of stockholders at which the Merger, this Agreement and the Company Charter Amendment are voted upon, of any written objection thereto or written demand for appraisal of shares (any stockholder duly making such objection being hereinafter called a "Dissenting Stockholder") and (ii) any other notices or communications made after such time by a Dissenting Stockholder which pertains to appraisal rights. The Company agrees that, prior to the Effective Time, except with the written consent of Acquiror, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand. Each Dissenting Stockholder who becomes entitled under the DGCL to payment for such holder's shares of Company Stock shall receive payment therefor after the Effective Time from the Surviving Corporation.

  1.03. EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions set forth in this Agreement, a certificate of merger shall be duly prepared, executed and acknowledged by Acquiror and the Company and thereafter delivered to the Secretary of State of the State of Delaware (the "Certificate of Merger") for filing pursuant to the DGCL on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with such Secretary of State on the Closing Date (the "Effective Time").

  1.04. EXCHANGE OF CERTIFICATES.

  (a) Prior to the Closing Date, the Company shall retain a bank or trust company reasonably acceptable to Acquiror to act as exchange agent (the "Exchange Agent") in connection with the surrender of certificates evidencing shares of Company Stock converted into shares of Acquiror Common Stock pursuant to the Merger. Prior to the Effective Time, Acquiror shall deposit with the Exchange Agent the shares of Acquiror Common Stock to be issued in the Merger, which shares (collectively, the "Merger Stock") shall be deemed to be issued at the Effective Time. At and following the Effective Time, the Surviving Corporation shall deliver to the Exchange Agent such cash as may be required, from time to time, to make payments of cash in lieu of fractional shares in accordance with Section 1.06 hereof.

  (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced Outstanding Company Stock (collectively, the "Certificates"), other than the Company, Newco or any of their respective Subsidiaries, (i) a letter of transmittal (which shall specify that delivery of the

Certificates shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and shall have such other provisions as Acquiror and Newco shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and such other documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing the shares of Merger Stock that such holder has the right to receive pursuant to the terms hereof (together with any dividend or distribution with respect thereto made after the Effective Time to the extent provided in Section 1.05 hereof and any cash paid in lieu of fractional shares pursuant to Section 1.06), and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the stock transfer records of the Company, a certificate representing the proper number of shares of Merger Stock may be issued to a transferee if the Certificate representing such Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to Acquiror and Newco that any applicable stock transfer tax has been paid.

  (c) After the Effective Time, each outstanding Certificate which theretofore represented shares of Company Stock shall, until surrendered for exchange in accordance with this Section 1.04, be deemed for all purposes to evidence the number of full shares of Merger Stock into which the shares of Company Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

  (d) Except as otherwise expressly provided herein, the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Merger Stock for shares of Company Stock. Any Merger Stock deposited with the Exchange Agent that remains unclaimed by the former stockholders of the Company after six months following the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former stockholders of the Company who have not then complied with the instructions for exchanging their Certificates shall thereafter look only to the Surviving Corporation for the exchange of Certificates.

  (e) Effective upon the Closing Date, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company.

  (f) All Merger Stock issued upon conversion of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

  1.05. DISTRIBUTION WITH RESPECT TO SHARES REPRESENTED BY UNEXCHANGED CERTIFICATES. No dividend or other distribution declared or made after the Effective Time with respect to the Merger Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Merger Stock issuable upon surrender of a Certificate until the holder of such Certificate shall surrender such Certificate in accordance with Section 1.04. Subject to the effect of applicable law, following surrender of any such Certificate the Surviving Corporation shall pay, without interest, to the record holder of certificates representing shares of Merger Stock issued in exchange therefor (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Merger Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender of such Certificate and a payment date subsequent to such surrender payable with respect to such shares of Merger Stock. In no event shall the stockholders entitled to receive dividends or distributions be entitled to receive interest thereon. All such dividends or other distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be repaid or redelivered by the Exchange Agent to the Surviving Corporation, after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to the Surviving Corporation for payment or delivery of such dividends or distributions, as the case may be.

  1.06. NO FRACTIONAL SHARES.

  (a) No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender of Certificates pursuant to
Section 1.04. Such fractional share interests shall not entitle the owner thereof to any rights as a security holder of Acquiror. In lieu of any such fractional shares of Acquiror Common Stock, each holder of Outstanding Company Stock entitled to receive shares of Acquiror Common Stock in the Merger, upon surrender of a Certificate for exchange pursuant to Section 1.04, shall be entitled to receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the fractional interest in Acquiror Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Company Stock then held of record by such holder) by the closing sale price of a share of Acquiror Common Stock as reported on the NASDAQ or the NYSE, as the case may be, on the Closing Date.

  (b) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock in lieu of any fractional share interests, Acquiror shall promptly deposit with the Exchange Agent cash in the required amounts and the Exchange Agent will mail such amounts, without interest, to such holders; PROVIDED, HOWEVER, that no such amount will be paid to any holder of Certificates prior to the surrender by such holder of the Certificates which formerly represented such holder's Company Stock. Any such amounts that remain unclaimed by the former stockholders of the Company after six months following the Effective Time shall be delivered to the Surviving Corporation by the Exchange Agent, upon demand, and any former stockholders of the Company who have not then surrendered their Certificates shall thereafter look only to the Surviving Corporation for payment in lieu of any fractional interests.

  1.07. NO LIABILITY. Any amounts remaining unclaimed by holders of shares on the day immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation (or Newco in the case of Newco Common Stock or Newco Class B Common Stock and dividends or distributions with respect thereto) free and clear of any claims or interest of any holder previously entitled thereto. None of the Surviving Corporation, Newco or the Exchange Agent will be liable to any holder of shares of Company Stock for any shares of Merger Stock or any Newco Common Stock or Newco Class B Common Stock, dividends or distributions with respect thereto or cash payable in lieu of fractional shares delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

  1.08. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Merger Stock (and any dividend or distribution with respect thereto made after the Effective Time and prior to such issuance and any cash payable in lieu of fractional shares pursuant to Section 1.06) deliverable in respect thereof as determined in accordance with the terms hereof. When authorizing such payment in exchange for any lost, stolen or destroyed Certificate, the person to whom the Merger Stock is to be issued, as a condition precedent to the issuance thereof, shall give the Surviving Corporation a bond satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                                  ARTICLE II

                        CERTAIN PRE-MERGER TRANSACTIONS

  The following transactions shall occur prior to the Effective Time:

  2.01. AMENDMENTS TO CHARTERS; FINANCING.

  (a) Prior to the Contribution, the Distribution and the Effective Time, the Company shall amend its Certificate of Incorporation substantially as set forth in Exhibit A hereto (the "Company Charter Amendment") and Newco shall amend and restate its Certificate of Incorporation substantially as set forth in Exhibit B hereto (the "Newco Charter Amendment").

  (b) Prior to the Contribution, the Distribution and the Effective Time, the Company shall use commercially reasonable efforts to obtain financing in the amount of $700,000,000 on terms reasonably and mutually acceptable to the Company and Acquiror, which may be secured by the cash proceeds thereof, the Broadcasting Assets or the issued and outstanding shares of capital stock of PBC and/or the Broadcasting Subsidiaries (the "New Company Debt"). Out of the proceeds of the New Company Debt, the Company, on or before the Closing Date, shall pay or provide for the Existing Company Debt and the Deal Expenses, and the balance of the proceeds of the New Company Debt, along with any other remaining cash and cash equivalents then owned by the Company, shall be contributed by the Company to Newco pursuant to the Contribution and Assumption Agreement to be entered into by the Company and Newco in substantially the form attached hereto as Exhibit C (the "Contribution Agreement"). The Acquiror shall assist the Company in any manner reasonably requested by the Company in connection with obtaining the New Company Debt. The New Company Debt shall remain outstanding following the Effective Time, and the Transactions contemplated hereby shall not result in a breach or event of default or an event, which with notice or lapse of time or both, would be a breach or event of default, or would require the repayment of the New Company Debt.

  2.02. CONTRIBUTION OF ASSETS TO AND ASSUMPTION OF LIABILITIES BY NEWCO; DISTRIBUTION OF NEWCO STOCK.

  (a) Prior to the Effective Time and pursuant to the terms of the Contribution Agreement, the Company shall contribute and transfer (together with the transactions described in Section 2.02(b) below, the "Contribution") to Newco or its wholly-owned Subsidiary all of the Company's right, title and interest in and to any and all assets of the Company, whether tangible or intangible and whether fixed, contingent or otherwise; PROVIDED, HOWEVER, that the Company shall not contribute to Newco or its wholly-owned Subsidiary (i) the issued and outstanding capital stock of, Pulitzer Broadcasting Company ("PBC") or WESH Television, Inc., KCCI Television, Inc. and WDSU Television, Inc. (collectively, the "Broadcasting Subsidiaries"); (ii) any of the assets of PBC or the Broadcasting Subsidiaries, whether real or personal, tangible or intangible, and whether fixed, contingent or otherwise and any other assets used or held for use primarily in the business conducted by Broadcasting or the Stations (collectively, the "Broadcasting Assets"); and (iii) the Company's rights created pursuant to this Agreement, the Contribution Agreement and the Transaction Agreements.

  (b) In consideration for the transactions described in Section 2.02(a) above, concurrently therewith and pursuant to the Contribution Agreement, Newco shall (A) assume any and all liabilities of the Company of every kind whatsoever, whether absolute, known, unknown, fixed, contingent or otherwise and cause the Company and Broadcasting to be released from the Existing Company Debt; PROVIDED, HOWEVER, that the Company shall retain, and Newco or its wholly-owned Subsidiary will not assume and will have no liability with respect to, (i) the New Company Debt, (ii) any liabilities associated with the radio and/or television business operations of Broadcasting or the Broadcasting Assets except as otherwise specifically provided herein, including Sections 6.06(g), 6.09, 6.11, 6.25 and 6.28, and (iii) the Company's obligations created pursuant to this Agreement, the Contribution Agreement and the Transaction Agreements and (B) issue and deliver to the Company shares of Newco Common Stock as set forth in the Contribution Agreement. Newco acknowledges that the liabilities to be assumed by it pursuant to the first sentence of this Section 2.02(b) include any and all liabilities associated with any claim, action or proceeding brought by or on behalf of the holders of Company Stock in connection with the Transactions other than liabilities with respect to which Acquiror is obligated to indemnify Newco pursuant to Sections 6.06, 6.09 and 6.25 hereof.

  (c) Following the Contribution and immediately prior to the Effective Time, the Company shall distribute (the "Distribution") certificates representing one fully paid and nonassessable share of Newco Common Stock to the holder of each share of Company Common Stock outstanding on the record date designated for the Distribution by or pursuant to an authorization of the Board of Directors of the Company (the "Record Date"), and certificates representing one fully paid and nonassessable share of Newco Class B Common Stock to the holder of each share of Company Class B Common Stock outstanding on the Record Date. Each share of the capital stock of Newco issued and outstanding on the Record Date and owned directly or indirectly by the Company or any of its Subsidiaries (other than those to be distributed in accordance with the first sentence of this paragraph) shall be cancelled at the time of the Distribution.

  (d) The Board of Directors of the Company shall formally declare the Distribution and shall authorize the Company to pay the Distribution immediately prior to the Effective Time, subject to the satisfaction or waiver of the conditions set forth in subsection (e) below by delivery of certificates for Newco Common Stock and Newco Class B Common Stock to the Transfer Agent for delivery to the Persons entitled thereto. The Distribution shall be deemed effective upon notification by the Company to the Transfer Agent that the Distribution has been declared, that the conditions thereto have been waived or satisfied and that the Transfer Agent is authorized to proceed with the distribution of Newco Common Stock and Newco Class B Common Stock.

  (e) The obligations of the Company to consummate the Contribution and the Distribution hereunder shall be subject to the fulfillment of each of the following conditions:

    (i) All of the transactions contemplated by Sections 2.01(a) and (b) and Sections 2.02(a) and (b) shall have been consummated.

    (ii) Each condition to the Closing set forth in Sections 7.02, 7.03 and
  7.04 hereof, other than the condition set forth in Section 7.02(b) hereof, as to the consummation of the Transactions contemplated by this Article II, shall have been satisfied or waived.

    (iii) The Board of Directors of the Company shall be reasonably satisfied that, after giving effect to the Contribution, (i) the Company will not be insolvent and will not have unreasonably small capital with which to engage in its businesses, (ii) the Company will be able to pay its debts when they come due, and (iii) the Company's surplus would be sufficient to permit, without violation of Section 170 of the DGCL, the Distribution.

  (f) Consummation of the Distribution is a condition precedent to Acquiror's acquisition of the Retained Business pursuant to the Merger.

                                  ARTICLE III

                              REPRESENTATIONS AND
                  WARRANTIES REGARDING THE COMPANY AND NEWCO

  The Company and Newco jointly and severally represent and warrant to Acquiror as follows:

  3.01. ORGANIZATION AND AUTHORITY. Each of the Company and Newco is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Company and Newco has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the items referred to in Sections 3.02 and 3.03, to consummate the Transactions. Subject to the items referred to in Sections 3.02 and 3.03, all necessary action, corporate or otherwise, required to have been taken by or on behalf of the Company and Newco by applicable law, their respective charter documents or otherwise to authorize (i) the approval, execution and delivery on behalf of the Company and Newco of this Agreement and (ii) the performance by the Company and Newco of their respective obligations under this Agreement and the consummation of the Transactions has been taken, except that this Agreement and the Company Charter Amendment must be approved by the stockholders of the Company. Assuming that this Agreement and each other agreement contemplated hereby (each a "Transaction Agreement") constitutes or will constitute, as the case may be, a legal, valid and binding agreement of Acquiror, this Agreement and each other Transaction Agreement to which the Company or Newco is or will be a party constitutes or will constitute, as the case may be, a valid and binding agreement of each of the Company and Newco, as the case may be, enforceable against each of them in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (ii) for the limitations imposed by general principles of equity. The foregoing exceptions are hereinafter referred to as the "Enforceability Exceptions." The Company has heretofore made available to Acquiror true and complete copies of the Certificate of Incorporation and Bylaws of the Company and Newco as in effect on the date hereof.

  3.02. NO BREACH. The execution and delivery of this Agreement by each of the Company and Newco do not, and the consummation of the Transactions hereby by each of the Company and Newco will not, (i) assuming that the requisite stockholder approval is obtained, violate or conflict with the Certificate of Incorporation or Bylaws of the Company or Newco, or (ii) except as set forth on Schedules 3.02 hereto, or subject to obtaining the approvals and making the filings described in Section 3.03, constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) of, or give rise to any third-party right of termination, cancellation, modification or acceleration under, or otherwise require notice or approval under, any agreement, understanding or undertaking to which the Company or Newco or any of their respective Subsidiaries is a party or by which any of them is bound, or give rise to any Lien on any of their properties, except where such breach, default, Lien, third-party right, cancellation, modification or acceleration would not have a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole or materially interfere with or delay the Transactions, or (iii) subject to obtaining the approvals and making the filings described in Section 3.03 hereof, constitute a violation of any statute, law, ordinance, rule, regulation, judgment, decree, order or writ of any judicial, arbitral, public, or governmental authority having jurisdiction over the Company or any of its Subsidiaries or Newco or any of its Subsidiaries or any of their respective properties or assets except as would not have a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole or materially interfere with or delay the Transactions.

  3.03. CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement nor the consummation of the Transactions by the Company and Newco will require any License from, or filing with or notification to, any governmental or regulatory authority, except (i) for filings required under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (ii) for filings required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (iii) for filings under state securities or "blue sky" laws, (iv) for filings and approvals required by the rules and regulations of the NYSE, (v) for notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (vi) for the filing of the Certificate of Merger as set forth in Article I hereof, (vii) for the filing of the Company Charter Amendment and the Newco Charter Amendment with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and Newco and their respective Subsidiaries are qualified to do business, (viii) for consents or waivers from the relevant governmental entities necessary to transfer ownership of Broadcasting's Federal Communications Commission ("FCC") Licenses to Acquiror, and (ix) where the failure to obtain such Licenses, or to make such filings or notifications, would not prevent the Company or Newco from performing its respective obligations under this Agreement without having a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole or materially interfere with or delay the Transactions; PROVIDED, HOWEVER, that no representation or warranty is made with respect to the foregoing relating to, or arising by reason of, the New Company Debt or the legal or regulatory status of Acquiror or the facts pertaining specifically to it.

  3.04. APPROVALS OF THE BOARDS; FAIRNESS OPINION; VOTE REQUIRED. The Boards of Directors of the Company and Newco have each, by resolutions duly adopted at meetings duly called and held, unanimously approved and adopted this Agreement, the Merger, the Contribution and the Distribution, and the other Transactions on the material terms and conditions set forth herein. The transactions contemplated by the Pulitzer Voting Agreement have been duly and validly approved by the Board of Directors of the Company prior to the execution and delivery of the Pulitzer Voting Agreement in accordance with
Section 203 of the DGCL. The Board of Directors of the Company has declared the advisability of the Company Charter Amendment and recommended adoption of the Company Charter Amendment and this Agreement by the stockholders of the Company and directed that the Company Charter Amendment and this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than obtaining the approval of the Company's stockholders described below. The Board of Directors of the Company has received the opinion, as of the date of this Agreement, of Goldman Sachs, one of the financial advisors to the Company, that the consideration to be received by the holders of shares of the Company Stock in the Merger and the Distribution, taken as a whole, is fair to such holders from a financial point of view. The vote of a majority of all outstanding shares of Company Stock entitled to vote thereon, voting together as a single class, and the vote of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, voting separately as a class, in favor of the Company Charter Amendment are the only votes of the holders of any class or series of the capital stock of the Company necessary to approve the Company Charter Amendment under applicable law and the Company's Certificate of Incorporation and Bylaws. The vote of a majority of all outstanding shares of Company Stock entitled to vote thereon, voting together as a single class, in favor of the adoption of this Agreement, are the only votes of the holders of any class or series of the capital stock of the Company necessary to adopt this Agreement and approve the Merger under applicable law and the Company's Certificate of Incorporation and Bylaws.

  3.05. CAPITALIZATION.

  (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, (ii) 50,000,000 shares of Company Class B Common Stock, and (iii) 25,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of April 30, 1998, there were issued and outstanding 6,897,008 shares of Company Common Stock and 15,423,859 shares of Company Class B Common Stock. All such outstanding shares are duly authorized, validly issued and fully paid and nonassessable. Since April 30, 1998 no shares of Company Stock have been issued except upon exercise of options outstanding on such date or restricted stock or purchases pursuant to the Employee Stock Purchase Plan. There are no shares of Company Preferred Stock issued and outstanding. There are no preemptive or other similar rights available to the existing holders of the capital stock of the Company. Other than options, restricted stock and shares granted or issuable pursuant to the Employee Stock Purchase Plan, the Company Option Plans, and the Company's restricted stock plan, or other than as contemplated by this Agreement, there are no outstanding options, warrants, rights, puts, calls, commitments, or other Contracts issued by or binding upon the Company or any of its Subsidiaries requiring or providing for, and there are no outstanding debt or equity securities of the Company or its Subsidiaries which, upon the conversion, exchange or exercise thereof, would require or provide for, the issuance, transfer or sale by the Company or any of its Subsidiaries of any new or additional equity interests in the Company, PBC or the Broadcasting Subsidiaries (or any other securities of the Company which, with notice, lapse of time or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in the Company, PBC or the Broadcasting Subsidiaries). Except for the Voting Trust Agreement, dated June 19, 1995 (as it may be amended to permit conversion of Company Class B Common Stock to Company Common Stock in accordance with the Company's certificate of incorporation), between certain holders of the Company Class B Common Stock and the Trustees (as defined therein), and except as otherwise contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company.

  (b) As of the date of this Agreement, the authorized capital stock of Newco consists of 1,000 common shares, par value $100 per share (the "Newco Common Shares"). Upon the filing of the Newco Charter Amendment with the Secretary of State of the State of Delaware, the authorized capital stock of Newco will consist of (i) 100,000,000 shares of Newco Common Stock; (ii) 100,000,000 shares of Newco Class B Common Stock; and (iii) 100,000,000 shares of preferred stock, par value $0.01 per share, (the "Newco Preferred Stock"). As of the date of this Agreement, there are issued and outstanding 100 Newco Common Shares, all of which are owned by the Company, and no other shares of capital stock of Newco.

  3.06. SEC REPORTS. The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (collectively, the "Company's SEC Reports"). The Company's SEC Reports have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of the Company's SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained any untrue statements of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  3.07. FINANCIAL STATEMENTS. The (i) audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 (the "Company 10-K"), and (ii) unaudited condensed consolidated financial statements of the Company contained in the Company's Quarterly Report on Form 10-Q for the three months ended March 29, 1998 (the "Company 10-Q" and together with the Company 10-K, the "Company Financial Statements"), present fairly, in all material respects, the Company's consolidated financial position and the results of its consolidated operations and its consolidated cash flows as of the relevant dates thereof and for the periods covered thereby in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited interim financial statements).

  3.08. ABSENCE OF CERTAIN CHANGES. Since the date of the balance sheet included in the Company 10-Q, except as contemplated or disclosed by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, and there has not been any change, event or condition of any character that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or materially interfere with or delay the Transactions.

  3.09. ABSENCE OF UNDISCLOSED LIABILITIES. To the knowledge of the Company, except as set forth in Schedule 3.09 or otherwise disclosed in this Agreement, neither the Company nor any of its Subsidiaries has any obligation or liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, of a type required by GAAP to be disclosed in a balance sheet of the Company or any of its Subsidiaries except
(i) such liabilities and obligations that are reflected in the Company Financial Statements or disclosed in the notes thereto, (ii) liabilities and obligations incurred in the ordinary course of business after March 29, 1998, and (iii) liabilities and obligations that will not, individually or in the aggregate, have a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole or materially interfere with or delay the Transactions.

  3.10. COMPLIANCE WITH LAW. The Company and its Subsidiaries (other than the Broadcasting Subsidiaries) hold all Licenses from all governmental authorities necessary for the lawful conduct of their respective businesses, except where the failure to hold any such License would not have a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole or materially interfere with or delay the Transactions. To the Company's knowledge, the Company has not violated, and is not in violation of, any such Licenses or any applicable Laws of any governmental authorities, except where such violations do not and, insofar as reasonably can be foreseen, will not have a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole or materially interfere with or delay the Transactions.

  3.11. TAXES.

  (a) All Company Consolidated Income Tax Returns and any other material Tax Returns of the Company and Broadcasting required to have been filed on or before the date hereof have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns were required to have been filed. All of such Tax Returns were true, correct and complete in all material respects and all Taxes shown to be due on such Tax Returns have been paid. All material Taxes payable by or with respect to the Company and its Subsidiaries but not reflected on any Tax Return required to have been filed prior to the date of the most recent balance sheet included in the Company 10-Q have been fully paid or adequate provision therefor has been made and reflected on such balance sheet.

  (b) Except as set forth on Schedule 3.11(b) hereto, there is no claim or investigation involving an amount greater than $1,000,000 pending or threatened against the Company or any of its Subsidiaries for past Taxes, and adequate provision for the claims or investigations set forth on Schedule 3.11(b) has been made as reflected on the Company Financial Statements. Except as set forth on Schedule 3.11(b), neither the Company nor any of its Subsidiaries has waived or extended any applicable statute of limitations relating to the assessment of federal, state or local Taxes of the Company or any of its Subsidiaries, respectively.

  (c) The Company is not, and on the Closing Date will not be, an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

  (d) Except for the Technical Advice Request currently pending with the IRS relating to the examination of the 1993 and 1994 Company Consolidated Income Tax Returns and the Closing Agreement executed by the Company on May 11, 1994, a copy of which has been furnished to Acquiror, neither the Company nor any Broadcasting Subsidiary has pending a Tax Ruling Request (as defined below) other than in connection with the Contribution, Distribution and Merger or entered into a Closing Agreement (as defined below) with the IRS. "Tax Ruling Request," as used in this Agreement, shall mean a request for a written ruling of a Taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a material written and legally binding agreement with the IRS relating to Taxes.

  (e) Neither the Company nor any Broadcasting Subsidiary has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any Broadcasting Subsidiary.

  3.12. LITIGATION. Except as is set forth on Schedule 3.12, there is no suit, action, proceeding or investigation pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (other than the Broadcasting Subsidiaries) or any of their respective material properties nor, to the knowledge of the Company, is there any judgment, decree, inquiry, rule or order outstanding against the Company or any of its Subsidiaries (other than the Broadcasting Subsidiaries) that would reasonably be expected to have a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole, or materially interfere with or delay the Transactions.

  3.13. BROKERS AND FINDERS. Neither the Company, Newco nor any officer, director or employee or Affiliate of the Company or Newco has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions, except that the Company has employed Goldman Sachs and Huntleigh as its financial advisors. The Company has previously provided to Acquiror a written estimate of the Deal Expenses, which estimate was prepared in good faith.

  3.14. ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.14, to the knowledge of the Company there are no Environmental Liabilities of the Company or any of its Subsidiaries (other than the Broadcasting Subsidiaries) that, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect on Broadcasting or on the Retained Business taken as a whole or may materially interfere with or delay the Transactions.

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES REGARDING BROADCASTING

  The Company represents and warrants to Acquiror as follows:

  4.01. ORGANIZATION AND AUTHORITY. Each of PBC and the Broadcasting Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of PBC and the Broadcasting Subsidiaries is qualified to do business as a corporation and is, where applicable, in good standing, in each jurisdiction where such qualification is necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on Broadcasting. Each of PBC and the Broadcasting Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a Material Adverse Effect on Broadcasting. The Company has heretofore delivered to Acquiror true and complete copies of the certificates of incorporation and bylaws of PBC and each Broadcasting Subsidiary as currently in effect.

  4.02. CAPITALIZATION. All of the issued and outstanding shares of capital stock of PBC are owned directly by the Company, free and clear of any Liens, and are duly authorized, validly issued and fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Broadcasting Subsidiaries are owned, directly or indirectly, by PBC, free and clear of any Liens, and are duly authorized, validly issued and fully paid and nonassessable. Other than as contemplated by this Agreement, there are no outstanding options, warrants, rights, puts, calls, commitments, or other Contracts issued by or binding upon PBC or any Broadcasting Subsidiary requiring or providing for, and there are no outstanding debt or equity securities of PBC or any Broadcasting Subsidiary which upon the conversion, exchange or exercise thereof would require or provide for, the issuance, transfer or sale by PBC or any Broadcasting Subsidiary of any new or additional equity interests in PBC or the Broadcasting Subsidiaries (or any other securities of PBC or any Broadcasting Subsidiary which, with notice, lapse of time or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in PBC or such Broadcasting Subsidiary). There are no voting trusts or other agreements or understandings to which the Company, PBC or any of the Broadcasting Subsidiaries is a party with respect to the voting of the capital stock of PBC or the Broadcasting Subsidiaries. PBC and the Broadcasting Subsidiaries have not engaged in any material respect in any businesses or other activities except for the ownership and operation of broadcast radio and/or television stations and other activities incidental thereto.

  4.03. FINANCIAL STATEMENTS. The unaudited "Summary Financial Data," "Consolidated Income Statement," "Statement of Net Assets" and "1998 Four Period Results" (collectively, the "Broadcasting Unaudited Financial Statements") contained in Schedule 4.03 were prepared from the books and records of Broadcasting which books and records were maintained in accordance with accounting principles consistently applied and present fairly, in all material respects, the financial position of Broadcasting as at the dates thereof and the results of operations and cash flows for the periods covered thereby.

  4.04. ABSENCE OF CERTAIN CHANGES. Since March 29, 1998, except as contemplated or disclosed by this Agreement, Broadcasting has conducted its business in the ordinary course consistent with past practice and there has not been any change, event or condition of any character that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on Broadcasting or materially interfere with or delay the Transactions.

  4.05. ABSENCE OF UNDISCLOSED LIABILITIES. To the knowledge of the Company, except as set forth in Schedule 4.05 or as otherwise disclosed in this Agreement, Broadcasting has no obligations or liabilities except (i) such liabilities and obligations that are reflected in the Broadcasting Unaudited Financial Statements or disclosed in the notes thereto, (ii) liabilities and obligations incurred in the ordinary course of business after March 29, 1998, and (iii) liabilities and obligations that will not, individually or in the aggregate, have a Material Adverse Effect on Broadcasting or materially interfere with or delay the Transactions.

  4.06. COMPLIANCE WITH LAW. Subject to the renewal of certain Licenses as indicated on Schedule 4.06, PBC and the Broadcasting Subsidiaries hold all Licenses from all governmental authorities necessary for the lawful conduct of Broadcasting's business, including any activity ancillary or incidental to the ownership or operations of the Stations, except where the failure to hold any such License would not have a Material Adverse Effect on Broadcasting or materially interfere with or delay the Transactions. The material Licenses held by Broadcasting are set forth on Schedule 4.06. To the Company's knowledge, neither PBC nor any of the Broadcasting Subsidiaries has violated, or is in violation of, any such Licenses or any Laws of any governmental authorities that are applicable to Broadcasting or to the operation of the Stations or the other Broadcasting Assets, except where such violations do not, and insofar as reasonably can be foreseen will not, have a Material Adverse Effect on Broadcasting or materially interfere with or delay the Transactions.

  4.07. STATION NETWORK AFFILIATION AGREEMENTS. Each Station Network Affiliation Agreement listed on Schedule 4.07 hereto is the validly existing, legally enforceable obligation of each Broadcasting party thereto and, to the knowledge of the Company, each other party thereto, subject to the Enforceability Exceptions. PBC and each Broadcasting Subsidiary are validly and lawfully operating under each Station Network Affiliation Agreement to which it is a party, and PBC and each Broadcasting Subsidiary have duly complied in all material respects with all of the terms and conditions of each Station Network Affiliation Agreement to which it is a party. The Company is not aware of any third party breach or default (or other act or omission that with notice, passage of time or both would constitute a default) under any Station Network Affiliation Agreement.

  4.08. CONDITION OF ASSETS; TITLE TO PROPERTIES; ENCUMBRANCES.

  (a) The material tangible personal Broadcasting Assets are in the possession of PBC and the Broadcasting Subsidiaries and, taking into account the age of such Broadcasting Assets, are in good operating condition and repair, structurally sound, adequate for the uses and purposes for which they are being used or intended, and are available for immediate use in the operation of the Stations, and, except as would be natural taking into account the age of such Broadcasting Assets, none of such Broadcasting Assets requires maintenance or repairs other than ordinary, routine maintenance and repairs. Except for the representations and warranties expressly stated in Articles III and IV of this Agreement, the Company disclaims all representations and warranties, express or implied, with respect to the Broadcasting Assets described in this Section 4.08(a), including all implied warranties of merchantability or fitness for a particular purpose.

  (b) PBC and the Broadcasting Subsidiaries are the exclusive holders of all (and none of the Company or its Newspaper Subsidiaries holds any) rights (or leasehold interests, as the case may be) in or to all Real Property and personal, tangible and intangible property and assets primarily used or held for use in the ownership and operation of the Stations owned or operated by Broadcasting except in the case of title to Real Property which is covered in
Section 4.08(d). PBC and each Broadcasting Subsidiary has good and valid title (or valid leasehold interest in, in the case of leased personal property) to their respective personal property, free and clear of all Liens except the following (collectively, the "Permitted Exceptions"): (i) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's, or other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (ii) Liens for current taxes not yet due and payable or to the extent the taxpayer is contesting such taxes in good faith through appropriate proceedings; (iii) Liens or minor imperfections of title that do not materially impair the continued use and operation of the assets to which they relate and do not have a Material Adverse Effect on Broadcasting; (iv) in the case of leased personal property, the terms and conditions of such lease; and (v) the exceptions set forth on Schedules 4.08(b) and 4.08(d)(2) hereto. Except as would not result in any Material Adverse Effect on Broadcasting, PBC and each Broadcasting Subsidiary owns or has the lawful right to use all property necessary to operate their businesses lawfully and to maintain the same as presently conducted.

  (c) Schedule 4.08(c) lists all leases of personal property leased by PBC or the Broadcasting Subsidiaries, including all such leases with related parties or Affiliates, pursuant to which PBC or a Broadcasting Subsidiary is obligated to make lease payments in excess of $100,000 per year. Correct and complete copies of such leases have heretofore been made available to Acquiror. Except as would not result in a Material Adverse Effect on Broadcasting, (i) all of such leases are valid and in full force and effect, (ii) neither PBC and the Broadcasting Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default under any of such leases, and (iii) no event has occurred which with the giving of notice or the passage of time or both would constitute a default under any of such leases.

  (d) Schedule 4.08(d)(1) lists (y) each parcel of owned Real Property with a book value in excess of $1,000,000, as reflected in the audited financial statements of the Company contained in the Company 10-K, and (z) each lease of Real Property pursuant to which PBC or a Broadcasting Subsidiary is currently obligated to make payments of fixed rent in excess of $100,000 per annum. To the knowledge of the Company, either PBC or the Broadcasting Subsidiaries has fee title to, or holds by valid and existing lease or license, the Real Property, free and clear of all Liens except for such Liens: (i) which would not have a Material Adverse Effect on Broadcasting; (ii) which are set forth on Schedule 4.08(d)(2); (iii) which arise out of taxes or general or special assessments not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; or (iv) which are materialmen's, mechanics', carriers', workmen's, repairmen's, warehouseman's or other like Liens which would not have a Material Adverse Effect on Broadcasting. The Company has made available to Acquiror complete and accurate copies of all deeds, leases and other material agreements with respect to the Real Property. To the knowledge of the Company, there does not exist under any leases of Real Property any default beyond any applicable notice and grace period by PBC or any Broadcasting Subsidiary which would have a Material Adverse Effect on Broadcasting.

  (e) To the knowledge of the Company, neither PBC nor the Broadcasting Subsidiaries has received written notice from any governmental or quasi-governmental authority with respect to any actual or threatened taking of any material portion of the Real Property for any purpose by the exercise of the right of condemnation or eminent domain.

  (f) To the knowledge of the Company, the Real Property has not suffered any material damage by fire or other casualty that has not heretofore been repaired.

  4.09. LITIGATION. Except as is set forth in Schedule 4.09 hereto, there is no suit, action, proceeding or investigation pending against or, to the knowledge of the Company, threatened against or affecting PBC or any Broadcasting Subsidiary or any of their respective material properties (except for proceedings or investigations affecting the television or radio industries generally) that would reasonably be expected to adversely affect the validity or enforceability of any of the material Licenses of, or otherwise to have a Material Adverse Effect on, Broadcasting nor is there any judgment, decree, inquiry, rule or order outstanding against PBC or any Broadcasting Subsidiary that would reasonably be expected to have a Material Adverse Effect on Broadcasting, materially interfere with or delay the Transactions or have an adverse effect on the validity or enforceability of any of the material Licenses of Broadcasting or the Station Network Affiliation Agreements.

  4.10. EMPLOYEE BENEFIT MATTERS.

  (a) Schedule 4.10(a) lists each Employee Plan which is currently sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any Broadcasting Employee (a "Broadcasting Employee Plan"). For the purposes hereof, the term "Employee Plan" means any plan, program, contract or arrangement, whether oral or written, which (i) is an "employee benefit plan," as such term is defined in
Section 3(3) of ERISA, whether or not subject to ERISA, or (ii) is an incentive, bonus, stock option, stock purchase, phantom stock, severance, fringe benefit or other compensatory plan, contract, or arrangement that is not an employee benefit plan within the meaning of Section 3(3) of ERISA. No Broadcasting Employee Plan is a multiemployer plan within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

  (b) The Company has delivered or made available to Acquiror true and complete copies of the plan documents, contracts, policy statements and summary plan descriptions that currently apply to the operation or funding of each Broadcasting Employee Plan. With respect to each Broadcasting Employee Plan (including, without limitation, a plan that is a "pension plan" within the meaning of Section 3(2) of ERISA (a "Broadcasting Pension Plan")), the Company has delivered or made available to Acquiror, where applicable, true and complete copies of (i) the most recent annual report (5500 series) filed with the IRS or Department of Labor, (ii) the most recent audited financial statement, (iii) the most recent actuarial valuation report, (iv) the last determination letter issued by the IRS, and (v) the most recent PBGC-1 filed with PBGC.

  (c) Each Broadcasting Employee Plan described in Section 6.11(c), (d) or (f) has been maintained and administered substantially in accordance with its terms and with the provisions of applicable law and, with respect to each such Broadcasting Employee Plan, (i) no application, proceeding or other matter is pending before the IRS, the Department of Labor, PBGC or any other governmental agency, (ii) there is no pending action, suit, proceeding or claim (other than routine claims for benefits) that could reasonably be expected to give rise to a material liability or expense of the Company or PBC, and (iii) to the knowledge of the Company, no facts exist that are likely to result in such an action, suit, proceeding or claim. A favorable IRS determination letter is currently in effect with respect to each funded Broadcasting Pension Plan, and no subsequent amendments have been or will be adopted or other action taken which would adversely affect the qualified status of any such Broadcasting Pension Plan.

  (d) With respect to each funded employee pension plan (within the meaning of Section 3(2) of ERISA) maintained by the Company, any of its Subsidiaries or any of their ERISA Affiliates within six years prior to the date hereof for the benefit of any of its employees (other than a multiemployer plan within the meaning of Section 3(37) of ERISA), where applicable, (i) there has been no termination or partial termination within the meaning of Section 411(d)(3) of the Code, except to the extent that the Transactions will result in such a partial termination; (ii) there has been no accumulated funding deficiency, whether or not waived, within the meaning of Section 302(a)(2) of ERISA or
Section 412 of the Code, and there has been no failure to make a required installment by its due date under Section 412(m) of the Code; (iii) no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred which could result in the imposition of a material tax or liability against the Company or any of its Subsidiaries; and (iv) with respect to each such plan which is covered by Title IV of ERISA,
(A) no reportable event within the meaning of Section 4043(c) of ERISA has occurred, except a reportable event occurring as a result of the consummation of the transactions contemplated by this Agreement or any prior event which will not result in a liability to the Company or any of its Subsidiaries or any of their Affiliates after the consummation of said transactions; (B) no notice of intent to terminate the plan has been provided to participants or filed with PBGC under Section 4041 of ERISA, nor has PBGC instituted or threatened to institute any proceeding under Section 4042 of ERISA to terminate the plan; and (C) no liability has been incurred under Title IV of ERISA to PBGC or otherwise (except for the payment of PBGC premiums) which has not been satisfied. Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has ceased operations at a facility so as to become subject to the provisions of Section 4068(f) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions on or before the Closing Date to any such plan which is a pension plan subject to Section 4064(a) of ERISA.

  (e) Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has incurred or expects to incur any withdrawal liability under Title IV of ERISA (either as a contributing employer or as part of a controlled group which includes a contributing employer) in connection with a complete or partial withdrawal from a Multiemployer Plan that will be unsatisfied at the Effective Time; and, with respect to any Multiemployer Plan to which the Company or any ERISA Affiliate is, or within the preceding six years, was required to make or accrue a contribution, neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has received notice from such Multiemployer Plan that the plan is in reorganization or insolvency pursuant to Sections 4241 or 4245 or ERISA or that the plan is intended to terminate or has terminated under Sections 4041A or 4042 of ERISA.

  (f) The Company, its Subsidiaries and each of their ERISA Affiliates has complied in all material respects with its obligations under the provisions of
Section 4980B of the Code with respect to any group health plan. Except as identified on Schedule 4.10(a), no Broadcasting Employee Plan provides health or death benefits (whether or not insured) to Broadcasting Employees beyond the termination of their employment or other services.

  (g) All Broadcasting Employee Plans which provide medical, dental health or long-term disability benefits are insured and, to the Company's knowledge, claims with respect to any participant or covered dependent under any such Broadcasting Employee Plan will not result in any uninsured liability to the Acquiror, the Company, PBC or any of their Subsidiaries.

  4.11. LABOR MATTERS.

  (a) Except as set forth on Schedule 4.11(a), neither PBC nor any Broadcasting Subsidiary is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to any Broadcasting employees.

  (b) Except as set forth on Schedule 4.11(b), as of the date of this Agreement, (i) no employees of PBC or any of the Broadcasting Subsidiaries are represented by any labor organization and (ii) no labor organization or group of employees of PBC or any of the Broadcasting Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the NLRB or any other labor relations tribunal or authority. To the knowledge of the Company, as of the date of this Agreement, there are no formal organizing activities involving a material number of Broadcasting employees pending with, or threatened by, any labor organization.

  (c) Except as would not result in a Material Adverse Effect on Broadcasting,
(i) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving PBC or any of the Broadcasting Subsidiaries and (ii) there are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of PBC or any of the Broadcasting Subsidiaries.

  4.12. ENVIRONMENTAL MATTERS.

  (a) Except as set forth on Schedule 4.12(a), to the knowledge of the Company there are no Environmental Liabilities of Broadcasting that may reasonably be expected to have a Material Adverse Effect on Broadcasting or materially interfere with or delay the Transactions.

  (b) Since January 1, 1997 and prior to the date of this Agreement, to the knowledge of the Company there has been no material environmental assessment investigation, study, Audit, test, review or other analysis conducted in relation to the current business of Broadcasting or any property or facility now owned or leased by Broadcasting which has not been delivered or made available to Acquiror prior to the date hereof.

  4.13. COMPLAINTS. As of the date of this Agreement, there is not, to the knowledge of the Company, any FCC investigation, notice of apparent liability or order of forfeiture pending or outstanding against any of the Stations respecting any violation, or allegation thereof, of any FCC rule, regulation or policy, or, to the knowledge of the Company, any complaint before the FCC as a result of which an investigation, notice of apparent liability, or order of forfeiture may issue from the FCC relating to any of the Stations.

  4.14. REPORTS. Excluding reports and statements which do not materially affect the business and operations of any of the Stations, all reports and statements currently required to be filed by the Company or any of its Subsidiaries with the FCC or with any other governmental agency with respect to the Stations have been filed and substantially complied with and shall continue to be filed and be in substantial compliance on a current basis until the Closing Date. All such material reports and statements are substantially complete and correct as filed, and copies thereof have heretofore been made available to Acquiror.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

  Acquiror represents and warrants to the Company and Newco as follows:

  5.01. ORGANIZATION AND AUTHORITY. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Acquiror has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the items referred to in Sections 5.02 and 5.03, to consummate the Transactions. Subject to the items referred to in Sections 5.02 and 5.03, all necessary action, corporate or otherwise, required to have been taken by or on behalf of Acquiror by applicable law, its charter documents or otherwise to authorize (i) the approval, execution and delivery on its behalf of this Agreement and (ii) its performance of its obligations under this Agreement and the consummation of the Transactions has been taken, except that this Agreement must be approved by the stockholders of Acquiror, and the Board of Directors of Acquiror must increase the size of such Board to comply with the Board Representation Agreement. Assuming that this Agreement and each Transaction Agreement constitutes or will constitute, as the case may be, a legal, valid and binding agreement of the Company or Newco, as the case may be, this Agreement and each other Transaction Agreement to which Acquiror is or will be a party constitutes or will constitute, as the case may be, a valid and binding agreement of Acquiror, enforceable against it in accordance with its terms, subject to (i) the Enforceability Exceptions and (ii) in the case of the Board Representation Agreement to the Communications Act of 1934, as amended (the "Communications Act"), and the rules and regulations thereunder (the "Rules and Regulations") regarding cross-ownership of radio and television stations, to the extent that such Rules and Regulations may prohibit Newco or any of its officers, directors or shareholders from designating or acting as a director or observer on Acquiror's Board of Directors. Acquiror has heretofore made available to the Company true and complete copies of its Certificate of Incorporation and Bylaws as in effect on the date hereof.

  5.02. NO BREACH. The execution and delivery of this Agreement by Acquiror do not and the consummation of the Transactions by Acquiror will not (i) assuming that the requisite stockholder approval is obtained, violate or conflict with its Certificate of Incorporation or Bylaws or (ii) except as set forth on
Schedule 5.02(a) hereto, or subject to obtaining the approvals and making the filings described in Section 5.03, constitute a breach or default (or an event which with notice or lapse of time or both would become a breach or default) of, or give rise to any third-party right of termination, cancellation, modification or acceleration under, or otherwise require notice or approval under, any agreement, understanding or undertaking to which Acquiror or any of its Subsidiaries is a party or by which any of them is bound, or give rise to any Lien on any of their properties, except where such breach, default, Lien, third-party right, cancellation, modification or acceleration would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or materially interfere with or delay the Transactions, or (iii) subject to obtaining the approvals and making the filings described in Section 5.03 hereof, constitute a violation of any statute, law, ordinance, rule, regulation, judgment, decree, order or writ of any judicial, arbitral, public, or governmental authority having jurisdiction over Acquiror or any of its Subsidiaries or any of their respective properties or assets, except as would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole. Except as set forth on Schedule 5.02(b), neither Acquiror nor any of its Subsidiaries is a party to or bound by any Contract that restricts or purports to restrict the ability of any of them or any Affiliate of them to engage in any location in the business of television broadcasting, except for such restrictions that would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or materially interfere with or delay the Transactions.

  5.03. CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by Acquiror nor the consummation of the Transactions by Acquiror will require any License from, or filing with, or notification to, any governmental or regulatory authority, except (i) for filings required under the Securities Act, (ii) for filings required under the Exchange Act, (iii) for filings required under state securities or "blue sky" laws, (iv) for filings and approvals required by the rules and regulations of NASDAQ or the NYSE, as the case may be, (v) for notification pursuant to the HSR Act and expiration or termination of the waiting period thereunder, (vi) for the filing of the Certificate of Merger as set forth in Article I hereof, (vii) for any waiver, consent or declaratory ruling by the FCC with respect to the Rules and Regulations regarding cross-ownership of radio or television stations, to the extent that such Rules and Regulations may prohibit (A) Newco or any of its officers, directors or shareholders from designating or acting as a director or observer on Acquiror's Board of Directors or (B) a designee of Newco from serving on the Board of Directors of Acquiror, (viii) for consents or waivers from the relevant governmental entities necessary to transfer control of Broadcasting's FCC Licenses to Acquiror, and (ix) where the failure to obtain such Licenses or to make such filings or notifications, would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or materially interfere with or delay the Transactions; PROVIDED, HOWEVER, that no representation or warranty is made with respect to the foregoing relating to, or arising by reason of, the legal or regulatory status of the Company or Broadcasting or the respective facts pertaining specifically to them.

  5.04. APPROVAL OF THE BOARD; VOTE REQUIRED. The Board of Directors of Acquiror has, by resolutions duly adopted at a meeting duly called and held, unanimously approved and adopted this Agreement, the Merger, the Transaction Agreements and the other Transactions on the material terms and conditions set forth herein. The transactions contemplated by the Acquiror Voting Agreement have been duly and validly approved by the Board of Directors of Acquiror prior to the execution and delivery of the Acquiror Voting Agreement in accordance with Section 203 of the DGCL. The affirmative vote or action by written consent of a majority of the votes that holders of the outstanding shares of capital stock of Acquiror are entitled to cast voting as a single class are the only votes of the holders of any class or series of the capital stock of Acquiror necessary to approve this Agreement, the Merger and the Transaction Agreements under applicable law and Acquiror's Articles of Incorporation and Bylaws.

  5.05. CAPITALIZATION.

  (a) As of the date of this Agreement, the authorized capital stock of Acquiror consists of: (i) 200,000,000 shares of common stock, par value $.01, of which 100,000,000 shares are designated as Series A Common Stock and 100,000,000 shares are designated as Series B Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $.01, of which 12,500 shares are designated as Series A Preferred Stock and 12,500 shares are designated as Series B Preferred Stock. As of May 13, 1998, there were issued and outstanding the following shares of such stock: (i) 53,842,377 shares of common stock outstanding, consisting of 12,543,729 shares of Series A Common Stock and 41,298,648 shares of Series B Common Stock, and (ii) 21,876 shares of preferred stock outstanding, consisting of 10,938 shares of Series A Preferred Stock and 10,938 shares of Series B Preferred Stock. All such outstanding shares are duly authorized, validly issued and fully paid and nonassessable. There are no preemptive or other similar rights available to the existing holders of the capital stock of Acquiror. As of the date of this Agreement, and other than as set forth on Schedule 5.05(a) or other than as contemplated by this Agreement, there are no outstanding options, warrants, rights, puts, calls, commitments, or other Contracts issued by or binding upon Acquiror or any of its Subsidiaries requiring or providing for, and there are no outstanding debt or equity securities of Acquiror or its Subsidiaries which, upon the conversion, exchange or exercise thereof, would require or provide for the issuance, sale or transfer by Acquiror or any of its Subsidiaries of any new or additional equity interests in Acquiror or any of its Subsidiaries (or any other securities of Acquiror which, with notice, lapse of time or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in Acquiror or any of its Subsidiaries). Except as described on Schedule 5.05(a), there are no voting trusts or other agreements or understandings to which Acquiror or any of its Subsidiaries is a party with respect to the voting of capital stock of Acquiror.

  (b) The shares of Acquiror Common Stock to be issued in the Merger, upon their issuance in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, other than any Liens created by the stockholders of the Company.

  5.06. SEC REPORTS. Acquiror has filed all required forms, reports and documents required to be filed by it with the SEC since January 1, 1997 (collectively, "Acquiror's SEC Reports") and delivered or made available to the Company copies thereof. Acquiror's SEC Reports have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of the Acquiror's SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  5.07. FINANCIAL STATEMENTS. The (i) audited consolidated financial statements of Acquiror contained in Acquiror's Annual Report on Form 10-K for the year ended December 31, 1997 ("Acquiror's 10-K"), and (ii) unaudited condensed consolidated financial statements of Acquiror contained in Acquiror's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 ("Acquiror's 10-Q" and together with Acquiror's 10-K, "Acquiror's Financial Statements"), were prepared in accordance with GAAP and present fairly, in all material respects, Acquiror's consolidated financial position and the results of its consolidated operations and its consolidated cash flows as of the relevant dates thereof and for the periods covered thereby in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited interim financial statements).

  5.08. ABSENCE OF CERTAIN CHANGES. Since the date of the balance sheet of Acquiror included in Acquiror's 10-Q, except as contemplated or disclosed by this Agreement, the Acquiror and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, and except as contemplated by this Agreement there has not been any change, event or condition of any character that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or materially interfere with or delay the Transactions.

  5.09. ABSENCE OF UNDISCLOSED LIABILITIES. To the knowledge of Acquiror, except as set forth in Schedule 5.09 or otherwise disclosed in this Agreement, neither Acquiror nor any of its Subsidiaries has any obligation or liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, of a type required by GAAP to be disclosed in a balance sheet of Acquiror or any of its Subsidiaries except (i) such liabilities and obligations that are reflected in Acquiror's Financial Statements or disclosed in the notes thereto, (ii) liabilities and obligations incurred in the ordinary course of business after March 31, 1998, and (iii) liabilities and obligations that will not, individually or in the aggregate, have a Material Adverse Effect on Acquiror or its Subsidiaries taken as a whole or materially interfere with or delay the Transactions.

  5.10. COMPLIANCE WITH LAW. Acquiror holds all Licenses from all governmental authorities necessary for the lawful conduct of its business, except where the failure to hold any such License would not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or materially interfere with or delay the Transactions. To Acquiror's knowledge, Acquiror has not violated, and is not in violation of, any such Licenses or any applicable Laws of any governmental authorities, except where such violations do not and, insofar as reasonably can be foreseen, will not have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole or materially interfere with or delay the Transactions.

  5.11. TAXES.

  (a) All material Tax Returns of Acquiror and its Subsidiaries required to have been filed on or before the date hereof have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns were required to have been filed. All of such Tax Returns were true, correct and complete in all material respects and all Taxes shown to be due on such Tax Returns have been paid. All material Taxes payable by or with respect to Acquiror and its Subsidiaries but not reflected on any Tax Return required to have been filed prior to the date of Acquiror's Financial Statements have been fully paid or adequate provision therefor has been made and reflected on such balance sheet.

  (b) Except as set forth on Schedule 5.11(b) hereto, there is no claim or investigation involving an amount greater than $1,000,000 pending or threatened against Acquiror or any of its Subsidiaries for past Taxes, and adequate provision for the claims or investigations set forth on Schedule 5.11(b) has been made as reflected on Acquiror's Financial Statements. Except as set forth on Schedule 5.11(b), neither Acquiror nor any of its Subsidiaries has waived or extended any applicable statute of limitations relating to the assessment of federal, state or local Taxes.

  (c) Acquiror is not, and on the Closing Date will not be, an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

  5.12. LITIGATION. There is no suit, action, proceeding or investigation pending against or, to the knowledge of Acquiror, threatened against or affecting Acquiror or any of its Subsidiaries or any of their respective properties nor, to the knowledge of Acquiror, is there any judgment, decree, inquiry, rule or order outstanding against Acquiror or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror and its Subsidiaries taken as a whole, or materially interfere with or delay the ability of Acquiror to consummate the Transactions.

  5.13. BROKERS AND FINDERS. Neither Acquiror nor any of its officers, directors, employees or Affiliates has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions, except that Acquiror has employed Credit

Suisse First Boston Corporation as its financial advisor in connection with the Transactions and for whose fees and expenses Acquiror is responsible.

  5.14. SOLVENCY. After giving effect to the Merger, the New Company Debt and the other Transactions, Acquiror will not be insolvent and will not have unreasonably small capital with which to engage in its businesses, and Acquiror will be able to pay its debts as they come due.

  5.15. FCC QUALIFICATION. Except as set forth on Schedule 5.15, Acquiror is, for purposes of obtaining the approval of the FCC under the Communications Act, legally, financially and otherwise qualified to acquire control of the Company and, after due investigation, Acquiror is not aware of any facts or circumstances relating to Acquiror or any of its Subsidiaries that might disqualify Acquiror as a transferee of the Licenses, or as owner and operator of the Broadcasting Assets or otherwise might prevent or delay the prompt approval of this Agreement, the Transaction Agreements or the Transactions.

                                  ARTICLE VI

                               OTHER AGREEMENTS

  6.01. NO SOLICITATION.

  (a) Neither the Company nor any of its Subsidiaries, nor any of its or their officers, directors, representatives or agents shall, directly or indirectly, knowingly encourage, solicit, initiate or, except as otherwise provided in this Section 6.01(a), participate in any way in discussions or negotiations with or knowingly provide any confidential information to, any Person (other than Acquiror or any Affiliate or associate of Acquiror and their respective directors, officers, employees, representatives and agents) concerning any merger, consolidation, business combination, recapitalization, liquidation or dissolution of the Company, PBC or any Broadcasting Subsidiary, the sale of any substantial part of the assets of PBC or any of the Broadcasting Subsidiaries (other than in the ordinary course of business consistent with past practice), the sale of any shares of the capital stock of PBC or any of the Broadcasting Subsidiaries, or the sale of shares representing a controlling interest of the capital stock of the Company, PBC or the Broadcasting Subsidiaries or any similar transaction or series of transactions involving Broadcasting; PROVIDED, HOWEVER, that nothing contained in this
Section 6.01(a) shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the Company's stockholders a position with respect to a tender offer for Company Stock by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (ii) making such disclosure to the Company's stockholders as, in the judgment of the Board of Directors of the Company, with the advice of outside counsel, may be required under applicable Law, or (iii) responding to any unsolicited third party proposal or inquiry by advising the Person making such proposal or inquiry of the terms of this
Section 6.01(a). Notwithstanding anything to the contrary set forth herein, the Board of Directors of the Company may respond to any Acquisition Proposal and may provide information and afford access to, and negotiate and hold discussions with, any Person or group in connection therewith if the Board of Directors of the Company determines, with the advice of outside counsel, that it may be required to do so to comply with its fiduciary duties. For purposes hereof, "Acquisition Proposal" means any proposal, offer or any expression of interest by any third party relating to a possible transaction described in this Section 6.01(a) by any Person, other than Acquiror. Subject to the fiduciary duties of the Company's Board of Directors, in the event that the Company, Newco or any of their Subsidiaries or any of their respective officers, directors, employees, representatives or agents receives from any Person an Acquisition Proposal, the Company shall promptly advise Acquiror of such Acquisition Proposal and thereafter keep Acquiror reasonably and promptly informed of all material facts and circumstances relating to the Acquisition Proposal and the Company's response thereto.

  (b) Acquiror will promptly notify the Company and provide it with pertinent information in the event that Acquiror or any of its Subsidiaries, or any of its or their officers, directors, representatives or agents (i) solicits, initiates or participates in any way in discussions or negotiations with, or provides any confidential information to, any Person or group (other than the Company or any Affiliate or associate of the Company and their respective directors, officers, employees, representatives and agents) concerning any merger, sale of substantially all of the assets, or the sale of shares representing a controlling interest of the capital stock of Acquiror, or any similar transaction or series of transactions involving Acquiror, or
(ii) receives any proposal or inquiry in respect of any such transaction or any request to provide any such information or hold any such negotiations or discussions.

  6.02. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company shall not, without the prior written consent of Acquiror:

    (a) amend its Certificate of Incorporation or Bylaws;

    (b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for cash dividends declared and paid consistent with the Company's past practice (except that (i) any Subsidiary of the Company other than PBC or a Broadcasting Subsidiary may declare and pay dividends that are payable to the Company or to any other Subsidiary of the Company,
  (ii) PBC or any Broadcasting Subsidiary may declare and pay dividends in cash and cash equivalents that are payable to the Company or to any other Subsidiary of the Company and (iii) PBC may declare and pay a dividend of all of the capital stock of Pulitzer Sports Inc. to the Company) or redeem or acquire any of its securities other than for cash;

    (c) except pursuant to the terms of the Company Class B Common Stock, the Company Option Plans, or the Employee Stock Purchase Plan, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of any shares of its capital stock;

    (d) except (x) to the extent that the Company is acting in the ordinary course of business or is otherwise released therefrom as described in
  Section 2.02 or (y) any investment or acquisition relating to the newspaper business or any activity related thereto, (i) create, incur or assume any Indebtedness, other than the New Company Debt, not currently outstanding (including obligations in respect of capital leases), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than Newco or another Subsidiary;

    (e) except pursuant to the terms of the Company Class B Common Stock, the Company Option Plans, or the Employee Stock Purchase Plan, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or amend any of the terms of any securities outstanding at the date hereof;

    (f) terminate, amend, modify or waive compliance with any of the terms or conditions of the Contribution Agreement directly or indirectly respecting the Retained Assets or the Retained Liabilities or affecting the rights or obligations of the Company thereunder from and after the Effective Time;

    (g) subject to the fiduciary duties of the Board of Directors, terminate, amend, modify or waive any of the terms or conditions of any confidentiality agreement in effect as of the date hereof between the Company and any other prospective acquiror of the Company or Broadcasting, provided that the Company, PBC or any Broadcasting Subsidiary may waive, and Acquiror will not enforce after Closing, any restriction on employment of any employee of the Company, PBC or any Broadcasting Subsidiary who is not employed by the Acquiror, PBC or any Broadcasting Subsidiary at Closing or whose employment with any of them is terminated after Closing; or

    (h) take, or agree in writing or otherwise to take, any of the foregoing actions or any other actions that would (i) make any representation or warranty of the Company or Newco contained in this Agreement untrue or incorrect, in any material respect, as of the date when made or as of the Closing Date, (ii) result in any of the conditions to Closing in Article VII of this Agreement not being satisfied, or (iii) be inconsistent, in any material respect, with the terms of this Agreement or the Transactions.

  6.03. CONDUCT OF BUSINESS OF BROADCASTING.

  (a) Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company shall cause PBC and the Broadcasting Subsidiaries to conduct their operations in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, without the prior written consent of Acquiror, the Company shall not permit PBC or any of the Broadcasting Subsidiaries to:

    (i) amend its Certificate of Incorporation or Bylaws;

    (ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or amend any of the terms of any securities outstanding on the date hereof;

    (iii) acquire, lease, sell or dispose of any assets or any FCC Licenses other than acquisitions, leases, sales or dispositions of inventory and equipment in the ordinary course of business consistent with past practices or inventory items expended, depleted or worn out in accordance with Broadcasting's normal operating procedures;

    (iv) except for Permitted Exceptions, subject to any Lien any of its properties or assets, tangible or intangible;

    (v) increase the amount of any cash compensation payable to any employee if such increase would cause the aggregate cash compensation payable to all employees on an annualized basis to exceed, by more than 5% percent, the cash compensation payable by Broadcasting to all employees under its 1998 budget as outlined in Schedule 6.03(a)(v) (PROVIDED that this Section 6.03(a)(v) shall not apply to the employment, bonus and/or severance agreements made with the corporate executives of PBC and the Station managers (all of which agreements are listed on Schedule 4.10(a) hereto));

    (vi) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities, except as provided in Sections 6.24 and 6.02(b);

    (vii) fail to maintain the Broadcasting Assets in the condition specified in Section 4.08(a) hereof;

    (viii) by any act or omission to act within its reasonable knowledge and power, surrender, modify, adversely affect or forfeit any of the material Licenses;

    (ix) enter into or amend any program license or program contract for any Station which will be in effect after the Effective Time, or enter into or amend any other contract or agreement which, in each case, will be in effect after the Effective Time and requiring payments to or by PBC or any of the Broadcasting Subsidiaries of more than $250,000;

    (x) (i) create, incur or assume any Indebtedness not currently outstanding (including obligations in respect of capital leases), (ii) except in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (iii) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any Person other than Newco or another Subsidiary; or

    (xi) take, or agree in writing or otherwise to take, any of the foregoing actions or any other action that would (i) make any representation or warranty of the Company or Newco contained in this Agreement untrue or incorrect, in any material respect, as of the date when made or as of the Closing Date, (ii) result in any of the conditions to Closing in Article VII of this Agreement not being satisfied or (iii) be inconsistent, in any material respect, with the terms of this Agreement or the Transactions.

  (b) The Company shall use its commercially reasonable efforts to: (i) maintain the present operations of the Stations; (ii) preserve intact the business organization of the Stations; and (iii) preserve for the Stations the existing relationships with employees, suppliers, customers and their agencies and others having business with the Stations.

  (c) Prior to the Effective Time, control of the television and radio operations of PBC and the Broadcasting Subsidiaries shall remain with the Company. The Company and Acquiror acknowledge and agree that neither Acquiror nor any of its employees, agents or representatives, directly or indirectly, shall, or have any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise, such broadcast operations; it being understood that at all times prior to the Effective Time, supervision of all programs, equipment and operations shall remain within the complete control and discretion of the Company.

  (d) The Company shall use its commercially reasonable efforts to cause Broadcasting to maintain in full force and effect the Station Network Affiliation Agreements set forth on Schedule 4.07 hereto.

  6.04. CONDUCT OF BUSINESS OF ACQUIROR. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, Acquiror will not, without the prior written consent of the Company;

  (a) amend its certificate of incorporation (other than to provide for the issuance of preferred stock and to increase its authorized shares of common stock or any series thereof);

  (b) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class; PROVIDED, HOWEVER, that Acquiror may (i) issue shares of its capital stock upon the exercise of options outstanding on the date hereof, (ii) grant options to purchase shares of its capital stock (and issue any shares of capital stock upon exercise of such options) pursuant to employee compensation arrangements consistent with past practices, (iii) issue shares of common stock upon conversion of any shares of capital stock, and (iv) issue shares of capital stock at or above fair market value;

  (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends declared and paid consistent with Acquiror's past practice;

  (d) (i) enter into a transaction or (ii) except for Indebtedness incurred in connection with Section 2.01(b), create, incur or assume any Indebtedness not currently outstanding (including obligations in respect of capital leases but excluding indebtedness incurred in refinancing, replacement or substitution of indebtedness that is currently outstanding) that in the case of clauses (i) or
(ii) would result in a down-grading below investment grade in the rating of any rated debt securities of the Company by both Standard & Poors Corporation and Moody's Investors Service;

  (e) sell, lease or dispose of any assets material to Acquiror and its Subsidiaries taken as a whole, other than (i) sales of inventory in the ordinary course of business consistent with past practices and (ii) in connection with or in exchange for acquisitions of assets related to the business of Acquiror;

  (f) make any material change in the lines of business in which it participates or is engaged; or

  (g) take, or agree in writing or otherwise to take, any of the foregoing actions or any other actions that would (i) make any representation or warranty of Acquiror contained in this Agreement untrue or incorrect, in any material respect, as of the date when made or as of the Closing Date, (ii) result in any of the conditions to Closing in Article VII of this Agreement not being satisfied in any material respect or (iii) be inconsistent, in any material respect, with the terms of this Agreement or the Transactions.

  6.05. ACCESS TO INFORMATION. Between the date of this Agreement and the Effective Time, (a) the Company and Acquiror will each (i) give the other party and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices and other facilities of such party and its Subsidiaries and to all books and records of such party and its Subsidiaries, (ii) permit the other party to make such reasonable inspections of the offices, facilities, books and records described in clause
(i) as it may require, (iii) cause its officers and those of its Subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of the Company and Broadcasting, or Acquiror and its Subsidiaries, as the case may be, as the other party may, from time to time, reasonably request, and (iv) permit Acquiror to conduct, at its expense, environmental tests and assessments and (b) Acquiror will keep the Company informed, and the Company will keep Acquiror informed, in each case as to material developments affecting the other party and its Subsidiaries. All such access and information obtained by Acquiror and its authorized representatives shall be subject to the terms and conditions of the letter agreement between the Company and Acquiror dated in February 1998 (the "Confidentiality Agreement"). All such information obtained by the Company and its authorized representatives, and, after the Closing, all other information regarding the Broadcasting Assets, or its business and operations which Newco or any of its Subsidiaries possesses or has access to (including pursuant to Section 6.17), shall be treated in accordance with the terms of the Confidentiality Agreement as if such agreement obligated such Persons to hold such information confidential on the same basis as set forth therein MUTATIS MUTANDIS and Acquiror and its Subsidiaries were beneficiaries of such obligations.

  6.06. SEC FILINGS.

  (a) The Company, Newco and Acquiror shall prepare jointly and, as soon as practicable after the date of this Agreement, file with the SEC a joint proxy statement/registration statement (the "Preliminary Joint Proxy Statement/Prospectus") comprising preliminary proxy materials of the Company and Acquiror under the Exchange Act with respect to the Merger and the Transactions and Registration Statement on Form S-4 containing a preliminary prospectus of Acquiror under the Securities Act with respect to the Merger Stock, and will thereafter use their respective reasonable best efforts to respond to any comments of the SEC with respect thereto and to cause a definitive joint proxy statement/prospectus (including all supplements and amendments thereto, the "Joint Proxy Statement/Prospectus") and proxy to be mailed to the Company's and Acquiror's stockholders as promptly as practicable.

  (b) As soon as practicable after the date hereof, the Company, Newco and Acquiror shall prepare and file any other filings required to be filed by each under the Exchange Act, any other federal or state laws, or the rules and regulations of the NYSE or NASDAQ, relating to the Merger, the Contribution and the Distribution, and the other Transactions, including in the case of Newco, an Information Statement on Form 10 under the Exchange Act with respect to the Newco Common Stock (collectively, the "Other Filings") and will use their respective reasonable best efforts to respond to any comments, if any, of the SEC or any other appropriate government official with respect thereto.

  (c) The Company, Newco and Acquiror shall cooperate with each other and provide to each other all information necessary in order to prepare the Preliminary Joint Proxy Statement/Prospectus, the Joint Proxy Statement/Prospectus and the Other Filings (collectively, the "SEC Filings") and shall provide promptly to the other party any information that such party may obtain that could necessitate amending any such document.

  (d) The Company and Acquiror will notify the other party promptly of the receipt of any comments from the SEC or its staff or any other government official and of any requests by the SEC or its staff or any other government official for amendments and/or supplements to any of the SEC Filings or for additional information and will supply the other party with copies of all correspondence between the Company or any of its representatives, Newco or any of its representatives, or Acquiror or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, any of the SEC Filings, the Company, Newco and Acquiror agree promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including, in the case of an amendment or supplement to the Joint Proxy Statement/Prospectus, mailing such supplement or amendment to the Company's and Acquiror's stockholders.

  (e) The information provided and to be provided by the Company, Newco and Acquiror for use in SEC Filings shall at all times prior to the Effective Time be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information in light of the circumstances under which they were made, not false or misleading, and the Company, Newco and Acquiror each agree to correct any such information provided by it for use in the SEC Filings that shall have become false or misleading. Each SEC Filing, when filed with the SEC or any government official, shall comply in all material respects with all applicable requirements of law.

  (f) Acquiror shall indemnify, defend and hold harmless the Company and Newco, each of their officers and directors and each other Person, if any, who controls any of the foregoing within the meaning of the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or
(ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, PROVIDED that Acquiror was responsible for such misstatement or omission, and, upon request from time to time, Acquiror shall reimburse the Company, Newco and each such officer, director and controlling Person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action or enforcing this indemnity.

  (g) Newco (and, if this Agreement is terminated prior to the consummation of the Merger, the Company, jointly and severally with Newco) shall indemnify, defend and hold harmless Acquiror, each of its officers and directors and each other Person, if any, who controls any of the foregoing within the meaning of the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing or (ii) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, PROVIDED that the Company or Newco was responsible for such misstatement or omission, and, upon request from time to time, Newco (and, if this Agreement is terminated prior to the consummation of the Merger, the Company) shall reimburse Acquiror and each such officer, director and controlling Person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action or enforcing this indemnity.

  (h) For the purpose of this Section 6.06, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify the other party pursuant to this Section 6.06, and the term "Indemnified Party" shall mean the party having the right to be indemnified pursuant to this Section
6.06. Whenever any claim shall arise for indemnification under this Section 6.06, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder except to the extent that such failure prejudices the Indemnifying Party.

  (i) After such notice, if the Indemnifying Party undertakes to defend any such claim, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice and reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party shall not settle any third-party claim that is the subject of indemnification without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (ii) includes a complete release of the Indemnified Party and (iii) does not require the Indemnified Party to make any payment or forego or take any action or otherwise materially adversely affect the Indemnified Party. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims). The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom. If, after receipt of a notice of claim pursuant to Section 6.06(h), the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including the settlement thereof without the consent of the Indemnifying Party). If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party or there is otherwise an actual or potential conflict of interest, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to assume the defense of the lawsuit or action; PROVIDED, HOWEVER, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

  (j) If the indemnification provided for in this Section 6.06 shall for any reason be unavailable to the Indemnified Party in respect of any loss, claim, damage or liability, or action referred to herein, then the Indemnifying Party shall, in lieu of indemnifying the Indemnified Party, contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement or omission of a material fact related to information supplied by the Indemnifying Party on the one hand or the Indemnified Party on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by the Indemnified Party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this paragraph shall be deemed to include, for purposes of this paragraph, any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any such action or claim or enforcing this provision. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

  6.07. REASONABLE BEST EFFORTS. Subject to the other terms and conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions contemplated by this Agreement in the most expeditious manner practicable, including the satisfaction of all conditions to the Merger and the other Transactions and seeking to remove promptly any injunction or other legal barrier that may prevent or delay such consummation. Each of the parties shall promptly notify the other whenever a material consent is obtained and shall keep the other informed as to the progress in obtaining such material consents.

  6.08. PUBLIC ANNOUNCEMENTS. Except as otherwise may be required by law, no party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the Transactions without such prior consultation with the other parties as to the timing and content of any such announcement as may be reasonable under the circumstances; PROVIDED, HOWEVER, that nothing contained herein shall prevent any party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement, the Transaction Agreements or the consummation of the Transactions.

  6.09. TAX MATTERS.

  (a) INDEMNIFICATION OBLIGATIONS.

    (i) NEWCO'S INDEMNIFICATION OBLIGATIONS. Newco shall be liable for, shall pay and shall indemnify and hold the Surviving Corporation and its Subsidiaries harmless, on an After-Tax Basis, against (A) subject to
  Section 6.09(a)(ii)(D), any Tax of the Company or any Subsidiary of the Company attributable to any Pre-Closing Tax Period, including, without limitation, any Spin-Off Tax, but not including any Tax assessed against the Company as a result of the Merger not qualifying as a reorganization under Section 368(a)(1)(A) of the Code by reason of any action or inaction on the part of Acquiror subsequent to the Effective Time, (B) any Tax of Newco or any Subsidiary of Newco, whether attributable to a Pre-Closing Tax Period or Post-Closing Tax Period, and (C) any Transfer Taxes which may be imposed or assessed as a result of the Contribution and the Distribution.

    (ii) ACQUIROR'S INDEMNIFICATION OBLIGATIONS. Acquiror and the Surviving Corporation shall be liable for, shall pay and shall indemnify and hold Newco and its Subsidiaries harmless, on an After-Tax Basis, against (A) any Tax of Acquiror or any Subsidiary of Acquiror (other than the Company or any Subsidiary of the Company) attributable to any Pre-Closing Tax Period,
  (B) any Tax of Acquiror, any Subsidiary of Acquiror, the Surviving Corporation, Broadcasting or any Subsidiary of the Surviving Corporation attributable to any Post-Closing Tax Period, (C) any Transfer Tax imposed or assessed as a result of the Merger, and (D) any Taxes (including, for purposes of this Section 6.09(a)(ii)(D), any income Taxes for which any stockholders of the Company immediately prior to the Effective Time are liable as a result of the Transactions) arising primarily as a result of a breach by Acquiror of any of the covenants set forth in Section 6.09(i)(ii) hereof (provided that actions or omissions by Newco do not materially contribute to the incurrence of such Taxes).

    (iii) PRORATION OF TAXES. To the extent required or permitted by applicable Law or administrative practice, the then-current Tax period of the Company and any of the Broadcasting Subsidiaries shall terminate as of the close of the Closing Date. Any Taxes imposed with respect to any Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period, based on the permanent books and records maintained by the Company, as follows:

      (A) in the case of any Taxes based upon or related to income, as if the Pre-Closing Tax Period ended on the Closing Date and the Post-Closing Tax Period began on the date immediately following the Closing Date; and

      (B) in the case of any Taxes other than Taxes based upon or related to income, the amount of Taxes attributable to the Pre-Closing Tax Period shall be calculated by reference to the number of days in such period ending on the Closing Date as compared to the total number of days in the Straddle Period, and the amount of Taxes attributable to the Post-Closing Tax Period shall be calculated by reference to the number of days in such period beginning after the Closing Date as compared to the total number of days in the Straddle Period.

    (iv) REFUNDS AND CREDITS OF TAXES. Each party shall be entitled to all refunds or credits of any Tax, including, without limitation, in the case of Newco, any refunds attributable to the Spin-Off Tax, for which such party is liable hereunder. Any party receiving a refund or credit (and interest, if any, with respect thereto) that is for the account of another party hereunder shall promptly and, in any event, no later than five Business Days following its receipt, pay to the other party such refund or credit (and any interest with respect thereto).

    (v) CONTROL OF TAX PROCEEDINGS.

      (A) Newco shall be designated as the agent for the Company Group pursuant to Section 1.1502-77(d) of the Treasury Regulations, subject to the approval of the District Director of the IRS, and any similar provisions of applicable state income or franchise Tax laws for any Tax period relating to Taxes for which Newco is obligated to indemnify the Surviving Corporation and its Subsidiaries under Section 6.09(a)(i). Whenever any Taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Newco is obligated to indemnify the Surviving Corporation and its Subsidiaries under Section 6.09(a)(i), in whole or in part, under this Agreement, including, without limitation, any Taxes of the Company or any Subsidiary of the Company attributable to any Pre-Closing Tax Period (except as otherwise provided in Section 6.09(a)(i)) and any Spin-Off Tax, Acquiror shall promptly inform Newco, and Newco, at its cost and expense, shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, PROVIDED, HOWEVER, that Newco shall not, without Acquiror's consent, which consent shall not be unreasonably withheld, take any action or omit to take any action relating to a Pre-Closing Tax Period which would result in an increase of more than $1,000,000 in the Tax liability of the Surviving Corporation or any Subsidiary of the Surviving Corporation for all Post-Closing Tax Periods, computed on an After Tax Basis.

      (B) If any Taxing authority notifies Newco of a claim, makes an assessment or otherwise disputes the amount of Taxes for which Acquiror is obligated to indemnify Newco and its Subsidiaries under Section 6.09(a)(ii), in whole or in part, under this Agreement, Newco shall promptly inform Acquiror, and Acquiror, at its cost and expense, shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, provided, however, that Acquiror shall not take any action or omit to take any action relating to a Post-Closing Tax Period which would result in an increase of more than $1,000,000 in the Tax liability of the Company or any Subsidiary of the Company for all Pre-Closing Tax Periods, computed on an After-Tax Basis.

      (C) Notwithstanding the foregoing provisions of this Section 6.09(a)(v), in the event any Taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes attributable to any Straddle Period for which both Newco and Acquiror may be liable under this Agreement, Newco and Acquiror, at their respective cost and expense, shall jointly participate in any resulting proceedings and mutually determine whether and when to settle any such claim, assessment or dispute, PROVIDED, HOWEVER, that Newco or Acquiror, at its cost and expense, may, by written notice to the other, elect to control the defense of such claim, assessment or dispute, including the decision whether and when to settle such claim, assessment or dispute, but in the event Newco or Acquiror so elects, the other shall no longer be obligated to indemnify Acquiror or Newco, as the case may be, and its Subsidiaries for any portion of the Taxes attributable to such Straddle Period which are in dispute.

  (b) TAX RETURNS.

    (i) Newco shall be responsible for the preparation and timely filing of all Company Consolidated Income Tax Returns for any Pre-Closing Tax Period, including Company Consolidated Income Tax Returns for such period that are due after the Closing Date, all Tax Returns for any Tax period relating to the Newspaper Subsidiaries, and all Broadcasting Tax Returns required to be filed on or before the Closing Date. Within twenty (20) days following the filing of Company Consolidated Income Tax Returns for the Tax period ended on the Closing Date, Newco shall furnish Acquiror with (i) copies of such Tax Returns, and (ii) information concerning (A) the Tax basis of the assets of Broadcasting as of the Closing Date; (B) the earnings and profits of the Company and Broadcasting as of the Closing Date; (C) the Company's Tax basis in the stock of Broadcasting and PBC's Tax basis in the stock of each of its Subsidiaries as of the Closing Date; (D) the net operating loss carryover, investment tax credit carryover, alternative minimum tax carryover and the capital loss carryover, if any, available to the Surviving Corporation and its Subsidiaries for a Post-Closing Tax Period; and (E) all elections with respect to Company Consolidated Income Taxes in effect for Broadcasting as of the Closing Date. Other than elections in the ordinary course of business consistent with past practice or elections which will not have the effect of increasing the Taxes of Acquiror in a Post-Closing Tax Period, no Tax elections shall be made with respect to any of the Tax Returns for which Newco is responsible under this Section 6.09(b)(i) on behalf of the Company or any Broadcasting Subsidiary without the consent of Acquiror.

    (ii) Acquiror shall be responsible for the preparation and timely filing of all Tax Returns relating to the business or assets of the Company or Broadcasting required to be filed after the Closing Date (other than the Tax Returns to be prepared and filed by Newco pursuant to Section 6.09(b)(i)), PROVIDED, HOWEVER, that all such Tax Returns relating to any Pre-Closing Tax Period or Straddle Period shall be prepared in a manner consistent with the past practice of the Company in preparing such Tax Returns. Acquiror shall provide Newco with a draft of any such Tax Return relating to any Pre-Closing Tax Period or Straddle Period at least thirty
  (30) days prior to the due date for filing such Tax Return (taking into account any applicable extensions), and Newco may provide Acquiror with written comments on such draft Tax Return within ten (10) days after its receipt of such draft. Subject to Section 6.09(e), Acquiror and

  Newco shall attempt to resolve any disputes regarding such draft Tax Return in good faith at least ten (10) days prior to the due date for filing such Tax Return.

  (c) COOPERATION. Acquiror and Newco shall cooperate with each other in a timely manner in the preparation and filing of any Tax Returns described in
Section 6.09(b), payment of any Taxes in accordance with this Agreement, and the conduct of any audit or other proceeding relating thereto. Each party shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Section 6.09. Each party agrees to notify the other party of any audit adjustments that do not result in Tax liability but can reasonably be expected to affect Tax Returns of the other party.

  (d) RETENTION OF RECORDS. Acquiror and Newco shall each, to the extent potentially relevant to the other party, (1) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns or the audit of such Tax Returns, and (2) give to the other reasonable access to such records, documents, accounting data, Tax Returns and related books and records and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for purposes of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement.

  (e) PAYMENTS; DISPUTES. Except as otherwise provided in this Section 6.09, any amounts owed by any party ("Indemnitor") to any other party ("Indemnitee") under this Section 6.09 shall be paid within ten days of notice from the Indemnitee, PROVIDED, HOWEVER, that if such amounts are being contested before a Taxing authority in good faith, the Indemnitor shall not be required to make payment until it is determined finally by such Taxing authority, unless the Indemnitor has authorized the Indemnitee to make payment to such Taxing Authority. Unless otherwise required under applicable Law, the Company, Newco and Acquiror agree to treat any and all indemnity payments made pursuant to this Agreement as having been made immediately prior to the Distribution and as a dividend from or a capital contribution to Newco, as the case may be, for federal, state and local Tax purposes. If Acquiror and Newco cannot agree on any calculation or determination of any of their respective liabilities or any other matter under this Section 6.09, such calculation or determination shall be made by an independent public accounting firm reasonably acceptable to both such parties. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation or determination shall be borne equally by the disputing parties.

  (f) TERMINATION OF TAX SHARING AGREEMENTS. Except as specifically provided in this Section 6.09, any Tax Sharing Agreement or policy of the Company Group shall be terminated at the Effective Time, and the Company and Broadcasting shall have no obligation under such agreements after the Effective Time.

  (g) SURVIVAL. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.09 shall survive for the full period of all statutes of limitations (giving effect to any waiver or extension thereof) applicable to Taxes and Tax Returns subject to this Section 6.09.

  (h) DEFINITIONS.

    (i) "After-Tax Basis" means, with respect to any payment, an amount calculated by taking into account the Tax consequences of the receipt of such payment, as well as any Tax benefit associated with the liability giving rise to the payment, in each case calculated on a present value basis using the Agreed Rate.

    (ii) "Broadcasting Tax Return" means any Tax Return of PBC or any of its Subsidiaries.

    (iii) "Company Consolidated Income Tax Returns" means any Tax Return of the Company or any Subsidiary with respect to Company Consolidated Income Taxes.

    (iv) "Company Consolidated Income Taxes" means the federal income Tax and all applicable state or local income or franchise Taxes of the Company Group.

    (v) "Company Group" means the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which the Company is the common parent or any unitary, combined or consolidated group of corporations for state income Tax purposes in which the Company or any Broadcasting Subsidiary is included.

    (vi) "Pre-Closing Tax Period" means any Tax period, or portion thereof, ending on or before the close of business on the Closing Date.

    (vii) "Post-Closing Tax Period" means any Tax Period or portion thereof, beginning after the close of business on the Closing Date.

    (viii) "Spin-Off Tax" means any Tax to which the Company or any Subsidiary of the Company is subject as a result of the application of
  Section 311(b), Section 355(c)(2), Section 355(e) or Section 361(c)(2) of the Code (or any corresponding or similar provision of state or local law) to the Distribution.

    (ix) "Straddle Period" means any Tax period which begins before and ends after the Closing Date.

    (x) "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means any income, gross receipts, ad valorem, premium, excise, value-added, sales, use, transfer, franchise, license, severance, stamp, occupation, service, lease, withholding, employment, payroll premium, property or windfall profits tax, alternative or add-on-minimum tax, or other tax, fee or assessment, and any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing authority responsible for the imposition of any such Tax or payment.

    (xi) "Tax Return" means any return, report, statement, information statement, refund claim and the like, including any amendment thereto, required to be filed with any Taxing authority with respect to Taxes.

    (xii) "Tax Sharing Agreement" means any Tax sharing agreement or arrangement (whether or not written) binding on a Person, and any agreement or arrangement (including any arrangement required or permitted by law) which (i) requires a Person to make a payment to or for the account of any other Person, (ii) requires or permits the transfer or assignment of income, revenues, receipts or gains to a Person from any other Person, or
  (iii) otherwise requires a Person to indemnify any other Person in respect of Taxes.

    (xiii) "Transfer Tax" means any excise, sales, use, transfer, documentary, filing, recordation or other similar tax or fee, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

  (i) ADDITIONAL COVENANTS.

    (i) Each of the Company, Acquiror and their respective Affiliates shall exercise their best efforts to obtain and assist in obtaining the advance letter ruling from the IRS contemplated by Section 6.16 hereof. Without in any way limiting the foregoing, each of the Company and Acquiror agrees that it (and such of its Affiliates as are reasonably required by the IRS) shall make such representations as are reasonably required by the IRS pursuant to Rev. Proc. 96-30, 1996-1 C.B. 696, including, in particular, Sections 4.04 and 4.05 thereof.

    (ii) Acquiror covenants that any representations made by it or any of its Affiliates to the IRS in connection with the IRS ruling request and any information supplied by it to the IRS in connection with the ruling request will be true and accurate. In addition, for a period of two years after the Closing Date:

      (A) except for actions taken in the ordinary course of business or as otherwise required by applicable Law, Acquiror shall not sell, transfer, distribute or otherwise dispose of any of the operating assets of Broadcasting or any shares of capital stock of Broadcasting or a Broadcasting Subsidiary, whether by merger or otherwise, in a transaction or series of transactions which would cause the Transactions to fail to satisfy the continuity of business enterprise requirements of the Treasury Regulations; and

      (B) Acquiror shall not adopt a plan of liquidation or initiate and enter into an agreement of merger or other transaction pursuant to which the corporate legal existence of Acquiror would terminate or the outstanding stock of Acquiror would, in a taxable transaction, be converted into cash, other property or the stock or securities of any other issuer.

    Notwithstanding the foregoing, Acquiror may take any actions described in clauses (A) and (B) above if it first obtains either (i) a ruling from the IRS; or (ii) an opinion reasonably satisfactory to Newco of nationally recognized tax counsel that such actions will not result in the Distribution or the Merger being taxable to the Company's stockholders.

  (j) PAYMENT OF SPIN-OFF TAX. The Company shall pay the Spin-Off Tax to the appropriate governmental authorities as and when such payment is required to be made, including by making estimated Tax payments which take into account its liability for the Spin-Off Tax as and when such estimated Tax payments are required to be made.

  6.10. NOTIFICATION. Each party hereto shall, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein, give notice thereof to the other parties and shall use its reasonable best efforts to prevent or promptly remedy such breach.

  6.11. EMPLOYEE BENEFIT MATTERS.

  (a) Except as otherwise provided herein, as of the Effective Time, Newco will assume sponsorship of and responsibility for the employer obligations under the Company Employee Plans. From and after the Effective Time, except with respect to previously accrued and unpaid benefits, all Broadcasting Employees will cease to be covered by any Company Employee Plan that is assumed by Newco. Except as otherwise specifically provided herein, neither Acquiror, the Company, PBC nor any of their respective Affiliates, shall retain or acquire any liability or obligation under any Company Employee Plan; and Newco will defend and indemnify Acquiror, the Surviving Corporation, PBC and their respective Affiliates from and against all Losses arising from or relating to any such liability or obligation that is not so retained or acquired. The indemnification arrangements set forth in this Section 6.11(a) shall be subject to the procedures set forth in Section 2.04 of the Contribution Agreement. All Broadcasting Employees who become employees of Acquiror as of the Effective Time will thereupon become fully vested in their accrued benefits under the Broadcasting Pension Plans.

  (b) All Broadcasting Employees who are employed by the Company or PBC or a subsidiary of PBC immediately prior to the Effective Time will remain or become employees of PBC (or a Subsidiary of PBC) or Surviving Corporation, as the case may be, immediately after the Effective Time (the "Transferred Employees"). At the Effective Time, Acquiror will provide or cause Transferred Employees (and, where applicable, their eligible dependents) to be provided with compensation, pension, retirement, welfare (including, without limitation, group health, life insurance, disability, severance and vacation benefits) and fringe benefits (exclusive of any benefit or plan which provides for any opportunity to acquire or invest in employer equity) which, in the aggregate, are not less favorable than the compensation, pension, welfare and fringe benefits theretofore provided to such Transferred Employees (and their dependents) under the Broadcasting Employee Plans, PROVIDED HOWEVER that Acquiror shall not be required to offer post-retirement benefits except as provided in Section 6.11(f). Each Transferred Employee's pre-Effective Time service with the Company or its Affiliates will be treated as service with Acquiror and its Affiliates for purposes of determining such Transferred Employee's eligibility, vesting and seniority (but expressly excluding service for determining benefit accruals) under the Employee Plans of Acquiror and its Affiliates, if such service is otherwise creditable under such plans, from and after the Effective Time.

  (c) At or as soon as practicable after the Effective Time, the account balances held for the Transferred Employees under the Pulitzer Retirement Savings Plan (the "Pulitzer Savings Plan") will be transferred in cash (or such other form as may be agreed upon by Newco and Acquiror) by the trustee of the trust maintained under the Pulitzer Savings Plan to the trustee of the trust maintained under an existing or newly-established qualified defined contribution plan sponsored by Acquiror or PBC (the "Transferee DC Plan") in a plan-to-plan transfer of assets and liabilities that satisfies the requirements of applicable law, including Sections 411(d) and 414(l) of the Code. After the Effective Time and until the completion of the aforesaid plan-to-plan transfer of assets and liabilities, Newco will cause the fiduciaries of the Pulitzer Savings Plan to process distributions that become payable to Transferred Employees whose employment with Acquiror, PBC or any of their Subsidiaries is terminated, and the amount to be transferred in the plan-to-plan transfer will be reduced accordingly. The Company, Newco and Acquiror will make or cause to be made any plan amendments and filings as may be required in connection with said plan-to-plan transfer of assets and liabilities from the Pulitzer Savings Plan to the Transferee DC Plan, whether before or after the Effective Time. Newco and Acquiror each may require, as a condition to the plan-to-plan transfer from the Pulitzer Savings Plan to the Transferee DC Plan, evidence reasonably satisfactory to it or its counsel of the qualified status of the Transferee DC Plan or the Pulitzer Savings Plan, as the case may be, at the time of such transfer under Section 401(a) of the Code. Each of the parties will pay its own expenses in connection with the plan to plan transfer of assets and liabilities from the Pulitzer Savings Plan to the Transferee DC Plan. Newco and Acquiror will take such other and further actions as may be required or reasonably requested by the other in order to carry out the transfer of assets and liabilities contemplated by this subsection without undue delay.

  (d) At or as soon as practicable after the Effective Time, Newco shall cause the trustee of the Pulitzer Publishing Company Pension Plan (the "Pulitzer Pension Plan") to transfer to the trustee of the trust maintained as part of an existing or newly-established qualified defined benefit pension plan maintained or to be maintained by Acquiror or PBC (the "Transferee DB Plan") cash (or such other assets as may be agreed upon by said trustees) and benefit liabilities accrued prior to the Effective Time for and on behalf of the Transferred Employees under the Pulitzer Pension Plan in a plan-to-plan transfer of assets and liabilities that satisfies the requirements of applicable law, including the provisions of Sections 414(l) and 411(d) of the Code. For these purposes, the amount of the plan-to-plan asset transfer will be equal to the current liability as defined in Section 412(l)(7) of the Code (calculated as of the Effective Time with appropriate interest adjustment to the date of transfer at the rate assumed for calculating the benefit liability) using the 1983 Group Annuity Mortality Table and the PBGC annuity valuation rate in effect at the Effective Time, provided that the amount transferred shall in no event be less than the amount required to be transferred pursuant to Section 414(l) of the Code, and Section 4044 of ERISA as of the Effective Time. The value of the assets and liabilities to be transferred from the Pulitzer Pension Plan to the Transferee DB Plan shall initially be calculated and certified as correct as soon as practicable following the Effective Time by an actuary selected by Newco ("Newco's Actuary"). The Acquiror will have the right to appoint is own actuary ("Acquiror's Actuary") for the purpose of verifying whether the calculation made by Newco's Actuary is correct. Such calculation shall be based upon the method and assumptions specified for this purpose by Section 414(l) of the Code and the regulations issued thereunder. The calculations certified by Newco's Actuary shall be final, conclusive and binding unless, within thirty
(30) days after the delivery of such certification to Acquiror's Actuary, together with such supporting information as Acquiror's Actuary may reasonably request, Acquiror's Actuary shall notify Newco's Actuary of its disagreement with same. If any such disagreement is not resolved to the satisfaction of Newco and Acquiror within thirty (30) days of Newco's receipt of such notification, then either Newco or Acquiror may elect to have the calculations submitted for resolution to a third independent actuary designated for this purpose by both Newco's Actuary and Acquiror's Actuary, whose determination shall be made within thirty (30) days and shall be conclusive and binding on all Persons. After the Effective Time and until the completion of the aforesaid plan to plan transfer of assets and liabilities, Newco will cause the fiduciaries of the Pulitzer Pension Plan to process distributions that become payable to Transferred Employees whose employment with Acquiror, PBC or any of their Subsidiaries is terminated, and the value of assets and liabilities to be transferred in the plan to plan transfer will be reduced accordingly. The Company, Newco and Acquiror will make or cause to be made any plan amendments and filings (including, without limitation, any filing required pursuant to Section 4043(c) of ERISA) as may be required or appropriate in connection with said plan-to-plan transfer of assets and liabilities from the Pulitzer Pension Plan to the Transferee DB Plan, whether before or after the Effective Time. Newco and Acquiror each may require, as a condition of the plan-to-plan transfer from the Pulitzer Pension Plan to the Transferee DB Plan, evidence reasonably satisfactory to it or its counsel of the qualified status of the Transferee DB Plan or the Pulitzer Pension Plan, as the case may be, at the time of such transfer under Section 401(a) of the Code. Each of the parties will pay its own expenses in connection with the plan-to-plan transfer of assets and liabilities from the Pulitzer Pension Plan to the Transferee DB Plan. Newco and Acquiror will take such other and further actions as may be required or reasonably requested by the other in order to carry out the transfer of assets and liabilities contemplated by this subsection without undue delay.

  (e) No provision of this Section 6.11 or this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) or any bargaining unit representing any employee or former employee of the Company, PBC or any of their Subsidiaries in respect of continued employment (or resumed employment) with Acquiror or any of its Subsidiaries, and no provision of this Section
6.11 or this Agreement shall create any such rights in any such employee or former employee in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Acquiror or any of its Subsidiaries.

  (f) The following obligations and Broadcasting Employee Plans will not be assumed by Newco and will continue to be the sole responsibility of the Company and PBC: (1) the satisfaction and timely payment of any retirement or other benefits that have been earned as of the Effective Time by Transferring Employees (other than Ken J. Elkins) under the Pulitzer Publishing Company Supplemental Executive Retirement Plan (which benefits will become fully vested as of the Effective Time) (the "SERP Liability"), PROVIDED, HOWEVER, that Newco will pay to the Surviving Corporation in cash, promptly after the Effective Time on demand by Acquiror, as an adjustment to the Contribution to be treated for tax purposes in accordance with the treatment of indemnitee payments under Section 6.09(e), in an amount equal to the excess of the SERP Liability over the deferred tax asset attributable to the SERP Liability calculated in accordance with GAAP, consistently applied, (2) the executive employment and participation agreements listed on Schedule 6.11(f)(2) annexed hereto, (3) the group health plan maintained by PBC and any other Broadcasting Employee Plan listed on Schedule 6.11(f)(3) annexed hereto, which is sponsored and maintained by PBC or any of its subsidiaries exclusively for the benefit of any current or former Broadcasting Employees (and their eligible dependents and beneficiaries) (it being understood that the assets to be contributed to Newco pursuant to Section 2.02 will not include employee balances, if any, under such plans), and (4) post-retirement medical or other welfare benefits which are or may become payable to any Transferring Employee or any dependent or beneficiary of a Transferring Employee pursuant to the Broadcasting Employee Plan(s) listed on Schedule 6.11(f)(4) annexed hereto.

  (g) At or immediately prior to the Effective Time, the Company will satisfy its retention and transaction incentive obligations then payable under any participation and employment agreements described on Schedule 6.11(g). Notwithstanding anything to the contrary contained herein, any retention or transaction incentive, stock option cashout (described in Section 6.12 of this Agreement) or other compensatory amounts payable by the Company to an individual who, for the taxable year of the Company ending on the date the Merger is consummated, is a "covered employee" of the Company (within the meaning of Section 162(m)(3) of the Code), will be paid at the Effective Time to the trustee of a trust established for their benefit by Newco (the "Newco Trust") if and to the extent that the payment of those amounts, when added to all other compensation paid or payable to that individual, would not be deductible by the Company for such taxable year by reason of the deduction limitation prescribed by Section 162(m)(1) of the Code. Obligations covered by amounts transferred to the Newco Trust will be deemed to have been assumed by Newco for purposes of applying the provisions of Section 6.11(a) of this Agreement, and neither the Acquiror, the Surviving Corporation, PBC nor any of their respective Affiliates will have any further liability with respect to said covered obligations. At the Effective Time, the Company will have made all contributions theretofore required to be made to any Broadcasting Employee Plan for the benefit of Transferred Employees.

  6.12. EMPLOYEE STOCK OPTIONS. At or immediately prior to the Effective Time, the Company will cause all options then outstanding under the Company's 1986 and 1994 stock option plans (the "Company Option Plans"), whether or not vested, to be cashed out and terminated. The amount payable by the Company in respect of the termination of an outstanding Company stock option will be equal to the difference between the exercise price of the option and the average daily closing price of the Company Common Stock for the ten trading days immediately prior to the Closing Date. The Company may prohibit the exercise of vested options after a specified cutoff date prior to the Effective Time in order to facilitate the orderly liquidation and termination of the remaining vested and nonvested outstanding options. Unless the Board determines otherwise, the Company will suspend payroll deductions and Company stock option grants under the Employee Stock Purchase Plan as of or prior to October 1, 1998. All such Employee Stock Purchase Plan grants will have been exercised or terminated before the Effective Time.

  6.13. MEETINGS OF STOCKHOLDERS. Subject to the terms and conditions of this Agreement, each of the Company and Acquiror shall take all action necessary, in accordance with applicable law and its charter and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders to consider and vote upon the adoption and approval of the Merger, this Agreement and the Transactions (except the Company Charter Amendment, in the case of Acquiror). The Company and Acquiror shall coordinate and cooperate with respect to the timing of their respective stockholder meetings and shall endeavor to hold such meetings on the same day. The stockholder vote required for the adoption and approval of the Merger, this Agreement and the Transactions (except the Company Charter Amendment, in the case of Acquiror) shall be the vote required: (i) in the case of the Company, by the DGCL and the Company's Certificate of Incorporation; and (ii) in the case of Acquiror, by the DGCL and Acquiror's Certificate of Incorporation. The Boards of Directors of the Company and Acquiror shall recommend that their respective stockholders approve the Merger, this Agreement and the related Transactions (except the Company Charter Amendment, in the case of Acquiror) and such recommendation shall be contained in the Joint Proxy Statement/Prospectus. Nothing contained in the preceding sentence shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company or the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its duties to the Company or the Company's stockholders under applicable law. Notwithstanding the preceding sentence, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify its position with respect to, this Agreement or the Merger or, except as permitted by the preceding sentence, approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

  6.14. REGULATORY AND OTHER AUTHORIZATIONS.

  (a) The Company and Acquiror agree to use their respective commercially reasonable efforts (i) to obtain all Licenses and waivers of federal, state, local and foreign regulatory bodies and officials (each a "Governmental Authority") and non-governmental third parties that may be or become necessary for performance of their respective obligations pursuant to this Agreement,
(ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the Transactions contemplated hereby and (iii) to effect all necessary registrations and filings including, but not limited to, filings under the HSR Act and submissions of information requested by any Governmental Authority. The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation, executive order or withheld waiver or approval that would adversely affect the ability of the parties hereto to consummate the Merger and the other Transactions contemplated hereby, to respectively use their commercially reasonable efforts (including, if necessary, the measures described in subsection (b) below) to prevent the entry, enactment or promulgation thereof or to obtain such waiver or approval, as the case may be.

  (b) Without limiting the obligations of the parties hereto under Section 6.14(a), Acquiror and the Company agree to take or cause to be taken the following actions: (i) provide promptly to Governmental Authorities with regulatory jurisdiction over (a) enforcement of any applicable antitrust laws ("Government Antitrust Entity") or

(b) the laws, rules or regulations of the FCC or otherwise relating to the broadcast, newspaper, mass media or communications industry ("Government Communications Entity," and together with Government Antitrust Entity, a "Government Regulatory Entity") information and documents requested by any Government Regulatory Entity, or necessary, proper or advisable to permit consummation of the Transactions contemplated by this Agreement; (ii) without in any way limiting the provisions of Section 6.14(b)(i) above, (a) file any Notification and Report Form and related material required under the HSR Act as soon as practicable and in any event not later than fifteen (15) business days after the date hereof (which shall request early termination of the waiting period imposed by the HSR Act), and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act and (b) file the FCC Application as soon as practicable and in any event not later than fifteen (15) business days after the date hereof;
(iii) the proffer by Acquiror of its willingness to sell or otherwise dispose of either WBAL or WGAL or any other broadcast station, if such action is necessary or reasonably advisable for the purpose of avoiding or preventing any action by any Government Regulatory Entity which would restrain, enjoin, withhold approval or otherwise prevent consummation of the Transactions contemplated by this Agreement; and (iv) Acquiror shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the Transactions contemplated hereby, any and all commercially reasonable steps including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this subsection (b) necessary to vacate, modify, suspend such injunction or order, or obtain such approval so as to permit such consummation. Each of the Company and Acquiror will provide to the other copies of all correspondence between it (or its advisors) and any Government Regulatory Entity relating to this Agreement or any of the matters described in this Section 6.14(b) other than statements or filings under the HSR Act. Acquiror and Company agree that all telephonic calls, meetings or hearings with a Government Regulatory Entity regarding the Transactions contemplated hereby or any of the matters described in this
Section 6.14(b) shall include representatives of each of Acquiror and Company.

  (c) Each party hereto shall promptly inform the other of any material communication from any other Government Regulatory Entity regarding any of the Transactions contemplated hereby. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Government Regulatory Entity with respect to the Transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Acquiror shall advise Company promptly in respect of any understandings, undertakings or agreements (oral or written) that Acquiror proposes to make or enter into with any other Government Regulatory Entity in connection with the Transactions contemplated hereby.

  (d) Notwithstanding the generality of any other provision of this Section 6.14, each of Acquiror and the Company, to the extent applicable, further agrees to file contemporaneously with the filing of the FCC Application any requests for waivers of applicable FCC rules or rules or regulations of other Governmental Regulatory Entities as may be required, to expeditiously prosecute such waiver requests and to diligently submit any additional information or amendments for which the FCC or any other relevant Governmental Regulatory Entity may ask with respect to such waiver requests. In furtherance of the foregoing, Acquiror will agree to seek a temporary waiver (not more than 6 months in duration) of the FCC's mass media ownership rules (the "Temporary Waiver") to allow for the disposition of the assets comprising either WBAL or WGAL or any other broadcast station (the "Divestiture Assets") to the extent that, under the FCC's mass media ownership rules, the Divestiture Assets could not be held in common control with any of the Acquiror broadcasting assets following the Effective Time, and (i) conditional waivers of the FCC's mass media ownership rules (the "Conditional Waivers") to allow for the common ownership of WESH-TV, Daytona Beach, Florida, and WWWB-TV, Lakeland, Florida, and WLKY-TV, Louisville, Kentucky, and WLWT-TV, Cincinnati, Ohio; and (ii) waivers of the FCC's mass media ownership rules to permit the common ownership of (A) WLKY-TV, Louisville, Kentucky, and WLKY
(AM), Louisville, Kentucky, and (B) WXII (TV), Winston-Salem, North Carolina, and

WXII (AM), Eden, North Carolina. Acquiror further covenants that, prior to the Effective Time, it shall not acquire any new or increased "attributable interest," as defined in the FCC rules, in any media property ("Further Media Interest"), which Further Media Interest could not be held in common control with any Station by Acquiror following the Effective Time (including by virtue of the FCC's multiple ownership limits), without the prior written consent of the Company. Notwithstanding anything to the contrary contained in this Agreement, it shall not be a condition to the Closing that any such waiver shall have been obtained.

  (e) If at Closing one or more applications for renewal of any of the Company's FCC Licenses is pending or any order of the FCC granting an application for renewal of any of the Company's FCC Licenses has not become a Final Order, then each party agrees to abide by the procedures established in Stockholders of CBS, Inc., FCC 95-469 (rel. Nov. 22, 1995) Paragraphs 31-35, for processing applications for assignment of licenses during the pendency of an application for renewal of a station license (or such other procedures as may be established by the FCC). For purposes of this provision, a "Final Order" is an order of the FCC granting any such renewal application (i) that has not been reversed, stayed, enjoined, set aside, annulled or suspended; (ii) as to which, no timely request for a stay, petition for reconsideration or appeal of sua sponte action of the FCC with comparable effect is pending; and (iii) the time for filing any such request, petition or appeal or for the taking of any such action sua sponte by the FCC has expired. The parties further agree that the pendency of any such renewal application or applications, or the fact that the FCC grant of any renewal application shall not have become a Final Order, shall not be a cause for delaying the Closing. Notwithstanding anything in this Agreement to the contrary, this Section shall survive the Closing until any order issued by the FCC with respect to any such renewal application becomes a Final Order.

  6.15. FURTHER ASSURANCES. Upon the terms and subject to the conditions hereof, each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and consummate the Transactions or, at and after the Closing Date, to evidence the consummation of the Transactions by this Agreement.

  6.16. IRS RULING. The Company shall, as promptly as practicable after the date hereof, prepare and submit to the IRS a request for an advance letter ruling from the IRS that the Contribution and Distribution will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and that the Company's stockholders will recognize no gain or loss (and no amount will be included in the income of the Company's stockholders) under Section 355(a) of the Code as a result of the Distribution. Such request shall be true and correct in all material respects, and all facts material to the ruling shall be disclosed in such request. The Company shall afford Acquiror with reasonable opportunity to review and comment on the IRS ruling request prior to its submission to the IRS. The Company shall advise Acquiror's tax counsel of the substance of all communications with the IRS relating to the IRS ruling request, and provide Acquiror and its tax counsel with copies of all written materials submitted to the IRS and written communications received from the IRS in connection with such ruling request. If any written communication to the IRS is to include information relating to Acquiror or any of its Affiliates (other than public filings made with the SEC) or representations of Acquiror, any of its Affiliates or any of their respective officers, directors or shareholders, such information shall be delivered to Acquiror and its tax counsel for their review and comment prior to submission, and the Company shall make such reasonable changes and corrections to such information or representations as are requested by Acquiror.

  6.17. RECORDS RETENTION.

  (a) For a period of five years after the Closing Date, Acquiror shall retain all of its books and records relating to Broadcasting for periods prior to the Closing Date and Newco shall have the right to inspect and copy such books and records during normal business hours, upon reasonable prior notice, in connection with the preparation of financial statements, reports and filings and for any other reasonable purpose including its indemnification obligations under this Agreement and the Contribution Agreement.

  (b) For a period of five years after the Closing Date, Newco shall retain all of its books and records relating to Newco and the Newspaper Subsidiaries for periods prior to the Closing Date and Acquiror shall have the right to inspect and copy such books and records during normal business hours, upon reasonable prior notice, in connection with the preparation of financial statements, reports and filings and for any other reasonable purpose including its indemnification obligations under this Agreement and the Contribution Agreement.

  6.18. STOCK EXCHANGE LISTING. Newco shall apply to the NYSE for the listing of the Newco Common Stock and shall use its reasonable best efforts to receive approval for the listing of such shares and, if such listing is not available, then the NASDAQ. Acquiror shall submit a supplemental listing application to NASDAQ or the NYSE, as the case may be, for the listing of the Merger Stock and shall use its reasonable best efforts to receive approval for the listing of such stock.

  6.19. COMPANY NAMES.

  (a) Acquiror acknowledges that the name "Pulitzer," or any part thereof, whether alone or in combination with one or more other words, are to the extent owned by the Company or any of its Subsidiaries an asset of the Company being transferred to Newco in the Contribution. On the Closing Date, Acquiror shall (i) cause PBC and the Broadcasting Subsidiaries to change their names to delete any reference therein to the aforesaid name, (ii) reasonably cooperate in assisting Newco to change its name to Pulitzer Inc., and (iii) cease using the aforesaid name in connection with the business operations of Broadcasting.

  (b) Between the consummation of the Contribution and the Closing, the Company, PBC and the Broadcasting Subsidiaries shall have a non-exclusive license to use the name "Pulitzer. "

  6.20. OTHER AGREEMENTS. Contemporaneously with the execution and delivery of this Agreement, the parties thereto have executed and delivered the following agreements: (i) a Registration Rights Agreement in substantially the form set forth in Exhibit D, (ii) the FCC Agreement in substantially the form set forth in Exhibit E, (iii) a Board Representation Agreement in substantially the form set forth in Exhibit F, (iv) the Arizona Diamondbacks agreement in substantially the form set forth in Exhibit G, (v) the Acquiror Voting Agreement in substantially the form of Exhibit H, and (vi) the Pulitzer Voting Agreement in substantially the form of Exhibit I. The Company, Newco and Acquiror shall fully and timely perform all their respective obligations under, and take all actions necessary to effectuate the intent and purposes of, the foregoing agreements.

  6.21. FORM 8-K; PROVISION OF FINANCIAL STATEMENTS.

  (a) As soon as practicable after the date hereof, the Company will prepare and file a Current Report on Form 8-K (the "Form 8-K") which will include a description of the business of Broadcasting and certain financial and other information with respect to Broadcasting. The Company covenants that the Form 8-K will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) At the request of Acquiror, the Company agrees to provide (or, if requested by Acquiror, cooperate with Acquiror in the preparation of) as promptly as practicable (but in any event within 45 days of the request) such financial statements (audited or unaudited, as requested by Acquiror) relating to Broadcasting as the Acquiror may reasonably request in order to comply with the requirements of the Securities Act or the Exchange Act or in order to secure financing (including pursuant to a public offering registered under the Securities Act).

  6.22. WORKING CAPITAL ADJUSTMENT.

  (a) Two days prior to the Effective Time, the Company shall inform Acquiror of (i) the Company's estimate of the Working Capital Amount as of the end of the most recently available month end period immediately preceding the Effective Time (the "Estimated Working Capital Amount") and (ii) the Company's basis for such estimates. The calculation of the Estimated Working Capital Amount shall be reasonably satisfactory to Acquiror.

  (b) At the Effective Time, Acquiror shall pay to Newco in immediately available funds the amount, if any, by which the Estimated Working Capital Amount exceeds $41,000,000 or Newco shall pay to Acquiror in immediately available funds the amount, if any, by which $41,000,000 exceeds the Estimated Working Capital Amount.

  (c) As promptly as practicable after the Effective Time, but in any event within ninety (90) days thereafter, Acquiror shall prepare and deliver to Newco a schedule (the "Acquiror Schedule") showing Acquiror's determination of the Working Capital Amount at the Closing Date. If Newco disagrees with the determination set forth in the Acquiror Schedule, Newco shall give notice thereof to Acquiror within sixty (60) days after delivery of the Acquiror Schedule to Newco, such notice to include reasonable detail regarding the basis for the disagreement.

  (d) Acquiror and Newco shall attempt to settle any such disagreement; any such settlement shall be final and binding upon Acquiror and Newco. If, however, Acquiror and Newco are unable to settle such dispute within sixty
(60) days after receipt by Acquiror of such notice of dispute, the dispute shall be submitted to an independent certified public accounting firm mutually acceptable to Acquiror and Newco for resolution, and the decision of such firm shall be final and binding upon Acquiror and Newco. All costs incurred in connection with the resolution of said dispute by such independent public accountants, including expenses and fees for services rendered, shall be paid one-half by Acquiror and one-half by Newco. Acquiror and Newco shall use reasonable efforts to have the dispute resolved within ninety (90) days after such dispute is submitted to said independent public accountants. The final determination of the Working Capital Amount (whether as a result of Newco's failing to give notice of Newco's disagreement with Acquiror's determination within the time period prescribed above, a resolution by Acquiror and Newco of any such disagreement, or a determination by an accounting firm selected pursuant to this paragraph to resolve any disagreement among the parties) may occur on different dates.

  (e) Within ten (10) Business Days following a final determination of the Final Working Capital Amount ("Final Working Capital Amount"), (i) if the Final Working Capital Amount exceeds the Estimated Working Capital Amount, then Acquiror will pay to Newco in immediately available funds an amount equal to such excess plus interest at the Agreed Rate from the Closing Date to the date of payment and (ii) if the Estimated Working Capital Amount exceeds the Final Working Capital Amount, Newco will pay to Acquiror in immediately available funds an amount equal to such excess plus interest at the Agreed Rate from the Closing Date to the date of payment. Any such payments shall be made on an After-Tax Basis.

  (f) In the event that after the Effective Time it is determined that the Company shall have failed to pay or provide for the Existing Company Debt and the Deal Expenses as provided in Section 2.01(b) and the Surviving Corporation makes such payment, Newco shall promptly pay such amount to the Surviving Corporation in immediately available funds promptly upon demand therefor.

  6.23. CAPITAL EXPENDITURES. Prior to the Effective Time, PBC and the Broadcasting Subsidiaries shall be responsible for and pay all capital expenditures incurred in the ordinary and usual course of their respective businesses based upon the Company's plans concerning the timing of such capital expenditures during 1998.

  6.24. EXCESS CASH. From time to time, after the date of execution of this Agreement and until the Effective Time, and subject to applicable law, (i) PBC and the Broadcasting Subsidiaries may pay cash dividends, or otherwise make cash distributions, to the Company or any of its Subsidiaries and (ii) the Company shall contribute to Newco cash held by the Company, including the proceeds of the New Company Debt after payment or provision for the Existing Company Debt and the Deal Expenses as provided in Section 2.01(b). Immediately prior to the Contribution, PBC and the Broadcasting Subsidiaries shall, to the extent permitted by law, pay dividends in cash or cash equivalents, or otherwise make contributions in cash or cash equivalents, to the Company and its Subsidiaries so that neither PBC nor the Broadcasting Subsidiaries owns any cash or cash equivalents at the Effective Time, except that each of the Stations may retain cash in those operating and payroll checking accounts in existence as of the date hereof, in amounts necessary, as determined by the Company, for general operating purposes of each of the Stations or group of Stations, as the case may be.

  6.25. INDEMNITY RELATING TO CERTAIN LITIGATION.

  (a) Newco shall indemnify from and after the Closing Date (i) the Surviving Corporation, its Subsidiaries, including Broadcasting, and their Affiliates against all Losses in connection with any suit, action, proceeding or investigation pending at or arising after the Closing Date that relates to the Newspaper Subsidiaries or their respective operations prior to the Effective Time and (ii) any person who was an officer, director, partner or employee of the Company, PBC or any Broadcasting Subsidiary against all Losses in connection with any such suit, action, proceeding or investigation. The Company and Newco, jointly and severally, shall indemnify Acquiror and its Subsidiaries against all Losses arising prior to the Closing, and Newco shall indemnify the Surviving Corporation and its Subsidiaries against all Losses arising after the Closing, from or relating to any claim, action or proceeding brought by or on behalf of the holders of Company Stock in connection with the Transactions except by reason of actions taken or omitted to be taken by Acquiror or except as provided in Section 6.06 hereof. The obligations of the Company pursuant to this Section 6.25(a) shall terminate at the Effective Time.

  (b) Acquiror shall indemnify from and after the Closing Date (i) Newco, its Subsidiaries and their Affiliates against all Losses in connection with any suit, action, proceeding or investigation pending at or arising after the Closing Date that relates to the business and operations of Broadcasting and
(ii) any person who was an officer, director, partner or employee of PBC or any Broadcasting Subsidiary prior to, whether or not any person continues in such capacity after, the Closing against all Losses in connection with any such suit, action, proceeding or investigation. Acquiror shall indemnify the Company and Newco against all Losses arising from or relating to any claim, action or proceeding brought by or on behalf of the holders of Acquiror Common Stock in connection with the Transactions except by reason of actions taken or omitted to be taken by the Company or except as provided in Section 6.06 hereof.

  (c) The indemnification arrangements set forth in this Section 6.25 shall be subject to the procedures set forth in Section 2.04 of the Contribution Agreement.

  6.26. CANCELLATION OF INTERCOMPANY ARRANGEMENTS. Prior to the Effective Time, and except as otherwise provided herein or as otherwise agreed by the parties hereto, all accounts, payables, receivables, contracts, commitments and agreements between the Company and its Newspaper Subsidiaries, on the one hand, and PBC and the Broadcasting Subsidiaries, on the other hand, will be settled, cancelled or otherwise terminated.

  6.27. NETWORK AFFILIATION AGREEMENTS. Upon the terms and subject to the conditions hereof, each of the parties shall use its respective reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all other things necessary to assign the Station Network Affiliation Agreements to Acquiror.

  6.28. GROSS-UP MATTERS.

  (a) Newco shall be liable for, shall pay and shall indemnify and hold the Surviving Corporation, its Subsidiaries, their Affiliates and their respective directors, officers and employees harmless against all Losses arising from or relating to any claim or dispute relating to the Gross-Up Agreements and/or the Gross-Up Amount.

  (b) Newco shall have the sole authority to deal with and control any matters, disputes, claims, proceedings or litigations relating to the Gross-Up Agreements and/or the Gross-Up Amount. If Acquiror receives written notice that any Person is asserting a claim or is otherwise disputing the amount of the Gross-Up Amount for which Newco is or may be liable, in whole or in part, under this Agreement, Acquiror shall promptly inform Newco, and Newco, at its sole cost and expense, shall have the sole right to control any resulting actions, proceedings or negotiations, including the sole right to determine whether and when to settle any such claim or dispute, PROVIDED HOWEVER, that the failure by an indemnified party hereunder to so notify Newco shall not affect Newco's obligations except to the extent that Newco is actually prejudiced by such failure and Newco may not settle a claim without the Surviving Corporation's consent if such settlement (i) makes an admission or acknowledgement of liability or culpability with respect to any indemnified party hereunder, (ii) does not include a complete release of such indemnified parties, or (iii) requires any indemnified party hereunder to make any payment or forego or take any action or otherwise materially adversely affect such indemnified party.

  (c) Acquiror shall use commercially reasonable efforts to cooperate with Newco at Newco's expense, in a timely manner in the resolution of any claim or dispute by any Person relating to the Gross-Up Agreements and/or the Gross-Up Amount, including the performance of all rights and non-monetary obligations of the Surviving Corporation under the Gross-Up Agreements and the conduct of any actions or proceedings relating thereto.

  (d) Any amounts owed by Newco to any indemnified party under this Section
6.28 shall be paid within ten days of notice from such indemnified party, PROVIDED, HOWEVER, that if Newco has not paid such amounts and is contesting such amounts in good faith, Newco shall not be required to make payment until it is determined finally, by settlement, by agreement or determination in accordance with the Gross-Up Agreements or by a court, that payment is due.

  6.29. AFFILIATE LETTERS; FCC LETTERS.

  (a) At least thirty (30) days prior to the Closing Date, the Company shall deliver to Acquiror a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for the meeting of the Company's stockholders to be held for the purposes of voting on the Transactions, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Acquiror prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit J. The Surviving Corporation shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Acquiror Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Acquiror Common Stock, consistent with the terms of such Affiliate Letters.

  (b) At least five (5) days prior to the Closing, the Company shall deliver to Acquiror a list names and addresses of those Persons who, in the Company's reasonable judgment will own immediately after the Effective Time 5% or more of outstanding Acquiror Common Stock. The Company shall use all reasonable efforts to deliver or cause to be delivered to Acquiror at the Closing, from each of the stockholders identified on the foregoing list (other than institutional holders of such Stock), an FCC Agreement in the form attached hereto as Exhibit E other than those Persons who have executed such FCC Agreement on the date hereof.

                                  ARTICLE VII

                CLOSING AND CLOSING DATE; CONDITIONS TO CLOSING

  7.01. CLOSING AND CLOSING DATE. As soon as practicable after the satisfaction or waiver of the conditions set forth herein (but no later than five (5) business days thereafter) and immediately prior to the filing of the Certificate of Merger, a closing of the Transactions (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York, or on such other date and at such other location as the parties may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

  7.02. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY, NEWCO AND ACQUIROR. The respective obligations of the Company and Newco, on the one hand, to consummate the Transactions and the obligations of the Acquiror, on the other hand, to consummate the Merger are subject to the requirements that:

    (a) The Transactions shall have been approved and adopted by the stockholders of the Company and of Acquiror, as applicable and as contemplated hereby;

    (b) The Transactions contemplated by Article II hereof shall have been consummated in accordance with the terms hereof and in accordance with applicable Law and the Company shall have drawn down in its entirety the New Company Debt;

    (c) Any waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated;

    (d) Any governmental or regulatory Licenses, notices or temporary or permanent waivers, including FCC Approval, necessary for the performance of the parties' respective obligations pursuant to this Agreement shall have been either filed (in the case of notices) or received and be in effect, PROVIDED that in no event shall the foregoing require the satisfaction of any condition or the taking of any action that could under the terms of the FCC Approval be so satisfied or taken subsequent to the consummation of the Merger. "FCC Approval" means action by the FCC or its staff granting consent to the transfer of control of the material Licenses held by Broadcasting to Acquiror which: (i) has not been reversed, stayed, enjoined, set aside, annulled or suspended; (ii) with respect to which no timely request for a stay, petition for reconsideration or appeal of sua sponte action of the FCC with comparable effect is pending; and (iii) as to which the time for filing any such request, petition or appeal or for the taking of any such sua sponte action by the FCC has expired;

    (e) No federal, state or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, or regulation, or any permanent injunction or other order (whether temporary, preliminary or permanent), which remains in effect and which has the effect of making any of the Transactions illegal or otherwise prohibiting any of the Transactions, or which questions the validity or the legality of any of the Transactions and which could reasonably be expected to have a Material Adverse Effect on Broadcasting or on Acquiror and its Subsidiaries taken as a whole; and

    (f) The Registration Statement on Form S-4 shall have been declared effective under the Securities Act and no stop orders with respect thereto shall have been issued.

  7.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND NEWCO. The obligations of the Company and Newco to effect the Transactions are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

    (a) The representations and warranties of Acquiror contained in this Agreement, the Transaction Agreements to which it is a party or in any other document delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and at the Closing Acquiror shall have delivered to the Company and Newco a certificate to that effect;

    (b) Each of the obligations of Acquiror to be performed on or before the Closing Date pursuant to the terms of this Agreement or the Transaction Agreements shall have been duly performed in all material respects on or before the Closing Date, and at the Closing Acquiror shall have delivered to the Company and Newco a certificate to that effect;

    (c) The Acquiror Common Stock shall have been approved for listing on the NYSE or the NASDAQ, as the case may be, subject to official notice of issuance;

    (d) The Newco Common Stock shall have been approved for listing on the NYSE or the NASDAQ, as the case may be, subject to official notice of issuance;

    (e) [INTENTIONALLY OMITTED]

    (f) The Company shall have received from the IRS an advance letter ruling as contemplated by Section 6.16 hereof;

    (g) The Company shall have received from its counsel, Fulbright & Jaworski L.L.P. (or another nationally recognized law firm acceptable to the Company), an opinion that, based upon appropriate representations, certificates and letters acceptable to Fulbright & Jaworski L.L.P. (or another nationally recognized law firm acceptable to the Company) dated as of the Closing Date, the Merger constitutes a tax-free reorganization under
  Section 368(a)(1)(A) of the Code (with appropriate exceptions, assumptions and qualifications); and

    (h) The Company and Newco shall have received all customary closing documents they may reasonably request relating to the existence of Acquiror and the authority of Acquiror to enter into this Agreement, the Transaction Agreements and the Transactions, all in form and substance reasonably satisfactory to the Company and Newco.

  7.04. CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

    (a) The representations and warranties of the Company and Newco contained in this Agreement, the Transaction Agreements to which they are a party or in any other document delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and at the Closing the Company and Newco shall have delivered to Acquiror their respective certificates to that effect;

    (b) Each of the obligations of the Company and Newco to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing the Company and Newco shall have delivered to Acquiror their respective certificates to that effect;

    (c) The Company shall have delivered to Acquiror a certificate signed by the Chief Financial Officer of the Company certifying, as of the Closing, as to the number of shares of capital stock of the Company outstanding, indicating the class and series of such shares;

    (d) Acquiror shall have received all customary closing documents it may reasonably request relating to the existence of the Company, Newco, PBC and the Broadcasting Subsidiaries and the authority of the Company and Newco to enter into this Agreement and the Transactions, all in form and substance reasonably satisfactory to Acquiror;

    (e) Acquiror shall have received from its counsel, Rogers & Wells LLP (or another nationally recognized law firm acceptable to Acquiror), an opinion that, based upon appropriate representations, certificates and letters acceptable to Rogers & Wells LLP (or another nationally recognized law firm acceptable to Acquiror) dated as of the Closing Date, the Merger constitutes a tax-free reorganization under Section 368(a)(1)(A) of the Code (with appropriate exceptions, assumptions and qualifications);

    (f) The Company shall have paid in full the Existing Company Debt as of the Closing;

    (g) There shall have been obtained and delivered to Acquiror all necessary approvals and consents to the assignment to Acquiror of the Station Network Affiliation Agreements; and

    (h) Each of the Affiliates referred to in Section 6.29(a) shall have executed and delivered to Acquiror the Affiliate Letter referred to therein.

                                 ARTICLE VIII

                                  TERMINATION

  8.01. TERMINATION. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

    (a) by mutual written consent duly authorized by the Boards of Directors of the Company, Newco and Acquiror;

    (b) by either the Company or Acquiror (i) if, at the stockholders' meetings referred to in Section 6.13 (including any postponement or adjournment thereof), the Merger and the other Transactions that require stockholder approval shall fail to be approved and adopted by the affirmative vote specified herein, or (ii) so long as the terminating party is not then in breach of any of its obligations hereunder, after May 1, 1999 or such other date as the parties shall have mutually agreed (the "Termination Date") if the Merger shall not have been consummated on or before such date;

    (c) by the Company, provided neither it nor Newco is then in breach of any of its material obligations hereunder, if either (i) Acquiror fails to perform, in any material respect, any covenant in this Agreement when performance thereof is due and does not cure the failure within twenty (20) Business Days after written notice by the Company thereof, or (ii) any other condition in Sections 7.02 or 7.03 has not been satisfied and is not capable of being satisfied prior to the Termination Date;

    (d) by the Company, whether or not the conditions set forth in Section
  7.02 have been satisfied, if the Board of Directors of the Company determines, with the advice of outside counsel, in the exercise of its fiduciary duties to approve or recommend a Superior Proposal or to authorize the Company to enter into an agreement with respect to a Superior Proposal;

    (e) by Acquiror, provided it is not then in breach of any of its material obligations hereunder, if either (i) the Company or Newco fails to perform, in any material respect, any covenant in this Agreement when performance thereof is due and does not cure the failure within twenty (20) Business Days after written notice by Acquiror thereof or (ii) any other condition in Section 7.02 or Section 7.04 has not been satisfied and is not capable of being satisfied prior to the Termination Date;

    (f) [INTENTIONALLY OMITTED];

    (g) by either the Company or Acquiror if either has received any communication from an HSR Authority (such communication to be confirmed in writing by such HSR Authority to the other party) indicating that an HSR Authority has authorized the institution of litigation challenging any of the Transactions under the U.S. antitrust laws, which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the Transactions; or

    (h) by Acquiror if the Board of Directors of the Company shall have withdrawn or modified in any manner materially adverse to Acquiror its approval or recommendation of this Agreement or the Transactions or shall have approved or recommended a Superior Proposal.

  8.02. EFFECT OF TERMINATION. Except as set forth in the following sentence, in the event of the termination of this Agreement and abandonment of the Transactions by any of the parties pursuant to Section 8.01 hereof, prompt written notice thereof shall be given to the other party and this Agreement, except for the provisions of Section 6.06(f)-(j), Section 8.03, Section 9.08 and Section 9.12 and the provisions of the Confidentiality Agreement, shall forthwith become null and void and have no effect, without any liability or further obligation on the part of any party or its directors, officers or stockholders. Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions relating to the Merger shall, to the extent practicable, be withdrawn from the agency or Person to which made.

  8.03. FEES AND EXPENSES.

    (a) In order to induce Acquiror to, among other things, enter into this Agreement, the Company agrees as follows: If (1) subsection (c) below does not apply and (2) this Agreement is terminated (A) by the Company pursuant to Sections 8.01(d), (B) by either the Company or Acquiror pursuant to
  Section 8.01(b)(i) hereof in the event that the Merger, this Agreement and the other Transactions are not approved at the stockholders' meeting of the Company referred to in Section 6.13, or (C) by Acquiror pursuant to Section 8.01(h), then the Company shall pay to Acquiror a fee equal to $50,000,000.

    (b) In order to induce the Company and Newco to, among other things, enter into this Agreement, Acquiror agrees as follows: If this Agreement is terminated by the Company or Acquiror pursuant to

  Section 8.01(b)(i) hereof, in the event that the Merger, this Agreement and the other Transactions, if any, that require stockholder approval are not approved at the stockholders' meeting of Acquiror referred to in Section 6.13, then Acquiror shall promptly pay to the Company a fee equal to $50,000,000.

    (c) In order to induce the Company and Newco to, among other things, enter into this Agreement, Acquiror agrees promptly to pay to the Company a fee equal to $50,000,000 in the event that the Company is unable to obtain the New Company Debt at the time of any of the following: (i) this Agreement is terminated pursuant to Section 8.01(a); (ii) this Agreement is terminated pursuant to Section 8.01(b)(ii); or (iii) this Agreement is terminated pursuant to Section 8.01(c)(i), in each case for any reason other than (x) the Company's failure to use commercially reasonable efforts to obtain the New Company Debt or (y) a breach of this Agreement by the Company.

    (d) Except in circumstances where the second sentence of Section 8.02 is applicable or as otherwise expressly provided herein each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in carrying out and closing the Transactions (including any title insurance policies, surveys and environmental reports on the Real Property).

    (e) Any amounts payable pursuant to Section 8.03 shall be made in immediately available funds no later than two (2) Business Days after termination of this Agreement.

                                  ARTICLE IX

                                 MISCELLANEOUS

  9.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall not survive beyond the Closing Date. This
Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Closing Date.

  9.02. ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto and the documents delivered pursuant to this Agreement, together with the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated by reference herein.

  9.03. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy (with confirmation of transmission), by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

  If to Acquiror or to the Company (after the Merger):

                     Hearst-Argyle Television, Inc.
                     888 Seventh Avenue
                     New York, New York 10019
                     Attention: Dean H. Blythe
                     Telecopy: (212) 887-6855

          with a copy to:

                     Rogers & Wells LLP
                     200 Park Avenue
                     New York, New York 10166
                     Attention: Steven A. Hobbs, Esq.
                     Telecopy: (212) 878-8375

  If to the Company (before the Merger) or Newco:

                     Pulitzer Publishing Company
                     900 North Tucker Boulevard
                     St. Louis, Missouri 63101
                     Attention: Michael E. Pulitzer
                     Telecopy: (314) 340-3125

          with a copy to:

                     Fulbright & Jaworski L.L.P.
                     666 Fifth Avenue
                     New York, New York 10103
                     Attention: Richard A. Palmer, Esq.
                     Telecopy: (212) 752-5958

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

  9.04. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

  9.05. KNOWLEDGE OF THE COMPANY. The phrase "to the knowledge of the Company" and phrases of similar import shall mean the actual knowledge of Michael E. Pulitzer, Ken J. Elkins, Ronald H. Ridgway, Nicholas G. Penniman IV, C. Wayne Godsey and John Kueneke.

  9.06. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Sections 6.06(f)-(j), 6.25, 6.28 and 9.08 (which are intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons).

  9.07. COUNTERPARTS. This Agreement (and any amendment hereof) may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement (and any amendment hereof) shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

  9.08. PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

  9.09. BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto and any purported assignment in violation hereof shall be null and void.

  9.10. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties. Any amendment to this Agreement after the meetings of the stockholders of the Company and the Acquiror referred to in Section 6.13 may, subject to applicable law, be made without seeking the approval of such stockholders.

  9.11. EXTENSION; WAIVER. All parties hereto affected thereby may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto by any other party, or (iii) waive compliance with any of the covenants, agreements or conditions contained herein or any breach thereof. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

  9.12. LEGAL FEES; COSTS. If any party hereto institutes any action or proceeding to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to final judgment.

  9.13. DRAFTING. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement to favor any party against the other.

  9.14. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. The parties hereto irrevocably: (a) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of the State of New York or the courts of the United States located in New York County, New York, (b) consent to the jurisdiction of each court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) waives the right to a trial by jury in any such suit, action or other legal proceeding. Each of the Company and Newco hereby designates and appoints Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103 (the "Authorized Agent"), as its agent to accept and acknowledge on its behalf, service of any and all process which may be served in any such suit, action or other proceeding, and agrees that service upon such Authorized Agent shall be deemed in every respect service of process on the Company or Newco (as the case may be) or with respect to Newco its successors or assigns and, to the extent permitted by applicable law, shall be taken and held to be valid personal service, except that such appointment shall end at the Effective Time in the case of the Company. Each of the Company and Newco represent and warrant that the Authorized Agent has agreed to act as such agent for service of process.

                                   ARTICLE X

                                  DEFINITIONS

  10.01. DEFINITIONS. When used in this Agreement, the following terms shall have the meanings indicated.

  "Acquiror" has the meaning set forth in the first paragraph of this Agreement.

  "Acquiror's Actuary" has the meaning set forth in Section 6.11(d).

  "Acquiror Common Stock" means the Series A Common Stock, par value $.01 per share, of Acquiror.

  "Acquiror's Financial Statements" has the meaning set forth in Section 5.07.

  "Acquiror's 10-K" has the meaning set forth in Section 5.07.

  "Acquiror's 10-Q" has the meaning set forth in Section 5.07.

  "Acquiror's SEC Reports" has the meaning set forth in Section 5.06.

  "Acquiror Schedule" has the meaning set forth in Section 6.22(b).

  "Acquiror Voting Agreement" means the voting agreement, dated the date hereof, between Acquiror, the Company and Hearst Corporation.

  "Acquisition Proposal" has the meaning set forth in Section 6.01(a).

  "Affiliate" of any Person means any other Person, directly or indirectly, through one or more intermediary Persons, controlling, controlled by or under common control with such Person.

  "After Tax Basis" has the meaning set forth in Section 6.09(h)(i).

  "Aggregate Consideration" has the meaning set forth in Section 1.02(d).

  "Aggregate Shares Delivered" has the meaning set forth in Section 1.02(d).

  "Agreed Rate" means the annual rate of interest quoted, from time to time, by Citibank, N.A. in New York City as its prime rate of interest for the purpose of determining the interest rates charged by it for United States dollar commercial loans made in the United States.

  "Agreement" or "this Agreement" shall mean, and the words "herein", "hereof" and "hereunder" and words of similar import shall refer to, this instrument as it from time to time may be amended, including the exhibits and schedules hereto.

  "Audit or "audited" when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

  "Authorized Agent" has the meaning set forth in Section 9.14.

  "Broadcasting" means, collectively, PBC and the Broadcasting Subsidiaries.

  "Broadcasting Assets" has the meaning set forth in Section 2.02(a).

  "Broadcasting Employee" means any employee or former employee of Broadcasting.

  "Broadcasting Employee Plan" has the meaning set forth in Section 4.10(a).

  "Broadcasting Pension Plan" has the meaning set forth in Section 4.10(b).

  "Broadcasting Subsidiaries" has the meaning set forth in Section 2.02(a).

  "Broadcasting Tax Returns" has the meaning set forth in Section 6.09(h)(ii).

  "Broadcasting Unaudited Financial Statements" has the meaning set forth in
Section 4.03.

  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law, regulation or executive order to be closed.

  "Certificate of Merger" has the meaning set forth in Section 1.03.

  "Certificates" has the meaning set forth in Section 1.04(b).

  "Closing" and "Closing Date" have the meanings set forth in Section 7.01.

  "Closing Agreement" has the meaning set forth in Section 3.11(d).

  "Code" means Internal Revenue Code of 1986, as amended.

  "Common Stock Conversion Number" has the meaning set forth in Section
1.02(d).

  "Communications Act" has the meaning set forth in Section 5.01.

  "Company" has the meaning set forth in the first paragraph of this Agreement.

  "Company Charter Amendment" has the meaning set forth in Section 2.01(a).

  "Company Class B Common Stock" means the Company's Class B Common Stock, par value $.01 per share.

  "Company Common Stock" means the Company's Common Stock, par value $.01 per share.

  "Company Consolidated Income Taxes" has the meaning set forth in Section 6.09(h)(iv).

  "Company Consolidated Income Tax Returns" has the meaning set forth in
Section 6.09(h)(iii).

  "Company Employee Plan" means any Employee Plan that is or was sponsored or contributed to by the Company, Newco or any of their ERISA Affiliates covering the employees or former employees (or their beneficiaries or dependents) of the Company, Newco or any of their ERISA Affiliates.

  "Company Financial Statements" has the meaning set forth in Section 3.07.

  "Company Group" has the meaning set forth in Section 6.09(h)(v).

  "Company Option Plans" has the meaning set forth in Section 6.12.

  "Company Preferred Stock" has the meaning set forth in Section 3.05(a).

  "Company's SEC Reports" has the meaning set forth in Section 3.06.

  "Company Stock" means, collectively, the Company Common Stock and the Company Class B Common Stock.

  "Company 10-K" has the meaning set forth in Section 3.07.

  "Company 10-Q" has the meaning set forth in Section 3.07.

  "Confidentiality Agreement" has the meaning set forth in Section 6.05.

  "Contract" means any contract, agreement or understanding.

  "Contribution" has the meaning set forth in Section 2.02(a).

  "Contribution Agreement" has the meaning set forth in Section 2.01(b).

  The term "control", with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

  "Deal Expenses" means the sum of (i) all fees and expenses due Goldman Sachs and Huntleigh relating to the Merger and the Transactions; (ii) all out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries with respect to this Agreement, the Merger and the Transactions, including commitment fees payable to the providers of New Company Debt and all fees and expenses due legal counsel, accountants, compensation advisors and other advisors for the Company or any of its Subsidiaries relating to this Agreement, the Merger and the Transactions to the extent not paid or provided for on the Closing Date; (iii) all payments due at Closing (x) in connection with the Transactions or (y) for the benefit of employees of the Company, PBC or the Broadcasting Subsidiaries pursuant to the agreements listed on Schedule 6.11(f)(2) or 6.11(g); and (iv) all amounts payable to cancel all outstanding options under the Company Option Plans immediately before the Closing.

  "DGCL" has the meaning set forth in Section 1.02(e).

  "Dissenting Shares" has the meaning set forth in Section 1.02(e).

  "Dissenting Stockholder" has the meaning set forth in Section 1.02(e).

  "Distribution" has the meaning set forth in Section 2.02(c).

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" means a Person and/or such Person's Subsidiary or any trade or business (whether or not incorporated) which is under common control with such entity or such entity's Subsidiaries or which is treated as a single employer with such Person or any Subsidiary of such Person under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

  "Effective Time" has the meaning set forth in Section 1.03.

  "Employee Plan" has the meaning set forth in Section 4.10(a).

  "Employee Stock Purchase Plan" means the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan.

  "Enforceability Exceptions" has the meaning set forth in Section 3.01.

  "Environmental Law" or "Environmental Laws" means all laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes,
(A) the terms and conditions of any License from any governmental entity, and
(B) judicial, administrative, or other regulatory decrees, judgments, and orders of any governmental entity. The term "Environmental Laws" shall include, but not be limited to, the following statutes and the regulations promulgated thereunder: the Clean Air

Act, 42 U.S.C. (S) 7401 et seq., the Clean Water Act, 33 U.S.C. (S) 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. (S) 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., the Water Pollution Control Act, 33 U.S.C. (S) 1251 et seq., the Safe Drinking Water Act, 42 U.S.C.(S) 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., and any state, county, or local regulations similar thereto.

  "Environmental Liabilities" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, Liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (i) pursuant to any agreement, order, notice, requirement, responsibility, or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim by a governmental entity or other Person for personal injury, property damage, damage to natural resources, remediation, or similar costs or expenses incurred or asserted by such governmental entity or Person pursuant to common law or statute.

  "Estimated Working Capital Amount" has the meaning set forth in Section
6.22(a).

  "Exchange Act" has the meaning set forth in Section 3.03.

  "Exchange Agent" has the meaning set forth in Section 1.04(a).

  "Existing Company Debt" means the sum as of the Closing Date of (i) aggregate principal amount of debt under the Company's agreements with Prudential referred to in Schedule 3.02, together with all accrued and unpaid interest thereon, outstanding as of Closing Date, (ii) the principal amount of debt under the Company's agreements with the First National Bank of Chicago referred to in Schedule 3.02, together with all accrued and unpaid interest thereon, outstanding as of the Closing Date, and (iii) any other Indebtedness (other than the New Company Debt) of the Company and its Subsidiaries, together with all accrued and unpaid interest thereon outstanding. Existing Company Debt shall include any prepayment penalty or premium required to prepay the Existing Company Debt at Closing.

  "FCC" has the meaning set forth in Section 3.03.

  "FCC Application" means any application filed with the FCC necessary to transfer ownership of Broadcasting's FCC Licenses to Acquiror.

  "Final Order" has the meaning set forth in Section 6.14(e).

  "Final Working Capital Amount" has the meaning set forth in Section 6.22(e).

  "FCC" has the meaning set forth in Section 3.03.

  "FCC Approval" has the meaning set forth in Section 7.02(d).

  "Form 8-K" has the meaning set forth in Section 6.21(a).

  "Further Media Interest" has the meaning set forth in Section 6.14(d).

  "GAAP" shall mean generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or as may be generally accepted by the accounting profession of the United States.

  "Goldman Sachs" means Goldman, Sachs & Co.

  "Government Antitrust Entity" has the meaning set forth in Section 6.14(b).

  "Government Communications Entity" has the meaning set forth in Section
6.14(b).

  "Government Regulatory Entity" has the meaning set forth in Section 6.14(b).

  "Governmental Authority" has the meaning set forth in Section 6.14(a).

  "Gross-Up Agreements" means (i) the Agreement, dated as of May 12, 1986, by and among The Pulitzer Publishing Company, a Missouri corporation, and each of the owners of shares of capital stock of The Pulitzer Publishing Company who was a signatory to such Agreement, (ii) the Agreement, dated as of May 12, 1986, by and among The Pulitzer Publishing Company and each of the owners of shares of capital stock of The Pulitzer Publishing Company who was a signatory to such Agreement, (iii) the Agreement, dated as of September 29, 1986, by and among The Pulitzer Publishing Company and each of the parties thereto; and
(iv) the Agreement, dated as of September 29, 1986, by and among The Pulitzer Publishing Company and each of the owners of shares of capital stock of The Pulitzer Publishing Company who was a signatory to such Agreement.

  "Gross-Up Amount" means the amount, if any, due by the Company to any Person with respect to the consummation of the Transactions pursuant to the Gross-Up Agreements.

  "HSR Act" has the meaning set forth in Section 3.03.

  "HSR Authority" means either the Department of Justice or the Federal Trade Commission.

  "Huntleigh" means Huntleigh Securities Corporation.

  "IRS" means the Internal Revenue Service.

  "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

  "Indemnified Party" has the meaning set forth in Section 6.06(h).

  "Indemnifying Party" has the meaning set forth in Section 6.06(h).

  "Indemnitee" has the meaning set forth in Section 6.09(e).

  "Indemnitor" has the meaning set forth in Section 6.09(e).

  "Joint Proxy Statement/Prospectus" has the meaning set forth in Section
6.06(a).

  "Laws" means all applicable statutes, laws, ordinances, rules and regulations (including any of the foregoing related to occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices).

  "Licenses" means approvals, authorizations, consents, rights, certificates, orders, franchises, determinations, permissions, permits, qualifications, registrations, licenses, authorities or grants issued, declared, designated or adopted by any nation or government, any federal, state, municipal or other political subdivision thereof or any department, commission, board, bureau, agency or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions pertaining to government.

  "Liens" means any lien, claim, charge, restriction, pledge, mortgage, security interest or other encumbrance of any nature whatsoever.

  "Losses" means all losses, claims, damages, liabilities or actions, including any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage or liability or action or enforcing any indemnity with respect thereto.

  "Material Adverse Effect" means a material adverse effect on the business, condition (financial or otherwise) or assets of the named entity or the named entities taken as a whole, other than changes or effects resulting from (i) changes attributable to conditions affecting the newspaper, radio and/or television businesses generally, (ii) changes in general economic conditions,
(iii) cyclical changes that are consistent with the past operating history of the named entity or entities, or (iv) changes attributable to the announcement or pendency of the Merger and the other Transactions. When the term "Material Adverse Effect" or material is used with respect to more than one act, occurrence, item or circumstance, all such acts, occurrences, items and circumstances shall be considered individually and in the aggregate.

  "Merger" has the meaning set forth in Section 1.01.

  "Merger Stock" has the meaning set forth in Section 1.04(a).

  "Multiemployer Plan" means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA.

  "NASDAQ" means the Nasdaq National Market.

  "NLRB" means the National Labor Relations Board.

  "NYSE" means the New York Stock Exchange, Inc.

  "New Company Debt" has the meaning set forth in Section 2.01(b).

  "Newco" has the meaning set forth in the first paragraph of this Agreement.

  "Newco's Actuary" has the meaning set forth in Section 6.11(d).

  "Newco Charter Amendment" has the meaning set forth in Section 2.01(a).

  "Newco Class B Common Stock" means the Class B Common Stock, $0.01 par value per share, of Newco.

  "Newco Common Shares" has the meaning set forth in Section 3.05(b).

  "Newco Common Stock" means the Common Stock, $0.01 par value per share, of Newco.

  "Newco Preferred Stock" has the meaning set forth in Section 3.05(b).

  "Newspaper Subsidiaries" means the Post-Dispatch division of the Company and all direct and indirect Subsidiaries of the Company, other than Broadcasting, prior to the Contribution.

  "Other Filings" has the meaning set forth in Section 6.06(b).

  "Outstanding Company Stock" has the meaning set forth in Section 1.02(d).

  "PBC" has the meaning set forth in Section 2.02(a).

  "Permitted Exceptions" has the meaning set forth in Section 4.08(b).

  "Person" means any individual, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so requires.

  "Post-Closing Tax Period" has the meaning set forth in Section 6.09(h)(vii).

  "Pre-Closing Tax Period" has the meaning set forth in Section 6.09(h)(vi).

  "Preliminary Joint Proxy Statement/Prospectus" has the meaning set forth in
Section 6.06(a).

  "Prudential" means The Prudential Insurance Company of America.

  "Pulitzer Pension Plan" has the meaning set forth in Section 6.11(d).

  "Pulitzer Savings Plan" has the meaning set forth in Section 6.11(c).

  "Pulitzer Voting Agreement" means the amended and restated voting agreement, dated as of the date hereof, between the Company and certain holders of Company Stock.

  "Real Property" means all realty owned or leased and used primarily in the business and operations of PBC and the Broadcasting Subsidiaries, including all appurtenances, improvements and fixtures located on such realty, but excluding personal property.

  "Record Date" has the meaning set forth in Section 2.02(c).

  "Retained Assets" has the meaning set forth in the Contribution Agreement.

  "Retained Business" means the assets and liabilities of the Company and its Subsidiaries after giving effect to the Contribution and the Distribution.

  "Retained Liabilities" has the meaning set forth in the Contribution
Agreement.

  "Rules and Regulations" has the meaning set forth in Section 5.01.

  "SEC" has the meaning set forth in Section 3.06.

  "SEC Filings" has the meaning set forth in Section 6.06(c).

  "Securities Act" has the meaning set forth in Section 3.03.

  "Spin-Off Tax" has the meaning set forth in Section 6.09(h)(viii).

  "Station Network Affiliation Agreements" has the meaning set forth in
Section 4.07.

  "Stations" means, collectively, KETV-TV, KOAT-TV, KOCT-TV, KOVT-TV, KCCI-TV, WLKY-TV, WGAL-TV, WDSU-TV, WYFF-TV, WXII-TV, WESH-TV, KTAR(AM), KMVP(AM), KKLT(FM), WLKY(AM), and WXII(AM).

  "Subsidiary" as to any Person means (i) any corporation of which such Person owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation or (ii) any partnership, association, joint venture or other form of business organization, whether or not it constitutes a legal entity, in which such Person directly or indirectly through its Subsidiaries owns more than 50% of the total equity interests.

  "Superior Proposal" means an Acquisition Proposal that the Board of Directors of the Company determines in the good faith exercise of its business judgment (after consultation with the Company's independent financial advisors) to be more favorable to the Company's stockholders than the Merger.

  "Surviving Corporation" has the meaning set forth in Section 1.01.

  "Tax" has the meaning set forth in Section 6.09(h)(x).

  "Tax Return" has the meaning set forth in Section 6.09(h)(xi).

  "Tax Ruling Request" has the meaning set forth in Section 3.11(d).

  "Temporary Waiver" has the meaning set forth in Section 6.14(d).

  "Termination Date" has the meaning set forth in Section 8.01(b).

  "Transaction Agreement" has the meaning set forth in Section 3.01.

  "Transactions" means (i) the Contribution, (ii) the Distribution, (iii) the Company Charter Amendment, (iv) the Newco Charter Amendment, (v) the borrowing by the Company of the New Company Debt, (vi) and any other transactions contemplated by this Agreement (including the Merger) and the Transaction Agreements.

  "Transfer Agent" means First Chicago Trust Company of New York.

  "Transferee DB Plan" has the meaning set forth in Section 6.11(d).

  "Transferee DC Plan" has the meaning set forth in Section 6.11(c).

  "Transferred Employees" has the meaning set forth in Section 6.11(b).

  "Working Capital Amount" means the difference between (x) the total current assets of the Company and its Subsidiaries and (y) the total current liabilities (other than the New Company Debt, the Existing Company Debt and Deal Expenses) of the Company and its Subsidiaries (in each case calculated in accordance with GAAP immediately prior to the Effective Time and after giving effect to the Contribution, the Distribution and the disposition of cash and cash equivalents contemplated by Section 6.24).

  10.02. INTERPRETATION. Unless the context otherwise requires, the terms defined in Section 10.01 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in this
Section 10.01, and those accounting terms used in this Agreement not defined in Section 10.01, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. Except as otherwise expressly provided herein, all terms used in conjunction with description of securities have the meanings given to those terms under the Exchange Act. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The use of the neuter gender herein shall be deemed to include the masculine and feminine genders wherever necessary or appropriate, the use of the masculine gender shall be deemed to include the neuter and feminine genders and the use of the feminine gender shall be deemed to include the neuter and masculine genders wherever necessary or appropriate.

             [The remainder of this page intentionally left blank]

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized as of the day and year first above written.


                                          Pulitzer Publishing Company

                                            /s/ Michael E. Pulitzer
                                          By:__________________________________
                                            Name: Michael E. Pulitzer
                                            Title:Chairman of the Board,
                                                  President and Chief
                                                  Executive Officer

                                          Pulitzer Inc.

                                            /s/ Michael E. Pulitzer
                                          By:__________________________________
                                            Name: Michael E. Pulitzer
                                            Title:Chairman of the Board

                                          Hearst-Argyle Television, Inc.

                                            /s/ Dean H. Blythe
                                          By:__________________________________
                                            Name: Dean H. Blythe
                                            Title:Senior Vice-President,
                                                  Secretary and General
                                                  Counsel

                                                                      EXHIBIT A

                               CHARTER AMENDMENT

  Section (2)B of Article III of the Restated Certificate of Incorporation of Pulitzer Publishing Company shall be deleted in its entirety and substituting in lieu thereof the following new Section (2)B:

    B. Dividends and Distributions. Except as otherwise expressly provided in the last sentence of this Section (2)B, at any time shares of Class B Common Stock are outstanding, as and when dividends or other distributions payable in either cash, capital stock of the Corporation (other than Common Stock or Class B Common Stock) or other property of the Corporation may be declared by the Board of Directors, the amount of any such dividend or other distribution payable on each share of Common Stock shall in all cases be equal to the amount of such dividend or other distribution payable on each share of Class B Common Stock, and the amount of any such dividend or other distribution payable on each share of Class B Common Stock shall in all cases be equal to the amount of the dividend or other distribution payable on each share of Common Stock. Dividends or other distributions payable in shares of Class B Common Stock may not be made on or to shares of any class of the Corporation's capital stock other than the Class B Common Stock and dividends payable in shares of Common Stock may not be made on or to shares of any class of the Corporation's capital stock other than the Common Stock. If a dividend or other distribution payable in shares of Common Stock shall be made on the shares of Common Stock, a dividend or other distribution payable in shares of Class B Common Stock shall be made simultaneously on the shares of Class B Common Stock, and the number of shares of Class B Common Stock payable on each share of Class B Common Stock pursuant to such dividend or other distribution shall be equal to the number of shares of Common Stock payable on each share of Common Stock pursuant to such dividend or distribution. Notwithstanding the foregoing provisions of this Section (2)B, in the case of any dividend or other distribution payable in stock of Pulitzer Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, (i) only shares of Class B Common Stock of Pulitzer Inc. shall be distributed with respect to shares of Class B Common Stock and only shares of Common Stock of Pulitzer Inc. shall be distributed with respect to shares of Common Stock;
  (ii) the number of shares of Class B Common Stock of Pulitzer Inc. payable on each share of Class B Common Stock pursuant to such dividend or other distribution shall be equal to the number of shares of Common Stock of Pulitzer Inc. payable on each share of Common Stock pursuant to such dividend or other distribution; and (iii) such dividends or other distributions of shares of Common Stock of Pulitzer Inc. and Class B Common Stock of Pulitzer Inc. shall be made simultaneously.

                                                                      EXHIBIT B

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                               OF PULITZER INC.

  PULITZER INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

  FIRST: That the name of the Corporation is Pulitzer, and the name under which the Corporation was originally incorporated was Pulitzer Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was May 22, 1998.

  SECOND: That this Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of this Corporation.

  THIRD: That the text of the Certificate of Incorporation is amended hereby to read as herein set forth in full:

                                   ARTICLE I

                                     NAME

  The name of this Corporation is Pulitzer Inc.

                                  ARTICLE II

                               AGENT FOR SERVICE

  The name and address of the Corporation's agent for service of process in Delaware is:

                            The Corporation Trust Company
                            Corporation Trust Center
                            1209 Orange Street
                            Wilmington, Delaware
                            County of New Castle

                                  ARTICLE III

                                    CAPITAL

  (1) Classes and Number of Shares.

  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 175,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

    A. 100,000,000 shares of Common Stock, $0.01 par value ("Common Stock").

    B. 50,000,000 shares of Class B Common Stock, $0.01 par value ("Class B Common Stock").

    C. 25,000,000 shares of Preferred Stock, $0.01 par value ("Preferred
  Stock").

  (2) Powers and Rights of the Common Stock and the Class B Common Stock.

  A. Voting Rights and Powers. Except as otherwise provided in this Certificate of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Common Stock and the holders of any outstanding shares of Class B Common Stock shall vote together with the holders of any other outstanding shares of voting capital stock of the Corporation, without regard to class, and every holder of outstanding shares of Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Common Stock standing in his name, and every holder of the outstanding shares of Class B Common Stock shall be entitled to cast thereon ten votes in person or by proxy for each share of Class B Common Stock standing in his name. The holders of shares of Common Stock and Class B Common Stock shall have the relevant class voting rights set forth in Article XIV.

  B. Dividends and Distributions.

  (i) At any time shares of Class B Common Stock are outstanding, as and when dividends or other distributions payable in either cash, capital stock of the Corporation (other than Common Stock or Class B Common Stock) or other property of the Corporation may be declared by the Board of Directors, the amount of any such dividend payable on each share of Common Stock shall in all cases be equal to the amount of such dividend payable on each share of Class B Common Stock, and the amount of any such dividend payable on each share of Class B Common Stock shall in all cases be equal to the amount of the dividend payable on each share of Common Stock. Dividends and distributions payable in shares of Class B Common Stock may not be made on or to shares of any class of the Corporation's capital stock other than the Class B Common Stock and dividends payable in shares of Common Stock may not be made on or to shares of any class of the Corporation's capital stock other than the Common Stock. If a dividend or distribution payable in shares of Common Stock shall be made on the shares of Common Stock, a dividend or distribution payable in shares of Class B Common Stock shall be made simultaneously on the shares of Class B Common Stock, and the number of shares of Class B Common Stock payable on each share of Class B Common Stock pursuant to such dividend or distribution shall be equal to the number of shares of Common Stock payable on each share of Common Stock pursuant to such dividend or distribution.

  (ii) In the case of any dividend or other distribution payable in stock of any corporation which immediately prior to the time of such dividend or other distribution is a wholly-owned subsidiary of the Corporation and which possesses authority to issue shares of capital stock with voting characteristics identical to those of the shares of Common Stock and Class B Common Stock, respectively, provided in this Amended and Restated Certificate of Incorporation, including a distribution pursuant to a stock dividend or division or split-up of the shares of the Corporation, (i) only shares of Class B Common Stock shall be distributed with respect to shares of Class B Common Stock and only shares of Common Stock shall be distributed with respect to Common Stock; (ii) the number of shares of Class B Common Stock payable on each share of Class B Common Stock pursuant to such dividend or other distribution shall be equal to the number of shares of Common Stock payable on each share of Common Stock pursuant to such dividend or other distribution; and (iii) such dividends or other distributions of shares of Common Stock and Class B Common Stock shall be made simultaneously.

  C. Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled under the resolutions authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided among the holders of the Common Stock and Class B Common Stock in such a manner that the amount of such net assets distributed to each share of Common Stock shall be equal to the amount of such assets distributed to each share of Class B Common Stock.

  D. Issuance of the Class B Common Stock. Class B Common Stock may only be issued (i) in accordance with and pursuant to the terms of that certain Contribution and Assumption Agreement (the "Contribution and Assumption Agreement") to be entered into by and between the Corporation and Pulitzer Publishing Company, a Delaware corporation which immediately prior to the filing of this Amended and Restated Certificate of Incorporation owned all of the issued and outstanding shares of capital stock of the Corporation ("Pulitzer Publishing"), or (ii) in the form of a distribution or distributions pursuant to a stock dividend or division or split-up of the shares of Class B Common Stock and only then in respect of the issued shares of Class B Common Stock.

  E. Restrictions on Transfer of Class B Common Stock.

  (i) No person holding shares of Class B Common Stock of record (a "Class B Holder") may transfer, and the Corporation shall not register the transfer of, any shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee (a "Permitted Transfer"). The term Permitted Transferee has the following meanings with respect to each Class B Holder:

    (a) The following persons shall be "Permitted Transferees" of each Class B Holder who is a natural person:

      1. The spouse or former spouse of such Class B Holder; any Original Holder (as defined in clause (iii) of this Section E) or the spouse or former spouse of any Original Holder; any lineal descendant of any Original Holder or of the spouse or former spouse of any Original Holder; and any spouse or former spouse of such lineal descendant (hereinafter such Class B Holder's "Family Members");

      2. The trustee or trustees of a voting trust of which a Controlling Number (as defined in clause (iii) of this Section E) of such trustees are any of the following (each a "Qualified Person"): (i) such Class B Holder, (ii) one of such Class B Holder's Family Members, (iii) an executive officer (as defined in Rule 3b-7 of the General Rules and Regulations under the Exchange Act, as in effect on March 1, 1986) of the Corporation or any wholly owned subsidiary of the Corporation, or
    (iv) any person who is the duly designated initial or subsequent successor of an Original Holder in accordance with the terms of such voting trust;

      3. The trustee or trustees of a trust (other than a voting trust) solely for the benefit of such Class B Holder or one or more of such Class B Holder's Permitted Transferees described in each subclause of this clause (a) other than subclause (2) or this subclause (3);

      4. Any organization contributions to which are deductible for federal income, estate or gift tax purposes or any split interest trust described in Section 4947 of the Internal Revenue Code as it may from time to time be amended, and of which a Controlling Number of the members of the Board of Directors or other governing body or group having the ultimate authority, inter alia, to vote, dispose or direct the voting or disposition of the shares of Class B Common Stock held by such organization ("Governing Body") are Qualified Persons (a "Charitable Organization");

      5. A corporation of which a majority of the outstanding shares of capital stock entitled to vote generally for the election of directors is beneficially owned by, or a partnership of which a majority of the partnership interests entitled to participate in the management of the partnership are beneficially owned by, such Class B Holder or his or her Permitted Transferees described in each subclause of this clause
    (a) other than this subclause (5); and

      6. If the Class B Holder is deceased, bankrupt or insolvent, the estate of such Class B Holder.

    (b) In the case of one or more Class B Holders holding shares of Class B Common Stock as trustees pursuant to a voting trust or any other trust (other than a Charitable Organization or a trust described in clause (d) below) as a result of a Permitted Transfer, "Permitted Transferee" means, with respect to each share of Class B Common Stock so transferred to such trustees, (X) any person who transferred such share of Class B Common Stock to such trustees and (Y) any Permitted Transferee of any such transferor, and, with respect to each Subsequent Class B Share (as defined in clause
  (iii) of this Section E) held by such trustees, any person who is a Permitted Transferee with respect to the share of Class B Common Stock in respect of which such Subsequent Class B Share was issued.

    (c) In the case of one or more Class B Holders holding shares of Class B Common Stock as trustees pursuant to a trust (other than a voting trust or a Charitable Organization) which was irrevocable on the effective date of this Certificate of Incorporation, "Permitted Transferee" means any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise.

    (d) In the case of any Charitable Organization that is a Class B Holder, "Permitted Transferee" means, (X) with respect to any share of Class B Common Stock transferred to such Charitable Organization in a Permitted Transfer, the transferor in such Permitted Transfer and any Permitted Transferee of such transferor and (Y) with respect to each Subsequent Class B Share held by such Charitable Organization, any person who is a Permitted Transferee with respect to the share of Class B Common Stock in respect of which such Subsequent Class B Share was issued.

    (e) In the case of a Class B Holder that is a corporation or partnership (other than a Charitable Organization) holding shares of Class B Common Stock as a result of a Permitted Transfer, "Permitted Transferee" means with respect to each share of Class B Common Stock so transferred to such corporation or partnership (X) any person who transferred such share of Class B Common Stock to such corporation or partnership and (Y) any Permitted Transferee of any such transferor, and, with respect to each Subsequent Class B Share held by such corporation or partnership, any person who is a Permitted Transferee with respect to the share of Class B Common Stock in respect of which such Subsequent Class B Share was issued.

    (f) In the case of a Class B Holder that is the estate of a deceased, bankrupt or insolvent Class B Holder, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder.

  (ii) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge his shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Section E. In the event of foreclosure or other similar action with respect to such shares by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.

  (iii) For purposes of this Section E:

    (a) The term "Controlling Number" means the minimum number of trustees, in the case of a trust, or members of a Governing Body, in the case of any other form of entity, whose affirmative vote is necessary to take any action on, or whose negative vote, abstention or failure to attend is sufficient to prevent any action with respect to the voting or disposition of shares of capital stock held by such entity;

    (b) The term "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (c) The term "Original Holder" means any person to whom or trust to which shares of Class B Common Stock of Pulitzer Publishing were issued in connection with the merger of The Pulitzer Publishing Company, a Missouri corporation, into Pulitzer Publishing in 1986.

    (d) The term "Subsequent Class B Share" means any share of Class B Common Stock issued by the Corporation to a Class B Holder in respect of an existing share of Class B Common Stock held by such Class B Holder.

    (e) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

    (f) A minor for whom shares of Class B Common Stock are held pursuant to the Uniform Gifts to Minors Act, as in effect in any state, or any similar law, shall be considered a Class B Holder.

    (g) Unless otherwise specified, the term "person" means both natural persons and legal entities.

    (h) Without derogating from the election conferred upon the Corporation pursuant to paragraph (iv) below, each reference to a corporation shall include any successor corporation resulting from merger or consolidation; and each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner.

    (i) The term "beneficial owner" has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on October 1, 1986.

  (iv) If at any time after the effective date of this Certificate of Incorporation, any of the following events shall occur:

    (a) A Controlling Number of the trustees of any voting trust that is a Class B Holder shall cease to be Qualified Persons;

    (b) A Controlling Number of the Governing Body of any Charitable Organization that is a Class B Holder shall cease to be Qualified Persons; or

    (c) A corporation or partnership that first became a Class B Holder as a result of a Permitted Transfer shall thereafter by reason of any transfer of the beneficial ownership of the capital stock or partnership interests thereof cease to be a Permitted Transferee of the transferor in such Permitted Transfer;

  then, at any time after the occurrence of any such event, upon the election of the Corporation given by written notice to the trustees of such voting trust, Charitable Organization, corporation or partnership, as the case may be, without further act on anyone's part, each share of Class B Common Stock held by such entity shall be converted into one share of Common Stock, effective upon the giving of such notice, and the stock certificates formerly representing the shares of Class B Common Stock held by such entity shall thereupon and thereafter be deemed to represent such shares of Common Stock.

  (v) Anything contained in this Section E to the contrary notwithstanding:

    (a) Shares of Class B Common Stock may be registered in the names of more than one person only if each person in whose name the shares of Class B Common Stock are to be registered is a Permitted Transferee of each such other person. If shares of Class B Common Stock are registered in the names of more than one person in accordance with this subclause (a), then any transfer of such shares of Class B Common Stock to any Permitted Transferee of any person in whose name such shares are registered shall be a Permitted Transfer.

    (b) Any transfer of shares of Class B Common Stock to an employee benefit plan established and maintained by the Corporation or any wholly owned subsidiary of the Corporation or any trustee or fiduciary with respect to any such plan in such capacity shall be a Permitted Transfer, and any such plan, trustee or fiduciary shall be a Permitted Transferee of any Class B Holder.

  (vi) Any purported transfer of record or beneficial ownership of shares of Class B Common Stock other than in accordance with the terms of this Section E shall, without any act on anyone's part, result in the conversion of each share of the purportedly transferred share of Class B Common Stock into one share of Common Stock effective on the date of such purported transfer, and the stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Common Stock.

  (vii) Shares of Class B Common Stock shall be issued to or registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. The Corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Common Stock on the Corporation's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that the registered owner of such shares is in fact the beneficial owner of such shares.

  (viii) The Corporation shall note on the certificates for shares of Class B Common Stock that the shares represented by such certificates are subject to the restrictions on transfer and registration of transfer imposed by this Section E.

  F. Conversion of the Class B Common Stock. Each share of the Class B Common Stock may at any time be converted at the election of the holder thereof into one share of the Common Stock. Any holder of shares of Class B Common Stock may elect to convert any or all of such shares at one time or at various times in such holder's discretion. Such right shall be exercised by the surrender of the certificate representing each share of Class B Common Stock to be converted to the Corporation at its principal executive offices, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation) by instruments of transfer, in form satisfactory to the Corporation, duly executed by such holder or his duly authorized attorney. The issuance of a certificate or certificates for shares of the Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate or certificates is or are to be issued in a name other than that of the holder of the shares of Class B Common Stock to be converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any such transfer, or shall establish to the satisfaction of the Corporation that such tax has been paid. As promptly as practicable after the surrender for conversion of a certificate or certificates representing shares of Class B Common Stock and the payment of any tax as hereinabove provided, the Corporation will deliver to, or upon the written order of, the holder of such certificate or certificates, a certificate or certificates representing the number of shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing shares of Class B Common Stock (or, if on such date the transfer books of the Corporation shall be closed, then immediately prior to the close of business on the first date thereafter that said books shall be open), and all rights of such holder arising from ownership of shares of Class B Common Stock shall cease at such time, and the person or persons in whose name or names the certificate or certificates representing shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time and shall have and may exercise all the rights and powers appertaining thereto. No adjustments in respect of past cash dividends shall be made upon the conversion of any share of Class B Common Stock; provided, that, if any shares of Class B Common Stock shall be converted into shares of Common Stock subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered holder of such shares of Class B Common Stock at the close of business on such record date shall be entitled to receive on the payment date, with respect to the shares of Common Stock received upon such conversion, the dividend or other distribution which would have been payable had such shares of Common Stock been outstanding and held of record on such dividend record date by the registered holder on such dividend record date of the shares of Class B Common Stock so converted in lieu of the dividend otherwise payable on the shares of Class B Common Stock so converted. The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of outstanding shares of Class B Common Stock, such number of shares of Common Stock as may be issuable upon the conversion of all such outstanding shares of Class B Common Stock; provided, that, the Corporation may deliver shares of Common Stock which are held in the treasury of the Corporation for shares of Class B Common Stock to be converted. If any share of Common Stock requires registration with or approval of any governmental authority under any federal or state law before such share of Common Stock may be issued upon conversion, the Corporation will endeavor to cause such share to be duly registered or approved, as the case may be. The Corporation will endeavor to list shares of Common

Stock required to be delivered upon conversion prior to such delivery upon any national securities exchange or national market system on which the outstanding shares of Common Stock may be listed at the time of such delivery. All shares of Common Stock which may be issued upon conversion of shares of Class B Common Stock will, upon issuance, be fully paid and nonassessable. The aggregate amount of stated capital represented by shares of Common Stock issued upon conversion of shares of Class B Common Stock shall be the same as the aggregate amount of stated capital represented by the shares of Class B Common Stock so converted.

  G. Mandatory Conversion of Class B Common Stock. At any time when the aggregate voting power of all outstanding shares of Class B Common Stock as reflected on the stock transfer books of the Corporation falls below 20% of the aggregate voting power of all outstanding shares of Common Stock and Class B Common Stock of the Corporation, or when the Board of Directors and the holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all of the shares of Class B Common Stock into Common Stock, then, immediately upon the occurrence of either such event, without any act on anyone's part, the outstanding shares of Class B Common Stock shall be converted into shares of Common Stock in accordance with Section F above. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the number of shares of Common Stock into which such shares of Class B Common Stock are convertible.

  H. Other Rights. Except as otherwise required by the General Corporation Law of the State of Delaware or as otherwise provided in this Certificate of Incorporation, each share of Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights.

  (3) Powers and Rights of the Preferred Stock.

  A. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation (other than shares of Class B Common Stock) and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

  (4) Issuance of the Common Stock and the Preferred Stock.

  The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the Stockholders, except as otherwise required by law.

                                  ARTICLE IV

                       NAME AND ADDRESS OF INCORPORATOR

  The name and mailing address of the sole incorporator is as follows:

                             Richard A. Palmer
                             Fulbright & Jaworski L.L.P.
                             666 Fifth Avenue
                             New York, New York 10103

                                   ARTICLE V

                                   DIRECTORS

  (l) Power of the Board of Directors. The property and business of the Corporation shall be controlled and managed by or under the direction of its Board of Directors. In furtherance, and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:

    (a) To make, alter, amend or repeal the By-Laws of the Corporation, but only in accordance with the provisions of Article XIII; provided, that no By-Laws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such By-Laws had not been adopted;

    (b) To determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the property, business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for Board meetings, as well as the manner of taking Board action; and

    (c) To exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and the By-Laws of the Corporation.

  (2) Number and Qualifications of Directors; Classified Board of
Directors. The number of Directors constituting the entire Board of Directors shall be fixed at a number not less than six by, or in the manner provided in, the By-Laws. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, with the mode of such classification to be set forth in the By-Laws. Except as otherwise provided in the By-Laws with respect to the implementation of this Article V, Directors shall be elected to hold office for a term of three years, with the term of office of one class of Directors expiring each year. As used in this Certificate of Incorporation, the term "entire Board of Directors" means the total number of Directors fixed by, or in the manner provided in, the By-Laws.

  (3) Nominations. Subject to the rights of holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock and the Class B Common Stock) then outstanding, nominations for the election of Directors may be made by the affirmative vote of a majority of the entire Board of Directors or by any stockholder of record entitled to vote generally in the election of Directors. However, any stockholder of record entitled to vote generally in the election of Directors desiring to nominate one or more persons for election as Directors at any meeting of stockholders may do so only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth: (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee;
(iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a Director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a Director of the Corporation. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

  (4) Vacancies. Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock and the Class B Common Stock) then outstanding, any vacancies in the Board of Directors for any reason, including by reason of any increase in the number of Directors, shall, if occurring prior to the expiration of the term of office of the class in which such vacancy occurs, be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining Directors then in office, although less than a quorum, and any Directors so elected shall hold office until the next election of Directors.

  (5) Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock and the Class B Common Stock) then outstanding,
(i) any Director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his term of office, with or without cause, only by the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, at a special meeting of stockholders called expressly for that purpose; and (ii) any Director may be removed from office by the affirmative vote of a majority of the entire Board of Directors, at any time prior to the expiration of his term of office, as provided by law, in the event a Director fails to meet the qualifications stated in the By-Laws for election as a Director or in the event such Director is in breach of any agreement between such Director and the Corporation relating to such Director's service as a Director or employee of the Corporation.

                                  ARTICLE VI

                                   DURATION

  The Corporation shall have perpetual existence.

                                  ARTICLE VII

                                   PURPOSES

  The nature of the business or purposes to be conducted or promoted by the Corporation shall be to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                 ARTICLE VIII

                            STOCKHOLDERS' MEETINGS

  Special meetings of stockholders of the Corporation may be called only by
(i) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, (ii) the Chairman of the Board, (iii) the Vice Chairman of the Board, (iv) the President, or (v) by the holders of record of at least 50.1% of the aggregate voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, acting together as a single class.

                                  ARTICLE IX

                             BUSINESS COMBINATIONS

  (1) Certain Definitions. For the purposes of this Article:

    A. "Affiliate" or "Associate" have the meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on October 1, 1986.

    B. "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on October 1, 1986.

    C. "Business Combination" means:

      (i) any merger or consolidation of the Corporation or any Subsidiary with (a) an Interested Stockholder or (b) any other person (whether or not itself an interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

      (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder of any assets of the Corporation or any Subsidiary including, without limitation, any voting securities of a Subsidiary having an aggregate Fair Market Value of not less than 1% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

      (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of not less than 1% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

      (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any spin-off or split-up of any kind of the Corporation or any Subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

      (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (a) any class of equity securities of the Corporation or any Subsidiary or (b) any class of securities of the Corporation or any Subsidiary convertible into equity securities of the Corporation or any Subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates; or

      (vi) any other transaction with an Interested Stockholder or its Affiliates or Associates which requires the approval of the stockholders under the General Corporation Law of Delaware; or

      (vii) any agreement, contract or other arrangement providing for any one or more of the actions specified in clauses (i) through (vi) of this Section (1)C.

    D. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not reported on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price, or if closing sale prices are not reported, the closing bid quotation with respect to a snare of such stock during the 30-day period preceding the date in question on the NASD Automated Quotations System or any similar interdealer quotation system then in use, or, if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as is determined by a majority of the Board of Directors in good faith.

    E. "Interested Stockholder" means any person (other than the Corporation or any Subsidiary, any employee benefit plan maintained by the Corporation or any Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) who or which:

      (i) is, or was at any time within the two-year period immediately prior to the date in question, the Beneficial Owner of 10% or more of the then outstanding Voting Stock of the Corporation, provided, however, that any person who, immediately prior to the effective time of the impending merger between Pulitzer Publishing and Hearst-Argyle Television, Inc., a Delaware corporation, will become the Beneficial Owner of 10% or more of the outstanding Voting Stock of the Corporation, or the Permitted Transferee of any such person, shall not be an Interested Stockholder; or

      (ii) is an assignee of, or has otherwise succeeded to, any shares of Voting Stock of the Corporation of which an Interested Stockholder was the Beneficial Owner at any time within the two-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.

      For the purpose of determining whether a Person is an Interested Stockholder, the outstanding Voting Stock of the Corporation shall include unissued shares of Voting Stock of the Corporation of which the Interested Stockholder is the Beneficial Owner but shall not include any other shares of Voting Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Interested Stockholder.

    F. A "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act.

    G. "Subsidiary" means any corporation of which the Corporation owns, directly or indirectly, (i) a majority of the outstanding shares of equity securities of such corporation, or (ii) shares having a majority of the aggregate voting power of all outstanding shares of Voting Stock of such corporation. For the purpose of determining whether a corporation is a Subsidiary, the outstanding Voting Stock and shares of equity securities thereof shall include unissued shares of which the Corporation is the Beneficial Owner but shall not include any other shares of Voting Stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants, or options, or otherwise, to any Person other than the Corporation.

    H. "Voting Stock" means outstanding shares of capital stock of the relevant corporation entitled to vote generally in the election of directors.

  (2) Vote for Business Combinations. In addition to any affirmative vote required by law or by this Certificate of Incorporation, unless a Business Combination shall have been approved by the affirmative vote of not less than a majority of the entire Board of Directors, any Business Combination shall require the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding shares of the Voting Stock of the Corporation, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

  (3) Powers of Board of Directors. A majority of the Board of Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (A) whether a Person is an Interested Stockholder, (B) the number of shares of Voting Stock of the Corporation beneficially owned by any Person, (C) whether a Person is an Affiliate or Associate of another, and (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of not less than 1% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; and the good faith determination of a majority of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article.

  (4) Amendment, Repeal. Notwithstanding any other provisions of the Certificate of Incorporation or By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, the other provisions of this Certificate of Incorporation or the By-Laws of the Corporation), and in addition to any requirement of the General Corporation Law of Delaware, the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding shares of Voting Stock of the Corporation held by stockholders other than an Interested Stockholder or its Affiliates or Associates, voting together as a single class, shall be required to amend or repeal, or to adopt any provisions inconsistent with this
Article IX; provided, however, that the preceding provision shall not be applicable to any amendment or repeal or adoption of any provision inconsistent with this Article IX, and such amendment or repeal or adoption of any provision inconsistent with this Article IX shall require only such affirmative vote as required by law and any other provisions of this Certificate of Incorporation, if such amendment or repeal or adoption shall have been approved by a majority vote of the members of the Board of Directors who are not Interested Stockholders or Affiliates or Associates of Interested Stockholders.

  (5) No Effect on Fiduciary Obligations. Nothing contained in this Article shall be construed to relieve the members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law.

                                   ARTICLE X

                          DELIBERATIONS OF DIRECTORS

  The Board of Directors of the Corporation, when evaluating any offer of another party to make a tender or exchange offer for any equity security of the Corporation, to merge or consolidate the Corporation with another corporation or to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to the effect of such a transaction on the editorial and publishing integrity and the character and quality of the Corporation's newspaper and broadcasting operations, all other relevant factors, including, without limitation, the social, legal and economic effects on the employees, customers, suppliers and other affected persons, firms and corporations and on the communities and geographical areas in which the Corporation and its subsidiaries operate or are located and on any of the businesses and properties of the Corporation or any of its subsidiaries, as well as such other factors as the Directors deem relevant.

                                  ARTICLE XI

                                INDEMNIFICATION

  (1) Action Not By or on Behalf of Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against judgments and amounts paid in settlement and expenses (including attorneys' fees), actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  (2) Action By or on Behalf of Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  (3) Successful Defense. To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or 2 of this Article XI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  (4) Determination of Right to Indemnification in Certain Circumstances. Any indemnification under Section 1 or 2 of this Article XI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this Article. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or if such a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or by the stockholders.

  (5) Advance Payment of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of a Director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

  (6) Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article XI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any Director, officer, employee or agent of the Corporation providing indemnification for such person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Corporation, that arises by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

  (7) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article XI.

  (8) Certain Definitions. For the purposes of this Article XI, (A) any Director, officer, employee or agent of the Corporation who shall serve as a director, officer, employee or agent of any other corporation, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (B) any director, officer, employee or agent of any subsidiary corporation, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director, officer, employee or agent at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director, officer, employee or agent at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article XI, references to a corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise shall stand in the same position under the provisions of this
Article XI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity. For purposes of this Article XI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article XI.

  (9) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (10) A Director's liability to the Corporation for breach of duty to the Corporation or its stockholders shall be limited to the fullest extent permitted by Delaware law as now in effect or hereafter amended. In particular, no Director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a Director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE XII

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power; provided, that, notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of Delaware, the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, change, repeal, or adopt any provision or provisions inconsistent with, Section (2), (3) or (4) of Article III, Articles V, VIII, IX, XI, XIII, XIV or this Article XII of this Certificate of Incorporation unless such amendment, alteration, repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of a majority of the entire Board of Directors, in which case the percentage required shall be as specified by the General Corporation Law of Delaware.

                                 ARTICLE XIII

                             AMENDMENT OF BY-LAWS

  The By-Laws of the Corporation may be amended, altered, changed or repealed, and a provision or provisions inconsistent with the provisions of the By-Laws as they exist from time to time may be adopted, only by the majority of the entire Board of Directors or by the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of Delaware.

                                  ARTICLE XIV

                                 VOTING RIGHTS

  (1) Common Stock. In addition to any other approval required by law or by this Certificate of Incorporation, the affirmative vote of a majority of the then outstanding shares of Common Stock, voted separately as a class, shall be necessary to approve any consolidation of the Corporation with another corporation, any merger of the Corporation into another corporation or any merger of any other corporation into the Corporation pursuant to which shares of Common Stock or Class B Common Stock are converted into or exchanged for any securities or any other consideration, unless, pursuant to such consolidation or merger, each share of Common Stock will receive consideration of a type identical to the type to be received by each share of Class B Common Stock and each share of Common Stock will receive consideration in an amount equal to the amount to be received by each share of Class B Common Stock.

  (2) Preferred Stock. In addition to any other approval required by law or by this Certificate of Incorporation, each particular series of any class of Preferred Stock shall have such right to vote, if any, as shall be fixed in the resolution or resolutions, adopted by the Board of Directors, providing for the issuance of shares of such particular series.

  (3) Agreement of Merger or Consolidation. In addition to any other approval required by law or by this Certificate of Incorporation, the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, shall be required to approve any consolidation of the Corporation with another corporation, any merger of the Corporation into another corporation or any merger of any other corporation into the Corporation other than any merger between the Corporation and any corporation in which at least 90 percent of the outstanding shares of each class of stock is owned by the Corporation, unless any such transaction is approved by the Board of Directors by the affirmative vote of a majority of the entire Board of Directors, in which case the percentage required shall be as specified by the General Corporation Law of Delaware.

  (4) Sale of Assets. In addition to any other approval required by law or by this Certificate of Incorporation, the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, shall be required to authorize any sale, lease, or exchange of all or substantially all of the Corporation's property and assets, including its goodwill and its corporate franchises, unless any such transaction is deemed expedient and for the best interests of the Corporation by the Board of Directors by the affirmative vote of a majority of the entire Board of Directors, in which case the percentage required shall be as specified by the General Corporation Law of Delaware.

                                  ARTICLE XV

  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stock holders, of this Corporation, as the case may be, and also on this Corporation."

  FOURTH: That in lieu of a meeting and vote of stockholders, the stockholders have given written unanimous consent to said restatement and amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and said written consent was filed with the Corporation.

  FIFTH: That this Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 228, 242 and 245 of Title 8 of the Delaware Code of 1953.

  SIXTH: That the capital of the Corporation will not be reduced under or by reason of any amendment in this Amended and Restated Certificate of Incorporation.

  IN WITNESS WHEREOF, Pulitzer Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Ronald H. Ridgway, Senior Vice President--Finance, and James V. Maloney, Secretary, this th day
of      , 1998.

                                          PULITZER INC.

                                              /s/ Ronald H. Ridgway
                                          By: _________________________________
                                              Ronald H. Ridgway
                                              Senior Vice President--Finance

ATTEST:

    /s/ James V. Maloney
By: _________________________________
    James V. Maloney
    Secretary

                                                                      EXHIBIT C

                 FORM OF CONTRIBUTION AND ASSUMPTION AGREEMENT

  This Contribution and Assumption Agreement (this "Agreement"), dated as of
     , 1998, is made by and between Pulitzer Publishing Company, a Delaware corporation (the "Company"), and Pulitzer Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Newco"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger, dated as of May 25, 1998, among the Company, Newco and Hearst-Argyle Television, Inc., a Delaware corporation ("Acquiror") to which a form of this Agreement is annexed as Exhibit C (the "Merger Agreement").

                                   RECITALS

  WHEREAS, pursuant to the Merger Agreement, the Company has agreed to contribute to Newco and/or its wholly-owned Subsidiaries (collectively, the "Newco Group") all of the assets of the Company, except those specifically identified in Section 2.02(a) of the Merger Agreement, pursuant to the terms of this Agreement, as a step in a series of transactions as a result of which
(i) Acquiror will acquire Broadcasting and the Broadcasting Assets by means of a merger of the Company with and into Acquiror, and (ii) the Newco Group will conduct the businesses previously conducted by the Company and its Subsidiaries (other than the operations of Broadcasting).

  NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                          CONTRIBUTION AND ASSUMPTION

 1.01 CONTRIBUTION OF ASSETS.

  (a) Subject to Section 1.01(b), effective immediately prior to the Distribution (the "Time of Contribution") the Company hereby contributes, grants, conveys, assigns, transfers and delivers to the Newco Group, without recourse (the "Contribution"), all of the Company's right, title and interest in and to the following (collectively, the "Contributed Assets"): (i) any and all assets of the Company, whether tangible or intangible and whether fixed, contingent or otherwise, including, without limitation, the capital stock or other equity interests of all its Subsidiaries, (ii) the name "Pulitzer" or any part thereof whether alone or in combination with one or more other words
(iii) all real property, furniture, fixtures, equipment, tools, vehicles, supplies, buildings, improvements, accounts receivable, notes, prepaid expenses, securities, patents, trademarks, trade names, copyrights, Licenses, leases and contract rights, and (iv) all other tangible or intangible assets of the Company wherever located.

  (b) Notwithstanding Section 1.01(a), the Company hereby retains and does not contribute, grant, convey, assign, transfer or deliver to the Newco Group (i) the issued and outstanding capital stock of PBC or the Broadcasting Subsidiaries; (ii) the Broadcasting Assets; and (iii) the Company's rights created pursuant to the Merger Agreement, this Agreement and the Transaction Agreements.

  (c) Notwithstanding anything contained in this Agreement or in the Merger Agreement to the contrary, the Newco Group acknowledges and agrees that the Company makes and has made no warranty, either express or implied, including without limitation warranties of merchantability or fitness for a particular purpose, with respect to any Contributed Assets.

 1.02 ASSUMPTION OF LIABILITIES.

  (a) Subject to Sections 1.02(b) and 1.07 hereof, effective as of the Time of Contribution, the Newco Group, in partial consideration for the Contribution, hereby unconditionally assumes and agrees to pay, satisfy and discharge any and all liabilities of the Company of every kind whatsoever, whether absolute, known, unknown, fixed, contingent or otherwise, that exist as of the date hereof or exist as of, or otherwise relate to any period ending on or prior to the Effective Time (the "Assumed Liabilities").

  (b) Notwithstanding Section 1.02(a), the Company hereby retains, and the Newco Group does not assume and will have no liability with respect to the following (collectively, the "Retained Liabilities"): (i) the New Company Debt; (ii) any liabilities associated with the radio and/or television business operations of Broadcasting or the Broadcasting Assets except as otherwise specifically provided in the Merger Agreement, including Sections 6.06(g), 6.09, 6.11, 6.25 and 6.28 thereof; and (iii) the Company's obligations created pursuant to the Merger Agreement, this Agreement and the Transaction Agreements.

  (c) It is expressly agreed by the parties hereto that all of the obligations of Newco under the Merger Agreement this Agreement and the Transaction Agreements shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement.

  1.03 ISSUANCE OF NEWCO STOCK. In partial consideration for the Contribution, at the Time of Contribution Newco shall issue and deliver to the Company at the Company's request prior to the Distribution the following:

    (i) such number of newly issued shares of Newco Common Stock as will be required for the Distribution; and

    (ii) such number of newly issued shares of Newco Class B Common Stock as will be required for the Distribution.

  1.04 TRANSFER AND ASSUMPTION DOCUMENTATION. In furtherance of the contribution, grant, conveyance, assignment, transfer and delivery of the Contributed Assets and the assumption of the Assumed Liabilities set forth in this Article I, at the Time of Contribution or as promptly as practicable thereafter, (i) the Company shall execute and deliver, and cause its Subsidiaries to execute and deliver, such deeds, bills of sale, stock powers, certificates of title, assignments of leases and contracts and other instruments of contribution, grant, conveyance, assignment, transfer and delivery necessary to evidence such contribution, grant, conveyance, assignment, transfer and delivery and (ii) the Newco Group shall execute and deliver such instruments of assumption as and to the extent necessary to evidence such assumption.

  1.05 NONASSIGNABLE CONTRACTS. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset (each an "Applicable Asset") if an assignment or attempted assignment of the same, without the consent of the other party or parties thereto, would constitute a breach thereof or in any way impair the rights of the Company or the Newco Group thereunder. The Company shall, prior to the Time of Contribution, use reasonable best efforts (it being understood that such efforts shall not include any requirement of the Company to expend money or offer or grant any financial accommodation) as requested by the Newco Group, and the Newco Group shall cooperate in all reasonable respects with the Company, to obtain all consents and waivers and to resolve all impracticalities of assignments or transfers necessary to convey the Contributed Assets to the Newco Group. If any such consent is not obtained or if any attempted assignment would be ineffective or would impair the Newco Group's rights with respect to any Applicable Asset so that the Newco Group would not receive all such rights, then (x) the Company shall use reasonable best efforts (it being understood that such efforts shall not include any requirement of the Company to expend money or offer or grant any financial accommodation) to provide or cause to be provided to the Newco Group, to the extent permitted by law, the benefits of any such Applicable Asset and the Company shall promptly pay or cause to be paid to the Newco Group when received all moneys received by the Company with respect to any such Applicable Asset and (y) in consideration thereof the Newco Group shall pay, perform and discharge on behalf of the Company all of the Company's debts, liabilities, obligations and commitments thereunder in a timely manner and in accordance with the terms thereof. In addition, the Company shall take such other actions (at Newco's expense) as may reasonably be requested by Newco in order to place Newco, insofar as reasonably possible, in the same position as if such Applicable Asset had been transferred as contemplated hereby and so all the benefits and burdens related thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to Newco. If and when such consents and proposals are obtained, the transfer of the Applicable Asset shall be effected in accordance with the terms of this Agreement.

  1.06 EMPLOYEE BENEFITS. All Company Employee Plans are subject to the terms of Section 6.11 of the Merger Agreement, and all obligations of Newco under such Section shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement.

  1.07 EMPLOYEE STOCK OPTIONS. All plans and arrangements with respect to the Company's employee stock options and restricted stock awards in place as of the date hereof and all options and awards outstanding thereunder as of the date hereof are subject to the terms of Section 6.12 of the Merger Agreement.

  1.08 FURTHER ASSURANCES. Each of the parties hereto promptly shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

  1.09 TAX MATTERS. Notwithstanding anything to the contrary in this Agreement, liabilities of the parties for Taxes are subject to the terms of
Section 6.09 of the Merger Agreement, and all obligations of Newco under
Section 6.09 of the Merger Agreement shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement. The Contribution and the Merger are intended to qualify as tax-free reorganizations within the meaning of Sections 368(a)(1)(D) and 368(a)(1)(A) of the Code, respectively, and the Distribution is intended to be subject to Section 355(a) of the Code.

  1.10 COOPERATION. The parties shall cooperate with each other in all reasonable respects in order to ensure the smooth transfer of the Contributed Assets, the Assumed Liabilities and the businesses related thereto, including, without limitation, entering into any service or other sharing agreements that may be reasonably necessary.

  1.11 OTHER MATTERS. After the Effective Time and except as otherwise provided herein or in the Merger Agreement, neither the Surviving Corporation nor any of its Subsidiaries shall have any liability to the Newco Group in respect of any intra-company contract, commitment or account in existence immediately prior to the Effective Time among the Company, Newco and/or any of their respective Subsidiaries.

                                  ARTICLE II

                                INDEMNIFICATION

  2.01 INDEMNIFICATION BY THE COMPANY. The Company shall indemnify, defend and hold harmless the Newco Group and their respective successors-in-interest and each of their respective past and present officers and directors against any losses, claims, damages or liabilities, joint or several, arising out of or in connection with the Retained Liabilities, the Retained Assets or the operations of Broadcasting, except as otherwise provided in the Merger Agreement, including Sections 6.06(g), 6.09, 6.11, 6.25 and 6.28. The Company shall reimburse the Newco group, each of its Subsidiaries, each of their respective successors-in-interest, and each of their respective past and present officers and directors for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability referred to in the preceding sentence.

  2.02 INDEMNIFICATION BY NEWCO. Newco shall indemnify, defend and hold harmless the Company, PBC and each of the Broadcasting Subsidiaries and their respective successors-in-interest, and each of their respective past and present officers and directors against any losses, claims, damages or liabilities, joint or several, arising out of or in connection with the Assumed Liabilities, the Contributed Assets or the operations of any of the businesses contributed to the Newco Group, except as otherwise provided in the Merger Agreement, including Sections 6.06(f), 6.09, and 6.25 thereof. Newco shall reimburse the Company, PBC and each of the Broadcasting Subsidiaries, each of their respective successors-in-interest and each of their past and present respective officers and directors for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability referred to in the preceding sentence.

  2.03 NOTIFICATION OF CLAIMS. For the purpose of this Article II, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify the other party pursuant to this Article II, and the term "Indemnified Party" shall mean the party having the right to be indemnified pursuant to this Article II. Whenever any claim shall arise for indemnification under this Article II, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder except to the extent that such failure materially prejudices the Indemnifying Party.

 2.04 INDEMNIFICATION PROCEDURES.

  (a) After receipt of the notice of claim required by Section 2.03, if the Indemnifying Party undertakes to defend any such claim, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice, reasonably acceptable to the Indemnified Party, to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party shall not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if such settlement (i) makes no admission or acknowledgement of liability or culpability with respect to the Indemnified Party, (ii) includes a complete release of the Indemnified Party, and (iii) does not require the Indemnified Party to make any payment or forego or take any action or otherwise materially adversely affect the Indemnified Party. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross-claims and counterclaims). The Indemnified Party may, at its own cost and expense, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom.

  (b) If, after receipt of a notice of claim pursuant to Section 2.03, the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including, without limitation, the settlement thereof without the consent of the Indemnifying Party). If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party or there is otherwise an actual or potential conflict of interest, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to assume the defense of the lawsuit or action; provided, however, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

  2.05 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. The parties hereto irrevocably: (a) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of the State of New York or the courts of the United States located in New York County, New York,
(b) consent to the jurisdiction of each court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) waives the right to a trial by jury in any suit, action or other legal proceeding. Each of the Company and Newco agrees that service of any and all process which may be served in any such suit, action or other proceeding may be made by written notice in accordance with the provisions of this Agreement, and that such service of process on the Company or Newco (as the case may be) or with respect to Newco, its successors or assigns and, to the extent permitted by applicable law, shall be taken and held to be valid personal service.

  2.06 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

  2.07 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any right preclude other or further exercises thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                                  ARTICLE III

                                 MISCELLANEOUS

  3.01 ENTIRE AGREEMENT. This Agreement, together with the Merger Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

  3.02 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

  3.03 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  3.04 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with confirmation of transmission, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

  If to the Company (prior to the Merger) or Newco:

      Pulitzer Publishing Company
      Pulitzer Inc.
      900 North Tucker Boulevard
      St. Louis, Missouri 63101

      Attention: Michael E. Pulitzer
      Telecopy: (314) 340-3125
    with a copy to:

      Fulbright & Jaworski L.L.P.
      666 Fifth Avenue
      New York, New York 10103

      Attention: Richard A. Palmer, Esq.
      Telecopy: (212) 752-5958

  If to the Company (after the Merger):

      Hearst-Argyle Television, Inc.
      959 Eighth Avenue
      New York, New York 10106

      Attention: Dean M. Blythe
      Telecopy: (212) 489-2314

    with a copy to:

      Rogers & Wells LLP
      200 Park Avenue
      New York, New York 10166

      Attention: Steven A. Hobbs
      Telecopy: (212) 878-8375

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

  3.05 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Sections 3.07 and 3.08 and except for Article II (which are intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons).

  3.06 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

  3.07 PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

  3.08 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, including the Surviving Corporation in the Merger. This Agreement may not be assigned by any party hereto and any purported assignment in violation hereof shall be null and void.

  3.09 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

  3.10 LEGAL FEES, COSTS. If any party hereto institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                          PULITZER PUBLISHING COMPANY

                                          By: _________________________________
                                            Name: Michael E. Pulitzer
                                            Title: Chairman and Chief
                                            Executive Officer

                                          PULITZER INC.

                                          By: _________________________________
                                            Name: Michael E. Pulitzer
                                            Title: Chairman and Chief
                                            Executive Officer

                                                                      EXHIBIT D

                         REGISTRATION RIGHTS AGREEMENT

  REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated May 25, 1998, among Hearst-Argyle Television, Inc., a Delaware corporation ("Acquiror"), and each of Emily Rauh Pulitzer, David E. Moore and Michael E. Pulitzer (each, a "Stockholder" and, collectively, the "Stockholders").

                             W I T N E S S E T H:

  WHEREAS, Acquiror and Pulitzer Publishing Company, a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated May 25, 1998 (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which the Company will be merged with and into Acquiror (the "Merger");

  WHEREAS, as a condition to the consummation of the Merger, the Stockholders have required that Acquiror, and Acquiror has agreed to, enter into this Agreement; and

  WHEREAS, it is intended by Acquiror and the Stockholders that this Agreement shall become effective immediately upon the issuance of Acquiror Common Stock pursuant to Article I of the Merger Agreement.

  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  1. Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

  (a) "Stockholder Affiliates" means, with respect to each Stockholder, any parent, sibling, spouse, child, grandchild or other relative of the Stockholder, or any custodian or trustee for the benefit of any of the foregoing, or any partnership, corporation of other entity for which he or she acts as a trustee or which is owned by the Stockholder or any of the foregoing.

  (b) "Demand Registrations" has the meaning ascribed to it in Section 2(a) of this Agreement.

  (c) "Piggyback Registration" has the meaning ascribed to it in Section 3(a) of this Agreement.

  (d) "Registrable Shares" means, at any particular time at which notice has been given pursuant to Section 2 or 3 hereunder, any of the following which are held by the Stockholders or Stockholder Affiliates: (i) shares of Acquiror Common Stock issued pursuant to the Merger; (ii) shares of Acquiror Common Stock issued in lieu of cash dividends on other Registrable Shares pursuant to a dividend reinvestment plan adopted by Acquiror; (iii) shares of Acquiror Common Stock then outstanding which were issued as, or upon the conversion or exercise of other securities issued as, a dividend or other distribution with respect to or in replacement of other Registrable Shares; (iv) shares of Common Stock then issuable upon conversion or exercise of other securities which were issued as a dividend or other distribution with respect to or in replacement of other Registrable Shares; and (v) any equity securities of Acquiror issued or issuable with respect to the securities referred to in clauses (i) through (iv) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, the Stockholders and Stockholder Affiliates will be deemed to be holders of Registrable Shares whenever they have unqualified right to acquire such Registrable Shares (by conversion or otherwise, but disregarding any legal restrictions upon the exercise of such right), whether or not such acquisition has actually been effected.

  (e) "Registration Expenses" has the meaning ascribed to it in Section 5 of this Agreement.

  2. Demand Registrations.

  (a) Requests for Registration. From and after the first anniversary of the date hereof, each Stockholder may make a written request, from time to time, on his or her own behalf or on behalf of any Stockholder Affiliates, for registration under the Securities Act of all or part of the Registrable Shares held by the Stockholder or any Stockholder Affiliates. Each such request will specify the number of Registrable Shares to be registered and the intended method of distribution thereof. All registrations requested pursuant to this
Section 2(a) are referred to herein as "Demand Registrations." Demand Registrations shall be on any form for which Acquiror then qualifies and which counsel for Acquiror shall deem appropriate and available for the sale of the Registrable Shares to be registered thereunder in accordance with the intended method of distribution thereof; provided that Acquiror will include in any short-form registration such additional customary information as the Stockholders may reasonably request after consultation with the managing underwriter, in the case of any underwritten public offering, or with the investment banker, in the case of any non-underwritten offering, in order to facilitate the sale of such securities; and provided further, that Acquiror shall not be required to file any such registration as a shelf registration under Rule 415 of the Securities Act. Subject to the terms and conditions of this Agreement, Acquiror may include the sale of its securities in any Demand Registration.

  (b) Registrations.

    (i) Prior to the seventh anniversary of the date hereof, a maximum of two Demand Registrations may be requested by each Stockholder. On or after the seventh anniversary of the date hereof, only one Demand Registration may be requested by each Stockholder; provided that such Stockholder shall not have previously requested two Demand Registrations which were effected, or deemed to have been effected, pursuant to this Agreement, in which event such Stockholder may not request any further Demand Registrations. A registration will not count as one of the Demand Registrations requested by the Stockholder until it has become effective and unless either (i) the requesting Stockholder and Stockholder Affiliates have registered and sold at least 90% of the Registrable Shares they requested be included in such registration or (ii) the registration has remained effective and current for at least 90 days. Acquiror will pay all Registration Expenses in connection with any registration initiated as a Demand Registration requested hereunder. Should a Demand Registration not become effective due to the failure of the Stockholders to perform their obligations under this Agreement or the inability of the Stockholders to reach agreement with the underwriters on price or other customary terms for such transaction (provided that if the registration does not become effective because of such inability then, on one occasion, at the election of the requesting Stockholder, it shall not count as a Demand Registration if the requesting Stockholder pays Acquiror for all of the Registration Expenses in respect thereof), or in the event the requesting Stockholder withdraws or does not pursue the request for the Demand Registration (in each of the foregoing cases, provided that at such time Acquiror is in compliance in all material respects with its obligations under this Agreement), then such Demand Registration shall be deemed to have been effected.

    (ii) Each Demand Registration effected prior to the third anniversary of the date hereof must be in respect of Registrable Shares with a fair market value in excess of $50,000,000; each Demand Registration effected on or after the third anniversary of the date hereof and prior to the fifth anniversary of the date hereof must be in respect of Registrable Shares with a fair market value in excess of $75,000,000; each Demand Registration effected on or after the fifth anniversary of the date hereof must be in respect of Registrable Shares with a fair market value in excess of $100,000,000; in each case, such value shall include Registrable Shares included pursuant to Section 3 hereof.

  (c) Priority on Demand Registrations. If a Demand Registration is an underwritten public offering and the managing underwriters advise Acquiror in writing that in their opinion the number of Registrable Shares and other securities requested to be included in such offering would materially and adversely affect the success of the offering, Acquiror will include in such registration, prior to the inclusion of any securities which are not owned by the Stockholders or Stockholder Affiliates, the number of Registrable Shares requested to be included which in the opinion of such underwriters can be sold without materially and adversely affecting the success of the offering. Whenever a registration requested pursuant to this Section is for an underwritten offering, only securities which are to be distributed by the underwriters may be included in the registration.

  (d) Restrictions on Registrations. Acquiror will not be obligated to effect any Demand Registration within twelve months after the effective date of a previous Demand Registration. Acquiror may postpone for up to 120 days the filing or effectiveness of a registration statement for a Demand Registration if Acquiror reasonably believes that it would be detrimental or otherwise disadvantageous to Acquiror or its shareholders for such a registration statement to be filed as expeditiously as possible; provided, however, Acquiror cannot exercise its right to postpone the filing or effectiveness of a registration statement for a Demand Registration more than once during any twelve-month period.

  (e) Selection of Underwriters. The requesting Stockholder shall have the right to select the investment banker(s) and manager(s) to administer any public offering of equity securities of Acquiror pursuant to a Demand Registration, subject to Acquiror's approval, which approval shall not be unreasonably withheld.

  3. Piggyback Registrations.

  (a) Right to Piggyback. Subject to the provisions of this Section 3, whenever Acquiror proposes to register any Acquiror Common Stock under the Securities Act for its own account (other than a registration on Form S-4 or S-8 or any substitute or successor form that may be adopted by the SEC) or for the account of any of the holders of Acquiror Common Stock, Acquiror will give written notice to the Stockholders of its intention to effect such a registration and will include in such registration, on the same terms and conditions as apply to Acquiror's or such holder's Acquiror Common Stock, all Registrable Shares that the Stockholders request be included within 15 days after the receipt of Acquiror's notice (a "Piggyback Registration"). Prior to the seventh anniversary of the date hereof, Acquiror is required to include Registrable Shares requested by the Stockholders in an unlimited number of Piggyback Registrations. On or after the seventh anniversary of the date hereof, Acquiror is only required to include Registrable Shares pursuant to this Section 3 in any Demand Registration requested by any other Stockholder. If Acquiror shall determine in its sole discretion not to register or to delay the registration of such Common Stock, Acquiror may, at its election, provide written notice of such determination to the Stockholders and (i) in the case of a determination not to effect a registration, shall thereupon be relieved of the obligation to register such Registrable Shares, and (ii) in the case of a determination to delay a registration, shall thereupon be permitted to delay registering any Registrable Shares for the same period as the delay in respect of the securities of Acquiror being registered for Acquiror's own account.

  (b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary offering on behalf of Acquiror, and the managing underwriters for the offering advise Acquiror in writing that in their opinion the number of securities requested to be included in such registration would materially and adversely affect the success of the offering, Acquiror will include in such registration (i) first, the securities Acquiror proposes to sell and (ii) second, on a pro rata basis, Registrable Shares and all other securities.

  (c) Priority on Secondary Registrations.

    (i) If a Piggyback Registration is an underwritten secondary offering on behalf of holders of Acquiror's securities other than holders of Registrable Shares, and the managing underwriters advise Acquiror in writing that in their opinion the number of securities requested to be included in such registration would materially and adversely affect the success of the offering, Acquiror will include in such registration (1) first, the securities included therein held by the holders other than the Stockholders and (2) second, on a pro rata basis, Registrable Shares and all other securities.

    (ii) If a Piggyback Registration is an underwritten secondary offering on behalf of a requesting Stockholder pursuant to such Stockholder's Demand Registration, and the managing underwriters advise Acquiror in writing that in their opinion the number of securities requested to be included in such registration would materially and adversely affect the success of the offering, Acquiror will include in such registration (1) first, Registrable Shares held by the requesting Stockholder, (2) second, other Registrable Shares and (3) third, other securities.

  (d) Selection of Underwriters. If a Piggyback Registration is an underwritten primary registration on behalf of Acquiror, and the Stockholders elect to register and sell Registrable Shares in such registration, Acquiror will have the right to select the investment banker(s) and manager(s) to administer the offering.

  4. Holdback Agreements.

  (a) Each Stockholder agrees that, at the request of the underwriters managing a registered public offering, such Stockholder shall not and such Stockholder shall use best efforts to cause the Stockholder Affiliates to agree to not offer, sell, contract to sell or otherwise dispose of any Acquiror Common Stock, or any securities convertible into or exchangeable or exercisable for Acquiror Common Stock, during the 15-day period prior to, and the 90-day period beginning on, the effective date of the underwritten registration (except as part of such underwritten registration). In order to ensure compliance with the provisions of this Section 4(a), Acquiror hereby agrees to notify each Stockholder as to the status and proposed effective date of any registration statement of Acquiror which is filed with the SEC.

  (b) Acquiror hereby agrees not to effect, except pursuant to employee benefit plans and registrations on Form S-4, any public sale or distribution of any securities of the same class as (or otherwise similar to) the Registrable Shares, or any securities which, with notice, lapse of time and/or payment of monies, are exchangeable or exercisable for or convertible into any such securities, during the 15-day period prior to, and during the 90-day period commencing on, the effective date of a registration statement filed with the SEC in connection with an underwritten offering effected pursuant to
Section 2 of this Agreement (except as part of such underwritten offering). Acquiror agrees to use its reasonable efforts to cause each holder of five percent or more of the outstanding shares of any equity security (or any security convertible into or exchangeable or exercisable for any equity security) of Acquiror purchased from Acquiror at any time other than in a public offering to enter into a similar agreement with the Company.

  5. Registration Procedures. Whenever any Stockholders have requested that any Registrable Shares be registered pursuant to this Agreement, Acquiror will use its reasonable best efforts to effect the registration of such Registrable Shares in accordance with the intended method of disposition thereof, and pursuant thereto Acquiror will as expeditiously as possible:

    (a) Prepare and file with the SEC a registration statement with respect to such Registrable Shares and cause such registration statement to become and remain effective for such period, not to exceed 90 days, as may be reasonably necessary to effect the sale of such Registrable Shares and to include in any such registration statement all information which, in the opinion of counsel to the Stockholders and counsel to Acquiror, is reasonably required to be included therein under the Securities Act or which the managing underwriter, in the case of an underwritten public offering, or the investment banker, in the case of a non-underwritten offering, reasonably requests be included therein to facilitate the sale of such securities and which, in the opinion of counsel to Acquiror and counsel to the Stockholders, is customary and may appropriately be included therein under the Securities Act; provided, however, if (i) the effective date of any registration statement filed pursuant to a Demand Registration would otherwise be at least 45 calendar days, but fewer than 90 calendar days, after the end of Acquiror's fiscal year, and (ii) the Securities Act requires Acquiror to include audited financials as of the end of such fiscal year or the Securities Act permits the use of, and the Stockholders have requested that such registration statement include, audited financials as of the end of such fiscal year, Acquiror may delay the filing of such registration statement for such period as is reasonably necessary to include therein its audited financial statements for such fiscal year;

    (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 90 days and comply with the provisions of the Securities Act applicable to Acquiror with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition set forth in such registration statement;

    (c) Furnish to the Stockholders and the underwriters such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) as they may reasonably request in order to facilitate the disposition of the Registrable Shares;

    (d) Use reasonable best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the Stockholders reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the Stockholders and Stockholder Affiliates to consummate the disposition in such jurisdictions of the Registrable Shares (provided, however, that Acquiror will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

    (e) Otherwise use its best efforts in connection with each registered offering of Registrable Shares hereunder to comply with all applicable rules and regulations of the SEC, as the same may hereafter be amended, including Section 11(a) of the Securities Act and Rule 158 thereunder.

    (f) Use its best efforts to cause all such Registrable Shares to be listed on each securities exchange or market trading system on which similar securities issued by Acquiror are then listed;

    (g) Enter into such customary agreements (including underwriting agreements that contain such representations and warranties by Acquiror and such other terms and provisions as are customarily contained in agreements of this type, including, but not limited to, indemnities to the effect and to the extent provided in Section 7, provisions for the delivery of officers' certificates, opinions of counsel and accountants' "comfort" letters and holdback arrangements) and take all such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Shares;

    (h) Subject to confidentiality restrictions reasonably required by Acquiror, and subject to the reasonableness of the request therefor, make available at reasonable times for inspection by the Stockholders, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by the Stockholders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Acquiror, and cause Acquiror's officers, directors, employees and independent accountants to supply all information reasonably requested by the Stockholders or any such underwriter, attorney accountant or agent in connection with such registration statement; and to the extent reasonably required, cause Acquiror's officers, directors and employees to discuss pertinent aspects of Acquiror's business with the Stockholders and any such underwriter, accountant, agent, representative or advisor in connection with such registration statement;

    (i) Notify the Stockholders promptly after it shall receive notice of the time when such registration statement or amendment thereto has become effective or a prospectus or supplement to any prospectus forming a part of such registration statement has been filed;

    (j) Notify the Stockholders of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for supplemental information;

    (k) Prepare and file with the SEC, promptly upon the request of the Stockholders, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel selected by the Stockholders and counsel to Acquiror, is reasonably required under the Securities Act or the rules and regulations thereunder in connection with the distribution of Registrable Shares by the Stockholders;

    (l) Notify the Stockholders of the occurrence of any event during any time when a prospectus relating to such securities is required to be delivered under the Securities Act, as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and in such event, prepare and promptly file with the SEC and promptly notify the Stockholders of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any such statements or omissions. The Stockholders agree that, upon receipt of any notice from Acquiror of the occurrence of any event of the kind described in the preceding sentence, the Stockholders will and will cause the Stockholder Affiliates to forthwith discontinue the offer and sale of Registrable Shares pursuant to the registration statement covering such Registrable Shares until receipt by the Stockholders and the Stockholder Affiliates and the Underwriters of the copies of such supplemented or amended prospectus and, if so directed by Acquiror, the Stockholders and the Stockholder Affiliates will deliver to Acquiror all copies, other than permanent file copies then in the Stockholders' and the Stockholder Affiliates' possession, of the most recent prospectus covering such Registrable Shares at the time of receipt of such notice. In the event Acquiror shall give such notice, Acquiror shall extend the 90-day period during which such registration statement shall be maintained effective as provided in Section 5(a) hereof by the number of days during the period from and including the date of the giving of such notice to the date when Acquiror shall make available to the Stockholders such supplemented or amended prospectus;

    (m) Advise the Stockholders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC or any state authority or agency suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain their withdrawal if such stop order should be issued;

    (n) At the request of any underwriter in connection with an underwritten offering, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion of counsel, addressed to the underwriters, covering such customary matters as such underwriters may reasonably request; and (ii) a comfort letter or letters from the independent certified public accountants of Acquiror addressed to the underwriters, covering such customary matters as such underwriters and sellers may reasonably request, in which letters such accountants shall state, without limiting the generality of the foregoing, that they are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants the financial statements and other financial data of Acquiror included in the registration statement, the prospectus, or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the SEC;

    (o) Permit the Stockholders, to the extent the Stockholders, in the judgment of their counsel, might be deemed to be a "control person" of Acquiror (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to participate in the preparation of such registration statement and include therein material, furnished to Acquiror in writing which, in the reasonable judgment of the Stockholders and their counsel and counsel to Acquiror, is required to be included therein;

    (p) If any registration statement refers to any Stockholder or Stockholder Affiliate by name or otherwise as the holder of any securities of Acquiror, and if such Stockholder reasonably believes he or she is or may be deemed to be a control person in relation to Acquiror, then the Stockholder shall have the right to require (i) insertion in such registration statement of language, in form and substance reasonably satisfactory to the Stockholder, to the effect that the ownership by the Stockholder of such securities is not to be construed as and is not intended to be a recommendation by the Stockholder of the investment quality of, or the relative merits and risks attendant to the purchase of, Acquiror's securities covered thereby, and that such ownership does not imply that the Stockholder will assist in meeting any future financial or operating requirements of Acquiror, or (ii) in the case where the reference to the Stockholder or Stockholder Affiliate by name or otherwise is not required by the Securities Act or any similar federal or state statute then in effect, the deletion of the reference to the Stockholder or Stockholder Affiliate; and

    (q) Cooperate in the marketing efforts of the underwriters and the Stockholders, including, without limitation, by making available, as reasonably requested by the underwriters and the Stockholders, the senior executive officers of Acquiror for attendance at, and active participation with the underwriters in, informational or so-called "road show" meetings with prospective purchasers of the Registrable Shares being offered, including meeting with groups of such purchasers or with individual purchasers, providing information and answering questions about Acquiror at such meetings, and traveling to locations in the United States and abroad as reasonably selected by the underwriters.

  6. Registration Expenses. All expenses of Acquiror incident to Acquiror's performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, all fees and expenses associated with listing securities on exchanges or Nasdaq, all fees and other expenses associated with filings with the NASD (including, if required, the fees and expenses of any "qualified independent underwriter" and its counsel) printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for Acquiror and its independent certified public accountants (and the expenses of any special audits or reviews performed by such accountants required by or incidental to such performance and compliance), underwriters (excluding discounts and commissions attributable to the securities included in such registration) and other Persons retained by Acquiror (all such expenses being herein called "Registration Expenses"), will be borne by Acquiror. In addition, Acquiror will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, and the expense of any liability insurance obtained by Acquiror. Registration Expenses shall expressly exclude fees and disbursements of counsel to the Stockholders.

  7. Indemnification and Contribution.

  (a) Acquiror agrees to indemnify the Stockholders, their officers and trustees against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees except as limited by Section 7(c)) caused by any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus relating to the Registrable Shares or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in or based upon any information furnished in writing to Acquiror by the Stockholders or any underwriter expressly for use therein or by the Stockholders' or underwriter's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after Acquiror has furnished the Stockholders or underwriter with a sufficient number of copies of the same. In connection with an underwritten offering, Acquiror will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Stockholders. In connection with an underwritten offering, the underwriters shall be required to agree to indemnify the Stockholders, their officers and trustees, and Acquiror, its officers and directors and each Person who controls Acquiror (within the meaning of the Securities Act) to the same extent as Acquiror agrees to indemnify such underwriters in this Section 7(a), but only as to statements contained in or omitted from any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto in reliance upon written information furnished to Acquiror by such underwriters for use in the preparation thereof. The reimbursements required by this Section 7(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

  (b) In connection with any registration statement in which the Stockholders are participating, it will furnish to Acquiror in writing such information, questionnaires and affidavits as Acquiror reasonably requests for use in connection with any such registration statement or prospectus and will indemnify Acquiror, its directors and officers and each Person who controls Acquiror (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, attorneys' fees except as limited by Section 7(c)) caused by any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus relating to the Registrable Shares or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Stockholders. The Stockholders also agree to indemnify and hold harmless any underwriters of the Registrable Shares, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of Acquiror provided in this Section 7(b).

  (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim.

  (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. Acquiror also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event Acquiror's indemnification is unavailable for any reason.

  (e) If the indemnification from the indemnifying party as provided in this
Section 7 is unavailable or is otherwise insufficient to hold harmless any Person entitled to indemnification in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party shall, to the fullest extent permitted by law, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the Person entitled to indemnification in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made, or relates to information supplied by such indemnifying party, and the parties, relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or preceding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 7(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

  8. Compliance with Rule 144. At the request of the Stockholders, Acquiror will (i) forthwith furnish a written statement of its compliance with the filing requirements of the SEC as set forth in Rule 144 or any similar rules or regulations hereafter adopted by the SEC as such may be amended from time to time, (ii) make available to the public and the Stockholders such information and (iii) take such further actions as the Stockholders shall reasonably request as will enable the Stockholders to be permitted to make sales pursuant to Rule 144 or such similar rules and regulations. All sales of Registrable Shares by the Stockholders must be effected in compliance with applicable law.

  9. Participation in Underwritten Registrations. The Stockholders and Stockholder Affiliates may not participate in any registration hereunder which is underwritten unless they (a) agree to sell Registrable Shares on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements, (b) complete and execute all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements, and (c) furnish in writing to Acquiror such information regarding the Stockholders and Stockholder Affiliates, the plan of distribution of the Registrable Shares and other information as Acquiror may from time to time reasonably request or as may be legally required in connection with such registration.

  10. Miscellaneous.

  (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

  (b) Successors and Assigns. This Agreement shall bind and inure to the benefit of Acquiror and each Stockholder and each other Person who shall become a registered holder of Registrable Shares and their respective successors, heirs, personal representatives and permitted assigns.

  (c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto.

  (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

  If to Stockholders:
                  c/o Pulitzer Publishing Company
                  900 North Tucker Boulevard
                  St. Louis, Missouri 63101

  If to Acquiror: Hearst-Argyle Television, Inc.
                  959 Eighth Avenue
                  New York, New York 10106
                  (212) 489-2314 (telecopier)
                  Attention: Dean H. Blythe

  Copy to:        Rogers & Wells LLP
                  200 Park Avenue
                  New York, New York 10166
                  (212) 878-8375 (telecopier)
                  Attention: Steven A. Hobbs, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

  (e) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

  (f) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

  (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  (i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

  (j) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (l) and shall not be deemed to be a general submission to the jurisdiction of said courts or in the states of Delaware or New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

  (k) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  (l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

            [The remainder of this page intentionally left blank.]

  IN WITNESS WHEREOF, Acquiror and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          Hearst-Argyle Television, Inc.


                                          By: _________________________________
                                            Name:
                                            Title:


                                          _____________________________________
                                          Emily Rauh Pulitzer


                                          _____________________________________
                                          David E. Moore


                                          _____________________________________
                                          Michael E. Pulitzer

                                                                      EXHIBIT E

                                 FCC AGREEMENT

                                                  May 25, 1998

Shareholders listed on
Schedule A Attached Hereto

Dear Shareholders:

  Reference is made to that certain Agreement and Plan of Merger by and among Pulitzer Publishing Company ("Company"), Pulitzer Inc. ("Newco"), and Hearst-Argyle Television, Inc. ("Acquiror"), dated as of May 25, 1998 (the "Merger Agreement") (the Company, Newco and Acquiror, collectively herein, the "Parties"). Capitalized terms used and not defined herein will have the same meaning assigned to them in the Merger Agreement.

  Pursuant to the terms of the Merger Agreement, upon consummation of the Transactions, each Shareholder identified in Schedule A hereto (individually herein a "Shareholder" and, collectively, the "Shareholders" or "you") will receive shares of Acquiror Common Stock as specified in the Merger Agreement. In addition, following the consummation of the Transactions, each of you will continue to own certain shares in Newco. The Parties have determined that, under certain circumstances, your respective ownership of shares in Newco and in Acquiror may cause Acquiror to become non-compliant with the rules and regulations of the Federal Communications Commission (the "FCC"), now in effect or as hereafter amended, governing ownership of mass media facilities by broadcast licensees including, but not limited to, the FCC's rules and policies concerning attribution of ownership, see 47 C.F.R. (S) 73.3555 and Notes thereto (collectively, the "FCC Cross-Ownership Rules"), as a consequence of the coincidence of certain mass media properties owned or hereafter acquired by Newco and media properties owned or hereafter acquired by Acquiror.

  The Parties desire to agree upon a plan to achieve compliance at all times with the FCC Cross-Ownership Rules. Accordingly, for and in consideration of the execution of the Merger Agreement, and in order to effectuate its terms, Acquiror or each Shareholder, as the case may be, hereby agrees as follows:

  (1) If any circumstances(s) (each, an "Ownership Conflict") arise(s) at any time (including at the Effective Time), whether as a consequence of action by a Shareholder, Newco or Acquiror (including, without limitation, the acquisition or proposed acquisition of an ownership interest in, or management or control of, or other relationship with, a radio or television broadcast station by Acquiror or any of its subsidiaries) or otherwise, such that the Shareholders' ownership of shares of Acquiror Common Stock would (i) cause Acquiror to be non-compliant with the FCC Cross-Ownership Rules or any other rule, regulation or policy of the FCC (together with the FCC Cross-Ownership Rules, the "FCC Rules") or (ii) restrict or prohibit Acquiror's ability to maintain, renew or obtain any license, approval or authorization granted by the FCC, then each of the Shareholders whose ownership of shares of Acquiror Common Stock is determined, according to the FCC's ownership attribution principles, to be a contributing cause of Acquiror's non-compliance (the "Attributable Shareholders") will exchange its shares of Acquiror Common Stock for new shares in Acquiror (the "Replacement Shares") to the limited extent necessary for Acquiror to be in compliance with the FCC's Cross-Ownership Rules.

  (2) The Replacement Shares shall possess characteristics identical in every respect to the existing shares held by Shareholders, PROVIDED however, that
(i) they will be non-voting in nature, except on such matters as the Rules and Regulations of the FCC and relevant decisions of the FCC would permit, consistent with preserving the non-attributable status of the Replacement Shares, and except as otherwise required by law and (ii) to the extent the Replacement Shares are shares of preferred stock of Acquiror, such replacement Shares shall be senior to the shares of common stock of Acquiror in liquidation as to the par value of such shares. In addition, each Replacement Share shall be convertible into a full voting common share in Acquiror at the Attributable

Shareholder's election at such time as an Ownership Conflict no longer would exist upon such conversion, including, without limitation, in the event that:
(i) a change in either Acquiror's ownership of mass media facilities or Newco's ownership of mass media facilities, or both, makes the Replacement Shares no longer necessary to preserve Acquiror's compliance with the FCC Rules; (ii) the FCC Rules are repealed or amended or other circumstances arise such that the Replacement Shares are no longer necessary to preserve Acquiror's compliance therewith; or (iii) any Attributable Shareholder desires to sell or otherwise transfer the Replacement Shares to a person or persons whose ownership of such shares will not result in an Ownership Conflict; it being agreed that, except in the case of an open market sale or public offering, Acquiror may require an opinion of counsel to the Attributable Shareholder, which opinion shall be reasonably acceptable to Acquiror as a condition to such conversion.

  (3) Unless otherwise agreed upon by the Shareholders and Acquiror, the Replacement Shares shall be exchanged for shares of Acquiror Common Stock on a pro-rata basis among the Attributable Shareholders.

  (4) For, and in consideration of, the exchange of the Replacement Shares for the shares of Acquiror Common Stock, each Attributable Shareholder shall, concurrently with such exchange, surrender to Acquiror a number of the Shareholder's existing shares in Acquiror equal to the number of Replacement Shares received.

  (5) As a condition of any transfer of Acquiror Common Stock by Shareholder, as a result of which the transferee shall hold a direct or indirect interest in 5% or more of Acquiror's outstanding shares of voting capital stock, the Shareholder shall cause such transferee to execute and deliver to Acquiror a joinder agreement whereby such transferee shall agree to take and hold such Acquiror Common Stock subject to this Letter Agreement and to all the obligations and restrictions upon the transferor Shareholder and to observe and comply with this Letter Agreement and with such obligations and restrictions. Each Shareholder understands that stop transfer instructions will be given to Acquiror's transfer agents with respect to Acquiror Common Stock and that there will be placed on the certificates for Acquiror Common Stock issued to the Shareholder, or any substitutions therefor, a legend stating in substance:

           THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED MAY 25, 1998 BETWEEN THE REGISTERED HOLDER HEREOF AND HEARST-ARGYLE TELEVISION, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF HEARST-ARGYLE TELEVISION, INC.

  (6) Acquiror shall take any and all actions necessary to deliver the Replacement Shares in exchange for each Shareholder's existing shares of Acquiror Common Stock in accordance with the terms of this Letter Agreement. From time to time, the Shareholder shall provide to Acquiror and Acquiror shall provide to Shareholder such information as shall be reasonably necessary to effectuate this Letter Agreement.

  If you agree to the terms of this Letter Agreement, please indicate your assent by countersigning where indicated below and returning this letter to us.

                                          Very truly yours,

                                          Hearst-Argyle Television, Inc.


                                          By:__________________________________
                                            Name:
                                            Title:

Agreed to and Accepted by:

EMILY RAUH PULITZER, JAMES V.
MALONEY AND WILLIAM BUSH, SUCCESSOR
TRUSTEES OF MARITAL TRUST A U/T
JOSEPH PULITZER, JR. DTD 6/12/74, AS
AMENDED 10/20/92

By:__________________________________
     Emily Rauh Pulitzer, Trustee

By:__________________________________
       James V. Maloney, Trustee

By:__________________________________
         William Bush, Trustee

EMILY RAUH PULITZER, JAMES V.
MALONEY AND WILLIAM BUSH, SUCCESSOR
TRUSTEES OF MARITAL TRUST B U/T
JOSEPH PULITZER, JR. DTD 6/12/74, AS
AMENDED 10/20/92

By:__________________________________
     Emily Rauh Pulitzer, Trustee

By:__________________________________
       James V. Maloney, Trustee

By:__________________________________
         William Bush, Trustee

_____________________________________
Emily Rauh Pulitzer

EMILY RAUH PULITZER, AS TRUSTEE OF
THE PULITZER FAMILY TRUST

By:__________________________________
     Emily Rauh Pulitzer, Trustee

SPRING FOUNDATION

By:__________________________________
       Name: Emily Rauh Pulitzer
        Title:

_____________________________________
David E. Moore

DAVID E. MOORE, TRUSTEE OF DAVID E.
MOORE 1998 GRANTOR ANNUITY TRUST DTD
2/5/98

By:__________________________________
        David E. Moore, Trustee

MICHAEL E. PULITZER, TRUSTEE OF U/A
DTD 3/22/82 F/B/O MICHAEL E.
PULITZER

By:__________________________________
     Michael E. Pulitzer, Trustee

RICHARD A. PALMER, TRUSTEE OF U/A
DTD 8/16/83 F/B/O MICHAEL E.
PULITZER

By:__________________________________
      Richard A. Palmer, Trustee

THE CEIL AND MICHAEL E. PULITZER
FOUNDATION, INC.

By:__________________________________
    Michael E. Pulitzer, President

                                   SCHEDULE A

             Shareholders of Company to Receive Shares In Acquiror

                     Emily Rauh Pulitzer, James V. Maloney
                     and William Bush, Successor Trustees
                     of Marital Trust A U/T Joseph Pulitzer, Jr.
                     dtd. 6/12/74, As Amended 10/20/92

                     Emily Rauh Pulitzer, James V. Maloney
                     and William Bush, Successor Trustees
                     of Marital Trust B U/T Joseph Pulitzer, Jr.
                     dtd. 6/12/74, As Amended 10/20/92

                     Emily Rauh Pulitzer

                     Emily Rauh Pulitzer, as Trustee of
                     the Pulitzer Family Trust

                     Spring Foundation

                     David E. Moore

                     David E. Moore, Trustee
                     of David E. Moore
                     1998 Grantor Annuity Trust dtd 2/5/98

                     Michael E. Pulitzer, Trustee of U/A
                     dtd 3/22/82 F/B/O Michael E. Pulitzer

                     Richard A. Palmer, Trustee of U/A
                     dtd 8/16/83 F/B/O Michael E. Pulitzer

                     The Ceil and Michael E. Pulitzer Foundation,
                     Inc.

                                                                      EXHIBIT F

                        BOARD REPRESENTATION AGREEMENT

  This Board Representation Agreement, dated as of May 25, 1998 (this "Agreement"), is by and among Hearst-Argyle Television, Inc., a Delaware corporation ("Acquiror"), Hearst Broadcasting, Inc. (the "Acquiror Stockholder") and Emily Rauh Pulitzer, Michael E. Pulitzer and David E. Moore (collectively, the "Pulitzer Class B Holders").

  WHEREAS, the Acquiror Stockholder owns 41,298,648 shares of Acquiror's Series B Common Stock, par value $.01 per share, and 774,027 shares of Acquiror's Series A Common Stock, par value $.01 per share (all shares of such stock now owned and which may hereafter be acquired by the Acquiror Stockholder prior to the termination of this Agreement are referred to herein as the "Acquiror Shares");

  WHEREAS, Pulitzer Publishing Company, a Delaware corporation (the "Company"), Pulitzer Inc., a Delaware corporation ("Newco") and wholly owned subsidiary of the Company, and Acquiror have entered into a Merger Agreement, dated May 25, 1998 (the "Merger Agreement"), which provides, among other things, that the Company will merge with and into Acquiror (the "Merger") (this and other capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement);

  WHEREAS, in connection with the Merger, the Pulitzer Class B Holders will be entitled to receive beneficial ownership of shares of Series A Common Stock of Acquiror in respect of 14,537,808 shares of Class B Common Stock of the Company beneficially owned by the Pulitzer Class B Holders prior to the Merger (all such shares received by the Pulitzer Class B Holders in the Merger, the "PCBH Shares"), and it is the desire of the Pulitzer Class B Holders that they have the right to designate for election one or two members of the board of directors of Acquiror (the "Acquiror Board") following the consummation of the Merger;

  WHEREAS, pursuant to the Merger Agreement, Acquiror has agreed to cause Michael E. Pulitzer and Ken J. Elkins (together, the "Initial PCBH Designees") to be elected to the Acquiror Board as set forth herein following consummation of the Merger; and

  WHEREAS, it is a condition to the Company's and Newco's obligation to consummate the Merger that the parties hereto enter into this Agreement;

  NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

  1. REPRESENTATION ON ACQUIROR BOARD.

  (a) Subject to Section 1(b), the Pulitzer Class B Holders shall be entitled to representation on the Acquiror Board through the Initial PCBH Designees. These designees shall be proposed for election to the Acquiror Board either:
(i) if following the consummation of the Merger there are one or more vacancies on such Board or the members of such Board have the power to create new directorships, at the first meeting of the Acquiror Board following consummation of the Merger at which meeting the Initial PCBH Designees shall be elected or (ii) if there are no such vacancies or power to create new directorships, at the first meeting of stockholders of Acquiror held after consummation of the Merger. Following such election of the Initial PCBH Designees, in each instance in which individuals are nominated for election to the Acquiror Board, Acquiror shall cause to be nominated for election to the Acquiror Board the individuals designated by the Pulitzer Class B Holders (the "PCBH Designees") as of the date of nomination, in the manner and subject to the conditions set forth in this Section 1. Acquiror shall cause such PCBH Designees to be validly and timely nominated for election to the Acquiror Board in the same manner as other proposed directors who may be elected by the Acquiror Stockholder are nominated, and the Acquiror Stockholder shall vote its Acquiror Shares in favor of the election of the PCBH Designees, and Acquiror shall use its best efforts to take such other action as may be reasonably necessary to cause such PCBH Designees to be so elected. If any Initial PCBH Designee or PCBH Designee who serves on the Acquiror Board ceases, for any reason, to serve on the Acquiror Board (other than pursuant to Section 1(b) or Section 2 or as a result of the expiration of the specified term of such Initial PCBH Designee or PCBH Designee), Acquiror shall use its best efforts to take all actions reasonably necessary to cause the vacancy to be filled, as soon as practicable, by an individual designated by the Pulitzer Class B Holders (a "Replacement PCBH Designee"), but in any event no later than the first meeting of the Acquiror Board following cessation of service by such Initial PCBH Designee or PCBH Designee. Each Initial PCBH Designee, PCBH Designee or Replacement PCBH Designee shall be reasonably acceptable to Acquiror and shall be eligible to serve on the Acquiror Board under applicable law.

  (b) Notwithstanding anything to the contrary herein, in the event that, as a result of the nomination and/or appointment of, or the Pulitzer Class B Holders' right to designate, a proposed Initial PCBH Designee, PCBH Designee or Replacement PCBH Designee, the following (an "Ownership Conflict") shall occur and be continuing: (i) Acquiror or any of its subsidiaries is (or, as a result of any proposed acquisition of an ownership interest in, or management or control of, or other relationship with, a radio or television broadcast station by Acquiror or any of its subsidiaries, any of them would be) in violation of the rules and regulations of the Federal Communications Commission (the "FCC"), now in effect or as hereafter amended, governing ownership of mass media facilities by broadcast licensees including, but not limited to, the FCC's rules and policies concerning attribution of ownership, see 47 C.F.R. (S) 73.3555 and Notes thereto (collectively, the "FCC Cross-Ownership Rules") or any other rule, regulation or policy of the FCC, or (ii) Acquiror or any of its subsidiaries is not (or, as a result of any proposed acquisition of an ownership interest in, or management or control of, or other relationship with, a radio or television broadcast station by Acquiror or any of its subsidiaries, any of them would not be) entitled to maintain, renew or obtain any license, approval or authorization granted by the FCC; then all obligations on the part of Acquiror and the Acquiror Stockholder under this Agreement shall be suspended until the Ownership Conflict shall cease to be continuing. If the Pulitzer Class B Holders shall not be permitted by virtue of this Section 1(b) to representation on the Acquiror Board as described herein, or if the Pulitzer Class B Holders should elect from time to time observer status in lieu of a seat or seats on the Acquiror Board by written notice to Acquiror and the Acquiror Stockholder, then to the extent permitted by law, including but not limited to the rules, regulations and policies of the FCC, and except as would not cause any loss of attorney-client privilege by Acquiror or any of its subsidiaries, the Pulitzer Class B Holders shall for the period of this Agreement be entitled to designate a non-voting observer or observers who shall be entitled to notice of and to attend all meetings of the Acquiror Board and to receive or review, as the case may be, copies of all documents provided to members of the Acquiror Board. Such observer or observers shall enter into customary confidentiality arrangements with Acquiror. Subject to the provisions of this Section 1(b), at any time and from time to time, the Pulitzer Class B Holders may nominate for election pursuant to Section 1(a) above a Replacement PCBH Designee in lieu of such observer or observers.

  2. TERMINATION OF RIGHTS. The rights of the Pulitzer Class B Holders under
Section 1 hereof shall terminate upon the earliest of (i) the date on which the Pulitzer Class B Holders or their respective affiliates cease to beneficially own at least an aggregate of 50% of the PCBH Shares (as equitably adjusted for stock splits, combinations, dividends, corporate reorganizations and similar events) or (ii) the date on which the Pulitzer Class B Holders elect to terminate Section 1 of this Agreement by notice to the other parties hereto.

  3. REPRESENTATIONS AND WARRANTIES OF ACQUIROR. Acquiror represents and warrants to the Pulitzer Class B Holders that:

    (a) Acquiror has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Acquiror and the performance of its obligations hereunder have been duly and validly authorized by Acquiror, and no other proceedings on the part of Acquiror are necessary to authorize the execution and delivery of this Agreement or to perform such obligations except approval of Acquiror Board of a resolution increasing the size of Acquiror Board as provided herein and election of the PCBH Designees as provided herein. This Agreement has been duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a legal, valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, subject to (x) the Enforceability Exceptions and (y) as the same may be limited under the FCC Cross-Ownership Rules.

    (b) The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Acquiror, (ii) except as described in Section 3(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Acquiror or by which any of Acquiror's property may be bound or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Acquiror's properties pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or Acquiror's properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by Acquiror of its obligations under this Agreement.

    (c) The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by Acquiror of Acquiror's obligations under this Agreement, (ii) filings with the SEC under the Exchange Act and (iii) any waiver, consent or declaratory ruling by, or any filing with, the FCC with respect to the FCC Cross-Ownership Rules to the extent that such Rules and Regulations may prohibit the performance of the Acquiror's obligations hereunder, or as may be otherwise required by the rules, regulations and policies of the FCC.

  4. REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR STOCKHOLDER. The Acquiror Stockholder represents and warrants to the Pulitzer Class B Holders as follows:

    (a) The Acquiror Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Acquiror Stockholder and the performance of the Acquiror Stockholder's obligations hereunder have been duly and validly authorized by the Acquiror Stockholder, and no other corporate proceedings on the part of the Acquiror Stockholder are necessary to authorize the execution and delivery of this Agreement or to perform such obligations. This Agreement has been duly and validly executed and delivered by the Acquiror Stockholder and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a legal, valid and binding obligation of the Acquiror Stockholder enforceable against the Acquiror Stockholder in accordance with its terms, subject to (x) the Enforceability Exceptions and (y) as the same may be limited under the FCC Cross-Ownership Rules.

    (b) The execution and delivery of this Agreement by the Acquiror Stockholder do not, and the performance of this Agreement by the Acquiror Stockholder will not, (i) conflict with or violate the Certificate of Incorporation or By- laws of the Acquiror Stockholder, (ii) except as described in Section 4(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Acquiror Stockholder or by which the Acquiror Shares are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Acquiror Shares pursuant to, any note, bond, mortgage, indenture contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Acquiror Stockholder is a party or by which the Acquiror Shares are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by the Acquiror Stockholder of its obligations under this Agreement.

    (c) The execution and delivery of this Agreement by the Acquiror Stockholder do not, and the performance of this Agreement by such Acquiror Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by the Acquiror Stockholder of its obligations under this Agreement, (ii) filings with the SEC under the Exchange Act and (iii) any waiver, consent or declaratory ruling by, or any filing with, the FCC with respect to the FCC Cross- Ownership Rules, to the extent that such FCC Cross-Ownership Rules may prohibit the performance of the Acquiror Stockholder's obligations hereunder, or as may be otherwise required by the rules, regulations and policies of the FCC.

    (d) The Acquiror Stockholder is the owner of the Acquiror Shares free and clear of all options, rights of first refusal, agreements, limitations on voting rights, and Liens. The Acquiror Stockholder has sole voting power with respect to the Acquiror Shares or has the power to direct the voting of the Acquiror Shares. The Acquiror Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Acquiror Shares, other than pursuant to the Acquiror Voting Agreement, dated May 25, 1998, among the Acquiror Stockholder and the Company, or as otherwise disclosed in Schedule 5.05(a) to the Merger Agreement. The Acquiror Stockholder has sole voting power with respect to the Acquiror Shares, and the person executing this Agreement on behalf of the Acquiror Stockholder has the power to direct the voting of such Acquiror Shares.

  5. NO PROHIBITION ON TRANSFERS. Nothing in this Agreement shall prevent the Acquiror Stockholder from offering, selling, transferring, pledging or in any other way disposing of or placing encumbrances upon the Acquiror Shares.

  6. COMPENSATION, EXPENSES, INSURANCE. The Initial PCBH Designees, PCBH Designees and Replacement PCBH Designees serving on the Acquiror Board shall be entitled to fees and other compensation, participation in option, stock or other benefit plans for which directors are eligible, reimbursement of expenses, and directors and officers liability insurance and indemnities on an equal basis with other members of the Acquiror Board.

  7. PROVISIONS SPECIFICALLY ENFORCEABLE.

  (a) The obligations of Acquiror and the Acquiror Stockholder under this Agreement are unique. Acquiror and the Acquiror Stockholder acknowledge that it would be extremely difficult or impracticable to measure the resulting damages caused by any breach of this Agreement. Acquiror and the Acquiror Stockholder agree that, in the event of a breach of this Agreement by either Acquiror or the Acquiror Stockholder, the Pulitzer Class B Holders, in addition to any other available rights or remedies, shall be entitled to specific performance of the obligations of Acquiror and the Acquiror Stockholder under this Agreement, and Acquiror and the Acquiror Stockholder expressly agree that a remedy in damages will not be adequate.

  (b) The remedies provided in this Section 7 are cumulative and are in addition to any other remedies in law or equity which may be available to the Pulitzer Class B Holders. The election of one or more remedies shall not bar the use of other remedies unless circumstances make the remedies incompatible.

  8. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of law applicable hereto.

  9. ATTORNEY'S FEE. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and court costs and other nonreimbursable litigation expenses, such as expert witness fees and investigation expenses.

  10. MERGER AND MODIFICATION. This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof, and supersedes all other oral or written agreements. This Agreement may be modified or terminated only in a writing signed by all parties.

  11. BINDING ON SUCCESSORS. This Agreement shall be binding upon Acquiror, the Acquiror Stockholder and their respective successors and assigns.

  12. RULES OF CONSTRUCTION. All section captions are for convenience of reference only, and shall not be considered in construing this Agreement.

  13. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows: (a) if to the Pulitzer Class B Holders, c/o Pulitzer Publishing Company, 900 North Tucker Boulevard, St. Louis, Missouri 63101, (b) if to the Acquiror Stockholder, Hearst Broadcasting, Inc., 959 Eighth Avenue, New York, New York 10166, attention: James M. Asher, with a copy to Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, attention: Steven A. Hobbs, Esq., and (c) if to Acquiror, Hearst-Argyle Television, Inc., 959 Eighth Avenue, New York, New York 10106, attention: Dean
H. Blythe, with a copy to Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, attention: Steven A. Hobbs, Esq., or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

  14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

            [The remainder of this page intentionally left blank.]

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                          HEARST-ARGYLE TELEVISION, INC.

                                          By:__________________________________
                                             Name:
                                             Title:

                                          HEARST BROADCASTING, INC.

                                          By:__________________________________
                                             Name:
                                             Title:

                                            ___________________________________
                                            Emily Rauh Pulitzer

                                            ___________________________________
                                            Michael E. Pulitzer

                                            ___________________________________
                                            David E. Moore

                                                                      EXHIBIT G

                                                  May 25, 1998

Hearst-Argyle Television, Inc.
959 Eighth Avenue
New York, New York 10106

Ladies and Gentlemen:

  Reference is made to that certain Agreement and Plan of Merger by and among Pulitzer Publishing Company (the "Company"), Pulitzer Inc. ("Newco") and Hearst-Argyle Television, Inc. ("Acquiror"), dated of even date herewith (the "Merger Agreement") (the Company, Newco, and Acquiror, collectively herein, the "Parties"). Capitalized terms used and not defined herein will have the same meanings assigned to them in the Merger Agreement.

  On the Consummation Date (as defined below), Acquiror shall acquire, and Newco shall cause to be transferred, assigned and delivered to Acquiror (by delivery of the stock certificates therefor accompanied by stock powers endorsed in favor of Acquiror), all the issued and outstanding shares of capital stock (the "Shares") of Pulitzer Sports, Inc. ("PSI"), free and clear of all Liens other than the Baseball Consents (as defined below).

  In consideration of the transfer, assignment and delivery of the Shares to Acquiror, Acquiror shall wire transfer to Newco, on the Consummation Date, the sum of $5,000,000.00.

  The Consummation Date shall be the later of (i) the Effective Time or (ii) three (3) business days after all necessary consents and authorizations of Major League Baseball and the National League with respect to the transactions contemplated hereby (the "Baseball Consents").

  Newco represents, warrants and covenants that:

  1. On the date hereof, all of the Shares are, and on the Consummation Date the Shares will be, duly authorized, validly issued, fully paid and non-assessable. There are no, and on the Consummation Date there will not be, any voting trusts, proxies or other agreements to which PSI is a party with respect to the voting of the capital stock of PSI. PBC owns, and on the Consummation Date Newco will own, and Newco will convey to Acquiror valid title to, the Shares, free and clear of all Liens other than the Baseball Consents. The Shares constitute, and on the Consummation Date will constitute, all of the issued and outstanding capital stock of PSI, and there are, and on the Consummation Date there will be, no outstanding options, warrants, rights or other securities which upon conversion, exchange or exercise would require PSI to issue any shares of its capital stock.

  2. PSI has, and on the Consummation Date will have, no liabilities or obligations except pursuant to the Third Amended and Restated Agreement of Limited Partnership of AZPB Limited Partnership, dated December 31, 1996, as it may be amended from time to time (the "Partnership Agreement").

  3. PSI owns, and on the Consummation Date will own, valid title to partnership interests in AZPB Limited Partnership for which interests PSI paid an aggregate of $6,000,000, free and clear of all Liens other than the Baseball Consents, and subject to the terms and conditions of the Partnership Agreement.

  The Parties will cooperate with one another and take commercially reasonable steps to obtain the Baseball Consents.

  The rights and obligations of the Parties hereunder shall automatically terminate upon termination of the Merger Agreement in accordance with Section
8.01 thereof, and thereafter no Party shall have any further obligation or liability to any other Party hereto.

  This Letter Agreement incorporates by reference the provisions of Article IX of the Merger Agreement, provided that all references to "this Agreement" therein shall be deemed to refer to this Letter Agreement and the reference to the "Closing Date" in Section 9.01 thereunder shall be deemed to refer to the Consummation Date.

  If this Letter Agreement correctly sets forth our agreement, please so indicate in the space provided below.

                                          Very truly yours,

                                          PULITZER PUBLISHING COMPANY
                                          PULITZER INC.


                                          By: _________________________________
                                            Name:
                                            Title:

Agreed and Accepted

HEARST-ARGYLE TELEVISION, INC.

By: _________________________________
 Name:
 Title:

                                                                      EXHIBIT H

                           ACQUIROR VOTING AGREEMENT

  ACQUIROR VOTING AGREEMENT (this "Agreement"), dated May 25, 1998, between Pulitzer Publishing Company, a Delaware corporation (the "Company") and Hearst Broadcasting, Inc., a Delaware corporation (the "Acquiror Stockholder").

                             W I T N E S S E T H:

  WHEREAS, concurrently herewith, Hearst-Argyle Television, Inc., a Delaware corporation ("Acquiror"), and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which the Company will be merged with and into Acquiror (the "Merger");

  WHEREAS, the Acquiror Stockholder controls or owns all of the issued and outstanding shares of Series B Common Stock, par value $.01 per share, of Acquiror; and

  WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Company has required that the Acquiror Stockholder agrees, and the Acquiror Stockholder has agreed, to enter into this Agreement;

  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

  1. Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Notwithstanding the foregoing, securities Beneficially Owned by a Person shall not include securities which are actually owned by other Persons but which such Person may be deemed to Beneficially Own under Rule 13d-3 under the Exchange Act solely because such Person may be deemed to be part of a "group" with such other Persons as within the meaning of Section 13(d)(3) of the Exchange Act.

  2. Provisions Concerning the Shares.

    (a) The Acquiror Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of the Effective Time or the date on which the Merger Agreement is terminated in accordance with its terms, at any meeting of the holders of any capital stock of Acquiror ("Acquiror Stock"), however called, or in connection with any written consent of the holders of Acquiror Stock, the Acquiror Stockholder shall vote (or cause to be voted) all shares of Acquiror Stock held of record or Beneficially Owned by the Acquiror Stockholder, whether heretofore owned or hereafter acquired (collectively, the "Shares"), (i) in favor of the Merger, the execution and delivery by Acquiror of the Merger Agreement and the approval of the terms thereof, and each of the other transactions and actions contemplated by the Merger Agreement and this Agreement (and the matters related to the consummation thereof) and any actions required in furtherance thereof and hereof; and (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Acquiror under the Merger Agreement or this Agreement or that would result in any of the conditions to the obligations of Acquiror under the Merger Agreement not being fulfilled.

    (b) In the event of a stock dividend or distribution, or any change in Acquiror Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

  3. Other Representations, Warranties and Covenants. The Acquiror Stockholder hereby represents, warrants and covenants to the Company as follows:

    (a) Ownership of Shares. The Acquiror Stockholder Beneficially Owns all of the Shares, free and clear of all Liens, constituting all of the issued and outstanding shares of Series B Common Stock, and has sole voting power or sole power to issue instructions with respect to the matters covered hereby.

    (b) Power; Binding Agreement. The Acquiror Stockholder has the legal capacity, power and authority to enter into and perform all of the Acquiror Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Acquiror Stockholder will not violate any other agreement to which the Acquiror Stockholder is a party, including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered and authorized by the Acquiror Stockholder and constitutes a valid and binding agreement of the Acquiror Stockholder, enforceable against the Acquiror Stockholder in accordance with its terms.

    (c) No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Acquiror Stockholder and the consummation by the Acquiror Stockholder of the transactions contemplated hereby (other than filings with the SEC or FCC), and (ii) none of the execution and delivery of this Agreement by the Acquiror Stockholder, the consummation by the Acquiror Stockholder of the transactions contemplated hereby or compliance by the Acquiror Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Acquiror Stockholder is a party or by which the Acquiror Stockholder or any of the Acquiror Stockholder's properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Acquiror Stockholder or any of the Acquiror Stockholder's properties or assets.

    (d) Restriction on Transfers, Proxies and Non-Interference. Beginning on the date hereof and continuing until this Agreement terminates pursuant to
  Section 4, except as applicable in connection with the transactions contemplated by the Merger Agreement, the Acquiror Stockholder shall not, directly or indirectly, (i) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into or amend a voting agreement with respect to any Shares, or
  (ii) take any action that would have the effect of preventing or disabling the Acquiror Stockholder from performing the Acquiror Stockholder's obligations under this Agreement.

    (e) Reliance by the Company. The Acquiror Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Acquiror Stockholder's execution and delivery of this Agreement.

    (f) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

  4. Termination. Except as otherwise provided in Section 2 of this Agreement, this Agreement shall terminate (a) in the event the Merger Agreement is terminated in accordance with its terms upon such termination, and (b) in the event the Merger is consummated, upon the Effective Time; provided that no such termination shall relieve any party of liability for a breach hereof prior to termination.

  5. Miscellaneous.

    (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

    (b) Certain Events. The Acquiror Stockholder agrees that (i) this Agreement and the obligations hereunder shall attach to the Acquiror Stockholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Acquiror Stockholder's heir, guardians, administrators or successors and (ii) it shall not sell, transfer, pledge, assign or otherwise dispose of ("Transfer"), or enter into any contract, option or other arrangement with respect to the Transfer of, any shares of Acquiror Stock held by the Acquiror Stockholder, unless as a condition of such Transfer, the transferee agrees in writing to be bound by the terms and conditions of this Agreement.

    (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, and any purported assignment in violation hereof shall be null and void.

    (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

    (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communica- tions hereunder shall be delivered to the respective parties at the following addresses:

    If to Acquiror Stockholder:  Hearst Broadcasting, Inc.
                                 959 Eighth Avenue
                                 New York, New York 10106
                                 Attention: James M. Asher

    Copy to:                     Rogers & Wells LLP
                                 200 Park Avenue
                                 New York, New York 10166
                                 (212) 878-8417 (telecopier)
                                 Attention: Steven A. Hobbs, Esq.

    If to the Company:           Pulitzer Publishing Company
                                 900 North Tucker Boulevard
                                 St. Louis, Missouri 63101
                                 (314) 340-3125 (telecopier)
                                 Attention: Michael E. Pulitzer

    Copy to:                     Fulbright & Jaworski L.L.P.
                                 666 Fifth Avenue
                                 New York, New York 10103
                                 (212) 752-5958 (telecopier)
                                 Attention: Richard A. Palmer, Esq.

  or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

    (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

    (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

    (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

    (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

    (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto.

    (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

    (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (l) and shall not be deemed to be a general submission to the jurisdiction of said courts or in the States of Delaware or New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

    (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

  IN WITNESS WHEREOF, the Company and the Acquiror Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          Pulitzer Publishing Company

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Hearst Broadcasting, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                                                      EXHIBIT I

                AMENDED AND RESTATED PULITZER VOTING AGREEMENT

  AMENDED AND RESTATED PULITZER VOTING AGREEMENT (this "Agreement"), dated as of May 25, 1998, among Hearst-Argyle Television, Inc., a Delaware corporation ("Acquiror"), and each of the stockholders of Pulitzer Publishing Company, a Delaware corporation (the "Company"), listed on Schedule I hereto (each a "Stockholder" and, collectively, the "Stockholders").

                                  WITNESSETH:

  WHEREAS, concurrently herewith, Acquiror and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which the Company will be merged with and into Acquiror (the "Merger");

  WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Acquiror has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement; and

  WHEREAS, the parties hereto have determined to amend certain provisions of this Agreement and to amend and restate this Agreement in accordance herewith.

  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

  1. Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

    (a) "Company Stock" shall mean at any time, collectively, the Company Common Stock and the Company Class B Common Stock.

    (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Notwithstanding the foregoing, securities Beneficially Owned by a Person shall not include securities which are actually owned by other Persons but which such Person may be deemed to Beneficially Own under Rule 13d-3 under the Exchange Act solely because such Person may be deemed to be part of a "group" with such other Persons as within the meaning of Section 13(d)(3) of the Exchange Act.

  2. Provisions Concerning Company Stock.

  (a) Each Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of the Effective Time or the date on which the Merger Agreement is terminated in accordance with its terms, at any meeting of the holders of Company Stock, however called, or in connection with any written consent of the holders of Company Stock, such Stockholder shall vote (or cause to be voted) all shares of Company Stock held of record or Beneficially Owned by such Stockholder, whether heretofore owned or hereafter acquired (collectively, the "Shares"), (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the Contribution Agreement, and the approval of the terms thereof, and each of the other transactions and actions contemplated by the Merger Agreement (and the matters related to the consummation thereof), the Contribution Agreement and this Agreement and any actions required in furtherance thereof and hereof;
(ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, the Contribution Agreement or this Agreement or that would result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled; and (iii) except as otherwise agreed to in writing in advance by Acquiror, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and the Contribution Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C) any change in a majority of the Persons who constitute the board of directors of the Company; (D) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (E) any other material change in the Company's corporate structure or business; or (F) any other action involving the Company or its Subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement, the Contribution Agreement and this Agreement.

  (b) In the event that any Stockholder desires to sell any shares of Company Common Stock prior to the Effective Time, Acquiror shall cooperate (at the Stockholder's or the Company's expense) in the marketing efforts of the underwriters and/or the Stockholder and any underwriter retained by the Stockholder, including, without limitation, by making available, as reasonably requested by the underwriters and/or the Stockholder, the senior executive officers of Acquiror for attendance at, and active participation with the underwriters in, informational or so-called "road show" meetings with prospective purchasers of the Company Common Stock being offered, including meeting with groups of such purchasers or with individual purchasers, providing information and answering questions about Acquiror at such meetings, and traveling to locations in the United States and abroad as reasonably selected by the Stockholder and/or underwriters.

  (c) In the event of a stock dividend or distribution, or any change in the Company Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

  3. Other Representations, Warranties and Covenants. Each Stockholder hereby represents, warrants and covenants to Acquiror as follows:

    (a) Ownership of Shares. Such Stockholder is, as of the date hereof, the record holder of, in his or her capacity as trustee under the Voting Trust Agreement (as defined below), and Beneficially Owns the number of shares of Company Stock set forth opposite such Stockholder's name on Schedule I hereto. As of the date hereof, the Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the Shares owned of record or Beneficially Owned by such Stockholder. Such Stockholder has sole voting power or sole power to issue instructions with respect to the matters covered hereby, except as provided by that certain Voting Trust Agreement, dated as of June 19, 1995, among the Stockholders and the other Persons named therein (the "Voting Trust Agreement").

    (b) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, the Voting Trust Agreement and any other voting agreement, stockholders agreement or voting trust and, with respect to any Stockholder that is not a natural person, the trust agreement or other applicable constituent document of such Stockholder. This Agreement has been duly and validly executed and delivered and authorized, to the extent required, by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such Person in accordance with its terms. A true and complete copy of the Voting Trust Agreement has been delivered to Acquiror.

    (c) No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby (other than filings with the SEC or FCC), and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

    (d) No Encumbrances. Except for transfers of a Stockholder's Shares made without violation of Section 6(b), such Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the trustees under the Voting Trust Agreement for the benefit of such Stockholder.

    (e) Restriction on Transfers, Proxies and Non-Interference. Beginning on the date hereof and continuing until this Agreement terminates pursuant to
  Section 4, except as applicable in connection with the transactions contemplated by the Merger Agreement, no Stockholder shall, directly or indirectly, (i) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into or amend a voting agreement (except as the Voting Trust Agreement may be amended to permit conversion of shares of Class B Common Stock into Common Stock) with respect to any Shares, or (ii) take any action that would have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement; provided, however, that nothing contained in this Agreement shall restrict the ability of any Stockholders to convert his, her or its shares of Class B Common Stock into Common Stock.

    (f) Reliance by Acquiror. Such Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

    (g) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

  4. Termination. Except as otherwise provided in Section 2 of this Agreement, this Agreement shall terminate (a) in the event the Merger Agreement is terminated in accordance with its terms (including, without limitation, Section 8.01(d) of the Merger Agreement), upon such termination, and (b) in the event the Merger is consummated, upon the Effective Time; provided, that no such termination shall relieve any party of liability for a breach hereof prior to termination.

  5. Stockholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the record and/or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares.

  6. Miscellaneous.

  (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

  (b) Certain Events. Each Stockholder agrees that (i) this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heir, guardians, administrators or successors and (ii) such Stockholder shall not sell, transfer, pledge, assign or otherwise dispose of ("Transfer"), or enter into any contract, option or other arrangement with respect to the Transfer of any, of such Stockholder's Shares or of any voting certificates such Stockholder may hold in connection with the Voting Trust Agreement or instruct or permit the trustees under the Voting Trust Agreement to Transfer or enter into any contract, option or other arrangement with respect to the Transfer of such Stockholder's Shares, unless as a condition of such Transfer the transferee agrees in writing to be bound by the terms and conditions of this Agreement; provided, however, that each Stockholder shall be entitled to Transfer without such a condition, and this Agreement and the obligations hereunder shall not so attach to, any Shares which are sold, gifted or otherwise transferred, whether in a single or multiple transaction(s), to an unaffiliated third party in a bona fide transaction; provided, further, that the total number of Shares so sold, gifted or otherwise transferred by each Stockholder shall not reduce at any time during the term of this Agreement the number of shares held in the aggregate by all of the Stockholders below 51% of the issued and outstanding shares of Class B Common Stock.

  (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise by any party without the prior written consent of the other parties, and any purported assignment in violation hereof shall be null and void, provided that Acquiror may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Acquiror, but no such assignment shall relieve Acquiror of its obligations hereunder if such assignee does not perform such obligations.

  (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to, any one or more Stockholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided that Schedule I hereto may be supplemented by Acquiror by adding the name and other relevant information concerning any other stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

  (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

    If to Stockholders:
                      At the addresses and telecopier numbers set forth on
                      Schedule I hereto

    If to Acquiror:   Hearst-Argyle Television, Inc.
                      888 Seventh Avenue
                      New York, New York 10019
                      (212) 887-6855 (telecopier)
                      Attention: Dean H. Blythe

    Copy to:          Rogers & Wells LLP
                      200 Park Avenue
                      New York, New York 10166
                      (212) 878-8375 (telecopier)
                      Attention: Steven A. Hobbs, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

  (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

  (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

  (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto.

  (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

  (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (l) and shall not be deemed to be a general submission to the jurisdiction of said courts or in the States of Delaware or New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

  (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

             [The remainder of this page intentionally left blank]

  IN WITNESS WHEREOF, Acquiror and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          Hearst-Argyle Television, Inc.



                                          By: ---------------------------------
                                            Name:  Dean H. Blythe
                                            Title: Senior Vice-President
                                                   Secretary and General
                                                   Counsel

                                          Emily Rauh Pulitzer, James V.
                                          Maloney and William Bush, Successor
                                          Trustees of Marital Trust A U/T
                                          Joseph Pulitzer, Jr. dtd 6/12/74, As
                                          Amended 10/20/92



                                          By: ---------------------------------
                                               Emily Rauh Pulitzer, Trustee




                                          By: ---------------------------------
                                                 James V. Maloney, Trustee




                                          By: ---------------------------------
                                                   William Bush, Trustee

                                          Emily Rauh Pulitzer, James V.
                                          Maloney and William Bush, Successor
                                          Trustees of Marital Trust B U/T
                                          Joseph Pulitzer, Jr. dtd 6/12/74, As
                                          Amended 10/20/92



                                          By: ---------------------------------
                                               Emily Rauh Pulitzer, Trustee




                                          By: ---------------------------------
                                                 James V. Maloney, Trustee



                                          By: ---------------------------------
                                                   William Bush, Trustee



                                          -------------------------------------
                                           Emily Rauh Pulitzer

                                          Emily Rauh Pulitzer, as Trustee of
                                          the Pulitzer Family Trust


                                          By: ---------------------------------
                                               Emily Rauh Pulitzer, Trustee

                                          Spring Foundation


                                          By: ---------------------------------
                                            Name: Emily Rauh Pulitzer
                                            Title:



                                          -------------------------------------
                                                     David E. Moore

                                          David E. Moore, Trustee of David E.
                                          Moore 1998 Grantor Annuity Trust dtd
                                          2/5/98


                                          By: ---------------------------------
                                                  David E. Moore, Trustee

                                          Michael E. Pulitzer, Trustee of U/A
                                          dtd 3/22/82 F/B/O Michael E.
                                          Pulitzer



                                          By: ---------------------------------
                                               Michael E. Pulitzer, Trustee

                                          Richard A. Palmer, Trustee of U/A
                                          dtd 8/16/83 F/B/O Michael E.
                                          Pulitzer



                                          By: ---------------------------------
                                                Richard A. Palmer, Trustee

                                          The Ceil and Michael E. Pulitzer
                                           Foundation, Inc.



                                          By: ---------------------------------
                                              Michael E. Pulitzer, President

                                   SCHEDULE I
                                       TO
                           PULITZER VOTING AGREEMENT

                    Record Ownership of Class B Common Stock

                                                                                Number of
                                                                                 Shares
                                                                                  as of
                                                                                 May 25,
Name and Address of Stockholder                                                   1998
-------------------------------                                                 ---------
Emily Rauh Pulitzer, James V. Maloney and William Bush, Successor Trustees of
 Marital Trust A U/T Joseph Pulitzer, Jr. dtd. 6/12/74, As Amended 10/20/92        10,560

Emily Rauh Pulitzer, James V. Maloney and William Bush, Successor Trustees of
 Marital Trust B U/T Joseph Pulitzer, Jr. dtd. 6/12/74, As Amended 10/20/92     5,929,733

Emily Rauh Pulitzer                                                                 5,289

Emily Rauh Pulitzer, as Trustee of the Pulitzer Family Trust                      815,935

Spring Foundation                                                                  22,860

David E. Moore                                                                  3,212,458

David E. Moore, Trustee of David E. Moore 1998 Grantor Annuity Trust dtd.
 2/5/98                                                                           800,000

Michael E. Pulitzer, Trustee of U/A dtd. 3/22/82 F/B/O Michael E. Pulitzer      3,649,820

Richard A. Palmer, Trustee of U/A dtd. 8/16/83 F/B/O Michael E. Pulitzer           46,170

The Ceil and Michael E. Pulitzer Foundation, Inc.                                  44,983

1. Emily Rauh Pulitzer                                                          6,784,377

2. David E. Moore                                                               4,012,458

3. Michael E. Pulitzer                                                          3,740,973

                                                                      EXHIBIT J

                               AFFILIATE LETTER

                                                                         , 1998

Hearst-Argyle Television, Inc.
959 Eighth Avenue
New York, New York 10106
Attention: Dean H. Blythe

Dear Sirs:

  Reference is made to the Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), by and among Pulitzer Publishing Company, a Delaware corporation ("Pulitzer"), Pulitzer Inc., a Delaware corporation, and Hearst-Argyle Television, Inc., a Delaware corporation ("Acquiror"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

  In connection with the transactions contemplated by the Merger Agreement, the undersigned will receive shares of Series A Common Stock, par value $.01 per share ("Acquiror Common Stock"), of Acquiror. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of Pulitzer within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact.

  If in fact the undersigned is an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Acquiror Common Stock received by the undersigned in connection with the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

  The undersigned hereby represents to and covenants with Acquiror that the undersigned will not sell, assign or transfer any of the Acquiror Common Stock received by the undersigned in connection with the Merger, except (i) pursuant to an effective registration statement under the Act or (ii) in a transaction which, in the reasonable opinion of Acquiror's counsel, is not required to be registered under the Act and is pursuant to procedures permitted under Rule 145.

  In the event of a sale or other disposition by the undersigned of Acquiror Common Stock pursuant to Rule 145, the undersigned will supply Acquiror with evidence of compliance with such Rule, in the form of a broker's letter in customary form or other evidence reasonably satisfactory to Acquiror and its counsel. The undersigned understands that Acquiror may instruct its transfer agent to withhold the transfer of any Acquiror Common Stock disposed of by the undersigned, but that, provided such transfer is not prohibited by any other provision of this letter agreement, upon receipt of such evidence of compliance, the transfer agent shall effectuate the transfer of the Acquiror Common Stock sold as indicated in such evidence.

  The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing Acquiror Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Acquiror from its counsel to the effect that such legend is no longer required for purposes of the Act or the applicable provisions of this letter agreement.

  There will be placed on the certificates for the Acquiror Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirement of the Securities Act of 1933."

  The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Acquiror Common Stock and (ii) the receipt by Acquiror of this letter is an inducement and a condition to Acquiror's obligations to consummate the Merger.

                                          Very truly yours,

                                          _____________________________________
                                          (Signature)

                                          _____________________________________
                                          (Print Name)

                                                                       ANNEX II

           FORM OF AMENDMENT TO HEARST-ARGYLE'S AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

  The initial paragraph of ARTICLE FOUR of the Amended and Restated Certificate of Incorporation of Hearst-Argyle Television, Inc. (the "Certificate of Incorporation") shall be deleted in its entirety and the following new initial paragraph shall be substituted in lieu thereof:

    "The aggregate number of shares of stock that the Corporation shall have authority to issue is 301 million. Three hundred million of such shares shall be of the par value of $.01 per share, shall be of the same class and shall be designated as "Common Stock," and one million of such shares shall be of the par value of $.01 per share, shall be of the same class and shall be designated as "Preferred Stock."

  Section 1. A. 1. of ARTICLE FOUR of the Certificate of Incorporation shall also be deleted in its entirety and the following new Section 1. A. 1. shall be substituted in lieu thereof:

    "1. Of the 300 million authorized shares of Common Stock, 200 million shares shall be designated as Series A Common Stock (the "Series A Common Stock") and 100 million shares shall be designated as Series B Common Stock (the "Series B Common Stock")."

                                                                      ANNEX III

     FORM OF AMENDMENT OF PULITZER'S RESTATED CERTIFICATE OF INCORPORATION

  Section (2)B of Article III of the Restated Certificate of Incorporation of Pulitzer Publishing Company shall be deleted in its entirety and substituting in lieu thereof the following new Section (2)B:

    B. Dividends and Distributions. Except as otherwise expressly provided in the last sentence of this Section (2)B, at any time shares of Class B Common Stock are outstanding, as and when dividends or other distributions payable in either cash, capital stock of the Corporation (other than Common Stock or Class B Common Stock) or other property of the Corporation may be declared by the Board of Directors, the amount of any such dividend or other distribution payable on each share of Common Stock shall in all cases be equal to the amount of such dividend or other distribution payable on each share of Class B Common Stock, and the amount of any such dividend or other distribution payable on each share of Class B Common Stock shall in all cases be equal to the amount of the dividend or other distribution payable on each share of Common Stock. Dividends or other distributions payable in shares of Class B Common Stock may not be made on or to shares of any class of the Corporation's capital stock other than the Class B Common Stock and dividends payable in shares of Common Stock may not be made on or to shares of any class of the Corporation's capital stock other than the Common Stock. If a dividend or other distribution payable in shares of Common Stock shall be made on the shares of Common Stock, a dividend or other distribution payable in shares of Class B Common Stock shall be made simultaneously on the shares of Class B Common Stock, and the number of shares of Class B Common Stock payable on each share of Class B Common Stock pursuant to such dividend or other distribution shall be equal to the number of shares of Common Stock payable on each share of Common Stock pursuant to such dividend or distribution. Notwithstanding the foregoing provisions of this Section (2)B, in the case of any dividend or other distribution payable in stock of Pulitzer Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, (i) only shares of Class B Common Stock of Pulitzer Inc. shall be distributed with respect to shares of Class B Common Stock and only shares of Common Stock of Pulitzer Inc. shall be distributed with respect to shares of Common Stock;
  (ii) the number of shares of Class B Common Stock of Pulitzer Inc. payable on each share of Class B Common Stock pursuant to such dividend or other distribution shall be equal to the number of shares of Common Stock of Pulitzer Inc. payable on each share of Common Stock pursuant to such dividend or other distribution; and (iii) such dividends or other distributions of shares of Common Stock of Pulitzer Inc. and Class B Common Stock of Pulitzer Inc. shall be made simultaneously.

                                     III-1

                                                                       ANNEX IV

                     [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL
----------------------------

February 11, 1999

Board of Directors
Pulitzer Publishing Company
900 North Tucker Boulevard
St. Louis, Missouri 63101

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.01 per share and Class B Common Stock, par value $.01 per share (together, the "Shares"), of Pulitzer Publishing Company (the "Company") of the consideration to be received by the holders of Shares in the Merger and the Distribution (each as defined below) taken as a whole. We understand that pursuant to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement" and together with the anciliary agreements thereto, the "Agreement"), dated as of May 25, 1998 by and among Hearst-Argyle Television, Inc. ("Hearst-Argyle"), Pulitzer Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Newco"), and the Company, at the Effective Time (as defined in the Merger Agreement) the Company will be merged with and into Hearst-Argyle (the "Merger"). Prior to the effectiveness of the Merger, pursuant to a Contribution Agreement (the "Contribution Agreement"), to be entered into among the Company and Newco, the Company will contribute to Newco certain assets of the Company (other than those assets described in the Contribution Agreement as being retained by the Company) and Newco will assume certain liabilities of the Company (other than those liabilities described in the Contribution Agreement as being retained by the Company); Newco's Common Stock will then be distributed (the "Distribution") pro rata to holders of Shares. In the Merger, each issued and outstanding Share will be cancelled and converted into that number of shares of Series A Common Stock, par value $.01 per share of Hearst-Argyle ("Hearst-Argyle Common Stock") determined by dividing (1) the quotient obtained by dividing $1,150,000,000 by $31.00 by (2) the number of Shares outstanding immediately prior to the Effective Time.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. In addition, we intend to serve as managing underwriter of an offering of the Shares by certain shareholders of the Company prior to the effectiveness of the Merger.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Contribution Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1997, of Argyle Television, Inc., a predecessor of Hearst-Argyle, for the two years ended December 31, 1996 and of Hearst-Argyle for the year ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Hearst-Argyle; certain other communications from the Company and Hearst-Argyle to their respective stockholders; and certain internal financial estimates, analyses and forecasts for the Company and Hearst-Argyle prepared by their respective managements. We also have held discussions with members of the senior management of the Company and Hearst-Argyle regarding the strategic rationale for, and the potential benefits of, the transactions contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and Hearst-Argyle Common Stock, compared certain financial and stock market information for the Company and

Hearst-Argyle with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the television broadcasting industry specifically and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard we have assumed, with your consent, that the financial forecasts provided by the respective managements of the Company and Hearst-Argyle have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of the Company and Hearst-Argyle. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Hearst-Argyle or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. With your consent, we have assumed that obtaining any necessary regulatory and third-party consents and approvals will not have an adverse effect on the Company or Hearst-Argyle, as applicable. We further assume, with your consent, that the Merger will be tax-free to the Company and that the receipt of shares of Hearst-Argyle Common Stock and Newco Common Stock by the holders of Shares will be tax-free to such holders. We have further assumed, with your consent, that the level of income tax incurred by the Company as a result of the Distribution will be consistent with levels described to us. We have not been asked to solicit, and accordingly, we have not solicited third parties with respect to potential alternative structures, including the sale of the entire Company. We are not expressing any opinion herein as to the prices at which Newco Common Stock or Hearst-Argyle Common Stock may trade if and when they are issued. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transactions.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the consideration to be received by the holders of Shares in the Merger and the Distribution, taken as a whole, is fair from a financial point of view to such holders.

Very truly yours,

Goldman, Sachs & Co.
----------------
(Goldman, Sachs & Co.)

                                                                 ANNEX V


CREDIT   FIRST                    CREDIT SUISSE FIRST BOSTON CORPORATION
SUISSE   BOSTON
                                  Eleven Madison Avenue   Telephone 212 325 2000
                                  New York, NY 10010-3629


       January 15, 1999

       Board of Directors
       Hearst-Argyle Television, Inc
       959 Eighth Avenue
       New York, NY 10019

       Members of the Board:


       You have asked us to advise you with respect to the fairness to Hearst-Argyle Television, Inc. ("Hearst-Argyle") from a financial point of view of the consideration to be paid by Hearst-Argyle pursuant to the proposed terms of the amendment to the Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), among Hearst-Argyle, Pulitzer Publishing Company ("PPC") and Pulitzer, Inc. ("Pulitzer, Inc."). Representatives of Hearst-Argyle have advised us that the Merger Agreement, as amended, will provide for, among other things, the merger of PPC with and into Hearst-Argyle (the "Merger") pursuant to which all outstanding shares of the Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share, of PPC (other than certain shares to be canceled pursuant to the Merger Agreement and shares held by stockholders who exercise their dissenter's rights), will be converted into the right to receive 37,096,774 shares of Series A Common Stock, par value $0.01 per share, of Hearst-Argyle ("Hearst- Argyle Series A Common Stock"), as more fully described in the Merger Agreement, as amended.

       In arriving at our opinion, we have reviewed the Merger Agreement and the proposed terms of the amendment to the Merger Agreement as described to us by representatives of Hearst-Argyle, and certain publicly available business and financial information relating to PPC and Hearst-Argyle. We have also reviewed certain other information relating to PPC and Hearst-Argyle, including financial forecasts, provided to or discussed with us by PPC and Hearst-Argyle and have met with PPC's and Hearst-Argyle's managements to discuss the businesses and prospects of PPC and Hearst-Argyle.

       We have also considered certain financial and stock market data of PPC and Hearst-Argyle, and we have compared certain financial and stock market data for PPC with certain financial and stock market data for other publicly held companies in businesses similar to PPC and Hearst-Argyle, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of PPC's and Hearst-Argyle's managements as to the future financial performance of PPC and Hearst-Argyle, and the cost savings and other potential synergies (including the amount, timing, and achievability thereof) anticipated to result from the Merger. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PPC or Hearst-Argyle, nor have we been furnished with any such evaluations or appraisals. We have assumed, with your consent, that

CREDIT   FIRST                    CREDIT SUISSE FIRST BOSTON CORPORATION
SUISSE   BOSTON


       Board of Directors
       Hearst-Argyle Television, Inc.
       January 15, 1999
       Page 2

       the final terms of the amendment to the Merger Agreement will not vary materially from the terms described to us by representatives of Hearst-Argyle. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of the Hearst-Argyle Series A Common Stock actually will be when issued to PPC's shareholders pursuant to the Merger or the prices at which the Hearst-Argyle Series A Common Stock will trade subsequent to the Merger.

       We have acted as financial advisor to Hearst-Argyle in connection with the Merger and will receive a fee for our services, which fee is contingent upon the consummation of the Merger. In the past, we have provided certain financial services to Hearst-Argyle unrelated to the proposed Merger, for which services we have received compensation.

       In the ordinary course of our business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Hearst-Argyle and PPC for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

       It is understood that this letter is for the information of the Board of Directors of Hearst-Argyle in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities nor shall this letter be used for any other purposes, without our prior written consent.

       Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by Hearst-Argyle in the Merger is fair to Hearst-Argyle from a financial point of view.

       Very truly yours,

       CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                       ANNEX VI

  262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholders' shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263, or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 or this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
  (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts state therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitle to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of

Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      ANNEX VII

            RESTATED CERTIFICATE OF INCORPORATION OF PULITZER INC.

                                    * * * *

  PULITZER INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL")

  DOES HEREBY CERTIFY THAT:

    FIRST: The name of the Corporation is Pulitzer Inc. and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Secretary of State") was May 22, 1998.

    SECOND: The Board of Directors of the Corporation, by unanimous written consent pursuant to Section 141(f) of the GCL, adopted resolutions proposing and declaring advisable that the Certificate of Incorporation of the Corporation be restated and amended and directing submission of the following resolution to the sole stockholder of the Corporation for its consideration thereof.

  RESOLVED, that the text of the Certificate of Incorporation be restated and amended as follows:

                                  "ARTICLE I

                                     NAME

  The name of the corporation is Pulitzer Inc. (hereinafter referred to as the "Corporation").

                                  ARTICLE II

                               AGENT FOR SERVICE

  The name and address of the Corporation's agent for service of process in Delaware is:

    The Corporation Trust Company
    Corporation Trust Center
    1209 Orange Street
    Wilmington, Delaware
    County of New Castle

                                  ARTICLE III

                                    CAPITAL

  (1) Classes and Number of Shares.

  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 300,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

    A. 100,000,000 shares of Common Stock, $0.01 par value ("Common Stock").

    B. 100,000,000 shares of Class B Common Stock, $0.01 par value ("Class B Common Stock").

    C. 100,000,000 shares of Preferred Stock, $0.01 par value ("Preferred
  Stock").

  (2) Powers and Rights of the Common Stock and the Class B Common Stock.

  A. Voting Rights and Powers. Except as otherwise provided in this Restated Certificate of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Common Stock and the holders of any outstanding shares of Class B Common Stock shall vote together with the holders of any other outstanding shares of voting capital stock of the Corporation, without regard to class, and every holder of outstanding shares of Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Common Stock standing in his name, and every holder of the outstanding shares of Class B Common Stock shall be entitled to cast thereon ten votes in person or by proxy for each share of Class B Common Stock standing in his name. The holders of shares of Common Stock shall have the relevant class voting rights set forth in Article XIV.

  B. Dividends and Distributions.

  (i) Except as otherwise expressly provided in clause (ii) of this Section
(2)B, at any time shares of Class B Common Stock are outstanding, as and when dividends or other distributions payable in either cash, capital stock of the Corporation (other than Common Stock or Class B Common Stock) or other property of the Corporation may be declared by the Board of Directors, the amount of any such dividend payable on each share of Common Stock shall in all cases be equal to the amount of such dividend payable on each share of Class B Common Stock, and the amount of any such dividend payable on each share of Class B Common Stock shall in all cases be equal to the amount of the dividend payable on each share of Common Stock. Dividends and distributions payable in shares of Class B Common Stock may not be made on or to shares of any class of the Corporation's capital stock other than the Class B Common Stock, and dividends payable in shares of Common Stock may not be made on or to shares of any class of the Corporation's capital stock other than the Common Stock. If a dividend or distribution payable in shares of Common Stock shall be made on the shares of Common Stock, a dividend or distribution payable in shares of Class B Common Stock shall be made simultaneously on the shares of Class B Common Stock, and the number of shares of Class B Common Stock payable on each share of Class B Common Stock pursuant to such dividend or distribution shall be equal to the number of shares of Common Stock payable on each share of Common Stock pursuant to such dividend or distribution.

  (ii) In the case of any dividend or other distribution payable in stock of any corporation which immediately prior to the time of such dividend or other distribution is a wholly-owned subsidiary of the Corporation and which possesses authority to issue shares of capital stock with voting characteristics substantially similar to those of the shares of Common Stock and Class B Common Stock, respectively, provided in this Restated Certificate of Incorporation (an "Article III(2)B Subsidiary"), including a distribution pursuant to a stock dividend or division or split-up of the shares of the Corporation, (X) only shares of capital stock of an Article III(2)B Subsidiary with voting characteristics substantially similar to those of the Class B Common Stock ("Article III(2)B Subsidiary Class B Common Stock") shall be distributed with respect to shares of Class B Common Stock and only shares of capital stock of an Article III(2)B Subsidiary with voting characteristics substantially similar to those of the Common Stock ("Article III(2)B Subsidiary Common Stock") shall be distributed with respect to shares of Common Stock; (Y) the number of shares of Article III(2)B Subsidiary Class B Common Stock payable on each share of Class B Common Stock pursuant to such dividend or other distribution shall be equal to the number of shares of
Article III(2)B Subsidiary Common Stock payable on each share of Common Stock pursuant to such dividend or other distribution; and (Z) such dividends or other distributions of shares of Article III(2)B Subsidiary Common Stock and
Article III(2)B Subsidiary Class B Common Stock shall be made simultaneously.

  C. Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled under the resolutions authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided among the holders of the Common Stock and Class B Common Stock in such a manner that the amount of such net assets distributed to each share of Common Stock shall be equal to the amount of such net assets distributed to each share of Class B Common Stock.

  D. Issuance of the Class B Common Stock. Class B Common Stock may only be issued (i) in accordance with and pursuant to the terms of that certain Agreement and Plan of Merger among Pulitzer Publishing Company, a Delaware corporation which immediately prior to the filing of this Restated Certificate of Incorporation owned all of the issued and outstanding shares of capital stock of the Corporation ("Pulitzer Publishing"), the Corporation and Hearst-Argyle Television, Inc. (as amended, the "Merger Agreement") or (ii) in the form of a distribution or distributions pursuant to a stock dividend or division or split-up of the shares of Class B Common Stock and only then in respect of the issued shares of Class B Common Stock.

  E. Restrictions on Transfer of Class B Common Stock.

  (i) No record holder of shares of Class B Common Stock (each a "Class B Holder") may transfer, and the Corporation shall not register the transfer of, any shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except (X) in accordance with and pursuant to the terms of the Merger Agreement or (Y) to a Permitted Transferee (each a "Permitted Transfer"). The term Permitted Transferee has the following meanings with respect to each Class B Holder:

    (a) The following persons shall be "Permitted Transferees" of each Class B Holder who is a natural person:

      1. The spouse or former spouse of such Class B Holder; any Original Holder (as defined in clause (iii) of this Section (2)E) or the spouse or former spouse of any Original Holder; any lineal descendant of any Original Holder or of the spouse or former spouse of any Original Holder; and any spouse or former spouse of such lineal descendant (hereinafter such Class B Holder's "Family Members");

      2. The trustee or trustees of a voting trust of which a Controlling Number (as defined in clause (iii) of this Section (2)E) of such trustees are any of the following (each a "Qualified Person"): (i) such Class B Holder, (ii) one of such Class B Holder's Family Members, (iii) an executive officer (as defined in Rule 3b-7 of the General Rules and Regulations under the Exchange Act, as in effect on December 31, 1998) of the Corporation or any wholly-owned subsidiary of the Corporation,
    (iv) a director of the Corporation, or (v) any person who is the duly designated initial or subsequent successor of an Original Holder in accordance with the terms of such voting trust;

      3. The trustee or trustees of a trust (other than a voting trust) solely for the benefit of such Class B Holder or one or more of such Class B Holder's Permitted Transferees described in each subclause of this clause (a) other than subclause (2) or this subclause (3);

      4. Any organization contributions to which are deductible for federal income, estate or gift tax purposes or any split interest trust described in Section 4947 of the Internal Revenue Code as it may from time to time be amended, and of which a Controlling Number of the members of the Board of Directors or other governing body or group having the ultimate authority, inter alia, to vote, dispose or direct the voting or disposition of the shares of Class B Common Stock held by such organization ("Governing Body") are Qualified Persons (a "Charitable Organization");

      5. A corporation of which a majority of the outstanding shares of capital stock entitled to vote generally for the election of directors is beneficially owned by, or a partnership of which a majority of the partnership interests entitled to participate in the management of the partnership are beneficially owned by, or a limited liability company of which a majority of the membership interests entitled to participate in the management of the limited liability company are beneficially owned by, such Class B Holder or his or her Permitted Transferees described in each subclause of this clause (a) other than this subclause (5); and

      6. If the Class B Holder is deceased, bankrupt or insolvent, the estate of such Class B Holder.

    (b) In the case of one or more Class B Holders holding shares of Class B Common Stock as trustees pursuant to a voting trust or any other trust (other than a Charitable Organization or a trust described in clause (d) below) as a result of a Permitted Transfer, "Permitted Transferee" means, with respect to each share of Class B Common Stock so transferred to such trustees, (X) any person who transferred such share of Class B Common Stock to such trustees and (Y) any Permitted Transferee of any such transferor, and, with respect to each Subsequent Class B Share (as defined in clause (iii) of this Section (2)E) held by such trustees, any person who is a Permitted Transferee with respect to the share of Class B Common Stock in respect of which such Subsequent Class B Share was issued.

    (c) In the case of one or more Class B Holders holding shares of Class B Common Stock as trustees pursuant to a trust (other than a voting trust or a Charitable Organization) in effect immediately prior to the issuance of shares of Class B Common Stock in accordance with this Section (2)D, "Permitted Transferee" means (X) with respect to each share of Class B Common Stock so held, (i) any person who originally established the trust and any person who would be a Permitted Transferee thereof, (ii) any Original Holder or a Permitted Transferee thereof and (iii) any person to whom or for whose benefit any portion of the principal of the trust may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise and (Y) with respect to each Subsequent Class B Share so held, any person who is a Permitted Transferee with respect to the share of Class B Common Stock in respect of which such Subsequent Class B Share was issued.

    (d) In the case of any Charitable Organization that is a Class B Holder, "Permitted Transferee" means, (X) with respect to any share of Class B Common Stock transferred to such Charitable Organization in a Permitted Transfer, the transferor in such Permitted Transfer and any Permitted Transferee of such transferor and (Y) with respect to each Subsequent Class B Share held by such Charitable Organization, any person who is a Permitted Transferee with respect to the share of Class B Common Stock in respect of which such Subsequent Class B Share was issued.

    (e) In the case of a Class B Holder that is a corporation, partnership or limited liability company (other than a Charitable Organization) holding shares of Class B Common Stock as a result of a Permitted Transfer, "Permitted Transferee" means with respect to each share of Class B Common Stock so transferred to such corporation, partnership or limited liability company (X) any person who transferred such share of Class B Common Stock to such corporation, partnership or limited liability company and (Y) any Permitted Transferee of any such transferor, and, with respect to each Subsequent Class B Share held by such corporation, partnership or limited liability company, any person who is a Permitted Transferee with respect to the share of Class B Common Stock in respect of which such Subsequent Class B Share was issued.

    (f) In the case of a Class B Holder that is the estate of a deceased, bankrupt or insolvent Class B Holder, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder.

  (ii) Notwithstanding anything to the contrary set forth herein, any Class B Holder may (X) transfer shares of Class B Common Stock to any person who or which would have been a "Permitted Transferee" of shares of Class B Common Stock of Pulitzer Publishing in accordance with and pursuant to the terms of that certain Restated Certificate of Incorporation of Pulitzer Publishing, dated December 4, 1986, filed with the Secretary of State of Delaware on December 8, 1986 and in effect on December 31, 1998 and (Y) pledge shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Section (2)E. In the event of foreclosure or other similar action with respect to such shares by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.

  (iii) For purposes of this Section (2)E:

    (a) The term "Controlling Number" means the minimum number of trustees, in the case of a trust, or members of a Governing Body, in the case of any other form of entity, whose affirmative vote is necessary to take any action on, or whose negative vote, abstention or failure to attend is sufficient to prevent any action with respect to the voting or disposition of shares of capital stock held by such entity;

    (b) The term "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (c) The term "Original Holder" means any person to whom or to which Pulitzer Publishing distributed and transferred shares of Class B Common Stock of the Corporation in accordance with and pursuant to the terms of the Merger Agreement.

    (d) The term "Subsequent Class B Share" means any share of Class B Common Stock issued by the Corporation to a Class B Holder in respect of an existing share of Class B Common Stock held by such Class B Holder.

    (e) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

    (f) A minor for whom shares of Class B Common Stock are held pursuant to the Uniform Gifts to Minors Act, as in effect in any state, or any similar law, shall be considered a Class B Holder.

    (g) Unless otherwise specified, the term "person" means both natural persons and legal entities.

    (h) Without derogating from the election conferred upon the Corporation pursuant to paragraph (iv) below, each reference to a corporation shall include any successor corporation resulting from merger or consolidation; each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner; and each reference to a limited liability company shall include any successor legal entity resulting from merger or consolidation.

    (i) The term "beneficial owner" has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on December 31, 1998.

    (j) All references to "spouse or former spouse" shall include a deceased spouse.

  (iv) If at any time after the effective date of this Restated Certificate of Incorporation, any of the following events shall occur:

    (a) A Controlling Number of the trustees of any voting trust that is a Class B Holder shall cease to be Qualified Persons;

    (b) A Controlling Number of the Governing Body of any Charitable Organization that is a Class B Holder shall cease to be Qualified Persons; or

    (c) A corporation, partnership or limited liability company that first became a Class B Holder as a result of a Permitted Transfer shall thereafter by reason of any transfer of the beneficial ownership of the capital stock, partnership interests or membership interests thereof cease to be a Permitted Transferee of the transferor in such Permitted Transfer;

then, at any time after the occurrence of any such event, upon the election of the Corporation given by written notice to the trustees of such voting trust, Charitable Organization, corporation, partnership or limited liability company, as the case may be, without further action on anyone's part, each share of Class B Common Stock held by such entity shall be converted into one share of Common Stock, effective upon the giving of such notice, and the stock certificates formerly representing the shares of Class B Common Stock held by such entity shall thereupon and thereafter be deemed to represent such shares of Common Stock.

  (v) Anything contained in this Section (2)E to the contrary notwithstanding:

    (a) Shares of Class B Common Stock may be registered in the names of more than one person only if each person in whose name the shares of Class B Common Stock are to be registered is a Permitted Transferee of each such other person. If shares of Class B Common Stock are registered in the names of more than one person in accordance with this subclause (a), then any subsequent transfer of such shares of Class B Common Stock to any Permitted Transferee of any person in whose name such shares are registered shall be a Permitted Transfer.

    (b) Any transfer of shares of Class B Common Stock to the Corporation or any wholly-owned subsidiary of the Corporation, to an employee benefit plan established and maintained by the Corporation or any wholly-owned subsidiary of the Corporation or to any trustee or fiduciary with respect to any such plan in such capacity shall be a Permitted Transfer, and the Corporation or any wholly-owned subsidiary of the Corporation and any such plan, trustee or fiduciary shall be a Permitted Transferee of any Class B Holder.

  (vi) Any purported transfer of record or beneficial ownership of shares of Class B Common Stock other than in accordance with the terms of this Section
(2)E shall, without any action on anyone's part, result in the conversion of each share of the purportedly transferred share of Class B Common Stock into one share of Common Stock effective on the date of such purported transfer, and the stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Common Stock.

  (vii) Shares of Class B Common Stock shall be issued to or registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. The Corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Common Stock on the Corporation's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that the registered owner of such shares is in fact the beneficial owner of such shares. Notwithstanding the foregoing, shares of Class B Common Stock may be issued to or registered in the name(s) of the trustee(s) of any trust who or which is a Permitted Transferee.

  (viii) The Corporation shall note on the certificates for shares of Class B Common Stock that the shares represented by such certificates are subject to the restrictions on transfer and registration of transfer imposed by this Section (2)E.

  F. Conversion of the Class B Common Stock. Each share of the Class B Common Stock may at any time be converted at the election of the holder thereof into one share of the Common Stock. Any holder of shares of Class B Common Stock may elect to convert any or all of such shares at one time or at various times in such holder's discretion. Such right shall be exercised by the surrender of the certificate representing each share of Class B Common Stock to be converted to the Corporation at its principal executive offices, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation) by instruments of transfer, in form satisfactory to the Corporation, duly executed by such holder or his duly authorized attorney. The issuance of a certificate or certificates for shares of the Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate or certificates for shares of Common Stock is or are to be issued in a name other than that of the holder of the shares of Class B Common Stock to be converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any such transfer, or shall establish to the satisfaction of the Corporation that such tax has been paid. As promptly as practicable after the surrender for conversion of a certificate or certificates representing shares of Class B Common Stock and the payment of any tax as hereinabove provided, the Corporation will deliver to, or upon the written order of, the holder of such certificate or certificates, a certificate or certificates representing the number of shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing shares of Class B Common Stock (or, if on such date the transfer books of the Corporation shall be closed, then immediately prior to the close of business on the first date thereafter that said books shall be open), and all rights of such holder arising from ownership of shares of Class B Common Stock shall cease at such time, and the person or persons in whose name or names the certificate or certificates representing shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time and shall have and may exercise all the rights and powers appertaining thereto. No adjustments in respect of past cash dividends shall be made upon the conversion of any share of Class B Common Stock;

provided, that, if any shares of Class B Common Stock shall be converted into shares of Common Stock subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered holder of such shares of Class B Common Stock at the close of business on such record date shall be entitled to receive on the payment date, with respect to the shares of Common Stock received upon such conversion, the dividend or other distribution which would have been payable had such shares of Common Stock been outstanding and held of record on such dividend record date by the registered holder on such dividend record date of the shares of Class B Common Stock so converted in lieu of the dividend otherwise payable on the shares of Class B Common Stock so converted. The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of outstanding shares of Class B Common Stock, such number of shares of Common Stock as may be issuable upon the conversion of all such outstanding shares of Class B Common Stock; provided, that, the Corporation may deliver shares of Common Stock which are held in the treasury of the Corporation for shares of Class B Common Stock to be converted. If any share of Common Stock requires registration with or approval of any governmental authority under any federal or state law before such share of Common Stock may be issued upon conversion, the Corporation will endeavor to cause such share to be duly registered or approved, as the case may be. The Corporation will endeavor to list shares of Common Stock required to be delivered upon conversion prior to such delivery upon any national securities exchange or national market system on which the outstanding shares of Common Stock may be listed at the time of such delivery. All shares of Common Stock which may be issued upon conversion of shares of Class B Common Stock will, upon issuance, be fully paid and nonassessable. The aggregate amount of stated capital represented by shares of Common Stock issued upon conversion of shares of Class B Common Stock shall be the same as the aggregate amount of stated capital represented by the shares of Class B Common Stock so converted.

  G. Mandatory Conversion of Class B Common Stock. At any time when the aggregate voting power of all outstanding shares of Class B Common Stock as reflected on the stock transfer books of the Corporation falls below 20% of the aggregate voting power of all outstanding shares of Common Stock and Class B Common Stock of the Corporation, or when the Board of Directors and the holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all of the shares of Class B Common Stock into Common Stock, then, immediately upon the occurrence of either such event, without any action on anyone's part, the outstanding shares of Class B Common Stock shall be converted into shares of Common Stock in accordance with Section (2)F above. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the number of shares of Common Stock into which such shares of Class B Common Stock are convertible.

  H. Other Rights. Except as otherwise required by the General Corporation Law of the State of Delaware or as otherwise provided in this Restated Certificate of Incorporation, each share of Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights.

  (3) Powers and Rights of the Preferred Stock.

  The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation (other than shares of Class B Common Stock) and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law. The holders of shares of Preferred Stock shall have the relevant class voting rights set forth in
Article XIV.

  (4) Issuance of the Common Stock and the Preferred Stock.

  The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Restated Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

                                  ARTICLE IV

                       NAME AND ADDRESS OF INCORPORATOR

  The name and mailing address of the sole incorporator is as follows:

    Richard A. Palmer, Esq.
    Fulbright & Jaworski L.L.P.
    666 Fifth Avenue
    New York, New York 10103

                                   ARTICLE V

                                   DIRECTORS

  (l) Power of the Board of Directors. The property and business of the Corporation shall be controlled and managed by or under the direction of its Board of Directors. In furtherance, and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:

    (a) To make, alter, amend or repeal the By-Laws of the Corporation, but only in accordance with the provisions of Article XIII; provided, that no By-Laws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such By-Laws had not been adopted;

    (b) To determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the property, business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for Board meetings, as well as the manner of taking Board action; and

    (c) To exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Restated Certificate of Incorporation, and the By-Laws of the Corporation.

  (2) Number and Qualifications of Directors; Classified Board of
Directors. The number of directors constituting the entire Board of Directors shall be fixed at a number not less than six by, or in the manner provided in, the By-Laws. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, with the mode of such classification to be set forth in the By-Laws. Except as otherwise provided in the By-Laws with respect to the implementation of this Article V, directors shall be elected to hold office for a term of three years, with the term of office of one class of directors expiring each year. As used in this Restated Certificate of Incorporation, the term "entire Board of Directors" means the total number of directors fixed by, or in the manner provided in, the By-Laws.

  (3) Nominations. Subject to the rights of holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock and the Class B Common Stock) then outstanding, nominations for the election of directors may be made by the affirmative vote of a majority of the entire Board of Directors or by any stockholder of record entitled to vote generally in the election of directors. However, any stockholder of record entitled to vote generally in the election of directors desiring to nominate one or more persons for election as directors at any meeting of stockholders may do so only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth: (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

  (4) Vacancies. Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock and the Class B Common Stock) then outstanding, any vacancies in the Board of Directors for any reason, including by reason of any increase in the number of directors, shall, if occurring prior to the expiration of the term of office of the class in which such vacancy occurs, be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, and any directors so elected shall hold office until the next election of directors.

  (5) Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock and the Class B Common Stock) then outstanding,
(i) any director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his term of office, with or without cause, only by the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, at a special meeting of stockholders called expressly for that purpose; and (ii) any director may be removed from office by the affirmative vote of a majority of the entire Board of Directors, at any time prior to the expiration of his term of office, as provided by law, in the event a director fails to meet the qualifications stated in the By-Laws for election as a director or in the event such director is in breach of any agreement between such director and the Corporation relating to such director's service as a director or employee of the Corporation.

                                  ARTICLE VI

                                   DURATION

  The Corporation shall have perpetual existence.

                                  ARTICLE VII

                                   PURPOSES

  The nature of the business or purposes to be conducted or promoted by the Corporation shall be to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                 ARTICLE VIII

                            STOCKHOLDERS' MEETINGS

  Special meetings of stockholders of the Corporation may be called only by
(i) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, (ii) the Chairman of the Board, (iii) the Vice Chairman of the Board, (iv) the President, or (v) by the holders of record of at least 50.1% of the aggregate voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, acting together as a single class.

                                  ARTICLE IX

                             BUSINESS COMBINATIONS

  (1) Certain Definitions. For the purposes of this Article:

    A. "Affiliate" or "Associate" have the meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on December 31, 1998.

    B. "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on December 31, 1998.

    C. "Business Combination" means:

      (i) any merger or consolidation of the Corporation or any Subsidiary with (a) an Interested Stockholder or (b) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

      (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder of any assets of the Corporation or any Subsidiary including, without limitation, any voting securities of a Subsidiary having an aggregate Fair Market Value of not less than 1% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

      (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of not less than 1% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

      (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any spin-off or split-up of any kind of the Corporation or any Subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

      (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (a) any class of equity securities of the Corporation or any Subsidiary or (b) any class of securities of the Corporation or any Subsidiary convertible into equity securities of the Corporation or any Subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates; or

      (vi) any other transaction with an Interested Stockholder or its Affiliates or Associates which requires the approval of the stockholders under the General Corporation Law of Delaware; or

      (vii) any agreement, contract or other arrangement providing for any one or more of the actions specified in clauses (i) through (vi) of this Section (1)C.

    D. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price, or if closing sale prices are not reported, the closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the Nasdaq Stock Market, Inc. or any similar interdealer quotation system then in use, or, if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as is determined by a majority of the Board of Directors in good faith.

    E. "Interested Stockholder" means any Person (other than the Corporation or any Subsidiary, any employee benefit plan maintained by the Corporation or any Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) who or which:

      (i) is, or was at any time within the two-year period immediately prior to the date in question, the Beneficial Owner of 10% or more of the then outstanding Voting Stock of the Corporation, provided, however, that any Person who or which, immediately prior to the effective time of the impending merger between Pulitzer Publishing and Hearst-Argyle Television, Inc., a Delaware corporation, is the Beneficial Owner of 10% or more of the outstanding Class B Common Stock of the Corporation, or the Permitted Transferee of any such Person, shall not be an Interested Stockholder; or

      (ii) is an assignee of, or has otherwise succeeded to, any shares of Voting Stock of the Corporation of which an Interested Stockholder was the Beneficial Owner at any time within the two-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.

    For the purpose of determining whether a Person is an Interested Stockholder, the outstanding Voting Stock of the Corporation shall include unissued shares of Voting Stock of the Corporation of which the Interested Stockholder is the Beneficial Owner but shall not include any other shares of Voting Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Interested Stockholder.

    F. A "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act.

    G. "Subsidiary" means any corporation of which the Corporation owns, directly or indirectly, (i) a majority of the outstanding shares of equity securities of such corporation, or (ii) shares having a majority of the aggregate voting power of all outstanding shares of Voting Stock of such corporation. For the purpose of determining whether a corporation is a Subsidiary, the outstanding Voting Stock and shares of equity securities thereof shall include unissued shares of which the Corporation is the Beneficial Owner but shall not include any other shares of Voting Stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants, or options, or otherwise, to any Person other than the Corporation.

    H. "Voting Stock" means outstanding shares of capital stock of the relevant corporation entitled to vote generally in the election of directors.

  (2) Vote for Business Combinations. In addition to any affirmative vote required by law or by this Restated Certificate of Incorporation, unless a Business Combination shall have been approved by the affirmative vote of not less than a majority of the entire Board of Directors, any Business Combination shall require the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding shares of the Voting Stock of the Corporation, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

  (3) Powers of Board of Directors. A majority of the Board of Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (A) whether a Person is an Interested Stockholder, (B) the number of shares of Voting Stock of the Corporation beneficially owned by any Person, (C) whether a Person is an Affiliate or Associate of another, and (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of not less than 1% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; and the good faith determination of a majority of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article.

  (4) Amendment, Repeal. Notwithstanding any other provisions of this Restated Certificate of Incorporation or By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, the other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation), and in addition to any requirement of the General Corporation Law of Delaware, the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding shares of Voting Stock of the Corporation held by stockholders other than an Interested Stockholder or its Affiliates or Associates, voting together as a single class, shall be required to amend or repeal, or to adopt any provisions inconsistent with, this Article IX; provided, however, that the preceding provision shall not be applicable to any amendment or repeal or adoption of any provision inconsistent with this Article IX, and such amendment or repeal or adoption of any provision inconsistent with this Article IX shall require only such affirmative vote as is required by law and any other provisions of this Restated Certificate of Incorporation, if such amendment or repeal or adoption shall have been approved by a majority vote of the members of the Board of Directors who are not Interested Stockholders or Affiliates or Associates of Interested Stockholders.

  (5) No Effect on Fiduciary Obligations. Nothing contained in this Article shall be construed to relieve the members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law.

                                   ARTICLE X

                          DELIBERATIONS OF DIRECTORS

  The Board of Directors of the Corporation, when evaluating any offer of another party to make a tender or exchange offer for any equity security of the Corporation, to merge or consolidate the Corporation with another corporation or to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to the effect of such a transaction on the editorial and publishing integrity and the character and quality of the Corporation's newspaper and other operations, all other relevant factors, including, without limitation, the social, legal and economic effects on the employees, customers, suppliers and other affected persons, firms and corporations and on the communities and geographical areas in which the Corporation and its subsidiaries operate or are located and on any of the businesses and properties of the Corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant.

                                  ARTICLE XI

                                INDEMNIFICATION

  (1) Action Not By or on Behalf of Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

  (2) Action By or on Behalf of Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

  (3) Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (1) or (2) of this Article XI, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  (4) Determination of Right to Indemnification in Certain Circumstances. Any indemnification under Section (1) or (2) of this Article XI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in this Article. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (A) by a majority vote of the directors who are not parties to such action, suit or proceeding , even though less than a quorum, or (B) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (C) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (D) by the stockholders.

  (5) Advance Payment of Expenses. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

  (6) Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any director, officer, employee or agent of the Corporation providing indemnification for such person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Corporation, that arises by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

  (7) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article XI.

  (8) Certain Definitions. For the purposes of this Article XI, (A) any director, officer, employee or agent of the Corporation who shall serve as a director, officer, employee or agent of any other corporation, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (B) any director, officer, employee or agent of any subsidiary corporation, joint venture, trust or other enterprise wholly-owned by the Corporation, shall be deemed to be serving as such director, officer, employee or agent at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director, officer, employee or agent at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article XI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article XI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article XI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article XI.

  (9) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (10) The Delaware Court of Chancery shall have exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this Article XI or under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise. The Delaware Court of Chancery may summarily determine the Corporation's obligation to advance expenses (including attorneys' fees).
  (11) A director's liability to the Corporation for breach of duty to the Corporation or its stockholders shall be limited to the fullest extent permitted by Delaware law as now in effect or hereafter amended. In particular, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (C) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended; or (D) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE XII

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power; provided, that, notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of Delaware, the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change, repeal, or adopt any provision or provisions inconsistent with, Section (2), (3) or (4) of Article III, Articles V, VIII, IX, XI, XIII, XIV or this Article XII of this Restated Certificate of Incorporation unless such amendment, alteration, repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of a majority of the entire Board of Directors, in which case the percentage required shall be as specified by the General Corporation Law of Delaware.

                                 ARTICLE XIII

                             AMENDMENT OF BY-LAWS

  The By-Laws of the Corporation may be amended, altered, changed or repealed, and a provision or provisions inconsistent with the provisions of the By-Laws as they exist from time to time may be adopted, only by the majority of the entire Board of Directors or by the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of Delaware.

                                  ARTICLE XIV

                                 VOTING RIGHTS

  (1) Common Stock. In addition to any other approval required by law or by this Restated Certificate of Incorporation, the affirmative vote of a majority of the then outstanding shares of Common Stock, voting separately as a class, shall be necessary to approve any consolidation of the Corporation with another corporation, any merger of the Corporation into another corporation or any merger of any other corporation into the Corporation pursuant to which shares of Common Stock or Class B Common Stock are converted into or exchanged for any securities or any other consideration, unless, pursuant to such consolidation or merger, each share of Common Stock will receive consideration of a type identical to the type to be received by each share of Class B Common Stock and each share of Common Stock will receive consideration in an amount equal to the amount to be received by each share of Class B Common Stock.
  (2) Preferred Stock. In addition to any other approval required by law or by this Restated Certificate of Incorporation, each particular series of any class of Preferred Stock shall have such right to vote, if any, as shall be fixed in the resolution or resolutions, adopted by the Board of Directors, providing for the issuance of shares of such particular series.

  (3) Agreement of Merger or Consolidation. In addition to any other approval required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to approve any consolidation of the Corporation with another corporation, any merger of the Corporation into another corporation or any merger of any other corporation into the Corporation other than any merger between the

Corporation and any corporation in which at least 90 percent of the outstanding shares of each class of stock is owned by the Corporation, unless any such transaction is approved by the Board of Directors by the affirmative vote of a majority of the entire Board of Directors, in which case the percentage required shall be as specified by the General Corporation Law of Delaware.

  (4) Sale of Assets. In addition to any other approval required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of record of at least 66 2/3% of the aggregate voting power of all outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to authorize any sale, lease, or exchange of all or substantially all of the Corporation's property and assets, including its goodwill and its corporate franchises, unless any such transaction is deemed expedient and for the best interests of the Corporation by the Board of Directors by the affirmative vote of a majority of the entire Board of Directors, in which case the percentage required shall be as specified by the General Corporation Law of Delaware.

                                  ARTICLE XV

  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation."

  THIRD: Effective upon filing with the Secretary of State, this Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation.

  FOURTH: In lieu of a special meeting, the sole stockholder of the Corporation has given its written consent to said restatement and amendment in accordance with the provisions of Section 228 of the GCL.

  FIFTH: This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the GCL.

  SIXTH: The capital of the Corporation will not be reduced under or by reason of any amendment in this Restated Certificate of Incorporation.

  IN WITNESS WHEREOF, PULITZER INC. has caused this Restated Certificate of Incorporation to be signed by its Senior Vice President--Finance and attested to by its Secretary this 5th day of February, 1999.

                                          PULITZER INC.

                                             /s/ Ronald H. Ridgway
                                          By: _________________________________
                                             Ronald H. Ridgway
                                             Senior Vice President--Finance

Attest:

/s/ James V. Maloney
-------------------------------------
James V. Maloney
Secretary

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

  Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

  Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for in Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

  Article Seven of the Hearst-Argyle Amended and Restated Certificate of Incorporation provides that Hearst-Argyle shall indemnify to the fullest extent permitted by the DGCL any and all of its directors and officers, or former directors and officers, or any person who may have served at Hearst-Argyle's request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise.

  Article Eight of the Hearst-Argyle Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL a director or former director of Hearst-Argyle shall not be personally liable to Hearst-Argyle or its stockholders for monetary damages for breach of fiduciary duty as a director.

  Hearst-Argyle maintains liability insurance insuring its officers and directors against liabilities that they may incur in such capacities, including liabilities arising under the Federal securities laws other than liabilities arising out of the filing of a registration statement with the Securities and Exchange Commission.

Item 21. Exhibits and Financial Statement Schedules

  (a) Exhibits:

   Exhibit
     No.                                Description
   -------                              -----------
    2.1    Amended and Restated Agreement and Plan of Merger, dated as of May
           25, 1998, by and among Pulitzer Publishing Company, Pulitzer Inc.
           and the Company (included herewith as Appendix A to the Joint Proxy
           Statement/Prospectus).
    3.1    Amended and Restated Certificate of Incorporation of the Company
           (incorporated by reference to Appendix C of the Company's
           Registration Statement on Form S-4 (File No. 333-32487)).
    3.2    Amended and Restated Bylaws of the Company.
    4.1    Form of Indenture relating to the Senior Subordinated Notes due 2005
           (including form of security) (incorporated by reference to Exhibit
           4.1 of Argyle's Form 10-K for the fiscal year ending December 31,
           1996).
    4.2    First Supplemental Indenture dated as of June 1, 1996 among KHBS
           Argyle Television, Inc. and Arkansas Argyle Television, Inc. and
           United States Trust Company of New York (incorporated by reference to Argyle's Current Report on Form 8-K dated June 11, 1996).
    4.3    Second Supplemental Indenture dated as of August 29, 1997 among KMBC
           Hearst-Argyle Television, Inc., WBAL Hearst-Argyle Television, Inc.,
           WCVB Hearst-Argyle Television, Inc., WISN Hearst-Argyle Television,
           Inc., WTAE Hearst-Argyle Television, Inc. and United States Trust
           Company of New York (incorporated by reference to Exhibit 4.8 of the
           Company's Registration Statement on Form S-3 (File No. 333-32487)).
    4.4    Third Supplemental Indenture dated as of February 26, 1998 among the
           Company, Hearst-Argyle Television Stations, Inc., KMBC Hearst-Argyle
           Television, Inc., WBAL Hearst-Argyle Television, Inc., WCVB Hearst-
           Argyle Television, Inc., WISN Hearst-Argyle Television, Inc., WTAE
           Hearst-Argyle Television, Inc., WAPT Hearst-Argyle Television, Inc.,
           KITV Hearst-Argyle Television, Inc., KHBS Hearst-Argyle Television,
           Inc., Ohio/Oklahoma Hearst-Argyle Television, Inc., Jackson Hearst-
           Argyle Television, Inc., Hawaii Hearst-Argyle Television, Inc.,
           Arkansas Hearst-Argyle Television, Inc. and United States Trust
           Company of New York (incorporated by reference to Exhibit 4.1 of the
           Company's Form 10-K for the fiscal year ending December 31, 1997).
    4.5    Form of Note for Senior Subordinated Notes due 2005 (included in
           Exhibit 4.1).
    4.6    Indenture, dated as of November 13, 1997, between the Company and
           Bank of Montreal Trust Company, as trustee (incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K
           dated November 13, 1997).
    4.7    First Supplemental Indenture, dated as of November 13, 1997, between the Company and Bank of Montreal Trust Company, as trustee
           (incorporated by reference to Exhibit 4.2 of the Company's Current
           Report on Form 8-K dated November 13, 1997).
    4.8    Global Note representing $125,000,000 of 7% Senior Notes Due
           November 15, 2007 (incorporated by reference to Exhibit 4.3 of the
           Company's Current Report on Form 8-K dated November 13, 1997).
    4.9    Global Note representing $175,000,000 of 7 1/2% Debentures Due
           November 15, 2027 (incorporated by reference to Exhibit 4.4 of the
           Company's Current report on Form 8-K dated January 13, 1998).
    4.10   Second Supplemental Indenture, dated as of January 13, 1998, between the Company and Bank of Montreal Trust Company, as trustee
           (incorporated by reference to Exhibit 4.3 of the Company's Current report on Form 8-K dated January 13, 1998).

   Exhibit
     No.                                Description
   -------                              -----------
    4.11   Specimen of the stock certificate for the Company's Series A Common
           Stock, $.01 par value per share (incorporated by reference to
           Exhibit 4.3 of the Company's Form 8A/A dated September 5, 1997).
    4.12   Form of Registration Rights Agreement among the Company and the
           Holders (incorporated by reference to Exhibit B to Exhibit 2.1 of the Company's Registration Statement on Form S-4 (File No. 333-
           32487)).
    4.13   Form of Note Purchase Agreement, dated December 1, 1998, by and among the Company, as issuer of the notes to be purchased thereunder and the note purchasers named therein (including form of note attached as an exhibit thereto).
    5.1    Opinion of Rogers & Wells LLP regarding legality of securities to be issued.
    8.1    Opinion of Rogers & Wells LLP regarding federal tax matters.
    8.2    Opinion of Fulbright & Jaworski L.L.P. regarding federal tax matters.
   23.1    Consent of Rogers & Wells LLP (contained in the opinions filed as
           Exhibits 5.1 and 8.1).
   23.2    Consent of Fulbright & Jaworski L.L.P. (contained in the opinion filed as Exhibit 8.2).
   23.3    Consent of Deloitte & Touche LLP.
   23.4    Consent of Deloitte & Touche LLP.
   23.5    Consent of Ernst & Young LLP.
   23.6    Consent of PricewaterhouseCoopers, LLP.
   23.7    Consent of Credit Suisse First Boston Corporation (see Exhibit No.
           99.1).
   23.8    Consent of Goldman, Sachs & Co. (see Exhibit No. 99.2).
   23.9    Consent of Michael E. Pulitzer.
   23.10   Consent of Ken J. Elkins.
   24.1    Powers of Attorney (contained on signature page hereto).
   99.1    Consent of Credit Suisse First Boston Corporation.
   99.2    Consent of Goldman, Sachs & Co.

  (b) Financial Statement Schedules:

    None.

  (c) Reports, Opinions and Appraisals:

  The opinion of Goldman, Sachs & Co. (attached as Annex IV to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement and therefore not filed as an exhibit to this Registration Statement).

  The opinion of Credit Suisse First Boston Corporation (attached as Annex V to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement and therefore not filed as an exhibit to this Registration Statement).

Item 22. Undertakings.

  (a) The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to this request.

  (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, Hearst-Argyle Television, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of February, 1999.

                                          Hearst-Argyle Television, Inc.

                                                      /s/ Bob Marbut
                                          By __________________________________
                                             Bob Marbut Chairman of the Board
                                                            and
                                                Co-Chief Executive Officer


                               POWER OF ATTORNEY

  KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bob Marbut, John G. Conomikes and Dean H. Blythe, and each of them, such individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 and any and all applications and other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signatures                        Title                 Date

           /s/ Bob Marbut              Chairman of the           February 11,
-------------------------------------   Board and Co-Chief           1999
             Bob Marbut                 Executive Officer
                                        (Principal
                                        Executive Officer)

        /s/ John G. Conomikes          President and Co-         February 11,
-------------------------------------   Chief Executive              1999
          John G. Conomikes             Officer (Principal
                                        Executive Officer)

        /s/ David J. Barrett           Executive Vice            February 11,
-------------------------------------   President, Chief             1999
          David J. Barrett              Operating Officer
                                        and Director

         /s/ Harry T. Hawks            Chief Financial           February 11,
-------------------------------------   Officer, Senior              1999
           Harry T. Hawks               Vice President and
                                        Principal Financial
                                        Officer

          /s/ Teresa Lopez            Vice President and       February 11,
------------------------------------   Controller                  1999
            Teresa Lopez               (Principal
                                       Accounting
                                       Officer)

     /s/ Frank A. Bennack, Jr.        Director                 February 11,
------------------------------------                               1999
       Frank A. Bennack, Jr.

        /s/ Victor F. Ganzi           Director                 February 11,
------------------------------------                               1999
          Victor F. Ganzi

                                      Director
------------------------------------
       George R. Hearst, Jr.

     /s/ William R. Hearst III        Director                 February 11,
------------------------------------                               1999
       William R. Hearst III

                                      Director
------------------------------------
         Gilbert C. Maurer

          /s/ David Pulver            Director                 February 11,
------------------------------------                               1999
            David Pulver

       /s/ Virginia H. Randt          Director                 February 11,
------------------------------------                               1999
         Virginia H. Randt

      /s/ Caroline L. Williams        Director                 February 11,
------------------------------------                               1999
        Caroline L. Williams

                                 EXHIBIT INDEX

   Exhibit
     No.                                Description
   -------                              -----------
    2.1    Amended and Restated Agreement and Plan of Merger, dated as of May
           25, 1998, by and among Pulitzer Publishing Company, Pulitzer Inc.
           and the Company (included herewith as Appendix A to the Joint Proxy
           Statement/Prospectus).
    3.1    Amended and Restated Certificate of Incorporation of the Company
           (incorporated by reference to Appendix C of the Company's
           Registration Statement on Form S-4 (File No. 333-32487)).
    3.2    Amended and Restated Bylaws of the Company.
    4.1    Form of Indenture relating to the Senior Subordinated Notes due 2005
           (including form of security) (incorporated by reference to Exhibit
           4.1 of Argyle's Form 10-K for the fiscal year ending December 31,
           1996).
    4.2    First Supplemental Indenture dated as of June 1, 1996 among KHBS
           Argyle Television, Inc. and Arkansas Argyle Television, Inc. and
           United States Trust Company of New York (incorporated by reference to Argyle's Current Report on Form 8-K dated June 11, 1996).
    4.3    Second Supplemental Indenture dated as of August 29, 1997 among KMBC
           Hearst-Argyle Television, Inc., WBAL Hearst-Argyle Television, Inc.,
           WCVB Hearst-Argyle Television, Inc., WISN Hearst-Argyle Television,
           Inc., WTAE Hearst-Argyle Television, Inc. and United States Trust
           Company of New York (incorporated by reference to Exhibit 4.8 of the
           Company's Registration Statement on Form S-3 (File No. 333-32487)).
    4.4    Third Supplemental Indenture dated as of February 26, 1998 among the
           Company, Hearst-Argyle Television Stations, Inc., KMBC Hearst-Argyle
           Television, Inc., WBAL Hearst-Argyle Television, Inc., WCVB Hearst-
           Argyle Television, Inc., WISN Hearst-Argyle Television, Inc., WTAE
           Hearst-Argyle Television, Inc., WAPT Hearst-Argyle Television, Inc.,
           KITV Hearst-Argyle Television, Inc., KHBS Hearst-Argyle Television,
           Inc., Ohio/Oklahoma Hearst-Argyle Television, Inc., Jackson Hearst-
           Argyle Television, Inc., Hawaii Hearst-Argyle Television, Inc.,
           Arkansas Hearst-Argyle Television, Inc. and United States Trust
           Company of New York (incorporated by reference to Exhibit 4.1 of the
           Company's Form 10-K for the fiscal year ending December 31, 1997).
    4.5    Form of Note for Senior Subordinated Notes due 2005 (included in
           Exhibit 4.1).
    4.6    Indenture, dated as of November 13, 1997, between the Company and
           Bank of Montreal Trust Company, as trustee (incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K
           dated November 13, 1997).
    4.7    First Supplemental Indenture, dated as of November 13, 1997, between the Company and Bank of Montreal Trust Company, as trustee
           (incorporated by reference to Exhibit 4.2 of the Company's Current
           Report on Form 8-K dated November 13, 1997).
    4.8    Global Note representing $125,000,000 of 7% Senior Notes Due
           November 15, 2007 (incorporated by reference to Exhibit 4.3 of the
           Company's Current Report on Form 8-K dated November 13, 1997).
    4.9    Global Note representing $175,000,000 of 7 1/2% Debentures Due
           November 15, 2027 (incorporated by reference to Exhibit 4.4 of the
           Company's Current report on Form 8-K dated January 13, 1998).
    4.10   Second Supplemental Indenture, dated as of January 13, 1998, between the Company and Bank of Montreal Trust Company, as trustee
           (incorporated by reference to Exhibit 4.3 of the Company's Current report on Form 8-K dated January 13, 1998).

   Exhibit
     No.                                Description
   -------                              -----------
    4.11   Specimen of the stock certificate for the Company's Series A Common
           Stock, $.01 par value per share (incorporated by reference to
           Exhibit 4.3 of the Company's Form 8A/A dated September 5, 1997).
    4.12   Form of Registration Rights Agreement among the Company and the
           Holders (incorporated by reference to Exhibit B to Exhibit 2.1 of the Company's Registration Statement on Form S-4 (File No. 333-
           32487)).
    4.13   Form of Note Purchase Agreement, dated December 1, 1998, by and among the Company, as issuer of the notes to be purchased thereunder and the note purchasers named therein (including form of note attached as an exhibit thereto).
    5.1    Opinion of Rogers & Wells LLP regarding legality of securities to be issued.
    8.1    Opinion of Rogers & Wells LLP regarding federal tax matters.
    8.2    Opinion of Fulbright & Jaworski L.L.P. regarding federal tax matters.
   23.1    Consent of Rogers & Wells LLP (contained in the opinions filed as
           Exhibits 5.1 and 8.1).
   23.2    Consent of Fulbright & Jaworski L.L.P. (contained in the opinion filed as Exhibit 8.2).
   23.3    Consent of Deloitte & Touche LLP.
   23.4    Consent of Deloitte & Touche LLP.
   23.5    Consent of Ernst & Young LLP.
   23.6    Consent of PricewaterhouseCoopers, LLP.
   23.7    Consent of Credit Suisse First Boston Corporation (see Exhibit No.
           99.1).
   23.8    Consent of Goldman, Sachs & Co. (see Exhibit No. 99.2).
   23.9    Consent of Michael E. Pulitzer.
   23.10   Consent of Ken J. Elkins.
   24.1    Powers of Attorney (contained on signature page hereto).
   99.1    Consent of Credit Suisse First Boston Corporation.
   99.2    Consent of Goldman, Sachs & Co.